As filed with the Securities and Exchange Commission on January 28, 2014

Registration No. 333-192736

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

New Media Investment Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	2711	38-3910250
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1345 Avenue of the Americas

New York, New York, 10105

212-479-3160

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cameron D. MacDougall, Esq.

Fortress Investment Group LLC

1345 Avenue of the Americas

New York, New York 10105

212-479-1522

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Duane McLaughlin, Esq.

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

(212) 225-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price per Share	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)(4)
Common stock, par value $0.01 per share	25,373,120	N/A(2)	$329,175,635	$42,397.82

(1)	This prospectus (“Prospectus”) relates to shares of common stock, par value $0.01 per share, of New Media Investment Group Inc. (“New Media” or the “Registrant”) which will be distributed pursuant to a spin-off transaction to the holders of common stock, par value $0.01 per share, of Newcastle Investment Corp. (“Newcastle”). The amount of New Media common stock to be registered represents the maximum number of shares of New Media common stock that will be distributed to the holders of Newcastle common stock upon consummation of the spin-off. Immediately prior to the time of the spin-off, Newcastle will hold approximately 84.6% of New Media’s outstanding shares of common stock.
(2)	Not included pursuant to Rule 457(o) under the Securities Act.
(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(2) of the Securities Act. The Company estimates that the book value of the securities to be registered is equal to $329,175,635, which represents approximately 84.6% of the book value of New Media as of September 29, 2013.
(4)	Previously paid.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED JANUARY 28, 2014

New Media Investment Group Inc.

Common Stock

(Par Value, $0.01 per share)

This Prospectus is being furnished to you as a stockholder of Newcastle Investment Corp. (“Newcastle”) in connection with the planned distribution (the “Distribution” or the “spin-off”) by Newcastle to its stockholders of all the shares of common stock, par value $0.01 per share, of New Media Investment Group Inc. (“New Media”) (the “Common Stock”) held by Newcastle immediately prior to the spin-off. Immediately prior to the time of the Distribution, Newcastle will hold 84.6% of New Media’s outstanding shares of Common Stock.

At the time of the Distribution, Newcastle will distribute all of the outstanding shares of Common Stock held by Newcastle on a pro rata basis to holders of Newcastle common stock. Each share of Newcastle common stock outstanding as of 5:00 PM, Eastern Time, on February 6, 2014, the record date for the spin-off (the “Record Date”), will entitle the holder thereof to receive 0.07219 shares of Common Stock. The Distribution will be made in book-entry form. Fractional shares of Common Stock will not be distributed in the spin-off. Holders of Newcastle common stock will receive cash in lieu of fractional shares of New Media Common Stock.

The Distribution will be effective after the close of trading on the New York Stock Exchange (the “NYSE”) on February 13, 2014, which we refer to hereinafter as the “Distribution Date.” Immediately after the Distribution is completed, we will be a publicly traded company independent from Newcastle.

No action will be required of you to receive shares of Common Stock, which means that:

•	no vote of Newcastle stockholders is required in connection with this Distribution and we are not asking you for a proxy and you are requested not to send us a proxy;

•	you will not be required to pay for the shares of our Common Stock that you receive in the Distribution; and

•	you do not need to surrender or exchange any of your shares of Newcastle common stock in order to receive shares of our Common Stock, or take any other action in connection with the spin-off.

There is currently no trading market for our Common Stock, although we expect that a limited market, commonly known as a “when-issued” trading market, will develop on or shortly before the Record Date for the Distribution, and we expect “regular-way” trading of New Media Common Stock on a major U.S. national securities exchange to begin on the first trading day following the completion of the Distribution. New Media’s Common Stock has been authorized for listing on the NYSE under the symbol “NEWM,” subject to official notice of issuance.

In reviewing this Prospectus, you should carefully consider the matters described under “Risk Factors” beginning on page 32 of this Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this Prospectus is                     , 2014.

i

Presentation of Information

Except as otherwise indicated or unless the context otherwise requires, we have presented in this Prospectus the historical consolidated financial information of GateHouse Media, Inc. and its consolidated subsidiaries (“GateHouse” or our “Predecessor”). Unless the context otherwise requires, any references in this Prospectus to “we,” “our,” “us” and the “Company” refer to New Media Investment Group Inc. and its consolidated subsidiaries as in effect upon the completion of the Distribution. For periods prior to the Effective Date (as defined below) any references in this Prospectus to “we,” “our,” “us” and the “Company” refer to GateHouse, our Predecessor, and its consolidated subsidiaries, unless the context requires otherwise. Subsequent to the Effective Date, any references to GateHouse refer to GateHouse Media, LLC and its consolidated subsidiaries and any references to GateHouse Media Intermediate Holdco, Inc. refer to GateHouse Media Intermediate Holdco, LLC. References in this Prospectus to “Newcastle” generally refer to Newcastle Investment Corp. and its consolidated subsidiaries, unless the context requires otherwise. All figures included in this Prospectus are as of September 29, 2013, unless stated otherwise.

ii

QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF

The following questions and answers briefly address some commonly asked questions about the spin-off. They may not include all the information that is important to you. We encourage you to read carefully this entire Prospectus and the other documents to which we have referred you. We have included references in certain parts of this section to direct you to a more detailed discussion of each topic presented in this section.

What will Newcastle stockholders receive in the spin-off?

To effect the spin-off, Newcastle will make a distribution of all of the outstanding shares of New Media Common Stock held by Newcastle to Newcastle’s common stockholders as of the Record Date, which will be 5:00 PM, Eastern Time, on February 6, 2014. For each share of Newcastle common stock held on the Record Date for the Distribution, Newcastle will distribute 0.07219 shares of New Media Common Stock. The Distribution will be made in book-entry form. Fractional shares of Common Stock will not be distributed in the spin-off. Instead, as soon as practicable after the spin-off American Stock Transfer & Trust Company, LLC, the distribution agent, will aggregate the fractional shares of our Common Stock and sell these shares in the open market at prevailing market prices and distribute the applicable portion of the aggregate net cash proceeds of these sales to each holder who otherwise would have been entitled to receive a fractional share in the spin-off. You will not be entitled to any interest on the amount of the cash payment made in lieu of fractional shares.

Newcastle stockholders will not be required to pay for shares of our Common Stock received in the Distribution, or to surrender or exchange any shares of Newcastle common stock or take any other action to be entitled to receive our Common Stock. The Distribution of our Common Stock will not cancel or affect the number of outstanding shares of Newcastle common stock.

Immediately after the Distribution, holders of Newcastle common stock as of the Record Date will hold 84.6% of the outstanding shares of our Common Stock. Based on the number of shares of Newcastle common stock outstanding on January 24, 2014, Newcastle expects to distribute approximately 25,373,120 shares of our Common Stock in the spin-off. For a more detailed description, see “The Spin-Off and Restructuring” in this Prospectus.

Why is Newcastle spinning off New Media?

Newcastle’s board of directors periodically reviews strategic alternatives. Newcastle’s board of directors determined upon careful review and consideration in accordance with the applicable standard of review under Maryland law that the spin-off of New Media is in the best interests of Newcastle. Newcastle’s board of directors believes that media assets are currently undervalued and being sold at substantial discounts. Newcastle’s board of directors also believes that New Media’s value can be increased over time through a strategy aimed at acquiring local media assets and organically growing New Media’s digital marketing business. In addition, Newcastle’s board of directors believes New Media’s prospects would be enhanced by being able to operate unfettered by REIT requirements. Accordingly, Newcastle’s board of directors has determined that the separation of New Media from Newcastle, as opposed to a sale of New Media’s Common Stock or other transaction, will provide Newcastle’s stockholders with the best opportunity to benefit from the anticipated appreciation of New Media’s value over time. Moreover, Newcastle’s board of directors believes that the execution risk of a spin-off is lower than for other types of transactions. Newcastle’s board of directors’ determination was based on a number of factors, including those set forth below.

•	Added focus and simplification. We believe the spin-off of New Media will enhance Newcastle’s focus on its primary strategy of opportunistically investing in, and actively managing, a variety of real-estate related and other investments. The spin-off will simplify Newcastle’s business by separating an asset class (media assets) that is unrelated to the remainder of Newcastle’s investment portfolio. As a result, we believe the spin-off will facilitate investor and analyst understanding of Newcastle’s core businesses. In addition, the spin-off will create a dedicated vehicle to pursue a significant investment opportunity in the media industry.

•	Tailored capital structure and financing options. New Media and Newcastle will have distinct and unrelated businesses, and the spin-off will enable each to create a capital structure tailored to its individual needs. In addition, tailored capital structures will facilitate each company’s ability to pursue acquisitions, possibly using common stock as currency, and other strategic alliances. Following the spin-off, each company may be able to attain more favorable financing terms on a stand-alone basis than Newcastle could obtain currently.

•	Newcastle’s Real Estate Investment Trust (“REIT”) status. As a REIT, Newcastle is not suited to own an operating business indefinitely. Newcastle’s current investment in New Media originated with a 2007 debt investment in GateHouse. GateHouse became overleveraged in the financial crisis, and Newcastle determined to maximize the value of its investment by proposing and supporting a restructuring that resulted in the conversion of its debt into equity. Following the Restructuring, a spin-off will facilitate Newcastle’s compliance with the REIT qualification tests.

Additionally, in determining whether to effect the spin-off, Newcastle’s board of directors also considered the costs and risks relating to the spin-off, including: (i) potential costs and disruptions to the businesses as a result of the spin-off, (ii) risks of being unable to achieve the benefits expected from the spin-off, (iii) the reaction of Newcastle’s stockholders to the spin-off, (iv) the risk that one-time and ongoing costs of the spin-off may be greater than expected and (v) the tax impact of the spin-off to Newcastle and its stockholders. Newcastle’s board of directors determined that in the aggregate the potential benefits of the spin-off outweighed the potential negative factors. See “Risk Factors—Risks Related to the Distribution” and “The Spin-Off and Restructuring—Reasons for the Distribution.”

The anticipated benefits of the spin-off are based on a number of assumptions, and there can be no assurance that such benefits will materialize to the extent anticipated or at all. In the event that the spin-off does not result in such benefits, the costs associated with the transaction and the expenses New Media will incur as an independent public company, including management compensation and general and administrative expenses, could have a negative effect on each company’s financial condition and ability to make distributions to its stockholders. For more information about the risks associated with the separation, see “Risk Factors.”

What businesses will Newcastle engage in after the spin-off?

Newcastle will continue to be a real estate investment trust that focuses on opportunistically investing in, and actively managing, a variety of real estate-related and other investments.

Who is entitled to receive shares of our Common Stock in the spin-off?

Holders of Newcastle common stock as of 5:00 PM, Eastern Time, on February 6, 2014, the Record Date for the spin-off, will be entitled to receive shares of our Common Stock in the spin-off.

When will the Distribution occur?

We expect that Newcastle will distribute the shares of our Common Stock on February 13, 2014 to holders of record of Newcastle common stock as of 5:00 PM, Eastern Time, on February 6, 2014, subject to certain conditions described under “The Spin-Off and Restructuring—Conditions to the Distribution.”

What do I need to do to receive my shares of New Media Common Stock?

Nothing, but we urge you to read this Prospectus carefully. Stockholders who hold Newcastle common stock as of the Record Date will not need to take any action to receive your shares of our Common Stock in the Distribution. No stockholder approval of the Distribution is required or sought. We are not asking you for a proxy, and you are requested not to send us a proxy. You will not be required to make any payment, surrender or exchange your shares of Newcastle common stock or take any other action to receive your shares of our

Common Stock. If you own Newcastle common stock as of 5:00 PM, Eastern Time, on the Record Date, Newcastle, with the assistance of American Stock Transfer & Trust Company, LLC, the distribution agent, will electronically issue shares of our Common Stock to you or to your brokerage firm on your behalf by way of direct registration in book-entry form. The distribution agent will mail you a book-entry account statement that reflects your shares of New Media Common Stock, or your bank or brokerage firm will credit your account for the shares. If you sell shares of Newcastle common stock in the “regular-way” market through the Distribution Date, you will also sell your right to receive shares of New Media Common Stock in the Distribution. Following the Distribution, stockholders whose shares are held in book-entry form may request that their shares of New Media Common Stock held in book-entry form be transferred to a brokerage or other account at any time, without charge.

Will I receive physical certificates representing shares of New Media Common Stock following the Distribution?

No. Following the Distribution, neither Newcastle nor New Media will be issuing physical certificates representing shares of New Media Common Stock. Instead, Newcastle, with the assistance of American Stock Transfer & Trust Company, LLC, the distribution agent, will electronically issue shares of our Common Stock to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. The distribution agent will mail you a book-entry account statement that reflects your shares of New Media Common Stock, or your bank or brokerage firm will credit your account for the shares. A benefit of issuing stock electronically in book-entry form is that there will be none of the physical handling and safekeeping responsibilities that are inherent in owning physical stock certificates.

What will govern my rights as a New Media stockholder?

Your rights as a New Media stockholder will be governed by Delaware law, as well as our amended and restated certificate of incorporation and our amended and restated bylaws. A description of these rights is included in this Prospectus under the heading “Description of Our Capital Stock.”

Who will be the stockholders of New Media Common Stock after the Distribution?

Immediately following the Distribution, Newcastle stockholders as of the Record Date for the Distribution will own 84.6% of our Common Stock. The remainder of the outstanding Common Stock will be owned by holders of GateHouse’s Outstanding Debt (as defined below) who elected to receive Common Stock in the Restructuring (as defined below) of GateHouse. See “The Spin-Off and Restructuring,” “Restructuring Agreements” and Note 21 to GateHouse’s Consolidated Financial Statements, “Subsequent Events and Going Concern Considerations” in this Prospectus for more information.

Are there risks associated with the spin-off and our business after the spin-off?

Yes. You should carefully review the risks described in this Prospectus under the heading “Risk Factors” beginning on page 32.

Is stockholder approval needed in connection with the spin-off?

No vote of Newcastle stockholders is required or will be sought in connection with the spin-off.

Where will I be able to trade shares of New Media Common Stock?

There is not currently a public market for New Media Common Stock. New Media’s Common Stock has been authorized for listing on the NYSE under the symbol “NEWM,” subject to official notice of issuance. We anticipate that trading in shares of our Common Stock will begin on a “when-issued” basis on or shortly before the Record Date and will continue through the Distribution Date and that “regular-way” trading in shares of our Common Stock will begin on the first trading day following the Distribution Date. If trading begins on a “when-issued” basis, you may purchase or sell our Common Stock up to and including through the Distribution Date, but your transaction will not settle until after the Distribution Date. We cannot predict the trading prices for our Common Stock before, on or after the Distribution Date. If the Distribution is cancelled, your transaction will not settle and will have to be disqualified.

What if I want to sell my Newcastle common stock or New Media Common Stock?

You should consult with your financial advisors, such as your stockbroker, bank or tax advisor. Neither Newcastle nor New Media makes any recommendations on the purchase, retention or sale of Newcastle common stock or the shares of New Media Common Stock to be distributed in the spin-off.

If you decide to sell any shares before the Distribution, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your Newcastle common stock or the shares of Common Stock you will receive in the Distribution. If you sell your Newcastle common stock in the “regular-way” market up to and including the Distribution Date, you will also sell your right to receive shares of Common Stock in the Distribution. If you own Newcastle common stock as of 5:00 PM, Eastern Time, on the Record Date and sell those shares on the “ex-distribution” market up to and including the Distribution Date, you will still receive the shares of Common Stock that you would be entitled to receive in respect of the Newcastle common stock you owned as of 5:00 PM, Eastern Time, on the Record Date. See “The Spin-Off and Restructuring—Trading Between the Record Date and Distribution Date” in this Prospectus for more information.

Will I be taxed on the shares of New Media Common Stock that I receive in the Distribution?

Yes. The Distribution will be in the form of a taxable special dividend to Newcastle stockholders. An amount equal to the fair market value of the shares of our Common Stock received by you will be treated as a taxable dividend to the extent of your ratable share of any current or accumulated earnings and profits of Newcastle, with the excess treated as a non-taxable return of capital to the extent of your tax basis in Newcastle common stock and any remaining excess treated as capital gain. If this special dividend is distributed in the structure and timeframe currently anticipated, the special dividend is expected to satisfy a portion of Newcastle’s 2014 REIT taxable income distribution requirements. For a more detailed discussion, see “Material U.S. Federal Income Tax Consequences of the Distribution.”

How will the Distribution affect my tax basis and holding period in Newcastle common stock?

Your tax basis in shares of Newcastle held at the time of the Distribution will be reduced (but not below zero) to the extent the fair market value of the shares of our Common Stock distributed by Newcastle in the Distribution exceeds Newcastle’s current and accumulated earnings and profits, as adjusted to take account of other distributions made by Newcastle in the taxable year that includes the Distribution. Your holding period for such Newcastle shares will not be affected by the Distribution. See “Material U.S. Federal Income Tax Consequences of the Distribution.” You should consult your own tax advisor as to the particular tax consequences of the Distribution to you, including the applicability of any U.S. federal, state, local and non-U.S. tax laws.

What will my tax basis and holding period be for the stock of New Media that I receive in the Distribution?

Your tax basis in the shares of our Common Stock received will equal the fair market value of such shares on the date of the Distribution. Your holding period for such shares will begin the day after the date of the Distribution. See “Material U.S. Federal Income Tax Consequences of the Distribution.”

You should consult your own tax advisor as to the particular tax consequences of the Distribution to you, including the applicability of any U.S. federal, state, local and non-U.S. tax laws.

Can Newcastle decide to cancel the Distribution or modify its terms if all conditions to the Distribution have been met?

Yes. Although the Distribution is subject to the satisfaction or waiver of certain conditions, Newcastle has the right to not to complete the Distribution if at any time prior to the Distribution Date (even if all such conditions are satisfied), its board of directors determines, in its sole discretion, that the Distribution is not in the best interest of Newcastle or that market conditions are such that it is not advisable to separate New Media from Newcastle.

The conditions to the Distribution are that (i) our registration statement on Form S-1, of which this Prospectus is a part, shall have become effective under the Securities Act of 1933, as amended (the “Securities Act”), and no stop order related to the registration statement shall be in effect; (ii) the listing of our Common Stock on the NYSE shall have been approved, subject to official notice of issuance; (iii) the Plan shall have been approved by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) without any appeals by any parties; and (iv) no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution or any of the transaction related thereto, shall be in effect. We note that other than the federal securities laws, there are no federal or state regulatory requirements with which we must comply. If Newcastle’s board of directors were to waive a material condition to or abandon the Distribution, Newcastle would notify its stockholders of the decision by filing a Current Report on Form 8-K.

Does New Media plan to pay dividends?

We currently expect New Media to distribute a substantial portion of free cash flow as a dividend, subject to satisfactory financial performance and approval by New Media’s board of directors. The Board of Directors’ determinations regarding dividends will depend on a variety of factors, including the Company’s GAAP net income, free cash flow generated from operations or other sources, liquidity position and potential alternative uses of cash, such as acquisitions, as well as economic conditions and expected future financial results. However, our ability to pay dividends is subject to a number of risks and uncertainties, and there can be no assurance regarding whether we will pay dividends in the future. See, for example, “Risk Factors—Risks Related to Our Business—We may not be able to pay dividends in accordance with our announced intent or at all.”

Will the number of Newcastle shares I own change as a result of the Distribution?

No. The number of shares of Newcastle common stock you own will not change as a result of the Distribution.

What will happen to the listing of Newcastle common stock?

Nothing. It is expected that after the Distribution of New Media Common Stock, Newcastle common stock will continue to be traded on the NYSE under the symbol “NCT.”

Will the Distribution affect the market price of my Newcastle shares?

Yes. As a result of the Distribution, we expect the trading price of shares of Newcastle common stock immediately following the Distribution to be lower than immediately prior to the Distribution because the trading price will no longer reflect the value of New Media’s assets. Furthermore, until the market has fully analyzed the value of Newcastle without New Media’s assets, the price of Newcastle shares may fluctuate significantly. In addition, although Newcastle believes that over time following the separation, the common stock of the separated companies should have a higher aggregate market value, on a fully distributed basis and assuming the same market conditions, than if Newcastle were to remain under its current configuration, there can be no assurance, and thus the combined trading prices of Newcastle common stock and New Media Common Stock after the Distribution may be equal to or less than the trading price of shares of Newcastle common stock before the Distribution.

Where can Newcastle stockholders get more information?

Before the Distribution, if you have any questions relating to the Distribution, you should contact:

Newcastle Investment Corp.

Investor Relations

1345 Avenue of the Americas

New York, NY 10105

Tel: 212-479-3195

www.newcastleinv.com

After the Distribution, if you have any questions relating to our Common Stock, you should contact:

New Media Investment Group Inc.

Investor Relations

1345 Avenue of the Americas

New York, NY 10105

Tel: 212-479-3160

www.newmediainvestmentgroup.com

SUMMARY

This summary of certain information contained in this Prospectus may not include all the information that is important to you. To understand fully and for a more complete description of the terms and conditions of the spin-off, you should read this Prospectus in its entirety and the documents to which you are referred. See “Where You Can Find More Information.”

Our Company

We will be a newly listed company primarily focused on investing in a high quality, diversified portfolio of local media assets and on growing our existing online advertising and digital marketing businesses.

We are one of the largest publishers of locally based print and online media in the United States as measured by number of daily publications. We operate in 338 markets across 24 states. Our portfolio of products, which includes 435 community publications, 353 related websites, 329 mobile sites and six yellow page directories, serves more than 128,000 business advertising accounts and reaches approximately 10 million people on a weekly basis.

Our print and online products focus on the local community from both a content and advertising standpoint. As a result of our focus on small and midsize markets, we are usually the primary, and sometimes the sole, provider of comprehensive and in-depth local market news and information in the communities we serve. Our content is primarily devoted to topics that we believe are highly relevant and of interest to our audiences such as local news and politics, community and regional events, youth sports, opinion and editorial pages, and local schools.

More than 83% of our daily newspapers have been published for more than 100 years and 99% have been published for more than 50 years. We believe that the longevity of our publications demonstrates the value and relevance of the local information that we provide and has created a strong foundation of reader loyalty as well as a highly recognized media brand name in each community we serve.

The newspaper industry has experienced declining revenue and profitability over the past several years due to, among other things, advertisers’ shift from print to digital media and general market conditions. GateHouse, our Predecessor, was affected by this trend and experienced net losses of $160.8 million during the nine month period ended September 29, 2013 and $29.8 million during the fiscal year ended December 30, 2012. Total revenue decreased by 1.9% to $356.2 million for the nine months ended September 29, 2013 and 5.1% to $488.6 million for the year ended December 30, 2012.

We acquired our operations as part of the restructuring of GateHouse. On September 27, 2013, GateHouse commenced Chapter 11 cases in the Bankruptcy Court (the “Restructuring”) in which it sought confirmation of its Joint Prepackaged Chapter 11 Plan (as modified, amended or supplemented from time to time, the “Plan”) sponsored by Newcastle, as the holder of the majority of the Outstanding Debt (as defined below). The Bankruptcy Court confirmed the Plan on November 6, 2013. GateHouse effected the transactions contemplated by the Plan and emerged from Chapter 11 protection on November 26, 2013 (the “Effective Date”).

The Plan effectuated the Restructuring of GateHouse. On the Effective Date (1) reorganized GateHouse became a wholly owned subsidiary of New Media as a result of (a) the cancellation and discharge of the currently outstanding equity interests of Gatehouse (the holders of which received warrants issued by New Media) and (b) the issuance of equity interests in the reorganized GateHouse to New Media; (2) Local Media Group Holdings LLC (“Local Media Parent”), which was a wholly owned subsidiary of Newcastle, became a wholly owned subsidiary of New Media as a result of Newcastle’s transfer of Local Media Parent to New Media; and (3) all of

GateHouse’s Outstanding Debt was cancelled and discharged and the holders of the Outstanding Debt received, at their option, their pro rata share of the (i) Cash-Out Offer (as defined below) and/or (ii) New Media Common Stock and the net proceeds of new credit facilities raised by reorganized GateHouse. Pursuant to the Cash-Out Offer, Newcastle offered to buy the claims of the holders of the Outstanding Debt (as defined below). As a result of these transactions, Newcastle owns 84.6% of New Media as of the Effective Date. See “—Recent Developments,” “The Spin-Off and Restructuring,” “Restructuring Agreements” and Note 21 to GateHouse’s Consolidated Financial Statements, “Subsequent Events and Going Concern Considerations.”

As of the Effective Date of the Plan, New Media’s debt structure consists of multiple credit facilities. The Revolving Credit, Term Loan and Security Agreement (the “First Lien Credit Facility”) dated November 26, 2013 by and among GateHouse, GateHouse Media Intermediate Holdco, Inc. (“GMIH”), certain wholly-owned subsidiaries of GMIH (collectively with GMIH and GateHouse, the “Loan Parties”), PNC Bank, National Association, as the administrative agent, Crystal Financial LLC, as term loan B agent and each of the lenders party thereto provides for (i) a term loan A in the aggregate principal amount of $25 million, a term loan B in the aggregate principal amount of $50 million, and a revolving credit facility in an aggregate principal amount of up to $40 million (of which $25 million was funded on the Effective Date). Borrowings under the First Lien Credit Facility bear interest at a rate per annum equal to (i) with respect to the revolving credit facility, the applicable Revolving Interest Rate (as defined the First Lien Credit Agreement), (ii) with respect to the term loan A, the Term Loan A Rate (as defined in the First Lien Credit Agreement) and (iii) with respect to the term loan B, the Term Loan B Rate (as defined in the First Lien Credit Agreement). Amounts outstanding under the term loans and revolving credit facility will be fully due and payable on November 26, 2018.

The Term Loan and Security Agreement (the “Second Lien Credit Facility” and together with the First Lien Credit Facility, the “New Credit Facilities”) dated November 26, 2013 by and among the Loan Parties, Mutual Quest Fund and each of the lenders party thereto provides for a term loan in an aggregate principal amount of $50 million. Borrowings under the Second Lien Credit Facility bear interest, at the Loan Parties’ option, equal to (1) the LIBOR Rate (as defined in the Second Lien Credit Facility) plus 11.00% or (2) the Alternate Base Rate (as defined in the Second Lien Credit Facility) plus 10.00%. The outstanding principal will be fully due and payable on the maturity date of November 26, 2019.

Pursuant to the Plan, holders of the Outstanding Debt who elected to receive New Media Common Stock received their pro rata share of the proceeds of the New Credit Facilities, net of certain transaction expenses (the “Net Proceeds”). The Net Proceeds distributed to holders of the Outstanding Debt totaled $149 million. GateHouse’s entry into the New Credit Facilities was not a condition to the effectiveness of the Plan. The proceeds of additional drawings of the revolving credit facility under the First Lien Credit Facility after the Effective Date will be applied towards ongoing working capital needs, general corporate purposes, capital expenditures and potential acquisitions.

Additionally, the Credit Agreement dated September 3, 2013, by and among Local Media Parent, the borrowers party thereto, the lenders party thereto, Capital One Business Credit Corp., as successor to Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent and Credit Suisse Loan Funding LLC, as lead arranger (the “Local Media Credit Facility”) provides for a $33.0 million senior secured term loan which was funded on September 3, 2013 and a senior secured asset-based revolving credit facility in an aggregate principal amount of up to $10 million, whose full availability was activated on October 25, 2013.

The Restructuring significantly reduced New Media’s interest expense. In addition, New Media intends to focus its business strategy on building its digital marketing business and growing its online advertising business, which we believe will offset many of the challenges experienced by GateHouse. With its new capital structure and digital focus, we believe that New Media will be able to create stockholder value given its strengths and strategy. However, there can be no assurance that we will be profitable. See “Risk Factors.”

We intend to create stockholder value through growth in our revenue and cash flow by expanding our digital marketing business, growing our online advertising business and pursuing strategic acquisitions of high quality local media assets. However, there is no guarantee that we will be able to accomplish any of these strategic initiatives. Our strategy will be to acquire and operate traditional local media businesses and transform them from print-centric operations to dynamic multi-media operations, through our existing online advertising and digital marketing businesses. We will also leverage our existing platform to operate these businesses more efficiently. We believe all of these initiatives will lead to revenue and cash flow growth for New Media and will enable us to pay dividends to our stockholders. We expect to distribute a substantial portion of our free cash flow as a dividend to stockholders, subject to satisfactory financial performance and approval by our Board of Directors. The Board of Directors’ determinations regarding dividends will depend on a variety of factors, including the Company’s GAAP net income, free cash flow generated from operations or other sources, liquidity position and potential alternative uses of cash, such as acquisitions, as well as economic conditions and expected future financial results.

Our Manager

We are managed by FIG LLC (our “Manager”), an affiliate of Fortress, pursuant to the terms of a Management and Advisory Agreement dated as of November 26, 2013 (the “Management Agreement”), between us and our Manager. We will draw upon the long-standing expertise and resources of Fortress, a global investment management firm with approximately $58.0 billion in fee paying assets under management as of September 30, 2013.

Pursuant to the terms of the Management Agreement, our Manager, subject to oversight by our Board of Directors, is responsible for: (1) performing day-to-day functions, (2) determining investment criteria in conjunction with, and subject to the supervision of, our Board of Directors, (3) sourcing, analyzing and executing on investments and sales, (4) performing investment and liability management duties, including financing and hedging, and (5) performing financial and accounting management. For its services, our Manager is entitled to an annual management fee and eligible to receive incentive compensation that is based on our performance.

Our Manager also manages Newcastle, a publicly traded REIT that pursues a broad range of real estate related investments. Our management team will not be required to exclusively dedicate their services to us and will provide services for other entities affiliated with our Manager, including, but not limited to, Newcastle.

Reasons for Distribution

Newcastle’s board of directors periodically reviews strategic alternatives. The Newcastle board determined upon careful review and consideration in accordance with the applicable standard of review under Maryland law that the spin-off of New Media is in the best interests of Newcastle. Newcastle’s board of directors believes that media assets are currently undervalued and being sold at substantial discounts. Newcastle’s board of directors also believes that New Media’s value can be increased over time through a strategy aimed at acquiring local media assets and organically growing New Media’s digital marketing business. In addition, Newcastle’s board of directors believes New Media’s prospects would be enhanced by being able to operate unfettered by REIT requirements. Accordingly, Newcastle’s board of directors has determined that the separation of New Media from Newcastle, as opposed to a sale of New Media’s Common Stock or other transaction, will provide Newcastle’s stockholders with the best opportunity to benefit from the anticipated appreciation of New Media’s value over time. Moreover, Newcastle’s board of directors believes that the execution risk of a spin-off is lower than for other types of transactions. Newcastle’s board of directors’ determination was based on a number of factors, including those set forth below.

•	Added focus and simplification. We believe the spin-off of New Media will enhance Newcastle’s focus on its primary strategy of opportunistically investing in, and actively managing, a variety of real-estate related and other investments. The spin-off will simplify Newcastle’s business by separating an asset class (media assets) that is unrelated to the remainder of Newcastle’s investment portfolio. As a result, we believe the spin-off will facilitate investor and analyst understanding of Newcastle’s core businesses. In addition, the spin-off will create a dedicated vehicle to pursue a significant investment opportunity in the media industry.

•	Tailored capital structure and financing options. New Media and Newcastle will have distinct and unrelated businesses, and the spin-off will enable each to create a capital structure tailored to its individual needs. In addition, tailored capital structures will facilitate each company’s ability to pursue acquisitions, possibly using common stock as currency, and other strategic alliances. Following the spin-off, each company may be able to attain more favorable financing terms on a stand-alone basis than Newcastle could obtain currently.

•	Newcastle’s Real Estate Investment Trust (“REIT”) status. As a REIT, Newcastle is not suited to own an operating business indefinitely. Newcastle’s current investment in New Media originated with a 2007 debt investment in GateHouse. GateHouse became overleveraged in the financial crisis, and Newcastle determined to maximize the value of its investment by proposing and supporting a restructuring that resulted in the conversion of its debt into equity. Following the Restructuring, a spin-off will facilitate Newcastle’s compliance with the REIT qualification tests.

Additionally, in determining whether to effect the spin-off, Newcastle’s board of directors also considered the costs and risks relating to the spin-off, including: (i) potential costs and disruptions to the businesses as a result of the spin-off, (ii) risks of being unable to achieve the benefits expected from the spin-off, (iii) the reaction of Newcastle’s stockholders to the spin-off, (iv) the risk that one-time and ongoing costs of the spin-off may be greater than expected and (v) the tax impact of the spin-off to Newcastle and its stockholders. Newcastle’s board of directors determined that in the aggregate the potential benefits of the spin-off outweighed the potential negative factors. See “Risk Factors—Risks Related to the Distribution” and “The Spin-Off and Restructuring—Reasons for the Distribution.”

Our Strengths

High Quality Assets with Leading Local Businesses. Our publications benefit from a long history in the communities we serve as one of the leading, and often sole, providers of comprehensive and in-depth local content. This has resulted in brand recognition for our publications, reader loyalty and high local audience penetration rates, which are highly valued by local advertisers. We continue to build on long-standing relationships with local advertisers and our in-depth knowledge of the consumers in our local markets.

Strong Value Proposition for Our Advertisers. Our portfolio enjoys a devoted readership in the local communities where we operate. By providing access to these communities, we help advertisers maximize the efficiency of their advertising spending. We offer advertisers several alternatives (daily, weekly, shopper, and niche print publications as well as an array of web, mobile and tablet products) to reach consumers and to tailor the nature and frequency of their marketing messages. We also offer advertisers the ability to target consumers based on their behavior online which is an effective and efficient way for businesses to market to their target customers.

Diverse Revenue Streams. Our revenue streams are diversified in terms of type of revenue, product source for revenue, geographic distribution of revenues and numbers of customers. We also benefit from our strong local franchises who serve local consumers and businesses in small to mid-size markets. During the twelve months ended September 29, 2013, we generated revenue in 338 markets across 24 states, serving a fragmented and diversified local customer base. During the nine months ended September 29, 2013, the Company generated approximately 41% of its total revenue in two states in the Northeast and approximately 28% of its total revenue in two states in the Midwest. For full year 2012, we served over 128,000 business advertising accounts in our publications, and our top 20 advertisers contributed less than 5% of our total revenues. Over 3.8 million classified advertisements were placed in our publications in 2012. Additionally, for the full year 2012 we generated 60% of revenue from print product advertising, 27% from subscription income from customers, 6% from digital advertising and 7% from commercial printing work for external customers and affiliated parties.

Scale Yields Operating Profit Margins and Allows Us to Realize Operating Synergies. We believe we can generate higher operating profit margins than our publications could achieve on a stand-alone basis by leveraging our operations and implementing revenue initiatives, especially digital initiatives, across a broader local footprint in a geographic cluster and by centralizing certain back office production, accounting, administrative and corporate operations. We also benefit from economies of scale in the purchase of insurance, newsprint and other large strategic supplies and equipment. Finally, we have the ability to further leverage our centralized services and buying power to reduce operating costs when making future strategic accretive acquisitions.

Local Business Profile Generates Significant Cash Flow. Our local business profile will allow us to generate significant recurring cash flow due to our diversified revenue base, operating profit margins and our low capital expenditure and working capital requirements. As a result of the Restructuring, which extinguished GateHouse’s Outstanding Debt, our interest and debt servicing expenses are significantly lower than GateHouse’s interest and debt servicing expenses. As of the Effective Date, our debt structure consists of the New Credit Facilities and the Local Media Credit Facility. We estimate that we will have significant available cash flow totaling $50 to $70 million in 2014 which we believe will create stockholder value through our investments in organic growth, investments in accretive acquisitions and the return of cash to stockholders in the form of dividends, subject to approval by our Board of Directors. We further believe the strong cash flows generated and available to be invested will lead to consistent future dividend growth.

Large Locally Focused Sales Force. We have large and well known feet on the street local sales forces in the markets we serve. They are generally one of the largest locally oriented media sales forces in their respective communities. Our sales forces and their respective local media brands tend to have strong credibility and trust within the local business communities. We have long-standing relationships with many local businesses and have the ability to get in the door with most local businesses due to these unique characteristics we enjoy. We believe that these qualities also provide leverage for our sales force to grow additional future revenue streams in our markets.

Ability to Acquire and Integrate New Assets. We have created a national platform for consolidating local media businesses and have demonstrated an ability to successfully identify, acquire and integrate local media asset acquisitions. We have acquired over $1.7 billion of assets since 2006. We have acquired both traditional newspaper and directory businesses. We have a very scalable infrastructure and platform to leverage with future acquisitions.

Experienced Management Team. Our senior management team is made up of executives who have an average of over 20 years of experience in the media industry, including strong traditional and digital media expertise. Our executive officers have broad industry experience with regard to both growing new digital business lines and identifying and integrating strategic acquisitions. Our management team also has key strengths in managing wide geographically disbursed teams, including the sales force, and identifying and centralizing duplicate functions across businesses leading to reduced core infrastructure costs.

The newspaper industry has experienced declining revenue and profitability over the past several years due to, among other things, advertisers’ shift from print to digital media and general market conditions. GateHouse, our Predecessor, was affected by this trend and experienced net losses of $160.8 million during the nine month period ended September 29, 2013 and $29.8 million during the fiscal year ended December 30, 2012. Total revenue decreased by 1.9% to $356.2 million for the nine months ended September 29, 2013 and 5.1% to $488.6 million for the year ended December 30, 2012. The Restructuring significantly reduced New Media’s interest expense. In addition, New Media intends to focus its business strategy on building its digital marketing business and growing its online advertising business, which we believe will offset many of the challenges experienced by GateHouse. With its new capital structure and digital focus, we believe that New Media will be able to create stockholder value given its strengths and strategy. However, there can be no assurance that we will be profitable. See “Risk Factors.”

Our Strategy

We intend to create stockholder value through growth in our revenue and cash flow by expanding our digital marketing business, growing our online advertising business and pursuing strategic acquisitions of high quality local media assets. However, there is no guarantee that we will be able to accomplish any of these strategic initiatives. Our strategy will be to acquire and operate traditional local media businesses and transform them from print-centric operations to dynamic multi-media operations, through our existing online advertising and digital marketing businesses. We will also leverage our existing platform to operate these businesses more efficiently. We believe all of these initiatives will lead to revenue and cash flow growth for New Media and will enable us to pay dividends to our stockholders, subject to satisfactory financial performance and approval by our Board of Directors. The Board of Directors’ determinations regarding dividends will depend on a variety of factors, including the Company’s GAAP net income, free cash flow generated from operations or other sources, liquidity position and potential alternative uses of cash, such as acquisitions, as well as economic conditions and expected future financial results. The key elements of our strategy include:

Maintain Our Leading Position in the Delivery of Proprietary Content in Our Communities. We seek to maintain our position as a leading provider of local content in the markets we serve and to leverage this position to strengthen our relationships with both readers and advertisers, thereby increasing penetration rates and market share. A critical aspect of this approach is to continue to provide local content that is not readily obtainable elsewhere and to be able to deliver that content to our customers across multiple print and digital platforms. We believe it is very important for us to protect the content from unauthorized users who use it for their own commercial purposes. We also believe it is important for us to develop subscription revenue streams from our digitally distributed content.

Stabilize Our Core Business Operations. We have four primary drivers in our strategic plans to stabilize our core business operations, including: (i) identifying permanent structural expense reductions in our traditional business cost infrastructure and re-deploying a portion of those costs toward future growth opportunities, primarily on the digital side of our business; (ii) accelerating the growth of both our digital audiences and revenues through improvements to current products, new product development, training, opportunistic changes in hiring to create an employee base with a more diversified skill set and sharing of best practices; (iii) accelerating our consumer revenue growth through subscription pricing increases and growth in our subscriber base, which we aim to improve by employing additional strategic customer acquisition techniques, driving digital only subscriber growth through our pay meter strategy and improving our customer retention programs; and (iv) stabilizing our core print advertising revenues through improvements to pricing (understanding and selling the unique value of our local audience reach and level of engagement, at the sales rep level), packaging of products for customers that will produce the best results for them (needs based selling), more technology and training for sales management and sales representatives and increased accountability through consistent setting of expectations and measuring against those expectations on a regular basis.

Grow New Digital Business and Revenue Streams Leveraging Key Strengths. We plan to scale and expand our two new recently created digital businesses, Propel Marketing and adhance media. Propel Marketing will allow us to sell digital marketing services to small and medium sized businesses (“SMBs”) both in and outside existing markets. The SMB demand for digital service solutions is great and represents a rapidly expanding opportunity. adhance media, our private advertising exchange, allows us to more fully monetize our (and third parties’) valuable unsold digital advertising space. Advertising bought programmatically through private exchanges is expected to grow rapidly over the next five years, especially in private exchanges where advertisers get priority access to the advertising space. We also aim to leverage our large local sales forces and strong local media brands to create new business opportunities at the local market level.

Pursue Strategic Accretive Acquisitions. We intend to capitalize on the highly fragmented and distressed newspaper and directory industries. We initially expect to focus our investments in the local newspaper and yellow page directory sectors, primarily in the United States. We believe we have a strong operational platform, which currently owns local newspaper and directory businesses, as well as a scalable digital services business, Propel Marketing. This platform, along with deep industry specific knowledge and experience that our management team has can be leveraged to reduce costs, stabilize the core business and grow digital revenues at acquired properties. The size and fragmentation of the addressable newspaper and yellow page directory market place in the United States, the greatly reduced valuation levels that exist in these industries, and our deep experience, make this an attractive place for our initial consolidation focus and capital allocation. Over the longer term we also believe there may be opportunity to diversify and acquire these types of assets internationally, as well other traditional local media assets such as broadcast TV, out of home advertising (billboards) and radio, in the United States and internationally.

Increase Sales Force Productivity. We aim to increase the effectiveness and productivity of our sales force and, in turn, help maximize advertising revenues. We also aim to shift the culture of our sales force from that of print-centric to multi-media and feel that is critical to our long term success. Our approach includes changes to sales force compensation to be more aligned with long term strategic goals, ongoing company-wide training of sales representatives and sales managers that focuses on strengthening their ability to perform needs based assessments and selling. We set expectations by sales representatives, manager and team and regularly evaluate the performance of our sales representatives and sales management against those expectations. We believe stronger accountability and measurement of our sales force, when combined with enhanced training and access to better technologies, demographic and marketing information, will lead to greater productivity and revenue from our sales force.

Introduce New Products or Modify Our Products to Enhance our Value Proposition to Local Businesses. We believe that our established positions in local markets, combined with our publishing and distribution capabilities, allow us to develop and customize new products to address the evolving interests and needs of our readers and local businesses. A primary source for product enhancement and growth we believe exists in the digital space. Product improvement and new product development across the web, mobile and tablets will be a key component to long term success. We are actively scaling web and mobile products, including deal platforms, digital service offerings, including Propel Marketing, mobile websites and applications, and we continue to expand on our offering of behavioral targeted and audience extension advertising options.

Pursue a Content-Driven Digital Strategy. As consumers continue to spend more time online especially with regard to consumption of news, we believe that we are well-positioned to increase our digital penetration and generate additional online audience and revenues due to both our ability to deliver unique local content online, and the relationship our local brand names have with readers and advertisers. We believe this presents an opportunity to increase our overall audience penetration rates and drive additional subscription revenues in each of the communities we serve. We have developed pay meters at most of our daily newspaper websites and several of our largest weeklies, which we use to charge customers fees for access to our content. These meters will enable us to grow our digital subscription income and capture revenues that shift to the web as consumers shift to the web. Finally, we intend to share resources across our organization in order to give each of our publications access to technology, digital management expertise, content and advertisers that they may not have been able to obtain or afford if they were operating independently.

The newspaper industry has experienced declining revenue and profitability over the past several years due to, among other things, advertisers’ shift from print to digital media and general market conditions. GateHouse, our Predecessor, was affected by this trend and experienced net losses of $160.8 million during the nine month period ended September 29, 2013 and $29.8 million during the fiscal year ended December 30, 2012. Total revenue decreased by 1.9% to $356.2 million for the nine months ended September 29, 2013 and 5.1% to $488.6 million for the year ended December 30, 2012. The Restructuring significantly reduced New Media’s interest expense. In addition, New Media intends to focus its business strategy on building its digital marketing business and growing its online advertising business, which we believe will offset many of the challenges experienced by GateHouse. With its new capital structure and digital focus, we believe that New Media will be able to create stockholder value given its strengths and strategy. However, there can be no assurance that we will be profitable. See “Risk Factors.”

Challenges

We will likely face challenges commonly encountered by recently reorganized entities, including the risks that:

•	even under our new capital structure, we may not be profitable; and

•	the Restructuring may cause our vendors and suppliers to stop providing supplies or services to us or to offer to provide such services or supplies only on unfavorable terms.

As a publisher of locally based print and online media, we face a number of additional challenges, including the risks that:

•	the growing shift within the publishing industry from traditional print media to digital forms of publication may compromise our ability to generate sufficient advertising revenues;

•	investments in growing our digital business may not be successful, which could adversely affect our results of operations; and

•	our advertising and circulation revenues may decline if we are unable to compete effectively with other companies in the local media industry.

For more information about New Media’s risks and challenges, see “Risk Factors.”

Management Agreement

On the Effective Date, we entered into a Management Agreement with our Manager. Our Management Agreement requires our Manager to manage our business affairs subject to the supervision of our Board of Directors.

Our Management Agreement has an initial three-year term and will be automatically renewed for one-year terms thereafter unless terminated either by us or our Manager. From the commencement date of our Common Stock trading on the “regular way” market on a major U.S. national securities exchange (the “Listing”), our Manager is (a) entitled to receive from us a management fee, (b) eligible to receive incentive compensation that is based on our performance and (c) eligible to receive options to purchase New Media Common Stock upon the successful completion of an offering of shares of our Common Stock or any shares of preferred stock with an exercise price equal to the price per share paid by the public or other ultimate purchaser in the offering. In addition, we are obligated to reimburse certain expenses incurred by our Manager. Our Manager is also entitled to receive a termination fee from us under certain circumstances.

The terms of our Management Agreement are summarized below and described in more detail under “Our Manager and Management Agreement” elsewhere in this Prospectus.

Type	Description
Management Fee	1.5% per annum of our total equity calculated and payable monthly in arrears in cash, commencing from the Listing. Total equity is generally the equity transferred by Newcastle on the date on which our Common Stock trades in the “regular way” market on a major U.S. national securities exchange, plus total net proceeds from any equity capital raised (including through stock offerings), plus certain capital contributions to subsidiaries, plus the equity value of assets contributed to the Company prior to or after the date of the Management Agreement, less capital distributions and repurchases of common stock.

Incentive Compensation	Our Manager is eligible to receive on a quarterly basis annual incentive compensation in an amount equal to the product of 25% of the dollar amount by which (a) the adjusted net income of the Company exceeds (b)(i) the weighted daily average total equity (plus cash capital raising costs), multiplied by (ii) a simple interest rate of 10% per annum. “Adjusted net income” means net income (computed in accordance with U.S. generally accepted accounting principles, (“GAAP”)), plus depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and permanent cash tax savings. Adjusted net income will be computed on an unconsolidated basis. The computation of adjusted net income may be adjusted at the direction of the independent directors based on changes in, or certain applications, of GAAP.

Reimbursement of Expenses	Commencing from the Listing, we will pay, or reimburse our Manager’s employees for performing certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, provided that such costs and reimbursements are no greater than those which would be paid to outside professionals or consultants on an arm’s-length basis. We also pay all operating expenses, except those specifically required to be borne by our Manager under our Management Agreement.

Our Manager is responsible for all costs incident to the performance of its duties under the Management Agreement, including compensation of our Manager’s employees, rent for facilities and other “overhead” expenses. The expenses required to be paid by us include, but are not limited to, issuance and transaction costs incident to the acquisition, disposition, operation and financing of our investments, legal and auditing fees and expenses, the compensation and expenses of our independent directors, the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of ours (including commitment fees, legal fees, closing costs, etc.), expenses associated with other securities offerings of ours, the costs of printing and mailing proxies and reports to our stockholders, costs incurred by employees of our Manager for travel on our behalf, costs associated with any computer software or hardware that is used solely for us, costs to obtain liability insurance to indemnify our directors and officers and the compensation and expenses of our transfer agent.

Termination Fee	The termination fee is payable to the Manager under the circumstances described in the section entitled “Our Manager and Management Agreement—Term; Termination.” The termination fee is equal to the sum of (1) the amount of the management fee during the 12 months immediately preceding the date of termination, and (2) the “Incentive Compensation Fair Value Amount,” if such option is exercised by the Company or the Manager. The Incentive Compensation Fair Value Amount is an amount equal to the Incentive Compensation that would be paid to the Manager if our assets were sold for cash at their then current fair market value (as determined by an appraisal, taking into account, among other things, the expected future value of the underlying investments).

Grant of Options to Our Manager	Commencing from the Listing, upon the successful completion of an offering of shares of our Common Stock or any shares of preferred stock, we will grant our Manager options equal to 10% of the number of shares being sold in the offering (excluding the shares issued to Newcastle in the Local Media Contribution (as defined below)), with an exercise price equal to the offering price per share paid by the public or other ultimate purchaser. For the avoidance of doubt, the listing of our Common Stock does not constitute an offering for purposes of this provision.

Conflicts of Interest

Although we have established certain policies and procedures designed to mitigate conflicts of interest, there can be no assurance that these policies and procedures will be effective in doing so. It is possible that actual, potential or perceived conflicts of interest could give rise to investor dissatisfaction, litigation or regulatory enforcement actions.

One or more of our directors have responsibilities and commitments to entities other than us, including, but not limited to, Newcastle. For example, one of our directors is also a director of Newcastle. In addition, we do not have a policy that expressly prohibits our directors, officers, security holders or affiliates from engaging for their own account in business activities of the types conducted by us. Newcastle and other Fortress affiliates will not be restricted from pursuing other opportunities that may create conflicts or competition for us. However, our code of business conduct and ethics prohibits, subject to the terms of our amended and restated certificate of incorporation, the directors, officers and employees of our Manager from engaging in any transaction that involves an actual conflict of interest with us. See “Risk Factors—Risks Relating to Our Manager—There may be conflicts of interest in our relationship with our Manager, including with respect to corporate opportunities.”

Transactions between the Manager and any affiliate must be approved in advance by the majority of the independent directors and be determined by such independent directors to be in the best interests of the Company. If any affiliate transaction involving the acquisition of an asset from the Manager or an affiliate of the Manager is not approved in advance by a majority of the independent directors, then the Manager may be required to repurchase the asset at the purchase price (plus closing costs) to the Company.

The structure of the Manager’s compensation arrangement may have unintended consequences for us. We have agreed to pay our Manager a management fee that is not tied to our performance and incentive compensation that is based entirely on our performance. The management fee may not sufficiently incentivize our Manager to generate attractive risk-adjusted returns for us, while the performance-based incentive compensation component may cause our Manager to place undue emphasis on the maximization of earnings, including through the use of leverage, at the expense of other objectives, such as preservation of capital, to achieve higher incentive distributions. Investments with higher yield potential are generally riskier or more speculative than investments with lower yield potential. This could result in increased risk to the value of our portfolio of assets and your investment in us.

On the Effective Date, we entered into a Management Agreement with an affiliate of Fortress pursuant to which our management team will not be required to exclusively dedicate their services to us and will provide services for other entities affiliated with our Manager, including, but not limited to, Newcastle.

The ability of our Manager and its officers and employees to engage in other business activities, subject to the terms of our Management Agreement with our Manager, may reduce the amount of time our Manager, its officers or other employees spend managing us. In addition, we may engage in material transactions with our Manager or another entity managed by our Manager or one of its affiliates, including Newcastle, that present an actual, potential or perceived conflict of interest. It is possible that actual, potential or perceived conflicts could give rise to investor dissatisfaction, litigation or regulatory enforcement actions. Appropriately dealing with conflicts of interest is complex and difficult, and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with one or more potential, actual or perceived conflicts of interest. Regulatory scrutiny of, or litigation in connection with, conflicts of interest could have a material adverse effect on our reputation, which could materially adversely affect our business in a number of ways, including causing an inability to raise additional funds, a reluctance of counterparties to do business with us, a decrease in the prices of our equity securities and a resulting increased risk of litigation and regulatory enforcement actions.

Recent Developments

Support Agreement

On September 4, 2013, GateHouse and its affiliated debtors (the “Debtors”) announced that GateHouse, the Administrative Agent (as defined below), Newcastle and other lenders (the “Participating Lenders”) under the Amended and Restated Credit Agreement by and among certain affiliates of GateHouse, the lenders from time to time party thereto and Cortland Products Corp., as administrative agent (the “Administrative Agent”), dated February 27, 2007 (as amended, the “2007 Credit Facility”) entered into the Restructuring Support Agreement (the “Support Agreement”), effective September 3, 2013, as may be amended, supplemented or modified from time to time, in which the parties agreed to support, subject to the terms and conditions of the Support Agreement, the Restructuring pursuant to the Plan.

In the Support Agreement, the parties agreed to support the Restructuring of GateHouse’s obligations under the 2007 Credit Facility and certain interest rate swaps secured thereunder (collectively, the “Outstanding Debt”) and GateHouse’s equity pursuant to the Plan. Under the Support Agreement, each of the Participating Lenders agreed to (a) support and take any reasonable action in furtherance of the Restructuring, (b) timely vote their Outstanding Debt to accept the Plan and not change or withdraw such vote, (c) support approval of the disclosure statement for the Plan (the “Disclosure Statement”) and confirmation of the Plan, as well as certain relief to be requested by Debtors from the Bankruptcy Court, (d) refrain from taking any action inconsistent with the confirmation or consummation of the Plan, and (e) not propose, support, solicit or participate in the formulation of any plan other than the Plan. The Support Agreement terminated on the Effective Date of the Plan.

Pursuant to the Restructuring, Newcastle offered to purchase the Outstanding Debt claims in cash and at 40% of (i) $1,167,449,812.96 of principal of claims under the 2007 Credit Facility, plus (ii) accrued and unpaid interest at the applicable contract non-default rate with respect thereto, plus (iii) all amounts, excluding any default interest, arising from transactions in connection with interest rate swaps secured under the 2007 Credit Facility (the “Cash-Out Offer”) on the Effective Date. The holders of the Outstanding Debt had the option of receiving, in satisfaction of their Outstanding Debt, their pro rata share of the (i) Cash-Out Offer and/or (ii) New Media Common Stock and Net Proceeds, if any, of the New Credit Facilities. All pensions, trade and all other unsecured claims will be paid in the ordinary course.

On September 20, 2013, GateHouse commenced a pre-packaged solicitation of the Plan (the “Solicitation”). Holders of Outstanding Debt sufficient to meet the requisite threshold of 67% in amount and majority in number (calculated without including any insider) necessary for acceptance of the Plan under the Bankruptcy Code (“Bankruptcy Threshold Creditors”) voted to accept the Plan in the Solicitation. 100% of the holders of the Outstanding Debt voted to accept the Plan and as a result, Debtors commenced Chapter 11 cases and sought approval of the Disclosure Statement and confirmation of the Plan therein. The Plan was confirmed by the Bankruptcy Court on November 6, 2013 and GateHouse emerged from bankruptcy on November 26, 2013.

On the Effective Date, the claims and interests against GateHouse were discharged primarily through the (a) issuance of 30,000,000 shares of Common Stock of New Media and/or payment of cash to holders of claims in connection with the 2007 Credit Facility and related interest rate swaps, as described above; (b) reinstatement of certain claims; (c) entry into the Management Agreement; (d) issuance of 1,362,479 warrants by New Media to former equity holders in GateHouse (“Former Equity Holders”); and (e) entry into the New Credit Facilities, the Net Proceeds of which, totaling $149,000,000, went to holders of the Outstanding Debt that elected to receive New Media Common Stock. In addition, 100% of the new equity interests in GateHouse were issued to New Media. On the Effective Date, GateHouse and certain of its subsidiaries converted into limited liability companies. As of the Effective Date, Newcastle owns 84.6% of New Media’s total equity.

Upon emergence from Chapter 11, we adopted fresh-start reporting in accordance with Accounting Standards Codification Topic 852, “Reorganizations.” Under fresh-start accounting, a new entity is deemed to have been created on the Effective Date of the Plan for financial reporting purposes and GateHouse’s recorded amounts of assets and liabilities will be adjusted to reflect their estimated fair values. As a result of the adoption of fresh-start accounting, our reorganized company post-emergence financial statements will generally not be comparable with the financial statements of our Predecessor prior to emergence, including the historical financial information in this Prospectus. See “Restructuring Agreements,” “The Spin-Off and Restructuring” and Note 21 to GateHouse’s Consolidated Financial Statements, “Subsequent Events and Going Concern Considerations.”

Investment Commitment Letter

On September 4, 2013, Newcastle and GateHouse entered into an Investment Commitment Letter, as amended (the “Investment Commitment Letter”) in connection with the Restructuring, effective September 3, 2013. Pursuant to the Investment Commitment Letter and the Plan, Newcastle agreed to purchase the Cash-Out Offer claims.

The Investment Commitment Letter provides that, on account of the claims purchased in the Cash-Out Offer, on the Effective Date of the Plan, Newcastle or the relevant affiliates or designees will receive its pro rata share of (a) New Media Common Stock and (b) Net Proceeds of the New Credit Facilities, if any, net of certain transaction expenses. The Investment Commitment Letter terminated on the Effective Date.

GateHouse Management and Advisory Agreement

On November 26, 2013, New Media entered into the GateHouse Management and Advisory Agreement (the “GateHouse Management Agreement”) with GateHouse, pursuant to which New Media will manage the assets and the day-to-day operations of GateHouse. New Media will be responsible for, among other things (i) the purchase and sale of GateHouse’s investments (ii) the financing of GateHouse’s investments and (iii) investment advisory services. Such services may be performed by the Manager.

The GateHouse Management Agreement has an initial three-year term and will be automatically renewed for one-year terms thereafter unless terminated by New Media or GateHouse. The GateHouse Management Agreement will automatically terminate if the Management Agreement between New Media and its Manager is terminated.

Commencing from the Listing, New Media is (a) entitled to receive a management fee equal to 1.50% per annum of GateHouse’s Total Equity (as defined in the GateHouse Management Agreement) and (b) eligible to receive incentive compensation that is based on GateHouse’s performance. In addition, GateHouse is obligated to reimburse certain expenses incurred by New Media in connection with the performance of its duties under the agreement. This description is a summary and is subject to, and qualified in its entirety by, the provisions of the GateHouse Management Agreement filed as Exhibit 10.32 to our registration statement on Form S-1.

Contribution of Local Media Group Holdings LLC

Newcastle acquired Local Media Group, Inc. (f/k/a Dow Jones Local Media Group, Inc.) (“Local Media”) on September 3, 2013 from News Corp. (the “Local Media Acquisition”) for approximately $82.6 million plus associated estimated transaction costs of $4.2 million. Newcastle made a total equity investment of $53.8 million and financed the remainder of the purchase price with $33.0 million of term loan debt provided under the Local Media Credit Facility. Newcastle contributed $2.5 million to Local Media on the closing of the Local Media Acquisition for working capital purposes, and Local Media can repay that amount as of October 25, 2013, when the full availability of the senior secured asset-based revolving credit facility of up to $10 million under the Local Media Credit Facility was activated.

Local Media operates print and online community media businesses in seven states including daily, Sunday and weekly newspapers, Internet sites, magazines, other news and advertising niche publications and commercial print and household distribution services and had $33 million of real estate value as determined by third-party appraisals completed in the second quarter of 2012. Local Media publishes 8 daily community newspapers and 15 weeklies in the New England, Mid-Atlantic and Pacific Coast regions of the United States. Many of these publications have been providing local content to their respective communities for over 75 years.

Pursuant to the Plan, Newcastle contributed 100% of the stock of Local Media Parent and assigned its rights under the stock purchase agreement pursuant to which it acquired Local Media (the “Local Media SPA”) to New Media, on the Effective Date (the “Local Media Contribution”). Local Media is wholly owned by Local Media Parent. In exchange, Newcastle received New Media Common Stock equal in value to the cost of the Local Media Acquisition, subject to certain adjustments (the “Local Media Contribution Value”).

On the Effective Date, the Local Media Contribution Value was $53.8 million, consisting of approximately $82.6 million as the estimated cost of the Local Media Acquisition as adjusted to include $4.25 million in out-of-pocket transaction expenses of Newcastle and deduct $33.0 million in funded debt at Local Media Parent under the Local Media Credit Facility.

GateHouse manages the assets of Local Media pursuant to a management and advisory agreement. The agreement has a two-year term, with automatic renewal for successive two-year periods unless terminated. While the agreement is in effect, GateHouse will receive an annual management fee of $1.1 million, subject to adjustments (up to a maximum annual management fee of $1.2 million), and an annual incentive compensation fee based on exceeding EBITDA targets of Local Media.

Local Media Credit Facility

The Local Media Credit Facility provides for a $33 million senior secured term loan, which was funded on September 3, 2013, and a senior secured asset-based revolving credit facility in an aggregate principal amount of up to $10 million, whose full availability was activated on October 25, 2013 as a result of the accession of Capital One Business Credit Corp. as a lender thereunder and as the replacement administrative and collateral agent for Credit Suisse AG, Cayman Islands Branch. Borrowings under the Local Media Credit Facility bear interest, at the borrower’s option, equal to (i) the LIBOR Rate (as defined in the Local Media Credit Facility Credit Agreement) plus the LIBOR Rate Margin (i.e., 6.50% per annum) or (ii) Base Rate (as defined in the Local Media Credit Facility Credit Agreement) plus the Base Rate Margin (i.e., 5.50% per annum). Repayments of principal are due in an amount of $203,125 per quarter for each completed fiscal quarter through September 30, 2015 and repayments of principal are due in an amount of $406,250 per quarter for each completed fiscal quarter starting December 31, 2015, with the remaining balance of principal becoming fully due and payable on the maturity date of September 4, 2018.

New Credit Facilities

The First Lien Credit Facility provides for (i) a term loan A in the aggregate principal amount of $25 million, a term loan B in the aggregate principal amount of $50 million, and a revolving credit facility in an aggregate principal amount of up to $40 million (of which $25 million was funded on the Effective Date). Borrowings under the First Lien Credit Facility bear interest at a rate per annum equal to (i) with respect to the revolving credit facility, the applicable Revolving Interest Rate (as defined the First Lien Credit Agreement), (ii) with respect to the term loan A, the Term Loan A Rate (as defined in the First Lien Credit Agreement), and (iii) with respect to the term loan B, the Term Loan B Rate (as defined in the First Lien Credit Agreement). Amounts outstanding under the term loans and revolving credit facility will be fully due and payable on November 26, 2018.

The Second Lien Credit Facility provides for a term loan in an aggregate principal amount of $50 million. Borrowings under the Second Lien Credit Facility bear interest, at the Loan Parties’ option, equal to (1) the LIBOR Rate (as defined in the Second Lien Credit Facility) plus 11.00% or (2) the Alternate Base Rate (as defined in the Second Lien Credit Facility) plus 10.00%. The outstanding principal will be fully due and payable on the maturity date of November 26, 2019.

GateHouse’s entry into the New Credit Facilities was not a condition to the effectiveness of the Plan.

Pursuant to the Plan, holders of the Outstanding Debt who elected to receive New Media Common Stock received their pro rata share of the Net Proceeds of the New Credit Facilities. The Net Proceeds distributed to holders of the Outstanding Debt totaled $149 million. The proceeds of additional drawings of the revolving credit facility under the First Lien Credit Facility after the Effective Date will be applied towards ongoing working capital needs, general corporate purposes, capital expenditures and potential acquisitions. New Media distributed to each holder of New Media Common Stock, including Newcastle on account of the Cash-Out Offer, its pro rata share of $149 million in Net Proceeds of the New Credit Facilities. No amount of the Net Proceeds were distributed to Newcastle on account of the Local Media Contribution.

New Media Warrants

On the Effective Date, New Media was deemed to have issued and distributed 1,362,479 10-year warrants to Former Equity Holders (the “New Media Warrants”). The New Media Warrants collectively represent the right to acquire New Media Common Stock, which in the aggregate will be equal to 5% of New Media Common Stock as of the Effective Date (calculated prior to dilution from shares of New Media Common Stock issued pursuant to the Local Media Contribution) at a strike price per share of $46.35 calculated based on a total equity value of New Media prior to the Local Media Contribution of $1.2 billion as of the Effective Date. Former equity interests were cancelled under the Plan. New Media Warrants will not have the benefit of antidilution protections, other than customary protections including for stock splits and stock dividends. This description is a summary and is subject to, and qualified in its entirety by, the provisions of the Warrant Agreement filed as Exhibit 10.37 to our registration statement on Form S-1.

Registration Rights

New Media entered into a registration rights agreement with Omega Advisors, Inc. and its affiliates (collectively, “Omega”). Under the terms of the registration rights agreement, subject to customary exceptions and limitations, New Media will be required to use commercially reasonable efforts to file a registration statement as soon as reasonably practicable, but not prior to the earlier of (i) 120 days following the Effective Date and (ii) 14 days after the required financials are completed in the ordinary course of business, providing for the registration and sale by Omega of its New Media Common Stock (the “Registration Statement”). During the first 12 months following the trading of New Media Common Stock on a major U.S. national securities exchange, subject to customary exceptions and limitations, Omega may request one demand right with respect to some or all of the New Media Common Stock held by Omega under the Registration Statement (the “Demand Registration”).

Once New Media is eligible to use Form S-3, New Media will be required to use commercially reasonable efforts to file a resale shelf registration statement providing for the registration and sale on a continuous or delayed basis by Omega of its New Media Common Stock (the “Shelf Registration”), subject to customary exceptions and limitations. Omega is entitled to initiate up to three offerings or sales with respect to some or all of the New Media Common Stock held by Omega pursuant to the Shelf Registration.

Omega may only exercise its right to request the Demand Registration and any Shelf Registrations if the New Media Common Stock eligible to be sold pursuant to such Registration Statement or Shelf Registration is at least 3% of the then-outstanding New Media Common Stock. This description is a summary and is subject to, and qualified in its entirety by, the provisions of the Registration Rights Agreement filed as Exhibit 4.5 to our registration statement on Form S-1.

Credit Amendment to 2007 Credit Facility

On September 4, 2013, GateHouse entered into an Amendment Agreement to the 2007 Credit Facility (“Credit Amendment”) with Newcastle and certain lenders under GateHouse’s 2007 Credit Facility, effective September 3, 2013, which improved certain terms of the 2007 Credit Facility, including: a clarified and expanded definition of “Eligible Assignee” (as defined therein); an increase in the base amount in the formula used to calculate the “Permitted Investments” (as defined therein) basket from $35 million to a base of $50 million; the removal of the requirement that GateHouse’s annual financial statements not have a “going concern” or like qualification to the audit; the removal of a cross default from any Secured Hedging Agreement (as defined therein) to the 2007 Credit Facility; the removal of a Bankruptcy Default (as defined therein), arising from actions in furtherance of or indicating consent to the specified actions; and a waiver of any prior Default or Event of Default, as defined therein, including without limitation from the negotiation, entry into, or performance of the Support Agreement or the Investment Commitment Letter.

In consideration of the changes described above, GateHouse agreed to pay each of the lenders party to the Credit Amendment that timely executed the Credit Amendment and the Support Agreement an amendment fee equal to 3.5% multiplied by the aggregate Outstanding Debt held (including through trades pending settlement) by such lender (the “Amendment Fee”), unless waived in writing. Newcastle and certain other lenders elected to waive their Amendment Fee.

Risk Factors

Our business is subject to various risks. For a description of these risks, see the section entitled “Risk Factors” beginning on page 32 and the other information included elsewhere in this Prospectus.

Corporate Information

Our principal executive offices are located at 1345 Avenue of the Americas, New York, New York, 10105. Our telephone number is 212-479-3160 and our website is www.newmediainvestmentgroup.com.

Organizational Structure

The charts below represent a simplified summary of the key companies within our organizational structure prior to the Effective Date of the Plan and after the spin-off.

Summary of the Spin-Off

The following is a summary of the terms of the spin-off. See “The Spin-Off and Restructuring” in this Prospectus for a more detailed description of the matters described below.

Distributing company	Newcastle is the distributing company in the spin-off. Immediately following the Distribution, Newcastle will not own any capital stock of New Media.

Distributed company	New Media is the distributed company in the spin-off.

Primary purposes of the spin-off	For the reasons more fully discussed in “Questions and Answers About the Spin-off—What are the reasons for the spin-off?”, Newcastle believes that separating New Media from Newcastle is in the best interests of both Newcastle and New Media.

Distribution ratio	Each holder of Newcastle common stock will receive 0.07219 shares of New Media’s Common Stock for each share of Newcastle common stock held on February 6, 2014, the Record Date for the Distribution. Fractional shares of New Media’s Common Stock will not be distributed in the spin-off. Holders of Newcastle common stock will receive cash in lieu of fractional shares of New Media Common Stock.

Securities to be distributed	All of the shares of New Media Common Stock owned by Newcastle, which will be 84.6% of our Common Stock outstanding immediately prior to the Distribution.

Based on the 351,453,495 shares of Newcastle common stock outstanding on January 24, 2014, and the distribution ratio of 0.07219 shares of New Media Common Stock for each share of Newcastle common stock, 25,373,120 shares of our Common Stock will be distributed to Newcastle stockholders. The number of shares of Common Stock that Newcastle will distribute to its stockholders will be reduced to the extent that cash payments are made or will be made in lieu of the issuance of fractional New Media Common Stock.

Record Date	The Record Date for the Distribution is 5:00 P.M., Eastern Time, on February 6, 2014.

Distribution date	The Distribution Date will be February 13, 2014.

The Distribution

On the Distribution Date, Newcastle, with the assistance of American Stock Transfer & Trust Company, LLC, the distribution agent, will electronically issue shares of our Common Stock to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. You will not be required to make any payment, surrender or exchange your shares of Newcastle common stock or take any other action to receive your shares of our Common Stock. If you sell shares of Newcastle common stock in the “regular-way” market through the Distribution Date, you will also sell your right to receive shares of New Media Common Stock in the Distribution. Registered stockholders will receive additional information from the distribution agent shortly after the Distribution Date. Following the Distribution, stockholders whose shares are held in book-entry form may request that their shares of New Media Common Stock be transferred to a brokerage or other account at any time, without charge. Beneficial stockholders that hold shares through brokerage firms will receive additional information from their brokerage firms shortly after the Distribution Date.

Fractional shares of Common Stock will not be distributed in the spin-off. Holders of Newcastle common stock will receive cash in lieu of fractional shares of New Media Common Stock. American Stock Transfer & Trust Company, LLC, the distribution agent, will aggregate all fractional shares of Newcastle common stock into whole shares, sell the whole shares in the open market at prevailing market prices on behalf of holders entitled to receive a fractional share, and distribute the aggregate net cash proceeds of the sales pro rata to these holders.

Conditions to Distribution	The Distribution of our Common Stock is subject to the satisfaction or waiver of the following conditions:

•	Our registration statement on Form S-1, of which this Prospectus is a part, shall have become effective under the Securities Act, and no stop order relating to the registration statement shall be in effect;

•	the listing of our Common Stock on the NYSE shall have been approved, subject to official notice of issuance;

•	the Plan is approved by the Bankruptcy Court without any appeals by any parties; and

•	no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution or any of the transactions related thereto, shall be in effect.

Newcastle has the right not to complete the Distribution if, at any time prior to the Distribution Date (even if all such conditions are satisfied), its board of directors determines, in its sole discretion, that the Distribution is not in the best interest of Newcastle or that market conditions are such that it is not advisable to separate New Media from Newcastle.

Stock exchange listing	Our Common Stock has been authorized for listing on the NYSE under the ticker symbol “NEWM,” subject to official notice of issuance. We anticipate that on or prior to the Record Date for the Distribution, trading of shares of our Common Stock will begin on a “when-issued” basis and will continue up to and including the Distribution Date. See “The Spin-Off and Restructuring—Trading Between the Record Date and Distribution Date,” included elsewhere in this Prospectus.

It is expected that after the Distribution of New Media Common Stock, Newcastle common stock will continue to be traded on the NYSE under the symbol “NCT.”

Distribution agent	American Stock Transfer & Trust Company, LLC.

Tax considerations	The Distribution of our Common Stock will not qualify for tax-free treatment, and an amount equal to the fair market value of the shares of our Common Stock received by you on the date of Distribution will be treated as a taxable dividend to the extent of your ratable share of any current or accumulated earnings and profits of Newcastle. The excess will be treated as a non-taxable return of capital to the extent of your tax basis in the shares of Newcastle common stock and any remaining excess will be treated as capital gain. Your tax basis in the shares of Newcastle common stock held at the time of the Distribution will be reduced (but not below zero) to the extent the fair market value of the shares of our Common Stock distributed by Newcastle in the Distribution exceeds Newcastle’s current and accumulated earnings and profits, as adjusted to take account of other distributions made by Newcastle in the taxable year that includes the Distribution. Your holding period for such Newcastle shares will not be affected by the Distribution. Newcastle will not be able to advise stockholders of the amount of earnings and profits of Newcastle until after the end of the 2014 calendar year.

Summary Historical Consolidated and Pro Forma Financial Data

The following selected financial data for the three years ended December 30, 2012 are derived from the audited consolidated financial statements of GateHouse, our Predecessor, which have been audited by Ernst & Young LLP, independent registered public accounting firm. Ernst & Young LLP’s report on the consolidated financial statements for the year ended December 30, 2012, which appears elsewhere herein, includes an explanatory paragraph which describes an uncertainty about GateHouse’s ability to continue as a going concern. The financial data for the nine month periods ended September 29, 2013 and September 30, 2012 are derived from the unaudited condensed consolidated financial statements of GateHouse, our Predecessor. The unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring accruals, which GateHouse considers necessary for a fair presentation of the financial position and the results of operations for these periods. The selected financial data as of and for the years ended December 30, 2012, January 1, 2012 and December 31, 2010, and the selected financial data as of and for the nine months ended September 30, 2012 have been revised to reflect one of GateHouse’s publications as a discontinued operation for comparability.

Operating results for the nine months ended September 29, 2013 are not necessarily indicative of the results that may be expected for the entire year ending December 29, 2013. Our core business performance, as presented in our revenue and our operating and selling, general and administrative expense amounts, is not anticipated to be materially impacted by the spin-off. However, as a result of the execution of the Support Agreement, all debt, including derivative liabilities and deferred financing assets, is expected to be eliminated on the Effective Date of the Plan. This will result in a significant reduction in our interest expense and the elimination of the gain (loss) on derivative instruments and deferred financing amortization. Upon the emergence from bankruptcy, fresh start accounting will lead to changes in the basis of our property, plant and equipment and intangible assets that will impact future depreciation and amortization expense levels. Other significant changes to our financial information include that we expect to become subject to federal and state income taxation and to pay fees to our Manager. In addition, the Local Media Contribution and the expected consolidation of Local Media by GateHouse as a result of the management agreement between GateHouse and Local Media Parent, which was assigned to Local Media, will impact the financial position and the result of operations. The impact of these changes is discussed in greater detail within the Unaudited Pro Forma Condensed Combined Financial Information section of this Prospectus. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein.

The following selected pro forma financial information as of September 29, 2013, for the nine months ended September 29, 2013 and for the year ended December 30, 2012 are based on (i) the audited financial statements of New Media which was formed on June 18, 2013 and subsequently capitalized, (ii) the audited consolidated financial statements of GateHouse for the year ended December 30, 2012 and the unaudited consolidated financial statements of GateHouse as of and for the nine months ended September 29, 2013, and (iii) the audited combined financial statements of Local Media as of and for the year ended June 30, 2013, each included in this Prospectus.

The pro forma financial information is provided for informational and illustrative purposes only and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” New Media’s historical financial statements and related notes thereto, GateHouse’s historical consolidated financial statements and notes thereto and Local Media’s historical combined financial statements and notes thereto, each included elsewhere in this Prospectus. In addition, the historical financial statements of GateHouse, our Predecessor, will not be comparable following its emergence from Chapter 11 due to the effects of the consummation of the Plan, as well as adjustments for fresh-start accounting. All tables are presented in thousands unless otherwise noted.

The pro forma financial information gives effect to three categories of adjustments as if the transactions reflected in such adjustments had occurred on January 2, 2012 for the unaudited pro forma condensed combined statements of operations and on September 29, 2013 for the unaudited pro forma condensed combined balance sheet. The three categories of adjustments are summarized below.

GateHouse Effects of Plan Adjustments

•	Approximately $1.2 billion of our Predecessor’s Outstanding Debt will be cancelled and exchanged for New Media Common Stock equal in value to 40% of the face amount of the Outstanding Debt;

•	the equity interests in our Predecessor will be cancelled and discharged and 100% of the new equity in the reorganized GateHouse will be issued to New Media;

•	the Former Equity Holders will receive New Media Warrants representing the right to acquire New Media Common Stock equal to 5.0% of the New Media Common Stock as of the Effective Date;

•	commencing from the Listing, New Media will pay its Manager a management fee equal to 1.5% per annum of its Total Equity (as defined in the Management Agreement), calculated and payable monthly in arrears in cash; and

•	the payment of additional estimated reorganization costs of $9.8 million.

GateHouse Fresh-Start and Other Adjustments

•	The adoption by GateHouse of fresh-start accounting, in accordance with ASC 852 upon confirmation of the Plan.

Local Media Purchase Accounting and Other Adjustments

•	Newcastle will contribute 100% of the common stock of Local Media Parent to New Media in exchange for New Media Common Stock equal in value to the cost of Newcastle’s Local Media Acquisition; and

•	the impact of Local Media purchase accounting adjustments, in accordance with ASC 805. As Local Media was consolidated in GateHouse historical results beginning on September 3, 2013, the purchase accounting adjustments are already included in column “GateHouse Historical September 29, 2013” on the unaudited pro forma condensed combined balance sheet. The unaudited pro forma condensed combined statements of operations for December 30, 2012 and September 29, 2013 include a separate column for Local Media adjustments labeled as “Local Media Purchase Accounting and Other Adjustments.”

	Nine Months Ended September 29, 2013		Nine Months Ended September 29, 2013		Nine Months Ended September 30, 2012		Year Ended December 30, 2012		Year Ended December 30, 2012		Year Ended January 1, 2012(4)		Year Ended December 31, 2010
	Pro Forma		Historical		Historical		Pro Forma		Historical		Historical		Historical
	(In Thousands, Except Per Share Data)
Statement of Operations Data:
Revenues:
Advertising	$281,877		$229,569		$246,010		$419,210		$330,881		$357,134		$385,579
Circulation	136,225		102,370		98,279		183,779		131,576		131,879		133,192
Commercial printing and other	41,605		24,233		18,872		50,114		26,097		25,657		25,967

Total revenues	459,707		356,172		363,161		653,103		488,554		514,670		544,738
Operating costs and expenses:
Operating costs	259,480		200,824		202,644		350,662		268,222		281,884		296,974
Selling, general and administrative	153,381		121,254		107,059		206,744		145,020		146,295		154,516
Depreciation and amortization	26,741		30,383		30,006		36,915		39,888		42,426		45,080
Integration and reorganization costs	1,380		1,380		3,457		4,393		4,393		5,884		2,324
Impairment of long-lived assets	111,902		91,599		—		692		—		1,733		430
(Gain) loss on sale of assets	1,052		1,052		534		1,238		1,238		455		1,551
Goodwill and mastheads impairment	21,965		—		—		197,177		—		385		—

Operating income (loss)	(116,194)		(90,320)		19,461		(144,718)		29,793		35,608		43,863
Interest expense, amortization of deferred financing costs, gain on early extinguishment of debt, (gain) loss on derivative instruments and other	13,324		71,335		42,819		16,238		57,463		58,361		69,520
Reorganization items, net	—		9,843		—		—		N/A		N/A		N/A

Loss from continuing operations before income taxes	(129,518)		(171,498)		(23,358)		(160,956)		(27,670)		(22,753)		(25,657)
Income tax expense (benefit)	(50,706)		(10,878)		(207)		(63,014)		(207)		(1,803)		(155)

(Loss) income from continuing operations	(78,812)		(160,620)		(23,151)		(97,942)		(27,463)		(20,950)		(25,502)
Income (loss) from discontinued operations, net of income taxes	N/A		(1,034)		(2,093)		N/A		(2,340)		(699)		(542)

Net (loss) income	N/A		(161,654)		(25,244)		N/A		(29,803)		(21,649)		(26,044)
Net (loss) income attributable to noncontrolling interest	N/A		865		N/A		N/A		N/A		N/A		N/A
Net (loss) income attributable to GateHouse Media	N/A		(160,789)		(25,244)		N/A		N/A		N/A		N/A
Basic net (loss) income from continuing operations attributable to GateHouse Media per share	(2.63	)(1)	$(2.75	)(2)	$(0.40	)(2)	(3.26	)(1)	$(0.47	)(2)	$(0.36	)(2)	$(0.44	)(2)
Diluted net (loss) income from continuing operations attributable to GateHouse Media per share	(2.63	)(1)	$(2.75	)(2)	$(0.40	)(2)	(3.26	)(1)	$(0.47	)(2)	$(0.36	)(2)	$(0.44	)(2)
Basic net (loss) income from discontinued operations, attributable to GateHouse Media, net of income taxes, per share	N/A		$(0.02)		(0.04)		N/A	(1)	(0.04)		(0.01)		(0.01)
Diluted net (loss) income from discontinued operations, attributable to GateHouse Media, net of income taxes, per share	N/A		$(0.02)		(0.04)		N/A		(0.04)		(0.01)		(0.01)
Basic weighted average shares outstanding	30,000,000	(1)	58,068,277	(2)	58,038,673	(2)	30,000,000	(1)	58,041,907	(2)	57,949,815	(2)	57,723,353	(2)
Diluted weighted average shares outstanding	30,000,000	(1)	58,068,277	(2)	58,038,673	(2)	30,000,000	(1)	58,041,907	(2)	57,949,815	(2)	57,723,353	(2)

	Nine Months Ended September 29, 2013	Nine Months Ended September 29, 2013	Nine Months Ended September 30, 2012	Year Ended December 30, 2012	Year Ended December 30, 2012	Year Ended January 1, 2012(4)	Year Ended December 31, 2010
	Pro Forma	Historical	Historical	Pro Forma	Historical	Historical	Historical
	(In Thousands, Except Per Share Data)
Statement of Cash Flow Data:
Net cash (used in) provided by operating activities	N/A	$(9,737)	$24,222	N/A	$23,499	$22,439	$26,453
Net cash used in investing activities	N/A	(2,499)	(2,014)	N/A	(1,044)	(731)	(624)
Net cash used in financing activities	N/A	(2,538)	(4,600)	N/A	(7,140)	(11,249)	(22,010)
Other Data:	N/A			N/A
Adjusted EBITDA(3)	N/A	$20,814	$49,500	N/A	$69,766	$80,547	$89,511
Cash interest paid	N/A	43,400	43,778	N/A	$55,976	$58,225	$59,317

(1)	Attributable to New Media during the applicable period.
(2)	Attributable to GateHouse during the applicable period.
(3)	We define Adjusted EBITDA as net income (loss) from continuing operations before income tax expense (benefit), interest/financing expense, depreciation and amortization and non-cash impairments. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered in isolation or as an alternative to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. We believe this non-GAAP measure, as we have defined it, is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance in our day-to-day operations. This measure provides an assessment of controllable expenses and affords management the ability to make decisions that are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. Adjusted EBITDA provides an indicator for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA provides us with a measure of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation and interest expense associated with our capital structure. This metric measures our financial performance based on operational factors that management can impact in the short-term, namely our cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics used by senior management and the Board to review the financial performance of our business on a monthly basis.

Not all companies calculate Adjusted EBITDA using the same methods. Therefore, the Adjusted EBITDA figures set forth herein may not be comparable to Adjusted EBITDA reported by other companies. A substantial portion of our Adjusted EBITDA was dedicated to the payment of interest on our outstanding indebtedness and to service other commitments, thereby reducing the funds available to us for other purposes. Adjusted EBITDA does not represent an amount of funds that is available for management’s discretionary use. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this Prospectus.

(4)	The year ended January 1, 2012 included a 53rd week of operations for approximately 60% of the business.

The table below shows the reconciliation of loss from continuing operations to Adjusted EBITDA for the periods presented:

	Nine Months Ended September 29, 2013	Nine Months Ended September 30, 2012	Year Ended December 30, 2012	Year Ended January 1, 2012(g)	Year Ended December 31, 2010
	(In Thousands)
Loss from continuing operations	$(160,620)	$(23,151)	$(27,463)	$(20,950)	$(25,502)
Income tax expense (benefit)	(10,878)	(207)	(207)	(1,803)	(155)
(Gain) loss on derivative instruments(f)	14	(1,639)	(1,635)	(913)	8,277
Amortization of deferred financing costs	803	994	1,255	1,360	1,360
Interest expense	69,513	43,497	57,928	58,309	60,021
Impairment of long-lived assets	91,599	—	—	1,733	430
Depreciation and amortization	30,383	30,006	39,888	42,426	45,080
Goodwill and mastheads impairment	—	—	—	385	—
Adjusted EBITDA from continuing operations	$20,814 (a)	$49,500 (b)	$69,766 (c)	$80,547 (d)	$89,511 (e)

(a)	Adjusted EBITDA for the nine months ended September 29, 2013 included net expenses of $22,419, which are one-time in nature or non-cash compensation. Included in these net expenses of $22,419 is non-cash compensation and other expense of $20,807, non-cash portion of postretirement benefits expense of $(820), integration and reorganization costs of $1,380 and a $1,053 loss on the sale of assets.

(b)	Adjusted EBITDA for the nine months ended September 30, 2012 included net expenses of $7,684, which are one-time in nature or non-cash compensation. Included in these net expenses of $7,684 is non-cash compensation and other expense of $4,125, non-cash portion of postretirement benefits expense of $(432), integration and reorganization costs of $3,457 and a $534 loss on the sale of assets.

Adjusted EBITDA also does not include $593 from our discontinued operations.

(c)	Adjusted EBITDA for the year ended December 30, 2012 included net expenses of $11,009, which are one time in nature or non-cash compensation. Included in these net expenses of $11,009 are non-cash compensation and other expenses of $6,274, non-cash portion of post-retirement benefits expense of $(896), integration and reorganization costs of $4,393 and a $1,238 loss on the sale of assets.

Adjusted EBITDA also does not include $255 of EBITDA generated from our discontinued operations.

(d)	Adjusted EBITDA for the year ended January 1, 2012 included net expenses of $9,461, which are one time in nature or non-cash compensation. Included in these net expenses of $9,461 are non-cash compensation and other expenses of $4,226, non-cash portion of post-retirement benefits expense of $(1,104), integration and reorganization costs of $5,884 and an $455 loss on the sale of assets.

Adjusted EBITDA also does not include $432 of EBITDA generated from our discontinued operations.

(e)	Adjusted EBITDA for the year ended December 31, 2010 included net expenses of $8,231, which are one time in nature or non-cash compensation. Included in these net expenses of $8,231 are non-cash compensation and other expenses of $5,005, non-cash portion of post-retirement benefits expense of $(649), integration and reorganization costs of $2,324 and a $1,551 loss on the sale of assets.

Adjusted EBITDA also does not include $463 of EBITDA generated from our discontinued operations.

(f)	Non-cash (gain) loss on derivative instruments is related to interest rate swap agreements which are financing related and are excluded from Adjusted EBITDA.

(g)	The year ended January 1, 2012 included a 53rd week of operations for approximately 60% of the business.

	As of
	September 29, 2013	September 29, 2013	September 30, 2012	December 30, 2012	January 1, 2012	December 31, 2010
	Pro Forma	Historical	Historical	Historical	Historical	Historical
	(In Thousands)
Balance Sheet Data:
Total assets	$667,542	$426,975	$480,438	$469,766	$510,802	$546,327
Total long-term obligations, including current maturities	184,836	36,341	1,179,949	1,177,298	1,185,212	1,197,347
Stockholders’ equity (deficit)	390,197	(902,362)	(829,106)	(834,159)	(805,632)	(792,121)

RISK FACTORS

You should carefully consider the following risks and other information in this Prospectus in evaluating us and our Common Stock. Any of the following risks could materially and adversely affect our results of operations or financial condition. The risk factors generally have been separated into the following groups: risks related to our business, risks related to our Manager, risks related to the Distribution and risks related to our Common Stock.

Risks Related to Our Business

We depend to a great extent on the economies and the demographics of the local communities that we serve, and we are also susceptible to general economic downturns, which have had, and could continue to have, a material and adverse impact on our advertising and circulation revenues and on our profitability.

Our advertising revenues and, to a lesser extent, circulation revenues, depend upon a variety of factors specific to the communities that our publications serve. These factors include, among others, the size and demographic characteristics of the local population, local economic conditions in general and the economic condition of the retail segments of the communities that our publications serve. If the local economy, population or prevailing retail environment of a community we serve experiences a downturn, our publications, revenues and profitability in that market could be adversely affected. Our advertising revenues are also susceptible to negative trends in the general economy, like the economic downturn recently experienced, that affect consumer spending. The advertisers in our newspapers and other publications and related websites are primarily retail businesses that can be significantly affected by regional or national economic downturns and other developments. Continuing or deepening softness in the U.S. economy could also significantly affect key advertising revenue categories, such as help wanted, real estate and automotive.

Uncertainty and adverse changes in the general economic conditions of markets in which we participate may negatively affect our business.

Current and future conditions in the economy have an inherent degree of uncertainty. As a result, it is difficult to estimate the level of growth or contraction for the economy as a whole. It is even more difficult to estimate growth or contraction in various parts, sectors and regions of the economy, including the markets in which we participate. Adverse changes may occur as a result of weak global economic conditions, rising oil prices, wavering consumer confidence, unemployment, declines in stock markets, contraction of credit availability, declines in real estate values, or other factors affecting economic conditions in general. These changes may negatively affect the sales of our products, increase exposure to losses from bad debts, increase the cost and decrease the availability of financing, or increase costs associated with publishing and distributing our publications.

Our ability to generate revenues is correlated with the economic conditions of two geographic regions of the United States.

Our Company primarily generates revenue in two geographic regions: the Northeast and the Midwest. During the nine months ended September 29, 2013, approximately 41% of our total revenues were generated in two states in the Northeast: Massachusetts and New York. During the same period, approximately 28% of our total revenues were generated in two states in the Midwest: Illinois and Ohio. As a result of this geographic concentration, our financial results, including advertising and circulation revenue, depend largely upon economic conditions in these principal market areas. Accordingly, adverse economic developments within these two regions in particular could significantly affect our consolidated operations and financial results.

Our indebtedness and any future indebtedness may limit our financial and operating activities and our ability to incur additional debt to fund future needs or dividends.

As of the Effective Date, GateHouse’s outstanding indebtedness includes the First Lien Credit Facility consisting of term loans in the aggregate principal amount of $75,000,000 and a revolving credit facility in an aggregate principal amount of up to $40,000,000 (of which $25,000,000 was funded on November 26, 2013) and a Second Lien Credit Facility consisting of a term loan in the aggregate principal amount of $50,000,000. Additionally, in connection with the Local Media Acquisition, Local Media Parent entered into the Local Media Credit Facility, which consists of a $33 million senior secured term loan, which was funded on September 3, 2013, and a senior secured asset-based revolving credit facility in an aggregate principal amount of up to $10 million, whose full availability was activated on October 25, 2013. This indebtedness and any future indebtedness we incur could:

•	require us to dedicate a portion of cash flow from operations to the payment of principal and interest on indebtedness, including indebtedness we may incur in the future, thereby reducing the funds available for other purposes, including dividends or other distributions;

•	subject us to increased sensitivity to increases in prevailing interest rates;

•	place us at a competitive disadvantage to competitors with relatively less debt in economic downturns, adverse industry conditions or catastrophic external events; or

•	reduce our flexibility in planning for or responding to changing business, industry and economic conditions.

In addition, our indebtedness could limit our ability to obtain additional financing on acceptable terms or at all to fund future acquisitions, working capital, capital expenditures, debt service requirements, general corporate and other purposes, which would have a material effect on our business and financial condition. Our liquidity needs could vary significantly and may be affected by general economic conditions, industry trends, performance and many other factors not within our control.

The Local Media Credit Facility and New Credit Facilities contain covenants that restrict our operations and may inhibit our ability to grow our business and increase revenues.

The Local Media Credit Facility and New Credit Facilities contain restrictions, covenants and representations and warranties that apply to us. If we fail to comply with any of these covenants or breach these representations or warranties in any material respect, such noncompliance would constitute a default under the Local Media Credit Facility and New Credit Facilities (subject to applicable cure periods) and the lenders could elect to declare all amounts outstanding under the agreements related thereto to be immediately due and payable and enforce their respective interests against collateral pledged under such agreements.

The covenants and restrictions in the Local Media Credit Facility and New Credit Facilities generally restrict our ability to, among other things:

•	incur or guarantee additional debt;

•	make certain investments or acquisitions;

•	transfer or sell assets;

•	make distributions on common stock;

•	create or incur liens; and

•	enter into transactions with affiliates.

The restrictions described above may interfere with our ability to obtain new or additional financing or may affect the manner in which we structure such new or additional financing or engage in other business activities, which may significantly limit or harm our results of operations, financial condition and liquidity. A default and any resulting acceleration of obligations could also result in an event of default and declaration of acceleration under our other existing debt agreements. Such an acceleration of our debt would have a material adverse effect on our liquidity and our ability to continue as a going concern. A default could also significantly limit our alternatives to refinance both the debt under which the default occurred and other indebtedness. This limitation may significantly restrict our financing options during times of either market distress or our financial distress, which are precisely the times when having financing options is most important. For more information regarding the covenants and requirements discussed above, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness.”

We may not generate a sufficient amount of cash or generate sufficient funds from operations to fund our operations, pay dividends or repay our indebtedness.

Our ability to make payments on our indebtedness as required depends on our ability to generate cash flow from operations in the future. This ability, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

If we do not generate sufficient cash flow from operations to satisfy our debt obligations, including interest payments and the payment of principal at maturity, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot provide assurance that any refinancing would be possible, that any assets could be sold, or, if sold, of the timeliness and amount of proceeds realized from those sales, that additional financing could be obtained on acceptable terms, if at all, or that additional financing would be permitted under the terms of our various debt instruments then in effect. Furthermore, our ability to refinance would depend upon the condition of the finance and credit markets. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms or on a timely basis, would materially affect our business, financial condition or results of operations.

GateHouse’s independent audit report includes cautionary language on its ability to continue as a going concern.

The audit report issued by GateHouse’s independent registered public accounting firm on its audited financials for the fiscal year ended December 30, 2012, contains an explanatory paragraph regarding GateHouse’s ability to continue as a going concern. This explanatory paragraph indicates there is substantial doubt on the part of GateHouse’s independent registered public accounting firm as to its ability to continue as a going concern due to its entrance into the Support Agreement. As discussed in Note 21 to GateHouse’s Consolidated Financial Statements, the Support Agreement required GateHouse to file a voluntary petition seeking to reorganize under chapter 11 of the U.S. bankruptcy code, which it did on September 27, 2013.

GateHouse has prepared its financial statements on a going concern basis that contemplates the realization of assets and the satisfaction of liabilities in the normal course of business for the foreseeable future. GateHouse’s financial statements do not include any adjustments that would be necessary should it be unable to continue as a going concern and, therefore, be required to liquidate its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in its financial statements.

We may not be able to pay dividends in accordance with our announced intent or at all.

We have announced our intent to pay a substantial portion of our free cash flow as a dividend to our stockholders, subject to satisfactory financial performance and approval by our Board of Directors. The Board of Directors’ determinations regarding dividends will depend on a variety of factors, including the Company’s GAAP net income, free cash flow generated from operations or other sources, liquidity position and potential alternative uses of cash, such as acquisitions, as well as economic conditions and expected future financial results. Our ability to declare future dividends will depend on our future financial performance, which in turn depends on the successful implementation of our strategy and on financial, competitive, regulatory, technical and other factors, general economic conditions, demand and selling prices for our products and other factors specific to our industry or specific projects, many of which are beyond our control. Therefore, our ability to generate free cash flow depends on the performance of our operations and could be limited by decreases in our profitability or increases in costs, capital expenditures or debt servicing requirements.

Our Predecessor suspended the payments of dividends commencing with the second quarter of 2008. We will own substantially all of our Predecessor’s assets, and our Predecessor experienced revenue and cash flow declines in the years since 2008. In addition, we may acquire additional companies with declining cash flow as part of a strategy aimed at stabilizing cash flow through expense reduction and digital expansion. If our strategy is not successful, we may not be able to pay dividends.

As a holding company, we are also dependent on our subsidiaries being able to pay dividends to us. If our subsidiaries incur debt or losses, such indebtedness or loss may impair their ability to pay dividends or make other distributions to us. In addition, our ability to pay dividends will be substantially affected by the ability of our subsidiaries to provide cash to us. The ability of our subsidiaries to declare and pay dividends to us will be dependent on their cash income and cash available and may be restricted under applicable law or regulation. Under Delaware law, approval of the Board of Directors is required to approve any dividend, which may only be paid out of surplus or net profit for the applicable fiscal year. In addition, we or our subsidiaries may be subject to restrictions on the ability to pay dividends under instruments governing indebtedness. We may not be able to pay dividends in accordance with our announced intent or at all.

The collectability of accounts receivable under adverse economic conditions could deteriorate to a greater extent than provided for in our financial statements and in our projections of future results.

Adverse economic conditions in the United States have increased our exposure to losses resulting from financial distress, insolvency and the potential bankruptcy of our advertising customers. Our accounts receivable are stated at net estimated realizable value and our allowance for doubtful accounts has been determined based on several factors, including receivable agings, significant individual credit risk accounts and historical experience. If such collectability estimates prove inaccurate, adjustments to future operating results could occur.

Our Predecessor experienced declines in its credit ratings, which could adversely affect our ability to obtain new financing to fund our operations and strategic initiatives or to refinance our existing debt at attractive rates.

During 2008, GateHouse’s credit rating was downgraded to below investment grade by both Standard & Poor’s and Moody’s Investors Service. GateHouse’s credit rating was further downgraded in 2009 and 2010. These downgrades will negatively affect our cost of financing and subject us to more restrictive covenants than those that might otherwise apply. As a result, our financing options may be limited. Any future downgrades in our credit ratings could further increase our borrowing costs, subject us to more onerous terms and reduce or eliminate our borrowing flexibility in the future. Such limitations on our financing options may adversely affect our ability to refinance existing debt and incur new debt to fund our operations and strategic initiatives.

If there is a significant increase in the price of newsprint or a reduction in the availability of newsprint, our results of operations and financial condition may suffer.

The basic raw material for our publications is newsprint. We generally maintain only a 45 to 55-day inventory of newsprint, although our participation in a newsprint-buying consortium has helped ensure adequate supply. An inability to obtain an adequate supply of newsprint at a favorable price or at all in the future could have a material adverse effect on our ability to produce our publications. Historically, the price of newsprint has been volatile, reaching a high of approximately $823 per metric ton in 2008 and experiencing a low of almost $410 per metric ton in 2002. The average price of newsprint for 2012 was approximately $667 per metric ton. Recent and future consolidation of major newsprint suppliers may adversely affect price competition among suppliers. Significant increases in newsprint costs for properties and periods not covered by our newsprint vendor agreement could have a material adverse effect on our financial condition and results of operations.

Our Predecessor experienced declines in advertising revenue, and further declines, which could adversely affect our results of operations and financial condition, may occur.

Our Predecessor, GateHouse, experienced declines in advertising revenue over the past few years, due primarily to the economic recession and advertisers’ shift from print to digital media. Advertising revenue decreased by $26.3 million, or 7.4%, in the year ended December 30, 2012, as compared to the year ended January 1, 2012. Advertising revenue decreased by $16.4 million, or 6.7%, in the nine months ended September 29, 2013, as compared to the nine months ended September 30, 2012. We continue to search for organic growth opportunities, including in our digital advertising business, and for ways to stabilize print revenue declines through new product launches and pricing. However, there can be no assurance that our advertising revenue will not continue to decline. Further declines in advertising revenue could adversely affect our results of operations and financial condition.

We compete with a large number of companies in the local media industry; if we are unable to compete effectively, our advertising and circulation revenues may decline.

Our business is concentrated in newspapers and other print publications located primarily in small and midsize markets in the United States. Our revenues primarily consist of advertising and paid circulation. Competition for advertising revenues and paid circulation comes from direct mail, directories, radio, television, outdoor advertising, other newspaper publications, the internet and other media. For example, as the use of the internet and mobile devices has increased, we have lost some classified advertising and subscribers to online advertising businesses and our free internet sites that contain abbreviated versions of our publications. Competition for advertising revenues is based largely upon advertiser results, advertising rates, readership, demographics and circulation levels. Competition for circulation is based largely upon the content of the publication and its price and editorial quality. Our local and regional competitors vary from market to market and many of our competitors for advertising revenues are larger and have greater financial and distribution resources than us. We may incur increased costs competing for advertising expenditures and paid circulation. We may also experience a decline of circulation or print advertising revenue due to alternative media, such as the internet. If we are not able to compete effectively for advertising expenditures and paid circulation, our revenues may decline.

We are undertaking strategic process upgrades that could have a material adverse financial impact if unsuccessful.

We are implementing strategic process upgrades of our business. Among other things we are implementing the standardization and centralization of systems and processes, the outsourcing of certain financial processes and the use of new software for our circulation, advertising and editorial systems. As a result of ongoing strategic evaluation and analysis, we have made and will continue to make changes that, if unsuccessful, could have a material adverse financial impact.

We have invested in growing our digital business, but such investments may not be successful, which could adversely affect our results of operations.

We continue to evaluate our business and how we intend to grow our digital business. Internal resources and effort are put towards this business and key partnerships have been entered into to assist with our digital business. We continue to believe that our digital businesses offer opportunities for revenue growth to support and, in some cases, offset the revenue trends we have seen in our print business. There can be no assurances that the partnerships we have entered into or the internal strategy being employed will result in generating or increasing digital revenues in amounts necessary to stabilize or offset trends in print revenues. In addition, we have a limited history of operations in this area and there can be no assurances that past performance will be indicative of future performance or future trends. If our digital strategy is not as successful as we anticipate, our financial condition, results of operations and ability to pay dividends could be adversely affected.

If we are unable to retain and grow our digital audience and advertiser base, our digital businesses will be adversely affected.

Given the ever-growing and rapidly changing number of digital media options available on the internet, we may not be able to increase our online traffic sufficiently and retain or grow a base of frequent visitors to our websites and applications on mobile devices.

Accordingly, we may not be able to create sufficient advertiser interest in our digital businesses and to maintain or increase the advertising rates of the inventory on our websites.

In addition, the ever-growing and rapidly changing number of digital media options available on the internet may lead to technologies and alternatives that we are not able to offer or about which we are not able to advise. Such circumstances could directly and adversely affect the availability, applicability, marketability and profitability of the suite of SMB services and the private ad exchange we offer as a significant part of our digital business.

Technological developments and any changes we make to our business strategy may require significant capital investments. Such investments may be restricted by our current or future credit facilities.

Our business is subject to seasonal and other fluctuations, which affects our revenues and operating results.

Our business is subject to seasonal fluctuations that we expect to continue to be reflected in our operating results in future periods. Our first fiscal quarter of the year tends to be our weakest quarter because advertising volume is at its lowest levels following the December holiday season. Correspondingly, our second and fourth fiscal quarters tend to be our strongest because they include heavy holiday and seasonal advertising. Other factors that affect our quarterly revenues and operating results may be beyond our control, including changes in the pricing policies of our competitors, the hiring and retention of key personnel, wage and cost pressures, distribution costs, changes in newsprint prices and general economic factors.

We could be adversely affected by continued declining circulation.

Overall daily newspaper circulation, including national and urban newspapers, has declined in recent years. For the year ended December 30, 2012, circulation revenue decreased by $0.3 million, or 0.2%, as compared to the year ended January 1, 2012. There can be no assurance that our circulation will not continue to decline in the future. We have been able to maintain our annual circulation revenue from existing operations in recent years through, among other things, increases in our per copy prices. However, there can be no assurance that we will be able to continue to increase prices to offset any declines in circulation. Further declines in circulation could impair our ability to maintain or increase our advertising prices, cause purchasers of advertising in our publications to reduce or discontinue those purchases and discourage potential new advertising customers, all of which could have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to pay a dividend.

The increasing popularity of digital media could also adversely affect circulation of our newspapers, which may decrease circulation revenue and cause more marked declines in print advertising. If we are not successful in offsetting such declines in revenues from our print products, our business, financial condition and prospects will be adversely affected.

We have a history of losses and may not be able to achieve or maintain profitable operations in the future.

We experienced losses from continuing operations of approximately $27.5 million, $21.0 million and $25.5 million in 2012, 2011 and 2010, respectively. Our results of operations in the future will depend on many factors, including our ability to execute our business strategy and realize efficiencies through our clustering strategy. Our failure to achieve profitability in the future could adversely affect the trading price of our Common Stock and our ability to pay dividends and raise additional capital for growth.

The value of our intangible assets may become impaired, depending upon future operating results.

As a result of the Restructuring, which was considered a triggering event for the non-amortizable intangibles, the Company performed a valuation analysis to determine if an impairment existed as of September 29, 2013. The fair values of the Company’s reporting units for goodwill and newspaper mastheads were estimated using the expected present value of future cash flows, recent industry transaction multiples and using estimates, judgments and assumptions that management believed were appropriate in the circumstances and were consistent with the terms of the Plan. The estimates and judgments used in the assessment included multiples for revenue and EBITDA, the weighted average cost of capital and the terminal growth rate. Given the Restructuring, the Company determined that discounted cash flows provided the best estimate of the fair value of its reporting units. The estimated fair value of the Large Daily reporting unit exceeded its carrying value and Step 2 of the analysis was not necessary. The Small Community reporting unit failed the Step 1 goodwill impairment analysis. The Company performed Step 2 of the analysis using consistent assumptions, as discussed above, and determined an impairment was not present for this reporting unit. The estimated fair value of each reporting unit’s mastheads exceeded their carrying values, using consistent assumptions as discussed above. The masthead fair value was estimated using the relief from royalty valuation method. For further information on goodwill and intangible assets, see Note 9 “Goodwill and Intangible Assets” to GateHouse’s Unaudited Condensed Consolidated Financial Statements.

Due to reductions in the Company’s operating projections during the third quarter in conjunction with the Restructuring, an impairment charge of $68,573,000 was recognized for advertiser relationships within the Company’s Metro and Small Community reporting units, an impairment charge of $19,149,000 was recognized for subscriber relationships within the Company’s Metro and Small Community reporting units, an impairment charge of $2,077,000 was recognized for customer relationships within the Company’s Metro reporting unit and an impairment charge of $1,800,000 was recognized for trade names and publication rights within the Directories business unit. Refer to Note 16 “Fair Value Measurement” for additional information on the impairment charge. For further information on the impairment charge, see Note 16 “Fair Value Measurement” to GateHouse’s Unaudited Condensed Consolidated Financial Statements.

The newspaper industry and the Company have experienced declining same store revenue and profitability over the past several years. Should general economic, market or business conditions decline, and have a negative impact on estimates of future cash flow and market transaction multiples, the Company may be required to record additional impairment charges in the future.

We are subject to environmental and employee safety and health laws and regulations that could cause us to incur significant compliance expenditures and liabilities.

Our operations are subject to federal, state and local laws and regulations pertaining to the environment, storage tanks and the management and disposal of wastes at our facilities. Under various environmental laws, a current or previous owner or operator of real property may be liable for contamination resulting from the release or threatened release of hazardous or toxic substances or petroleum at that property. Such laws often impose liability on the owner or operator without regard to fault and the costs of any required investigation or cleanup can be substantial. Although in connection with certain of our acquisitions we have rights to indemnification for certain environmental liabilities, these rights may not be sufficient to reimburse us for all losses that we might incur if a property acquired by us has environmental contamination.

Our operations are also subject to various employee safety and health laws and regulations, including those pertaining to occupational injury and illness, employee exposure to hazardous materials and employee complaints. Environmental and employee safety and health laws tend to be complex, comprehensive and frequently changing. As a result, we may be involved from time to time in administrative and judicial proceedings and investigations related to environmental and employee safety and health issues. These proceedings and investigations could result in substantial costs to us, divert our management’s attention and adversely affect our ability to sell, lease or develop our real property. Furthermore, if it is determined that we are not in compliance with applicable laws and regulations, or if our properties are contaminated, it could result in significant liabilities, fines or the suspension or interruption of the operations of specific printing facilities.

Future events, such as changes in existing laws and regulations, new laws or regulations or the discovery of conditions not currently known to us, may give rise to additional compliance or remedial costs that could be material.

Sustained increases in costs of employee health and welfare benefits may reduce our profitability. Moreover, our pension plan obligations are currently unfunded, and we may have to make significant cash contributions to our plans, which could reduce the cash available for our business.

In recent years, we have experienced significant increases in the cost of employee medical benefits because of economic factors beyond our control, including increases in health care costs. At least some of these factors may continue to put upward pressure on the cost of providing medical benefits. Although we have actively sought to control increases in these costs, there can be no assurance that we will succeed in limiting cost increases, and continued upward pressure could reduce the profitability of our businesses.

Our pension and post retirement plans were underfunded (accumulated benefit obligation) by $15.5 million at December 30, 2012. Our pension plan invests in a variety of equity and debt securities, many of which were affected by the recent disruptions in the credit and capital markets in 2009 and 2010. Future volatility and disruption in the stock markets could cause further declines in the asset values of our pension plans. In addition, a decrease in the discount rate used to determine minimum funding requirements could result in increased future contributions. If either occurs, we may need to make additional pension contributions above what is currently estimated, which could reduce the cash available for our businesses.

We may not be able to protect intellectual property rights upon which our business relies and, if we lose intellectual property protection, our assets may lose value.

Our business depends on our intellectual property, including, but not limited to, our titles, mastheads, content and services, which we attempt to protect through patents, copyrights, trade laws and contractual restrictions, such as confidentiality agreements. We believe our proprietary and other intellectual property rights are important to our success and our competitive position.

Despite our efforts to protect our proprietary rights, unauthorized third parties may attempt to copy or otherwise obtain and use our content, services and other intellectual property, and we cannot be certain that the steps we have taken will prevent any misappropriation or confusion among consumers and merchants, or unauthorized use of these rights. If we are unable to procure, protect and enforce our intellectual property rights, we may not realize the full value of these assets, and our business may suffer. If we must litigate to enforce our intellectual property rights or determine the validity and scope of the proprietary rights of third parties, such litigation may be costly and divert the attention of our management from day-to-day operations.

We depend on key personnel and we may not be able to operate or grow our business effectively if we lose the services of any of our key personnel or are unable to attract qualified personnel in the future.

The success of our business is heavily dependent on our ability to retain our management and other key personnel and to attract and retain qualified personnel in the future. Competition for senior management personnel is intense and we may not be able to retain our personnel. Although we have entered into employment agreements with certain of our key personnel, these agreements do not ensure that our key personnel will continue in their present capacity with us for any particular period of time. We do not have key man insurance for any of our current management or other key personnel. The loss of any key personnel would require our remaining key personnel to divert immediate and substantial attention to seeking a replacement. An inability to find a suitable replacement for any departing executive officer on a timely basis could adversely affect our ability to operate or grow our business.

A shortage of skilled or experienced employees in the media industry, or our inability to retain such employees, could pose a risk to achieving improved productivity and reducing costs, which could adversely affect our profitability.

Production and distribution of our various publications requires skilled and experienced employees. A shortage of such employees, or our inability to retain such employees, could have an adverse impact on our productivity and costs, our ability to expand, develop and distribute new products and our entry into new markets. The cost of retaining or hiring such employees could exceed our expectations which could adversely affect our results of operations.

A number of our employees are unionized, and our business and results of operations could be adversely affected if current or additional labor negotiations or contracts were to further restrict our ability to maximize the efficiency of our operations.

As of December 30, 2012, we employed approximately 4,565 employees, of whom approximately 691 (or approximately 15%) were represented by 23 unions. 95% of the unionized employees are in three states: Massachusetts, Illinois and Ohio and represent 27%, 38% and 30% of all our union employees, respectively. Most of our unionized employees work under collective bargaining agreements that expire in 2014.

Although our newspapers have not experienced a union strike in the recent past nor do we anticipate a union strike occurring, we cannot preclude the possibility that a strike may occur at one or more of our newspapers at some point in the future. We believe that, in the event of a newspaper strike, we would be able to continue to publish and deliver to subscribers, which is critical to retaining advertising and circulation revenues, although there can be no assurance of this.

Our potential inability to successfully execute cost control measures could result in greater than expected total operating costs.

We have implemented general cost control measures, and expect to continue such cost control efforts in the future. If we do not achieve expected savings as a result of such measures or if our operating costs increase as a result of our growth strategy, our total operating costs may be greater than expected. In addition, reductions in staff and employee benefits could affect our ability to attract and retain key employees.

We may not realize all of the anticipated benefits of the Local Media Acquisition or potential future acquisitions, which could adversely affect our business, financial condition and results of operations.

Our ability to realize the anticipated benefits of the Local Media Acquisition or potential future acquisitions of assets or companies will depend, in part, on our ability to scale-up to appropriately integrate the businesses of Local Media and other such acquired companies with our business. The process of acquiring assets or companies may disrupt our business and may not result in the full benefits expected. Additionally, we may not be successful in identifying acquisition opportunities, assessing the value, strengths and weaknesses of these opportunities and consummating acquisitions on acceptable terms. Furthermore, suitable acquisition opportunities may not even be made available or known to us. In addition, valuations of potential acquisitions may rise materially, making it economically unfeasible to complete identified acquisitions. The risks associated with the recent Local Media Acquisition and potential future acquisitions include, among others:

•	uncoordinated market functions;

•	unanticipated issues in integrating the operations and personnel of the acquired businesses;

•	the incurrence of indebtedness and the assumption of liabilities;

•	the incurrence of significant additional capital expenditures, transaction and operating expenses and non-recurring acquisition-related charges;

•	unanticipated adverse impact on our earnings from the amortization or write-off of acquired goodwill and other intangible assets;

•	not retaining key employees, vendors, service providers, readers and customers of the acquired businesses; and

•	the diversion of management’s attention from ongoing business concerns.

If we are unable to successfully implement our acquisition strategy or address the risks associated with the Local Media Acquisition or potential future acquisitions, or if we encounter unforeseen expenses, difficulties, complications or delays frequently encountered in connection with the integration of acquired entities and the expansion of operations, our growth and ability to compete may be impaired, we may fail to achieve acquisition synergies and we may be required to focus resources on integration of operations rather than other profitable areas. Moreover, the success of any acquisition will depend upon our ability to effectively integrate the acquired assets or businesses. The acquired assets or businesses may not contribute to our revenues or earnings to any material extent, and cost savings and synergies we expect at the time of an acquisition may not be realized once the acquisition has been completed. Furthermore, if we incur indebtedness to finance an acquisition, the acquired business may not be able to generate sufficient cash flow to service that indebtedness. Unsuitable or unsuccessful acquisitions could adversely affect our business, financial condition, results of operations, cash flow and ability to pay dividends.

Our future financial results will be affected by the adoption of fresh start reporting and may not reflect historical trends.

Pursuant to the Plan, we acquired substantially all of the assets of our Predecessor, GateHouse. The Restructuring resulted in us becoming a new reporting entity and adopting fresh-start accounting. As required by fresh-start accounting, we will cause our Predecessor’s assets and liabilities to be adjusted to measured value, and we will recognize certain assets and liabilities not previously recognized in our Predecessor’s financial statements. Accordingly, our financial condition and results of operations from and after the Effective Date may not be comparable to the financial condition and results of operations reflected in our Predecessor’s historical consolidated financial statements, including those presented herein.

The bankruptcy filing may have a negative impact on our Predecessor’s image, which may negatively impact our business going forward.

As a result of the Restructuring, our Predecessor may be the subject of negative publicity which may have an impact on its image and the image of its operations and its reputation, stature and relationship within the community. This negative publicity may have an effect on the terms under which some customers, advertisers and suppliers are willing to continue to do business with us and could materially adversely affect our business, financial condition and results of operations.

The Restructuring could adversely affect our business, financial condition and results of operations.

The Restructuring could adversely affect our operations, including relationships with our advertisers, employees and others. There is a risk, due to uncertainty about our future, that, among other things:

•	advertisers could move to other forms of media, including our competitors that have comparatively greater financial resources and that are in comparatively less financial distress;

•	employees could be distracted from performance of their duties or more easily attracted to other career opportunities; and

•	business partners could terminate their relationship with us or demand financial assurances or enhanced performance, any of which could impair our prospects.

Any of these factors could materially adversely affect our business, financial condition and results of operations.

We cannot be certain that the Restructuring will not adversely affect our operations going forward.

We cannot provide assurance that the Restructuring will not adversely affect our future operations. Our suppliers and vendors could stop providing supplies or services to us or provide such supplies or services only on unfavorable terms such as “cash on delivery,” “cash on order” or other terms that could have an adverse impact on our short-term cash flows. In addition, the Restructuring may adversely affect our ability to retain existing readers and advertisers, attract new readers and advertisers and maintain contracts that are critical to our operations.

Risks Related to Our Manager

We are dependent on our Manager and may not find a suitable replacement if our Manager terminates the Management Agreement.

We are externally managed by our Manager. Our Manager does not have any prior experience directly managing our Company or media-related assets. We are completely reliant on our Manager, which has significant discretion as to the implementation of our operating policies and strategies, to conduct our business. We are subject to the risk that our Manager will terminate the Management Agreement and that we will not be able to find a suitable replacement for our Manager in a timely manner, at a reasonable cost or at all. Furthermore, we are dependent on the services of certain key employees of our Manager whose compensation is partially or entirely dependent upon the amount of incentive or management compensation earned by our Manager and whose continued service is not guaranteed, and the loss of such services could adversely affect our operations.

There may be conflicts of interest in our relationship with our Manager, including with respect to corporate opportunities.

We have entered into a Management Agreement with an affiliate of Fortress pursuant to which our management team will not be required to exclusively dedicate their services to us and will provide services for other entities affiliated with our Manager, including, but not limited to, Newcastle.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that if Newcastle or Fortress or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty, to the fullest extent permitted by law, to offer such corporate opportunity to us, our stockholders or our affiliates. In the event that any of our directors and officers who is also a director, officer or employee of Newcastle or Fortress acquires knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as a director or officer of New Media and such person acts in good faith, then to the fullest extent permitted by law such person is deemed to have fully satisfied such person’s fiduciary duties owed to us and is not liable to us if Newcastle or Fortress, or their affiliates, pursues or acquires the corporate opportunity or if such person did not present the corporate opportunity to us.

The ability of our Manager and its officers and employees to engage in other business activities, subject to the terms of our Management Agreement with our Manager, may reduce the amount of time our Manager, its officers or other employees spend managing us. In addition, we may engage in material transactions with our Manager or another entity managed by our Manager or one of its affiliates, including Newcastle, that present an actual, potential or perceived conflict of interest. It is possible that actual, potential or perceived conflicts could give rise to investor dissatisfaction, litigation or regulatory enforcement actions. Appropriately dealing with conflicts of interest is complex and difficult, and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with one or more potential, actual or perceived conflicts of interest. Regulatory scrutiny of, or litigation in connection with, conflicts of interest could have a material adverse effect on our reputation, which could materially adversely affect our business in a number of ways, including causing an inability to raise additional funds, a reluctance of counterparties to do business with us, a decrease in the prices of our equity securities and a resulting increased risk of litigation and regulatory enforcement actions.

The management compensation structure that we have agreed to with our Manager, as well as compensation arrangements that we may enter into with our Manager in the future (in connection with new lines of business or other activities), may have unintended consequences for us. We have agreed to pay our Manager a management fee that is not tied to our performance. The management fee may not sufficiently incentivize our Manager to generate attractive risk-adjusted returns for us. In addition, our Manager may be eligible to receive incentive compensation, which may incentivize our Manager to invest in high risk investments. In evaluating investments and other management strategies, the opportunity to earn incentive compensation may lead our Manager to place undue emphasis on the maximization of such measures at the expense of other criteria, such as preservation of capital, in order to achieve higher incentive compensation. Investments with higher yield potential are generally riskier or more speculative than lower-yielding investments. Moreover, because our Manager receives compensation in the form of options in connection with the completion of our common equity offerings, our Manager may be incentivized to cause us to issue additional Common Stock, which could be dilutive to existing stockholders. See “Description of Our Capital Stock—Corporate Opportunity.”

We may compete with affiliates of our Manager, including Newcastle, which could adversely affect our and their results of operations.

Affiliates of our Manager, including Newcastle, are not restricted in any manner from competing with us. After the Distribution, affiliates of our Manager, including Newcastle, may decide to invest in the same types of assets that we invest in. Furthermore, after the Distribution, we will have the same Manager as Newcastle and one of our directors will also be a director of Newcastle. See “—Risks Related to Our Manager—There may be conflicts of interest in our relationship with our Manager, including with respect to corporate opportunities.”

It would be difficult and costly to terminate our Management Agreement with our Manager.

It would be difficult and costly for us to terminate our Management Agreement with our Manager. The Management Agreement may only be terminated annually upon (i) the reasonable affirmative vote of a majority of at least two-thirds of our independent directors, or by a vote of the holders of a simple majority of the outstanding shares of our Common Stock, that there has been unsatisfactory performance by our Manager that is materially detrimental to us or (ii) a determination by a simple majority of our independent directors that the management fee payable to our Manager is not fair, subject to our Manager’s right to prevent such a termination by accepting a mutually acceptable reduction of fees. Our Manager will be provided 60 days’ prior notice of any termination and will be paid a termination fee equal to the amount of the management fee earned by the Manager during the twelve month period preceding such termination. In addition, following any termination of the Management Agreement, our Manager may require us to purchase its right to receive incentive compensation at a price determined as if our assets were sold for their fair market value (as determined by an appraisal, taking into account, among other things, the expected future value of the underlying investments) or otherwise we may continue to pay the incentive compensation to our Manager. These provisions may increase the effective cost to us of terminating the Management Agreement, thereby adversely affecting our ability to terminate our Manager without cause. In addition, our independent directors may not vigorously enforce the provisions of our Management Agreement against our Manager. For example, our independent directors may refrain from terminating our Manager because doing so could result in the loss of key personnel. Furthermore, we are dependent on our Manager and may not find a suitable replacement if our Manager terminates the Management Agreement.

Our Manager will not be liable to us for any acts or omissions performed in accordance with the Management Agreement, including with respect to the performance of our investments.

Pursuant to our Management Agreement, our Manager will not assume any responsibility other than to render the services called for thereunder in good faith and will not be responsible for any action of our Board in following or declining to follow its advice or recommendations. Our Manager, its members, managers, officers and employees will not be liable to us or any of our subsidiaries, to our Board, or our or any subsidiary’s stockholders or partners for any acts or omissions by our Manager, its members, managers, officers or employees, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of our Manager’s duties under our Management Agreement. We shall, to the full extent lawful, reimburse, indemnify and hold our Manager, its members, managers, officers and employees and each other person, if any, controlling our Manager harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of an indemnified party made in good faith in the performance of our Manager’s duties under our Management Agreement and not constituting such indemnified party’s bad faith, willful misconduct, gross negligence or reckless disregard of our Manager’s duties under our Management Agreement.

Our Manager’s due diligence of business opportunities or other transactions may not identify all pertinent risks, which could materially affect our business, financial condition, liquidity and results of operations.

Our Manager intends to conduct due diligence with respect to each business opportunity or other transaction it pursues. It is possible, however, that our Manager’s due diligence processes will not uncover all relevant facts, particularly with respect to any assets we acquire from third parties. In these cases, our Manager may be given limited access to information about the business opportunity and will rely on information provided by the target of the business opportunity. In addition, if business opportunities are scarce, the process for selecting bidders is competitive, or the timeframe in which we are required to complete diligence is short, our ability to conduct a due diligence investigation may be limited, and we would be required to make business decisions based upon a less thorough diligence process than would otherwise be the case. Accordingly, business opportunities and other transactions that initially appear to be viable may prove not to be over time, due to the limitations of the due diligence process or other factors.

Risks Related to the Distribution

The ownership by one of our directors, some of our officers and other employees of our Manager of shares of common stock, options, or other equity awards of Newcastle may create, or may create the appearance of, conflicts of interest.

One of our directors, and some of our officers and other employees of our Manager who provide services to us own Newcastle common stock or options to acquire Newcastle common stock, and collectively, they beneficially own approximately 9% of Newcastle common stock on a fully diluted basis. Such ownership creates, or may create the appearance of, conflicts of interest when such director, officers and other employees of our Manager are faced with decisions that could have different implications for Newcastle than they do for us.

The Distribution will not qualify for tax-free treatment and may be taxable to you as a dividend.

The Distribution will not qualify for tax-free treatment. An amount equal to the fair market value of the shares of our Common Stock received by you on the date of the Distribution will be treated as a taxable dividend to the extent of your ratable share of any current or accumulated earnings and profits, as determined under federal income tax principles, of Newcastle, with the excess treated first as a non-taxable return of capital to the extent of your tax basis in your shares of Newcastle common stock and then as capital gain. In addition, Newcastle or other applicable withholding agents may be required or permitted to withhold at the applicable rate on all or a portion of the distribution payable to non-U.S. stockholders, and Newcastle or any such agent would satisfy any such withholding obligation by withholding and selling a portion of the New Media stock otherwise distributable to non-U.S. stockholders or by withholding from other property held in the non-U.S. stockholder’s account with the withholding agent. Your tax basis in shares of Newcastle stock held at the time of the Distribution will be reduced (but not below zero) to the extent the fair market value of the shares of our Common Stock distributed to you in the Distribution exceeds your ratable share of Newcastle’s current and accumulated earnings and profits. Your holding period for such shares of Newcastle stock will not be affected by the

Distribution. Newcastle will not be able to advise stockholders of the amount of current or accumulated earnings and profits of Newcastle until after the end of the 2014 calendar year.

Although Newcastle will be ascribing a value to the shares of our Common Stock distributed in the Distribution for tax purposes, this valuation is not binding on the Internal Revenue Service (the “IRS”) or any other tax authority. These taxing authorities could ascribe a higher valuation to the shares of our Common Stock, particularly if our Common Stock trades at prices significantly above the value ascribed to our Common Stock by Newcastle in the period following the Distribution. Such a higher valuation may cause a larger reduction in the tax basis of your Newcastle stock or may cause you to recognize additional dividend or capital gain income. You should consult your own tax advisor as to the particular tax consequences of the Distribution to you.

Newcastle’s board of directors has reserved the right, in its sole discretion to abandon the spin-off at any time prior to the Distribution Date. In addition, the spin-off is subject to the satisfaction or waiver (by Newcastle’s board of directors in its sole discretion) of a number of conditions. We cannot assure that any or all of these conditions will be met.

Newcastle’s board of directors has reserved the right, in its sole discretion to abandon the spin-off at any time prior to the Distribution Date. This means Newcastle may cancel or delay the planned Distribution of Common Stock of New Media if at any time the board of directors of Newcastle determines that the Distribution of such Common Stock is not in the best interests of Newcastle or that market conditions are such that it is not advisable to separate New Media from Newcastle. If Newcastle’s board of directors determines to cancel the spin-off, stockholders of Newcastle will not receive any Distribution of New Media Common Stock and Newcastle will be under no obligation to its stockholders to distribute such shares. In addition, the spin-off is subject to the satisfaction or waiver (by Newcastle’s board of directors in its sole discretion) of a number of conditions. See “The Spin-Off and Restructuring—Conditions to the Distribution.” We cannot assure you that any or all of these conditions will be met. The fulfillment of the conditions to the spin-off will not create any obligation on Newcastle’s part to effect the Distribution.

Risks Related to our Common Stock

There is no existing market for our Common Stock and a trading market that will provide you with adequate liquidity may not develop for our Common Stock. In addition, once our Common Stock begins trading, the market price of our shares may fluctuate widely.

There is currently no public market for our Common Stock. It is anticipated that on or prior to the Record Date for the Distribution, trading of shares of our Common Stock will begin on a “when-issued” basis and will continue up to and including through the Distribution Date. However, there can be no assurance that an active trading market for our Common Stock will develop as a result of the Distribution or be sustained in the future.

We cannot predict the prices at which our Common Stock may trade after the Distribution. The market price of our Common Stock may fluctuate widely, depending upon many factors, some of which may be beyond our control, including:

•	our business profile and market capitalization may not fit the investment objectives of Newcastle stockholders;

•	a shift in our investor base;

•	our quarterly or annual earnings, or those of other comparable companies;

•	actual or anticipated fluctuations in our operating results;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	announcements by us or our competitors of significant investments, acquisitions or dispositions;

•	the failure of securities analysts to cover our Common Stock after the Distribution;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	the operating and stock price performance of other comparable companies;

•	overall market fluctuations; and

•	general economic conditions.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of our Common Stock.

Substantial sales of Common Stock may occur in connection with the Distribution, which could cause our stock price to decline.

The shares of our Common Stock that Newcastle intends to distribute to its stockholders generally may be sold immediately in the public market. Pursuant to the registration rights granted to Omega, any sales by Omega may lower the market prices of our Common Stock. In addition, Newcastle stockholders may sell our Common Stock because our business profile or market capitalization as an independent company does not fit their investment objectives or because our Common Stock is not included in certain indices after the Distribution. The sales of significant amounts of our Common Stock or the perception in the market that this will occur may result in the lowering of the market price of our Common Stock.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

As a public company, we will be required to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Internal control over financial reporting is complex and may be revised over time to adapt to changes in our business, or changes in applicable accounting rules. We cannot assure you that our internal control over financial reporting will be effective in the future or that a material weakness will not be discovered with respect to a prior period for which we had previously believed that internal controls were effective. If we are not able to maintain or document effective internal control over financial reporting, our independent registered public accounting firm will not be able to certify as to the effectiveness of our internal control over financial reporting. Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis, or may cause us to restate previously issued financial information, and thereby subject us to adverse regulatory consequences, including sanctions or investigations by the SEC, or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements is also likely to suffer if we or our independent registered public accounting firm reports a material weakness in our internal control over financial reporting. This could materially adversely affect us by, for example, leading to a decline in our share price and impairing our ability to raise capital.

Your percentage ownership in New Media may be diluted in the future.

We may issue equity in order to raise capital or in connection with future acquisitions and strategic investments, which would dilute investors’ percentage ownership in New Media. In addition, your percentage ownership may be diluted if we issue equity instruments such as debt and equity financing.

Your percentage ownership in New Media may also be diluted in the future as result of the issuance of ordinary shares in New Media upon the exercise of the New Media Warrants. The New Media Warrants collectively represent the right to acquire New Media Common Stock, which in the aggregate will be equal to 5% of New Media Common Stock as of the Effective Date (calculated prior to dilution from shares of New Media

Common Stock issued pursuant to the Local Media Contribution) at a strike price of $46.35 calculated based on a total equity value of New Media prior to the Local Media Contribution of $1.2 billion as of the Effective Date. As a result, New Media Common Stock may be subject to dilution upon the exercise of such New Media Warrants.

Furthermore, your percentage ownership in New Media may be diluted in the future because of equity awards that we expect will be granted to our Manager pursuant to our Management Agreement. Commencing from the Listing, upon the successful completion of an offering of shares of our Common Stock or any shares of preferred stock, we will grant our Manager options equal to 10% of the number of shares being sold in the offering (excluding the shares issued to Newcastle in the Local Media Contribution), with an exercise price equal to the offering price per share paid by the public or other ultimate purchaser. For the avoidance of doubt, the listing of our Common Stock does not constitute an offering for purposes of this provision. If our Board of Directors adopts an equity compensation plan and makes grants of equity awards to our directors, officers and employees pursuant to any such plan, any such grants would cause further dilution. Prior to the separation from Newcastle and the Record Date, we expect the board of directors of New Media to approve a Nonqualified Stock Option and Incentive Award Plan (the “Incentive Plan”) which will provide for the grant of equity-based awards, including restricted stock, stock options, stock appreciation rights, performance awards, restricted stock units, tandem awards and other equity-based and non-equity based awards, in each case to our Manager, to the directors, officers, employees, service providers, consultants and advisors of our Manager who perform services for us, and to our directors, officers, employees, service providers, consultants and advisors. We have initially reserved 15,000,000 shares of our Common Stock for issuance under the Incentive Plan; on the first day of each fiscal year beginning during the ten-year term of the Incentive Plan and in and after calendar year 2015, that number will be increased by a number of shares of our Common Stock equal to 10% of the number of shares of our common stock newly issued by us during the immediately preceding fiscal year (and, in the case of fiscal year 2014, after the effective date of the Incentive Plan). For a more detailed description of the Incentive Plan, see “Management — Nonqualified Stock Option and Incentive Award Plan.”

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws and of Delaware law may prevent or delay an acquisition of our company, which could decrease the trading price of our Common Stock.

Our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the raider and to encourage prospective acquirers to negotiate with our Board rather than to attempt a hostile takeover. These provisions provide for:

•	a classified board of directors with staggered three-year terms;

•	amendment of provisions in our amended and restated certificate of incorporation and amended and restated bylaws regarding the election of directors, classes of directors, the term of office of directors, the filling of director vacancies and the resignation and removal of directors only upon the affirmative vote of at least 80% of the then issued and outstanding shares of our capital stock entitled to vote thereon (provided, however, that for so long as Newcastle and certain other affiliates of Fortress and permitted transferees (collectively, the “Fortress Stockholders”) beneficially own at least 20% of our issued and outstanding Common Stock, such provisions may be amended with the affirmative vote of a majority of the voting interest of stockholders entitled to vote or by a majority of the entire Board of Directors);

•	amendment of provisions in our amended and restated certificate of incorporation regarding corporate opportunity only upon the affirmative vote of at least 80% of the then issued and outstanding shares of our capital stock entitled to vote thereon;

•	removal of directors only for cause and only with the affirmative vote of at least 80% of the voting interest of stockholders entitled to vote in the election of directors (provided, however, that for so long as the Fortress Stockholders beneficially own at least 20% of our issued and outstanding Common Stock, directors may be removed with or without cause with the affirmative vote of a majority of the voting interest of stockholders entitled to vote);

•	our Board to determine the powers, preferences and rights of our preferred stock and to issue such preferred stock without stockholder approval;

•	provisions in our amended and restated certificate of incorporation and amended and restated bylaws prevent stockholders from calling special meetings of our stockholders (provided, however, that for so long as the Fortress Stockholders beneficially own at least 20% of our issued and outstanding Common Stock, Fortress Stockholders may call special meetings of our stockholders);

•	advance notice requirements applicable to stockholders for director nominations and actions to be taken at annual meetings;

•	a prohibition, in our amended and restated certificate of incorporation, stating that no holder of shares of our Common Stock will have cumulative voting rights in the election of directors, which means that the holders of majority of the issued and outstanding shares of our Common Stock can elect all the directors standing for election; and

•	action by our stockholders outside a meeting, in our amended and restated certificate of incorporation and our amended and restated bylaws, only by unanimous written consent (provided, however, that for so long as the Fortress Stockholders beneficially own at least 20% of our issued and outstanding Common Stock, our stockholders may act without a meeting by written consent of a majority of the voting interest of stockholders entitled to vote).

Public stockholders who might desire to participate in these types of transactions may not have an opportunity to do so, even if the transaction is considered favorable to stockholders. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or a change in our management and Board and, as a result, may adversely affect the market price of our Common Stock and your ability to realize any potential change of control premium. See “Description of Our Capital Stock—Anti-Takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.”

CAUTIONARY NOTE REGARDING FORWARD LOOKING INFORMATION

Certain statements in this Prospectus may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views regarding, among other things, our future growth, results of operations, performance and business prospects and opportunities, as well as other statements that are other than historical fact. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “target(s),” “project(s),” “believe(s),” “will,” “aim,” “would,” “seek(s),” “estimate(s)” and similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are based on management’s current expectations and beliefs and are subject to a number of known and unknown risks, uncertainties and other factors that could lead to actual results materially different from those described in the forward-looking statements. We can give no assurance that our expectations will be attained. Our actual results, liquidity and financial condition may differ from the anticipated results, liquidity and financial condition indicated in these forward-looking statements. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause our actual results to differ, possibly materially from expectations or estimates reflected in such forward-looking statements, including, among others:

•	general economic, market and political conditions;

•	the potential adverse effects of the Restructuring;

•	the risk that we may not realize the anticipated benefits of the Local Media Acquisition or potential future acquisitions;

•	the availability and cost of capital for future investments;

•	our ability to pay dividends;

•	our ability to realize the benefits of the Management Agreement;

•	the competitive environment in which we operate;

•	our ability to grow our digital business and digital audience and advertiser base;

•	our ability to recruit and retain key personnel.

Additional factors that could cause actual results to differ materially from our expectations include, but are not limited, to the risks identified by us under the heading “Risk Factors” and elsewhere in this Prospectus. Such forward-looking statements speak only as of the date on which they are made. Except to the extent required by law, we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

THE SPIN-OFF AND RESTRUCTURING

General

The board of directors of Newcastle has determined upon careful review and consideration in accordance with the applicable standard of review under Maryland law that the separation of New Media’s assets from the rest of Newcastle and the establishment of New Media as a separate, publicly traded company is in Newcastle’s best interests.

In furtherance of this plan, Newcastle will distribute all of the shares of our Common Stock held by Newcastle to holders of Newcastle common stock, subject to certain conditions. The distribution of the shares of our Common Stock will take place on February 13, 2014. On the Distribution Date, each holder of Newcastle common stock will receive 0.07219 shares of our Common Stock for each share of Newcastle common stock held as of 5:00 PM, Eastern Time, on the Record Date, as described below.

Immediately following the Distribution, Newcastle’s stockholders will own 84.6% of our Common Stock. You will not be required to make any payment, surrender or exchange your shares of Newcastle common stock or take any other action to receive your shares of our Common Stock.

The Distribution of our Common Stock as described in this Prospectus is subject to the satisfaction or waiver of certain conditions. We cannot provide any assurances that the Distribution will be completed. For a more detailed description of these conditions, see the section entitled “—Conditions to the Distribution” included elsewhere in this Prospectus.

The Number of Shares You Will Receive

For each share of Newcastle common stock that you owned as of 5:00 PM, Eastern Time, on February 6, 2014, the Record Date, you will receive 0.07219 shares of our Common Stock on the Distribution Date. Fractional shares of New Media’s Common Stock will not be distributed in the spin-off. Holders of Newcastle common stock will receive cash in lieu of fractional shares of New Media Common Stock.

Transferability of Shares You Receive

The shares of New Media Common Stock distributed to Newcastle stockholders will be freely transferable, except for shares received by persons who may be deemed to be New Media “affiliates” under the Securities Act. Persons who may be deemed to be affiliates of New Media after the Distribution generally include individuals or entities that control, are controlled by or are under common control with New Media and may include directors and certain officers or principal stockholders of New Media. New Media affiliates will be permitted to sell their shares of New Media Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Rule 144.

When and How You Will Receive the Distributed Shares

Newcastle will distribute the shares of our Common Stock on February 13, 2014, the Distribution Date. American Stock Transfer & Trust Company, LLC will serve as distribution agent and registrar for our Common Stock and as distribution agent in connection with the Distribution.

If you own Newcastle common stock as of 5:00 PM, Eastern Time, on the Record Date, the shares of New Media Common Stock that you are entitled to receive in the Distribution will be issued electronically, as of the Distribution Date, to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. Registration in book-entry form refers to a method of recording stock ownership when no physical share certificates are issued to stockholders, as is the case in the Distribution.

If you sell shares of Newcastle common stock in the “regular-way” market prior to the Distribution Date, you will also sell your right to receive shares of our Common Stock in the Distribution.

For more information see the section entitled “—Trading Between the Record Date and Distribution Date” included elsewhere in this Prospectus.

Commencing on or shortly after the Distribution Date, if you hold physical stock certificates that represent your shares of Newcastle common stock, or if you hold your shares in book-entry form, and you are the registered holder of such shares, the distribution agent will mail to you an account statement that indicates the number of shares of our Common Stock that have been registered in book-entry form in your name.

Most Newcastle stockholders hold their shares of Newcastle common stock through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the stock in “street name” and ownership would be recorded on the bank’s or brokerage firm’s books. If you hold your Newcastle common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares of our Common Stock that you are entitled to receive in the Distribution. If you have any questions concerning the mechanics of having shares of our Common Stock held in “street name,” we encourage you to contact your bank or brokerage firm.

Results of the Distribution

After the Distribution, we will be a separate, publicly-traded company. Immediately following the Distribution, we expect to have approximately 108 stockholders of record, based on the number of registered stockholders of Newcastle common stock on January 24, 2014, and approximately 46 holders who received our Common Stock pursuant to the Restructuring. Immediately following the Distribution, we expect to have 30,000,000 shares of our Common Stock outstanding. The actual number of shares to be distributed will be determined on the Record Date and will reflect any changes in the number of shares of Newcastle common stock between January 24, 2014 and the Record Date for the Distribution. See “Security Ownership of Certain Beneficial Owners and Management.”

The number of shares of Common Stock that Newcastle will distribute to its stockholders will be reduced to the extent that cash payments are made in lieu of the issuance of fractional New Media Common Stock.

The Distribution will not affect the number of outstanding shares of Newcastle common stock or any rights of Newcastle stockholders.

Ownership of New Media

Immediately following the Distribution, Newcastle stockholders as of the Record Date for the Distribution will own 84.6% of our Common Stock. The remainder of the outstanding Common Stock will be owned by holders of the Outstanding Debt who elected to receive Common Stock in the Restructuring. For a description of the Restructuring, see “The Spin-Off and Restructuring,” “Restructuring Agreements,” and Note 21 to GateHouse’s Consolidated Financial Statements, “Subsequent Events and Going Concern Considerations” in this Prospectus. For further information about the ownership of New Media, see “Security Ownership of Certain Beneficial Owners and Management.”

Market for Common Stock

There is currently no public market for our Common Stock. A condition to the Distribution is the listing on the NYSE of our Common Stock. Our Common Stock has been authorized for listing on the NYSE under the symbol “NEWM,” subject to official notice of issuance.

Trading Between the Record Date and Distribution Date

Beginning shortly before the Record Date and continuing up to and through the Distribution Date, we expect that there will be two markets in Newcastle common stock: a “regular-way” market and an “ex-distribution” market. Shares of Newcastle common stock that trade on the regular way market will trade with an entitlement to shares of our Common Stock distributed pursuant to the Distribution. Shares that trade on the “ex-distribution” market will trade without an entitlement to shares of our Common Stock distributed pursuant to the Distribution. Therefore, if you sell shares of Newcastle common stock in the “regular-way” market through the Distribution Date, you will also sell your right to receive shares of New Media Common Stock in the Distribution. If you own shares of Newcastle common stock as of 5:00 PM, Eastern Time, on the Record Date and sell those shares on the “ex-distribution” market through the Distribution Date, you will still receive the shares of our Common Stock that you would be entitled to receive pursuant to your ownership of the shares of Newcastle common stock on the Record Date.

Furthermore, beginning on or shortly before the Record Date and continuing up to and through the Distribution Date, we expect that there will be a “when-issued” market in our Common Stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for shares of our Common Stock that will be distributed to Newcastle stockholders on the Distribution Date. If you owned shares of Newcastle common stock as of 5:00 P.M., Eastern time, on the Record Date, you would be entitled to shares of our Common Stock distributed pursuant to the Distribution. You may trade this entitlement to shares of our Common Stock, without trading the shares of Newcastle common stock you own, on the “when-issued” market. On the first trading day following the Distribution Date, “when-issued” trading with respect to our Common Stock will end and “regular-way” trading will begin.

Conditions to the Distribution

We expect that the Distribution will occur on February 13, 2014, the Distribution Date, provided that, among other conditions described in this Prospectus, the following conditions shall have been satisfied:

•	Our registration statement on Form S-1, of which this Prospectus is a part, shall have become effective under the Securities Act, and no stop order relating to the registration statement is in effect;

•	the listing of our Common Stock on the NYSE shall have been approved, subject to official notice of issuance;

•	the Plan is approved by the Bankruptcy Court without any appeals by any parties; and

•	no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution or any of the transactions related thereto, shall be in effect.

Newcastle has the right not to complete the Distribution if, at any time, the board of directors of Newcastle determines, in its sole discretion, that the Distribution is not in the best interests of Newcastle or that market conditions are such that it is not advisable to separate New Media from Newcastle.

Reasons for the Distribution

Newcastle’s board of directors periodically reviews strategic alternatives. Newcastle’s board of directors determined upon careful review and consideration in accordance with the applicable standard of review under Maryland law that the spin-off of New Media is in the best interests of Newcastle. Newcastle’s board of directors believes that media assets are currently undervalued and being sold at substantial discounts. Newcastle’s board of directors also believes that New Media’s value can be increased over time through a strategy aimed at acquiring local media assets and organically growing New Media’s digital marketing business. In addition, Newcastle’s board of directors believes New Media’s prospects would be enhanced by being able to operate unfettered by REIT requirements. Accordingly, Newcastle’s board of directors has determined that the separation of New Media from Newcastle, as opposed to a sale of New Media’s Common Stock or other transaction, will provide Newcastle’s stockholders with the best opportunity to benefit from the anticipated appreciation of New Media’s value over time and that the execution risk of a spin-off is lower than for other types of transactions. Newcastle’s board of directors’ determination was based on a number of factors, including those set forth below.

•	Added focus and simplification. We believe the spin-off of New Media will enhance Newcastle’s focus on its primary strategy of opportunistically investing in, and actively managing, a variety of real-estate related and other investments. The spin-off will simplify Newcastle’s business by separating an asset class (media assets) that is unrelated to the remainder of Newcastle’s investment portfolio. As a result, we believe the spin-off will facilitate investor and analyst understanding of Newcastle’s core businesses. In addition, the spin-off will create a dedicated vehicle to pursue a significant investment opportunity in the media industry.

•	Tailored capital structure and financing options. New Media and Newcastle will have distinct and unrelated businesses, and the spin-off will enable each to create a capital structure tailored to its individual needs. In addition, tailored capital structures will facilitate each company’s ability to pursue acquisitions, possibly using common stock as currency, and other strategic alliances. Following the spin-off, each company may be able to attain more favorable financing terms on a stand-alone basis than Newcastle could obtain currently.

•	Newcastle’s REIT status. As a REIT, Newcastle is not suited to own an operating business indefinitely. Newcastle’s current investment in New Media originated with a 2007 debt investment in GateHouse. GateHouse became overleveraged in the financial crisis, and Newcastle determined to maximize the value of its investment by proposing and supporting a restructuring that resulted in the conversion of its debt into equity. Following the Restructuring, a spin-off will facilitate Newcastle’s compliance with the REIT qualification tests.

Local Media was contributed to New Media as part of the Plan. Pursuant to the Support Agreement, negotiated with the Participating Lenders, Newcastle agreed to contribute Local Media to New Media in exchange for New Media Common Stock equal to the Local Media Contribution Value. The contribution of Local Media was part of the overall consideration that Participating Lenders who elected to receive Common Stock in the Restructuring received in exchange for the extinguishment of their Outstanding Debt claims of GateHouse pursuant to the Plan.

Additionally, in determining whether to effect the spin-off, Newcastle’s board of directors also considered the costs and risks relating to the spin-off, including: (i) potential costs and disruptions to the businesses as a result of the spin-off, (ii) risks of being unable to achieve the benefits expected from the spin-off, (iii) the reaction of Newcastle’s stockholders to the spin-off, (iv) the risk that one-time and ongoing costs of the spin-off may be greater than expected and (v) the tax impact of the spin-off to Newcastle and its stockholders. Newcastle’s board of directors determined that in the aggregate the potential benefits of the spin-off outweighed the potential negative factors. See “Risk Factors—Risks Related to the Distribution” and “The Spin-Off and Restructuring—Reasons for the Distribution.”

The anticipated benefits of the spin-off are based on a number of assumptions, and there can be no assurance that such benefits will materialize to the extent anticipated or at all. In the event that the spin-off does not result in such benefits, the costs associated with the transaction and the expenses New Media will incur as an independent public company, including management compensation and general and administrative expenses, could have a negative effect on each company’s financial condition and ability to make distributions to its stockholders. For more information about the risks associated with the separation, see “Risk Factors.”

The Restructuring

On September 4, 2013, GateHouse announced that GateHouse, Newcastle (and certain of its affiliates), the Administrative Agent, and Participating Lenders entered into the Support Agreement in which the parties agreed to support, subject to the terms and conditions of the Support Agreement, the Restructuring pursuant to the consummation of the Plan.

Pursuant to the Support Agreement and Investment Commitment Letter:

•	Newcastle offered to make the Cash-Out Offer;

•	The holders of the Outstanding Debt would have option of receiving, in satisfaction of their Outstanding Debt (i) the Cash-Out Offer and/or (ii) (A) New Media Common Stock and (B) the Net Proceeds, if any, of the New Credit Facilities;

•	Newcastle would contribute its interests in Local Media to New Media in exchange for, pursuant to the Plan, the issuance of New Media Common Stock equal in value to the cost of the Local Media Acquisition (as adjusted pursuant to the Plan);

•	On account of any purchases of the Outstanding Debt in connection with the Cash-Out Offer, Newcastle would receive a pro rata share of (a) New Media Common Stock and (b) the Net Proceeds, if any, of the New Credit Facilities;

•	GateHouse would use commercially reasonable efforts, in light of market conditions and other relevant factors, to raise the New Credit Facilities, if any. GateHouse’s entry into the New Credit Facilities was not a condition to the effectiveness of the Plan.

•	Pension, trade and all other unsecured claims against GateHouse will be unimpaired by the Restructuring; and

•	The Former Equity Holders’ interests would be cancelled, and the Former Equity Holders would receive 10-year warrants, collectively representing the right to acquire, in the aggregate, 5% of the common stock of New Media Common Stock (subject to dilution) as of the Effective Date, with the strike price per share for such warrants calculated based on a total equity value of New Media, prior to contribution of Local Media, of $1.2 billion as of the Effective Date.

On September 20, 2013, GateHouse commenced the Solicitation. Under the Support Agreement, each of the Participating Lenders agreed to (a) support and take any reasonable action in furtherance of the Restructuring, (b) timely vote their Outstanding Debt to accept the Plan and not change or withdraw such vote, (c) support approval of the Disclosure Statement and confirmation of the Plan, as well as certain relief to be requested by Debtors from the Bankruptcy Court, (d) refrain from taking any action inconsistent with the confirmation or consummation of the Plan, and (e) not propose, support, solicit or participate in the formulation of any plan other than the Plan. Holders of Outstanding Debt sufficient to meet the requisite threshold of 67% in amount and majority in number (calculated without including any insider) necessary for acceptance of the Plan under the Bankruptcy Code (“Bankruptcy Threshold Creditors”) voted to accept the Plan in the Solicitation. 100% of the holders of the Outstanding Debt voted to accept the Plan under the terms of the Support Agreement. As a result, Debtors commenced Chapter 11 cases and sought approval of the Disclosure Statement and confirmation of the Plan therein. The Plan was confirmed by the Bankruptcy Court on November 6, 2013 and GateHouse effected the transactions contemplated by the Plan to emerge from Chapter 11 protection on November 26, 2013. On the Effective Date, 100% of the new equity interests in GateHouse were issued to New Media. On the Effective Date, GateHouse and certain of its subsidiaries converted into limited liability companies. The Support Agreement terminated on the Effective Date. As of the Effective Date, Newcastle owns 84.6% of New Media’s total equity. New Media manages the assets and day-to-day operations of GateHouse pursuant to the GateHouse Management Agreement.

Upon emergence from Chapter 11, we adopted fresh-start reporting in accordance with Accounting Standards Codification Topic 852, “Reorganizations.” Under fresh-start accounting, a new entity is deemed to have been created on the Effective Date of the Plan for financial reporting purposes and GateHouse’s recorded amounts of assets and liabilities will be adjusted to reflect their estimated fair values. As a result of the adoption of fresh-start accounting, our reorganized company post-emergence financial statements will generally not be comparable with the financial statements of our Predecessor prior to emergence, including the historical financial information in this Prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

The following is a discussion of material U.S. federal income tax consequences of the Distribution that may be relevant to beneficial holders of Newcastle stock.

For purposes of this section under the heading “Material U.S. Federal Income Tax Consequences of the Distribution,” references to “New Media,” “we,” “our” and “us” mean only New Media Investment Group Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, published administrative interpretations of the IRS, and judicial decisions, all of which are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. In addition, the discussion does not describe any tax consequences arising out of the laws of any state or local or foreign jurisdiction.

This discussion does not constitute tax advice. The Code provisions governing the federal income tax treatment of REITs (such as Newcastle) and their stockholders are highly technical and complex, and this discussion is qualified in its entirety by the express language of applicable Code provisions, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof. This discussion does not address all possible tax considerations that may be material to an investor and does not constitute legal or tax advice. Moreover, this discussion does not purport to discuss all aspects of federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	dealers in securities;

•	regulated investment companies;

•	entities taxed as partnerships and partners therein;

•	trusts;

•	persons subject to the alternative minimum tax;

•	persons who hold Newcastle stock on behalf of another person as a nominee;

•	persons who have a “functional currency” other than the U.S. dollar

•	persons who received Newcastle stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding Newcastle stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment; and

•	except to the extent discussed below, tax-exempt entities.

This discussion assumes that investors will hold their Common Stock as a capital asset, which generally means as property held for investment.

For purposes of this discussion under the heading “Material U.S. Federal Income Tax Consequences of the Distribution,” a U.S. holder is a beneficial holder of Newcastle stock that is a citizen or resident of the United States, a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of its Newcastle stock. A “Non-U.S. holder” is a beneficial holder of Newcastle stock that is not a U.S. holder.

THE FEDERAL INCOME TAX TREATMENT OF THE DISTRIBUTION TO BENEFICIAL OWNERS OF NEWCASTLE STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF THE DISTRIBUTION TO ANY PARTICULAR BENEFICIAL OWNER OF NEWCASTLE STOCK WILL DEPEND ON THE BENEFICIAL OWNER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU OF THE DISTRIBUTION IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES.

Tax Classification of the Distribution in General

For U.S. federal income tax purposes, the Distribution will not be eligible for treatment as a tax-free distribution by Newcastle with respect to its stock. Accordingly, the Distribution will be treated as if Newcastle had distributed to each Newcastle stockholder an amount equal to the fair market value of the shares of New Media Common Stock received by such stockholder, determined as of the date of the Distribution (such amount, the “amount distributed pursuant to the Distribution”). The tax consequences of the Distribution for beneficial owners of Newcastle’s stock are thus generally the same as the tax consequences of a distribution of cash by Newcastle.

Although Newcastle will ascribe a value to the shares of New Media Common Stock distributed in the Distribution, this valuation is not binding on the IRS or any other tax authority. These taxing authorities could ascribe a higher valuation to the distributed shares of New Media Common Stock, particularly if, following the Distribution, those shares trade at prices significantly above the value ascribed to those shares by Newcastle. Such a higher valuation may affect the distribution amount and thus the tax consequences of the Distribution to beneficial owners of Newcastle’s stock.

Newcastle will be required to recognize any taxable gain, but will not be permitted to recognize any taxable loss, with respect to the New Media Common Stock that it distributes in the Distribution.

Tax Basis and Holding Period of New Media Stock Received by Holders of Newcastle Stock

A beneficial owner of shares of New Media Common Stock will generally have a tax basis in the shares received in the Distribution that equals the fair market value of such shares on the date of the Distribution, and the holding period for such shares will begin the day after the date of the Distribution.

Tax Treatment of the Distribution to U.S. Holders

Ordinary Dividends. The portion of the amount distributed pursuant to the Distribution that is payable out of Newcastle’s current or accumulated earnings and profits, as determined under federal income tax principles, and not designated by Newcastle as a capital gain dividend (as discussed below) will generally be taken into account by a U.S. holder as ordinary income and will not be eligible for the dividends received deduction for corporations. The Distribution will not be eligible for taxation at the preferential income tax rates for qualified dividends received by U.S. holders that are individuals, trusts and estates from taxable C corporations.

If any “excess inclusion income” (as defined for U.S. federal income tax purposes) from a taxable mortgage pool or REMIC residual interest is allocated by Newcastle to any U.S. holder, that income will be taxable in the hands of the U.S. holder and would not be offset by any net operating losses of the U.S. holder that would otherwise be available. As required by IRS guidance, Newcastle intends to notify its stockholders if any portion of the amount distributed pursuant to the Distribution is attributable to excess inclusion income.

Non-Dividend Distribution. If and to the extent that the amount distributed pursuant to the Distribution is in excess of Newcastle’s current and accumulated earnings and profits, it will generally represent a return of capital and will generally not be taxable to a U.S. holder. Rather, the Distribution will reduce the adjusted basis of the holder’s shares of Newcastle stock (but not below zero) by the extent to which the value of the amount distributed exceeds Newcastle’s current and accumulated earnings and profits. A U.S. holder will however recognize gain to the extent that this excess exceeds the adjusted basis of its shares of Newcastle stock. Any such gain will generally be long-term capital gain if the holder has held its Newcastle shares for more than one year at the time of the Distribution.

Capital Gain Dividends. Any portion of the amount distributed pursuant to the Distribution that Newcastle designates as a capital gain dividend will generally be taxable to U.S. holders as long-term capital gain, except to the extent that such distribution exceeds Newcastle’s actual net capital gain for the taxable year, without regard to the period for which the holder that receives such distribution has held its Newcastle stock. Certain U.S. Holders that are not corporations are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains.

Tax Treatment of the Distribution to Non-U.S. Holders

Ordinary Dividends. The amount distributed pursuant to the Distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent of Newcastle’s current or accumulated earnings and profits, as determined under federal income tax principles, and not designated as a capital gain dividend by Newcastle. The amount treated as a dividend will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Income attributable to “excess inclusion income” allocable to the non-U.S. holder is not eligible for any exemption or reduction in the rates of applicable withholding taxes. Accordingly, Newcastle will withhold at a rate of 30% on any portion of a dividend that is paid to a non-U.S. holder and is or may be treated as attributable to that non-U.S. holder’s share of Newcastle’s excess inclusion income. As required by IRS guidance, Newcastle intends to notify its stockholders if a portion of a dividend paid by it is attributable to excess inclusion income.

Non-Dividend Distributions. The amount distributed pursuant to the Distribution, to the extent not made out of Newcastle’s current or accumulated earnings and profits, will not be subject to U.S. income tax. If Newcastle cannot determine at the time of the Distribution whether or not the amount distributed pursuant to the Distribution will exceed current and accumulated earnings and profits, the aggregate amount distributed will be subject to withholding at the rate applicable to ordinary dividends, as described above.

Notwithstanding the foregoing, if Newcastle’s stock constitutes a USRPI, if and to the extent that the amount distributed pursuant to the Distribution exceeds the sum of (a) the Non-U.S. holder’s proportionate share of Newcastle’s current and accumulated earnings and profits, as determined under federal income tax principles, and (b) the Non-U.S. holder’s basis in its Newcastle stock, it will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) in the same manner as if the Newcastle stock had been sold. In such situations, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment and same tax rates as a U.S. holder with respect to such excess, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. It is not currently anticipated that Newcastle’s stock will constitute a USRPI and therefore the amount distributed pursuant to the Distribution is not likely to be subject to tax under FIRPTA. However, no assurance can be given that Newcastle’s stock will not become a USRPI.

Gain in respect of any non-dividend portion of the Distribution will nonetheless be taxable to a non-U.S. holder if the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year, and certain other conditions are met, or if the non-U.S. holder’s investment in Newcastle common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder.

Capital Gain Dividends. Under FIRPTA, a dividend distribution by Newcastle to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that Newcastle held directly or indirectly through pass-through subsidiaries (such gains, “USRPI capital gains”), will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations. Newcastle will be required to withhold tax equal to 35% of the maximum amount that could have been designated as a USRPI capital gain dividend. In addition, such amount may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain dividend if Newcastle held an interest in the USRPI solely as a creditor. It is not anticipated that any portion of the amount distributed pursuant to the Distribution will be attributable to USRPI capital gains. However, no assurance can be given in this regard.

Capital gain dividends received by a non-U.S. holder that are attributable to dispositions of Newcastle’s assets other than USRPIs are not subject to U.S. federal income tax, unless the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to tax on his capital gains.

Withholding of Amounts Distributable to Non-U.S. Holders in the Distribution. If Newcastle is required to withhold any amounts otherwise distributable to a non-U.S. holder in the Distribution, Newcastle or other applicable withholding agents will collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of New Media Common Stock that such non-U.S. holder would otherwise receive or by withholding from other property held in the non-U.S. stockholder’s account with the withholding agent. Such holder may bear brokerage or other costs for this withholding procedure. A non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the amounts withheld exceeded the holder’s U.S. tax liability for the year in which the Distribution occurred.

Tax Treatment of the Distribution to Tax-Exempt Holders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. Such entities, however, may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a beneficial owner of Newcastle stock that is a tax-exempt entity (such entity, a “tax-exempt holder”) has not held Newcastle stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt holder), and (2) such Newcastle stock is not otherwise used in an unrelated trade or business, the Distribution generally should not give rise to UBTI to a tax-exempt holder. To the extent that Newcastle (or a part of Newcastle, or a disregarded subsidiary of Newcastle) is a taxable mortgage pool for U.S. federal income tax purposes, or if Newcastle holds residual interests in a REMIC, a portion of the dividends paid to a tax-exempt holder that is allocable to excess inclusion income may be treated as UBTI. If, however, excess inclusion income is allocable to some categories of tax-exempt holders that are not subject to UBTI, Newcastle might be subject to corporate level tax on such income, and, in that case, may reduce the amount of distributions to those holders whose ownership gave rise to the tax. As required by IRS guidance, Newcastle intends to notify its stockholders if a portion of a dividend paid by it is attributable to excess inclusion income.

Tax-exempt holders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code are subject to different UBTI rules, which generally require such holders to characterize distributions that Newcastle makes as UBTI.

In certain circumstances, a pension trust that owns more than 10% of Newcastle’s stock could be required to treat a percentage of the dividends as UBTI, if Newcastle is a “pension-held REIT.” Newcastle will not be a pension held REIT unless (1) it is required to “look through” one or more of its pension stockholders in order to satisfy certain REIT requirements and (2) either (i) one pension trust owns more than 25% of the value of Newcastle’s stock, or (ii) a group of pension trusts, each individually holding more than 10% of the value of Newcastle’s stock, collectively owns more than 50% of Newcastle’s stock. Certain restrictions on ownership and transfer of Newcastle’s stock should generally prevent a tax-exempt entity from owning more than 10% of the value of Newcastle’s stock, and should generally prevent Newcastle from becoming a pension-held REIT.

Time for Determination of the Tax Impact of the Distribution

The actual tax impact of the Distribution will be affected by a number of factors that are unknown at this time, including Newcastle’s final current and accumulated earnings and profits for 2014 (including as a result of the gain, if any, Newcastle recognizes in the Distribution), the fair market value of New Media’s Common Stock on the date of the Distribution, the extent to which Newcastle recognizes excess inclusion income during the year of the Distribution and sales of FIRPTA or other capital assets. Thus, a definitive calculation of the U.S. federal income tax impact of the Distribution will not be possible until after the end of the 2014 calendar year. Newcastle will notify its stockholders of the tax attributes of the Distribution (including the amount distributed pursuant to the Distribution) on an IRS Form 1099-DIV.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR

NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a discussion of certain U.S. federal income and estate tax considerations generally applicable to the ownership and disposition of our Common Stock by Non-U.S. Holders. For purposes of this section under the heading “Certain U.S. Federal Income and Estate Tax Considerations for Non-U.S. Holders of our Common Stock,” a “Non-U.S. Holder” means a beneficial owner of our Common Stock that is a nonresident alien individual, a foreign corporation, or any other person that is not subject to U.S. federal income tax on a net income basis in respect of such Common Stock.

This discussion deals only with Common Stock held as capital assets by Non-U.S. Holders who received Common Stock pursuant to the Distribution. This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of our Common Stock by investors in light of their specific facts and circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including persons that will hold our Common Stock in connection with a U.S. trade or business or a U.S. permanent establishment, certain former citizens or residents of the United States, and persons that are a “controlled foreign corporation,” a “passive foreign investment company” or a partnership or other pass-through entity for U.S. federal income tax purposes, or are otherwise subject to special treatment under the Code. This section does not address any other U.S. federal tax considerations (such as gift tax) or any state, local or non-U.S. tax considerations. You should consult your own tax advisors about the tax consequences of the purchase, ownership and disposition of our Common Stock in light of your own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of any changes in applicable tax laws.

Furthermore, this discussion is based upon on the Code, U.S. Treasury regulations, published administrative interpretations of the IRS, and judicial decisions, all of which are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

Dividends

In the event that we make a distribution of cash or property with respect to our Common Stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of a Non-U.S. Holder’s investment, up to such Non-U.S. Holder’s tax basis in our Common Stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “—Sale, Exchange or Other Taxable Disposition of our Common Stock.”

Dividends paid to a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable tax treaty. Even if a Non-U.S. Holder is eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to such Non-U.S. Holder, unless:

•	such Non-U.S. Holder has furnished to us or such other payor a valid IRS Form W-8BEN or other documentary evidence establishing its entitlement to the lower treaty rate with respect to such payments and neither we nor our paying agent (or other payor) have actual knowledge or reason to know to the contrary, and

•

in the case of actual or constructive dividends paid on or after July 1, 2014, if required by the Foreign Account Tax Compliance Act or any intergovernmental agreement enacted pursuant to that law, such Non-U.S. Holder or any entity through which it receives such dividends have provided the withholding agent with certain information with respect to its or the entity’s direct and indirect U.S. owners, and if such Non-U.S. Holder holds our Common Stock through a foreign financial institution, such institution has entered into an agreement with the U.S. government to collect and provide to the U.S. tax authorities information about its accountholders (including certain investors in such institution or entity) and such Non-U.S. Holder has provided any required information to such institution.

If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty or otherwise, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Investors are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements on their investment in our Common Stock.

Sale, Exchange or Other Taxable Disposition of our Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale, exchange or other taxable disposition of our Common Stock unless:

•	in the case of an individual, such holder is present in the United States for 183 days or more in the taxable year of the sale, exchange or other taxable disposition, and certain other conditions are met, or

•	we are or have been a United States real property holding corporation for federal income tax purposes and a Non-U.S. Holder held, directly or indirectly, at any time during the five-year period ending on the date of the disposition, more than 5% of our Common Stock.

In the case of the sale or disposition of our Common Stock on or after January 1, 2017, a Non-U.S. Holder may be subject to a 30% withholding tax on the gross proceeds of the sale or disposition unless the requirements described in the last bullet point under “—Dividends” above are satisfied. Investors are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements on their investment in our Common Stock and the potential for a refund or credit in the case of any withholding tax.

We have not been, are not and do not anticipate becoming a United States real property holding corporation for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which Non-U.S. Holders reside under the provisions of an applicable income tax treaty.

A Non-U.S. Holder may be subject to backup withholding for dividends paid to it unless it certifies under penalty of perjury that it is a Non-U.S. Holder or otherwise establish an exemption. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

U.S. Federal Estate Tax

Any Common Stock held (or deemed held) by an individual Non-U.S. Holder at the time of his or her death will be included in such Non-U.S. Holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

USE OF PROCEEDS

New Media will not receive any proceeds from the Distribution of our Common Stock in the spin-off.

DETERMINATION OF OFFERING PRICE

No consideration will be paid for the shares of New Media Common Stock distributed in the spin-off.

MARKET PRICE INFORMATION AND DIVIDENDS

Market Price Data

There is no established trading market for shares of New Media Common Stock. At January 24, 2014, there were 30,000,000 shares of our Common Stock outstanding, 84.6% of which immediately prior to the spin-off were owned by Newcastle. The remainder of the outstanding shares of our Common Stock are owned by holders of GateHouse’s Outstanding Debt who elected to receive Common Stock in the Restructuring.

In connection with the spin-off, Newcastle will distribute 25,373,120 shares of our Common Stock on a pro rata basis to holders of Newcastle common stock as of the Record Date for the spin-off. Our Common Stock has been authorized for listing on the NYSE under the symbol “NEWM,” subject to official notice of issuance.

Dividends

New Media expects to distribute a substantial portion of free cash flow as a dividend, subject to satisfactory financial performance and Board approval. The Board of Directors’ determinations regarding dividends will depend on a variety of factors, including the Company’s GAAP net income, free cash flow generated from operations or other sources, liquidity position and potential alternative uses of cash, such as acquisitions, as well as economic conditions and expected future financial results.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected financial data for the five years ended December 30, 2012 are derived from the audited consolidated financial statements of GateHouse, our Predecessor, which have been audited by Ernst & Young LLP, independent registered public accounting firm. Ernst & Young LLP’s report on the consolidated financial statements for the year ended December 30, 2012, which appears elsewhere herein, includes an explanatory paragraph which describes an uncertainty about GateHouse’s ability to continue as a going concern. The financial data for the nine month periods ended September 29, 2013 and September 30, 2012 are derived from the unaudited condensed consolidated financial statements of GateHouse, our Predecessor. The unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring accruals, which GateHouse considers necessary for a fair presentation of the financial position and the results of operations for these periods. The selected financial data as of and for the years ended December 30, 2012, January 1, 2012, December 31, 2010, December 31, 2009 and December 31, 2008, and the selected financial data as of and for the nine months ended September 30, 2012 have been revised to reflect one of GateHouse’s publications as a discontinued operation for comparability.

Operating results for the nine months ended September 29, 2013 are not necessarily indicative of the results that may be expected for the entire year ending December 29, 2013. The historical financial statements of GateHouse, our Predecessor, will not be comparable following its emergence from Chapter 11 due to the effects of the consummation of the Plan, as well as adjustments for fresh-start accounting. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information included in this Prospectus.

	Nine Months Ended September 29, 2013	Nine Months Ended September 30, 2012	Year Ended December 30, 2012	Year Ended January 1, 2012(2)	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
	(In Thousands, Except Per Share Data)
Statement of Operations Data:
Revenues:
Advertising	$229,569	$246,010	$330,881	$357,134	$385,579	$398,927	$477,993
Circulation	102,370	98,279	131,576	131,879	133,192	138,233	141,803
Commercial printing and other	24,233	18,872	26,097	25,657	25,967	30,960	37,700

Total revenues	356,172	363,161	488,554	514,670	544,738	568,120	657,496
Operating costs and expenses:
Operating costs	200,824	202,644	268,222	281,884	296,974	324,263	368,345
Selling, general and administrative	121,254	107,059	145,020	146,295	154,516	159,197	179,198
Depreciation and amortization	30,383	30,006	39,888	42,426	45,080	54,237	69,897
Integration and reorganization costs and management fees paid to prior owner	1,380	3,457	4,393	5,884	2,324	1,857	7,011
Impairment of long-lived assets	91,599	—	—	1,733	430	193,041	123,717
(Gain) loss on sale of assets	1,052	534	1,238	455	1,551	(418)	337
Goodwill and mastheads impairment	—	—	—	385	—	273,914	487,744

Operating income (loss)	(90,320)	19,461	29,793	35,608	43,863	(437,971)	(578,753)
Interest expense, amortization of deferred financing costs, gain on early extinguishment of debt, (gain) loss on derivative instruments and other	81,178	42,819	57,463	58,361	69,520	72,502	100,530

Loss from continuing operations before income taxes	(171,498)	(23,358)	(27,670)	(22,753)	(25,657)	(510,473)	(679,283)
Income tax expense (benefit)	(10,878)	(207)	(207)	(1,803)	(155)	342	(21,139)

Loss from continuing operations	(160,620)	(23,151)	(27,463)	(20,950)	(25,502)	(510,815)	(658,144)
Income (loss) from discontinued operations, net of income taxes	(1,034)	(2,093)	(2,340)	(699)	(542)	(19,287)	(15,162)

Net (loss) income	$(161,654)	$(25,244)	$(29,803)	$(21,649)	$(26,044)	$(530,102)	$(673,306)

Net (loss) income attributable to noncontrolling interest	865	N/A	N/A	N/A	N/A	N/A	N/A
Net (loss) income attributable to GateHouse Media	(160,789)	(25,244)	N/A	N/A	N/A	N/A	N/A
Basic net (loss) income from continuing operations attributable to GateHouse Media available to common stockholders per share	$(2.75)	$(0.40)	$(0.47)	$(0.36)	$(0.44)	$(8.90)	$(11.53)
Diluted net (loss) income from continuing operations attributable to GateHouse Media available to common stockholders per share	$(2.75)	$(0.40)	$(0.47)	$(0.36)	$(0.44)	$(8.90)	$(11.53)
Basic net (loss) income from discontinued operations attributable to GateHouse Media net of income taxes, available to common stockholders per share	$(0.02)	$(0.04)	$(0.04)	$(0.01)	$(0.01)	$(0.33)	$(0.27)
Diluted net (loss) income from discontinued operations net of income taxes, available to common stockholders per share	$(0.02)	$(0.04)	$(0.04)	$(0.01)	$(0.01)	$(0.33)	$(0.27)
Basic net (loss) attributable to GateHouse Media available to common stockholders per share	$(2.77)	$(0.44)	$(0.51)	$(0.37)	$(0.45)	$(9.23)	$(11.80)
Diluted net (loss) attributable to GateHouse Media available to common stockholders per share	$(2.77)	$(0.44)	$(0.51)	$(0.37)	$(0.45)	$(9.23)	$(11.80)
Basic weighted average shares outstanding	58,068,277	58,038,673	58,041,907	57,949,815	57,723,353	57,412,401	57,058,454
Diluted weighted average shares outstanding	58,068,277	58,038,673	58,041,907	57,949,815	57,723,353	57,412,401	57,058,454

	Nine Months Ended September 29, 2013	Nine Months Ended September 30, 2012	Year Ended December 30, 2012	Year Ended January 1, 2012(2)	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
	(In Thousands, Except Per Share Data)
Statement of Cash Flow Data:
Net cash (used in) provided by operating activities	$(9,737)	$24,222	$23,499	$22,439	$26,453	$2,990	$20,309
Net cash used in investing activities	(2,499)	(2,014)	(1,044)	(731)	(624)	8,400	11,675
Net cash used in financing activities	(2,538)	(4,600)	(7,140)	(11,249)	(22,010)	(13,003)	(37,533)
Other Data:
Adjusted EBITDA(1)	$20,814	$49,500	$69,766	$80,547	$89,511	$82,571	$102,664
Cash interest paid	43,400	43,778	$55,976	$58,225	$59,317	$67,950	$89,677

(1)	We define Adjusted EBITDA as net income (loss) from continuing operations before income tax expense (benefit), interest/financing expense, depreciation and amortization and non-cash impairments. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered in isolation or as an alternative to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. We believe this non-GAAP measure, as we have defined it, is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance in our day-to-day operations. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. Adjusted EBITDA provides an indicator for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA provides us with a measure of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation and interest expense associated with our capital structure. This metric measures our financial performance based on operational factors that management can impact in the short-term, namely our cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics used by senior management and the Board to review the financial performance of our business on a monthly basis.

Not all companies calculate Adjusted EBITDA using the same methods; therefore, the Adjusted EBITDA figures set forth herein may not be comparable to Adjusted EBITDA reported by other companies. A substantial portion of our Adjusted EBITDA was dedicated to the payment of interest on our outstanding indebtedness and to service other commitments, thereby reducing the funds available to us for other purposes. Adjusted EBITDA does not represent an amount of funds that is available for management’s discretionary use. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this Prospectus.

(2)	The year ended January 1, 2012 included a 53rd week of operations for approximately 60% of the business.

The table below shows the reconciliation of loss from continuing operations to Adjusted EBITDA for the periods presented:

	Nine Months Ended September 29, 2013	Nine Months Ended September 30, 2012	Year Ended December 30, 2012	Year Ended January 1, 2012(j)	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
	(In Thousands)
Loss from continuing operations	$(160,620)	$(23,151)	$(27,463)	$(20,950)	$(25,502)	$(510,815)	$(658,144)
Income tax expense (benefit)	(10,878)	(207)	(207)	(1,803)	(155)	342	(21,139)
(Gain) loss on derivative instruments(h)	14	(1,639)	(1,635)	(913)	8,277	12,672	10,119
Gain on early extinguishment of debt(i)	—	—	—	—	—	(7,538)	—
Amortization of deferred financing costs	803	994	1,255	1,360	1,360	1,360	1,845
Write-off of financing costs	—	—	—	—	—	743	—
Interest expense	69,513	43,497	57,928	58,309	60,021	64,615	88,625
Impairment of long-lived assets	91,599	—	—	1,733	430	193,041	123,717
Depreciation and amortization	30,383	30,006	39,888	42,426	45,080	54,237	69,897
Goodwill and mastheads impairment	—	—	—	385	—	273,914	487,744

Adjusted EBITDA from continuing operations	$20,814 (a)	$49,500 (b)	$69,766 (c)	$80,547 (d)	$89,511 (e)	$82,571 (f)	$102,664 (g)

(a)	Adjusted EBITDA for the nine months ended September 29, 2013 included net expenses of $22,419, which are one-time in nature or non-cash compensation. Included in these net expenses of $22,419 is non-cash compensation and other expense of $20,807, non-cash portion of postretirement benefits expense of $(820), integration and reorganization costs of $1,380 and a $1,053 loss on the sale of assets.

(b)	Adjusted EBITDA for the nine months ended September 30, 2012 included net expenses of $7,684, which are one-time in nature or non-cash compensation. Included in these net expenses of $7,684 is non-cash compensation and other expense of $4,125, non-cash portion of postretirement benefits expense of $(432), integration and reorganization costs of $3,457 and a $534 loss on the sale of assets.

Adjusted EBITDA also does not include $593 from our discontinued operations.

(c)	Adjusted EBITDA for the year ended December 30, 2012 included net expenses of $11,009, which are one time in nature or non-cash compensation. Included in these net expenses of $11,009 are non-cash compensation and other expenses of $6,274, non-cash portion of post-retirement benefits expense of $(896), integration and reorganization costs of $4,393 and a $1,238 loss on the sale of assets.

Adjusted EBITDA also does not include $255 of EBITDA generated from our discontinued operations.

(d)	Adjusted EBITDA for the year ended January 1, 2012 included net expenses of $9,461, which are one time in nature or non-cash compensation. Included in these net expenses of $9,461 are non-cash compensation and other expenses of $4,226, non-cash portion of post-retirement benefits expense of $(1,104), integration and reorganization costs of $5,884 and an $455 loss on the sale of assets.

Adjusted EBITDA also does not include $432 of EBITDA generated from our discontinued operations.

(e)	Adjusted EBITDA for the year ended December 31, 2010 included net expenses of $8,231, which are one time in nature or non-cash compensation. Included in these net expenses of $8,231 are non-cash compensation and other expenses of $5,005, non-cash portion of post-retirement benefits expense of $(649), integration and reorganization costs of $2,324 and a $1,551 loss on the sale of assets.

Adjusted EBITDA also does not include $463 of EBITDA generated from our discontinued operations.

(f)	Adjusted EBITDA for the year ended December 31, 2009 included net expenses of $9,289, which are one time in nature or non-cash compensation. Included in these net expenses of $9,289 are non-cash compensation and other expenses of $8,632, non-cash portion of post-retirement benefits expense of $(782), integration and reorganization costs of $1,857 and a $418 gain on the sale of assets.

Adjusted EBITDA also does not include $(855) of EBITDA generated from our discontinued operations.

(g)	Adjusted EBITDA for the year ended December 31, 2008 included net expenses of $24,487, which are one time in nature or non-cash compensation. Included in these net expenses of $24,487 are non-cash compensation and other expenses of $18,638, non-cash portion of post-retirement benefits expense of $(1,499), integration and reorganization costs of $7,011 and $337 loss on the sale of assets.

Adjusted EBITDA also does not include $4,663 of EBITDA generated from our discontinued operations.

(h)	Non-cash (gain) loss on derivative instruments is related to interest rate swap agreements which are financing related and are excluded from Adjusted EBITDA.
(i)	Non-cash write-off of deferred financing costs are similar to interest expense and amortization of financing fees and are excluded from Adjusted EBITDA.
(j)	The year ended January 1, 2012 included a 53rd week of operations for approximately 60% of the business.

	As of
	September 29, 2013	September 30, 2012	December 30, 2012	January 1, 2012	December 31, 2010	December 31, 2009	December 31, 2008
	(In Thousands)
Balance Sheet Data:
Total assets	$426,975	$480,438	$469,766	$510,802	$546,327	$591,929	$1,149,621
Total long-term obligations, including current maturities	36,341	1,179,949	1,177,298	1,185,212	1,197,347	1,222,102	1,242,075
Stockholders’ equity (deficit)	(902,362)	(829,106)	(834,159)	(805,632)	(792,121)	(753,576)	(229,078)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of September 29, 2013 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 29, 2013 and for the year ended December 30, 2012 are based on (i) the financial statements of New Media, which was formed on June 18, 2013 and subsequently capitalized, (ii) the audited consolidated financial statements of GateHouse for the year ended December 30, 2012, and (iii) the unaudited consolidated financial statements of GateHouse, including Local Media, as of and for the nine months ended September 29, 2013, each included in this Prospectus. New Media, GateHouse and Local Media, subsequent to the Restructuring, are collectively referred to in this section as ‘‘the Combined Company.’’

The pro forma financial information is provided for informational and illustrative purposes only and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” New Media’s historical financial statements and related notes thereto, GateHouse’s historical consolidated financial statements and notes thereto and Local Media’s historical combined financial statements and notes thereto, each included elsewhere in this Prospectus. In addition, the historical financial statements of GateHouse, our Predecessor, will not be comparable following its emergence from Chapter 11 due to the effects of the consummation of the Plan, as well as adjustments for fresh-start accounting. All tables are presented in thousands unless otherwise noted.

The pro forma financial information gives effect to three categories of adjustments as if the transactions reflected in such adjustments had occurred on January 2, 2012 for the unaudited pro forma condensed combined statements of operations and on September 29, 2013 for the unaudited pro forma condensed combined balance sheet. The three categories of adjustments are summarized below:

GateHouse Effects of Plan Adjustments

•	Approximately $1.2 billion of our Predecessor’s Outstanding Debt will be cancelled and exchanged for New Media Common Stock equal in value to 40.0% of the face amount of the Outstanding Debt;

•	the equity interests in our Predecessor will be cancelled and discharged and 100% of the new equity in the reorganized GateHouse will be issued to New Media;

•	the Former Equity Holders will receive New Media Warrants representing the right to acquire New Media Common Stock equal to 5.0% of the New Media Common Stock as of the Effective Date;

•	commencing from the Listing, New Media will pay its Manager a management fee equal to 1.5% per annum of its Total Equity (as defined in the Management Agreement), calculated and payable monthly in arrears in cash; and

•	the payment of additional estimated reorganization costs of $9.8 million.

GateHouse Fresh-Start and Other Adjustments

•	The adoption by GateHouse of fresh-start accounting, in accordance with ASC 852 upon confirmation of the Plan.

Local Media Purchase Accounting and Other Adjustments

•	Newcastle will contribute 100% of the common stock of Local Media Parent to New Media in exchange for New Media Common Stock equal in value to the cost of Newcastle’s Local Media Acquisition; and

•

the impact of Local Media purchase accounting adjustments, in accordance with ASC 805. As Local Media was consolidated in GateHouse historical results beginning on September 3, 2013, the purchase accounting adjustments are therefore included in column “GateHouse Historical September 29, 2013” on the unaudited pro forma condensed combined balance sheet. The unaudited pro forma condensed combined statements of operations for the year ended December 30, 2012 and for the nine months ended September 29, 2013 include a separate column for Local Media adjustments labeled as “Local Media Purchase Accounting and Other Adjustments.”

Each of the transactions reflected in the adjustments is described in more detail below.

The pro forma financial information does not purport to represent what the Combined Company’s actual results of operations or financial position would have been had the Plan become effective or had the other transactions described above occurred on January 2, 2012 or September 29, 2013, respectively. In addition, the dollar amount of new equity and stockholders’ equity in the unaudited pro forma condensed combined balance sheet is not an estimate of the market value of the New Media Common Stock as of the Effective Date or at any other time. We make no representations as to the market value, if any, of the New Media Common Stock after the Effective Date.

GateHouse Effects of Plan Adjustments

The “GateHouse Effects of Plan Adjustments” column in the pro forma financial information gives effect to the consummation of the Plan and the implementation of the transactions contemplated by the Plan, including the recapitalization, upon emergence from Chapter 11 on the Effective Date.

The Plan provides for the issuance of new equity of reorganized GateHouse to New Media and the issuance of New Media Common Stock to the holders of GateHouse’s Outstanding Debt. The estimated reorganization gain resulting from the extinguishment of the Outstanding Debt pursuant to the Plan is approximately $721.8 million less $10.3 million accumulated other comprehensive income related to derivative instruments, $4.6 million reorganization expense on allowed claims recorded on Effective Date and less estimated reorganization costs of $9.8 million. These amounts are reflected in the unaudited pro forma condensed combined balance sheet in the “GateHouse Effects of the Plan Adjustments” column in stockholders’ deficit (total $697.1 million). These amounts are not reflected in the unaudited pro forma condensed combined statement of operations because the gain is non-recurring.

For additional information regarding the “GateHouse Effects of Plan Adjustments,” see the notes to the pro forma financial information.

GateHouse Fresh-Start and Other Adjustments

The “GateHouse Fresh-Start and Other Adjustments” column of the pro forma financial information gives effect to preliminary fresh-start accounting adjustments in accordance with ASC 852 and other pro forma adjustments as described in more detail below before consideration of the Local Media Contribution from Newcastle. The reorganization value of GateHouse will be allocated to the fair value of net assets in conformity with ASC 852, resulting in an estimated gain of $249.9 million upon emergence. This gain is reflected in the unaudited pro forma condensed combined balance sheet but is not reflected in the unaudited pro forma condensed combined statement of operations because this gain is non-recurring.

The total GateHouse enterprise value was estimated between approximately $385.0 million to $515.0 million, with a midpoint of $450.0 million as disclosed in the Disclosure Statement presented to the Bankruptcy Court and prior to giving effect to the Plan. Management used an enterprise value of $489.9 million as the basis for determining the reorganization value for the fresh start allocation rather than the $450.0 million midpoint of the range. This enterprise value was based upon the Cash-Out Offer and equity distribution plus estimated transaction fees and the reorganized GateHouse was ascribed this value throughout the Plan. Accordingly, fresh-start adjustments are based on this assumed enterprise value of $489.9 million. Under ASC 852, reorganization value is generally allocated first to tangible assets and identifiable intangible assets, and lastly to excess reorganization value (i.e., goodwill).

GateHouse estimates its reorganization value at $559.1 million as of September 29, 2013, which consists of the following:

Present value of discounted cash flows of GateHouse (estimated enterprise value)	$489,931
Less GateHouse transaction fees	(7,073)

Total consideration	482,858
Non-interest bearing liabilities not subject to compromise	76,291

GateHouse total assets (reorganization value)	$559,149

The fresh start adjustments are only related to GateHouse, however, the following table represents the Combined Company’s total assets on the unaudited pro forma condensed combined balance sheet. Refer to the following section “Local Media Purchase Accounting and Other Adjustments” for a more detailed description of the Local Media transaction.

GateHouse total assets (reorganization value)	$559,149
Local Media total assets	108,393

Combined Company total assets	$667,542

In order to apply fresh-start reporting, ASC 852 requires two criteria to be satisfied: (1) that total post-petition liabilities and allowed claims immediately before the date of confirmation of the Plan be in excess of reorganization value, as outlined in the table below, and (2) that holders of our Predecessor’s voting shares immediately before confirmation of the Plan receive less than 50.0% of the voting shares of the emerging entity. The table below shows how the first criterion is met.

Estimated post-petition current liabilities	$76,291
Liabilities deferred pursuant to Chapter 11 proceeding	1,200,023
Additional allowed claim upon Effective Date	4,636

Total post-petition liabilities and allowed claims	1,280,950
Reorganization value	(559,149)

Excess of liabilities over reorganization value	$721,801

The second criterion is also satisfied because the equity interests in GateHouse will be canceled and the holders of the equity interests prior to the Restructuring are expected to own less than approximately 10.0% of the reorganized GateHouse equity subsequent to the confirmation, resulting in a change in control. As a result, GateHouse plans to apply fresh start reporting upon emergence from Chapter 11.

The determination of the estimated reorganization value was based on a discounted cash flow analysis. This value was reconciled to the transaction value as outlined within the Plan and was within a reasonable range of comparable market multiples. The discounted cash flow method reflects the following assumptions:

•	Forecasted cash flows for the three months ended December 29, 2013 and the years ending 2014 through 2016. These projections are based on the following significant assumptions:

•	Continued declines in print advertising revenue of 5.0% to 9.0% per year, which is expected to moderate in later years;

•	Growth in circulation revenue of up to 2.0% per year;

•	Declines in non-digital marketing services expenses of up to 4.0% per year; and

•	Significant growth in digital marketing services revenue, which represents approximately 2.0% of total 2013 revenues, is projected to be 13.2% of total revenues by 2016 with the digital marketing services expense projected to increase by 200% from 2013 to 2016.

•	A terminal value, which was determined using a growth model that applied a long-term growth rate of 0.0% to GateHouse’s projected cash flows beyond 2016. The long-term growth rate was based on GateHouse’s internal projections as well as industry growth prospects;

•	Discount rates that considered various factors including bond yields, risk premiums, and tax rates to determine a weighted-average cost of capital (“WACC”), which represents a company’s cost of debt and equity weighted by the percentage of debt and equity in a company’s target capital structure. A WACC of 13.5% was used; and

•	An effective tax rate of 39.15% and an assumed carry-over tax basis of $673.7 million for fixed assets and intangibles. A deferred tax asset is not reflected within the fresh start opening balances given GateHouse’s history of losses.

The estimate of reorganization value assumes that forecasted cash flows will be realized, but future results may differ significantly. There can be no assurance regarding future financial results or actual reorganization value. The estimates and assumptions used are subject to significant uncertainties, many of which are beyond GateHouse’s control. The assumptions used in the discounted cash flow analysis that have the most significant effect on GateHouse’s estimated reorganization value are estimated WACC, estimated long-term growth rates, and estimated revenues.

GateHouse anticipates the digital market to continue to grow as small to medium businesses (“SMBs”) move from print to digital advertising, primarily in the areas of online and mobile websites. Recent studies indicate that 89.0% of consumers expect all businesses to have a website, while 52.0% of SMBs do not have a website and 90.0% do not have a mobile website. The Propel Marketing digital marketing business, which GateHouse launched in 2012, offers SMBs digital services, including website design, search engine optimization, mobile websites, social media, retargeting and other advertising services. GateHouse believes that Propel Marketing is well positioned to assist SMBs in the digital space and expects Propel Marketing to contribute meaningfully to revenue growth.

If our anticipated assumptions as to the factors vary significantly, they could have a significant impact on our estimate of the enterprise value.

The following table summarizes the preliminary allocation of the reorganization value to the fair value of GateHouse’s assets and liabilities and the identified intangible assets pursuant to fresh start accounting based on pro forma values as of September 29, 2013. The excess of reorganization value over the amounts allocated to the identified intangible assets and the fair value of tangible assets and liabilities will be recorded as goodwill. No assurance can be given that the amount recorded as goodwill would be recoverable as part of the required annual test for goodwill impairment.

Current assets	$72,278
Other assets	2,402
Deferred financing fees	6,152
Property, plant and equipment	202,902
Advertising relationships	62,470
Subscriber relationships	37,610
Mastheads	41,860
Customer relationships	5,940
Other intangible assets	338
Goodwill	127,197

Total assets	559,149
Current liabilities	60,900
Long-term liabilities	164,391

Total liabilities	225,291
Stockholders’ equity	333,858

Total liabilities and stockholders’ equity	$559,149

The Company obtained third party independent appraisals to assist in the estimation of the fair values of the subscriber relationships, advertiser relationships and customer relationships related to the fresh start valuation. The appraisals used an excess earnings approach, a form of the income approach, which values assets based upon associated estimated discounted cash flows. A static pool approach using historical attrition rates was used to estimate attrition rates of 5.0% to 7.5% for advertiser relationships, subscriber relationships and customer relationships. The growth rate was estimated to be 0.0% and the discount rates were estimated to range from 14.5% to 17.0% for advertiser relationships and 14.5% to 15.5% for subscriber and customer relationships.

Estimated cash flows extend up to periods of approximately 30 years, which takes into account that a majority of GateHouse’s newspapers have been in existence for over 50 years and many have been in existence for over 100 years. The Company plans to amortize the fair values of the subscriber and advertiser relationships over the periods at which 90.0% of the cumulative undiscounted net cash flows are estimated to be realized. Therefore, the subscriber relationships, advertiser relationships and customer relationships are expected to be amortized over an approximate 15 year period, on a straight-line basis as no other discernible pattern of usage was more readily determinable. An effective tax rate of 39.15% and carry over tax basis of $673.7 million were used in the fair value calculation.

The appraisal utilized a relief from royalty method, an income approach, to determine the fair value of mastheads. Key assumptions utilized in this valuation include revenue projections, royalty rates of 1.3% to 2.0%, a long term growth rate of 0.0% and discount rates of 14.5% to 16.5%.

The table below provides the estimated fair value and the fresh start fair value adjustment for each class of intangible assets:

	Fair Value	Fair Value Adjustment
Goodwill	$127,197	$113,456
Mastheads	41,860	6,619
Advertiser relationships	62,470	11,306
Customer relationships	5,940	3,160
Subscriber relationships	37,610	17,349
Other (including Trade Names and Publication Rights)	338	—

The increase in the fair value of the intangible assets pursuant to fresh start accounting in the unaudited pro forma condensed combined balance sheet primarily relates to the Company’s Large Dailies reporting unit based on the valuation methodologies, operational outlook, growth rates, discount rates and attrition rates as described above.

The Company considered the filing of bankruptcy on September 27, 2013 to be an impairment triggering event for its intangible assets. As a result, for its amortized intangible assets (advertiser relationships, customer relationships, subscriber relationships, trade names and publication rights) the Company performed a recoverability test by comparing the sum of the estimated undiscounted future cash flows generated by the underlying intangible asset, or other appropriate grouping of assets, to its carrying value to determine whether an impairment existed at its lowest level of identifiable cash flows in accordance with ASC 360. For nonamortized intangible assets (goodwill and mastheads), the Company also performed an impairment analysis at the reporting unit level in accordance with ASC 350.

Based on such assessments, no impairment charge was recognized in the third quarter 2013 for intangible assets related to the Large Dailies reporting unit as the estimated fair value of the Large Dailies reporting unit and the sum of the estimated undiscounted future cash flows generated by the underlying intangible assets exceeded the respective carrying value. However, in the third quarter of 2013, the Company recorded an impairment charge of $68.6 million for advertiser relationships for the Metro and Small Community reporting units, an impairment charge of $19.1 million for subscriber relationships for the Metro and Small Community reporting units, an impairment charge of $2.1 million for customer relationships for the Metro reporting unit, and an impairment charge of $1.8 million for trade names and publication rights for the Directories reporting unit. Refer to Note 9, Goodwill and Intangible Assets to the GateHouse September 29, 2013 unaudited condensed consolidated financial statements. Due to the relatively short period of time between the third quarter impairment assessment and the estimation of pro forma fresh start fair value adjustments, the valuation methodologies, operational outlook, growth rates, discount rates and attrition rates as described above were consistently applied for both the impairment assessment and the estimation of fresh start fair value adjustments.

The Company obtained third party independent appraisals to assist in the determination of the fair values of property, plant and equipment and intangible assets. The property, plant and equipment appraisal included an analysis of recent comparable sales and offerings of land parcels in each of the subject’s markets. The appraised value used the standard accepted appraisal practices and valuation procedures. Uniform Standards of Professional Appraisal Practice require that the appraiser consider three basic approaches to value: the cost approach (used for equipment where an active secondary market is not available and building improvements), the direct sales comparison (market) approach (used for land and equipment where an active market is available), and the income approach (used for intangibles). These approaches are based on the cost to reproduce assets, market exchanges for comparable assets and the capitalization of income. Useful lives range from 1 to 14 years for personal property and 10 to 30 years for real property.

The valuations used in this Prospectus represent current estimates based on data available. However, updates to these valuations will be completed as of the fresh-start accounting date based on the results of asset and liability valuations, as well as the related calculation of deferred income taxes. The differences between the actual valuations and the current estimated valuations used in preparing the pro forma financial information may be material and will be reflected in our future balance sheets and may affect amounts, including depreciation and amortization expense, which we will recognize in our statement of operations post-emergence. In addition, the Combined Company may recognize certain non-recurring expenses subsequent to the Effective Date related to its Chapter 11 reorganization. As a result, the pro forma financial information may not accurately represent our post-emergence financial condition or results from operations and any differences may be material.

For additional information regarding the “GateHouse Fresh-Start and Other Adjustments,” see the notes to the pro forma financial information. GateHouse anticipates that it will continue to have a full valuation allowance against its deferred tax asset upon emergence from Chapter 11 and no deferred tax asset is included on the pro forma balance sheet. In this regard, GateHouse will be required to reduce its tax attributes by the excess of the adjusted issue price of indebtedness satisfied pursuant to the Restructuring over the sum of (x) the amount of cash paid and (y) the fair market value of stock delivered to holders of such indebtedness (“COD Income”). As a result, New Media will not have any significant net operating loss carryovers (“NOLs”) from GateHouse after the taxable year which includes the Effective Date. The NOLs that are remaining after the taxable year which includes the Effective Date are subject to the limitations of Code Section 382, so that these NOLs are not expected to meaningfully offset taxable income going forward.

Local Media Purchase Accounting and Other Adjustments

On September 3, 2013, Newcastle completed the acquisition of Local Media from News Corp. The Local Media operations are managed by GateHouse, pursuant a management and advisory agreement. As a result of this agreement, management determined that Local Media is a variable interest entity and that GateHouse is the primary beneficiary because it has both the power to direct the activities that most significantly impact the economic performance of Local Media and it participates in the residual returns of Local Media that could be significant to Local Media. Because GateHouse is the primary beneficiary, it consolidated Local Media beginning September 3, 2013.

As part of the Plan, Newcastle has agreed to contribute 100% of the stock of Local Media Parent to New Media as of the Effective Date. The contribution is made to New Media to assign Newcastle’s rights under the stock purchase agreement to which it acquired Local Media as of the Effective Date. Consideration to be received by Newcastle will be the New Media Common Stock collectively equal to the cost of the Local Media Acquisition (as adjusted pursuant to the Plan) upon emergence from Chapter 11 on the Effective Date.

The Company will account for the consolidation of Local Media under the purchase method of accounting in accordance with ASC 805 as New Media will have a controlling financial interest in Local Media as of the Effective Date. Accordingly, the assets acquired and liabilities assumed will be recorded at their acquisition date fair values. New Media’s $56.3 million acquisition value as of the Effective Date is derived from the Local Media Acquisition Value of $53.8 million plus estimated additional working capital funding of $2.5 million made by Newcastle. Such acquisition value is not materially different from the acquisition value allocated upon GateHouse’s consolidation of Local Media in accordance with ASC 805 on September 3, 2013. Any excess of the acquisition value over the fair value of assets acquired and liabilities assumed was allocated to goodwill. As the numbers in the pro forma may change, the allocated goodwill is subject to significant change.

As Local Media was consolidated in GateHouse historical results beginning on September 3, 2013, the purchase accounting adjustments are therefore included in column “GateHouse Historical September 29, 2013” on the unaudited pro forma condensed combined balance sheet. The unaudited pro forma condensed combined statements of operations for the year ended December 30, 2012 and for the nine months ended September 29, 2013 include a separate column for Local Media adjustments labeled as “Local Media Purchase Accounting and Other Adjustments.”

The following table summarizes the preliminary allocation of the acquisition value of $56.3 million to the fair value of Local Media’s assets and liabilities and the identified intangible assets based on pro forma values as of September 29, 2013. The excess of acquisition value over the amounts allocated to the identified intangible assets and the fair value of tangible assets and liabilities will be recorded as goodwill. No assurance can be given that the amount recorded as goodwill would be recoverable as part of the required annual test for goodwill impairment.

Current assets	$26,747
Property, plant and equipment	72,786
Mastheads	4,100
Goodwill	1,845
Other Assets	2,915

Total assets	108,393
Current liabilities	19,147
Long term liabilities	32,907

Total liabilities	52,054

Net assets acquired	$56,339

The Company obtained third party independent appraisals to assist in the determination of the fair values of property, plant and equipment and intangible assets. The property, plant and equipment appraisal included an analysis of recent comparable sales and offerings of land parcels in each of the subject’s markets. The appraised value is supported by the consideration paid and was determined using standard generally accepted appraisal practices and valuation procedures. The appraiser used the three basic approaches to value: the cost approach (used for equipment where an active secondary market is not available and building improvements), the direct sales comparison (market) approach (used for land and equipment where an active secondary market is available) and the income approach (used for intangible assets). These approaches used are based on the cost to reproduce assets, market exchanges for comparable assets and the capitalization of income. Useful lives range from 1 to 7 years for personal property and 17 to 38 years for real property.

The appraisal utilized a relief from royalty method, an income approach, to determine the fair value of mastheads. Key assumptions utilized in this valuation include revenue projections, a royalty rate of 1.5%, a long term growth rate of 0.0%, a tax rate of 39.15% and a discount rate of 25.0%. Based on estimated discount rates, attrition levels and other available data, the advertiser and subscriber relationships were determined to have a fair value of $0.0.

Trade accounts receivable, having an estimated fair value of $13.4 million, were included in the acquired assets. The gross contractual amount of these receivables was $14.9 million and the contractual cash flows not expected to be collected was estimated at $1.5 million as of the acquisition date.

Local Media accounted for inventory using a weighted cost methodology, which was deemed to approximate fair value. The FIFO valuation method will be utilized after the acquisition and is consistent with GateHouse’s inventory valuation. The difference between the weighted average and FIFO methodology is not expected to have a material effect on the results of operations.

For tax purposes, the amount of goodwill that is expected to be deductible is $0.5 million for Local Media.

Local Media’s fiscal year ends on the last Sunday in June. The unaudited pro forma condensed combined statements of operations were created with a year end on the last Sunday in December, which is consistent with historical GateHouse consolidated financial statements. Local Media results from September 3, 2013 are included in the historical GateHouse results of operations. The historical results of Local Media for the eight months ended September 2, 2013 were derived by taking the historical results of operations of Local Media for the year ended June 30, 2013, and subtracting Local Media’s historical results of operations for the six months ended December 30, 2012, and adding the two months of historical results of operations from July 1, 2013 to September 2, 2013. The historical results of Local Media for the twelve months ended December 30, 2012, were derived by taking the historical results of operations of Local Media for the twelve months ended June 30, 2013, and July 1, 2012, and subtracting Local Media’s historical results of operations for the six month periods from December 31, 2012 to June 30, 2013, and July 4, 2011 to January 1, 2012.

To conform the fiscal periods of Local Media’s historical financial statements to that of New Media, the following amounts were excluded from the pro forma financial information. No amounts were included more than once in the preparation of the pro forma financial information. Local Media had revenue of $28,320 and net income of $1,505 for the two month period from July 1, 2013 to September 2, 2013.

	Local Media’s Fiscal Year Ended June 30, 2013		Local Media’s Fiscal Year Ended June 30, 2012
	Excluded from the Nine Months Ended September 29, 2013	Excluded from the Year Ended December 30, 2012	Excluded from the Year Ended December 30, 2012
	(In Thousands)
Revenues	$83,345	$75,214	$88,066
Income (loss) from continuing operations	$11,913	$(39,820)	$13,048

NEW MEDIA INVESTMENT GROUP AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statements of Operations

(In thousands, except share and per share data)

	Year Ended December 30, 2012
	New Media December 30, 2012	GateHouse Historical December 30, 2012	GateHouse Effects of The Plan Adjustments		GateHouse Fresh Start and Other Adjustments		GateHouse Pro Forma	Local Media Historical December 30, 2012	Local Media Purchase Accounting and Other Adjustments		Pro Forma December 30, 2012
Revenues:
Advertising	$—	$330,881					330,881	$88,329			$419,210
Circulation	—	131,576					131,576	52,203			183,779
Commercial printing and other	—	26,097					26,097	24,017			50,114

Total revenues		488,554	—		—		488,554	164,549	—		653,103
Operating costs and expenses:
Operating costs	—	268,222			(894	)(g)	267,328	139,220	(55,886	)(k)	350,662
Selling, general, and administrative	—	145,020	5,838	(a)			150,858		55,886	(k)	206,744
Depreciation and amortization	—	39,888			(14,317	)(h)	25,571	7,975	3,369	(l)	36,915
Integration and reorganization costs	—	4,393					4,393				4,393
Impairment of long-lived and intangible assets							—	197,869			197,869
Loss (gain) on sale of assets	—	1,238					1,238				1,238

Operating income (loss)	—	29,793	(5,838)		15,211		39,166	(180,515)	(3,369)		(144,718)
Interest expense	—	57,928	(45,624	)(b)			12,304		2,475	(m)	14,779
Amortization of deferred financing costs	—	1,255	(93	)(c)			1,162		382	(m)	1,544
(Gain) loss on derivative instruments	—	(1,635)	1,635	(d)			—				—
Other (income) expense	—	(85)					(85)				(85)

(Loss) income from continuing operations before income taxes	—	(27,670)	38,244		15,211		25,785	(180,515)	(6,226)		(160,956)
Income tax (benefit) expense	—	(207)	7,370	(f)	2,932	(i)	10,095	(32,767)	(40,342	)(n)	(63,014)

(Loss) income from continuing operations	$—	$(27,463)	$30,874		$12,279		$15,690	$(147,748)	$34,116		$(97,942)

Loss per share:
Basic and diluted:
Loss from continuing operations	$—	$(0.47)									(3.26	)(j)
Basic weighted average shares outstanding	—	58,041,907									30,000,000	(j)
Diluted weighted average shares outstanding	—	58,041,907									30,000,000	(j)

NEW MEDIA INVESTMENT GROUP AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statements of Operations

(In thousands, except share and per share data)

	Nine Months Ended September 29, 2013
	New Media September 29, 2013	GateHouse Historical September 29, 2013	GateHouse Effects of The Plan Adjustments		GateHouse Fresh Start and Other Adjustments		GateHouse Pro Forma	Local Media Historical September 2, 2013	Local Media Purchase Accounting and Other Adjustments		Pro Forma September 29, 2013
Revenues:
Advertising	$—	$229,569					$229,569	$52,308			$281,877
Circulation	—	102,370					102,370	33,855			136,225
Commercial printing and other	—	24,233					24,233	17,372			41,605

Total revenues	—	356,172	—		—		356,172	103,535	—		459,707
Operating costs and expenses:
Operating costs	—	200,824			(571	)(g)	200,253	93,358	(34,131	)(k)	259,480
Selling, general, and administrative	—	121,254	(2,004	)(a,e)			119,250		34,131	(k)	153,381
Depreciation and amortization	—	30,383			(11,205	)(h)	19,178	5,351	2,212	(l)	26,741
Integration and reorganization costs	—	1,380					1,380				1,380
Impairment of long-lived and intangible assets	—	91,599					91,599	42,268			133,867
(Gain) loss on sale of assets	—	1,052					1,052				1,052

Operating (loss) income	—	(90,320)	2,004		11,776		(76,540)	(37,442)	(2,212)		(116,194)
Interest expense	—	69,513	(60,003	)(b)			9,510		1,650	(m)	11,160
Amortization of deferred financing costs	—	803	101	(c)			904		255	(m)	1,159
Loss (gain) on derivative instruments	—	14	(14	)(d)			—				—
Other expense (income)		1,005					1,005				1,005
Reorganization items, net	—	9,843	(9,843	)(e)			—				—

(Loss) income from continuing operations before income taxes	—	(171,498)	71,763		11,776		(87,959)	(37,442)	(4,117)		(129,518)
Income tax expense (benefit)	—	(10,878)	(20,237	)(f)	(3,321	)(i)	(34,436)	(13,742)	(2,528	)(n)	(50,706)

(Loss) income from continuing operations	$—	$(160,620)	$92,000		$15,097		$(53,523)	$(23,700)	$(1,589)		$(78,812)

Loss per share:
Basic and diluted:
Loss from continuing operations	$—	$(2.75)									$(2.63	)(j)
Basic weighted average shares outstanding	—	58,068,277									30,000,000	(j)
Diluted weighted average shares outstanding	—	58,068,277									30,000,000	(j)

GateHouse Effects of the Plan Adjustments

(a)

Commencing from the Listing, we will pay our Manager a management fee equal to 1.5% per annum of Total Equity (as defined in the Management Agreement) calculated and payable monthly in arrears in cash. Total equity is generally the equity transferred by Newcastle to the Company upon Listing, plus total net proceeds from any equity capital raised (including through stock offerings), plus certain capital contributions to subsidiaries, plus the equity value of assets transferred to the Company prior to or after the date of the Management Agreement, less capital distributions and repurchases of common stock. In addition to the management fee and commencing from the Listing, our Manager will be eligible to receive on a quarterly basis annual incentive compensation in an amount equal to the product of 25.0% of the dollar amount by which (a) the adjusted net income of the Company exceeds (b)(i) the weighted daily average total equity (plus cash capital raising costs), multiplied by (ii) a simple interest rate of 10.0% per annum.

This adjustment reflects the impact of the management fee and is calculated based on the pro forma financial information. A Total Equity value of $389.2 million, which is equal to the New Media pro forma additional paid in capital line item as reflected in the unaudited pro forma condensed combined balance sheet, was used in the calculation and resulted in a management fee of $5.8 million for the year ended December 30, 2012 and $4.4 million for the nine months ended September 29, 2013. The adjusted net loss, which excludes depreciation and amortization and adjusts for cash taxes, was $124.0 million for the year ended December 30, 2012 and $102.8 million for the nine months ended September 29, 2013 and resulted in no incentive compensation for the year ended December 30, 2012 and nine months ended September 29, 2013, respectively. The table below sets forth the calculation of the incentive compensation:

	Year ended December 30, 2012	Nine months ended September 29, 2013
New Media pro forma net loss	$(97,942)	$(78,812)
Plus: income taxes	(63,014)	(50,706)
Plus: depreciation and amortization	36,915	26,741
Less: cash taxes	—	—

Adjusted net loss	(124,041)	(102,777)
10% of pro forma Total Equity	38,920	38,920

Adjusted net income less 10% of pro forma Total Equity	—	—

Incentive compensation at 25% of the excess of adjusted net income over 10% of pro forma Total Equity	$—	$—

(b)	The Plan provided for substantial changes to our debt structure. The interest expense adjustments will result in a net decrease of $45.6 million for the year ended December 30, 2012 and $60.0 million for the nine months ended September 29, 2013. The table below provides the calculation of the pro forma interest expense:

	Year ended December 30, 2012	Nine months ended September 29, 2013
Interest expense on New Credit Facilities at 8.06%	$12,090	$9,068
Original issuance discount accretion	189	142
Elimination of interest expense on prepetition claims	(57,903)	(69,213)

Total decrease to interest expense adjustments	$(45,624)	$(60,003)

We estimate our weighted average interest rate on our New Credit Facilities to be approximately 8.06%. A 1/8% increase or decrease in our expected weighted average interest rate, including from an increase in LIBOR (excluding the impact of the LIBOR floor), would increase or decrease interest expense on our exit financing by approximately $0.2 million annually.

	Drawn	Rate	Weighted Average
Revolving Credit Facility	$25,000	3.45%	0.58%
Term Loan A	25,000	5.00%	0.83%
Term Loan B	50,000	8.75%	2.92%
Second Lien Credit Facility	50,000	11.20%	3.73%

	$150,000		8.06%

(c)	The Company expects to defer approximately $6.2 million of additional financing fees, as reflected in the unaudited pro forma condensed combined balance sheet, that are directly attributable to the receipt of proceeds from the New Credit Facilities. This amount includes arrangement fees, legal, appraisal and other related costs and was estimated based on closing costs of the New Credit Facilities. The following table presents the pro forma impact of the deferred financing fees associated with the New Credit Facilities and those associated with the Outstanding Debt.

	Year ended December 30, 2012	Nine months ended September 29, 2013
Total new deferred financing fees	$6,152	$6,152
Amortization period	5-6 years	5-6 years
New deferred financing fees	1,162	872
Elimination of deferred financing fees on Outstanding Debt	(1,255)	(771)

Total deferred financing fee adjustments	$(93)	$101

(d)	The Plan will discharge all derivative instruments that are secured pursuant to the 2007 Credit Facility. As a result, this adjustment eliminates any gain or loss on these instruments.
(e)	Reflects the elimination of our bankruptcy-related restructuring expenses that were reorganized prior to the Chapter 11 filing of $6.4 million and reorganization items incurred during Chapter 11 of $9.8 million.
(f)	This adjustment provides the estimated impact of income tax expense or benefit based on the Combined Company’s estimated effective tax rate of 39.15%.

The table below provides a calculation of the pro forma income tax expense for GateHouse for the year ended December 30, 2012:

Historical GateHouse pre-tax net loss	$(27,670)
Effects of plan adjustments	38,244
Fresh start and other adjustments	15,211

GateHouse pro forma pre-tax net income	$25,785
Effective tax rate	39.15%

Income tax expense	$10,095

The table below provides a recalculation of the pro forma income tax benefit for GateHouse for the nine months ended September 29, 2013:

Historical GateHouse pre-tax net loss	$(171,498)
Effects of plan adjustments	71,763
Fresh start and other adjustments	11,776

GateHouse pro forma pre-tax net loss	$(87,959)
Effective tax rate	39.15%

Income tax benefit	$34,436

GateHouse Fresh-Start and Other Adjustments

(g)	This adjustment will modify historical rent expense to the amounts computed based on recording leases at their fair value. The impact of resetting escalating lease terms to their new straight line expense recognition will increase rent expense by $0.2 million and $0.1 million for the year ended December 30, 2012 and nine months ended September 29, 2013, respectively. Three leases were rejected and six leases were modified which resulted in a reduction in rent expense of $0.7 million and $0.5 million for the year ended December 30, 2012 and nine months ended September 29, 2013, respectively.

As part of the fresh start valuation, leases were reviewed to determine if terms were favorable or unfavorable compared to current market conditions. Based on a comparison of contractual lease terms and current market lease rates, six leases were identified as unfavorable and a $1.0 million liability, $0.4 million current and $0.6 million long term, will be recognized for the year ended December 30, 2012. The amortization of the unfavorable lease liability will result in a decrease in rent expense of $0.4 million for the year ended December 30, 2012 on an annual basis and $0.2 million for the nine months ended September 29, 2013. No leases were identified as having favorable terms.
(h)	In accordance with ASC 852, the reorganization value of GateHouse is allocated to the fair value of its assets and liabilities. For purposes of the unaudited pro forma condensed combined statements of operations, the fair value of GateHouse’s property, plant and equipment exceeds its carrying value by approximately $97.1 million and its intangible assets carrying value exceeds its fair value by approximately $38.4 million based on the current estimate. This adjustment will modify historical depreciation and amortization expense based on the estimated fair value of property, plant and equipment and definite-lived intangible assets.

The amount of the reorganization value assigned to property, plant and equipment and intangible assets, and the related pro forma calculation of depreciation and amortization expense, are preliminary and subject to the completion of valuations to determine the fair market value of the tangible and intangible assets.

The following tables provide the details on the depreciation and amortization adjustments:

	Year ended December 30, 2012	Nine months ended September 29, 2013
Estimated GateHouse Successor company depreciation	$18,243	$13,682
Elimination of GateHouse Predecessor company depreciation	(16,305)	(12,944)

Total increase in depreciation adjustments	$1,938	$738

	Year ended December 30, 2012	Nine months ended September 29, 2013
Estimated GateHouse Successor company amortization	$7,328	$5,496
Elimination of GateHouse Predecessor company amortization	(23,583)	(17,439)

Total decrease in amortization adjustments	$(16,255)	$(11,943)

(i)	This adjustment provides the estimated impact of income tax expense or benefit, related to fresh-start accounting adjustments, at an estimated effective tax rate of 39.15% for the Combined Company. Refer to note (f) for tax impacts.

(j)	Our Predecessor’s existing equity interests outstanding as of the Effective Date were cancelled pursuant to the Plan. New Media issued 30,000,000 shares of New Media Common Stock (par value of $0.01 per share) with a value of $396.3 million, less transaction fees of $7.1 million. The pro forma basic and diluted loss per share for the year ended December 30, 2012 is estimated to be $3.26 and the pro forma basic and diluted loss per share for the nine months ended September 29, 2013 is estimated to be $2.63.

	Year ended December 30, 2012	Nine months ended September 29, 2013
Pro forma net loss	$(97,942)	$(78,812)
New Media Common Stock outstanding	30,000	30,000

Pro forma earnings per share (amounts in dollars)	$(3.26)	$(2.63)

In addition, on the Effective Date Former Equity Holders were deemed to have been issued 1,362,479 New Media Warrants with an estimated fair value of $1.0 million and exercisable for shares of New Media Common Stock at a price of $46.35 per share. The New Media Warrants expire ten years from the Effective Date. For further information about the New Media Warrants, refer to note (t) to the unaudited pro forma condensed combined balance sheet.

We did not include any potential shares issuable upon exercise of the Warrants in the diluted loss per share calculation as their effect would have been anti-dilutive to the per share calculations.

Local Media Purchase Accounting and Other Adjustments

(k)	Historical results for Local Media reported operating expense, which includes both operating and selling, Local Media Purchase Accounting and Other Adjustments general and administrative expenses. This adjustment allocates expense to both categories to conform to our Predecessor Statement of Operations classification.
(l)	In accordance with ASC 805, the purchase price of Local Media is allocated to the fair value of its assets and liabilities. The fair value of its property, plant and equipment exceeded its carrying value as of the acquisition date by approximately $9.4 million and the carrying value of its intangible assets exceeds its fair value by approximately $0.3 million. The unaudited pro forma condensed combined statement of operations reflects the depreciation and amortization adjustment based on the fair value. The pro forma adjustments to depreciation expense include an increase of $3.4 million for the year ended December 30, 2012 and $2.2 million for the nine months ended September 29, 2013. No adjustment was made for amortization expense.
(m)	The financing of the Local Media Acquisition included $33.0 million of debt, which matures in September 2018 and has an interest rate of LIBOR, or minimum of 1.00%, plus 6.50%. Financing costs of $1.9 million were incurred related to this financing and will be amortized over the five year term. This adjustment estimates the impact of interest expense and the amortization of deferred financing costs for Local Media. Every 1/8 of a percent change in LIBOR, after the 1.0% minimum is exceeded, would result in a $41,000 change in interest expense.

The following table provides the interest expense and financing fee amortization.

	Year ended December 30, 2012	Nine months ended September 29, 2013
Interest expense on Local Media financing at 7.50%	$2,475	$1,650
Deferred financing fees amortized over 5 years	$382	$255

(n)	This adjustment provides the estimated impact of income tax expense for Local Media at the Combined Company’s estimated effective tax rate of 39.15%.

NEW MEDIA INVESTMENT GROUP AND SUBSIDIARIES Unaudited Pro Forma Condensed Combined Balance Sheet (In thousands)

	As of September 29, 2013
	New Media Historical September 29, 2013	GateHouse Historical September 29, 2013	GateHouse Effects of The Plan Adjustments		GateHouse Fresh Start and Other Adjustments		Pro Forma September 29, 2013
Assets
Current assets:
Cash and cash equivalents	$—	$19,753	$(15,920	)(o)			$3,833
Restricted cash	—	6,467					6,467
Accounts receivable, net	—	63,134					63,134
Inventory	—	7,071					7,071
Prepaid expenses	—	7,929					7,929
Other current assets	—	10,591					10,591

Total current assets	—	114,945	(15,920)		—		99,025
Property, plant, and equipment, net	—	178,625			97,063	(v)	275,688
Goodwill	—	14,204	1,382	(p)	113,456	(v)	129,042
Intangible assets, net	—	113,884			38,434	(v)	152,318
Deferred financing costs, net	—	1,891	6,152	(q)			8,043
Other assets	—	2,952					2,952
Assets held for sale	—	474					474

Total assets	$—	$426,975	$(8,386)		$248,953		$667,542

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Current portion of long-term liabilities	$—	$700					$700
Current portion of long-term debt		609	2,625	(q)			3,234
Accounts payable	—	11,948					11,948
Accrued expenses	—	35,055			150	(w)	35,205
Accrued interest	—	186					186
Deferred revenue	—	31,399					31,399

Total current liabilities	—	79,897	2,625		150		82,672
Long-term liabilities:
Long-term debt	—	32,391	146,375	(q)			178,766
Long-term liabilities, less current portion	—	2,641			(505	)(w)	2,136
Pension and other postretirement benefit obligations	—	14,385			(614	)(x)	13,771
Liabilities subject to compromise	—	1,200,023	(1,200,023	)(r)			—

Total liabilities	—	1,329,337	(1,051,023)		(969)		277,345

Stockholders’ Equity (deficit)
Common stock	—	568			(568	)(y)	—
Common stock warrants	—	—	995	(s)	—		995
Additional paid-in capital	—	831,369	389,202	(p,t)	(831,369	)(y)	389,202
Accumulated other comprehensive loss	—	(17,241)	10,302	(u)	6,939	(y)	—
Accumulated (deficit) income	—	(1,771,706)	697,096	(u)	1,074,610	(y)	—
Treasury stock	—	(310)			310	(y)	—

Total GateHouse Media stockholders’ equity (deficit)	—	(957,320)	1,097,595		249,922		390,197
Noncontrolling interest		54,958	(54,958	) (p)			—

Total stockholders’ equity (deficit)		(902,362)	1,042,637		249,922		390,197

Total liabilities and stockholders’ (deficit) equity	$—	$426,975	$(8,386)		$248,953		$667,542

GateHouse Effects of the Plan Adjustments

(o)	This adjustment to Cash and cash equivalents reflects the estimated payment of $9.8 million of additional reorganization related expenses and the estimated payment of $6.2 million of deferred financing fees on the New Credit Facilities.

(p)

As part of the Plan, Newcastle has agreed to contribute 100% of the stock of Local Media Parent to New Media as of the Effective Date. The contribution is made to New Media to assign Newcastle’s rights under the stock purchase agreement to which it acquired Local Media as of the Effective Date. Consideration to be

received by Newcastle will be the New Media Common Stock collectively equal to the cost of the Local Media Acquisition (as adjusted pursuant to the Plan) upon emergence from Chapter 11 on the Effective Date.

The Company will account for the consolidation of Local Media under the purchase method of accounting in accordance with ASC 805. Accordingly, the assets acquired and liabilities assumed will be recorded at their acquisition date fair values. Any excess of the acquisition value over the fair value of assets acquired and liabilities assumed will be allocated to goodwill. The non-controlling interest of $55.0 million will be eliminated and $56.3 million of additional paid in capital and a $1.4 million adjustment to goodwill will be recorded as New Media will obtain controlling financial interest in Local Media as of the Effective Date. Refer to notes (t) and (v) for further information.

The adjustment to goodwill results from New Media’s application of ASC 805 as compared to the previously recognized goodwill recognized by GateHouse upon the consolidation of Local Media on September 3, 2013. As the numbers in the pro forma may change, the allocated goodwill is subject to significant change.

(q)	The Loan Parties entered into $165.0 million financing facilities (collectively referred to as the “New Credit Facilities”) consisting of:

•	$40.0 million revolving credit facility (“Revolving Credit Facility”)

•	$25.0 million first lien credit facility term loan A (“Term Loan A”)

•	$50.0 million first lien credit facility term loan B (“Term Loan B,” collectively with Term Loan A and the Revolving Credit Facility, the “First Lien Credit Facility”)

•	$50.0 million second lien term loan credit facility (“Second Lien Credit Facility” and together with the First Lien Credit Facility, the “New Credit Facilities”)

The following table summarizes the amounts drawn as of the Effective Date and the related interest rates. All of the tranches have options for interest at a LIBOR based rate or a prime based rate otherwise referred to as an alternative base rate. The Company selected the use of the LIBOR rate on the Effective Date.

	Drawn	Rate
Revolving Credit Facility	$25,000	LIBOR + 3.25%
Term Loan A	25,000	LIBOR+ 4.25%, LIBOR floor of 0.75%
Term Loan B	50,000	LIBOR + 8.0%, LIBOR floor of 0.75%
Second Lien Credit Facility	50,000	LIBOR + 11.0%
Total drawn on the Effective Date	$150,000

Principal amounts outstanding under Term Loan A and Term Loan B of the First Lien Credit Facility will be payable in quarterly installments as follows: (I) four consecutive quarterly installments each in the amount of $875,000, commencing on January 1, 2014, (II) four consecutive quarterly installments each in the amount of $1,250,000, commencing on January 1, 2015, and (III) twelve consecutive quarterly installments each in the amount $2,000,000, commencing on January 1, 2016, followed by a final payment of all unpaid principal, accrued and unpaid interest and all unpaid fees and expenses which will be fully due and payable on November 26, 2018. The principal payments will be applied against Term Loan A until fully paid, and then to Term Loan B. The outstanding principal of the Second Lien Credit Facility will be fully due and payable on the maturity date of November 26, 2019. Only interest payments are due under the Second Lien Credit Facility until maturity.

Pursuant to the Plan, holders of the Outstanding Debt who elected to receive New Media Common Stock received their pro rata share of the proceeds of the New Credit Facilities, net of certain transaction expenses. The net proceeds distributed to holders of the Outstanding Debt totaled $149.0 million. The proceeds of additional borrowings of the Revolving Credit Facility under the First Lien Credit Facility after the

Effective Date will be applied towards ongoing working capital needs, general corporate purposes, capital expenditures and potential acquisitions.

In addition, the New Credit Facilities contain customary restrictive covenants, including, but not limited to, restrictions on the ability to incur additional indebtedness, create liens, make investments or specified payments, give guarantees, pay dividends, make capital expenditures and merge or acquire or sell assets with usual and customary exceptions to such limitations.

The New Credit Facilities also contain certain customary events of default, including, without limitation, payment defaults, cross-defaults, breaches of representations and warranties, covenant defaults, certain events of bankruptcy and insolvency, certain customary ERISA events, judgment defaults, change of control and failure of any guaranty or security document supporting the facility to be in full force and effect.

The New Credit Facilities have a Fixed Charge Coverage Ratio, Maximum Leverage Ratio and Minimum EBITDA amounts which must be tested quarterly.

In conjunction with our new borrowings, we incurred approximately $6.2 million of deferred financing fees and approximately $1.0 million in original issuance costs. The deferred financing fees will be amortized on the straight-line method over the lives of the financing facilities as straight-line approximates the effective interest method. The original issuance costs associated with the financing facilities are reflected as a reduction to the carrying value of the debt. The carrying value is accreted up to face value over the term of the debt. The table below details these amounts and the related amortization period:

	Total Amounts	Amortization Period
Deferred financing fees	$6,152	5-6 years
Original issuance costs	1,000	5-6 years

Total	$7,152	5-6 years

(r)	This adjustment removes historical long-term debt, derivative instruments and accrued interest balances as a result of the Restructuring.

(s)	Former Equity Holders will receive New Media Warrants representing the right to acquire equity equal to 5.0% of the issued and outstanding shares of New Media as of the Effective Date of the Plan, with the strike price for such warrants calculated based on a total equity value of New Media, prior to the Local Media contribution, of $1.2 billion as of the Effective Date, subject to adjustment. Existing Predecessor equity values will be cancelled under the Plan. The New Media Warrants were valued at $0.73 per share using the Black-Scholes valuation model. Significant assumptions used in determining the fair value of such warrants at issuance included an assumed dividend yield of 6.9%, share price volatility of 41.7% and a risk-free rate of return of 2.7% with a 10 year term. The dividend yield and volatility assumption were based on the implied volatility and historical realized volatility for comparable companies. The risk-free rate assumption was based on 10-year U.S. Treasury bond yields. On the Effective Date, Former Equity Holders were deemed to have been issued 1,362,479 New Media Warrants with a value of $1.0 million.

(t)	This adjustment reflects the net additional paid in capital resulting from the exchange of approximately $1.2 billion Outstanding Debt at 40% for New Media Common Stock plus the contribution of Local Media, plus the estimated working capital funding provided by Newcastle, less the New Credit Facilities’ net proceeds distributed to Outstanding Debt holders as follows:

Exchange by Newcastle of $547.8 million Outstanding Debt acquired other than in the Cash-Out Offer for New Media Common Stock	$219,125
Exchange by Newcastle of $441.5 million Outstanding Debt acquired in the Cash-Out Offer for New Media Common Stock	176,615
Exchange by debtholders other than Newcastle of $215.3 million Outstanding Debt for New Media Common Stock	86,123
Contribution by Newcastle of Local Media for New Media Common Stock	56,339
Less New Credit Facility net proceeds	(149,000)

Total adjustment to additional paid in capital	$389,202

(u)	This adjustment reflects the net effect of the transaction related to the consummation of the Plan on our Predecessor’s accumulated deficit and accumulated other comprehensive loss.

The table below provides a summary of the adjustments to accumulated deficit as it pertains to the Plan:

Liabilities subject to compromise eliminated:
Secured indebtedness of $1,167,450 and accrued interest outstanding of $4,133	$1,171,583
Derivative instrument liability	28,440

Total liabilities subject to compromise eliminated	1,200,023
Additional allowed claim upon Effective Date	4,636
Consideration given:
Issuance of New Media common stock	(332,863)
Issuance of New Media warrants	(995)
Issuance of New Credit Facilities, net	(149,000)

Gain on extinguishment of debt	721,801
OCI derivative instruments	(10,302)
Reorganization expense on allowed claims recorded upon Effective Date	(4,636)
Payments of reorganization expenses related to professional fees, chapter 11 exit costs and bank fees	(9,767)

Total adjustment to accumulated deficit	$697,096

The adjustment to accumulated other comprehensive loss reflects the elimination of the derivative instruments which will be extinguished pursuant to the Plan.

GateHouse Fresh-Start and Other Adjustments

(v)	In accordance with ASC 852, the reorganization value of GateHouse is allocated to the fair value of its assets and liabilities (including identifiable intangible assets). The amount of the reorganization value assigned to property, plant and equipment, goodwill and intangible assets is preliminary and subject to the completion of valuations to determine the fair value of the tangible and intangible assets. The reorganization value of assets in excess of amounts allocated to identified tangible and intangible assets will be recorded as Successor company goodwill. See “GateHouse Fresh Start and Other Adjustments” section for the discussion of the valuation of property, plant and equipment and intangible assets and the table below for how goodwill is estimated.

Business enterprise value	$489,931
Less: Transaction fees	(7,073)
Add: Fair value of liabilities excluded from enterprise value	76,291
Less: Fair value of tangible assets	(283,734)
Less: Fair value of identified intangible assets	(148,218)

Reorganization value of assets in excess of amounts allocated to identified tangible and intangible assets (Successor company goodwill)	$127,197

The remaining portion of the goodwill of $1.8 million represents Local Media goodwill, which is compromised of $0.4 million in the historical balance as of September 29, 2013 and the Plan

Effect adjustment of $1.4 million. Refer to Note (p) for further discussion on the fair value allocation of Local Media.

(w)

As prescribed in ASC 805, lease arrangements are recognized at fair value as of the Effective Date. This adjustment reflects the amounts estimated to record leases at their fair value. At September 29, 2013, accrued expenses and long-term liabilities, less current portion included $0.2 million and $1.1 million related to leases with escalating payment terms. This adjustment eliminates those historical balances. The income approach was used to value the leases. Key assumptions included contract rent (the physical attributes of the lease location, lease commencement date, future rent adjustments, termination dates and relevant option terms), market rent, options, and discount rate. As part of the fresh start valuation, leases were reviewed to determine if terms were favorable or unfavorable. Based on a comparison of contractual lease terms and current market lease rates, eight leases were identified as unfavorable and a $1.0 million liability, $0.4 million current and $0.6 million long term, was recognized.
(x)	In accordance with ASC 852, the reorganization value of GateHouse is allocated to the fair value of its assets and liabilities (including pension and post-retirement liabilities). The valuation assumptions were consistent with those used as of December 30, 2012. However, the discount rate for the pension plan is estimated at 4.5%, and the postretirement medical and life plan is estimated at 3.9%. The amount of the reorganization value assigned to pension and post-retirement liabilities is preliminary and subject to the completion of actuarial valuations to determine the fair market value.
(y)	Our Predecessor’s stockholders’ deficit accounts have been eliminated in accordance with fresh- start accounting.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless otherwise specified or the context otherwise requires, for purposes of this section under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” references to “we,” “our” “us” and the “Company” mean GateHouse Media, Inc. (“GateHouse,” or our “Predecessor”) and its consolidated subsidiaries.

Certain reclassifications have been made to prior period financial information to conform to the current period classifications. For further information on discontinued operations, see Note 19 to GateHouse’s Consolidated Financial Statements and Note 18 to GateHouse’s Unaudited Condensed Consolidated Financial Statements.

The following discussion is based on the consolidated financial statements of GateHouse, included in this Prospectus (the “Prospectus”). The following discussion of GateHouse’s financial condition and results of operations should be read in conjunction with this entire Prospectus, including the “Risk Factors” section and GateHouse’s consolidated financial statements and the notes to those statements appearing elsewhere in this Prospectus. The discussion and analysis below includes certain forward-looking statements that are subject to risks, uncertainties and other factors described in “Risk Factors” and elsewhere in this Prospectus that could cause our actual future growth, results of operations, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, such forward-looking statements. See “Cautionary Note Regarding Forward Looking Information.”

Comparability of Information

Our core business performance, as presented in our revenue and our operating and selling, general, and administrative expense amounts, is not anticipated to be materially impacted by the spin-off. However, as a result of the restructuring of GateHouse (the “Restructuring”), all debt, including derivative liabilities and deferred financing assets, was eliminated on November 26, 2013, the effective date (the “Effective Date”) of the pre-packaged plan under Chapter 11 of title 11 of the United States Bankruptcy Code (the “Plan”). This resulted in a significant reduction in our interest expense and the elimination of the gain (loss) on derivative instruments and deferred financing amortization. Upon the emergence from bankruptcy, fresh start accounting will lead to changes in the basis of our property, plant and equipment and intangible assets that will impact future depreciation and amortization expense levels. Other significant changes to our financial information include that we expect to become subject to federal and state income taxation and to pay fees to our Manager, as defined below. The impact of these changes is discussed in greater detail within the Unaudited Pro Forma Condensed Combined Financial Information section of this Prospectus.

Overview

We are one of the largest publishers of locally based print and digital media in the United States as measured by number of daily publications. Our business strategy is to be the preeminent provider of local content and advertising in the small and midsize markets we serve. Our portfolio of products, including the acquisition of Local Media Group Inc. (f/k/a Dow Jones Local Media Group, Inc) (“Local Media”), which includes 435 community publications, 353 related websites, 329 mobile sites and six yellow page directories, serves over 128,000 business advertising accounts and reaches approximately 10 million people on a weekly basis.

Our core products include:

•	86 daily newspapers with total paid circulation of approximately 771,000;

•	252 weekly newspapers (published up to three times per week) with total paid circulation of approximately 324,000 and total free circulation of approximately 704,000;

•	97 “shoppers” (generally advertising-only publications) with total circulation of approximately 1.9 million;

•	353 locally focused websites and 329 mobile sites, which extend our businesses onto the internet and mobile devices with approximately 96 million page views per month; and

•	six yellow page directories, with a distribution of approximately 488,000, that covers a population of approximately 1.2 million people.

In addition to our core products, we also opportunistically produce niche publications that address specific local market interests such as recreation, sports, healthcare and real estate.

We were incorporated in Delaware in 1997 for purposes of acquiring a portion of the daily and weekly newspapers owned by American Publishing Company. We accounted for the initial acquisition using the purchase method of accounting.

On May 9, 2005, FIF III Liberty Holdings LLC, an affiliate of Fortress Investment Group LLC (“Fortress”), entered into an Agreement and Plan of Merger with the Company pursuant to which a wholly-owned subsidiary of FIF III Liberty Holdings LLC merged with and into the Company (the “Merger”). The Merger was effective on June 6, 2005, thus at the time making FIF III Liberty Holdings LLC our principal and controlling stockholder at that time. As of September 29, 2013, Fortress beneficially owned approximately 39.6% of our outstanding common stock.

Since 1998, we have acquired 416 daily and weekly newspapers and shoppers and launched numerous new products. We generate revenues from advertising, circulation and commercial printing. Advertising revenue is recognized upon publication of the advertisements. Circulation revenue from subscribers, which is billed to customers at the beginning of the subscription period, is recognized on a straight-line basis over the term of the related subscription. The revenue for commercial printing is recognized upon delivery of the printed product to our customers. Directory revenue is recognized on a straight-line basis over the period in which the corresponding directory is distributed and in use in the market, which is typically 12 months.

Our advertising revenue tends to follow a seasonal pattern, with higher advertising revenue in months containing significant events or holidays. Accordingly, our first quarter, followed by our third quarter, historically are our weakest quarters of the year in terms of revenue. Correspondingly, our second and fourth fiscal quarters, historically, are our strongest quarters. We expect that this seasonality will continue to affect our advertising revenue in future periods.

We have experienced on-going declines in print advertising revenue streams and increased volatility of operating performance, despite our geographic diversity, well-balanced portfolio of products, strong local businesses, broad customer base and reliance on smaller markets. We may experience additional declines and volatility in the future. These recent declines in print advertising revenue that we have experienced are typical in a soft economy. We believe our local advertising tends to be less sensitive to economic cycles than national advertising because local businesses generally have fewer advertising channels through which to reach their target audience. We also believe some of the declines are due to a secular shift from print media to digital media. We are making investments in digital platforms, such as online, mobile and applications, to support our print publications in order to capture this shift as witnessed by our digital advertising revenue growth.

Our operating costs consist primarily of labor, newsprint, and delivery costs. Our selling, general and administrative expenses consist primarily of labor costs.

Compensation represents just over 50% of our operating expenses. Over the last few years, we have worked to drive efficiencies and centralization of work throughout our Company. Additionally, we have taken steps to cluster our operations thereby increasing the usage of facilities and equipment while increasing the productivity of our labor force. We expect to continue to employ these steps as part of our business and clustering strategy.

The Company’s operating segments (Large Community Newspapers, Small Community Newspapers and Directories) are aggregated into one reportable business segment.

Recent Developments

Industry

The newspaper industry and our Company have experienced declining same store revenue and profitability over the past several years. These trends eliminated the availability to GateHouse of additional borrowings under the 2007 Credit Facility, as defined below. As a result, we previously implemented plans to reduce costs and preserve cash flow. This includes the suspension of the payment of cash dividends by GateHouse, the continued implementation of cost reduction and restructuring programs, and the sale of non-core assets. We believe these initiatives, together with the Restructuring described below, will provide the appropriate capital structure and financial resources necessary to invest in the business and ensure our future success and provide sufficient cash flow to enable us to meet our commitments for the next year.

General economic conditions, including declines in consumer confidence, continued high unemployment levels, declines in real estate values, and other trends, have also impacted the markets in which we operate. Additionally, media companies continue to be impacted by the migration of consumers and businesses to an internet and mobile-based, digital medium. These conditions may continue to negatively impact print advertising and other revenue sources as well as increase operating costs in the future, even after an economic recovery. The Company expects that it will have adequate capital resources and liquidity to meet its working capital needs, borrowing obligations and all required capital expenditures for at least the next twelve months.

We periodically perform testing for impairment of goodwill and newspaper mastheads in which the fair value of our reporting units for goodwill impairment testing and individual newspaper mastheads were estimated using the expected present value of future cash flows and recent industry transaction multiples, using estimates, judgments and assumptions, that we believe were appropriate in the circumstances. Should general economic, market or business conditions decline, and have a negative impact on estimates of future cash flow and market transaction multiples, we may be required to record additional impairment charges in the future.

During 2008, our credit rating was downgraded to be rated below-investment grade by both Standard & Poor’s and Moody’s Investors Service and was further downgraded in 2009 and 2010. Any future long-term borrowing or the extension or replacement of our short-term borrowing will reflect the negative impact of these ratings, increase our borrowing costs, limit our financing options and subject us to more restrictive covenants than our existing debt arrangements. Additional downgrades in our credit ratings could further increase our borrowing cost, subject us to more onerous borrowing terms and reduce or eliminate our borrowing flexibility in the future.

Restructuring

On September 4, 2013, GateHouse and its affiliated debtors (the “Debtors”) announced that GateHouse, the Administrative Agent (as defined below), Newcastle Investment Corp. (“Newcastle”) and other lenders (the “Participating Lenders”) under the Amended and Restated Credit Agreement by and among certain affiliates of GateHouse, the Lenders from time to time party thereto and Cortland Products Corp., as administrative agent (the “Administrative Agent”), dated February 27, 2007 (the “2007 Credit Facility”) entered into the Restructuring Support Agreement, effective September 3, 2013, as may be amended, supplemented or modified from time to time (the “Support Agreement”), in which the parties agreed to support, subject to the terms and conditions of the Support Agreement, the Restructuring pursuant to the consummation of the Plan. The Support Agreement relates to the Restructuring of GateHouse’s obligations under the 2007 Credit Facility and certain interest rate swaps secured thereunder (collectively, the “Outstanding Debt”) and GateHouse’s equity pursuant to the Plan.

On September 20, 2013, GateHouse commenced a pre-packaged solicitation of the Plan (the “Solicitation”). Under the Support Agreement, which terminated on the Effective Date, each of the Participating Lenders agreed to (a) support and take any reasonable action in furtherance of the Restructuring, (b) timely vote their Outstanding Debt to accept the Plan and not change or withdraw such vote, (c) support approval of the Disclosure Statement and confirmation of the Plan, as well as certain relief to be requested by Debtors from the Bankruptcy Court, (d) refrain from taking any action inconsistent with the confirmation or consummation of the Plan, and (e) not propose, support, solicit or participate in the formulation of any plan other than the Plan. Holders of Outstanding Debt sufficient to meet the requisite threshold of 67% in amount and majority in number (calculated without including any insider) necessary for acceptance of the Plan under the Bankruptcy Code (“Bankruptcy Threshold Creditors”) voted to accept the Plan in the Solicitation. 100% of the holders of the Outstanding Debt voted to accept the Plan under the terms of the Support Agreement. As a result, Debtors commenced Chapter 11 cases and sought approval of the disclosure statement for the Plan (the “Disclosure Statement”) and confirmation of the Plan therein. The Plan was confirmed by the Bankruptcy Court on November 6, 2013 and GateHouse effected the transactions contemplated by the Plan to emerge from bankruptcy protection on November 26, 2013. On the Effective Date, Newcastle owns 84.6% of New Media’s total equity.

On September 27, 2013, we filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code, case number 13-12503. On November 6, 2013 the Bankruptcy Court confirmed the Plan. GateHouse effected the transactions contemplated by the Plan and emerged from Chapter 11 protection on November 26, 2013, the Effective Date.

The Plan discharged claims and interests against GateHouse primarily through the (a) issuance of shares of common stock in a new holding company, New Media Investment Group Inc. (“New Media,” and such common stock, “Common Stock”) and/or payment of cash to holders of claims in connection with the 2007 Credit Facility and related interest rate swaps, (b) reinstatement of certain claims, (c) entry into the Management Agreement (as defined below), (d) issuance of warrants by New Media to former equity holders in GateHouse (“Former Equity Holders”) and (e) entry into the New Credit Facilities (as defined below) the net proceeds of which were distributed to holders that elected to receive New Media Common Stock. See “The Spin-Off and Restructuring,” “Restructuring Agreements” and Note 21 to GateHouse’s Consolidated Financial Statements, “Subsequent Events and Going Concern Considerations.”

Pursuant to the Restructuring, Newcastle purchased the Outstanding Debt claims in cash and at 40% of (i) $1,167,449,812.96 of principal of claims under the 2007 Credit Facility, plus (ii) accrued and unpaid interest at the applicable contract non-default rate with respect thereto, plus (iii) all amounts, excluding any default interest, arising from transactions in connection with interest rate swaps secured under the 2007 Credit Facility (the “Cash-Out Offer”) on the Effective Date. The holders of the Outstanding Debt had the option of receiving, in satisfaction of their Outstanding Debt, their pro rata share of the (i) Cash-Out Offer and/or (ii) New Media Common Stock and the net proceeds, if any, of new debt facilities (the “New Credit Facilities”). Newcastle received its pro rata share of New Media Common Stock and the $149,000,000 in net proceeds of the New Credit Facilities for all Outstanding Debt it holds, including Outstanding Debt purchased in the Cash-Out Offer. All pensions, trade and all other unsecured claims will be paid in the ordinary course.

On August 27, 2013, GateHouse entered into a management agreement (the “Local Media Management Agreement”) with and among Local Media Group Holdings LLC (“Local Media Parent”) to manage the operations of its direct subsidiary Local Media. The Company has determined that the Local Media Management Agreement results in Local Media being a variable interest entity (“VIE”) and has consolidated Local Media’s financial position and results of operations from September 3, 2013. On September 3, 2013, Local Media Parent completed its acquisition of thirty three publications from News Corp Inc. Local Media is not part of the bankruptcy filing and will continue to operate in the ordinary course of business.

Upon emergence from Chapter 11, New Media adopted fresh-start reporting in accordance with Accounting Standards Codification Topic 852, “Reorganizations.” Under fresh-start accounting, a new entity is deemed to have been created on the Effective Date for financial reporting purposes and GateHouse’s recorded amounts of assets and liabilities will be adjusted to reflect their estimated fair values. As a result of the adoption of fresh-start accounting, New Media’s reorganized company post-emergence financial statements will generally not be comparable with the financial statements of GateHouse prior to emergence, including the historical financial information in this Prospectus. See “Restructuring Agreements,” “The Spin-Off and Restructuring” and Note 21 to GateHouse’s Consolidated Financial Statements, “Subsequent Events and Going Concern Considerations.”

Critical Accounting Policy Disclosure

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make decisions based on estimates, assumptions and factors it considers relevant to the circumstances. Such decisions include the selection of applicable principles and the use of judgment in their application, the results of which could differ from those anticipated. Due to the bankruptcy filing, we have applied debtor-in-possession accounting as described in FASB ASC Topic 852, “Reorganizations” (“ASC 852”). The following accounting policies require significant estimates and judgments.

Goodwill and Long-Lived Assets

We assess the potential impairment of goodwill and intangible assets with indefinite lives on an annual basis in accordance with the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 350 “Intangibles—Goodwill and Other” (“ASC 350”). We perform our impairment analysis on each of our reporting units, represented by our six regions. The regions have discrete financial information and are regularly reviewed by management. The fair value of the applicable reporting unit is compared to its carrying value. Calculating the fair value of a reporting unit requires us to make significant estimates and assumptions. We estimate fair value by applying third-party market value indicators to projected cash flows and/or projected earnings before interest, taxes, depreciation, and amortization. In applying this methodology, we rely on a number of factors, including current operating results and cash flows, expected future operating results and cash flows, future business plans, and market data. If the carrying value of the reporting unit exceeds the estimate of fair value, we calculate the impairment as the excess of the carrying value of goodwill over its implied fair value.

We account for long-lived assets in accordance with the provisions of FASB ASC Topic 360, “Property, Plant and Equipment” (“ASC 360”). We assess the recoverability of our long-lived assets, including property, plant and equipment and definite lived intangible assets, whenever events or changes in business circumstances indicate the carrying amount of the assets, or related group of assets, may not be fully recoverable. Factors leading to impairment include significant under-performance relative to historical or projected results, significant changes in the manner of use of the acquired assets or the strategy for our overall business and significant negative industry or economic trends. The assessment of recoverability is based on management’s estimates. If undiscounted projected future operating cash flows do not exceed the net book value of the long-lived assets, then a permanent impairment has occurred. We would record the difference between the net book value of the long-lived asset and the fair value of such asset as a charge against income in our consolidated statements of operations if such a difference arose.

The fair values of our reporting units for goodwill impairment testing and individual newspaper mastheads are estimated using the expected present value of future cash flows, recent industry transaction multiples and using estimates, judgments and assumptions that management believes are appropriate in the circumstances.

The sum of the fair values of the reporting units are reconciled to our current market capitalization (based upon the stock market price) plus an estimated control premium.

Significant judgment is required in determining the fair value of our goodwill and long-lived assets to measure impairment, including the determination of multiples of revenue and Adjusted EBITDA and future earnings projections. The estimates and judgments that most significantly affect the future cash flow estimates are assumptions related to revenue, and in particular, potential changes in future advertising (including the impact of economic trends and the speed of conversion of advertising and readership to online products from traditional print products); trends in newsprint prices; and other operating expense items.

We performed annual impairment testing of goodwill and indefinite lived intangible assets during the second quarter of 2012, 2011 and 2010. Additionally, we performed impairment testing of goodwill and indefinite lived intangibles during the first quarter of 2012 and the fourth quarter of 2011 due to operational management changes. As a result, impairment charges related to goodwill were recorded in fiscal 2012 and 2011, see additional information in Note 5 to GateHouse’s Consolidated Financial Statements “Goodwill and Intangible Assets.”

Newspaper mastheads (newspaper titles and website domain names) are not subject to amortization and are tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test consists of a comparison of the fair value of each group of mastheads with their carrying amount. We used a relief from royalty approach which utilizes a discounted cash flow model to determine the fair value of each newspaper masthead. Our judgments and estimates of future operating results in determining the reporting unit fair values are consistently in determining the fair value of mastheads. We performed impairment tests on newspaper mastheads as of July 1, 2012, April 1, 2012, January 1, 2012, June 26, 2011 and June 30, 2010. See Note 5 to GateHouse’s Consolidated Financial Statements, “Goodwill and Intangible Assets,” for a discussion of the impairment charges taken.

Intangible assets subject to amortization (primarily advertiser and subscriber lists) are tested for recoverability whenever events or change in circumstances indicate that their carrying amounts may not be recoverable. The carrying amount of each asset group is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use of such asset group. We performed impairment tests on long lived assets (including intangible assets subject to amortization) as of July 1, 2012, June 26, 2011 and June 30, 2010. See Note 5 to the Consolidated Financial Statements, “Goodwill and Intangible Assets,” for a discussion of the impairment charges taken.

The newspaper industry and our Company have experienced declining same store revenue and profitability over the past several years. Should general economic, market or business conditions decline, and have a negative impact on estimates of future cash flow and market transaction multiples, we may be required to record additional impairment charges in the future.

Derivative Instruments

We record all of our derivative instruments on our balance sheet at fair value pursuant to FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”) and FASB ASC Topic 820 “Fair Value Measurements and Disclosures” (“ASC 820”). Fair value is based on counterparty quotations adjusted for our credit related risk. Our derivative instruments are measured using significant unobservable inputs and they represent all liabilities measured at fair value. To the extent a derivative qualifies as a cash flow hedge under ASC 815, unrealized changes in the fair value of the derivative are recognized in accumulated other comprehensive income. However, any ineffective portion of a derivative’s change in fair value is recognized immediately in earnings. Fair values of derivatives are subject to significant variability based on market conditions, such as future levels of interest rates. This variability could result in a significant increase or decrease in our accumulated other comprehensive income and/or earnings but will generally have no effect on cash flows, provided the derivative is carried through to full term. We also assess the capabilities of our counterparties to perform under the terms of the contracts. A change in the assessment could have an impact on the accounting and economics of our derivatives.

Revenue Recognition

Advertising revenue is recognized upon publication of the advertisement. Circulation revenue from subscribers is billed to customers at the beginning of the subscription period and is recognized on a straight-line basis over the term of the related subscription. Circulation revenue from single copy sales is recognized at the time of sale. Revenue for commercial printing is recognized upon delivery. Directory revenue is recognized on a straight-line basis over the period in which the corresponding directory is distributed.

Income Taxes

We account for income taxes under the provisions of FASB ASC Topic 740, “Income Taxes” (“ASC 740”). Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using tax rates in effect for the year in which the differences are expected to affect taxable income. The assessment of the realizability of deferred tax assets involves a high degree of judgment and complexity. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are expected to be realized. When we determine that it is more likely than not that we will be able to realize our deferred tax assets in the future in excess of our net recorded amount, an adjustment to the deferred tax asset would be made and reflected either in income or as an adjustment to goodwill. This determination will be made by considering various factors, including our expected future results, that in our judgment will make it more likely than not that these deferred tax assets will be realized.

FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109” (“FIN 48”) and now codified as ASC 740. ASC 740 prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that a company has taken or expects to take on a tax return. Under ASC 740, the financial statements will reflect expected future tax consequences of such positions presuming the taxing authorities’ full knowledge of the position and all relevant facts, but without considering time values.

Pension and Postretirement Liabilities

FASB ASC Topic 715, “Compensation—Retirement Benefits” (“ASC 715”) requires recognition of an asset or liability in the consolidated balance sheet reflecting the funded status of pension and other postretirement benefit plans such as retiree health and life, with current-year changes in the funded status recognized in the statement of stockholders’ equity.

The determination of pension plan obligations and expense is based on a number of actuarial assumptions. Two critical assumptions are the expected long-term rate of return on plan assets and the discount rate applied to pension plan obligations. For other postretirement benefit plans, which provide for certain health care and life insurance benefits for qualifying retired employees and which are not funded, critical assumptions in determining other postretirement benefit obligations and expense are the discount rate and the assumed health care cost-trend rates.

Our only pension plan has assets valued at $18.2 million and the plan’s benefit obligation is $27.1 million resulting in the plan being 67% funded.

To determine the expected long-term rate of return on pension plan’s assets, we consider the current and expected asset allocations, as well as historical and expected returns on various categories of plan assets, input from the actuaries and investment consultants, and long-term inflation assumptions. We used an assumption of 7.75% for its expected return on pension plan assets for 2012. If we were to reduce its rate of return by 50 basis points then the expense for 2012 would have increased approximately $0.1 million.

We developed our discount rate for our other postretirement benefit plans using the same methodology as that described for the pension. The assumed health care cost-trend rate also affects other postretirement benefit liabilities and expense. A 100 basis point increase in the health care cost trend rate would result in an increase of approximately $0.4 million in the December 30, 2012 postretirement benefit obligation and a 100 basis point decrease in the health care cost trend rate would result in a decrease of approximately $0.4 million in the December 30, 2012 postretirement benefit obligation.

Self-Insurance Liability Accruals

We maintain self-insured medical and workers’ compensation programs. We purchase stop loss coverage from third parties which limits our exposure to large claims. We record a liability for healthcare and workers’ compensation costs during the period in which they occur as well as an estimate of incurred but not reported claims.

Results of Operations

The following table summarizes our historical results of operations for the following periods.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended September 29, 2013	Three Months Ended September 30, 2012	Nine Months Ended September 29, 2013	Nine Months Ended September 30, 2012	Year Ended December 30, 2012	Year Ended January 1, 2012(1)	Year Ended December 31, 2010
	(Unaudited)
			(In Thousands, Except Per Share Data)
Statement of Operations Data:
Revenues:
Advertising	$79,009	$80,140	$229,569	$246,010	$330,881	$357,134	$385,579
Circulation	36,857	33,165	102,370	98,279	131,576	131,879	133,192
Commercial printing and other	10,126	6,675	24,233	18,872	26,097	25,657	25,967

Total revenues	125,992	119,980	356,172	363,161	488,554	514,670	544,738
Operating costs and expenses:
Operating costs	70,826	66,316	200,824	202,644	268,222	281,884	296,974
Selling, general and administrative	42,532	35,004	121,254	107,059	145,020	146,295	154,516
Depreciation and amortization	10,747	9,802	30,383	30,006	39,888	42,426	45,080
Integration and reorganization costs	422	1,597	1,380	3,457	4,393	5,884	2,324
Impairment of long-lived assets	91,599	—	91,599	—	—	1,733	430
(Gain) loss on sale of assets	9	379	1,052	534	1,238	455	1,551
Goodwill and mastheads impairment	—	—	—	—	—	385	—

Operating income (loss)	(90,143)	6,882	(90,320)	19,461	29,793	35,608	43,863
Interest expense	40,627	14,500	69,513	43,497	57,928	58,309	60,021
Amortization of deferred financing costs	281	314	803	994	1,255	1,360	1,360
(Gain) loss on derivative instruments	4	5	14	(1,639)	(1,635)	(913)	8,277
Other (income) expense	(3)	7	1,005	(33)	(85)	(395)	(138)
Reorganization items, net	9,843	—	9,843	—	N/A	N/A	N/A

Loss from continuing operations before income taxes	(140,895)	(7,944)	(171,498)	(23,358)	(27,670)	(22,753)	(25,657)
Income tax expense (benefit)	(10,878)	(250)	(10,878)	(207)	(207)	(1,803)	(155)

Loss from continuing operations	$(130,017)	$(7,694)	$(160,620)	$(23,151)	$(27,463)	$(20,950)	$(25,502)

(1)	The year ended January 1, 2012 included a 53rd week of operations for approximately 60% of the business.

Three Months Ended September 29, 2013 Compared To Three Months Ended September 30, 2012

Revenue. Total revenue for the three months ended September 29, 2013 increased by $6.0 million, or 5.0%, to $126.0 million from $120.0 million for the three months ended September 30, 2012. The increase in total revenue was comprised of a $1.1 million, or 1.4%, decrease in advertising revenue which was offset by a $3.7 million, or 11.1%, increase in circulation revenue and a $3.4 million, or 51.7%, increase in commercial printing and other revenue. Advertising revenue includes an additional $5.8 million from Local Media in 2013 while total company excluding Local Media (“Gatehouse Standalone”) declines were $6.9 million or 8.7%. Advertising revenue declines were primarily driven by declines on the print side of our business in the local retail and classified categories, which were partially offset by growth in digital advertising. The local retail print declines reflect both secular pressures and a continuing uncertain and weak economic environment. These secular trends and economic conditions have also led to a decline in our print circulation volumes which have been primarily offset by price increases in certain locations. Our circulation revenue was also impacted by approximately $0.5 million for a net to gross accounting change at two of our larger locations. The increase in circulation revenue was primarily due to circulation revenue from Local Media of $3.7 million. The increase in commercial printing and other revenue was primarily due to commercial printing and other revenue from Local Media of $2.5 million as well as increases in our small business marketing services within GateHouse Media Ventures. GateHouse Ventures is an operating subsidiary of GateHouse that develops high-growth business ventures that leverage GateHouse resources and access to local markets to expand the local services we offer, while also expanding our geographic reach. Propel Marketing, our digital marketing solutions company, is the primary business in GateHouse Ventures.

Operating Costs. Operating costs for the three months ended September 29, 2013 increased by $4.5 million, or 6.8%, to $70.8 million from $66.3 million for the three months ended September 30, 2012. The increase in operating costs was primarily due to operating costs of Local Media of $7.9 million, which was partially offset by a decrease in GateHouse Standalone compensation expenses, newsprint expenses, and professional and consulting fees of $1.5 million, $1.3 million, and $1.0 million, respectively. These decreases are the result of permanent cost reductions as we continue to work to consolidate operations and improve the productivity of our labor force.

Selling, General and Administrative. Selling, general and administrative expenses for the three months ended September 29, 2013 increased by $7.5 million, or 21.5%, to $42.5 million from $35.0 million for the three months ended September 30, 2012. The increase in selling, general and administrative expenses was primarily due to selling, general and administrative expenses of Local Media of $4.4 million and an increase in GateHouse Standalone outside services and compensation expenses of $2.9 million and $0.2 million. The increase in outside services is primarily from legal expenses of $2.6 million related to reorganization costs.

Depreciation and Amortization. Depreciation and amortization expense for the three months ended September 29, 2013 increased by $0.9 million to $10.7 million from $9.8 million for the three months ended September 30, 2012. Depreciation and amortization expense increased due to depreciation expense of Local Media of $0.9 million.

Integration and Reorganization Costs. During the three months ended September 29, 2013 and September 30, 2012, we recorded integration and reorganization costs of $0.4 million and $1.6 million, respectively, primarily resulting from severance costs related to the continued consolidation of our operations resulting from our ongoing implementation of our plans to reduce costs and preserve cash flow.

Impairment of Long-Lived Assets. During the three months ended September 29, 2013 we incurred a charge of $91.6 million related to the impairment on our advertiser relationships, subscriber relationships, customer relationships and other intangible assets due to reductions in our operating projections within our various reporting units. There were no such charges during the three months ended September 30, 2012.

Interest Expense. Interest expense for the three months ended September 29, 2013 increased by $26.1 million to $40.6 million from $14.5 million for the three months ended September 30, 2012, which primarily resulted from the reclassifications out of accumulated other comprehensive income related to the write off of the derivative instruments due to the termination of the swap agreements of $26.3 million.

Reorganization Costs, Net. During the three months ended September 29, 2013, we recorded reorganization costs, net of $9.8 million, which was comprised of credit agreement amendment fees of $6.8 million, the adjustment of the fair value of the swaps to the allowed claim value in the amount of $2.0 million, the write-off of deferred financing costs of $1.0 million, and bankruptcy fees of $0.1 million.

Income Tax Benefit. Income tax benefit for the three months ended September 29, 2013 was $10.9 million compared to $0.3 million for the three months ended September 30, 2012. The change of $10.5 million was primarily due to the tax effect of the current year’s termination of derivative agreements.

Net Loss from Continuing Operations. Net loss from continuing operations for the three months ended September 29, 2013 and September 30, 2012 was $130.0 million and $7.7 million, respectively. Our net loss from continuing operations increased due to the factors noted above.

Nine months Ended September 29, 2013 Compared To Nine months Ended September 30, 2012

Revenue. Total revenue for the nine months ended September 29, 2013 decreased by $7.0 million, or 1.9%, to $356.2 million from $363.2 million for the nine months ended September 30, 2012. The decrease in total revenue was comprised of a $16.4 million, or 6.7%, decrease in advertising revenue which was offset by a $4.0 million, or 4.2%, increase in circulation revenue and a $5.4 million, or 28.4%, increase in commercial printing and other revenue. Advertising revenue includes $5.8 million from Local Media in 2013 while Gatehouse Standalone declines were $22.3 million or 9.1%. Advertising revenue declines were primarily driven by declines on the print side of our business in the local retail and classified categories, which were partially offset by growth in digital advertising. The local retail print declines reflect both secular pressures and a continuing uncertain and weak economic environment. These secular trends and economic conditions have also led to a decline in our print circulation volumes which have been slightly offset by price increases in certain locations. Our circulation revenue was also impacted by approximately $1.4 million for a net to gross accounting change at two of our larger locations. The increase in circulation revenue was primarily due to circulation revenue from Local Media of $3.7 million. The increase in commercial printing and other revenue was primarily due to commercial printing and other revenue from growth of our small business marketing services within GateHouse Media Ventures combined with Local Media commercial print and other revenue of $2.5 million.

Operating Costs. Operating costs for the nine months ended September 29, 2013 decreased by $1.8 million, or 0.9%, to $200.8 million from $202.6 million for the nine months ended September 30, 2012. The decrease in operating costs was primarily due to a decrease in Gatehouse Standalone compensation expenses, newsprint expenses, professional and consulting fees, supplies, travel expenses, and repairs and maintenance expenses of $5.6 million, $3.5 million, $3.1 million, $0.8 million, $0.4 million, and $0.4 million, respectively. These decreases in operating costs were partially offset by operating costs of Local Media of $7.9 million and an increase in outside services of $4.5 million. These decreases are the result of permanent cost reductions as we continue to work to consolidate operations and improve the productivity of our labor force.

Selling, General and Administrative. Selling, general and administrative expenses for the nine months ended September 29, 2013 increased by $14.2 million, or 13.3%, to $121.3 million from $107.1 million for the nine months ended September 30, 2012. The increase in selling, general and administrative expenses was primarily due to an increase in GateHouse Standalone outside services, compensation expenses, and professional and consulting fees of $8.6 million, $0.8 million, and $0.5 million, respectively. The increase in selling, general and administrative expenses also includes selling, general and administrative expenses of Local Media of $4.4 million. The increase in outside services is primarily from legal expenses of $6.5 million related to reorganization costs.

Depreciation and Amortization. Depreciation and amortization expense for the nine months ended September 29, 2013 increased by $0.4 million to $30.4 million from $30.0 million for the nine months ended September 30, 2012. Depreciation and amortization expense increased due to depreciation expense of Local Media of $0.9 million, which was offset by a reduction in depreciation expense due to the sale and disposal of assets.

Integration and Reorganization Costs. During the nine months ended September 29, 2013 and September 30, 2012, we recorded integration and reorganization costs of $1.4 million and $3.5 million, respectively, primarily resulting from severance costs related to the continued consolidation of our operations resulting from our ongoing implementation of our plans to reduce costs and preserve cash flow.

Impairment of Long-Lived Assets. During the nine months ended September 29, 2013 we incurred a charge of $91.6 million related to the impairment on our advertiser relationships, subscriber, customer relationships and other intangible assets relationships due to reductions in our operating projections within our various reporting units. There were no such charges during the nine months ended September 30, 2012.

Interest Expense. Interest expense for the nine months ended September 29, 2013 increased by $26.0 million to $69.5 million from $43.5 million for the three months ended September 30, 2012, which primarily resulted from the reclassifications out of accumulated other comprehensive income related to the write off of the derivative instruments due to the termination of the swap agreements of $26.3 million.

(Gain) Loss on Derivative Instruments. During the nine months ended September 30, 2012, we recorded a net gain on derivative instruments of $1.6 million, which was comprised of reclassifications of accumulated other comprehensive income amortization related to swaps terminated in 2008 that were partially offset by the impact of the ineffectiveness of our remaining swap agreements. The accumulated other comprehensive income reclassification for swaps terminated in 2008 was fully amortized in 2012 and the 2013 loss on derivative instruments relates only to the ineffectiveness of our remaining swaps.

Reorganization Costs, Net. During the nine months ended September 29, 2013, we recorded reorganization costs, net of $9.8 million, which was comprised of credit agreement amendment fees of $6.8 million, the adjustment of the fair value of the swaps to the allowed claim value in the amount of $2.0 million, the write-off of deferred financing costs of $1.0 million, and bankruptcy fees of $0.1 million.

Income Tax Benefit. Income tax benefit for the nine months ended September 29, 2013 was $10.9 million compared to $0.2 million for the nine months ended September 30, 2012. The change of $10.6 million was primarily due to the tax effect of the current year’s termination of derivative agreements.

Net Loss from Continuing Operations. Net loss from continuing operations for the nine months ended September 29, 2013 and September 30, 2012 was $160.6 million and $23.2 million, respectively. Our net loss from continuing operations increased due to the factors noted above.

Year Ended December 30, 2012 Compared To Year Ended January 1, 2012

Comparisons to the prior year were impacted by two factors around the number of days in the reporting period. First, there was a 53rd week in 2011 for approximately 60% of the business already on a 52 week (5-4-4 quarterly) reporting cycle. Also in 2011, the remaining 40% of the Company changed its reporting cycle from a calendar year to a 52 week reporting cycle in order to be consistent with the rest of the Company. We estimate the 53rd week in 2011 resulted in $4.8 million of revenue and $3.8 million of operating and selling, general and administrative expense. Comparisons below have not been adjusted for this calendar change.

Revenue. Total revenue for the year ended December 30, 2012 decreased by $26.1 million, or 5.1%, to $488.6 million from $514.7 million for the year ended January 1, 2012. The difference between same store revenue and GAAP revenue for the current period is immaterial, therefore, revenue discussions will be limited to

GAAP results. The decrease in total revenue was comprised of a $26.3 million, or 7.4%, decrease in advertising revenue and a $0.3 million, or 0.2%, decrease in circulation revenue which was partially offset by a $0.4 million, or 1.7%, increase in commercial printing and other revenue. Advertising revenue declines were primarily driven by declines on the print side of our business in the local retail and classified categories, which were partially offset by growth in digital advertising. The local retail print declines reflect both secular pressures and an uncertain and weak economic environment. These secular trends and economic conditions have also led to a decline in our print circulation volumes which have been offset by price increases in select locations. Our circulation revenue was also impacted by approximately $1.5 million for a net to gross accounting change due to a change from a carrier to a distributor model at one of our largest locations. The $0.4 million increase in commercial printing and other revenue is primarily the result of the launch of our small business marketing services and the stabilizing of our commercial printing operations during 2012.

Operating Costs. Operating costs for the year ended December 30, 2012 decreased by $13.7 million, or 4.8%, to $268.2 million from $281.9 million for the year ended January 1, 2012. The decrease in operating costs was primarily due to a decrease in compensation expenses, newsprint and ink, delivery and utility expenses of $12.4 million, $6.5 million, $3.3 million and $0.8 million, respectively, which were partially offset by an increase in outside services of $9.0 million. This decrease is the result of permanent cost reductions as we continue to work to consolidate operations and improve the productivity of our labor force.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended December 30, 2012 decreased by $1.3 million, or 0.9%, to $145.0 million from $146.3 million for the year ended January 1, 2012. The decrease in selling, general and administrative expenses was primarily due to a decrease in compensation of $1.6 million. We expect that the majority of these reductions will be permanent in nature.

Depreciation and Amortization. Depreciation and amortization expense for the year ended December 30, 2012 decreased by $2.5 million to $39.9 million from $42.4 million for the year ended January 1, 2012. The decrease in depreciation and amortization expense was primarily due to the sale and disposal of assets in 2011 and 2012, which reduced depreciation expense.

Integration and Reorganization Costs. During the years ended December 30, 2012 and January 1, 2012, we recorded integration and reorganization costs of $4.4 million and $5.9 million, respectively, primarily resulting from severance costs related to the consolidation of certain print and other operations.

Impairment of Long-Lived Assets. During the year ended January 1, 2012 we incurred an impairment charge of $1.7 million related to the consolidation of our print operations and property, plant and equipment which were classified as held for sale. There were no such charges during the year ended December 30, 2012.

Goodwill and Mastheads Impairment. During the year ended January 1, 2012, we recorded a $0.4 million impairment on our goodwill due to an operational management change in the fourth quarter of 2011 which transferred a goodwill balance of $0.4 million to a reporting unit that previously did not have a goodwill balance. A similar operational change occurred in the first quarter of 2012 and resulted in a $0.2 million impairment that was subsequently reclassified to discontinued operations.

Interest Expense. Total interest expense for the year ended December 30, 2012 decreased by $0.4 million, or 0.7%, to $57.9 million from $58.3 million for the year ended January 1, 2012. The decrease was due to declines in interest rates and their related impact on the unhedged position or our debt and a slight decrease in our total outstanding debt.

(Gain) Loss on Derivative Instruments. During the years ended December 30, 2012 and January 1, 2012, we recorded a net gain of $1.6 million and $0.9 million, respectively, which was comprised of reclassifications of accumulated other comprehensive income amortization related to swaps terminated in 2008 that were partially offset by the impact of the ineffectiveness of our remaining swap agreements.

Income Tax Benefit. During the year ended December 30, 2012, we recorded an income tax benefit of $0.2 million due to a reduction in uncertain tax positions which was partially offset by a tax expense due to the elimination of the tax effect related to the expiration of a previously terminated swap that could be fully recognized for tax purposes in the current year. During the year ended January 1, 2012, we recorded an income tax benefit of $1.8 million primarily due to the elimination of the tax effect related to the expiration of a previously terminated swap that could be fully recognized for tax purposes in the current year.

Net Loss from Continuing Operations. Net loss from continuing operations for the year ended December 30, 2012 was $27.5 million. Net loss from continuing operations for the year ended January 1, 2012 was $21.0 million. Our net loss from continuing operations increased due to the factors noted above.

Year Ended January 1, 2012 Compared To Year Ended December 31, 2010

Comparisons to the prior year were impacted by two factors around the number of days in the reporting period. First, there was a 53rd week in 2011 for approximately 60% of the business already on a 52 week (5-4-4 quarterly) reporting cycle. Also in 2011, the remaining 40% of the Company changed its reporting cycle from a calendar year to a 52 week reporting cycle in order to be consistent with the rest of the Company, which resulted in a one additional day for the year. The discussion of our results of operations that follows is based upon our historical results of operations for the years ended January 1, 2012 and December 31, 2010.

Revenue. Total revenue for the year ended January 1, 2012 decreased by $30.0 million, or 5.5%, to $514.7 million from $544.7 million for the year ended December 31, 2010. The difference between same store revenue and GAAP revenue for the current period is immaterial, therefore, revenue discussions will be limited to GAAP results. We estimate the impact of the 53rd week to be $4.8 million on total revenue, comparisons below have not been adjusted for this impact. The decrease in total revenue was comprised of a $28.4 million, or 7.4%, decrease in advertising revenue, a $1.3 million, or 1.0%, decrease in circulation revenue and a $0.3 million, or 1.2%, decrease in commercial printing and other revenue. Advertising revenue declines were primarily driven by declines on the print side of our business in the local retail and classified categories which were partially offset by growth in digital. The print declines reflect an uncertain economic environment, which continued to put pressure on our local advertisers. These economic conditions have also led to a decline in our circulation volumes which have been partially offset by price increases in select locations. Our circulation revenue was also impacted by approximately $0.5 million for a net to gross accounting change implemented at the beginning of the fourth quarter of 2011 at one of our largest locations which puts it more in line with the Company as a whole. The decrease in commercial printing and other revenue was due to declines in printing projects as a result of continued weak economic conditions as well as the strategic closure of certain of our print facilities.

Operating Costs. Operating costs for the year ended January 1, 2012 decreased by $15.1 million, or 5.1%, to $281.9 million from $297.0 million for the year ended December 31, 2010. The decrease in operating costs was primarily due to a decrease in compensation, newsprint and ink, delivery and postage expenses of $9.4 million, $2.6 million, $1.8 million and $0.8 million, respectively. The majority of these decreases were the result of permanent cost reductions and were implemented as we continue to work to consolidate operations and improve the productivity of our labor force. We estimate the impact of the 53rd week to be $3.8 million on operating costs and selling, general and administrative expenses.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended January 1, 2012 decreased by $8.2 million, or 5.3%, to $146.3 million from $154.5 million for the year ended December 31, 2010. The decrease in selling, general and administrative expenses was primarily due to a decrease in compensation of $10.4 million offset by an increase in professional and consulting fees of $2.0 million. The majority of the decrease in compensation relates to permanent cost reductions, which continue to be implemented as we consolidate operations and improve the productivity of our labor force. We believe the majority of these reductions are also permanent in nature.

Depreciation and Amortization. Depreciation and amortization expense for the year ended January 1, 2012 decreased by $2.7 million to $42.4 million from $45.1 million for the year ended December 31, 2010. The decrease in depreciation and amortization expense was primarily due to the sale and disposal of assets in 2010 and 2011, which reduced depreciation expense.

Integration and Reorganization Costs. During the years ended January 1, 2012 and December 31, 2010, we recorded integration and reorganization costs of $5.9 million and $2.3 million, respectively, primarily resulting from severance costs related to the consolidation of certain print operations.

Impairment of Long-Lived Assets. During the year ended January 1, 2012 we incurred an impairment charge of $1.7 million related to the consolidation of certain print operations and property, plant and equipment which were classified as held for sale. There was a $0.4 million of long-lived asset impairment charge during the year ended December 31, 2010.

Goodwill and Mastheads Impairment. During the year ended January 1, 2012, we recorded a $0.4 million impairment on our goodwill due to an operational management change in the fourth quarter of 2011 which transferred a goodwill balance of $0.4 million to a reporting unit that previously did not have a goodwill balance. There were no such charges during the year ended December 31, 2010.

Interest Expense. Total interest expense for the year ended January 1, 2012 decreased by $1.7 million, or 2.9%, to $58.3 million from $60.0 million for the year ended December 31, 2010. The decrease was due to declines in interest rates and their related impact on the unhedged position or our debt and a slight decrease in our total outstanding debt.

(Gain) Loss on Derivative Instruments. During the years ended January 1, 2012 and December 31, 2010, we recorded a net gain of $0.9 million and a net loss of $8.3 million, respectively, comprised of accumulated other comprehensive income amortization related to swaps terminated in 2008 partially offset by the impact of the ineffectiveness of our remaining swap agreements.

Income Tax Benefit. Income tax benefit for the year ended January 1, 2012 was $1.8 million compared to $0.2 million for the year ended December 31, 2010. The change of $1.6 million was primarily due to the elimination of the tax effect related to the expiration of a previously terminated swap that could be fully recognized for tax purposes in the current year.

Net Loss from Continuing Operations. Net loss from continuing operations for the year ended January 1, 2012 was $21.0 million. Net loss from continuing operations for the year ended December 31, 2010 was $25.5 million. Our net loss from continuing operations decreased due to the factors noted above.

Liquidity and Capital Resources

The following represents the liquidity and capital resources disclosure of GateHouse. New Media’s primary cash requirements and cash flows are expected to be comparable to GateHouse, except that as a result of the Restructuring, New Media and its subsidiaries have significantly less leverage and therefore substantially less interest and debt servicing expenses.

Our primary cash requirements are for working capital, debt obligations and capital expenditures. We have no material outstanding commitments for capital expenditures. We expect our 2013 capital expenditure to total approximately $5.0 million. Historically, we had significant long term debt and debt service obligations that do not remain following the Restructuring. For more information on our previous long term debt and debt service obligations, see Note 8 of GateHouse’s Consolidated Financial Statements and Note 10 to GateHouse’s Unaudited Condensed Consolidated Financial Statements. Our principal sources of funds have historically been, and are expected to continue to be, cash provided by operating activities.

As a holding company, we have no operations of our own and accordingly we have no independent means of generating revenue, and our internal sources of funds to meet our cash needs, including payment of expenses, are dividends and other permitted payments from our subsidiaries.

In the future, we expect to fund our operations through cash provided by operating activities, the incurrence of debt or the issuance of additional equity securities. The Company expects that it will have adequate capital resources and liquidity to meet its working capital needs, borrowing obligations and all required capital expenditures for at least the next twelve months. We expect our 2013 capital expenditure to total approximately $5.0 million.

Our leverage may adversely affect our business and financial performance and restricts our operating flexibility. The level of our indebtedness and our on-going cash flow requirements may expose us to a risk that a substantial decrease in operating cash flows due to, among other things, continued or additional adverse economic developments or adverse developments in our business, could make it difficult for us to meet the financial and operating covenants contained in our credit facilities. In addition, our leverage may limit cash flow available for general corporate purposes such as capital expenditures and our flexibility to react to competitive, technological and other changes in our industry and economic conditions generally.

Local Media Credit Facility

Certain of Local Media’s subsidiaries (together, the “Borrowers”) and Local Media entered into a Credit Agreement, dated as of September 3, 2013, with a syndicate of financial institutions with Credit Suisse AG, Cayman Islands Branch, as administrative agent (the “Local Media Credit Facility”).

The Local Media Credit Facility provided for: (a) a $33 million term loan facility that matures on September 4, 2018; and (b) a $10 million revolving credit facility (subject to the activation condition that Credit Suisse Loan Funding LLC (“CS”), as lead arranger, assigns the revolving loan commitment to an unaffiliated lender), with a $3 million sub-limit for letters of credit and a $4 million sub-limit for swing loans, that matures on September 4, 2018. On October 25, 2013, CS assigned the revolving loan commitment to Capital One Business Corp and the revolving credit facility was activated.

Borrowings under the Local Media Credit Facility bear interest, at the borrower’s option, equal to the LIBOR Rate (as defined in the Local Media Credit Facility) plus 6.5% per annum for a LIBOR Rate Loan (as defined in the Local Media Credit Facility), or the Base Rate (as defined in the Local Media Credit Facility) plus 5.5% per annum for a Base Rate Loan (as defined in the Local Media Credit Facility). Under the revolving credit facility, the Borrowers will also pay a monthly commitment fee of 0.75% per annum on the unused portion of the revolving credit facility and a fee of 6.0% on the aggregate amount of outstanding letters of credit. No principal payments are due on the revolving credit facility until the maturity date. Principal payments are due on the term loan facility as follows: (a) $203,125 at the end of each fiscal quarter beginning with the fiscal quarter ending December 31, 2013 until the fiscal quarter ending September 30, 2015; and (b) $406,250 beginning with the fiscal quarter ending December 31, 2015 and at the end of each fiscal quarter thereafter. The Borrowers are required to prepay borrowings under the Local Media Credit Facility in amounts and under circumstances as set forth in the Local Media Credit Facility.

The Local Media Credit Facility imposes upon Local Media certain financial and operating covenants, including, among others, requirements that Local Media satisfy certain financial tests, including a total leverage ratio and a minimum fixed charge coverage ratio, and restriction on Local Media’s ability to incur debt, pay dividends or take other corporate actions. As of September 29, 2013, Local Media was in compliance with all applicable covenants and could draw on the revolving facility if it chose to do so.

Cash Flows

Nine Months Ended September 29, 2013 Compared to Nine Months Ended September 30, 2012

The following table summarizes our historical cash flows for the periods presented.

	Nine months ended September 29, 2013	Nine months ended September 30, 2012
Cash (used in) provided by operating activities	$(9,737)	$24,222
Cash used in investing activities	(2,499)	(2,014)
Cash used in financing activities	(2,538)	4,600

The discussion of our cash flows that follows is based on our historical cash flows for the nine months ended September 29, 2013 and September 30, 2012.

Cash Flows from Operating Activities. Net cash used in operating activities for the nine months ended September 29, 2013 was $9.7 million, a decrease of $33.9 million when compared to $24.2 million of cash provided by operating activities for the nine months ended September 30, 2012. This $33.9 million decrease was the result of an increase in net loss of $136.4 million and an increase in cash provided by working capital of $8.2 million, which was offset by an increase in non-cash charges of $110.7 million.

The $8.2 million increase in cash provided by working capital for the nine months ended September 29, 2013 when compared to the nine months ended September 30, 2012 is primarily attributable to an increase in prepaid, account receivable and accrued expenses.

The $110.7 million increase in non-cash charges primarily consisted of an increase in impairment of long-lived assets of $89.5 million, an increase in non-cash interest expense related to the termination of derivative instruments of $26.3 million, non-cash reorganization cost, net of $3.0 million, an increase in loss on derivative instruments of $1.7 million, and an increase in loss on sale of assets of $1.6 million. These increases were partially offset by an increase in the tax benefit of $10.3 million related to the termination of derivative agreements, a decrease in pension and other postretirement benefit obligations of $0.4 million, a decrease in depreciation and amortization of $0.3 million, a decrease in goodwill impairment included in discontinued operations of $0.2 million, and a decrease in amortization of deferred financing costs of $0.2 million.

Cash Flows from Investing Activities. Net cash used in investing activities for the nine months ended September 29, 2013 was $2.5 million. During the nine months ended September 29, 2013, we used $3.2 million for capital expenditures, which was offset by $0.7 million we received from the sale of publications and other assets.

Net cash used in investing activities for the nine months ended September 30, 2012 was $2.0 million. During the nine months ended September 30, 2012, we used $2.8 million for capital expenditures, which was offset by $0.8 million we received from the sale of real property and insurance proceeds.

Cash Flows from Financing Activities. Net cash used by financing activities for the nine months ended September 29, 2013 was $2.5 million. The net cash provided by financing activities resulted from additional paid-in capital of $4.1 million related to the VIE Local Media which was offset by a $6.6 million repayment under the 2007 Credit Facility, as amended.

Net cash used in financing activities for the nine months ended September 30, 2012 was $4.6 million due to a repayment under the 2007 Credit Facility, as amended.

Changes in Financial Position

The discussion that follows highlights significant changes in our financial position and working capital from December 30, 2012 to September 29, 2013.

Accounts Receivable. Accounts receivable increased $8.4 million from December 30, 2012 to September 29, 2013, due to $14.3 million addition related to Local Media during the first nine months of 2013, which was partially offset by the timing of cash collections and lower revenue recognized in the 2013 nine month period compared to 2012.

Inventory. Inventory increased $1.1 million from December 30, 2012 to September 29, 2013, which primarily relates to the Local Media consolidation during the first nine months of 2013.

Prepaid Expenses. Prepaid expenses increased $2.1 million from December 30, 2012 to September 29, 2013, which primarily relates to the Local Media consolidation during the first nine months of 2013.

Property, Plant, and Equipment. Property, plant, and equipment increased $62.1 million during the period from December 30, 2012 to September 29, 2013, of which $73.8 million relates to the Local Media consolidation in the third quarter of 2013 and $3.2 million that was used for capital expenditures. These increases in property, plant, and equipment were partially offset by $12.9 of depreciation and $1.9 million related to assets sold and discontinued operations.

Intangible Assets. Intangible assets decreased $105.1 million from December 30, 2012 to September 29, 2013, of which $91.6 million relates to an impairment charge, $17.5 relates to amortization and $0.1 million relates to discontinued operations, which was offset by $4.1 million from the Local Media consolidation in the third quarter of 2013.

Current Portion of Long-term Debt. Current portion of long-term debt decreased $6.0 million from December 30, 2012 to September 29, 2013, due to a $6.6 million principal payment as required by the 2007 Credit Facility, as amended, which represented 50% of the Excess Cash Flow related to the fiscal year ended December 30, 2012, which was offset by $0.6 million in borrowings under the Local Media Credit Facility.

Accounts Payable. Accounts payable increased $2.6 million from December 30, 2012 to September 29, 2013, of which $1.3 million relates to Local Media consolidation during the first nine months of 2013 and $1.9 million primarily relates to the timing of vendor payments, which was partially offset by $0.7 million from the disposal of a non wholly owned subsidiary in Chicago, Illinois.

Accrued Expenses. Accrued expenses increased $8.8 million from December 30, 2012 to September 29, 2013, which primarily resulted from $5.4 million from the consolidation of Local Media during the first nine months of 2013 and $3.1 million due to payroll related expenses.

Accrued Interest. Accrued interest decreased $4.5 million from December 30, 2012 to September 29, 2013, which primarily resulted from a reclassification of the 2007 Credit Facility and derivative instrument accrued interest to liabilities subject to compromise in connection with the bankruptcy filing.

Long-term Debt. Long-term debt decreased $1,135.1 million from December 30, 2012 to September 29, 2013, of which $1,167.5 million resulted from a reclassification of the 2007 Credit Facility to liabilities subject to compromise in connection with the bankruptcy filing, which was offset by $32.4 million in borrowings under the Local Media Credit Facility.

Derivative Instruments. Derivative instrument liability decreased $45.7 million from December 30, 2012 to September 29, 2013, of which $19.3 million was due to changes in the fair value measurement of our interest rate swaps and $28.4 million resulted from a reclassification of the derivative instrument liability to liabilities subject to compromise in connection with the bankruptcy filing, which was offset by an increase in the fair value of the derivative instruments of $2.0 million.

Accumulated Other Comprehensive Loss. Accumulated other comprehensive loss decreased $35.4 million from December 30, 2012 to September 29, 2013, of which $26.3 million resulted from a release of accumulated other comprehensive loss related to the termination of the derivative agreements and $19.3 resulted from the change in fair value of the interest rate swaps. These decreases were offset by an increase in the tax benefit of $10.3 million related to the termination of derivative agreements.

Accumulated Deficit. Accumulated deficit increased $160.8 million from December 30, 2012 to September 29, 2013, due to a net loss.

Non Controlling Interest. Non controlling interest increased $57.2 million from December 30, 2012 to September 29,2013 due to $55.8 million of equity related to the consolidation of Local Media, which was partially offset by $2.2 million related to the disposal of a non wholly owned subsidiary and $0.8 million of net loss from Local Media.

Year Ended December 30, 2012 Compared to Year Ended January 1, 2012 and Year Ended January 1, 2012 Compared to Year Ended December 31, 2010

The following table summarizes our historical cash flows for the periods presented.

	Year Ended December 30, 2012	Year Ended January 1, 2012	Year Ended December 31, 2010
	(in thousands)
Cash provided by operating activities	$23,499	$22,439	$26,453
Cash used in investing activities	(1,044)	(731)	(624)
Cash used in financing activities	(7,140)	(11,249)	(22,010)

Cash Flows from Operating Activities. Net cash provided by operating activities for the year ended December 30, 2012 was $23.5 million. The net cash provided by operating activities resulted from a depreciation and amortization of $40.6 million, a net increase in cash provided by working capital of $10.3 million, an impairment of long-lived assets of $2.1 million, a $1.3 million loss on the sale of assets, amortization of deferred financing costs of $1.2 million, a goodwill impairment charge of $0.2 million, and non-cash compensation of $0.1 million, partially offset by a net loss of $29.8 million, a gain of $1.6 million on derivative instruments, and an increase funding of pension and other post-retirement obligations of $0.9 million. The increase in cash provided by working capital primarily resulted from a decrease in prepaid expenses related to a newsprint pricing agreement that required a prepayment of $10 million in fiscal 2011. No such prepayment was required in fiscal 2012.

Net cash provided by operating activities for the year ended January 1, 2012 was $22.4 million. The net cash provided by operating activities resulted from a depreciation and amortization of $43.4 million, an impairment of long-lived assets of $2.1 million, amortization of deferred financing costs of $1.4 million, a $0.8 million loss on the sale of assets, non-cash compensation of $0.5 million, a goodwill impairment charge of $0.4 million, partially offset by a net loss of $21.6 million, an increase funding of pension and other post-retirement obligations of $1.9 million, a net decrease in cash provided by working capital of $1.6 million, and a gain of $0.9 million on derivative instruments. The decrease in cash provided by working capital primarily resulted from a decrease in accrued expenses and an increase in prepaid expenses related to a newsprint pricing agreement that allowed for fixed pricing in 2012 below market rates from December 31, 2010 to January 1, 2012 offset by a decrease in accounts receivable and an increase in accounts payable.

Net cash provided by operating activities for the year ended December 31, 2010 was $26.5 million. The net cash provided by operating activities resulted from a depreciation and amortization of $46.1 million, a loss of $8.3 million on derivative instruments, non-cash compensation of $1.7 million, a $1.5 million loss on the sale of assets, amortization of deferred financing costs of $1.4 million, an impairment of long-lived assets of $0.8 million, partially offset by a net loss of $26.0 million, a net decrease in cash provided by working capital of $6.0 million, an increase funding of pension and other post-retirement obligations of $1.4 million. The decrease in cash provided by working capital primarily resulted from an increase in prepaid expenses related to a newsprint pricing agreement that allowed for fixed pricing in 2011 below market rates from December 31, 2009 to December 31, 2010.

Cash Flows from Investing Activities. Net cash used in investing activities for the year ended December 30, 2012 was $1.0 million. During the year ended December 30, 2012, we used $4.6 million for capital expenditures, which was offset by $3.6 million received from the sale of publications, other assets and insurance proceeds.

Net cash used in investing activities for the year ended January 1, 2012 was $0.7 million. During the year ended January 1, 2012, we used $3.3 million for capital expenditures, which was offset by $2.6 million received from the sale of publications, other assets and insurance proceeds.

Net cash used in investing activities for the year ended December 31, 2010 was $0.6 million. During the year ended December 31, 2010, we used $4.8 million for capital expenditures, which was offset by $4.2 million received from the collection of a receivable due from a previous real estate sale and the sale of other real property.

Cash Flows from Financing Activities. Net cash used in financing activities for the year ended December 30, 2012 was $7.1 million due to repayments under the 2007 Credit Facility.

Net cash used in financing activities for the year ended January 1, 2012 was $11.2 million due to a repayment under the 2007 Credit Facility.

Net cash used in financing activities for the year ended December 31, 2010 was $22.0 million, which primarily resulted from a $2.5 million repayment under the 2007 Credit Facility, the repurchase of subsidiary preferred stock of $11.5 million and an $8.0 million repayment under the 2008 Bridge Facility.

Changes in Financial Position

The discussion that follows highlights significant changes in our financial position and working capital from December 30, 2012 to January 1, 2012.

Accounts Receivable. Accounts receivable decreased $4.5 million from January 1, 2012 to December 30, 2012, which relates to the timing of cash collections and lower revenue recognized in 2012 compared to 2011. An additional $1.4 million relates to assets sold during the current year.

Prepaid Expenses. Prepaid expenses decreased $9.7 million from January 1, 2012 to December 30, 2012, due to a $10.0 million prepayment during the year ended January 1, 2012 which related to a newsprint pricing agreement that allowed for fixed pricing in 2012 at below market rates. The pricing agreement for fiscal 2013 did not require a prepayment at December 30, 2012.

Property, Plant, and Equipment. Property, plant, and equipment decreased $14.4 million during the period from January 1, 2012 to December 30, 2012, of which $16.6 million relates to depreciation and $2.3 million relates to assets sold and held for sale, which was partially offset by $4.6 million that was used for capital expenditures.

Goodwill. Goodwill decreased $0.2 million from January 1, 2012 to December 30, 2012, due to an impairment charge included in income (loss) from discontinued operations.

Intangible Assets. Intangible assets decreased $27.7 million from January 1, 2012 to December 30, 2012, due to amortization of $24.0 million, $1.9 million due to an impairment of assets sold during the current year, which is included in income (loss) from discontinued operations, and $1.8 million which was sold during the current year.

Others Assets. Other assets increased $0.7 million from January 1, 2012 to December 30, 2012, due to an investment in joint ventures where our ownership is less than 10%.

Long-term Assets Held for Sale. Long-term assets held for sale decreased $0.5 million from January 1, 2012 to December 30, 2012, due to proceeds of $0.3 million and a $0.2 million impairment of assets classified as held for sale as of January 1, 2012. Assets held for sale as of December 30, 2012 consist of real estate in Winter Haven, FL.

Current Portion of Long-term Debt. Current portion of long-term debt increased $2.0 million from January 1, 2012 to December 30, 2012 due to an increase in the estimated payment as required by the 2007 Credit Facility, which represented 50% of the Excess Cash Flow related to the year ended December 30, 2012. This amount increased from $4.6 million at January 1, 2012 to $6.6 million at December 30, 2012.

Accounts Payable. Accounts payable increased $1.2 million from January 1, 2012 to December 30, 2012, which was primarily attributable to the timing of vendor payments.

Accrued Interest. Accrued interest increased $1.8 million from January 1, 2012 to December 30, 2012, which was primarily attributable to the timing of interest payments.

Long-term Debt. Long-term debt decreased $9.2 million from January 1, 2012 to December 30, 2012 due to a $6.6 million reclassification to current portion of long-term debt of a principal payment due in 2013 as required by the 2007 Credit Facility, which represented 50% of the Excess Cash Flow related to the year ended December 30, 2012 and a $2.5 million repayment under the 2007 Credit Facility from the proceeds of the sale of our Suburban Chicago publications.

Derivative Instruments. Derivative instrument liability decreased $5.9 million from January 1, 2012 to December 30, 2012, due to changes in the fair value measurement of our interest rate swaps.

Accumulated Other Comprehensive Loss. Accumulated other comprehensive loss decreased $1.7 million from January 1, 2012 to December 30, 2012, which resulted from the change in fair value of the interest rate swaps of $5.9 million, which was offset by a $2.6 million change to the Company’s pension and post retirement plans, a gain on derivative instruments due to amortization of $1.6 million, and a $0.1 million reclassification of income tax benefit from accumulated other comprehensive loss.

Accumulated Deficit. Accumulated deficit increased $30.3 million from January 1, 2012 to December 30, 2012, due to a net loss of $29.8 million.

Indebtedness

As part of the Restructuring, our previous long term debt was extinguished pursuant to the Support Agreement on the Effective Date of the Plan.

The Revolving Credit, Term Loan and Security Agreement (the “First Lien Credit Facility”) dated November 26, 2013 by and among GateHouse, GateHouse Media Intermediate Holdco, Inc. (“GMIH”), certain wholly-owned subsidiaries of GMIH (collectively with GMIH and GateHouse, the “Loan Parties”), PNC Bank, National Association, as the administrative agent, Crystal Financial LLC, as term loan B agent, and each of the lenders party thereto provides for (i) a term loan A in the aggregate principal amount of $25,000,000, a term loan B in the aggregate principal amount of $50,000,000, and a revolving credit facility in an aggregate principal amount of up to $40,000,000 (of which $25,000,000 was funded on the Effective Date). Borrowings under the First Lien Credit Facility bear interest at a rate per annum equal to (i) with respect to the revolving credit facility, the applicable Revolving Interest Rate (as defined the First Lien Credit Agreement), (ii) with respect to the term loan A, the Term Loan A Rate (as defined in the First Lien Credit Agreement), and (iii) with respect to the term loan B, the Term Loan B Rate (as defined in the First Lien Credit Agreement). Amounts outstanding under the term loans and revolving credit facility will be fully due and payable on November 26, 2018.

The Term Loan and Security Agreement (the “Second Lien Credit Facility” and together with the First Lien Credit Facility, the “New Credit Facilities”) dated November 26, 2013 by and among the Loan Parties, Mutual

Quest Fund and each of the lenders party thereto provides for a term loan in an aggregate principal amount of $50,000,000. Borrowings under the Second Lien Credit Facility bear interest, at the Loan Parties’ option, equal to (1) the LIBOR Rate (as defined in the Second Lien Credit Facility) plus 11.00% or (2) the Alternate Base Rate (as defined in the Second Lien Credit Facility) plus 10.00%. The outstanding principal will be fully due and payable on the maturity date of November 26, 2019.

The New Credit Facilities impose upon GateHouse certain financial and operating covenants, including, among others, requirements that GateHouse satisfy certain financial tests, including a minimum fixed charge coverage ratio, a maximum leverage ratio, a minimum EBITDA and a limitation on capital expenditures, and restrictions on GateHouse’s ability to incur additional debt, incur liens and encumbrances, consolidate, amalgamate or merge with any other person, dispose of assets, make certain restricted payments, engage in transactions with its affiliates, materially alter the business it conducts and taking certain other corporate actions. As of December 29, 2013, GateHouse was in compliance with all applicable covenants and could draw on the revolving credit facility under the First Lien Credit Facility if it chose to do so.

Pursuant to the Plan, holders of the Outstanding Debt who elected to receive New Media Common Stock received their pro rata share of the Proceeds of the New Credit Facilities, net of certain transaction expenses (the “Net Proceeds”). The Net Proceeds distributed to holders of the Outstanding Debt totaled $149,000,000. The proceeds of additional drawings of the revolving credit facility under the First Lien Credit Facility after the Effective Date will be applied towards ongoing working capital needs, general corporate purposes, capital expenditures and potential acquisitions.

New Media distributed to each holder of New Media Common Stock, including Newcastle on account of the Cash-Out Offer, its pro rata share of the 149,000,000 in Net Proceeds of the New Credit Facilities net of certain transaction costs. GateHouse’s entry into the New Credit Facilities was not a condition to the effectiveness of the Plan.

The Local Media Credit Facility provides for a $33 million senior secured term loan, which was funded on September 3, 2013, and a senior secured asset-based revolving credit facility in an aggregate principal amount of up to $10 million, whose full availability was activated on October 25, 2013 as a result of the accession of Capital One Business Credit Corp. as a lender thereunder and as the replacement administrative and collateral agent for Credit Suisse AG, Cayman Islands Branch. Borrowings under the Dow Jones Credit Facility bear interest, at the Borrower’s option, equal to (i) the LIBOR Rate (as defined in the Dow Jones Credit Facility Credit Agreement) plus the LIBOR Rate Margin (i.e., 6.50% per annum) or (ii) Base Rate (as defined in the Dow Jones Credit Facility Credit Agreement) plus the Base Rate Margin (i.e., 5.50% per annum). Repayments of principal are due in an amount of $203,125 per quarter for each completed fiscal quarter through September 30, 2015 and repayments of principal are due in an amount of $406,250 per quarter for each completed fiscal quarter starting December 31, 2015, with the remaining balance of principal becoming fully due and payable on the maturity date of September 4, 2018.

The Local Media Credit Facility imposes upon Local Media certain financial and operating covenants, including, among others, requirements that Local Media satisfy certain financial tests, including a total leverage ratio and a minimum fixed charge coverage ratio, and restriction on Local Media’s ability to incur debt, pay dividends or take other corporate actions. As of September 29, 2013, Local Media was in compliance with all applicable covenants and could draw on the revolving facility if it chose to do so.

Summary Disclosure About Contractual Obligations and Commercial Commitments

The following table reflects a summary of our contractual cash obligations, including estimated interest payments where applicable, as of December 30, 2012:

	2013	2014	2015	2016	2017	Thereafter	Total
	(In Thousands)
2007 Credit Facility(1)	$63,324	$1,204,780	$—	$—	$—	$—	$1,268,104
Non-compete payments	421	286	250	200	200	200	1,557
Operating lease obligations	4,640	4,616	3,447	2,523	2,203	2,551	19,980
Letters of credit	5,182	—	—	—	—	—	5,182

Total	$73,567	$1,209,682	$3,697	$2,723	$2,403	$2,751	$1,294,823

(1)	Pursuant to the Restructuring, the 2007 Credit Facility was extinguished on the Effective Date.

As part of our ongoing operations, we enter into arrangements that obligate us to make future payments under contracts such as debt agreements, lease agreements and non-compete agreements. A summary of our contractual obligations as of September 29, 2013 on a pro forma basis for the transactions described in the section entitled, “Unaudited Pro Forma Condensed Combined Financial Information” of this Prospectus, is set forth below:

	2013	2014	2015	2016	2017	Thereafter	Total
	(In Thousands)
Debt obligations(1)	$3,710	$19,302	$20,798	$24,638	$26,401	$171,976	$266,825
Non-compete payments	2	286	250	200	200	200	1,138
Modified operating lease obligations	1,339	4,206	3,538	3,241	3,200	4,177	19,701
Letters of credit	5,182	—	—	—	—	—	5,182

Total	$10,233	$23,794	$24,586	$28,079	$29,801	$176,353	$292,846

(1)	Includes principal and interest payments on the Local Media Credit Facility entered into on September 3, 2013 and the New Credit Facilities entered into on November 26, 2013 as if each had been in effect as of September 29, 2013.

The tables above exclude future cash requirements for pension and postretirement obligations. The periods in which these obligations will be settled in cash are not readily determinable and are subject to numerous future events and assumptions. We estimate cash requirements for these obligations in 2013 totaling approximately $1,577. See Note 13 of the Notes to the Consolidated Financial Statements, “Pension and Postretirement Benefits,” included herein.

We do not have any off-balance sheet arrangements reasonably likely to have a current or future effect on our financial statements.

Contractual Commitments

Credit Amendment

On or around September 4, 2013, GateHouse and certain Lenders (including Newcastle) constituting the “Required Lenders” under the 2007 Credit Agreement entered into Amendment Agreement to the 2007 Credit Agreement effective September 3, 2013 ( the “Credit Amendment”). Pursuant to the terms of the Credit Amendment, GateHouse obtained the following improvement in terms: a clarified and expanded definition of “Eligible Assignee”; an increase in the base amount in the formula used to calculate the “Permitted Investments” basket from $35 million to a base of $50 million; the removal of the requirement that GateHouse’s annual financial statements not have a “going concern” or like qualification to the audit; the removal of a cross default from any Secured Hedging Agreement to the 2007 Credit Agreement; the removal of a Bankruptcy Default, as defined therein, arising from actions in furtherance of or indicating consent to the specified actions; and a waiver of any prior Default or Event of Default, as defined therein, including without limitation from the negotiation, entry into, or performance of the Restructuring Support Agreement or the Investment Commitment Letter.

In consideration of the changes described above, GateHouse agreed to pay each of the Lenders party to the Credit Amendment that timely executed and delivered its signature to the Credit Amendment and the Restructuring Support Agreement, an amendment fee equal to 3.5% multiplied by the aggregate outstanding amount of the Loans held (including through trades pending settlement) by such Lender, unless waived in writing. Newcastle and certain other Lenders elected to waive their amendment fee pursuant to the Credit Amendment. Newcastle indemnified other Lenders with respect to their entry into the Credit Amendment, subject to the limitations set forth in the Credit Amendment.

Derivative Instruments

The bankruptcy filing on September 27, 2013, was a termination event under our interest rate swap agreements.

No other material changes were made to our contractual commitments during the period from December 30, 2012 to September 29, 2013.

Recently Issued Accounting Pronouncements

In July 2012, the FASB Accounting Standard Update (“ASU”) 2012-02, “Intangibles-Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment.” The amendments in this update allow companies the option to perform a qualitative assessment to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired. An entity is not required to calculate the fair value of an indefinite-lived intangible asset and perform the quantitative impairment test unless the entity determines that it is more likely than not the asset is impaired. The changes to the ASC as a result of this update are effective for annual and interim impairment test performed for fiscal years beginning after September 15, 2012. The adoption of ASU No. 2012-02 did not have a material effect on the Company’s Consolidated Financial Statements.

In February 2013, the FASB issued ASC Update No. 2013-02 “Comprehensive Income Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (Topic 220),” which amends ASC Topic 220. The amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income (“AOCI”) by component. In addition an entity is required to present either on the face of the Statement of Income or in the Notes to the Consolidated Financial Statements significant amounts reclassified out of AOCI and should be provided by the respective line items of net income but only if the amount reclassified is required under GAAP to be reclassified in its entirety to net income in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures require under GAAP that provide additional detail about these amounts. The changes to the ASC as a result of this updated guidance became effective for annual and interim reporting periods beginning after December 15, 2012. The adoption of ASU No. 2013-02 did not have a material effect on GateHouse’s Consolidated Financial Statements.

Non-GAAP Financial Measures

A non-GAAP financial measure is generally defined as one that purports to measure historical or future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure. In this Prospectus, we define and use Adjusted EBITDA, a non-GAAP financial measure, as set forth below.

Adjusted EBITDA

We define Adjusted EBITDA as follows:

Income (loss) from continuing operations before:

•	Income tax expense (benefit);

•	interest/financing expense;

•	depreciation and amortization; and

•	non-cash impairments.

Management’s Use of Adjusted EBITDA

Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered in isolation or as an alternative to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. We believe this non-GAAP measure, as we have defined it, is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance on our day-to-day operations. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. We believe that it also provides an indicator for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA provides us with a measure of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation and interest expense associated with our capital structure. This metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics used by senior management and GateHouse’s Board of Directors to review the financial performance of the business on a monthly basis.

Limitations of Adjusted EBITDA

Adjusted EBITDA has limitations as an analytical tool. It should not be viewed in isolation or as a substitute for GAAP measures of earnings or cash flows. Material limitations in making the adjustments to our earnings to calculate Adjusted EBITDA and using this non-GAAP financial measure as compared to GAAP net income (loss), include: the cash portion of interest/financing expense, income tax (benefit) provision and charges related to gain (loss) on sale of facilities represent charges (gains), which may significantly affect our financial results.

Readers of our financial statements may find this item important in evaluating our performance, results of operations and financial position. We use non-GAAP financial measures to supplement our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business.

Adjusted EBITDA is not an alternative to net income, income from operations or cash flows provided by or used in operations as calculated and presented in accordance with GAAP. Readers of our financial statements should not rely on Adjusted EBITDA as a substitute for any such GAAP financial measure. We strongly urge readers of our financial statements to review the reconciliation of income (loss) from continuing operations to Adjusted EBITDA, along with our Consolidated Financial Statements included elsewhere in this Prospectus. We also strongly urge readers of our financial statements to not rely on any single financial measure to evaluate our business. In addition, because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the Adjusted EBITDA measure, as presented in this Prospectus, may differ from and may not be comparable to similarly titled measures used by other companies.

We use Adjusted EBITDA as a measure of our core operating performance, which is evidenced by the publishing and delivery of news and other media and excludes certain expenses that may not be indicative of our core business operating results. We consider the unrealized (gain) loss on derivative instruments and the (gain) loss on early extinguishment of debt to be financing related costs associated with interest expense or amortization of financing fees. Accordingly, we exclude financing related costs such as the early extinguishment of debt because they represent the write-off of deferred financing costs and we believe these non-cash write-offs are similar to interest expense and amortization of financing fees, which by definition are excluded from Adjusted EBITDA. Additionally, the non-cash gains (losses) on derivative contracts, which are related to interest rate swap agreements to manage interest rate risk, are financing costs associated with interest expense. Such charges are incidental to, but not reflective of, our core operating performance and it is appropriate to exclude charges related to financing activities such as the early extinguishment of debt and the unrealized (gain) loss on derivative instruments which, depending on the nature of the financing arrangement, would have otherwise been amortized over the period of the related agreement and does not require a current cash settlement.

The table below shows the reconciliation of loss from continuing operations to Adjusted EBITDA for the periods presented (amounts in thousands):

	Three Months Ended September 29, 2013	Three Months Ended September 30, 2012		Nine Months Ended September 29, 2013	Nine Months Ended September 30, 2012	Year Ended December 30, 2012	Year Ended January 1, 2012(l)	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Loss from continuing operations	$(130,017)	$(7,694)		$(160,620)	$(23,151)	$(27,463)	$(20,950)	$(25,502)	$(510,815)	$(658,144)
Income tax expense (benefit)	(10,878)	250		(10,878)	(207)	(207)	(1,803)	(155)	342	(21,139)
(Gain) loss on derivative instruments(j)	4	5		14	(1,639)	(1,635)	(913)	8,277	12,672	10,119
Gain on early extinguishment of debt(k)	—	—		—	—	—	—	—	(7,538)	—
Amortization of deferred financing costs	281	314		803	994	1,255	1,360	1,360	1,360	1,845
Write-off of financing costs	—	—		—	—	—	—	—	743	—
Interest expense	40,627	14,500		69,513	43,497	57,928	58,309	60,021	64,615	88,625
Impairment of long-lived assets	91,599	—		91,599	—	—	1,733	430	193,041	123,717
Depreciation and amortization	10,747	9,802		30,383	30,006	39,888	42,426	45,080	54,237	69,897
Goodwill and mastheads impairment	—	—		—	—	—	385	—	273,914	487,744

Adjusted EBITDA from continuing operations	$2,362 (a)	$16,677	(b)	$20,814 (c)	$49,500 (d)	$69,766 (e)	$80,547 (f)	$89,511 (g)	$82,571 (h)	$102,664 (i)

(a)	Adjusted EBITDA for the three months ended September 29, 2013 included net expenses of $14,777, which are one-time in nature or non-cash compensation. Included in these net expenses of $14,777 is non-cash compensation and other expense of $14,735, non-cash portion of postretirement benefits expense of $(392), integration and reorganization costs of $422 and a $9 loss on the sale of assets.

(b)	Adjusted EBITDA for the three months ended September 30, 2012 included net expenses of $3,205, which are one-time in nature or non-cash compensation. Included in these net expenses of $3,205 is non-cash compensation and other expense of $1,417, non-cash portion of postretirement benefits expense of $(188), integration and reorganization costs of $1,597 and a $379 loss on the sale of assets.

Adjusted EBITDA also does not include $428 from our discontinued operations.

(c)	Adjusted EBITDA for the nine months ended September 29, 2013 included net expenses of $22,419, which are one-time in nature or non-cash compensation. Included in these net expenses of $22,419 is non-cash compensation and other expense of $20,807, non-cash portion of postretirement benefits expense of $(820), integration and reorganization costs of $1,380 and a $1,053 loss on the sale of assets.

(d)	Adjusted EBITDA for the nine months ended September 30, 2012 included net expenses of $7,684, which are one-time in nature or non-cash compensation. Included in these net expenses of $7,684 is non-cash compensation and other expense of $4,125, non-cash portion of postretirement benefits expense of $(432), integration and reorganization costs of $3,457 and a $534 loss on the sale of assets.

Adjusted EBITDA also does not include $593 from our discontinued operations.

(e)	Adjusted EBITDA for the year ended December 30, 2012 included net expenses of $11,009, which are one time in nature or non-cash compensation. Included in these net expenses of $11,009 are non-cash compensation and other expenses of $6,274, non-cash portion of post-retirement benefits expense of $(896), integration and reorganization costs of $4,393 and a $1,238 loss on the sale of assets.

Adjusted EBITDA also does not include $255 of EBITDA generated from our discontinued operations.

(f)	Adjusted EBITDA for the year ended January 1, 2012 included net expenses of $9,461, which are one time in nature or non-cash compensation. Included in these net expenses of $9,461 are non-cash compensation and other expenses of $4,226, non-cash portion of post-retirement benefits expense of $(1,104), integration and reorganization costs of $5,884 and an $455 loss on the sale of assets.

Adjusted EBITDA also does not include $432 of EBITDA generated from our discontinued operations.

(g)	Adjusted EBITDA for the year ended December 31, 2010 included net expenses of $8,231, which are one time in nature or non-cash compensation. Included in these net expenses of $8,231 are non-cash compensation and other expenses of $5,005, non-cash portion of post-retirement benefits expense of $(649), integration and reorganization costs of $2,324 and a $1,551 loss on the sale of assets.

Adjusted EBITDA also does not include $463 of EBITDA generated from our discontinued operations.

(h)	Adjusted EBITDA for the year ended December 31, 2009 included net expenses of $9,289, which are one time in nature or non-cash compensation. Included in these net expenses of $9,289 are non-cash compensation and other expenses of $8,632, non-cash portion of post-retirement benefits expense of $(782), integration and reorganization costs of $1,857 and a $418 gain on the sale of assets.

Adjusted EBITDA also does not include $(855) of EBITDA generated from our discontinued operations.

(i)	Adjusted EBITDA for the year ended December 31, 2008 included net expenses of $24,487, which are one time in nature or non-cash compensation. Included in these net expenses of $24,487 are non-cash compensation and other expenses of $18,638, non-cash portion of post-retirement benefits expense of $(1,499), integration and reorganization costs of $7,011 and $337 loss on the sale of assets.

Adjusted EBITDA also does not include $4,663 of EBITDA generated from our discontinued operations.

(j)	Non-cash (gain) loss on derivative instruments is related to interest rate swap agreements which are financing related and are excluded from Adjusted EBITDA.

(k)	Non-cash write-off of deferred financing costs are similar to interest expense and amortization of financing fees and are excluded from Adjusted EBITDA.

(l)	The year ended January 1, 2012 included a 53rd week of operations for approximately 60% of the business.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risk from changes in interest rates and commodity prices. Changes in these factors could cause fluctuations in earnings and cash flow. In the normal course of business, exposure to certain of these market risks is managed as described below.

Interest Rates

On August 18, 2008, we terminated interest rate swaps with a total notional amount of $570.0 million. At December 30, 2012, after consideration of the interest rate swaps described below, $570.0 million of the remaining principal amount of our term loans are subject to floating interest rates.

Our debt structure and interest rate risks are managed through the use of floating rate debt and interest rate swaps. Our primary exposure is to LIBOR. A 100 basis point change in LIBOR would change our income from continuing operations before income taxes on an annualized basis by approximately $5.6 million, based on average pro forma floating rate debt outstanding during 2012, after consideration of the interest rate swaps of $625.0 million described below, and average amounts outstanding under the revolving credit facility during 2012.

On February 27, 2007, we executed an interest rate swap in the notional amount of $100.0 million with a forward starting date of February 28, 2007. The interest rate swap has a term of seven years. Under this swap, we pay an amount to the swap counterparty representing interest on a notional amount at a rate of 5.14% and receive an amount from the swap counterparty representing, interest on the notional amount at a rate equal to the one month LIBOR.

On April 4, 2007, we executed an additional interest rate swap in the notional amount of $250.0 million with a forward starting date of April 13, 2007. The interest rate swap has a term of seven years. Under this swap, we pay an amount to the swap counterparty representing interest on a notional amount at a rate of 4.971% and receive an amount from the swap counterparty representing interest on the notional amount at a rate equal to one month LIBOR.

On April 13, 2007, we executed an additional interest rate swap in the notional amount of $200.0 million with a forward starting date of April 30, 2007. The interest rate swap has a term of seven years. Under this swap, we pay an amount to the swap counterparty representing interest on a notional amount at a rate of 5.079% and receive an amount from the swap counterparty representing interest on the notional amount at a rate equal to one month LIBOR.

On September 18, 2007, we executed an additional interest rate swap based on a notional amount of $75.0 million with a forward starting date of September 18, 2007. The interest rate swap has a term of seven years. Under the swap, we pay an amount to the swap counterparty representing interest on a notional amount at a rate of 4.941% and receive an amount from the swap counterparty representing interest on the notional amount at a rate equal to one month LIBOR.

Commodities

Certain materials we use are subject to commodity price changes. We manage this risk through instruments such as purchase orders, membership in a buying consortium, fixed pricing agreements for certain newsprint purchases and continuing programs to mitigate the impact of cost increases through identification of sourcing and operating efficiencies. Primary commodity price exposures are newsprint, energy costs and, to a lesser extent, ink.

A $10 per metric ton newsprint price change would result in a corresponding annualized change in our income from continuing operations before income taxes of $0.4 million based on newsprint usage for the year ended December 30, 2012 of approximately 41,400 metric tons. In 2013, 95% of the companies’ newsprint is fixed through a pricing agreement, therefore only 5% of the usage would be impacted by a price increase.

BUSINESS

Unless otherwise specified or the context otherwise requires, for purposes of this section under the heading “Business,” references to “we,” “our,” “us” and the “Company” mean GateHouse and its consolidated subsidiaries.

General Overview

GateHouse

We are one of the largest publishers of locally based print and online media in the United States as measured by number of daily publications. Our business strategy is to be the preeminent provider of local content and advertising in the small and midsize markets we serve. Our portfolio of products, which includes 402 community publications, 344 related websites, 313 mobile sites and six yellow page directories, serves over 128,000 business advertising accounts and reaches approximately 10 million people on a weekly basis.

Our core products include:

•	78 daily newspapers with total paid circulation of approximately 557,000;

•	235 weekly newspapers (published up to three times per week) with total paid circulation of approximately 276,000 and total free circulation of approximately 647,000;

•	89 “shoppers” (generally advertising-only publications) with total circulation of approximately 1.5 million;

•	344 locally focused websites and 313 mobile sites, which extend our businesses onto the internet and mobile devices with approximately 97 million page views per month; and

•	six yellow page directories, with a distribution of approximately 488,000, that covers a population of approximately 1.2 million people.

In addition to our core products, we also opportunistically produce niche publications that address specific local market interests such as recreation, sports, healthcare and real estate.

Our print and online products focus on the local community from both a content and advertising standpoint. As a result of our focus on small and midsize markets, we are usually the primary, and sometimes, the sole provider of comprehensive and in-depth local market news and information in the communities we serve. Our content is primarily devoted to topics that we believe are highly relevant and of interest to our audience such as local news and politics, community and regional events, youth sports, opinion and editorial pages, and local schools.

More than 86% of our daily newspapers have been published for more than 100 years and 100% have been published for more than 50 years. We believe that the longevity of our publications demonstrates the value and relevance of the local information that we provide and has created a strong foundation of reader loyalty and a highly recognized media brand name in each community we serve. As a result of these factors, we believe that our publications have high local audience penetration rates in our markets, thereby providing advertisers with strong local market reach.

The newspaper industry has experienced declining revenue and profitability over the past several years due to, among other things, advertisers’ shift from print to digital media and general market conditions. We were affected by this trend and experienced net losses of $160.8 million during the nine month period ended September 29, 2013 and $29.8 million during the fiscal year ended December 30, 2012.

We have a history of growth through acquisitions and new product launches. Since our inception, we have acquired 420 daily and weekly newspapers, shoppers and directories. Due to the weak economic backdrop over the past several years and tough financing market we have not done an acquisition since 2009 and instead have focused on transforming our business to a multi-media content and advertising business while maintaining our local orientation and pursuing cost reductions and de-levering opportunities. As part of our cost reduction efforts, we have engaged in a series of individual restructuring programs, designed primarily to right size our employee base, consolidate facilities and improve operations.

We operate in 313 markets across 21 states. A key element of our business strategy is geographic clustering of publications to realize operating efficiencies and provide consistent management practices. We share best practices across our organization, giving each publication the benefit of proven and executable revenue producing and cost saving initiatives. We regionally cluster functions such as ad composition, accounting and production and give each publication in a cluster access to top quality production equipment, which we believe enables us to cost-efficiently provide superior products and service to our customers. We are also centralizing certain functions across the entire company, particularly in the ad production and content areas in an effort to become more efficient and better serve our publications and customers. In addition, we believe that our size allows us to achieve economies of scale.

We believe that our below-average industry advertising revenue volatility is a result of our geographic diversity combined with our concentration of small markets. We have revenues coming from markets across 21 states, the large number of products we publish and our fragmented, diversified local advertising customer base. We also believe that local advertising tends to be less sensitive to economic cycles than national advertising because local businesses generally have fewer advertising channels in which to reach the local audience. We believe we are also less reliant than large metropolitan newspapers upon classified advertising, particularly the recruiting and real estate categories, which are generally more sensitive to economic conditions.

Our operating costs consist primarily of labor, newsprint, and delivery costs. Our selling, general and administrative expenses consist primarily of labor costs.

Compensation represents just over 50% of our operating expenses. Over the last few years, we have worked to drive efficiencies and centralization of work throughout our Company. Additionally, we have taken steps to cluster our operations thereby increasing the usage of facilities and equipment while increasing the productivity of our labor force. We expect to continue to employ these steps as part of our business and clustering strategy.

On September 4, 2013, Debtors and the Participating Lenders under the 2007 Credit Facility entered into a Support Agreement in which the parties agreed to support, subject to the terms and conditions of the Support Agreement, the restructuring of GateHouse pursuant to the consummation of the Plan. On the Effective Date the Plan discharged claims and interests against GateHouse primarily through the (a) issuance of shares of Common Stock of New Media and/or payment of cash to holders of claims in connection with the 2007 Credit Facility and related interest rate swaps, (b) reinstatement of certain claims, (c) entry into the Management Agreement (as defined below), (d) issuance of warrants by New Media to Former Equity Holders and (e) entry into the New Credit Facilities, the net proceeds of which were distributed to holders that elected to receive New Media Common Stock. See “The Spin-Off and Restructuring,” “Restructuring Agreements” and Note 21 to GateHouse’s Consolidated Financial Statements, “Subsequent Events and Going Concern Considerations.”

Local Media

Newcastle acquired Local Media on September 3, 2013 from News Corp. and contributed to New Media 100% of the stock of Local Media Parent (which owns all of Local Media’s stock) on the Effective Date of the Plan. In exchange for the contribution, Newcastle received shares of New Media Common Stock, equal in value to the cost of the acquisition of Local Media by Newcastle. Local Media Parent is now a wholly owned subsidiary of New Media.

Local Media is a publisher of locally based print and online media. Local Media publishes eight daily community newspapers and seventeen weekly papers in seven states in the New England, Mid-Atlantic and Pacific Coast regions of the United States. Local Media also publishes associated internet sites, magazines and other news and advertising niche publications and offers commercial print and household distribution services. During the period ended September 29, 2013, the Local Media portfolio of products had a combined average circulation of 208,000 daily, as well as 188,000 average daily unique visitors to its local websites.

Local Media has five print production facilities which are located at Hyannis, Massachusetts; Middletown, New York; Medford, Oregon; Portsmouth, New Hampshire; and Stockton, California.

Industry Overview

We operate in what is sometimes referred to as the “hyper-local” or community market within the media industry. Media companies that serve this segment provide highly focused local content and advertising that is generally unique to each market they serve and is not readily obtainable from other sources. Local publications include community newspapers, websites, shoppers, traders, real estate guides, special interest magazines and directories. Due to the unique nature of their content, community publications compete for advertising customers with other forms of traditional media, including: direct mail, directories, radio, television, and outdoor advertising. We also compete with new digital and social media businesses for advertising customers. We believe that local print and online publications are the most effective medium for local retail advertising, which emphasizes the price of goods in an effort to move inventory on a regular basis, in contrast to radio, broadcast and cable, television, and the internet, which are generally used for image or branding advertising. In addition, we believe local print and online publications generally have the highest local audience penetration rates, which allows local advertisers to get their message to a large portion of the local audience.

Locally focused media in small and midsize communities is distinct from national and urban media delivered through outlets such as television, radio, metropolitan and national newspapers and the internet. Larger media outlets tend to offer broad based information to a geographically scattered audience, which tends to be more of a commodity. In contrast, locally focused media delivers a highly focused product that is often the only source of local news and information in the market it serves. Our segment of the media industry is also characterized by high barriers to entry, both economic and social. Small and midsize communities can generally only sustain one newspaper. Moreover, the brand value associated with long-term reader and advertiser loyalty, and the high start-up costs associated with developing and distributing content and selling advertisements, help to limit competition.

Advertising Market

The primary sources of advertising revenue for local publications are small businesses, corporations, government agencies and individuals who reside in the market that a publication serves. By combining paid circulation publications with total market coverage publications such as shoppers and other specialty publications (tailored to the specific attributes of a local community), local publications are able to reach nearly 100% of the households in a distribution area. As macroeconomic conditions in advertising change due to increasing internet and mobile usage and the wide array of available information sources, we have seen advertisers shift their focus to have a digital component to their local advertising strategy. To that end, in addition to printed products, the majority of our local publications have an online presence that further leverages the local brand, ensures higher penetration into the market, and provides a digital alternative for local advertisers.

Digital Media

The time spent online and on mobile devices each day by media consumers continues to grow and newspaper web and mobile sites offer a wide variety of content providing comprehensive, in-depth and up to the minute coverage of news and current events. The ability to generate, publish and archive more news and information than most other sources has allowed newspapers to produce some of the most visited sites on the internet. Newspaper websites have shown to be some of the most visited websites by online media news consumers.

We believe that our local publications are well positioned to capitalize on their existing market presence and grow their total audience base by publishing proprietary local content digitally; via the internet, mobile websites and mobile applications. Local digital media include traditional classifieds, directories of business information, local advertising, databases, audience-contributed content and mobile applications. We believe this additional community-specific content will further extend and expand both the reach and the brand of our publications with readers and advertisers. We believe that building a strong local digital business extends the core audience of a local publication.

The opportunity created by the digital extension of the core audience makes local digital advertising an attractive complement for existing print advertisers, while opening up opportunities to attract new local advertisers that have never advertised with local publications. In addition, we believe that national advertisers have an interest in reaching buyers on a hyper-local level and, although they historically have not been significant advertisers in community publications, we believe the digital media offers them a powerful medium to reach local audiences. This opportunity is further enhanced by our behavioral targeting products which allow advertisers to reach specific demographics of our audience. We also plan to hire a new digital only sales force to focus on digital growth in key designated market areas (“DMAs”).

We believe that a strong digital business will enhance our revenues. In addition, we believe that we have the knowledge and reach to help other businesses maximize their digital opportunities. Accordingly, we have launched two digital businesses designed to help others grow their digital presence: Propel Marketing and adhance media. Propel Marketing will allow us to sell digital marketing services to small and medium sized businesses (“SMBs”) both in and outside existing markets. adhance media, our private advertising exchange, allows us to more fully monetize our (and third parties’) valuable unsold digital advertising space. See “Risk Factors—Risks Related to Our Business—We have invested in growing our digital business, but such investments may not be successful, which could adversely affect our results of operations.”

Circulation

Overall daily newspaper print circulation, including national and urban newspapers, has been declining steadily over the past several years. Small and midsize local market newspapers have generally had smaller declines and more stability in their paid print circulation volumes due to the relevant and unique hyper-local news they produce. In addition, this unique and valuable hyper-local content allows smaller market newspapers to continue to raise prices, leading to stable circulation revenues.

Our Strengths

High Quality Assets with Leading Local Businesses. Our publications benefit from a long history in the communities we serve as one of the leading, and often sole, providers of comprehensive and in-depth local content. This has resulted in brand recognition for our publications, reader loyalty and high local audience penetration rates, which are highly valued by local advertisers. We continue to build on long-standing relationships with local advertisers and our in-depth knowledge of the consumers in our local markets.

Strong Value Proposition for Our Advertisers. Our portfolio enjoys a devoted readership in the local communities where we operate. By providing access to these communities, we help advertisers maximize the efficiency of their advertising spending. We offer advertisers several alternatives (daily, weekly, shopper, and niche print publications as well as an array of web, mobile and tablet products) to reach consumers and to tailor the nature and frequency of their marketing messages. We also offer advertisers the ability to target consumers based on their behavior online which is an effective and efficient way for businesses to market to their target customers.

Diverse Revenue Streams. Our revenue streams are diversified in terms of type of revenue, product source for revenue, geographic distribution of revenues and numbers of customers. We also benefit from our strong local businesses which serve local consumers and businesses in small to mid-size markets. During the twelve months ended September 29, 2013, we generated revenue in 338 markets across 24 states, serving a fragmented and diversified local customer base. During the nine months ended September 29, 2013, the Company generated approximately 41% of its total revenue in two states in the Northeast and approximately 28% of its total revenue in two states in the Midwest. For full year 2012, we served over 128,000 business advertising accounts in our publications, and our top 20 advertisers contributed less than 5% of our total revenues. Over 3.8 million classified advertisements were placed in our publications in 2012. Additionally, for the full year 2012 we generated 60% of revenue from print product advertising, 27% from subscription income from customers, 6% from digital advertising and 7% from commercial printing work for external customers and affiliated parties.

Scale Yields Operating Profit Margins and Allows Us to Realize Operating Synergies. We believe we can generate higher operating profit margins than our publications could achieve on a stand-alone basis by leveraging our operations and implementing revenue initiatives, especially digital initiatives, across a broader local footprint in a geographic cluster and by centralizing certain back office production, accounting, administrative and corporate operations. We also benefit from economies of scale in the purchase of insurance, newsprint and other large strategic supplies and equipment. Finally, we have the ability to further leverage our centralized services and buying power to reduce operating costs when making future strategic accretive acquisitions.

Local Business Profile Generates Significant Cash Flow. Our local business profile will allow us to generate significant recurring cash flow due to our diversified revenue base, operating profit margins and our low capital expenditure and working capital requirements. As a result of the Restructuring, which extinguished GateHouse’s Outstanding Debt, our interest and debt servicing expenses are significantly lower than GateHouse’s interest and debt servicing expenses. As of the Effective Date, our debt structure consists of the New Credit Facilities and the Local Media Credit Facility. We estimate that we will have significant available cash flow totaling $50 to $70 million in 2014 which we believe will create stockholder value through our investments in organic growth, investments in accretive acquisitions and the return of cash to stockholders in the form of dividends, subject to approval by our Board of Directors. We further believe the strong cash flows generated and available to be invested will lead to consistent future dividend growth.

Large Locally Focused Sales Force. We have large and well known feet on the street local sales forces in the markets we serve. They are generally one of the largest locally oriented media sales forces in their respective communities. Our sales forces and their respective local media brands tend to have strong credibility and trust within the local business communities. We have long-standing relationships with many local businesses and have the ability to get in the door with most local businesses due to these unique characteristics we enjoy. We believe that these qualities also provide leverage for our sales force to grow additional future revenue streams in our markets.

Ability to Acquire and Integrate New Assets. We have created a national platform for consolidating local media businesses and have demonstrated an ability to successfully identify, acquire and integrate local media asset acquisitions. We have acquired over $1.7 billion of assets since 2006. We have acquired both traditional newspaper and directory businesses. We have a very scalable infrastructure and platform to leverage with future acquisitions.

Experienced Management Team. Our senior management team is made up of executives who have an average of over 20 years of experience in the media industry, including strong traditional and digital media expertise. Our executive officers have broad industry experience with regard to both growing new digital business lines and identifying and integrating strategic acquisitions. Our management team also has key strengths in managing wide geographically disbursed teams, including the sales force, and identifying and centralizing duplicate functions across businesses leading to reduced core infrastructure costs.

The newspaper industry has experienced declining revenue and profitability over the past several years due to, among other things, advertisers’ shift from print to digital media and general market conditions. GateHouse, our Predecessor, was affected by this trend and experienced net losses of $160.8 million during the nine month period ended September 29, 2013 and $29.8 million during the fiscal year ended December 30, 2012. Total revenue decreased by 1.9% to $356.2 million for the nine months ended September 29, 2013 and 5.1% to $488.6 million for the year ended December 30, 2012. The Restructuring significantly reduced New Media’s interest expense. In addition, New Media intends to focus its business strategy on building its digital marketing business and growing its online advertising business, which we believe will offset many of the challenges experienced by GateHouse. With its new capital structure and digital focus, we believe that New Media will be able to create stockholder value given its strengths and strategy. However, there can be no assurance that we will be profitable. See “Risk Factors.”

Our Strategy

We intend to create stockholder value through growth in our revenue and cash flow by expanding our digital marketing business, growing our online advertising business and pursuing strategic acquisitions of high quality local media assets. However, there is no guarantee that we will be able to accomplish any of these strategic initiatives. Our strategy will be to acquire and operate traditional local media businesses and transform them from print-centric operations to dynamic multi-media operations, through our existing online advertising and digital marketing businesses. We will also leverage our existing platform to operate these businesses more efficiently. We believe all of these initiatives will lead to revenue and cash flow growth for New Media and will enable us to pay dividends to our stockholders. We expect to distribute a substantial portion of our free cash flow as a dividend to stockholders, subject to satisfactory financial performance and approval by our Board of Directors. The Board of Directors’ determinations regarding dividends will depend on a variety of factors, including the Company’s GAAP net income, free cash flow generated from operations or other sources, liquidity position and potential alternative uses of cash, such as acquisitions, as well as economic conditions and expected future financial results. The key elements of our strategy include:

Maintain Our Leading Position in the Delivery of Proprietary Content in Our Communities. We seek to maintain our position as a leading provider of local content in the markets we serve and to leverage this position to strengthen our relationships with both readers and advertisers, thereby increasing penetration rates and market share. A critical aspect of this approach is to continue to provide local content that is not readily obtainable elsewhere and to be able to deliver that content to our customers across multiple print and digital platforms. We believe it is very important for us to protect the content from unauthorized users who use it for their own commercial purposes. We also believe it is important for us to develop subscription revenue streams from our digitally distributed content.

Stabilize Our Core Business Operations. We have four primary drivers in our strategic plans to stabilize our core business operations, including: (i) identifying permanent structural expense reductions in our traditional business cost infrastructure and re-deploying a portion of those costs toward future growth opportunities, primarily on the digital side of our business; (ii) accelerating the growth of both our digital audiences and revenues through improvements to current products, new product development, training, opportunistic changes in hiring to create an employee base with a more diversified skill set and sharing of best practices; (iii) accelerating our consumer revenue growth through subscription pricing increases and growth in our subscriber base, which we aim to improve by employing additional strategic customer acquisition techniques, driving digital only subscriber growth through our pay meter strategy and improving our customer retention programs; and (iv) stabilizing our core print advertising revenues through improvements to pricing (understanding and selling the unique value of our local audience reach and level of engagement, at the sales rep level), packaging of products for customers that will produce the best results for them (needs based selling), more technology and training for sales management and sales representatives and increased accountability through consistent setting of expectations and measuring against those expectations on a regular basis.

Grow New Digital Business and Revenue Streams Leveraging Key Strengths. We plan to scale and expand our two new recently created digital businesses, Propel Marketing and adhance media. Propel Marketing will allow us to sell digital marketing services to SMBs both in and outside existing markets. The SMB demand for digital service solutions is great and represents a rapidly expanding opportunity. adhance media, our private advertising exchange, allows us to more fully monetize our (and third parties’) valuable unsold digital advertising space. Advertising bought programmatically through private exchanges is expected to grow rapidly over the next five years, especially in private exchange where advertisers get priority access to the advertising space. We also aim to leverage our large local sales forces and strong local media brands to create new business opportunities at the local market level.

Pursue Strategic Accretive Acquisitions. We intend to capitalize on the highly fragmented and distressed newspaper and directory industries. We initially expect to focus our investments in the local newspaper and yellow page directory sectors, primarily in the United States. We believe we have a strong operational platform, which currently owns local newspaper and directory businesses, as well as a scalable digital services business, Propel Marketing. This platform, along with deep industry specific knowledge and experience that our management team has can be leveraged to reduce costs, stabilize the core business and grow digital revenues at acquired properties. The size and fragmentation of the addressable newspaper and yellow page directory market place in the United States, the greatly reduced valuation levels that exist in these industries, and our deep experience make this an attractive place for our initial consolidation focus and capital allocation. Over the longer term we also believe there may be opportunity to diversify and acquire these types of assets internationally, as well other traditional local media assets such as broadcast TV, out of home advertising (billboards) and radio, in the United States and internationally.

Increase Sales Force Productivity. We aim to increase the effectiveness and productivity of our sales force and, in turn, help maximize advertising revenues. We also aim to shift the culture of our sales force from that of print-centric to multi-media and feel that is critical to our long term success. Our approach includes changes to sales force compensation to be more aligned with long term strategic goals, ongoing company-wide training of sales representatives and sales managers that focuses on strengthening their ability to perform needs based assessments and selling. We set expectations by sales representatives, manager and team and regularly evaluate the performance of our sales representatives and sales management against those expectations. We believe stronger accountability and measurement of our sales force, when combined with enhanced training and access to better technologies, demographic and marketing information, will lead to greater productivity and revenue from our sales force.

Introduce New Products or Modify Our Products to Enhance our Value Proposition to Local Businesses. We believe that our established positions in local markets, combined with our publishing and distribution capabilities, allow us to develop and customize new products to address the evolving interests and needs of our readers and local businesses. A primary source for product enhancement and growth we believe exists in the digital space. Product improvement and new product development across the web, mobile and tablets will be a key component to long term success. We are actively scaling web and mobile products, including deal platforms, digital service offerings, including Propel Marketing, mobile websites and applications, and we continue to expand on our offering of behavioral targeted and audience extension advertising options.

Pursue a Content-Driven Digital Strategy. As consumers continue to spend more time online especially with regard to consumption of news, we believe that we are well-positioned to increase our digital penetration and generate additional online audience and revenues due to both our ability to deliver unique local content online, and the relationship our local brand names have with readers and advertisers. We believe this presents an opportunity to increase our overall audience penetration rates and drive additional subscription revenues in each of the communities we serve. We have developed pay meters at most of our daily newspaper websites and several of our largest weeklies, which we use to charge customers fees for access to our content. These meters will enable us to grow our digital subscription income and capture revenues that shift to the web as consumers shift to the web. Finally, we intend to share resources across our organization in order to give each of our publications access to technology, digital management expertise, content and advertisers that they may not have been able to obtain or afford if they were operating independently.

The newspaper industry has experienced declining revenue and profitability over the past several years due to, among other things, advertisers’ shift from print to digital media and general market conditions. GateHouse, our Predecessor, was affected by this trend and experienced net losses of $160.8 million during the nine month period ended September 29, 2013 and $29.8 million during the fiscal year ended December 30, 2012. Total revenue decreased by 1.9% to $356.2 million for the nine months ended September 29, 2013 and 5.1% to $488.6 million for the year ended December 30, 2012. The Restructuring significantly reduced New Media’s interest expense. In addition, New Media intends to focus its business strategy on building its digital marketing business and growing its online advertising business, which we believe will offset many of the challenges experienced by GateHouse. With its new capital structure and digital focus, we believe that New Media will be able to create stockholder value given its strengths and strategy. However, there can be no assurance that we will be profitable. See “Risk Factors.”

Challenges

We will likely face challenges commonly encountered by recently reorganized entities, including the risks that:

•	even under our new capital structure, we may not be profitable; and

•	the Restructuring may cause our vendors and suppliers to stop providing supplies or services to us or to offer to provide such services or supplies only on unfavorable terms.

As a publisher of locally based print and online media, we face a number of additional challenges, including the risks that:

•	the growing shift within the publishing industry from traditional print media to digital forms of publication may compromise our ability generate sufficient advertising revenues;

•	investments in growing our digital business may not be successful, which could adversely affect our results of operations; and

•	our advertising and circulation revenues may decline if we are unable to compete effectively with other companies in the local media industry.

For more information about New Media’s risks and challenges, see “Risk Factors.”

Products

Our product mix consists of four publication types: (i) daily newspapers, (ii) weekly newspapers, (iii) shoppers and (iv) niche publications. Most of these publications have a digital presence as discussed in the following table. Some of the key characteristics of each of these types of publications are also summarized in the table below.

	Daily Newspapers	Weekly Newspapers	Shoppers	Niche Publications
Cost:	Paid	Paid and free	Paid and free	Paid and free

Distribution:	Distributed four to seven days per week	Distributed one to three days per week	Distributed weekly	Distributed weekly, monthly or on annual basis

Format:	Printed on newsprint, folded	Printed on newsprint, folded	Printed on newsprint, folded or booklet	Printed on newsprint or glossy, folded, booklet, magazine or book

Content:	50% editorial (local news and coverage of community events, some national headlines) and 50% ads (including classifieds)	50% editorial (local news and coverage of community events, some national headlines for smaller markets which cannot support a daily newspaper) and 50% ads (including classifieds)	Almost 100% ads, primarily classifieds, display and inserts	Niche content and targeted ads (e.g., Chamber of Commerce city guides, tourism guides and special interest publications such as, seniors, golf, real estate, calendars and directories)

Income:	Revenue from advertisers, subscribers, rack/box sales	Paid: Revenue from advertising, subscribers, rack/box sales	Paid: Revenue from advertising, rack/box sales	Paid: Revenue from advertising, rack/box sales

		Free: Advertising revenue only, provide 100% market coverage.	Free: Advertising revenue only, provide 100% market coverage	Free: Advertising revenue only

Internet Availability:	Maintain locally oriented websites, mobile sites and mobile apps, for select locations	Major publications maintain locally oriented websites and mobile sites for select locations	Major publications maintain locally oriented websites	Selectively available online

Overview of Operations

GateHouse

We operate in three publication groups: Small Community Newspapers, Metros and Large Daily Newspapers. We also operate over 344 related websites and 313 mobile sites.

The following table sets forth information regarding our publications.

	Number of Publications			Circulation(1)
Operating Group	Dailies	Weeklies	Shoppers	Paid	Free	Total Circulation
Small Community Newspapers	59	105	70	302,953	1,158,234	1,461,187
Metro Newspapers	7	127	7	264,933	473,317	738,250
Large Daily Newspapers	12	3	12	265,359	514,887	780,246
Total	78	235	89	833,245	2,146,438	2,979,683

(1)	Circulation statistics are estimated by our management as of September 29, 2013.

Small Community Newspaper Group. Our Small Community Newspaper group encompasses publications typically located in communities have a population less than 35,000 people, in the states of Illinois, Missouri, Kansas, Michigan, California, Minnesota, Arkansas, New York, Louisiana, Pennsylvania, West Virginia, Colorado, Nebraska, Oklahoma, North Dakota, Tennessee, and Iowa. There are a total of 59 daily newspapers, 105 weekly newspapers and 70 shoppers. In addition to a good geographic mix, we benefit from a diverse economic and employment base across this group.

From the western shore of Lake Michigan to the eastern shore of the Mississippi River and running over 400 miles north to south, Illinois is a picture of manufacturing, agricultural and recreational diversity. Coupled with major daily newspapers from our Large Daily Newspaper Group in Rockford, Peoria, and the state capital of Springfield, we are the largest publishing company in Illinois. 20 paid daily newspapers, 30 paid weekly newspapers, and 20 shoppers provide inclusive coverage across the state which are further supported by four print production facilities.

La Junta in the southeastern part of the state represents the Colorado properties. Along with La Junta we also serve Bent County and Fowler and produce the weekly agricultural newspaper, The Ag Journal.

We are represented in California by two daily newspapers in Ridgecrest and Yreka, five paid weekly papers in Dunsmuir, Mt. Shasta, Weed, Gridley and Taft, and five shoppers in Gridley, Mt. Shasta, Ridgecrest and Yreka. These publications reach from northern California through the southern desert and China Lake naval base in Ridgecrest.

The greatest concentration of circulation and market presence in Missouri is in the northern part of the state where we operate seven daily newspapers and four weekly newspapers and five shoppers. We serve the 22,000 square mile area from Hannibal, on the state’s eastern border, to the western border and from Columbia in the south to the Iowa border in the north. Local employers include the University of Missouri and other colleges, local and federal governments, State Farm Insurance and 3M.

Our southern Missouri operations are clustered around Lake of the Ozarks and Joplin. Located midway between Kansas City and St. Louis and approximately 90 miles from Springfield, Missouri, our three daily newspapers, seven weekly newspapers and three shoppers that serve the Lake of the Ozarks area reach approximately 165,000 people.

Located in southwest Missouri and southeast Kansas is our Joplin cluster with three daily and four weekly newspapers and four shoppers, serving a population of approximately 170,000. There are several colleges and universities in the area, a National Guard Fort, several large medical centers and a diverse mix of retail businesses, including the 120-store Northpark Mall.

This group also includes our Kansas City cluster with six publications (two daily and two weekly newspapers and two shoppers) located in the eastern Kansas cities of Leavenworth and Lansing and on the

Missouri side, Independence and Blue Springs. The Leavenworth Times was one of our original daily newspapers and the balance of the cluster was acquired afterward. In addition, we secured the military publication, The Fort Leavenworth Lamp, in Fort Leavenworth. The Kansas City cluster is home to several prominent companies, including Hallmark, H&R Block, Interstate Bakeries, and the University of Kansas.

The Wichita cluster consists of three dailies, six weeklies and three shoppers in the towns of Andover, Augusta, El Dorado, Pratt, Wellington, Newton and McPherson near Wichita, Kansas. The clustering of the small dailies in this area allows the group to sell advertisers a package providing access to multiple communities. Major aircraft manufacturers Boeing, Bombardier, Cessna and Raytheon have facilities nearby and McConnell Air Force Base is a major component of the local economy.

We also have clusters in and around Grand Forks, North Dakota (home to the Grand Forks Air Force Base and the University of North Dakota) and near Mason City, Iowa, where Cargill, ConAgra, Kraft, Winnebago and Fort Dodge Animal Health, a division of Wyeth, each maintain significant operations.

We are represented in southwestern Minnesota through seven paid weekly newspapers and four shoppers. St. James, Redwood Falls, Sleepy Eye, Granite Falls, Cottonwood, Wabasso, and Montevideo are all communities with populations of 10,000 and under. These papers represent the primary local news and information source for these communities.

In Louisiana, we have an operating cluster in the southwestern part of the state, located between Lake Charles and Alexandria. This cluster consists of five publications located in the cities of Leesville, Sulpher, DeRidder and Vinton. Local employers include major manufacturers such as Alcoa, Firestone, International Paper and Proctor & Gamble.

Our Baton Rouge cluster consists of four weeklies and three shoppers in the southeastern Louisiana cities of Donaldsville, Gonzales, and Plaquemine. Numerous petrochemical companies such as BASF, Exxon Mobil and Dow Chemical, plus universities including Louisiana State, support the local economies.

In southwestern New York, our operations are centered around five publications based in Steuben County. In Corning, The Leader, a 7,083 circulation daily newspaper, dominates the eastern half of the county and shares its hometown namesake with Corning Incorporated. The Hornell Evening Tribune circulates daily throughout the western half of the county. Situated directly between these two dailies in the county seat of Bath is the 10,850 circulation Steuben Courier, a free-distribution weekly. The Pennysaver Plus, a standalone shopper, solidifies this flagship group.

We also have a strong presence in the print advertising markets in three other New York counties that surround Steuben. In Allegany County to the west, the Wellsville Daily Reporter and its shopper, the Pennysaver Plus, cover most households. In Livingston County to the north, the Pennysaver Plus and the Genesee Country Express complement one another with combined circulation of 32,450. In Yates County to the north and east, The Chronicle-Express and Chronicle Ad-Visor shopper distribute weekly to nearly 14,000 households centered around the county seat of Penn Yan.

In nearby Chemung County, the 17,736 circulation Horseheads Shopper anchors our presence in this area. The majority of the southwestern New York cluster parallels Interstate 86 across the central southern tier of New York State, which is benefiting from continued improvement and expansion under an omnibus federal highway appropriations bill. Moreover, the cluster has several colleges and universities nearby, including Cornell University, Ithaca College, Elmira College and Houghton College.

Our Honesdale cluster, approximately 30 miles from Scranton, Pennsylvania, consists of seven publications in the cities of Carbondale, Honesdale and Hawley, Pennsylvania, along with Liberty, New York, located just across the Delaware River to the east. The cluster was created from our daily and shopper operations in

Honesdale and later supplemented by our acquisition of weeklies and shoppers in Carbondale and Liberty. Local employers include General Dynamics, Blue Cross/Blue Shield, Commonwealth Telephone and various colleges and universities, medical centers and governmental agencies.

Our Pennsylvania/West Virginia cluster includes dailies in Waynesboro, Pennsylvania, Keyser and Ripley, West Virginia. We also have two weeklies throughout the group and a commercial printing operation in Ravenswood, West Virginia.

We have a strong presence in southern Michigan where five of our dailies, Adrian, Coldwater, Holland, Hillsdale and Sturgis, along with two weeklies and seven shoppers blanket the southern tier of the state and into Indiana. The 12,301 circulation Holland Sentinel is the flagship publication of the group. This area has several large employers, including Delphi, ConAgra, Tecumseh Products, Kellogg, JCI, Herman Miller, Hayworth, Gentex, Jackson State Prison, and a number of colleges and universities.

The communities we serve in the Small Community Newspaper group are largely rural but also support educational institutions, government agencies (including prisons and military bases), tourism, veterinary medicine and ethanol and agricultural chemical manufacturing. The area also includes automotive (including recreational vehicles), boat, home construction products and furniture manufacturing businesses.

The following table sets forth information regarding the number of publications and production facilities in the Small Community Newspaper Group:

	Publications			Production Facilities
State of Operations	Dailies	Weeklies	Shoppers
Illinois	15	30	13	2
Missouri	13	15	12	5
Kansas	5	10	7	1
Michigan	8	2	10	4
California	2	5	3	1
Minnesota	1	8	6	0
Arkansas	3	11	0	2
New York	3	4	7	0
Louisiana	1	8	4	1
Pennsylvania	2	4	2	2
West Virginia	1	2	2	2
Colorado	1	3	0	1
Nebraska	0	2	2	0
Oklahoma	2	0	1	2
North Dakota	1	0	1	1
Tennessee	1	0	0	0
Iowa	0	1	0	0

Total	59	105	70	24

Metro Newspaper Group. Our Metro Newspaper Group includes publications that are typically within 50 miles of a metropolitan area with total population greater than 1.0 million people in the states of Massachusetts, New York, and Delaware. We are one of the largest community newspaper publishers in Massachusetts by number of daily publications and also publish a large concentration of weekly newspapers, serving 113 communities in markets across eastern Massachusetts. The three largest daily newspapers in this region are: The Patriot Ledger (founded in 1837 with circulation of 30,035), the Enterprise (founded in 1880 with circulation of 18,312) and the MetroWest Daily News (founded in 1897 with circulation of 14,408). We also have over 170 web sites, with more than 4.7 million average combined monthly unique visitors in Massachusetts.

Many of the towns within our Massachusetts were founded in the 1600s and our daily and weekly newspapers in the region have long been institutions within these communities. In fact, our Massachusetts publications have 31 daily and weekly newspapers that are over 100 years old. The Boston DMA is the seventh largest market in the United States with 2.4 million households and 6.2 million people, and ranks first nationally in concentration of colleges and universities. Massachusetts has more than one million households in the region earning greater than $75,000, and a substantial homeownership rate. We reach 1.7 million readers in the eastern Massachusetts market. Eastern Massachusetts is also an employment center for technology, biotechnology, healthcare and higher education.

In New York we operate and own a combination of 16 publications in Suburban Rochester that span four counties and have a combined circulation of 123,275. This market has a tourism industry and is known for boutique wineries and recreational activities. The flagship of Messenger Post Media is the 7,600 circulation Daily Messenger in Canandaigua.

The Delaware cluster publishes six weekly newspapers, one shopper, and various specialty papers that cover most of the state of Delaware, and range from suburban Wilmington in the north to Georgetown, Delaware at the southern end of the state. The weekly Express shopper serves nearly all of lower Delaware and a good portion of the Eastern Shore of Maryland. Circulation for the cluster is primarily free, and totals approximately 95,102 weekly.

The following table sets forth information regarding the number of publications and production facilities in the Metro Newspaper Group:

	Publications			Production Facilities
State of Operations	Dailies	Weeklies	Shoppers
Massachusetts	6	110	2	2
New York	1	11	4	1
Delaware	0	6	1	1

Total	7	127	7	4

Large Daily Newspaper Group. Our Large Daily Newspaper Group includes publication clusters in communities that typically have more than 35,000 people and are greater than 50 miles from a major metropolitan area. These publications are in Illinois, New York, Ohio, and Connecticut with a total of 12 daily newspapers, 3 weekly newspapers and 12 shoppers. In addition to a good geographic mix, we benefit from a diverse economic and employment base across this group.

Approximately 85 miles to the west of Chicago, Illinois is the Rockford Register Star supported by its 37,866 daily paid circulation base and its TMC product The Weekly, with six zoned editions. The Rockford Register Star operates successful web sites that have more than 1.0 million average monthly unique visitors.

The Journal (Freeport, IL) Standard is published Tuesdays through Sundays. The newspaper’s coverage area includes Caroll, Jo Daviess, Ogle and Stephenson counties. The newspaper has a daily circulation of 7,298 and a Sunday circulation of 7,896. The Journal Standard also publishes a website journalstandard.com and receives a monthly average of 1.1 million page views and monthly unique visitors over 159,000.

The Peoria Journal Star with its daily paid circulation of 57,822 is the dominant newspaper in Peoria, Tazewell and Woodford Counties and is also distributed in an additional 17 surrounding counties. There are two shoppers—JS Shopper and Pekin Extra—which have a combined weekly circulation of 66,664. The Peoria facility provides print services to our neighboring New Media publications and commercial printing for Lee Enterprises’ The Pantagraph. The market includes manufacturing facilities for Caterpillar and Komatsu, and higher education at Bradley University, Illinois Central College and Midstate College. Peoria has a large medical community including

OSF Healthcare, Methodist Medical Center, Proctor Hospital, University Of Illinois College Of Medicine and St. Jude Children’s Hospital Midwest Affiliate. It has agricultural facilities Archer Daniels Midland, LG Seeds and the USDA Ag Lab. The Journal Star has pjstar.com and pjstar.mobi with combined page views of over 9.1 million per month. The combined average monthly unique visitors are over 1.0 million.

The Springfield State Journal-Register with a daily paid circulation of 32,122 and a Sunday paid circulation of 40,935 covers the state capital of Illinois. The daily paid circulation includes a branded edition of 3,060 of the Lincoln Courier. The State Journal-Register also has successful web sites with monthly unique visitors of more than 1.1 million.

The Ohio cluster is anchored in Canton, Ohio and covers Stark and Tuscarawas Counties. It is comprised of three daily newspapers, one weekly publication and two shoppers. The Repository is a 54,888 daily newspaper that covers the entire area of Stark County. The Dover New Philadelphia Times Reporter is a 17,016 daily publication located 40 miles south of Canton in Tuscarawas County. The Massillon Independent is an 9,067 circulation daily that circulates in western Stark County. The Suburbanite is a 32,600 weekly publication that circulates in the affluent northern Stark County area. The Ohio cluster has very successful web sites with more than 1.4 million combined monthly unique visitors. Together the newspapers and web sites dominate their local markets.

The Central New York cluster is anchored by the Observer-Dispatch in Utica, New York which has circulation of 27,214 Daily and 35,379 Sunday subscribers. The Utica operations include one daily and two shoppers and one weekly newspaper in Hamilton. Utica also has web sites with combined monthly unique visitors of more than 626,000. Other dailies in this group are located in Herkimer and Little Falls. The Utica and Herkimer County operations take advantage of numerous synergies in printing, circulation, and advertising.

Our Norwich, Connecticut publication diversifies the Large Daily Newspapers as the eastern Connecticut economy differs from the nation and New England markedly. Primary economic drivers include casinos, military submarine manufacture and pharmaceutical research. Major industrial employers in the region include General Dynamics, Pfizer, Dow Chemical, Dominion Resources and the United States Navy.

The following table sets forth information regarding the number of publications and production facilities in the Large Daily Newspaper Group:

	Publications			Production Facilities
State of Operations	Dailies	Weeklies	Shoppers
Illinois	5	0	7	2
New York	3	2	2	0
Ohio	3	1	2	2
Connecticut	1	0	1	0
Total	12	3	12	4

Directories

The core of our directory portfolio is comprised of the three yellow page directories, which are located in and around the Sacramento, California area, primarily in Roseville, California. The three directories have an aggregate circulation of approximately 408,000 and service Roseville, Auburn/Grass Valley/Nevada City and Folsom/El Dorado/Placerville, reaching four counties within the Sacramento region.

Our SureWest portfolio is highlighted by the Roseville directory. The Roseville directory is the incumbent (with a circulation of approximately 250,000) and has served the local Roseville community for over 95 years and has achieved more than 50% market share.

We also own three additional directories including two Michigan and Indiana phone guides servicing St. Joseph County, Michigan and LaGrange County, Indiana, and Branch County, Michigan and Steuben County, Indiana, respectively, and one yellow page directory based in Mt. Shasta, California.

Local Media

Local Media operates in five publication group clusters: the (1) New York/Pennsylvania Media Group, (2) Southeastern Massachusetts Media Group, (3) Seacoast Media Group (Coastal New Hampshire and Maine cluster), (4) San Joaquin Media Group (Stockton, California cluster) and (5) Southern Oregon Media Group. The following table sets forth information regarding our publications.

PUBLICATION SUMMARY

	September 2013 Circulation

Operating Group	Location	Newspaper	Frequency	Paid	Daily	Weekly
New York/ Pennsylvania Media Group	Middletown	Times Herald-Record	Daily	Y	58,642	—
	Middletown	The Gazette	Weekly	N	—	5,165
	Middletown	Pointer View	Weekly	N	—	6,300
	Middletown	Extra/TMC	Weekly	N	—	137,248
	Stroudsburg	Pocono Record	Daily	Y	16,895	—
	Stroudsburg	Pike & Monroe Life	Weekly	N	—	10,576
	Stroudsburg	Plus/TMC	Weekly	N	—	26,194

Southeastern	Cape Cod	Cape Cod Times	Daily	Y	43,666
Massachusetts	Cape Cod	Barnstable Patriot	Weekly	Y	—	2,300
Media Group	Cape Cod	DollarSaver/TMC	Weekly	N	—	51,559
	Nantucket	Nantucket Inquirer and Mirror	Weekly	Y	—	7,632
	New Bedford	The Standard-Times	Daily	Y	21,813	—
	New Bedford	Spectator	Weekly	Y	—	3,442
	New Bedford	Chronicle	Weekly	Y	—	1,885
	New Bedford	Middleboro Gazette	Weekly	Y	—	3,520
	New Bedford	Advocate	Weekly	Y	—	682
	New Bedford	Middleboro Gazette EXTRA/TMC	Weekly	N	—	7,472
	New Bedford	Fall River Spirit	Weekly	N	—	5,364
	New Bedford	SouthCoast MarketPlace/TMC	Weekly	N	—	58,232

Seacoast	Seacoast	Portsmouth Herald	Daily	Y	9,432	—
Media Group	Seacoast	Seacoast Sunday	Sunday	Y	—	—
	Seacoast	Hampton Union	3 x per Wk	Y	—	2,179
	Seacoast	Exeter News-Letter	3 x per Wk	Y	—	2,598
	Seacoast	York County Coast Star	Weekly	Y	—	3,190
	Seacoast	York Weekly	Weekly	Y	—	1,829
	Seacoast	Beachcomber	Weekly (Seasonal)	N	—	5,500

San Joaquin	Stockton	The Stockton Record	Daily	Y	33,318	—
Media Group	Stockton	VIDA	Weekly	N	—	22,012
	Stockton	The Valley Marketplace/TMC	Weekly	N	—	50,390

Southern	Medford	Mail Tribune	Daily	Y	23,009	—
Oregon	Medford	Ashland Daily Tidings	Daily	Y	1,486	—
Media	Medford	Nickel	Weekly	N	—	25,550
Group	Medford	A la Carte/TMC	Weekly	N	—	25,584

New York/Pennsylvania Cluster. This cluster includes the Hudson Valley Media Group and the Pocono Mountains Media Group.

The Hudson Valley Media Group publishes one paid daily and three free weekly newspapers. The flagship publication of the Hudson Valley Media Group is the Times Herald-Record. The Times Herald-Record, with a daily circulation of 58,642, is the premier daily and Sunday local paper in Orange County, NY.

The Pocono Mountains Media Group publishes one paid daily and two free weekly newspapers. The flagship publication of the Pocono Mountains Media Group is the Pocono Record. The Pocono Record, with a daily circulation of 16,895, is the premier daily and Sunday local paper in the Pocono Mountains area.

Southeastern Massachusetts Cluster. This cluster includes the Cape Cod Media Group, the Southcoast Media Group and the Nantucket Island Media Group.

The Cape Cod Media Group publishes one paid daily, one paid weekly and one free weekly newspaper. The flagship publication of the Cape Cod Media Group is the Cape Cod Times. The Cape Cod Times, with a daily circulation of 43,666 is the premier daily and Sunday local paper on Cape Cod. The Barnstable Patriot, the paid weekly newspaper, has a weekly circulation of 2,300.

The Southcoast Media Group publishes one paid daily, four paid weekly and three free weekly newspapers. The flagship publication of the Southcoast Media Group is the Standard-Times. The Standard-Times, with a daily circulation of 21,813, is the premier daily and Sunday local paper in the New Bedford, MA area. The other paid weeklies, the Spectator, the Chronicle, the Middleboro Gazette and the Advocate, have weekly circulations of 3,442, 1,885, 3,520 and 682, respectively.

The Nantucket Island Media Group publishes The Inquirer and Mirror. With a weekly circulation of 7,632, it has the largest circulation of any island newspaper.

Seacoast Media Group. The Seacoast Media Group publishes one paid daily, one paid Sunday paper, two newspapers which are published three times a week and two paid weekly newspapers. The flagship publication of the Seacoast Media Group is the Portsmouth Herald. The Portsmouth Herald, with a daily circulation of 9,432, is the premier daily and Sunday local paper in coastal New Hampshire. Seacoast Sunday, the Sunday paper, has a Sunday circulation of 13,742. The Hampton Union and the Exeter News-Letter, the two newspapers published three time a week, have weekly circulations of 2,179 and 2,598, respectively. The two paid weekly newspapers, the York County Coast Star and the York Weekly, have weekly circulations of 3,190 and 1,829, respectively.

San Joaquin Media Group. The San Joaquin Media Group publishes one paid daily and two free weekly papers. The flagship publication of the San Joaquin Media Group is the Record. The Record, with a daily circulation of 33,318, is the premier daily and Sunday local paper in the Stockton, CA area.

Southern Oregon Media Group. The Southern Oregon Media Group publishes two paid daily and two free weekly papers. The flagship publication of the Southern Oregon Media Group is the Medford Mail Tribune. The Medford Mail Tribune, with a daily circulation of 23,009, is the premier daily and Sunday local paper in southern Oregon. The other paid daily paper, the Ashland Daily Tidings, has a daily circulation of 1,486.

Revenue

Our operations generate three primary types of revenue: (i) advertising, (ii) circulation (including home delivery subscriptions, single copy sales and digital subscriptions) and (iii) other (primarily commercial printing). In 2012, these revenue streams accounted for approximately 68%, 27% and 5%, respectively, of our total revenue. The contribution of advertising, circulation and other revenue to our total revenue in 2012, 2011 and 2010 was as follows:

	Year Ended December 30, 2012	Year Ended January 1, 2012	Year Ended December 31, 2010
	(In thousands)
Revenue:
Advertising	$330,881	$357,134	$385,579
Circulation	131,576	131,879	133,192
Commercial printing and other	26,097	25,657	25,967

Total revenue	$488,554	$514,670	$544,738

Advertising

Advertising revenue, which includes revenue generated from online and mobile products, is the largest component of our revenue, accounting for approximately 68%, 69% and 71% of our total revenue in 2012, 2011 and 2010, respectively. We categorize advertising as follows:

•	Local Retail—local retailers, local stores for national retailers, grocers, drug stores, department and furniture stores, local financial institutions, niche shops, restaurants and other consumer related businesses.

•	Local Classified—local employment, automotive, real estate, legal, obituaries and other advertising.

•	Online—banner, display, classified, behavioral targeting, audience extension, search and other advertising on websites or mobile devices.

•	National—national and major accounts such as wireless communications companies, airlines and hotels.

We believe that our advertising revenue tends to be less volatile than the advertising revenue of large metropolitan and national print media because we rely primarily on local, rather than national, advertising and we have less exposure to classified revenue than others within our industry. We generally derive 95% or more of our advertising revenue from local advertising (local retail, local classified and online) and less than 5% from national advertising. We believe that local advertising tends to be less sensitive to economic cycles than national advertising because local businesses generally have fewer effective advertising channels through which they may reach their customers. We are also less reliant than large metropolitan newspapers upon classified advertising, particularly the recruiting and real estate categories, which are generally more sensitive to economic conditions.

Our advertising rate structures vary among our publications and are a function of various factors, including local market conditions, competition, circulation, readership and demographics. Our corporate management works with our local newspaper management to approve advertising rates and a portion of our publishers’ incentive compensation is based upon growing advertising revenue. Our sales compensation program emphasizes digital and new business growth. We share advertising concepts throughout our network of publishers and advertising directors including periodic special section programs, enabling them to utilize advertising products and sales strategies that are successful in other markets we serve.

Substantially all of our advertising revenue is derived from a diverse group of local retailers and local classified advertisers, resulting in very limited customer concentration. No single advertiser accounted for more than 1% of our total revenue in 2010, 2011 or 2012 and our 20 largest advertisers account for less than 5% of total revenue.

Our advertising revenue tends to follow a seasonal pattern, with higher advertising revenue in months containing significant events or holidays. Accordingly, our first quarter, followed by our third quarter, historically are our weakest quarters of the year in terms of revenue. Correspondingly, our second fiscal quarter, and fourth fiscal quarter, historically are our strongest quarters. We expect that this seasonality will continue to affect our advertising revenue in future periods.

We have experienced declines in advertising revenue over the past few years, due primarily to a combination of the economic recession and secular pressures on the business. We continue to search for organic growth opportunities, specifically in our digital advertising and ways to stabilize print revenue declines through new product launches and pricing.

Circulation

Our circulation revenue is derived from home delivery sales to subscribers, single copy sales at retail stores and vending racks and boxes, and digital subscriptions. We own 78 paid daily publications that range in circulation from approximately 500 to 57,000 and 168 paid weekly publications that range in circulation from approximately 100 to 10,000. Circulation revenue accounted for approximately 27%, 26% and 24% of our total revenue in 2012, 2011 and 2010, respectively.

Subscriptions are typically sold for three to twelve-month terms and often include promotions to extend the average subscription period or convert someone to become a subscriber. We also provide bundled print and digital subscriptions and employ pay meters for our website content at most of our daily publications. We implement marketing programs to increase readership through subscription and single copy sales, including company-wide and local circulation contests, direct mail programs, door-to-door sales and strategic alliances with local schools in the form of “Newspapers in Education” programs. In addition, since the adoption of the Telemarketing Sales Rule by the Federal Trade Commission in 2003, which created a national “do not call” registry, we have increased our use of “EZ Pay” programs, kiosks, sampling programs, in-paper promotions and online promotions to increase our circulation.

We encourage subscriber use of EZ Pay, a monthly credit card charge or direct bank debit payment program, which has led to higher retention rates for subscribers. We also use an active stop-loss program for all expiring subscribers. Additionally, in order to improve our circulation revenue and circulation trends, we periodically review the need for quality enhancements, such as:

•	Increasing the amount of unique hyper-local content;

•	Increasing the use of color and color photographs;

•	Improving graphic design, including complete redesigns;

•	Developing creative and interactive promotional campaigns; and

•	Improving customer service and company wide customer retention efforts.

•	Better use of demographic data to specifically target pricing and customer acquisition opportunities.

We believe that our unique and valuable hyper-local content allows us to continue to produce products of great relevance to our local market audiences. This allows us to be able to periodically raise prices, both for home delivery and on a single copy basis, resulting in increased circulation revenues. We also believe this hyper-local unique content will allow us to find ways to grow circulation revenues from our wide array of digital products.

Other

We provide commercial printing services to third parties on a competitive bid basis as a means to generate incremental revenue and utilize excess printing capacity. These customers consist primarily of other publishers that do not have their own printing presses and do not compete with our publications. We also print other commercial materials, including flyers, business cards and invitations. Other sources of revenue, including commercial printing, accounted for approximately 5%, 5% and 5% of our total revenue in 2012, 2011 and 2010, respectively.

Printing and Distribution

We own and operate 32 print facilities. Our print facilities produce 10 publications on average and are generally located within 60 miles of the communities served. As a result of Newcastle’s contribution of Local Media Parent to us, we now own an additional five print production facilities located at Hyannis, Massachusetts, Middletown, New York, Medford, Oregon, Portsmouth, New Hampshire, and Stockton, California. By clustering our production resources or outsourcing where cost beneficial, we are able to reduce the operating costs of our publications while increasing the quality of our small and midsize market publications that would typically not otherwise have access to high quality production facilities. We also believe that we are able to reduce future capital expenditure needs by having fewer overall pressrooms and buildings. We believe our superior production quality is critical to maintaining and enhancing our position as the leading provider of local news coverage in the markets we serve.

The distribution of our daily newspapers is typically outsourced to independent, locally based, third-party distributors that also distribute a majority of our weekly newspapers and non-newspaper publications. We continuously evaluate lower cost options for newspaper delivery. In addition, certain of our shopper and weekly publications are delivered via the U.S. Postal Service.

Newsprint

We are a member of a consortium which enables our local publishers to obtain favorable pricing when investing in newsprint by going to local mills at reduced rates negotiated by the consortium. As a result, we have generally been able to purchase newsprint at a price of $10 to $12 per metric ton below the market price. In addition we have an agreement with a newsprint vendor to supply certain of our properties with all their newsprint requirements at a fixed price. We generally maintain a 45 to 55 day inventory of newsprint. Newsprint is a readily available commodity.

Historically, the market price of newsprint has been volatile, reaching a high of approximately $823 per metric ton in 2008 and a low of $410 per metric ton in 2002. The average market price of newsprint during 2012 was approximately $667 per metric ton.

In 2012 we consumed approximately 41,400 metric tons of newsprint (inclusive of commercial printing) and the cost of our newsprint consumption totaled approximately $27.7 million. Our newsprint expense typically averages less than 10% of total revenue, which we believe generally compares favorably to larger, metropolitan newspapers.

For our 2011 and 2012 purchases of newsprint we negotiated a fixed price for approximately 75% of our newsprint tons which allowed us to eliminate some of the volatility of the market price.

Competition

Each of our publications competes for advertising revenue to varying degrees with traditional media outlets such as direct mail, yellow pages, radio, outdoor advertising, broadcast and cable television, magazines, local, regional and national newspapers, shoppers and other print and online media sources, including local blogs. We also increasingly compete with new digital and social media companies for advertising revenue. However, we believe that barriers to entry remain high in many of the markets we serve in terms of being the preeminent source for local news and information therein, because our markets are generally not large enough to support a second newspaper and because our local news gathering infrastructures, sales networks and relationships would be time consuming and costly to replicate. We also have highly recognized local brand names and long histories in the towns we serve.

We also provide our readers with community-specific content, which is generally not available from other media sources. We believe that our direct and focused coverage of the market and our cost effective advertising rates relative to more broadly circulated metropolitan newspapers allow us to tailor an approach for our advertisers. As a result, our publications generally capture a large share of local advertising in the markets they serve.

The level of competition and the primary competitors we face vary from market to market. Competition tends to be based on market penetration, demographic and quality factors, as opposed to price factors. The competitive environment in each of our operating regions is discussed in greater detail below.

Small Community Newspaper Group. The Small Community Newspaper Group operates in 164 markets and we believe our publications are the dominant print advertising media in the vast majority of these markets. There are radio stations in or within 20 miles of every market in which we operate, but we do not believe that any of these radio station operators pose a significant competitive threat to our publications. Yellow page advertising is prevalent in all of our markets with either a local phone book or a regional phone book. We believe that, in most cases, yellow page advertising is geared more towards the professional services advertisers such as attorneys and doctors and not the local retail advertisers, as is the focus with our non-directory publications. Lee Enterprises has the Southern Illinoisan that is located in Carbondale. This is a regional newspaper that competes with our dailies in Marion, Benton, West Frankfort and DuQuoin. In all four of these cases, we believe our publications are the dominant local daily, but do compete on a regional basis with the larger dailies. We also compete with shoppers or weekly newspapers. This competition comes from small independent operators and is not significant. We have very little television competition in this group because of our geographic location in relation to major markets. There are no local television affiliates in our markets.

In the southern regions of this group we believe our publications are generally the dominant media in those markets. Our major competition comes from regional daily newspapers, specifically: The Advocate in Baton Rouge, Louisiana; The American Press in Lake Charles, Louisiana; The Joplin Globe; and the Wichita Eagle. We also face competition from numerous other daily and weekly papers, local radio stations, shopping guides, directories and niche publications.

In the Northeast market we believe our publications are generally the dominant media. The competition we face in this region are from major newspaper companies: daily newspapers owned by Gannett Company, Inc. (The Star-Gazette in Elmira, NY and the Chambersburg (PA) Public-Opinion); Times-Shamrock Company’s Scranton (PA) The Times-Tribune and Towanda Daily/Sunday Review; Community Newspaper Holdings, Inc.’s (“CNHI”) Sunbury Daily Item; and Ogden-Nutting’s Williamsport Sun-Gazette. We believe our publications tend to be the dominant local publication in those markets.

In our Great Lakes markets we believe our publications are generally the dominant media in those markets. Our only significant competition comes from regional television stations in Adrian, Michigan. We also face competition from dozens of other competitors such as other local daily and weekly papers and niche publications, as well as radio and television stations, directories, direct mail and non-local internet websites, but none of these have proven to be significant.

Metro Newspaper Group. In the Metro Newspaper Group, the Boston Globe and boston.com, a metropolitan daily and website, respectively, owned by the New York Times Company, compete with us throughout eastern Massachusetts. In addition, we compete in Massachusetts with more than 30 other weekly or daily newspaper companies (that publish a combined total of approximately 16 dailies and 50 weeklies), three major radio station operators, five local network television broadcasters, one cable company and numerous niche publications for advertising revenues. We believe that our publications generally deliver the highest household coverage in their respective markets.

Large Daily Newspaper Group. In our Large Daily Newspaper Group we believe our publications are generally the dominant media in those markets. Daily newspapers owned by Gannett Company, Inc. (Daily Sentinel in Rome, NY and The Dispatch in Oneida, NY) compete with in the New York market. We also face competition from other major newspaper companies in other regional markets such as Newhouse Newspaper’s Syracuse Post-Standard. Our competitors also include numerous other daily and weekly newspapers, local radio stations, shopping guides, directories and niche publications. We believe our publications, many of which have an extensive history in the relevant market, tend to be the dominant local publication.

Employees

GateHouse

As of December 30, 2012, we had approximately 4,131 full time equivalent employees, consisting of hourly and salaried employees. We employ union personnel at a number of our core publications representing approximately 612 full-time equivalent employees. As of December 30, 2012, there were 23 collective bargaining agreements covering union personnel. Most of our unionized employees work under collective bargaining agreements that expire in 2014. We believe that relations with our employees are generally good and we have had no work stoppages at any of our publications.

Local Media

Local Media employed 1,229 people as of December 2012, consisting of both hourly and salaried employees. Local Media has labor unions at three of its newspapers, the Cape Cod Times (Massachusetts), the Times Herald-Record (New York) and the Medford Mail Tribune (Oregon), representing 94 employees in total (71 in New York, 14 in Massachusetts, and 9 in Oregon). The Massachusetts unions consist of two different unions representing four and 10 employees, respectively. We believe that relations with Local Media employees are generally good and that Local Media has had no work stoppages at any of its publications.

Environmental Matters

We believe that we are substantially in compliance with all applicable laws and regulations for the protection of the environment and the health and safety of our employees based upon existing facts presently known to us. Compliance with federal, state, and local environmental laws and regulations relating to the discharge of substances into the environment, the disposal of hazardous wastes and other related activities has had, and will continue to have, an impact on our operations, but has, since our incorporation in 1997, been accomplished without having a material adverse effect on our operations. While it is difficult to estimate the timing and ultimate costs to be incurred due to uncertainties about the status of laws, regulations and technology, based on information currently known to us and insurance procured with respect to certain environmental matters, we do not expect environmental costs or contingencies to be material or to have a material adverse effect on our financial performance. Our operations involve risks in these areas, however, and we cannot assure you that we will not incur material costs or liabilities in the future which could adversely affect us.

Properties

GateHouse

We own and operate 32 print facilities across the United States. Our print facilities range in size from approximately 500 to 55,000 square feet. Our executive offices are located in Fairport, New York, where we lease approximately 15,000 square feet under a lease terminating in June 2014.

We maintain our properties in good condition and believe that our current facilities are adequate to meet the present needs of our business. We do not believe any individual property is material to our financial condition or results of operations.

Local Media

Local Media has five print production facilities which are located in Hyannis, Massachusetts, Middletown, New York, Medford, Oregon, Portsmouth, New Hampshire and Stockton, California. These print facilities range in size from approximately 31,000 square feet to approximately 82,000 square feet (combined printing and office space). Local Media’s executive offices are in a 47,000 square feet owned building in Middletown, New York.

Local Media maintains its properties in good condition and we believe that Local Media’s current facilities are adequate to meet the present needs of Local Media’s business. We do not believe any individual property is material to our financial condition or results of operations.

Corporate Governance and Public Information

The address of New Media’s website is www.newmediainvestmentgroup.com. Stockholders can access a wide variety of information on New Media’s website, including news releases, Securities and Exchange Commission (“SEC”) filings, information New Media is required to post online pursuant to applicable SEC rules, newspaper profiles and online links. New Media makes available via its website all filings it makes under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including Forms 10-K, 10-Q and 8-K, and related amendments, as soon as reasonably practicable after they are filed with, or furnished to, the SEC. All such filings are available free of charge. Neither the content of New Media’s corporate website nor any other website referred to in this Prospectus are incorporated by reference into this Prospectus unless expressly noted. The public may read and copy any information New Media files with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website (http://www.sec.gov) where New Media’s filings filed with the SEC are available free of charge.

List of GateHouse’s Dailies, Weeklies, Shoppers, Websites and Directories

As of December 30, 2012, GateHouse’s dailies, weeklies, shoppers, websites and directories were as listed below. GateHouse maintains registered trademarks in many of the masthead names listed below. Maintaining such trademarks allows GateHouse to exclusively use the masthead name to the exclusion of third parties.

Small Community Newspaper Group

State	City	Masthead	Circulation Type
Illinois	Benton	Benton Evening News www.bentoneveningnews.com	Daily
	Canton	Daily Ledger www.cantondailyledger.com	Daily
	Carmi	The Carmi Times www.carmitimes.com	Daily
	Du Quoin	Du Quoin Evening Call www.duquoin.com	Daily
	El Dorado	El Dorado Daily Journal	Daily
	Galesburg	The Register-Mail www.galesburg.com	Daily
	Harrisburg	Harrisburg Daily Register www.dailyregister.com	Daily
	Kewanee	Star-Courier www.starcourier.com	Daily
	Macomb	McDonough County Voice www.mcdonoughvoice.com	Daily

State	City	Masthead	Circulation Type
	Marion	The Daily Republican www.dailyrepublicannews.com	Daily
	Monmouth	Daily Review Atlas www.reviewatlas.com	Daily
	Olney	The Olney Daily Mail www.olneydailymail.com	Daily
	Pekin	Pekin Daily Times www.pekintimes.com	Daily
	Pontiac	Daily Leader www.pontiacdailyleader.com	Daily
	West Frankfort	Daily American www.dailyamericannews.com	Daily
	Abingdon	Abingdon Argus-Sentinel www.eaglepublications.com	Paid Weekly
	Aledo	The Times Record www.aledotimesrecord.com	Paid Weekly
	Augusta	Augusta Eagle-Scribe www.eaglepublicatons.com	Paid Weekly
	Cambridge	Cambridge Chronicle www.cambridgechron.com	Paid Weekly
	Carmi	The Weekly Times	Paid Weekly
	Chester	Randolph County Herald Tribune www.randolphcountyheraldtribune.com	Paid Weekly
	Christopher	The Progress	Paid Weekly
	Du Quoin	Du Quoin News	Paid Weekly
	Du Quoin	Ashley News	Paid Weekly
	Fairbury	The Blade	Paid Weekly
	Flora	Clay County Advocate Press www.advocatepress.com	Paid Weekly
	Galva	Galva News www.galvanews.com	Paid Weekly
	Geneseo	The Geneseo Republic www.geneseorepublic.com	Paid Weekly
	Murphysboro	Murphysboro American www.murphysboroamerican.com	Paid Weekly
	Newton	Newton Press Mentor www.pressmentor.com	Paid Weekly
	Oquawka	Oquawka Current	Paid Weekly
	Orion	Orion Gazette www.oriongazette.com	Paid Weekly
	Roseville	Roseville Independent www.eaglepublications.com	Paid Weekly
	Shawneetown	Ridgway News	Paid Weekly

State	City	Masthead	Circulation Type
	Shawneetown	Gallatin Democrat	Paid Weekly
	Steelville	The Steelville Ledger	Paid Weekly
	Teutopolis	Teutopolis Press-Deiterich Gazette www.teutopolispress.com	Paid Weekly
	West Frankfort	SI Trader www.sitraders.com	Paid Weekly
	Chillicothe	Chillicothe Times Bulletin www.chillicothetimesbulletin.com	Free Weekly
	East Peoria	East Peoria Times-Courier www.eastpeoriatimescourier.com	Free Weekly
	Galesburg	Knox County Neighbors www.galesburg.com	Free Weekly
	Macomb	Daily Brief	Free Weekly
	Metamora	Woodford Times www.woodfordtimes.com	Free Weekly
	Morton	Morton Times News www.mortontimesnews.com	Free Weekly
	Washington	Washington Times Reporter www.washingtontimesreporter.com	Free Weekly
	Aledo	Town Crier Advertiser	Shopper
	Canton	Fulton County Shopper	Shopper
	Carmi	White County Shopper News	Shopper
	Flora	CCAP Special	Shopper
	Galatia	Money Stretcher www.galatiamoneystretcher.com	Shopper
	Geneseo	Henry County Advertizer/Shopper	Shopper
	Macomb	McDonough County Choice	Shopper
	Marion	This Week in Williamson County	Shopper
	Monmouth	Pennysaver	Shopper
	Olney	Richland County Shopper	Shopper
	Olney	Jasper County News Eagle	Shopper
	Pontiac	Livingston Shopping News	Shopper
	West Frankfort	Free Press	Shopper
Missouri	Camdenton	Lake Sun Leader www.lakenewsonline.com	Daily
	Carthage	The Carthage Press www.carthagepress.com	Daily
	Chillicothe	Constitution Tribune www.chillicothenews.com	Daily
	Hannibal	Hannibal Courier Post www.hannibal.net	Daily
	Independence	The Examiner www.examiner.net	Daily

State	City	Masthead	Circulation Type
	Kirksville	Kirksville Daily Express & News www.kirksvilledailyexpress.com	Daily
	Macon	Chronicle Herald www.maconch.com	Daily
	Maryville	Maryville Daily Forum www.maryvilledailyforum.com	Daily
	Mexico	The Mexico Ledger www.mexicoledger.com	Daily
	Moberly	Moberly Monitor Index www.moberlymonitor.com	Daily
	Neosho	Neosho Daily News www.neoshodailynews.com	Daily
	Rolla	Rolla Daily News www.therolladailynews.com	Daily
	Waynesville	The Daily Guide www.waynesvilledailyguide.com	Daily
	Aurora	Aurora Advertiser www.auroraadvertiser.net	Paid Weekly
	Boonville	Boonville Daily News www.boonvilledailynews.com	Paid Weekly
	Brookfield	The Linn County Leader www.linncountyleader.com	Paid Weekly
	Greenfield	The Vedette www.greenfieldvedette.com	Paid Weekly
	St James	St James Leader Journal www.leaderjournal.com	Paid Weekly
	Boonville	Weekly	Free Weekly
	Camdenton	West Side Star www.lakenewsonline.com	Free Weekly
	Carthage	The Carthage Press Wednesday TMC	Free Weekly
	Hannibal	Salt River Journal	Free Weekly
	Neosho	The Neighborhood Showcase	Free Weekly
	Osage Beach	Lake Area News Focus	Free Weekly
	Osage Beach	Lake of the Ozarks Real Estate	Free Weekly
	Osage Beach	Tube Tab	Free Weekly
	Osage Beach	Vacation News	Free Weekly
	Rolla	Rolla Daily News “Plus”	Free Weekly
	Aurora	Big AA Shopper	Shopper
	Brookfield	Sho-Me Shopper	Shopper
	Camdenton	Penny Saver	Shopper
	Chillicothe	Chillicothe C-T Shopper	Shopper
	Greenfield	Lake Stockton Shopper	Shopper
	Joplin	Big Nickel	Shopper

State	City	Masthead	Circulation Type
	Kirksville	Nemo Trader	Shopper
	Kirksville	Kirksville Crier	Shopper
	Macon	Macon Journal www.maconch.com	Shopper
	Moberly	The Shopper	Shopper
	Osage Beach	Lake of the Ozarks Boats	Shopper
	Waynesville	Pulaski County Weekly	Shopper
Kansas	Dodge City	Dodge City Daily Globe www.dodgeglobe.com	Daily
	Leavenworth	The Leavenworth Times www.leavenworthtimes.com	Daily
	McPherson	McPherson Sentinel www.mcphersonsentinel.com	Daily
	Newton	The Newton Kansan www.thekansan.com	Daily
	Pittsburg	The Morning Sun www.morningsun.net	Daily
	Andover	Andover America www.andoveramerican.com	Paid Weekly
	Augusta	Augusta Daily Gazette www.augustagazette.com	Paid Weekly
	El Dorado	The El Dorado Times www.eldoradotimes.com	Paid Weekly
	Greensburg	Kiowa County Signal www.kiowacountysignal.com	Paid Weekly
	Pratt	The Pratt Tribune www.pratttribune.com	Paid Weekly
	St John	St John News www.sjnewsonline.com	Paid Weekly
	Wellington	Wellington Daily News www.wellingtondailynews.com	Paid Weekly
	Dodge City	La Estrella	Free Weekly
	Leavenworth	Lansing This Week	Free Weekly
	Leavenworth	The Fort Leavenworth Lamp www.ftleavenworthlamp.com	Free Weekly
	Dodge City	Shoppers Weekly	Shopper
	El Dorado	Shoppers Guide	Shopper
	Hiawatha	Penny Press 4	Shopper
	Leavenworth	Chronicle Shopper	Shopper
	McPherson/Newton	South Central Kansas Shoppers Guide	Shopper
	Pittsburg	The Sunland Shopper	Shopper
	Pratt	Sunflower Shopper	Shopper

State	City	Masthead	Circulation Type
Michigan	Adrian	The Daily Telegram www.lenconnect.com	Daily
	Cheboygan	Cheboygan Daily Tribune www.cheboygannews.com www.mackinacjournal.com	Daily
	Coldwater	The Daily Reporter www.thedailyreporter.com	Daily
	Hillsdale	Hillsdale Daily News www.hillsdale.net	Daily
	Holland	The Holland Sentinel www.hollandsentinel.com	Daily
	Ionia	Sentinel-Standard www.sentinel-standard.com	Daily
	Sault Ste Marie	The Evening News www.sooeveningnews.com	Daily
	Sturgis	Sturgis Journal www.sturgisjournal.com	Daily
	Coldwater	Bronson Journal www.thebronsonjournal.com	Paid Weekly
	Coldwater	Jonesville Independent	Paid Weekly
	Adrian	Adrian Access Shopper www.accessshoppersguide.com	Shopper
	Allegan	Flashes Shopping Guide (Allegan/Lakeshore) www.flashespublishers.com	Shopper
	Cheboygan	Shopper Fair	Shopper
	Coldwater	The Reporter Extra	Shopper
	Coldwater	Coldwater Shoppers Guide	Shopper
	Hillsdale	Tip Off Shopping Guide www.tipoffonline.com	Shopper
	Holland	Flashes Shopping Guide (Holland/Zeeland) www.flashespublishers.com	Shopper
	Ionia	Sentinel-Standard TMC	Shopper
	Sault Ste Marie	Tri County Buyers Guide	Shopper
	Sturgis	Sturgis Gateway Shopper	Shopper
California	Ridgecrest	The Daily Independent www.ridgecrestca.com	Daily
	Yreka	Siskiyou Daily News www.siskiyoudaily.com	Daily
	Gridley	Gridley Herald www.gridleyherald.com	Paid Weekly
	Mt Shasta	Weed Press www.mtshastanews.com	Paid Weekly
	Mt Shasta	Dunsmuir News www.mtshastanews.com	Paid Weekly

State	City	Masthead	Circulation Type
	Mt Shasta	Mt Shasta Herald www.mtshastanews.com	Paid Weekly
	Taft	Midway Driller www.taftmidwaydriller.com	Paid Weekly
	Gridley	Gidley Shopping News www.gridleyherald.com	Shopper
	Mt Shasta	Spotlight	Shopper
	Mt Shasta	Super Saver Advertiser	Shopper
	Ridgecrest	Super Tuesday	Shopper
	Yreka	Siskiyou Seen www.siskiyoudaily.com	Shopper
Minnesota	Crookston	Crookston Daily Times www.crookstontimes.com	Daily
	Cottonwood	Tri-County News	Paid Weekly
	Granite Falls	Granite Falls Advocate-Tribune www.granitefallsnews.com	Paid Weekly
	Montevideo	Montevideo American News www.montenews.com	Paid Weekly
	Redwood Falls	Redwood Gazette www.redwoodfallsgazette.com	Paid Weekly
	Sleepy Eye	Sleepy Eye Herald Dispatch www.sleepyeyenews.com	Paid Weekly
	St James	St James Plaindealer www.stjamesnews.com	Paid Weekly
	Wabasso	The Wabasso Standard	Paid Weekly
	Halstad	The Valley Journal	Free Weekly
	Crookston	Crookston Valley Shopper	Shopper
	Halstad	The Shopper	Shopper
	Montevideo	The Star Advisor www.montenews.com	Shopper
	Redwood Falls	Redwood Falls Livewire	Shopper
	Sleepy Eye	Brown County Reminder	Shopper
	St James	Town and Country Shopper	Shopper
Arkansas	Arkadelphia	Daily Siftings Herald www.siftingsherald.com	Daily
	Hope	Hope Star www.hopestar.com	Daily
	Stuttgart	Stuttgart Daily Leader www.stuttgartdailyleader.com	Daily
	Gurdon	Gurdon Times www.thegurdontimes.com	Paid Weekly
	Heber Springs	The Sun Times www.thesuntimes.com	Paid Weekly

State	City	Masthead	Circulation Type
	Helena	The Daily World www.helena-arkansas.com	Paid Weekly
	Hope	Nevada County Picayune www.picayune-times.com	Paid Weekly
	Newport	Newport Independent www.newportindependent.com	Paid Weekly
	White Hall	The White Hall Journal www.whitehalljournal.com	Paid Weekly
	Arkadelphia	Arkadelphia Extra www.siftingsherald.com	Free Weekly
	Helena	Daily World TMC www.helena-arkansas.com	Free Weekly
	Hope	Star Extra www.hopestar.com	Free Weekly
	Stuttgart	The Xtra www.stuttgartdailyleader.com	Free Weekly
	White Hall	The Arsenel Sentinel	Free Weekly
New York	Corning	The Leader www.the-leader.com	Daily
	Hornell	Evening Tribune www.eveningtribune.com	Daily
	Wellsville	Wellsville Daily Reporter www.wellsvilledaily.com	Daily
	Dansville	Genesee Country Express www.dansvilleonline.com	Paid Weekly
	Penn Yan	The Chronicle-Express www.chronicle-express.com	Paid Weekly
	Saugerties	Saugerties Post Star www.poststarnews.com	Paid Weekly
	Bath	Steuben Courier-Advocate www.steubencourier.com	Free Weekly
	Corning	Corning Pennysaver	Shopper
	Hornell	Pennysaver Plus	Shopper
	Horseheads	The Shopper	Shopper
	Liberty	Catskill Shopper	Shopper
	Penn Yan	Chronicle Ad-Visor	Shopper
	Saugerties	Saugerties Pennysaver	Shopper
	Saugerties	Mountain Pennysaver	Shopper
Louisiana	Bastrop	The Bastrop Daily Enterprise www.bastropenterprise.com	Daily
	DeRidder	Beauregard Daily News www.beauregarddailynews.net	Paid Weekly
	Donaldsonville	The Donaldsonville Chief www.donaldsonvillechief.com	Paid Weekly

State	City	Masthead	Circulation Type
	Gonzales	Gonzales Weekly Citizen www.weeklycitizen.com	Paid Weekly
	Leesville	Leesville Daily Leader www.leesvilledailyleader.com	Paid Weekly
	Plaquemine	Post South www.postsouth.com	Paid Weekly
	Sulphur	Southwest Daily News www.sulphurdailynews.com	Paid Weekly
	Sulphur	Vinton News	Paid Weekly
	Sterlington	North Quachita Weekly	Free Weekly
	Gonzales	The Marketeer www.weeklycitizen.com	Shopper
	Gonzales	Nickel Ads www.weeklycitizen.com	Shopper
	Plaquemine	West Bank Shopper www.postsouth.com	Shopper
	Sulphur	Calcasieu Shopper	Shopper
Pennsylvania	Honesdale	The Wayne Independent www.wayneindependent.com	Daily
	Waynesboro	The Record Herald www.therecordherald.com	Daily
	Carbondale	The Villager	Paid Weekly
	Carbondale	Carbondale News www.thecarbondalenews.com	Paid Weekly
	Greencastle	The Echo Pilot www.echo-pilot.com	Paid Weekly
	Hawley	News Eagle www.neagle.com	Paid Weekly
	Hawley	The Pike Pennysaver	Shopper
	Honesdale	The Independent Extra	Shopper
West Virginia	Keyser	Mineral Daily News Tribune www.newstribune.info	Daily
	Ripley	The Jackson Herald www.jacksonnewspapers.com	Paid Weekly
	Ripley	The Jackson Star News www.jacksonnewspapers.com	Paid Weekly
	Keyser	Today’s Shopper	Shopper
	Ravenswood	Star Herald Weekender www.jacksonnewspapers.com	Shopper
Colorado	LaJunta	LaJunta Tribune Democrat www.lajuntatribunedemocrat.com	Daily
	LaJunta	Ag Journal www.agjournalonline.com	Paid Weekly

State	City	Masthead	Circulation Type
	LaJunta	Fowler Tribune www.fowlertribune.com	Paid Weekly
	Las Pimas	Bent County Democrat www.bcdemocratonline.com	Paid Weekly
Nebraska	Nebraska City	Nebraska City News Press www.ncnewspress.com	Paid Weekly
	Syracuse	Syracuse Journal Democrat www.journaldemocrat.com	Paid Weekly
	Nebraska City	Penny Press 1	Shopper
	Syracuse	Penny Press 2	Shopper
Oklahoma	Ardmore	The Daily Ardmoreite www.ardmoreite.com	Daily
	Shawnee	The Shawnee News-Star www.news-star.com	Daily
	Ardmore	Entertainment Spotlight	Shopper
North Dakota	Devils Lake	Devils Lake Daily Journal www.devilslakejournal.com	Daily
	Devils Lake	The Country Peddler	Shopper
Tennessee	Oak Ridge	The Oak Ridger www.oakridger.com	Daily
Iowa	Hamburg	Hamburg Reporter www.hamburgreporter.com	Paid Weekly

Metro Newspaper Group

State	City	Masthead	Circulation Type
Massachusetts	Brockton	The Enterprise www.enterprisenews.com	Daily
	Fall River	The Herald News www.heraldnews.com	Daily
	Framingham	The Metrowest Daily News www.metrowestdailynews.com	Daily
	Milford	The Milford Daily News www.milforddailynews.com	Daily
	Quincy	Patriot Ledger www.patriotledger.com	Daily
	Taunton	Taunton Daily Gazette www.tauntongazette.com	Daily
	Abington	Abington Mariner www.wickedlocal.com/abington	Paid Weekly
	Acton/Roxborough	The Beacon www.wickedlocal.com/acton	Paid Weekly
	Allston	Allston/Brighton Tab www.wickedlocal.com/allston	Paid Weekly

State	City	Masthead	Circulation Type
	Amesbury	Amesbury News www.wickedlocal.com/amesbury	Paid Weekly
	Arlington	The Arlington Advocate www.wickedlocal.com/arlington	Paid Weekly
	Ashland	Ashland Tab www.wickedlocal.com/ashland	Paid Weekly
	Bedford	Bedford Minuteman www.wickedlocal.com/bedford	Paid Weekly
	Belmont	Belmont Citizen-Herald www.wickedlocal.com/belmont	Paid Weekly
	Beverly	Beverly Citizen www.wickedlocal.com/beverly	Paid Weekly
	Billerica	Billerica Minuteman www.wickedlocal.com/billerica	Paid Weekly
	Bolton	The Bolton Common www.wickedlocal.com/bolton	Paid Weekly
	Boxford	Tri-Town Transcript www.wickedlocal.com/boxford	Paid Weekly
	Braintree	Braintree Forum www.wickedlocal.com/braintree	Paid Weekly
	Brewster	The Cape Codder www.wickedlocal.com/capecod	Paid Weekly
	Burlington	Burlington Union www.wickedlocal.com/burlington	Paid Weekly
	Cambridge	Cambridge Chronicle & Tab www.wickedlocal.com/cambridge	Paid Weekly
	Carver	Carver Reporter www.wickedlocal.com/carver	Paid Weekly
	Chelmsford	Chelmsford Independent www.wickedlocal.com/chelmsford	Paid Weekly
	Clinton	The Lancaster Times & Clinton Courier www.wickedlocal.com/clinton	Paid Weekly
	Cohasset	Cohasset Mariner www.wickedlocal.com/cohasset	Paid Weekly
	Concord	The Concord Journal www.wickedlocal.com/concord	Paid Weekly
	Danvers	Danvers Herald www.wickedlocal.com/danvers	Paid Weekly
	Dedham	Dedham Transcript www.wickedlocal.com/dedham	Paid Weekly
	Dover	Dover/Sherborn Press www.wickedlocal.com/dover	Paid Weekly
	Easton	Easton Journal www.wickedlocal.com/easton	Paid Weekly

State	City	Masthead	Circulation Type
	Framingham	Westwood Press www.wickedlocal.com/westwood	Paid Weekly
	Georgetown	Georgetown Record www.wickedlocal.com/georgetown	Paid Weekly
	Halifax	Halifax/Plympton Reporter www.wickedlocal.com/halifax	Paid Weekly
	Hamilton	Hamilton-Wenham Chronicle www.wickedlocal.com/hamilton	Paid Weekly
	Hanover	Hanover Mariner www.wickedlocal.com/hanover	Paid Weekly
	Harvard	Harvard Post www.wickedlocal.com/harvard	Paid Weekly
	Harwich	Harwich Oracle www.wickedlocal.com/harwich	Paid Weekly
	Hingham	The Hingham Journal www.wickedlocal.com/hingham	Paid Weekly
	Holbrook	Holbrook Sun www.wickedlocal.com/holbrook	Paid Weekly
	Holliston	Holliston Tab www.wickedlocal.com/holliston	Paid Weekly
	Hopkinton	Hopkinton Crier www.wickedlocal.com/hopkinton	Paid Weekly
	Hudson	Hudson Sun www.wickedlocal.com/hudson	Paid Weekly
	Hyannis	The Register www.wickedlocal.com/barnstable	Paid Weekly
	Ipswich	Ipswich Chronicle www.wickedlocal.com/ipswich	Paid Weekly
	Kingston	Kingston Reporter www.wickedlocal.com/kingston	Paid Weekly
	Lexington	Lexington Minuteman www.wickedlocal.com/lexington	Paid Weekly
	Lincoln	Lincoln Journal www.wickedlocal.com/lincoln	Paid Weekly
	Littleton	Littleton Independent www.wickedlocal.com/littleton	Paid Weekly
	Malden	Malden Observer www.wickedlocal.com/malden	Paid Weekly
	Mansfield	Mansfield News www.wickedlocal.com/mansfield	Paid Weekly
	Marblehead	Marblehead Reporter www.wickedlocal.com/marblehead	Paid Weekly
	Marion	The Sentinel www.wickedlocal.com/marion	Paid Weekly

State	City	Masthead	Circulation Type
	Marlborough	Marlborough Enterprise www.wickedlocal.com/marlborough	Paid Weekly
	Marshfield	Marshfield Mariner www.wickedlocal.com/marshfield	Paid Weekly
	Maynard/Stow	The Beacon-Villager www.wickedlocal.com/maynard	Paid Weekly
	Medfield	Medfield Press www.wickedlocal.com/medfield	Paid Weekly
	Medford	Medford Transcript www.wickedlocal.com/medford	Paid Weekly
	Melrose	Melrose Free Press www.wickedlocal.com/melrose	Paid Weekly
	Natick	Natick Bulletin & Tab www.wickedlocal.com/natick	Paid Weekly
	North Andover	North Andover Citizen www.wickedlocal.com/northandover	Paid Weekly
	Northborough/Southborough	The Northborough/Southborough Villager www.wickedlocal.com/northborough	Paid Weekly
	Norton	Norton Mirror www.wickedlocal.com/norton	Paid Weekly
	Norwell	Norwell Mariner www.wickedlocal.com/norwell	Paid Weekly
	Norwood	Norwood Transcript & Bulletin www.wickedlocal.com/norwood	Paid Weekly
	Pembroke	Pembroke Mariner & Express www.wickedlocal.com/pembroke	Paid Weekly
	Plymouth	Old Colony Memorial www.wickedlocal.com/plymouth	Paid Weekly
	Provincetown	The Provincetown Banner www.wikedlocal.com/provincetown	Paid Weekly
	Reading	The Reading Advocate www.wickedlocal.com/reading	Paid Weekly
	Rockland	Rockland Mariner www.wickedlocal.com/rockland	Paid Weekly
	Roslindale	Roslindale Transcript www.wickedlocal.com/roslindale	Paid Weekly
	Saugus	Saugus Advertiser www.wickedlocal.com/saugus	Paid Weekly
	Scituate	Scituate Mariner www.wickedlocal.com/scituate	Paid Weekly
	Sharon	Sharon Advocate www.wickedlocal.com/sharon	Paid Weekly
	Shrewsbury	Shrewsbury Chronicle www.wickedlocal.com/shrewsbury	Paid Weekly

State	City	Masthead	Circulation Type
	Somerville	Somerville Journal www.wickedlocal.com/somerville	Paid Weekly
	Stoughton	Stoughton Journal www.wickedlocal.com/stoughton	Paid Weekly
	Sudbury	The Sudbury Town Crier www.wickedlocal.com/sudbury	Paid Weekly
	Swampscott	Swampscott Reporter www.wickedlocal.com/swampscott	Paid Weekly
	Tewksbury	Tewksbury Reporter www.wickedlocal.com/tewksbury	Paid Weekly
	Wakefield	Wakefield Observer www.wickedlocal.com/wakefield	Paid Weekly
	Walpole	The Walpole Times www.wickedlocal.com/walpole	Paid Weekly
	Waltham	Waltham News Tribune www.wickedlocal.com/waltham	Paid Weekly
	Wareham	Wareham Courier www.wickedlocal.com/wareham	Paid Weekly
	Watertown	Watertown Tab & Press www.wickedlocal.com/watertown	Paid Weekly
	Wayland	The Wayland Town Crier www.wickedlocal.com/wayland	Paid Weekly
	Wellesley	The Wellesley Townsman www.wickedlocal.com/wellesley	Paid Weekly
	West Roxbury	West Roxbury Transcript www.wickedlocal.com/west-roxbury	Paid Weekly
	Westborough	Westborough News www.wickedlocal.com/westborough	Paid Weekly
	Westford	Westford Eagle www.wickedlocal.com/westford	Paid Weekly
	Weston	The Weston Town Crier www.wickedlocal.com/weston	Paid Weekly
	Weymouth	Weymouth News www.wickedlocal.com/weymouth	Paid Weekly
	Winchester	The Winchester Star www.wickedlocal.com/winchester	Paid Weekly
	Bellingham	County Gazette www.wickedlocal.com/franklin	Free Weekly
	Boston	Boston Homes www.linkbostonhomes.com	Free Weekly
	Bourne	Bourne Courier www.wickedlocal.com/bourne	Free Weekly
	Bridgewater	Bridgewater Independent www.wickedlocal.com/bridgewater	Free Weekly
	Brookline	Brookline Tab www.wickedlocal.com/brookline	Free Weekly

State	City	Masthead	Circulation Type
	Canton	Canton Journal www.wickedlocal.com/canton	Free Weekly
	Danvers	North Shore Sunday	Free Weekly
	Duxbury	Duxbury Reporter www.wickedlocal.com/duxbury	Free Weekly
	Fall River	OJornal www.ojournal.com	Free Weekly
	Falmouth	Falmouth Bulletin www.wickedlocal.com/falmouth	Free Weekly
	Framingham	Framingham Tab www.wickedlocal.com/framingham	Free Weekly
	Gloucester	Cape Ann Beacon	Free Weekly
	Needham	Needham Times www.wickedlocal.com/needham	Free Weekly
	Newburyport	The Newburyport Current www.wickedlocal.com/newburyport	Free Weekly
	Newton	Newton Tab www.wickedlocal.com/newton	Free Weekly
	North Attleborough	The North Attleborough Free Press www.wickedlocal.com/northattleborough	Free Weekly
	Randolph	Randolph Herald www.wickedlocal.com/randolph	Free Weekly
	Raynham	Raynham Call www.wickedlocal.com/raynham	Free Weekly
	Salem	Salem Gazette www.wickedlocal.com/salem	Free Weekly
	Sandwich	Sandwich Broadsider	Free Weekly
	Stoneham	Stoneham Sun www.wickedlocal.com/stoneham	Free Weekly
	Wilmington	Wilmington Advocate www.wickedlocal.com/wilmington	Free Weekly
	Woburn	Woburn Advocate www.wickedlocal.com/woburn	Free Weekly
	Fall River	South Coast Life	Shopper
	Taunton	Yellow Jacket	Shopper
	Avon	www.wickedlocal.com/avon	On-line Only
	Bellingham	www.wickedlocal.com/bellingham	On-line Only
	Berkley	www.wickedlocal.com/berkley	On-line Only
	Boxborough	www.wickedlocal.com/boxborough	On-line Only
	Brewster	www.wickedlocal.com/brewster	On-line Only
	Brockton	www.wickedlocal.com/brockton	On-line Only
	Chatham	www.wickedlocal.com/chatham	On-line Only
	Dennis	www.wickedlocal.com/dennis	On-line Only

State	City	Masthead	Circulation Type
	Dighton	www.wickedlocal.com/dighton	On-line Only
	East Bridgewater	www.wickedlocal.com/bridgewatereast	On-line Only
	Eastham	www.wickedlocal.com/eastham	On-line Only
	Essex	www.wickedlocal.com/essex	On-line Only
	Fall River	www.wickedlocal.com/fall-river	On-line Only
	Foxborough	www.wickedlocal.com/foxborough	On-line Only
	Gloucester	www.wickedlocal.com/gloucester	On-line Only
	Hanson	www.wickedlocal.com/hanson	On-line Only
	Hopedale	www.wickedlocal.com/hopedale	On-line Only
	Hull	www.wickedlocal.com/hull	On-line Only
	Lakeville	www.wickedlocal.com/lakeville	On-line Only
	Lancaster	www.wickedlocal.com/lancaster	On-line Only
	Manchester	www.wickedlocal.com/manchester	On-line Only
	Mashpee	www.wickedlocal.com/mashpee	On-line Only
	Mattapoisett	www.wickedlocal.com/mattapoisett	On-line Only
	Medway	www.wickedlocal.com/medway	On-line Only
	Mendon	www.wickedlocal.com/mendon	On-line Only
	Middleborough	www.wickedlocal.com/middleborough	On-line Only
	Middleton	www.wickedlocal.com/middleton	On-line Only
	Milford	www.wickedlocal.com/milford	On-line Only
	Millis	www.wickedlocal.com/millis	On-line Only
	Milton	www.wickedlocal.com/milton	On-line Only
	Nantucket	www.wickedlocal.com/nantucket	On-line Only
	Norfolk	www.wickedlocal.com/norfolk	On-line Only
	North Boston	www.wickedlocal.com/northofboston	On-line Only
	Orleans	www.wickedlocal.com/orleans	On-line Only
	Plainville	www.wickedlocal.com/plainville	On-line Only
	Plympton	www.wickedlocal.com/plympton	On-line Only
	Quincy	www.wickedlocal.com/quincy	On-line Only
	Rehoboth	www.wickedlocal.com/rehoboth	On-line Only
	Rochester	www.wickedlocal.com/rochester	On-line Only
	Rockport	www.wickedlocal.com/rockport	On-line Only
	Sandwich	www.wickedlocal.com/sandwich	On-line Only
	Sherborn	www.wickedlocal.com/sherborn	On-line Only
	Somerset	www.wickedlocal.com/somerset	On-line Only
	Southborough	www.wickedlocal.com/southborough	On-line Only
	Stow	www.wickedlocal.com/stow	On-line Only
	Swansea	www.wickedlocal.com/swansea	On-line Only
	Taunton	www.wickedlocal.com/taunton	On-line Only
	Topsfield	www.wickedlocal.com/topsfield	On-line Only

State	City	Masthead	Circulation Type
	Truro	www.wickedlocal.com/truro	On-line Only
	Upton	www.wickedlocal.com/upton	On-line Only
	Wellfleet	www.wickedlocal.com/wellfleet	On-line Only
	Wenham	www.wickedlocal.com/wenham	On-line Only
	West Bridgewater	www.wickedlocal.com/bridgewaterwest	On-line Only
	West Port	www.wickedlocal.com/westport	On-line Only
	Whitman	www.wickedlocal.com/whitman	On-line Only
	Wrentham	www.wickedlocal.com/wrentham	On-line Only
	Yarmouth	www.wickedlocal.com/yarmouth	On-line Only
New York	Canandaigua	Daily Messenger www.mpnnow.com www.mpnnow.com/commercialprinting	Daily
	Newark/Palmyra	Wayne Post www.waynepost.com	Paid Weekly
	Brighton/Pittsford	Brighton-Pittsford Post www.brightonpittsfordpost.com	Free Weekly
	Canandaigua	Canandaigua Community Post	Free Weekly
	Fairport	Fairport-ER Post www.fairport-erpost.com	Free Weekly
	Gates/Chili	Gates-Chili Post www.gateschilipost.com	Free Weekly
	Greece	Greece Post www.greecepost.com	Free Weekly
	Henrietta	Henrietta Post www.henriettapost.com	Free Weekly
	Irondequoit	Irondequoit Post www.irondequiotpost.com	Free Weekly
	Penfield	Penfield Post www.penfieldpost.com	Free Weekly
	Victor	Victor Post www.victorpost.com	Free Weekly
	Webster	Webster Post www.websterpost.com	Free Weekly
	Lyons	Lyons Shopping Guide	Shopper
	Newark	Newark Pennysaver	Shopper
	Sodus	Sodus Pennysaver	Shopper
	Wayne County	Timesaver	Shopper
Delaware	Dover	Smyrna/Clayton Sun Times www.scsuntimes.com	Paid Weekly
	Dover	The Middletown Transcript www.middletowntranscript.com	Paid Weekly
	Dover	The Sussex Countian www.sussexcountian.com	Paid Weekly

State	City	Masthead	Circulation Type
	Dover	Dover Post www.doverpost.com	Free Weekly
	Dover	Community Publication www.communitypub.com	Free Weekly
	Dover	Milford Beacon www.milfordbeacon.com	Free Weekly
	Dover	The Express www.delmarvaexpress.com	Shopper

Large Daily Newspapers

State	City	Masthead	Circulation Type
Illinois	Freeport	The Journal Standard www.journalstandard.com	Daily
	Lincoln	The Courier www.lincolncourier.com	Daily
	Peoria	Journal Star www.pjstar.com	Daily
	Rockford	Rockford Register Star www.rrstar.com www.rockfordwoman.com	Daily
	Springfield	The State Journal-Register www.sj-r.com	Daily
	Freeport	The Scene	Shopper
	Lincoln	Logan County Shopper	Shopper
	Peoria	JS Shopper	Shopper
	Peoria	Pekin Extra	Shopper
	Rockford	The Weekly	Shopper
	Springfield	Springfield Advertiser	Shopper
	Springfield	Springfield Shopper	Shopper
New York	Herkimer	The Evening Telegram www.herkimertelegram.com	Daily
	Little Falls	The Evening Times www.littlefallstimes.com	Daily
	Utica	Utica Observer-Dispatch www.uticaod.com	Daily
	Hamilton	Mid-York Weekly	Free Weekly
	Utica	The Pennysaver	Free Weekly
	Herkimer	Your Valley	Shopper
	Rome	Rome Pennysave	Shopper
Ohio	Canton	The Repository www.cantonrep.com	Daily

State	City	Masthead	Circulation Type
	Dover/New Philadelphia	The Times-Reporter www.timesreporter.com	Daily
	Massillon	The Independent www.indeonline.com	Daily
	Green	The Suburbanite www.thesuburbanite.com	Free Weekly
	Canton	Stark Values	Shopper
	Dover/New Philadelphia	TMC-ExTRa	Shopper
Connecticut	Norwich	The Bulletin www.norwichbulletin.com	Daily
	Norwich	Bulletin Deals	Shopper

Legal Proceedings

We become involved from time to time in claims and lawsuits incidental to the ordinary course of our business, including such matters as libel, invasion of privacy, intellectual property infringement, wrongful termination actions and complaints alleging discrimination. In addition, we are involved from time to time in governmental and administrative proceedings concerning employment, labor, environmental and other claims. Insurance coverage mitigates potential loss for certain of these matters. Historically, such claims and proceedings have not had a material adverse effect upon our consolidated results of operations or financial condition. While we are unable to predict the ultimate outcome of any currently outstanding legal actions, we believe that it is not a likely possibility that the disposition of these matters would have a material adverse effect upon our consolidated results of operations, financial condition or cash flow.

On September 4, 2013, Debtors entered into a Support Agreement, effective September 3, 2013, with Newcastle, the Administrative Agent and the Participating Lenders relating to a Restructuring of the Outstanding Debt and GateHouse’s equity pursuant to the Plan.

Pursuant to the Restructuring, Newcastle made the Cash-Out Offer. The holders of the Outstanding Debt had the option of receiving, in satisfaction of their Outstanding Debt, their pro rata share of the (i) Cash-Out Offer and/or (ii) New Media Common Stock and the Net Proceeds, if any, of the New Credit Facilities. On the Effective Date, November 26, 2013, Newcastle received its pro rata share of New Media Common Stock and the Net Proceeds of the New Credit Facilities for all Outstanding Debt it holds, including Outstanding Debt purchased in the Cash-Out Offer. All pensions, trade and all other unsecured claims will be paid in the ordinary course.

GateHouse commenced the Solicitation on September 20, 2013. Subject to the terms of the Support Agreement, the Bankruptcy Threshold Creditors voted to accept the Plan in the Solicitation. Under the Support Agreement, each of the Participating Lenders agreed to (a) support and take any reasonable action in furtherance of the Restructuring, (b) timely vote their Outstanding Debt to accept the Plan and not change or withdraw such vote, (c) support approval of the Disclosure Statement and confirmation of the Plan, as well as certain relief to be requested by Debtors from the Bankruptcy Court, (d) refrain from taking any action inconsistent with the confirmation or consummation of the Plan, and (e) not propose, support, solicit or participate in the formulation of any plan other than the Plan. 100% of the holders of the Outstanding Debt voted to accept the Plan under the terms of the Support Agreement. As a result, Debtors commenced Chapter 11 cases and sought approval of the Disclosure Statement and confirmation of the Plan therein. The Plan was confirmed by the Bankruptcy Court on November 6, 2013 and GateHouse effected the transactions contemplated by the Plan and emerged from Chapter 11 protection on November 26, 2013. The Support Agreement terminated on the Effective Date. See additional discussion in “The Spin-Off and Restructuring,” “Restructuring Agreements” and Note 21 to GateHouse’s Consolidated Financial Statements, “Subsequent Events and Going Concern Considerations.”

OUR MANAGER AND MANAGEMENT AGREEMENT

This description is a summary and is subject to, and qualified in its entirety by, the provisions of the “Management Agreement,” filed as an exhibit to our registration statement on Form S-1.

General

New Media will be externally managed by FIG LLC (our “Manager”), an affiliate of Fortress, pursuant to the terms of a Management and Advisory Agreement dated as of November 26, 2013 (the “Management Agreement”), between us and our Manager. Our Manager also manages Newcastle and is an affiliate of Fortress.

Management Agreement

On the Effective Date, we entered into a Management Agreement with our Manager, which provides for the day-to-day management of our operations. Our Management Agreement requires our Manager to manage our business affairs subject to the supervision of our Board of Directors.

Our Manager is responsible for, among other things, (i) the purchase and sale of our investments, (ii) the financing of our investments, and (iii) investment advisory services. Our Manager is responsible for our day-to-day operations and will perform (or cause to be performed) such services and activities relating to our assets and operations as may be appropriate, which may include, without limitation, the following:

(i)	serving as the Company’s consultant with respect to the periodic review of the investment criteria and parameters for investments of the Company (“Investments”), borrowings and operations;

(ii)	investigation, analysis, valuation and selection of investment opportunities;

(iii)	with respect to prospective Investments by the Company and dispositions of Investments, conducting negotiations with brokers, sellers and purchasers and their respective agents and representatives, investment bankers and owners of privately and publicly held companies;

(iv)	engaging and supervising, on behalf of the Company and at the Company’s expense, independent contractors that provide services relating to the Investments, including, but not limited to, investment banking, legal advisory, tax advisory, accounting advisory, securities brokerage, real estate advisory and brokerage, and other financial and consulting services as the Manager determines from time to time is advisable;

(v)	negotiating on behalf of the Company for the sale, exchange or other disposition of any Investments;

(vi)	coordinating and managing operations of any joint venture or co-investment interests held by the Company and conducting all matters with the joint venture or co-investment partners;

(vii)	providing executive and administrative personnel, office space and office services required in rendering services to the Company;

(viii)	administering the day-to-day operations of the Company and performing and supervising the performance of such other administrative functions necessary in the management of the Company as may be agreed upon by the Manager and our Board of Directors, including, without limitation, the collection of revenues and the payment of the Company’s debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(ix)	communicating on behalf of the Company with the holders of any equity or debt securities of the Company as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(x)	counseling the Company in connection with policy decisions to be made by our Board of Directors;

(xi)	evaluating and recommending to our Board of Directors modifications to the hedging strategies in effect on the date hereof and engaging in hedging activities on behalf of the Company;

(xii)	counseling the Company regarding the maintenance of its exemption from the Investment Company Act of 1940 (the “Investment Company Act”) and monitoring compliance with the requirements for maintaining an exemption from the Investment Company Act;

(xiii)	assisting the Company in developing criteria that are specifically tailored to the Company’s investment objectives and making available to the Company its knowledge and experience with respect to its target assets;

(xiv)	representing and making recommendations to the Company in connection with the purchase and finance, and commitment to purchase and finance, of its target assets, and in connection with the sale and commitment to sell such assets;

(xv)	monitoring the operating performance of the Investments and providing periodic reports with respect thereto to our Board of Directors, including comparative information with respect to such operating performance, valuation and budgeted or projected operating results;

(xvi)	investing and re-investing any moneys and securities of the Company (including investing in short-term Investments pending investment in Investments, payment of fees, costs and expenses, or payments of dividends or distributions to stockholders and partners of the Company) and advising the Company as to its capital structure and capital raising;

(xvii)	causing the Company to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and to conduct quarterly compliance reviews with respect thereto;

(xviii)	causing the Company to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xix)	assisting the Company in complying with all regulatory requirements applicable to the Company in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents required under the Securities and Exchange Act of 1934, as amended, (the “Exchange Act”);

(xx)	taking all necessary actions to enable the Company to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the provisions of the Internal Revenue Code of 1986, as amended (the “Code”);

(xxi)	handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by our Board of Directors;

(xxii)	using commercially reasonable efforts to cause expenses incurred by or on behalf of the Company to be reasonable or customary and within any budgeted parameters or expense guidelines set by our Board of Directors from time to time;

(xxiii)	performing such other services as may be required from time to time for management and other activities relating to the assets of the Company as our Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and

(xxiv)	using commercially reasonable efforts to cause the Company to comply with all applicable laws.

Indemnification

Pursuant to our Management Agreement, our Manager will not assume any responsibility other than to render the services called for thereunder in good faith and will not be responsible for any action of our Board of

Directors in following or declining to follow its advice or recommendations. Our Manager, its members, managers, officers and employees will not be liable to us or any of our subsidiaries, to our Board of Directors, or our or any subsidiary’s stockholders or partners for any acts or omissions by our Manager, its members, managers, officers or employees, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of our Manager’s duties under our Management Agreement. We shall, to the full extent lawful, reimburse, indemnify and hold our Manager, its members, managers, officers and employees and each other person, if any, controlling our Manager, harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of an indemnified party made in good faith in the performance of our Manager’s duties under our Management Agreement and not constituting such indemnified party’s bad faith, willful misconduct, gross negligence or reckless disregard of our Manager’s duties under our Management Agreement.

Our Manager will, to the full extent lawful, reimburse, indemnify and hold us, our stockholders, directors, officers and employees and each other person, if any, controlling us, harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from our Manager’s bad faith, willful misconduct, gross negligence or reckless disregard of its duties under our Management Agreement. Our Manager carries errors and omissions and other customary insurance.

Management Team

Following the commencement date of “regular-way” trading of Common Stock on a major U.S. national securities exchange (the “Listing”), the Manager will be responsible for the compensation and benefits of our Chief Executive Officer. Any increase to our Chief Executive Officer’s compensation and benefits in effect as of the date of the Management Agreement will either be approved by the Manager or be paid for by the Company.

Devotion of Additional Time; Conflicts of Interest

Our management team will not be required to exclusively dedicate their services to us and will provide services for other entities affiliated with our Manager, including, but not limited to, Newcastle.

In addition, Newcastle and other Fortress affiliates will not be restricted from pursuing other opportunities that may create conflicts or competition for us. However, our code of business conduct and ethics prohibits, subject to the terms of our amended and restated certificate of incorporation, the directors, officers and employees of our Manager from engaging in any transaction that involves an actual conflict of interest with us. See “Risk Factors—Risks Relating to Our Manager—There may be conflicts of interest in our relationship with our Manager, including with respect to corporate opportunities” and “Description of Our Capital Stock—Corporate Opportunity.”

Assignment

Our Manager may generally only assign our Management Agreement with the written approval of a majority of our independent directors; provided, however, that our Manager may assign our Management Agreement to an entity whose day-to-day business and operations are managed and supervised by Mr. Wesley R. Edens (the “Principal”), provided, further, that such transaction is determined at the time not to be an “assignment” for purposes of Section 205 of the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated under such act and the interpretations thereof issued by the SEC. We may not assign our Management Agreement without the prior written consent of our Manager, except in the case of an assignment to our successor, in which case such successor organization shall be bound under our Management Agreement and by the terms of such assignment in the same manner as we are bound under our Management Agreement.

Term; Termination

The initial term of our Management Agreement will expire on the third anniversary of the Distribution and will be renewed automatically each year for an additional one-year period unless (i) a majority consisting of at least two-thirds of our independent directors or a simple majority of the holders of outstanding shares of our Common Stock, reasonably agree that there has been unsatisfactory performance that is materially detrimental to us or (ii) a simple majority of our independent directors agree that the management fee payable to our Manager is unfair; provided, that we shall not have the right to terminate our Management Agreement under clause (ii) foregoing if the Manager agrees to continue to provide the services under the Management Agreement at a fee that our independent directors have determined to be fair.

If we elect not to renew our Management Agreement at the expiration of the original term or any such one-year extension term as set forth above, our Manager will be provided with 60 days’ prior notice of any such termination. In the event of such termination, we would be required to pay the termination fee described below. We may also terminate our Management Agreement at any time for cause effective upon sixty (60) days prior written notice of termination from us to our Manager, in which case no termination fee would be due, for the following reasons:

(i)	the willful violation of the Management Agreement by the Manager in its corporate capacity (as distinguished from the acts of any employees of the Manager which are taken without the complicity of the Principal) under the Management Agreement;

(ii)	our Manager’s fraud, misappropriation of funds, or embezzlement against us; and

(iii)	our Manager’s gross negligence of duties under our Management Agreement.

In addition, our Manager may terminate our Management Agreement effective upon sixty (60) days prior written notice of termination to us in the event that we default in the performance or observance of any material term, condition or covenant contained in our Management Agreement and such default continues for a period of thirty (30) days after written notice thereof specifying such default and requesting that the same be remedied in such 30 day period.

If our Management Agreement is terminated by our Manager upon our breach, we would be required to pay our Manager the termination fee described below.

Management Fee

Commencing from the Listing, we will pay our Manager an annual management fee equal to 1.5% per annum of our total equity calculated and payable monthly in arrears in cash. Total equity is generally the equity transferred by Newcastle on the date on which our shares trade in the “regular way” market on the NYSE, plus total net proceeds from any equity capital raised (including through stock offerings), plus certain capital contributions to subsidiaries, plus the equity value of certain assets contributed to the Company, less capital distributions and repurchases of Common Stock.

Our Manager shall compute each installment of the management fee within 15 days after the end of the calendar month with respect to which such installment is payable.

Incentive Compensation

Commencing from the Listing, our Manager will be eligible to receive on a quarterly basis annual incentive compensation in an amount equal to the product of 25% of the dollar amount by which (a) the adjusted net income of the Company exceeds (b)(i) the weighted daily average total equity (plus cash capital raising costs), multiplied by (ii) a simple interest rate of 10% per annum.

“Adjusted net income” means net income (computed in accordance with U.S. GAAP plus depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and permanent cash tax savings. Adjusted net income will be computed on an unconsolidated basis. The computation of adjusted net income may be adjusted at the direction of the independent directors based on changes in, or certain applications, of GAAP.

Upon any termination of our Management Agreement by either party, we shall be entitled to purchase our Manager’s right to receive incentive compensation from our Manager for a cash purchase price equal to the amount that would be distributed to our Manager if all of our assets were sold for cash at their then current fair market value (taking into account, among other things, expected future performance of the underlying investments) or otherwise continue to pay the incentive compensation to the Manager. In addition, if we do not elect to so purchase the Manager’s right to receive incentive compensation, our Manager will have the right to require us to purchase the same at the price described above. In either case, such fair market value shall be determined by independent appraisal to be conducted by a nationally recognized appraisal firm mutually agreed upon by us and our Manager.

Our Board of Directors may request that our Manager accept all or a portion of its incentive compensation in shares of our Common Stock, and our Manager may elect, in its discretion, to accept such payment in the form of shares, subject to limitations that may be imposed by the rules of the NYSE or otherwise.

Commencing from the Listing, upon the successful completion of an offering of shares of our Common Stock or any shares of preferred stock, we will grant our Manager options equal to 10% of the number of shares being sold in the offering (excluding the shares issued to Newcastle or its affiliates in the Local Media Contribution), with an exercise price equal to the offering price per share paid by the public or other ultimate purchaser. For the avoidance of doubt, the listing of our Common Stock does not constitute an offering for purposes of this provision.

Reimbursement of Expenses

Because our Manager’s employees perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, on the date on which our shares trade in the “regular way” market on the NYSE, our Manager will be paid or reimbursed for the cost of performing such tasks, provided that such costs and reimbursements are no greater than those which would be paid to outside professionals or consultants on an arm’s-length basis.

We also pay all operating expenses, except those specifically required to be borne by our Manager under our Management Agreement. Our Manager is responsible for all costs incident to the performance of its duties under the Management Agreement, including compensation of our Manager’s employees, rent for facilities and other “overhead” expenses. The expenses required to be paid by us include, but are not limited to, issuance and transaction costs incident to the acquisition, disposition, operation and financing of our investments, legal and auditing fees and expenses, the compensation and expenses of our independent directors, the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of ours (including commitment fees, legal fees, closing costs, etc.), expenses associated with other securities offerings of ours, the costs of printing and mailing proxies and reports to our stockholders, costs incurred by employees of our manager for travel on our behalf, costs associated with any computer software or hardware that is used solely for us, costs to obtain liability insurance to indemnify our directors and officers and the compensation and expenses of our distribution agent.

Termination Fee

The termination fee is a fee equal to the sum of (1) the amount of the management fee during the 12 months immediately preceding the date of termination, and (2) the “Incentive Compensation Fair Value Amount,” if such option is exercised by the Company or the Manager. The Incentive Compensation Fair Value Amount is an amount equal to the Incentive Compensation that would be paid to the Manager if our assets were sold for cash at their then current fair market value (as determined by an appraisal, taking into account, among other things, the expected future value of the underlying investments).

MANAGEMENT

Officers of New Media

The following individuals serve as the officers of New Media:

Michael E. Reed, age 47, is our Chief Executive Officer. He became GateHouse’s Chief Executive Officer in January of 2006. He was a member of the board of directors of GateHouse since October 2006. He was formerly the President and Chief Executive Officer of Community Newspaper Holdings, Inc., or “CNHI,” a leading publisher of local news and information and had served in that capacity since 1999. Mr. Reed served as CNHI’s Chief Financial Officer from 1997 to 1999. Prior to that, he worked for Park Communications, Inc., a multimedia company, located in Ithaca, New York. Mr. Reed formerly served on the Board of Directors for the Newspaper Association of America. He currently serves on the Board of Directors for the Minneapolis Star Tribune, on which he has served since 2009. Mr. Reed formerly served as a director of the Associated Press and Chairman of the Audit Committee for the Associated Press. Mr. Reed was also a member of the Board of Visitors of the University of Alabama’s College of Communication and Information Sciences and was a member of the Grady College Journalism School’s Board of Advisors. Mr. Reed has a deep understanding of our operations, strategy and people, as well as our industry, serving as GateHouse’s Chief Executive Officer for over seven years. He has also served in senior executive capacities with other companies in the newspaper and publishing industries. Mr. Reed also has extensive corporate board experience.

Gregory Freiberg, age 46, is our Chief Financial Officer and Chief Accounting Officer. He became New Media’s Chief Financial Officer in January of 2014. He was formerly the Executive Vice President and Chief Financial Officer of Dex One Corporation, a leading marketing solutions provider and had served in that capacity from September 2011 to April 2013. Prior to that, he served as Senior Vice President and Chief Financial Officer of Savvis, Inc. from April 2009 to August 2011, a global leader in cloud and managed solutions. Mr. Freiberg served as Senior Vice President and Chief Financial Officer of XO Holdings, Inc. and XO Communications, LLC from April 2006 to March 2009. Mr. Freiberg received his Bachelor of Science in Business Administration from the University of South Dakota, holds a CPA Certificate from the State of Nebraska, and served in the United States Army National Guard from 1986-1995.

Kirk Davis, age 52, is our Chief Operating Officer. He became the President and Chief Operating Officer of our Predecessor, GateHouse, in January 2009. Mr. Davis has been an employee of GateHouse since 2006, when he served as the Chief Executive Officer of GateHouse Media New England. Prior to joining GateHouse, Mr. Davis served as the Chief Executive Officer of Enterprise NewsMedia, LLC, also known as the South of Boston Media Group, from 2004 to 2006. Prior to that, Mr. Davis served as Vice President of Publishing for Turley Publications, Inc., a publishing and printing company, from 2002 to 2004. In 2001, Mr. Davis formed Cracked Rock Media, Inc. and began acquiring newspapers in Central Massachusetts. Mr. Davis still owns Cracked Rock Media, but has no day-to-day operational involvement. Prior to that, Mr. Davis served as President of Community Newspaper Company (“CNC”) from 1998 to 2001. Mr. Davis also served as President of a newspaper group in the Boston area (TAB Newspapers), which was part of CNC, from 1996 to 1998. Mr. Davis also served as a Publisher and managed newspaper companies in Pennsylvania, Massachusetts and California from 1990 to 1996. Mr. Davis also served as Vice President of Circulation and Marketing for Ingersoll Publications from 1985 to 1990. Mr. Davis attended Wright State University and Ohio University. He is past chairman of the board for the Suburban Newspapers of America (“SNA”) and as well as past chairman of the SNA Foundation. In 2007, Mr. Davis was elected to the Board of Directors of the Alliance for Audited Media.

Directors of New Media

In accordance with the terms of our Amended and Restated Certificate of Incorporation, from and after the date of the first meeting of the Board of New Media following the Listing, the Board of New Media will be divided into three classes of directors (designated Class I, Class II and Class III) of the same or nearly the same number to the extent practicable. At each annual meeting of stockholders, one class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. As a result, absent extenuating circumstances, a portion of the Board will be elected each year.

Our Amended and Restated Certificate of Incorporation authorizes a Board consisting of at least three, but no more than eleven, members, with the exact number of directors to be fixed from time to time by a resolution of the majority of the Board (or by a duly adopted amendment to the Amended and Restated Certificate of Incorporation). Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of the Board into classes with staggered three-year terms may delay or prevent a change of management or a change in control. The initial terms of the Class I, Class II, and Class III directors will expire on the dates of the first, second and third annual meetings of stockholders held after the Listing, respectively. Mr. Tarica will serve as a Class I director, Messrs. Janulis and Reed will each serve as a Class II director and Messrs. Edens and Sheehan will each serve as a Class III director. All officers serve at the discretion of the Board.

Name, Position, Age	Description
Wesley R. Edens Chairman and Director Age: 51	Mr. Edens is Chairman of our Board. Mr. Edens is Co-Chairman of the board of directors of Fortress, an affiliate of our Manager. He is also Chairman of the board of directors of Florida East Coast Railway Corp., Nationstar Mortgage Holdings Inc., Springleaf Holdings, Inc., Newcastle Investment Corp. and Mapeley Limited, and a director of GAGFAH S.A., Brookdale Senior Living Inc., Gaming and Leisure Properties Inc., Springleaf Finance Corporation and Springleaf Finance Inc. Mr. Edens was the Chairman of the board of directors of GateHouse since June 2005. Mr. Edens serves or has served on the boards of the following publicly traded companies and registered investment companies: Aircastle Limited from August 2006 to August 2012; RailAmerica Inc. from November 2006 to November 2012; Crown Castle Investment Corp. (merged with Global Signal Inc.) from January 2007 to July 2007; Eurocastle Investment Limited, from August 2003 to November 2011; Fortress Brookdale Investment Fund LLC, from August 2000 (deregistered with the SEC in March 2009); Fortress Pinnacle Investment Fund, from July 2002 (deregistered with the SEC in March 2008); Fortress Pinnacle Investment Trust II, from July 2002 (deregistered with the SEC in January 2011); GateHouse, from June 2005 (deregistered with the SEC in November 2013); and RIC Coinvestment Fund LP, from May 2006 (deregistered with the SEC in June 2009). Prior to forming Fortress Investment Group LLC, Mr. Edens was a partner and a managing director of BlackRock Financial Management Inc., where he headed BlackRock Asset Investors, a private equity fund. In addition, Mr. Edens was formerly a partner and a managing director of Lehman Brothers. Mr. Edens received a B.S. in Finance from Oregon State University. Mr. Eden’s extensive credit, private equity finance and management expertise, extensive experience as an officer and director of public companies and his deep familiarity with our Company led our Board of Directors to conclude that Mr. Edens should be elected to serve as our Chairman and director.

Name, Position, Age	Description

Michael E. Reed Director Age: 47	For Mr. Reed’s biography, see “—Officers of New Media.”

Kevin Sheehan Director Age 59

Mr. Sheehan was a member of the board of directors of GateHouse since October 2006. Mr. Sheehan currently serves as Chief Executive Officer of Norwegian Cruise Line, which he joined in 2007. Previously, Mr. Sheehan provided consulting services to Cerebrus Capital Management LP (2006-2007) and provided consulting services to Clayton Dubilier & Rice from 2005 until 2006. Prior thereto, Mr. Sheehan was Chairman and Chief Executive Officer of Cendant Corporation’s Vehicle Services Division (included responsibility for Avis Rent A Car, Budget Rent A Car, Budget Truck, PHH Fleet Management and Wright Express) from January 2003 until May 2005. From March 2001 until May 2003, Mr. Sheehan served as Chief Financial Officer of Cendant Corporation. From August 1999 to February 2001, Mr. Sheehan was President - Corporate and Business Affairs and Chief Financial Officer of Avis Group Holdings, Inc. and a director of that company from June 1999 until February 2001. From August 2005 to January 2008, Mr. Sheehan served on the faculty of Adelphi University as a Distinguished Visiting Professor — Accounting, Finance and Economics. Mr. Sheehan currently serves on the Boards of Dave & Busters and XOJETS. Mr. Sheehan is a graduate of Hunter College and New York University Graduate School of Business, and is a Certified Public Accountant.

Mr. Sheehan has significant experience in a senior management capacity for large corporations. Specifically, his experience as the Chief Financial Officer of several large corporations provide him with important experience and skills, as well as an understanding of the complexities of our current economic environment. Mr. Sheehan also brings significant financial expertise to our Board.

Theodore P. Janulis Director Age 54	Mr. Janulis joined CRT Greenwich LLC in 2014 as Chief Executive Officer. CRT Greenwich LLC is the parent company of CRT Capital Group LLC, an institutionally focused broker-dealer that provides research and trade execution services. Prior to that, Mr. Janulis served as CEO of Aurora Bank FSB. Before Aurora, he spent 23 years at Lehman Brothers in various senior management roles including Global Head of Mortgage Capital, Global Head of the Investment Management Division, which included Neuberger Berman, and Global Co-Head of Fixed Income. He also served on the firm’s Executive Committee. Mr. Janulis earned his Master of Business Administration from Columbia University Graduate Business School and A.B. from Harvard College. Mr. Janulis’s knowledge, skill, expertise and experience, including his extensive senior management experience, his service as Chief Executive Officer of two companies and his significant financial background, as evidenced by his professional and educational history, led our Board of Directors to conclude that he should serve as a director.

Name, Position, Age	Description

Laurence Tarica Director Age 64	Mr. Tarica currently serves as President of Jimlar Corporation (“Jimlar”), a member of the Li and Fung Group. Jimlar was privately held until it was acquired by the Li and Fung Group in 2010. Mr. Tarica joined Jimlar in 1971 and served in leadership roles in sourcing, design, development, sales and marketing. He became President and Chief Operating Officer of Jimlar in 1991. Jimlar is one of the oldest footwear import companies in America. Mr. Tarica also serves on the Board of Directors of D’Addario and Company, the leading manufacturer of musical instrument accessories, and on the Advisory Board of Stuart Levine and Associates, a management consulting firm. Mr. Tarica earned his Bachelor of Science in Economics from the University of Pennsylvania, Wharton School of Business. Mr. Tarica’s knowledge, skill, expertise and experience, specifically his experiences in a variety of business divisions, including sales and marketing, his development of Jimlar’s digital services and social media strategy and his over 20 years of operational and leadership experience as the President and Chief Operating Officer of Jimlar, led our Board of Directors to conclude that he should serve as a director.

Corporate Governance Principles and Board Matters

New Media is committed to maintaining high standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. To that end, we have adopted a Code of Business Conduct and Ethics for our directors, officers and employees, including a separate Code of Ethics for our Chief Executive Officer and senior financial officers. In addition, we have adopted the Corporate Governance Guidelines of New Media (our “Corporate Governance Guidelines”), which, in conjunction with our Amended and Restated Articles of Incorporation, Amended and Restated Bylaws and Audit Committee charter, form the framework for our corporate governance. All of our corporate governance materials, including the Audit Committee charter, are available under the Investors tabs on our website at www.newmediainvestmentgroup.com.

These materials also are available in print to any stockholder upon request. The Board regularly reviews corporate governance developments and makes modifications as warranted.

Board and Board Committee Independence

According to our Corporate Governance Guidelines, all members of the Audit Committee must be independent directors. Members of the Audit Committee also must satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their compensation for service as directors.

Board Structure and Committee Composition

As of the date of this Prospectus, the Board has five directors, a standing Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee. The committees’ memberships and functions are described below. The Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee operate under written charters adopted by the Board.

Board Leadership Structure

Although we currently have no policy against combining the two roles, we currently split the roles of Chairman of the Board and Chief Executive Officer. The Board believes that separating these two positions allows each person to focus on their individual responsibilities and enhances the accountability of our Chief Executive Officer to the Board. Under this structure, our Chief Executive Officer can focus his attention on the day-to-day operations and performance of our Company and on implementing our longer-term strategic direction. At the same time, our Chairman of the Board can focus his attention on longer term strategic issues, setting the agenda for and on providing insight and guidance to our Chief Executive Officer. We currently believe that the separation of the roles of Chairman of the Board and Chief Executive Officer is appropriate, however, our Corporate Governance Guidelines do not require the separation of the offices of the Chairman of the Board and the Chief Executive Officer. The Board is free to choose its Chairman of the Board in any way that it deems best at any given point in time.

The Board’s Role in Risk Oversight

The Board is responsible for enterprise risk management, including risks associated with our corporate governance, such as board organization, membership, structure and leadership succession planning, as well as the management of risks arising from our executive compensation policies and programs. While the Board retains responsibility for the general oversight of risks, it has delegated financial oversight to our Audit Committee, which focuses on financial risk, including those that could arise from our accounting and financial reporting processes and our consolidated financial statement audits.

The Board and the Audit Committee work together to provide enterprise-wide oversight of our management and handling of risk. These responsibilities are satisfied through periodic reports from the Audit Committee chairman regarding the risk considerations within its area of expertise, as well as through periodic reports to the Board, or the Audit Committee, from our management team on areas of material risk to the Company, including operational, financial, legal, regulatory and strategic risks. The Board, or the Audit Committee with respect to risks within its scope, reviews these reports to enable it to understand our risk identification, risk management and risk mitigation strategies. The Audit Committee chairman will report to the Board at subsequent Board meetings regarding particular risks within the scope of the Audit Committee, enabling the Board and the Audit Committee to coordinate the risk oversight role.

Committees of the Board

We have established the following committees of our Board:

Audit Committee

The Audit Committee:

•	reviews the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracks management’s corrective action plans where necessary;

•	reviews our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

•	reviews our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and

•	has the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance and set clear hiring policies for employees or former employees of the independent registered public accounting firm.

The members of the Audit Committee are Kevin Sheehan (chair), Theodore P. Janulis and Laurence Tarica. Upon effectiveness of the registration statement, each member of the Audit Committee will be “independent,” as defined under the rules of the NYSE and Rule 10A-3 of the Exchange Act. Our Board of Directors has determined that each director appointed to the Audit Committee is financially literate, and the Board of Directors has determined that Kevin Sheehan is our Audit Committee financial expert.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee:

•	reviews the performance of our Board of Directors and makes recommendations to the Board of Directors regarding the selection of candidates, qualification and competency requirements for service on the Board of Directors and the suitability of proposed nominees as directors;

•	advises the Board of Directors with respect to the corporate governance principles applicable to us;

•	oversees the evaluation of the Board of Directors and management;

•	reviews and approves in advance any related party transaction, other than those that are pre-approved pursuant to pre-approval guidelines or rules established by the committee; and

•	recommends guidelines or rules to cover specific categories of transactions.

The members of the Nominating and Corporate Governance Committee are Laurence Tarica (chair), Kevin Sheehan and Theodore P. Janulis. Each member of our Nominating and Corporate Governance Committee is independent, as defined under the rules of the NYSE.

Compensation Committee

The Compensation Committee:

•	reviews and recommends to the Board of Directors the salaries, benefits and equity incentive grants for all employees, consultants, officers, directors and other individuals we compensate; and

•	oversees our compensation and employee benefit plans.

The members of the Compensation Committee are Theodore P. Janulis (chair), Laurence Tarica and Kevin Sheehan. Each member of our Compensation Committee is independent, as defined under the rules of the NYSE. The “independent” directors that are appointed to the Compensation Committee are also “non-employee” directors as defined in Rule 16b-3(b)(3) under the Exchange Act and “outside” directors within the meaning of Section 162(m)(4)(c)(i) of the Code.

Nonqualified Stock Option and Incentive Award Plan

Prior to the separation from Newcastle and the Record Date, we anticipate that we will adopt a Nonqualified Stock Option and Incentive Award Plan (the “Incentive Plan”). The Incentive Plan is intended to facilitate the use of long-term equity-based awards and incentives for the benefit of non-officer directors, officers, directors, employees, advisors, service providers, consultants and other personnel of New Media and our Manager.

A summary of the form of the Incentive Plan anticipated to be adopted is set forth below. This summary does not purport to be complete and is subject to and qualified in its entirety by the full text of the form of the Incentive Plan anticipated to be adopted, which is filed as an exhibit to this registration statement.

Summary of the Incentive Plan Terms

The Incentive Plan will be administered by our Board of Directors, or by any committee our Board of Directors may appoint to administer the Incentive Plan (the “Committee”). We anticipate that our Compensation Committee will be appointed to administer the Incentive Plan. As the administrator of the Incentive Plan, the Committee will have the authority to grant awards under the Incentive Plan and to adopt, alter and repeal such administrative rules, guidelines and practices governing the Incentive Plan as it deems advisable for the administration of the Incentive Plan. The Committee will also have the authority to interpret the terms and provisions of the Incentive Plan, any award issued under the Incentive Plan and any award agreements relating thereto, and to otherwise supervise the administration of the Incentive Plan. In particular, the Committee will have the authority to determine the terms and conditions of awards under the Incentive Plan, including, without limitation, the exercise price, the number of shares of our Common Stock subject to awards, the term of the awards and the vesting schedule applicable to awards and to waive or amend the terms and conditions of outstanding awards. All decisions made by the Committee pursuant to the provisions of the Incentive Plan will be final, conclusive and binding on all persons.

The terms of the Incentive Plan provide for the grant of stock options that are not intended to qualify as “incentive stock options” under Section 422 of the Code, stock appreciation rights (“SARs”), restricted stock, performance awards, tandem awards and other stock-based and non-stock based awards, in each case to our Manager, to the employees, officers, directors, consultants, service providers and advisors of our Manager who perform services for us, to our employees, officers, consultants, service providers and advisors, and to such other persons who the Committee selects to be participants in the Incentive Plan. Such awards may be granted singly, in tandem, or in combination with each of the other awards.

We have initially reserved 15,000,000 shares of our Common Stock for issuance under the Incentive Plan on the first day of each fiscal year beginning during the ten-year term of the Incentive Plan and in and after calendar year 2015, that number will be increased by a number of shares of our Common Stock equal to 10% of the number of shares of our Common Stock newly issued by us during the immediately preceding fiscal year (and in the case of fiscal year 2014, after the effective date of the Incentive Plan). The shares of our Common Stock which may be issued pursuant to an award under the Incentive Plan may be treasury stock, authorized but unissued stock or stock acquired on the open market to satisfy the requirements of the Incentive Plan. Awards may consist of any combination of such stock, or, at our election cash. The aggregate number of shares of our Common Stock that may be granted during any calendar year to any participant who is a “covered employee” for purposes of Section 162(m) of the Code during such calendar year may not be greater than the number of shares initially reserved for issuance under the Incentive Plan. If any shares of our Common Stock subject to an award are forfeited, cancelled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of shares to the participant, such shares will again be available for grants under the Incentive Plan. We reserve the right under the Incentive Plan to cancel any stock option with an exercise price that equals or exceeds the fair market value of a share of our Common Stock on the date of such cancellation, and any shares of Common Stock that were subject to such cancelled stock option will again be available for issuance of stock options under the Incentive Plan, including issuance to the participant who holds such cancelled stock option and irrespective of whether such issuance would be deemed a repricing of such stock option. We reserve the right under the Incentive Plan to cancel any stock option with an exercise price that equals or exceeds the fair market value of a share of our Common Stock on the date of such cancellation, and any shares of Common Stock that were subject to such cancelled stock option will again be available for issuance of stock options under the Incentive Plan, including issuable to the participant who held such cancelled stock option and irrespective of whether such issuance would be deemed a repricing of such stock option. The grant of a Tandem Award (as described below) will not reduce the number of shares of our Common Stock reserved and available for issuance under the Incentive Plan.

Upon the occurrence of any event which affects the shares of our Common Stock in such a way that an adjustment of outstanding awards is appropriate to prevent the dilution or enlargement of rights under the awards, the Committee will make appropriate equitable adjustments. The Committee may also provide for other substitutions or adjustments in its sole discretion, including, without limitation, the cancellation of any outstanding award and payment in cash or other property in exchange thereof, equal to the excess, if any, of the fair market value of the shares or other property subject to the award over the exercise price, if any.

We anticipate that we will grant our Manager options in connection with our equity offerings as compensation for our Manager’s role in raising capital for us. In the event that we offer shares of our Common Stock to the public, we intend to simultaneously grant to our Manager or an affiliate of our Manager a number of options equal to up to 10% of the aggregate number of shares being issued in such offering at an exercise price per share equal to the offering price per share, as determined by the Committee. The main purpose of these options is to provide transaction-specific compensation to the Manager, in a form that aligns our Manager’s interests with those of our stockholders, for the valuable services it provides in raising capital for us to invest through equity offerings. In each case, the Incentive Plan provides that such options will be fully vested as of the date of grant and exercisable as to 1/30 of the shares subject to the option on the first day of each of the 30 calendar months following the date of the grant. The exercise price of such options may be paid in cash or its equivalent, as determined by the Committee. Payment in whole or in part may also be made by the following cashless exercise procedures: (i) by withholding from shares of our Common Stock otherwise issuable upon exercise of such option, (ii) in the form of our unrestricted Common Stock already owned by our Manager which has a fair market value on the date of surrender equal to the aggregate option price of our Common Stock as to which such option shall be exercised or (iii) by means of any other cashless exercise procedure approved by the Committee.

Upon our Manager’s reasonable request, we will either (i) use commercially reasonable efforts to register under the Securities Act the securities that may be issued and sold under the Incentive Plan or the resale of such securities issued and sold pursuant to the Incentive Plan or (ii) enter into a registration rights agreement with our Manager on terms to be mutually agreed upon between us and our Manager.

In addition, the Committee will have the authority to grant such other awards to our Manager as it deems advisable, provided that no such award may be granted to our Manager in connection with any issuance by us of equity securities in excess of 10% of the maximum number of equity securities then being issued. Our Board of Directors may also determine to issue options to the Manager that are not subject to the Incentive Plan, provided that the number of shares underlying any options granted to the Manager in connection with capital raising efforts would not exceed 10% of the shares sold in such offering and would be subject to NYSE rules.

In addition, each of the Committee and our Manager will have the authority under the terms of the Incentive Plan to direct awards of tandem options (“Tandem Awards”) to employees of our Manager who act as officers or perform other services for us that correspond on a one-to-one basis with the options granted to our Manager, such that exercise by such employee of the Tandem Awards would result in the corresponding options held by our Manager being cancelled. As a condition to the grant of Tandem Awards, our Manager will be required to agree that so long as such Tandem Awards remain outstanding, our Manager will not exercise any options under any designated Manager options that relate to the options outstanding under such Tandem Awards. If any Tandem Awards are forfeited, expire or are cancelled without being exercised, the related options under the designated Manager options will again become exercisable in accordance with their terms. The terms and conditions of any Tandem Awards (e.g., the per-share exercise price, the schedule of vesting, exercisability and delivery, etc.) will be determined by the Committee or the Manager, as the case may be, in its sole discretion and must be included in an award agreement, provided, that the term of such Tandem Awards may not be greater than the term of the designated Manager options to which they relate. As determined by our Manager, in its sole discretion, payment of the exercise price of such Tandem Awards in whole or in part may be made by the following cashless exercise procedures: (i) by withholding from shares of our Common Stock otherwise issuable upon exercise of such Tandem Award, (ii) in the form of our unrestricted Common Stock already owned by the holder of such Tandem Award which has a fair market value on the date of surrender equal to the aggregate option price of our Common Stock as to which such Tandem Award shall be exercised or (iii) by means of any other cashless exercise procedure approved by the Committee. All options granted to our Manager will become fully vested and exercisable upon a “change of control” (as defined in the Incentive Plan) or a termination of the Manager’s services to us for any reason, and any Tandem Awards will be governed by the terms and condition set forth in the applicable award agreements, as determined by the Committee or the Manager, as the case may be.

As a general matter, the Incentive Plan provides that the Committee has the power to determine the number of shares of our Common Stock covered by options, the exercise price of options, at what time or times each option may be exercised and, subject to the provisions of the Incentive Plan, the period of time, if any, after death, disability or other termination of employment during which options may be exercised. Options may become vested and exercisable in installments, and the exercisability of options may be accelerated by the Committee. To the extent permitted by applicable law, we may make loans available to the optionee in connection with the exercise of stock options. Such loans must be evidenced by the delivery of a promissory note and will bear interest and be subject to such other terms and conditions (including, without limitation, the execution by the optionee of a pledge agreement) as the Committee may determine. In any event, such loan amount may not exceed the sum of (x) the exercise price less the par value of the shares of our Common Stock subject to such option then being exercised plus (y) any federal, state or local income taxes attributable to such exercise.

The Committee may also grant SARs in tandem with all or part of, or completely independent of, a grant of options or any other award under the Plan. A SAR issued in tandem with an option may be granted at the time of grant of the related option or at any time during the term of such option. The amount payable in cash and/or shares of our Common Stock with respect to each SAR will be equal in value to a percentage (including up to 100%) of the amount by which the fair market value per share of our Common Stock on the exercise date exceeds the fair market value per share of our Common Stock on the date of grant of the SAR. The applicable percentage will be established by the Committee. The award agreement under which the SAR is granted may state whether the amount payable is to be paid wholly in cash, wholly in shares of our Common Stock or in any combination of the foregoing, and if the award agreement does not state the manner of payment, the Committee will determine such manner of payment at the time of payment. The amount payable in shares of our Common Stock, if any, is determined with reference to the fair market value per share of our Common Stock on the date of exercise.

SARs issued in tandem with options shall be exercisable only to the extent that the options to which they relate are exercisable. Upon exercise of the tandem SAR, and to the extent of such exercise, the participant’s underlying option shall automatically terminate. Similarly, upon the exercise of the tandem option, and to the extent of such exercise, the participant’s related SAR will automatically terminate.

The Committee may also grant restricted stock, RSUs, performance awards, tandem awards and other stock and non-stock-based awards under the Incentive Plan. These awards will be subject to such conditions and restrictions as the Committee may determine, which may include, without limitation, the achievement of certain performance goals or continued service with us through a specific period.

The Incentive Plan provides for automatic annual awards of shares of our Common Stock to our non-officer or non-employee directors, in any case in an amount to be determined by the Committee from time to time, based on the fair market value of shares of our Common Stock on the date of grant. If the Plan is adopted by our Board of Directors, we anticipate that such automatic annual awards, which will be fully vested on the date of grant, will begin on the first business day after our first annual stockholders’ meeting following December 31, 2014, and will continue to be made on the first business day after each such annual meeting thereafter during the term of the Incentive Plan. In addition, each new non-officer or non-employee member of our Board of Directors will be granted an initial one-time grant of shares of restricted stock under the Incentive Plan upon the date of the first meeting of our Board of Directors attended by such director. Such initial restricted stock grant will have a fair market value equal to $75,000 on the date of grant and will generally vest ratably on each of the first three anniversaries of the date of grant subject to the holders continued service as a director through the specified vesting date.

New Plan Benefits

We intend to grant shares of restricted stock under the Incentive Plan in connection with the Distribution to each of our independent directors upon the date of the first meeting of our board of directors attended by such directors. These shares of restricted stock will have a fair market value equal to $75,000 and will generally vest ratably on each of the first three anniversaries of the date of grant, subject to the holder’s continued service as a director through the specified vesting date.

While we intend to grant additional awards under the Incentive Plan to eligible participants, we have not yet established specific parameters regarding the granting of such future awards under the Incentive Plan. As such, the benefits or amounts that will be received by or allocated to any participants under the Incentive Plan following completion of this offering are not currently determinable.

Equitable Adjustment of Options

In connection with the distribution, each Newcastle option held as of the date of the distribution by our Manager or by the directors, officers, employees, service providers, consultants and advisors of our Manager will be converted into an adjusted Newcastle option. The exercise price of each adjusted Newcastle option will be set to collectively maintain the intrinsic value of the Newcastle option immediately prior to the distribution.

Officers of GateHouse, our Predecessor

All references to “we,” “our,” “us” and the “Company” refer to GateHouse, our Predecessor.

The following individuals serve as the officers of our Predecessor, GateHouse:

Michael E. Reed. For Mr. Reed’s biography, see “—Officers of New Media.”

Melinda A. Janik, age 56, became our Senior Vice President and Chief Financial Officer in February 2009. She formerly served as an officer and Vice President and Controller of Paychex, Inc., a provider of payroll, human resource services, from 2005 to 2009. Prior to joining Paychex, Inc., Ms. Janik served as Senior Vice President and Chief Financial Officer for Glimcher Realty Trust, a mall Real Estate Investment Trust based in Columbus, Ohio, from 2002 to 2004. Ms. Janik was formerly Vice President and Treasurer of NCR Corporation, a global provider of financial and retail self service solutions and data warehousing based in Atlanta, Georgia, from 1997 to 2002. Prior to that, she worked for the accounting firm Pricewaterhouse LLP. Ms. Janik is a Certified Public Accountant and holds an MBA in finance and accounting and a bachelor’s degree in chemistry from the State University of New York at Buffalo.

Kirk Davis, age 52, became our President and Chief Operating Officer in January 2009. Mr. Davis has been with us since 2006, serving as the Chief Executive Officer of GateHouse Media New England. Prior to joining us, Mr. Davis served as the Chief Executive Officer of Enterprise NewsMedia, LLC, also known as the South of Boston Media Group, from 2004 to 2006. Prior to that, Mr. Davis served as Vice President of Publishing for Turley Publications, Inc., a publishing and printing company, from 2002 to 2004. In 2001, Mr. Davis formed Cracked Rock Media, Inc. and began acquiring newspapers in Central Massachusetts. Mr. Davis still owns Cracked Rock Media, but has no day-to-day operational involvement. Prior to that, Mr. Davis served as President of Community Newspaper Company (“CNC”) from 1998 to 2001. Mr. Davis also served as President of a newspaper group in the Boston area (TAB Newspapers), which was part of CNC, from 1996 to 1998. Mr. Davis also served as a Publisher and managed newspaper companies in Pennsylvania, Massachusetts and California from 1990 to 1996. Mr. Davis also served as Vice President of Circulation and Marketing for Ingersoll Publications from 1985 to 1990. Mr. Davis attended Wright State University and Ohio University. He is past chairman of the board for the Suburban Newspapers of America (“SNA”) and as well as past chairman of the SNA Foundation. In 2007, Mr. Davis was elected to the Board of Directors of the Alliance for Audited Media.

Polly G. Sack, age 53, became our Vice President, Secretary and General Counsel in May 2006. Ms. Sack was named a Senior Vice President of ours in February 2009. She was formerly Senior Vice President and Director of Mergers and Acquisitions of IMG Worldwide, Inc. (“IMG”), a global sports, media and entertainment company, and had served in that capacity since 2001. Ms. Sack also served as IMG’s associate counsel and a vice president from 1992 to 2001. Prior to that, she worked in private practice for a major international law firm. Ms. Sack holds bachelor degrees in civil engineering and mathematics from the Massachusetts Institute of Technology and a master’s degree in civil engineering from Stanford University, in addition to a law degree from Stanford University Law School.

Mark Maring, age 47, became our Vice President of Investor Relations and Strategic Development in March 2008 and became our Treasurer in January 2009. Mr. Maring also served as our Interim Chief Financial Officer from August 2008 to February 2009. He was formerly a Vice President of Mendon Capital Advisors Corp, a registered investment advisor, from 2004 through 2008 where his responsibilities included risk management and hedging strategies. From 2000 to 2004 Mr. Maring was Vice President Investor Relations for Constellation Brands, Inc. (“Constellation”) an international producer and marketer of beverage alcohol brands. Mr. Maring also served as Constellation’s Director of Planning from 1997 to 2000. From 1992 to 1997, Mr. Maring worked with the accounting firm Arthur Andersen LLP. From 1987 to 1992 he worked for The Chase Manhattan Bank, N.A. in investment banking. Mr. Maring is a certified public accountant and holds a master’s degree in finance and accounting, from the Simon School of Business at the University of Rochester and a B.S. from St. John Fisher College.

Directors of GateHouse, our Predecessor

Name, Position, Age	Description

Wesley R. Edens Chairman of the Board Age: 51	For Mr. Edens’ biography, see “—Directors of New Media.”

Michael E. Reed Director Age: 47	For Mr. Reed’s biography, see “—Officers of New Media.”

Kevin Sheehan Director Age: 59	For Mr. Sheehan’s biography, see “—Directors of New Media.”

COMPENSATION OF DIRECTORS

Compensation of Directors of New Media

We have not yet paid any compensation to our directors. Following completion of the Distribution, we will pay an annual fee to each independent director equal to $150,000, payable semi-annually. In addition, an annual fee of $10,000 will be paid to the chairs of each of the Audit, Nominating and Corporate Governance and Compensation committees of the board of directors. Fees to independent directors may be made by issuance of common stock, based on the value of such common stock at the date of issuance, rather than in cash, provided that any such issuance does not prevent such director from being determined to be independent and such shares are granted pursuant to a stockholder-approved plan or the issuance is otherwise exempt from NYSE listing requirements. Each independent director will also receive (i) upon the date of the first meeting of our Board of Directors attended by such director an initial one time grant of shares of restricted stock under the Incentive Plan, the market value of which will equal $75,000 on the date of grant and which will generally vest ratably on each of the first three anniversaries of the date of grant, subject to the holder’s continued service as a director through the specified vesting date and (ii) beginning on the first business day after our first annual stockholders’ meeting following December 31, 2014, and on the first business day after each such annual meeting thereafter during the term of the Incentive Plan, automatic annual awards of shares of our Common Stock in respect of a portion of the annual fee in an amount to be determined by the Compensation Committee from time to time, based on the fair market value of shares of our common stock on the date of grant. For additional information on director equity compensation, see “Management—Nonqualified Stock Option and Incentive Award Plan.” Affiliated directors, however, will not be separately compensated by us. All members of the board of directors will be reimbursed for reasonable costs and expenses incurred in attending meetings of our board of directors.

Compensation of Directors of GateHouse, our Predecessor

All references to “we,” “our,” “us” and the “Company” refer to GateHouse, our Predecessor.

Our outside directors receive an annual cash retainer of $50,000, which is payable in two semi-annual installments. We pay our Audit Committee chairperson a $10,000 annual cash retainer, which is payable in two semi-annual installments.

On February 19, 2013, the Board approved (without the participation of Mr. Sheehan) that Mr. Sheehan will receive (a) an annual cash retainer of $50,000; and (b) a per meeting fee of $1,000, as remuneration for his service as the sole member of the special committee formed by the board of directors of GateHouse on February 19, 2013 (the “Special Committee”) in connection with the Plan. The Special Committee was given the exclusive, full and plenary power and authority of GateHouse’s board of directors, to the fullest extent permitted by applicable law, to review, evaluate and approve or reject any potential proposal of Newcastle Investment Corp. in its capacity as Plan Sponsor and to review and evaluate strategic alternatives and all other matters pertaining thereto. These amounts are in addition to other amounts paid to Mr. Sheehan for service on the Board and for service as the Audit Committee chairperson.

2013 Director Compensation Table

In keeping with our disclosure of business, financial and other information of GateHouse, our Predecessor, elsewhere in this Prospectus, we have included information in this Prospectus regarding the compensation earned by GateHouse’s, our Predecessor, outside directors during 2013 in the following table.

Name	Fees Earned or Paid in Cash ($)(1)(2)	Total ($)
Wesley R. Edens(3)	0	0
Kevin M. Sheehan	60,000	60,000

(1)	Amounts in this column reflect the annual cash retainer of $50,000 earned for 2013.
(2)	Mr. Sheehan’s annual cash retainer includes an additional $10,000 retainer he earned as Chair of the Audit Committee.
(3)	Mr. Edens is not an independent director (he is affiliated with our largest stockholder — Fortress) and he receives no compensation for his services as a director.

EXECUTIVE COMPENSATION

Executive Compensation of New Media

In fiscal year 2013, our Chief Executive Officer, Michael E. Reed did not receive any compensation in respect of his service as our executive officer. Effective as of January 14, 2014, Mr. Reed resigned as our interim Chief Financial Officer and interim Chief Accounting Officer and Gregory Freiberg was appointed as our Chief Financial Officer and Chief Accounting Officer. In addition, effective as of January 14, 2014, Kirk A. Davis was appointed as our Chief Operating Officer. Following the date of the Listing, Mr. Reed’s compensation for service as our Chief Executive Officer and Mr. Freiberg’s compensation for service as our Chief Financial Officer and Chief Accounting Officer will be paid by the Manager pursuant to the terms of our Management Agreement. The specific terms of Mr. Reed’s compensation following the date of the Listing, however, have not yet been determined. Our Management Agreement generally provides that our Manager is responsible for managing our affairs. Mr. Freiberg, in his capacity as an employee of our Manager, will devote such portion of his time to our affairs as is necessary to enable us to operate our business. Mr. Freiberg will not receive any compensation from us for serving as our officer.

Executive Compensation of GateHouse, our Predecessor

All references to “we,” “our,” “us” and the “Company” refer to GateHouse, our Predecessor.

In keeping with our disclosure of business, financial and other information of GateHouse, our Predecessor, elsewhere in this Prospectus, we have included information in this Prospectus regarding the compensation of GateHouse’s Named Executive Officers below.

Compensation Discussion and Analysis

The GateHouse board of directors is responsible for establishing, implementing and monitoring our executive compensation philosophy and objectives. The GateHouse board of directors’ focus is to establish compensation at levels necessary to attract, retain and motivate the best possible executive talent. Historically, our board of directors has developed our executive compensation programs based on input from our Chief Executive Officer, the officers’ current compensation, our financial condition, our operating results and individual performance.

The following Compensation Discussion and Analysis describes the material elements of compensation for our Chief Executive Officer, Chief Financial Officer and the three other executive officers identified in the Summary Compensation Table included below (“Named Executive Officers”), as well as the role and involvement of various parties in executive compensation analysis and decisions, and provides a discussion of the process and rationale for our board of directors’ decisions to compensate our Named Executive Officers with specific types and amounts of compensation. We have not established an extensive or complicated executive compensation program. Instead, we believe that we have a fairly simple executive compensation program that is intended to provide appropriate compensation for our Named Executive Officers, as determined by the GateHouse board of directors. As this Compensation Discussion and Analysis explains in greater detail, our executive compensation program currently has three key elements: (a) base salary; (b) an annual incentive in the form of an annual bonus; and (c) periodic long-term equity incentives, such as restricted share grants.

Executive Summary of Compensation Actions

Based on the global economic conditions, the performance of GateHouse stock and other factors, the key decisions made by our board of directors with respect to our executive compensation program in early 2013 and 2012:

•	2013 and 2012 base salaries for our Named Executive Officers were frozen at 2008 levels;

•	No awards of equity compensation were granted in 2013 and 2012; and

•	To date, the amount of the discretionary annual bonuses that may be awarded to our Named Executive Officers with respect to 2013 has not yet been determined. On December 26, 2012, the GateHouse board of directors elected to pay discretionary annual bonuses to our Named Executive Officers for certain performance factors achieved in 2012 and as an incentive to remain in our employment.

Our board of directors believes that our executive compensation program has been tailored to promote the creation of value for our stockholders because we structure the executive compensation program to: (a) focus the executives’ performance on building long-term value through the achievement of short-term and long-term objectives; and (b) permit us to recruit, retain and motivate highly qualified executives by offering competitive compensation and rewarding superior performance.

At our 2013 Annual Meeting, we held our first stockholder advisory vote on our executive compensation program (the “Vote”) and our stockholders approved our fiscal year 2012 executive compensation program. Our board of directors has considered the results of the Vote and concluded that the executive compensation program continues to promote the creation of value for our stockholders, and therefore made no significant changes to the executive compensation program during the year.

Objectives of Our Compensation Program

The primary objective of our executive compensation program is to attract and retain executives with the requisite skills and experience to help us achieve our business mission and develop, expand and execute business opportunities to improve long-term stockholder value. The impact of the continuing global recession on the print and online advertising industries continues to create a challenging operating environment and to drive significant and rapid change. However, this economic environment has not changed the primary objectives of our executive compensation program of attracting and retaining talented executives. In fact, the weaknesses in the economy generally, and the financial markets specifically, has intensified the demand for exceptional leadership. We believe that a capable, experienced and highly motivated executive management team is critical to our success and to the creation of long-term stockholder value. In assessing the ability of our executive compensation program to meet these objectives, the board of directors evaluates both company and individual performance as well as market compensation. Through this evaluation, the board of directors works to help ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of peer companies.

Key Elements of Our Executive Compensation Program

We seek to achieve the objectives for our executive compensation program through three key compensation elements:

•	a base salary;

•	an annual incentive in the form of an annual bonus paid at the GateHouse’s board of directors’ discretion, based on its evaluation of short-term company and individual performance; and

•	periodic long-term equity incentives, such as restricted share grants, to align the interests of our Named Executive Officers with those of our stockholders.

Compensation Setting Process

Role of the GateHouse Board of Directors and Executive Officers

The GateHouse board of directors is primarily responsible for overseeing compensation for our executive officers, including Named Executive Officers. Since December 19, 2008, the board of directors, with the exception of our Chief Executive Officer, has assumed the functions previously carried out by the Compensation Committee. The board of directors, with the exception of our Chief Executive Officer, annually approves the compensation for our Named Executive Officers.

Independent Compensation Consultants

On June 8, 2012, the Company retained, on an ad hoc basis, Towers Watson & Co (“Towers Watson”), an independent compensation consultant with particular expertise in compensation matters for the media, publishing and newspaper industries, to provide ad hoc compensation consulting services with respect to: (a) managing senior executives via potential change-in-control for both incentive opportunities and stability; and (b) developing a retention plan for key executives (collectively, the “Services”).

As authorized by the GateHouse board of directors, Towers Watson reported directly to the Ad Hoc Committee (the “Committee”), which had the authority to engage Towers Watson and to approve fee arrangements for work performed. Towers Watson was authorized to interact with: (a) the Company’s management, as needed, in connection with the Services; and (b) the Committee’s outside legal counsel, when applicable, on matters being brought to the Committee for consideration.

It is the Committee’s policy that the Chair of the Committee or the full Committee pre-approve any additional services provided by Towers Watson to the Company. In fiscal year 2012, Towers Watson only performed the Services for the Committee. Towers Watson did not perform any services for the Committee in fiscal year 2013. The Committee has assessed the independence of Towers Watson pursuant to Securities and Exchange Commission Rules and Regulations and concluded that Towers Watson’s work for the Company does not raise any conflict of interest.

Benchmarking Data

The GateHouse board of directors believes that each element of the compensation program should establish compensation levels taking into account current market practices. As such, the members of our board of directors may familiarize themselves with compensation trends and competitive conditions through the review of non-customized market surveys, data and other information about relevant market compensation practices. However, market compensation levels and practices are only one of the factors used by the board of directors in making executive compensation decisions. The GateHouse board of directors does not target a specific percentile within this market data and instead uses the comparative data solely as a validation after having determined the types and amount of compensation based on its own evaluation. Other factors considered in the board of directors’ evaluation may include the individual Named Executive Officer’s level of responsibility, the individual Named Executive Officer’s performance, historical company practices, long-term market trends, internal pay equity and expectations regarding the individual’s future contributions, our own performance, budget considerations and succession planning and retention strategies.

Executive Compensation Program

Our practices with respect to each of the three key compensation elements identified above, as well as other elements of compensation, are set forth below.

Base Salary

Each Named Executive Officer is paid a base salary providing him or her with a guaranteed income stream which does not vary with our performance. Each Named Executive Officer’s base salary is based on his or her job responsibilities, leadership and experience and value to, and length of service with, our Company. The salaries of our Named Executive Officers named in the Summary Compensation Table are determined by the board of directors. Such salaries may be reflected either in an employment agreement (described below in the section entitled “Employment Agreements”) or an offer letter. Decisions regarding adjustments to base salaries are made at the discretion of the GateHouse board of directors, and are influenced by, among other factors determined by the board of directors in its sole discretion, each Named Executive Officer’s current base salary and the base salaries paid to other executives performing substantially similar functions at similar companies with a market capitalization similar to ours.

For both 2013 and 2012, in light of the current economic environment and considering other factors, the board of directors elected to freeze the base salaries of our Named Executive Officers at their 2008 levels.

Annual Bonus Incentives for Named Executive Officers

Each of our Named Executive Officers is entitled to a discretionary annual bonus. The annual bonus incentives are used to ensure that a portion of our Named Executive Officer’s compensation is at risk, and that each Named Executive Officer has the opportunity to receive a variable amount of compensation based on the board of directors’ evaluation of our and the individual’s performance. The bonus is payable in our common stock or cash or a combination thereof, as determined by the GateHouse board of directors, in its sole discretion. Any bonus that is payable in common stock (a “Restricted Stock Bonus”) vests over a specified period.

While the amount, if any, of an annual bonus is determined by our board of directors in its sole discretion, the board of directors looks at many factors in its decision-making process relating to the amount, if any, of the annual bonus for our Named Executive Officers. The factors generally involve the following:

•	Reviewing Company performance. Throughout the year, the GateHouse board of directors reviews all aspects of financial and operational performance of the Company, and also assesses Company performance in relation to the Company’s business direction, as determined by the board of directors, taking into account changing economic and market environments.

•	Individual performance. The GateHouse board of directors also evaluates individual performance beyond purely financial measures, including, generally, one or any combination of the following: (i) exceptional performance of each individual’s functional responsibilities; (ii) leadership; (iii) creativity; (iv) innovation; (v) collaboration; (vi) development and implementation of growth initiatives; and (vii) other activities that are critical to driving long-term value for stockholders.

•	Setting a target bonus. Our board of directors establishes a target bonus amount for certain Named Executive Officers. The target bonus takes into account all of the Company and individual factors that the board of directors deems relevant, however, no one factor by itself is determinative of the target bonus amount. For each of 2013 and 2012, Mr. Reed’s target bonus was $200,000, Ms. Janik’s target bonus was $137,500 and Mr. Maring’s target bonus was $140,000. Neither Mr. Davis nor Ms. Sack had a target bonus amount for 2013 or 2012.

•	Measuring performance. After the end of the fiscal year, our board of directors reviews Company and individual performance of each of our Named Executive Officers. The board of directors does not apply a rigid set of rules for determining the relative importance of the factors discussed above. Our board of directors may emphasize or weight particular factors differently for each Named Executive Officer and differently for each fiscal year.

The GateHouse board of directors considered the above general factors, as well the specific accomplishments listed below, in awarding discretionary cash bonuses to our Named Executive Officers as follows:

Michael E. Reed: As our Chief Executive Officer, in 2012 Mr. Reed provided the leadership and direction necessary for our transformation to a truly multi-media enterprise. Mr. Reed played a critical role in conceptualizing and implementing our digital business initiatives while maintaining our supportive efforts for our traditional print business. On December 26, 2012, in light of these achievements and the above referenced general factors, our board of directors awarded Mr. Reed a discretionary bonus of $800,000 for 2012. To date, the discretionary bonus, if any, for Mr. Reed for 2013 has not yet been determined or awarded but our board of directors will consider, in addition to the above referenced general factors, Mr. Reed’s strong leadership role in exploring strategic alternatives regarding the restructuring of our balance sheet and negotiating, achieving and implementing the Restructuring and our New Credit Facilities and effecting the Distribution contemplated by this Prospectus.

Melinda A. Janik: As our Senior Vice President and Chief Financial Officer, in 2012 Ms. Janik played a critical role in designing operational metrics and reporting for our new digital ventures and new organizational structure.

Ms. Janik also helped design and implement new compensation plans which were more closely aligned with our new goals and initiatives as part of our transformation to a multi-media enterprise. On December 26, 2012, in light of these achievements and the above referenced general factors, our board of directors awarded Ms. Janik a discretionary bonus of $125,000 for 2012. To date, the discretionary bonus, if any, for Ms. Janik for 2013 has not yet been determined or awarded but our board of directors will consider, in addition to the above referenced factors, Ms. Janik’s oversight of and involvement with accounting matters related to the Restructuring, the acquisition and management of Local Media, compliance with the terms of our New Credit Facilities as well as the Local Media Credit Facility, and this Prospectus.

Kirk A. Davis: As our President and Chief Operating Officer, in 2012 Mr. Davis played a crucial leadership role in implementing our new digital initiatives to grow our company and in executing the operational reorganization of GateHouse. On December 26, 2012, in light of these achievements and the above referenced general factors, our board of directors awarded Mr. Davis a discretionary bonus of $350,000 for 2012. To date, the discretionary bonus, if any, for Mr. Davis for 2013 has not yet been determined or awarded but our board of directors will consider, in addition to the above referenced general factors, Mr. Davis’ strong leadership role in scaling our digital initiatives and overseeing the integration and operation of Local Media.

Polly Grunfeld Sack: As our Senior Vice President, General Counsel and Secretary, in 2012 Ms. Sack provided the legal advice, oversight and infrastructure necessary to formulate and implement our digital business and other new business initiatives, as well as providing the legal framework for our cost reduction initiatives. Ms. Sack also led our efforts to restructure and enhance our human resources function. On December 26, 2012, in light of these achievements and the above referenced general factors, our board of directors awarded Ms. Sack a discretionary bonus of $140,000 for 2012. To date, the discretionary bonus, if any, for Ms. Sack for 2013 has not yet been determined or awarded but our board of directors will consider, in addition to the above referenced general factors, Ms. Sack’s legal leadership role in the implementation of the Restructuring and the negotiation and oversight of our New Credit Facilities and the Local Media Credit Facility.

Mark Maring: As our Vice President, Investor Relations and Strategic Development and Treasurer, in 2012 Mr. Maring played a crucial role in implementing our cost cutting measures and liaising with our lenders during the period that preceded the Restructuring. On December 26, 2012, in light of these achievements and the above referenced general factors, our board of directors awarded Mr. Maring a discretionary bonus of $80,000 for 2012. To date, the discretionary bonus, if any for Mr. Maring for 2013 has not yet been determined or awarded but our board of directors will consider, in addition to the above referenced general factors, Mr. Maring’s expanded role and his oversight of the financial modeling and analytics throughout the Restructuring.

Periodic Long-Term Equity Incentive Compensation

The periodic long-term equity incentive program provides a periodic award (typically annual) of equity compensation under the GateHouse Omnibus Stock Incentive Plan (the “Equity Plan”). The objective of the program is to directly align compensation for our Named Executive Officers over a multi-year period with the interests of our stockholders by motivating and rewarding creation and preservation of long-term stockholder value. The level of long-term incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to our Named Executive Officers and the goals of the compensation program described above.

During 2013 and 2012, following our board of directors’ evaluation of our performance, and after consideration of any other appropriate factors determined by the board of directors in its sole discretion, the board of directors determined not to grant our Named Executive Officers any awards of long-term equity compensation. In making this decision, the GateHouse board of directors considered that Mr. Reed and Ms. Sack each previously entered into a management stockholder agreement (the “Management Stockholder Agreements”) pursuant to which they were awarded restricted share grants. Under the Management Stockholder Agreements, the restricted share grants are subject to a five-year vesting schedule, with one-third of the shares vesting on each of the third, fourth and fifth anniversaries from the grant date. In addition, Mr. Reed also purchased additional restricted shares of our common stock which are also subject to the Management Stockholder Agreements.

Following the adoption of the Equity Plan in October 2006, additional restricted share grants were awarded to certain of our Named Executive Officers under the Equity Plan in each of 2006, 2007 and 2008. The majority of the restricted share grants granted under the Equity Plan vest in one-third increments on each of the first, second and third anniversaries of the grant date. During 2013 and 2012, following our board of directors’ evaluation of our performance, and after consideration of any other appropriate factors determined by the GateHouse board of directors in its sole discretion, our board of directors determined not to grant our Named Executive Officers any awards of restricted share grants.

During the applicable vesting period, our Named Executive Officers holding restricted share grants have all the rights of a stockholder, including, without limitation, the right to vote and the right to receive all dividends or other distributions (at the same rate and on the same terms as all other stockholders). As of December 29, 2013 no equity awards to our Named Executive Officers were outstanding.

Benefits and Perquisites

The GateHouse board of directors supports providing benefits and perquisites to our Named Executive Officers that are substantially the same as those offered to our other executive officers, including vacation, sick time, participation in our medical, dental and insurance programs, all in accordance with the terms of such plans and program in effect from time to time.

Policy With Respect to the $1 Million Deduction Limit

Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation’s Chief Executive Officer and the three other most highly compensated executive officers as of the end of any fiscal year, other than the Chief Financial Officer. However, certain forms of performance-based compensation are excluded from the $1 million deduction limit if certain requirements are met. Our board of directors designs certain components of Named Executive Officer compensation, including awards granted under the Equity Plan, to permit full deductibility. The GateHouse board of directors believes, however, that our stockholder interests are best served by not restricting its discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, we have granted and may continue to grant awards such as time-based restricted share grants and/or enter into compensation arrangements under which payments are not deductible under Section 162(m) in the event that the GateHouse board of directors determines that such non-deductible arrangements are otherwise in the best interests of our stockholders.

Risk and Compensation Policies

In considering the risks to the Company and its business that may be implied by our compensation plans and programs, our board of directors considers the design, operation and mix of the plans and programs at all levels of the Company. Our compensation program is designed to mitigate the potential to reward excessive risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of our long-term business strategy and erode shareholder value.

2013 Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal years 2013, 2012 and 2011, ending December 29, 2013, December 30, 2012 and January 1, 2012, respectively.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		Total ($)
Michael E. Reed	2013	$500,000	$—	(1)	$0		$500,000
— Chief Executive Officer	2012	500,000	800,000	(2)	0		1,300,000
	2011	500,000	800,000	(3)	0		1,300,000
Melinda A. Janik	2013	275,000	—	(1)	0		275,000
— Senior Vice President and Chief Financial Officer	2012	275,000	125,000	(2)	0		400,000
	2011	275,000	125,000	(3)	0		400,000
Kirk Davis	2013	479,001	—	(1)	0	(4)	479,001
— President and Chief Operating Officer	2012	461,261	350,000	(2)	15,117	(4)	826,378
	2011	461,261	350,000	(3)	8,527	(4)	819,788
Polly Grunfeld Sack	2013	260,000	—	(1)	0		260,000
— Senior Vice President, General Counsel and Secretary	2012	260,000	140,000	(2)	0		400,000
	2011	260,000	140,000	(3)	0		400,000
Mark Maring	2013	200,000	—	(1)	0		200,000
— Vice President, Investor Relations and Strategic	2012	200,000	80,000	(2)	0		280,000
Development and Treasurer	2011	200,000	80,000	(3)	0		280,000

(1)	Bonus amounts earned for 2013 have not yet been determined.
(2)	This amount reflects the bonus amount earned and paid in 2012.
(3)	This amount reflects the bonus amount earned in 2011 and paid in 2012.
(4)	The amount in this column represents the aggregate change in the actuarial present value of Mr. Davis’ accumulated benefit under the George W. Prescott Publishing Company Pension Plan, which was frozen effective December 31, 2008.

Employment Agreements

On March 6, 2012, our board of directors approved and we entered into an amendment to the existing employment agreement with each of our Named Executive Officers, other than Ms. Janik and Mr. Maring. These amendments provide for enhanced severance benefits upon the executive’s involuntary termination of employment without “cause” or voluntary termination of employment for “good reason,” in each case, within 18 months of the earlier to occur of the commencement of any discussion with any individual or entity that ultimately results in a “change in control” (as defined in the Equity Plan) or the occurrence of a change in control transaction. The amendments also added voluntary termination of employment for “good reason” as an event that would entitle the executive to non-enhanced severance that is unrelated to a change of control. The amendments also clarify our approach to compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and make conforming and clarifying changes to each of such executive’s restrictive covenants (such as non-competition, confidentiality and non-solicitation). No other changes were made to the existing employment agreements.

“Cause” is defined as: (a) a conviction of, guilty plea concerning or confession of any felony; (b) any act of dishonesty in connection with our business; (c) any uncured material breach by the executive of his or her employment agreement; (d) any material breach of any reasonable and lawful rule or directive from us; (e) the gross or willful neglect of duties or gross misconduct by the executive; or (f) the habitual use of drugs or habitual, excessive use of alcohol to the extent that any of such uses materially interferes with the performance of the executive’s duties under his or her employment agreement.

“Good reason” is defined as the occurrence of any one or more of the following at any time during the executive’s employment without the executive’s written consent: (a) the failure to maintain the executive in the same or better position with us which the executive held immediately prior to a change in control, or the removal of Executive as a member of the board of directors; (b) a significant adverse change in the nature or scope of the executive’s authorities, powers, functions, responsibilities or duties immediately prior to the change in control; (c) a reduction in the aggregate of the executive’s base salary or annual cash bonus; (d) a reduction in the executive’s long-term incentive compensation opportunity; (e) the termination or denial of the executive’s rights to retirement or welfare benefits or a reduction in the scope or value of such benefits (other than any a reduction that is generally applicable to all employees); (f) any change of the executive’s principal place of employment to a location more than 50 miles from the executive’s principal place of employment immediately prior to a change in control; (g) any uncured failure to pay the executive any compensation when due; (h) the delivery to the executive of a written notice of the intent to terminate the executive’s employment for any reason, other than cause or disability, regardless of when such termination is intended to become effective; or (i) any failure by us to comply with any provision of the executive’s employment agreement.

The enhanced severance benefit consists of: (a) a monthly payment for a specified period (27 months for our Mr. Reed, 24 months for our Mr. Davis and 21 months for our Ms. Sack) equal to the executive’s monthly base salary and average monthly bonus (the average of the last three annual cash bonuses, or, if three annual cash bonuses have not been paid to the executive, the average of such bonuses that have been paid to the executive, in each case, divided by 12); (b) a pro-rated annual cash bonus for the year that the executive’s employment is terminated; (c) the accelerated vesting of any restricted stock awards that are unvested as of the date that the executive’s employment is terminated; (d) up to six months of outplacement services immediately following the executive’s termination of employment; and (e) up to 12 months of continued healthcare coverage.

The above description of the amendments is qualified in its entirety by the text of each respective amendment, which are attached as Exhibits 10.22, 10.23 and 10.25 to our Annual Report on Form 10-K filed on March 8, 2012.

Also on March 6, 2012, our board of directors approved and we entered into an employment agreement with Ms. Janik, our Senior Vice President and Chief Financial Officer. This employment agreement generally embodies the terms of that certain offer letter, dated December 23, 2008, filed as Exhibit 10.19 to our Annual Report on Form 10-K filed on March 13, 2009.

Under the employment agreement, Ms. Janik has the title of Senior Vice President and Chief Financial Officer and is entitled to continue to receive her current base salary at the annual rate of $275,000 (“Base Salary”). Ms. Janik is eligible to receive each fiscal year a bonus (for each such fiscal year, a “Bonus”), based on the achievement, as determined by the GateHouse board of directors, of certain performance standards as agreed to by Ms. Janik and the GateHouse board of directors. Such Bonus is payable in such combination of cash and shares of common stock of the Company (“Common Stock”) as determined by the board of directors, under the Equity Plan (or any similar or successor plan) (the stock portion of any such Bonus being a “Restricted Stock Grant”). The number of shares comprising any Restricted Stock Grant shall be determined by dividing the applicable portion of the Bonus being awarded in Common Stock by the fair market value (as determined by our board of directors) of the Common Stock on the date of grant. The cash portion of each Bonus shall be paid to Ms. Janik within a reasonable time after the end of the fiscal year, but in no event later than four months following completion of the fiscal year to which such Bonus relates (“Outside Payment Date”). The Restricted Stock Grant portion of each Bonus shall be made on such date as the board of directors determines in its discretion, though no later than the applicable Outside Payment Date. No Bonus in respect of any fiscal year will be due to Ms. Janik unless she is employed by us on the last day of the fiscal year in respect of which the Bonus is awarded. As described below, Ms. Janik’s employment agreement has the same type of severance provisions as those that are in Ms. Sack’s employment agreement.

The above description of Ms. Janik’s employment agreement is qualified in its entirety by the text of such agreement, which is attached as Exhibit 10.24 to our Annual Report on Form 10-K filed on March 8, 2012.

Michael E. Reed

Mr. Reed is employed as our Chief Executive Officer pursuant to an employment agreement effective as of January 30, 2006, as amended on March 6, 2012. Under this agreement, he has the duties and responsibilities customarily exercised by the person serving as chief executive officer of a company of our size and nature.

Pursuant to his employment agreement, which has an initial three-year term that automatically renews subject to the same terms and conditions for additional one-year terms unless either we or Mr. Reed gives notice of non-renewal within ninety days prior to the end of the term, Mr. Reed receives an annual base salary of $500,000. Mr. Reed also is eligible for an annual, performance-based bonus. The agreement provides that Mr. Reed is eligible to receive an annual target bonus of $200,000 upon the achievement of certain performance goals agreed to by Mr. Reed and the GateHouse board of directors. The bonus is payable in either our common stock or cash in the discretion of our board of directors, provided that no more than 50% of the bonus shall be payable in our common stock without Mr. Reed’s approval.

Melinda A. Janik

On March 6, 2012, our board of directors approved and we entered into an employment agreement with Ms. Janik. This employment agreement is generally consistent with the prior offer letter between Ms. Janik and us. Under her employment agreement, Ms. Janik is entitled to receive a base salary of $275,000. Ms. Janik is also eligible to receive an annual bonus based on the achievement of certain performance requirements and satisfaction of a continuous employment requirement, as determined by the board of directors. Such annual bonus is payable in such combination of cash and shares of our common stock under the Equity Plan, as determined by the board of directors. Ms. Janik will be entitled to all of the usual benefits offered to employees at the executive level, including vacation, sick time, participation in our medical, dental and insurance programs, as well as the ability to participate in our 401(k) retirement savings plan. We will also reimburse Ms. Janik for any expenses reasonably and necessarily incurred by her in furtherance of her duties under the employment agreement.

Ms. Janik’s employment may be terminated (a) by us for “cause” (as such term is defined above); (b) by us at any time without “cause”; or (c) by Ms. Janik at any time. If Ms. Janik’s employment with us is terminated by us for “cause,” she shall not be entitled to any further compensation or benefits other than accrued but unpaid base salary and accrued and unused vacation pay through the date of such termination (collectively, the “Accrued Benefits”).

If Ms. Janik’s employment is terminated by us other than for “cause,” and not within 18 months of a “change in control” (as such term is defined above), then she shall be entitled to, upon providing us with a signed release of claims and subject to Ms. Janik’s continued compliance with restrictive covenants and confidentiality provisions of the employment agreement: (a) the Accrued Benefits, (b) an amount equal to 12 months base salary payable in the same manner as provided under the employment agreement, (c) any declared annual bonus not yet paid and (d) continuation of her coverage under our medical plan for 12 months from the date of such termination. If Ms. Janik’s employment is terminated by us without “cause” or Ms. Janik terminates her employment for “good reason” (as such term is defined above), in each case, within 18 months of the earlier to occur of the commencement of any discussion with any individual or entity that ultimately results in a change in control or the occurrence of a change in control transaction, Ms. Janik could become eligible to receive the same enhanced severance benefits described above in connection with the amendment to Ms. Sack’s employment agreement.

Unless Ms. Janik breaches one of the restrictive covenants contained in the employment agreement, the payments described in the termination provisions in the employment agreement shall be paid over a period of 12 months commencing on the date of Ms. Janik’s termination of employment with us; provided that if such termination is by Ms. Janik for “good reason” or occurs within 18 months of a “change in control,” such payments shall be paid over a 21-month period.

Kirk Davis

Mr. Davis is employed as our President and Chief Operating Officer pursuant to an employment agreement effective as of January 9, 2009, as amended on March 6, 2012. Under this agreement, he has the duties and responsibilities customarily exercised by the person serving as president and chief operating officer of a company of our size and nature.

Pursuant to his employment agreement, which has no guaranteed term of employment or renewal provision, Mr. Davis’ annual base salary shall be reviewed on an annual basis and adjusted in our sole discretion. Mr. Davis also is eligible for an annual bonus, based on the achievement, as determined by the GateHouse board of directors in its sole discretion, of certain performance standards agreed to by Mr. Davis and our board of directors. Such bonus may be paid in such combination of cash and shares of our common stock as determined by our board of directors, in its sole discretion under the Equity Plan (or any similar or successor plan).

Polly G. Sack

Ms. Sack is employed as our Senior Vice President, Secretary and General Counsel pursuant to an employment agreement effective as of May 17, 2006, as amended on March 6, 2012. Under this agreement, she has the duties and responsibilities customarily exercised by the person serving as chief legal officer of a company of our size and nature.

Pursuant to her employment agreement, which has no guaranteed term of employment or renewal provision, Ms. Sack’s annual base salary shall be reviewed on an annual basis and adjusted in our sole discretion. Ms. Sack also is eligible for an annual, performance-based bonus, without a target level, based upon the achievement of certain performance goals agreed to by Ms. Sack and our board of directors. Such bonus may be a Restricted Stock Bonus as determined by the GateHouse board of directors and without restriction as to the relative proportions of common stock or cash comprising such bonus. Ms. Sack’s employment agreement also provided for the reimbursement of her reasonable relocation expenses.

Mark Maring

Mr. Maring is currently employed as our Treasurer and Vice President of Investor Relations and Strategic Development. From August 19, 2008 to February 2, 2009, Mr. Maring also served as our Interim Chief Financial Officer. Pursuant to an offer letter effective as of February 6, 2008, Mr. Maring was initially employed as our Vice President of Investor Relations and Strategic Development, with the duties and responsibilities customarily exercised by the person serving as Vice President of Investor Relations and Strategic Development of a company of our size and nature.

Pursuant to his offer letter, which has no guaranteed term of employment or renewal provision, Mr. Maring’s initial annual base salary is at the rate of $200,000 per year. Mr. Maring also is eligible for an annual bonus based on achievement of annually agreed upon targets, of up to 70% of base pay. This bonus will be paid with a combination of cash and restricted stock and is subject to approval by the GateHouse board of directors.

General

The employment agreements with the Named Executive Officers are referred to collectively as the “Employment Agreements.” Our Named Executive Officers have restrictive covenants in the Employment

Agreements and/or their management stockholder agreements for our benefit relating to non-competition during the term of employment and for the one year period following termination of their employment for any reason. Each of the Employment Agreements also contains restrictive covenants relating to non-solicitation of our employees, directors, agents, clients, customers, vendors, suppliers or consultants during the term of employment and for the one year period following termination of their employment for any reason.

No Grants of Plan-Based Awards, No Equity Compensation Granted During 2012 and

No Outstanding Equity Awards at Fiscal Year-End

We did not grant any plan-based awards or equity compensation to our Named Executive Officers during the fiscal year ending December 29, 2013. No equity awards were outstanding at the end of fiscal 2013.

Pension Benefits

The following table sets forth Mr. Davis retirement benefits under our retirement plans. No other Named Executive Officers participate in any pension plan.

Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit ($)	Payments during last fiscal year ($)
Kirk Davis	Prescott Pension Plan	4.8	$56,077	$0

We maintain one defined benefit plan, the George W. Prescott Publishing Company Pension Plan (the “Prescott Pension Plan”). The Prescott Pension Plan benefits the employees of the George W. Prescott Publishing Company by providing funded, tax-qualified benefits up to the limits on compensation and benefits under the Internal Revenue Code. Benefits under the Prescott Pension Plan are funded by an irrevocable tax-exempt trust. An executive’s benefits under the Prescott Pension Plan are payable from the assets held by a tax-exempt trust, and are based on earnings up to a compensation limit under the Internal Revenue Code (which was $230,000 in 2008).

Effective December 31, 2008, the Prescott Pension Plan was amended to freeze benefit accruals and participation. The only Named Executive Officer who has benefits in the Prescott Pension Plan is Mr. Davis. The terms and conditions below relate solely to participants in the Prescott Pension Plan.

The “Normal Retirement Benefit” is expressed as an annual single life annuity payable from normal retirement age for the remainder of his life. The benefit under the Prescott Pension Plan is equal to an amount equal to the sum of (i) and (ii):

(i)	an amount equal to the product of:

(a) 0.5% of Mr. Davis’ Average Compensation not in excess of the covered compensation base plus 1% of his Average Compensation in excess of the covered compensation base; and (b) Mr. Davis’ years of Accrued Service (not in excess of 40).

(ii)	an amount equal to the product of:

(a) 0.67% of Mr. Davis’ Average Compensation; and

(b) Mr. Davis’ years of Accrued Service in excess of 40.

“Average Compensation” means the average of Mr. Davis’ highest compensation paid during any five consecutive plan years of the ten plan years prior to December 31, 2008. “Compensation” means Mr. Davis’ total compensation in a plan year, excluding any bonuses, any overtime payments and employer contributions under the Prescott Pension Plan or under any other employee benefit plan of an affiliated company. Pay in excess of the

Internal Revenue Code Section 401(a)(17) limit, is not considered. “Accrued Service” is the total number of years prior to January 1, 2009 (June 1, 2009 for IBT Union employees), during which the executive has completed at least 1,000 Hours of Service.

If Mr. Davis retires after reaching the age of 60 and has completed five years of vesting service, he is entitled to the benefit amount. However, the benefit amount will be reduced 0.56% for each month his retirement precedes his reaching the age of 65.

In the event Mr. Davis dies prior to the commencement of benefit payments, his spouse will be eligible for a death benefit protection. This provides that if Mr. Davis and spouse were married for at least one year prior to his date of death, then the spouse of Mr. Davis shall receive a survivor annuity which is equal to 50% of the pension Mr. Davis would have received had he retired on his date of death or age 60, if later, with a joint and 50% survivor annuity option.

If Mr. Davis dies after payment of his benefit under the Prescott Pension Plan has commenced, the death benefit payable, if any, shall be determined in accordance with the form in which the benefit was being paid. The pension benefit under the Prescott Pension Plan is reduced if paid before normal retirement age. The pension benefit is defined as a single life annuity. Optional annuity forms which are approximately equal in value are also available.

2013 Non-Qualified Deferred Compensation

None of our Named Executive Officers were participants in or made contributions to or withdrawals from any of our nonqualified deferred compensation plans during the fiscal year ending December 29, 2013.

Potential Payments Upon Resignation, Termination or Change in Control

The table beginning on page 188 of this registration statement estimates the amount of compensation payable to each of our Named Executive Officers in the event of termination of such executives’ employment upon voluntary termination, termination for cause, death, disability, retirement, involuntary not for cause termination and termination following a change of control. The amounts shown are estimates assuming that such termination was effective as of December 29, 2013. Each of our Named Executive Officers is entitled to receive amounts earned during his or her term of employment regardless of the manner in which the Named Executive Officer’s employment is terminated. These amounts include accrued but unpaid base salary and accrued and unused vacation pay through the date of such termination (the “Accrued Benefits”). These amounts are not shown in the table. In addition, each of our Named Executive Officers may receive compensation under the terms of our Management Stockholder Agreements or the Equity Plan, as well as under the terms of their respective employment agreements.

The Management Stockholder Agreements with each of Mr. Reed and Ms. Sack contains a call option exercisable at our discretion pursuant to which we may purchase the shares of non-forfeited common stock which are subject to the Management Stockholder Agreement upon termination of his or her employment for any reason (the “Call Option”). The amount we will pay is determined as follows: (a) in the case of a termination for cause, the lower of the purchase price of one thousand dollars ($1,000) per share or the fair market value (as determined by our board of directors) or (b) in the case of a termination for any reason other than cause, the fair market value (as determined by our board of directors). Following the Restructuring, the Call Option has no value.

Payments Made Upon Termination for Cause or Resignation without Good Reason

If the Named Executive Officer’s employment is terminated by the Company for cause or he or she voluntarily resigns without “good reason” (as such term is defined above), he or she would not be entitled to any further compensation or benefits other than Accrued Benefits. The Named Executive Officer would also forfeit all unvested shares subject to his or her initial stock grant and any restricted stock bonuses and, in the case of termination due to an act of dishonesty committed in connection with our business, he or she would forfeit all shares subject to his or her initial stock grant and any restricted stock bonuses. Under the Management Stockholder Agreements, we may exercise our Call Option.

Payments Made Upon Termination without Cause or Termination for Good Reason Unrelated to a Change in Control

If the Named Executive Officer’s employment is terminated by the Company other than for Cause or is terminated by the Named Executive Officer for “good reason” (as such term is defined above) unrelated to a Change in Control, in each case, not within 18 months of the earlier to occur of the commencement of any discussion with any individual or entity that ultimately results in a change in control or the occurrence of a change in control transaction (this period is referred to as the “Protection Period”), then he or she shall be entitled to:

(a) the Accrued Benefits;

(b) an amount equal to 12 months current base salary;

(c) the annual bonus, including any declared bonus not yet paid;

(d) continuation of health benefits at the same levels until the earlier of: (i) the time it takes the Named Executive Officer to become eligible for benefits from a new employer; or (ii) 12 months from the date of termination;

(e) the shares subject to the initial stock grant and any additional restricted stock bonuses that would have vested on the next anniversary date following the date of such termination, but in no event less than one-third (1/3) each of the shares to the initial stock grant and any additional restricted stock bonuses; and

(f) with respect to each of Mr. Reed and Ms. Sack only, under the Management Stockholder Agreement, we may exercise our Call Option.

Payments Made Upon Termination without Cause or Termination for Good Reason following a Change in Control

If the Named Executive Officer’s employment is terminated by the Company other than for Cause or is terminated by the Named Executive Officer for Good Reason following a Change in Control, in each case within the Protection Period, then he or she shall be entitled to:

(a) the Accrued Benefits;

(b) an amount equal to:

i.	with respect to Mr. Reed, 27 months Base Salary plus Average Monthly Bonus (as defined in the Employment Agreements) current base salary;

ii.	with respect to Mr. Davis, 24 months Base Salary plus Average Monthly Bonus; and

iii.	with respect to each of Ms. Janik and Ms. Sack, 21 months Base Salary plus Average Monthly Bonus.

(c) a pro-rated bonus for the year of termination;

(d) the vesting portion of the shares of any Restricted Stock Grant and the Initial Restricted Stock Grant, respectively, that are not vested as of the date of termination, if the date of termination is within 12 months of the Change in Control;

(e) up to 6 months of outplacement services;

(f) continuation of health benefits at the same levels until the earlier of: (i) the time it takes the Named Executive Officer to become eligible for benefits from a new employer; or (ii) 12 months from the date of termination;

(g) the shares subject to the initial stock grant and any additional restricted stock bonuses that would have vested on the next anniversary date following the date of such termination, but in no event less than one-third (1/3) each of the shares to the initial stock grant and any additional restricted stock bonuses, if the date of termination is not within 12 months of the Change in Control; and

(h) with respect to each of Mr. Reed and Ms. Sack only, under the Management Stockholder Agreement, we may exercise our Call Option.

Payments Made Upon Resignation, Death or Disability

If the Named Executive Officer’s employment is terminated by reason of voluntary resignation (other than a voluntary termination for good reason), death or Disability (as defined in the Employment Agreements), he or she would not be entitled to receive any further compensation or benefits other than the Accrued Benefits. If any Named Executive Officer fails to perform his or her duties as a result of Disability or incapacity, he or she shall continue to receive his or her Base Salary and all other benefits and all other compensation unless and until his or her employment is terminated. In addition, under the Management Stockholder Agreements, we may exercise our Call Option.

Potential Payments upon Termination or Change of Control

	OFFICERS
EVENT	Michael E. Reed	Melinda A. Janik	Mark Maring	Kirk Davis	Polly G. Sack
VOLUNTARY TERMINATION, TERMINATION FOR CAUSE OR RESIGNATION WITHOUT “GOOD REASON”
Call Option(1)	$0	$0	$0	$0	$0

Total	$0	$0	$0	$0	$0
DEATH
Call Option(1)	$0	$0	$0	$0	$0
Life insurance proceeds	$500,000	$275,000	$200,000	$461,261	$260,000

Total	$500,000	$275,000	$200,000	$461,261	$260,000
DISABILITY
Call Option(1)	$0	$0	$0	$0	$0

Total	$0	$0	$0	$0	$0
RETIREMENT
Call Option(1)	$0	$0	$0	$0	$0

Total	$0	$0	$0	$0	$0
TERMINATION WITHOUT CAUSE, TERMINATION FOR “GOOD REASON” UNRELATED TO A “CHANGE IN CONTROL”
Annual Bonus (2)	$800,000	$125,000	$80,000	$350,000	$140,000
Call Option(1)	$0	$0	$0	$0	$0
Cash severance payment	$500,000	$275,000	$200,000	$461,261	$260,000
Continued health care benefits	$9,119	$3,878	$9,119	$9,433	$8,520

Total	$1,309,119	$403,878	$289,119	$820,694	$408,520
TERMINATION WITHOUT CAUSE, TERMINATION FOR “GOOD REASON” FOLLOWING A “CHANGE IN CONTROL”
Annual Bonus (3)	$800,000	$125,000	$80,000	$350,000	$140,000
Call Option(1)	$0	$0	$0	$0	$0
Cash severance payment (4)	$2,887,479	$720,629	$200,000	$1,572,514	$691,250
Continued health care benefits	$9,119	$3,878	$9,119	$9,433	$8,520

Total	$3,696,598	$849,507	$289,119	$1,931,947	$839,770

(1)	The Call Option has no value following the Restructuring.
(2)	This is the maximum amount based on the previous year’s bonus and is payable only if previously declared.
(3)	With respect to Mr. Reed, Ms. Janik, Mr. Davis and Ms. Sack, this is the maximum amount based on the previous year’s bonus and is subject to pro-ration for portion of the year elapsed. With respect to Mr. Maring, this is the maximum amount based on the previous year’s bonus and is payable only if previously declared.
(4)	With respect to Mr. Reed, Ms. Janik, Mr. Davis and Ms. Sack, the “cash severance payment” consists of a monthly payment for a specified period (27 months for our Chief Executive Officer, 24 months for our Chief Operating Officer, 21 months for our Chief Financial Officer and 21 months for our General Counsel) equal to the executive’s monthly base salary and average monthly bonus (the average of the last three annual cash bonuses divided by 12). With respect to Mr. Maring, the “cash severance payment” equals twelve (12) months’ current base salary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date hereof, 84.6% of the outstanding shares of our Common Stock are owned by Newcastle. After the Distribution, Newcastle will own none of our Common Stock. The following table provides information with respect to the expected beneficial ownership of our Common Stock by (i) each person who we believe will be a beneficial owner of more than 5% of our outstanding Common Stock, (ii) each of our directors and our named executive officers, and (iii) all directors, director nominees and executive officers as a group. We based the share amounts on each person’s beneficial ownership of Newcastle common stock as of January 24, 2014, unless we indicate some other basis for the share amounts, and assuming a distribution ratio of 0.07219 shares of our Common Stock for each share of Newcastle common stock.

To the extent our directors and officers own Newcastle common stock at the time of the Distribution, they will participate in the Distribution on the same terms as other holders of Newcastle common stock.

On the Effective Date of the Plan, we were deemed to have issued and distributed 1,362,479 New Media Warrants. The New Media Warrants collectively represent the right to acquire New Media Common Stock, which in the aggregate will be equal to 5% of New Media Common Stock as of the Effective Date (calculated prior to dilution from shares of New Media Common Stock issued pursuant to the Local Media Contribution) at a strike price of $46.35 calculated based on a total equity value of New Media prior to the Local Media Contribution of $1.2 billion. Former equity interests were cancelled under the Plan.

Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities. Following the Distribution, we will have outstanding an aggregate of 30,000,000 shares of Common Stock based upon 351,453,495 shares of Newcastle common stock outstanding on January 24, 2014, assuming no exercise of Newcastle options and applying the distribution ratio of 0.07219 shares of our Common Stock for each share of Newcastle common stock held as of the record date of the Distribution.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)
Wesley R. Edens(3)(5)	792,393	2.64%
Michael E. Reed(4)	586	*	%
Kevin M. Sheehan	—	*	%
Theodore P. Janulis	—	*	%
Laurence Tarica	—	*	%
Kirk Davis	—	*	%
Gregory Freiberg	—	*	%
All directors, nominees and executive officers as a group (7 persons)	792,393	2.64%
Omega Advisors, Inc. and its affiliates	2,998,426	9.99%

*	Denotes less than 1%.
(1)	The address of all of the officers and directors listed above are in the care of Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.
(2)	Percentages shown assume the exercise by such persons of all options and warrants to acquire shares of our Common Stock that are exercisable within 60 days of January 24, 2014 and no exercise by any other person.
(3)	Includes 2,773,691 shares of Newcastle common stock held by Mr. Edens, 1,037,091 shares of Newcastle common stock held by FOE I, which is an affiliate of our Manager and 517,293 shares of New Media Common Stock issuable upon exercise of the New Media Warrants held by FIF III Liberty Holdings LLC. Mr. Edens disclaims beneficial ownership of the shares of Newcastle common stock held by FOE I and the shares of New Media Common Stock issuable upon the exercise of the New Media Warrants held by FIF III Liberty Holdings LLC, except, in each case, to the extent of his pecuniary interest therein. Does not include 100,000 shares of Newcastle common stock held by a charitable trust of which Mr. Edens’s spouse is sole trustee, and Mr. Edens disclaims beneficial ownership of the shares of Newcastle common stock held by this charitable trust; does not include 100,000 shares of Newcastle common stock held by a charitable trust of which Mr. Edens is trustee, and Mr. Edens disclaims beneficial ownership of these shares of Newcastle common stock.
(4)	Includes 586 shares of New Media Common Stock issuable upon exercise of the New Media Warrants.
(5)	Mr. Edens, as a beneficial owner of FOE I, may be considered to have, together with the other beneficial owners of FOE I, shared voting and investment power with respect to the shares of Newcastle common stock held by FOE I.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS, AFFILIATES AND AFFILIATED ENTITIES

Our Board intends to adopt written policies and procedures upon Listing regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to the legal department of our Manager any proposed related person transaction and all material facts about the proposed transaction. The legal department would then assess and promptly communicate that information to our independent directors. Based on their consideration of all of the relevant facts and circumstances, our independent directors will decide whether or not to approve such transaction and will generally approve only those transactions that are in, or are not inconsistent with, the best interests of New Media, as determined by at least a majority of the independent directors acting with ordinary care and in good faith. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to our independent directors, who will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

Transactions between the Manager and any affiliate must be approved in advance by the majority of the independent directors and be determined by such independent directors to be in the best interests of the Company. If any affiliate transaction involving the acquisition of an asset from the Manager or an affiliate of the Manager is not approved in advance by a majority of the independent directors, then the Manager may be required to repurchase the asset at the purchase price (plus closing costs) to the Company.

Management Agreement

We entered into a Management Agreement, pursuant to which our Manager provides for the day-to-day management of our operations. The Management Agreement will require our Manager to manage our business affairs subject to the supervision of our Board. See “Our Manager and Management Agreement” included elsewhere in this Prospectus.

GateHouse Management and Advisory Agreement

On November 26, 2013, New Media entered into the GateHouse Management and Advisory Agreement (the “GateHouse Management Agreement”) with GateHouse, pursuant to which New Media will manage the assets and the day-to-day operations of GateHouse. New Media will be responsible for, among other things (i) the purchase and sale of GateHouse’s investments (ii) the financing of GateHouse’s investments and (iii) investment advisory services. Such services may be performed by the Manager.

The GateHouse Management Agreement has an initial three-year term and will be automatically renewed for one-year terms thereafter unless terminated by New Media or Gate House. The GateHouse Management Agreement will automatically terminate if the Management Agreement between New Media and the Manager is terminated.

Commencing from the Listing, New Media is (a) entitled to receive a management fee equal to 1.50% per annum of GateHouse’s Total Equity (as defined in the GateHouse Management Agreement) and (b) eligible to receive incentive compensation that is based on GateHouse’s performance. In addition, GateHouse is obligated to reimburse certain expenses incurred by New Media in connection with the performance of its duties under the agreement. This description is a summary and is subject to, and qualified in its entirety by, the provisions of the GateHouse Management Agreement filed as Exhibit 10.32 to our registration statement on Form S-1.

Local Media Management and Advisory Agreement

GateHouse manages the assets of Local Media pursuant to a management and advisory agreement. The agreement has a two-year term, with automatic renewal for successive two-year periods unless terminated. While the agreement is in effect, GateHouse will receive an annual management fee of $1.1 million, subject to adjustments (up to a maximum annual management fee of $1.2 million), and an annual incentive compensation fee based on exceeding EBITDA targets of Local Media.

Registration Rights Agreement with Omega

New Media entered into a registration rights agreement with Omega Advisors, Inc. and its affiliates (collectively, “Omega”). Under the terms of the registration rights agreement, subject to customary exceptions and limitations, New Media will be required to use commercially reasonable efforts to file a registration statement as soon as reasonably practicable, but not prior to the earlier of (i) 120 days following the Effective Date and (ii) 14 days after the required financials are completed in the ordinary course of business, providing for the registration and sale by Omega of its New Media Common Stock (the “Registration Statement”). During the first 12 months following the Listing, subject to customary exceptions and limitations, Omega may request one demand right with respect to some or all of the New Media Common Stock held by Omega under the Registration Statement (the “Demand Registration”).

Once New Media is eligible to use Form S-3, New Media will be required to use commercially reasonable efforts to file a resale shelf registration statement providing for the registration and sale on a continuous or delayed basis by Omega of its New Media Common Stock (the “Shelf Registration”), subject to customary exceptions and limitations. Omega is entitled to initiate up to three offerings or sales with respect to some or all of the New Media Common Stock held by Omega pursuant to the Shelf Registration.

Omega may only exercise its right to request the Demand Registration and any Shelf Registrations if the New Media Common Stock eligible to be sold pursuant to such Registration Statement or Shelf Registration is at least 3% of the then-outstanding New Media Common Stock. This description is a summary and is subject to, and qualified in its entirety by, the provisions of the Registration Rights Agreement filed as Exhibit 4.5 to our registration statement on Form S-1.

RESTRUCTURING AGREEMENTS

This description is a summary and is subject to, and qualified in its entirety by, the provisions of the “Debtors’ Joint Prepackaged Chapter 11 Plan,” “Support Agreement,” “Warrant Agreement,” “Investment Commitment Letter,” “New Credit Facilities” and “Credit Amendment” (as defined below) filed as exhibits to our registration statement on Form S-1.

The Plan

On September 20, 2013, GateHouse commenced the Solicitation of holders of Outstanding Debt to accept or reject the Plan. 100% of the holders of the Outstanding Debt voted to accept the Plan. As a result, the Debtors commenced Chapter 11 cases on September 27, 2013 in which they sought confirmation of the Plan. The Plan was confirmed by the Bankruptcy Court on November 6, 2013. On November 26, 2013, GateHouse effected the transactions contemplated by the Plan (described below) and emerged from Chapter 11 protection.

Support Agreement

On September 4, 2013, Debtors entered into a Support Agreement, effective September 3, 2013, with Newcastle, the Administrative Agent and the Participating Lenders relating to a Restructuring of the Outstanding Debt and GateHouse’s equity pursuant to the Plan.

Pursuant to the Restructuring, Newcastle made the Cash-Out Offer. On the Effective Date, the holders of the Outstanding Debt had the option of receiving, in satisfaction of their Outstanding Debt, their pro rata share of the (i) Cash-Out Offer and/or (ii) New Media Common Stock and the Net Proceeds, if any, of the New Credit Facilities. Newcastle received a pro rata share of New Media Common Stock and the Net Proceeds of the New Credit Facilities for all Outstanding Debt it holds, including Outstanding Debt purchased in the Cash-Out Offer. All pensions, trade and all other unsecured claims will be paid in the ordinary course.

On September 20, 2013, GateHouse commenced the Solicitation. Under the Support Agreement, each of the Participating Lenders agreed to (a) support and take any reasonable action in furtherance of the Restructuring, (b) timely vote their Outstanding Debt to accept the Plan and not change or withdraw such vote, (c) support approval of the Disclosure Statement and confirmation of the Plan, as well as certain relief to be requested by Debtors from the Bankruptcy Court, (d) refrain from taking any action inconsistent with the confirmation or consummation of the Plan, and (e) not propose, support, solicit or participate in the formulation of any plan other than the Plan. 100% of the holders of the Outstanding Debt voted to accept the Plan subject to the terms of the Support Agreement. As a result, Debtors commenced Chapter 11 cases and sought approval of the Disclosure Statement and confirmation of the Plan therein. The Plan was confirmed on November 6, 2013 and GateHouse emerged from bankruptcy on November 26, 2013. The Support Agreement terminated on the Effective Date.

On the Effective Date, the claims and interests against GateHouse were discharged primarily through the (a) issuance of 30,000,000 shares of Common Stock of New Media and/or payment of cash to holders of claims in connection with the 2007 Credit Facility and related interest rate swaps, as described above; (b) reinstatement of certain claims; (c) entry into the Management Agreement; (d) issuance of 1,362,479 warrants by New Media to former equity holders in GateHouse (“Former Equity Holders”); and (e) entry into the New Credit Facilities, the Net Proceeds of which, totaling $149,000,000, went to holders of the Outstanding Debt that elected to receive New Media Common Stock. In addition, 100% of the new equity interests in GateHouse were issued to New Media. On the Effective Date, GateHouse and certain of its subsidiaries converted into limited liability companies. As of the Effective Date, Newcastle owns 84.6% of New Media’s total equity.

Upon emergence from Chapter 11, we adopted fresh-start reporting in accordance with Accounting Standards Codification Topic 852, “Reorganizations.” Under fresh-start accounting, a new entity is deemed to have been created on the Effective Date of the Plan for financial reporting purposes and GateHouse’s recorded amounts of assets and liabilities will be adjusted to reflect their estimated fair values. As a result of the adoption of fresh-start accounting, our reorganized company post-emergence financial statements will generally not be comparable with the financial statements of our Predecessor prior to emergence, including the historical financial information in this Prospectus.

Investment Commitment Letter

On September 4, 2013, Newcastle and GateHouse entered into an Investment Commitment Letter, as amended (the “Investment Commitment Letter”) in connection with the Restructuring, effective September 3, 2013. Under the Investment Commitment Letter and pursuant to the Plan, Newcastle agreed to purchase the Cash-Out Offer claims.

The Investment Commitment Letter provides that, on account of the claims purchased in the Cash-Out Offer, on the Effective Date of the Plan, Newcastle will receive its pro rata share of (a) New Media Common Stock and (b) Net Proceeds of the New Credit Facilities, if any, net of certain transaction expenses. The Investment Commitment Letter terminated on the Effective Date.

Newcastle may assign the Investment Commitment Letter to any of its affiliates, successors or designees as may be reasonably acceptable to GateHouse. The Investment Commitment Letter will terminate automatically and immediately if the Support Agreement has terminated or ceased to be in full force and effect. In addition, the Investment Commitment Letter may be terminated with notice upon certain events, as detailed in the Investment Commitment Letter.

New Media Warrants

On the Effective Date New Media was deemed to have issued and distributed 1,362,479 10-year warrants to Existing Equity Holders (the “New Media Warrants”). The New Media Warrants collectively represent the right to acquire New Media Common Stock, which in the aggregate is equal to 5% of New Media Common Stock as of the Effective Date of the Plan (calculated prior to dilution from shares of New Media Common Stock issued pursuant to the Local Media Contribution) at a strike price of $46.35 per share calculated based on a total equity value of New Media prior to the Local Media Contribution of $1.2 billion as of the Effective Date. Former equity interests were cancelled under the Plan. New Media Warrants will not have the benefit of antidilution protections, other than customary protections including for stock splits and stock dividends. This description is a summary and is subject to, and qualified in its entirety by, the provisions of the Warrant Agreement filed as Exhibit 10.37 to our registration statement on Form S-1.

New Credit Facilities

The First Lien Credit Facility provides for (i) a term loan A in the aggregate principal amount of $25,000,000, a term loan B in the aggregate principal amount of $50,000,000, and a revolving credit facility in an aggregate principal amount of up to $40,000,000 (of which $25,000,000 was funded on the Effective Date). Borrowings under the First Lien Credit Facility bear interest at a rate per annum equal to (i) with respect to the revolving credit facility, the applicable Revolving Interest Rate (as defined the First Lien Credit Agreement), (ii) with respect to the term loan A, the Term Loan A Rate (as defined in the First Lien Credit Agreement), and (iii) with respect to the term loan B, the Term Loan B Rate (as defined in the First Lien Credit Agreement). Amounts outstanding under the term loans and revolving credit facility will be fully due and payable on November 26, 2018.

The Second Lien Credit Facility provides for a term loan in an aggregate principal amount of $50,000,000. Borrowings under the Second Lien Credit Facility bear interest, at the Loan Parties’ option, equal to (1) the LIBOR Rate (as defined in the Second Lien Credit Facility) plus 11.00% or (2) the Alternate Base Rate (as defined in the Second Lien Credit Facility) plus 10.00%. The outstanding principal will be fully due and payable on the maturity date of November 26, 2019.

GateHouse’s entry into the New Credit Facilities was not a condition to the effectiveness of the Plan.

Pursuant to the Plan, holders of the Outstanding Debt who elected to receive New Media Common Stock received their pro rata share of the Net Proceeds. The net proceeds distributed to holders of the Outstanding Debt totaled $149,000,000. The proceeds of additional drawings of the revolving credit facility under the First Lien Credit Facility after the Effective Date will be applied towards ongoing working capital needs, general corporate purposes, capital expenditures and potential acquisitions. We distributed to each holder of New Media Common Stock, including Newcastle on account of the Cash-Out Offer, its pro rata share of $149,000,000 in Net Proceeds. No amount of the Net Proceeds were distributed to Newcastle on account of the Local Media Contribution.

Credit Amendment to 2007 Credit Facility

On September 4, 2013, GateHouse entered into the Credit Amendment, which improved certain terms of the 2007 Credit Facility, including: a clarified and expanded definition of “Eligible Assignee” (as defined therein); an increase in the base amount in the formula used to calculate the “Permitted Investments” (as defined therein) basket from $35 million to a base of $50 million; the removal of the requirement that GateHouse’s annual financial statements not have a “going concern” or like qualification to the audit; the removal of a cross default from any Secured Hedging Agreement (as defined therein) to the 2007 Credit Facility; the removal of a Bankruptcy Default (as defined therein), arising from actions in furtherance of or indicating consent to the specified actions; and a waiver of any prior Default or Event of Default, as defined therein, including without limitation from the negotiation, entry into, or performance of the Support Agreement or the Investment Commitment Letter.

In consideration of the changes described above, GateHouse agreed to pay each of the lenders party to the Credit Amendment that timely executed the Credit Amendment and the Support Agreement an amendment fee equal to 3.5% multiplied by the aggregate Outstanding Debt held (including through trades pending settlement) by such lender (the “Amendment Fee”), unless waived in writing. Newcastle and certain other lenders elected to waive their Amendment Fee.

Contribution of Local Media Group Holdings LLC

Newcastle acquired Local Media from News Corp. for approximately $82.6 million with the associated estimated transaction costs of $4.2 million. Newcastle made a total equity investment of $53.8 million and financed the remainder of the purchase price with $33.0 million of term loan debt provided under the Local Media Credit Facility. Newcastle contributed $2.5 million to Local Media on the closing of the Local Media Acquisition for working capital purposes and Local Media can repay that amount when the senior secured asset-based revolving credit facility of up to $10 million under the Local Media Credit Facility becomes available.

Local Media operates print and online community media businesses in seven states including daily, Sunday and weekly newspapers, Internet sites, magazines, other news and advertising niche publications and commercial print and household distribution services, and had $33 million of real estate value as determined by third-party appraisals completed in the second quarter of 2012. Local Media publishes 8 daily community newspapers and 15 weeklies in the New England, Mid-Atlantic and Pacific Coast regions of the United States. Many of these publications have been providing local content to their respective communities for over 75 years.

On the Effective Date, Newcastle made the Local Media Contribution and assigned its rights under the stock purchase agreement pursuant to which it acquired Local Media (the “Local Media SPA”) to New Media. In exchange, Newcastle received New Media Common Stock equal in value to the cost of the Local Media Acquisition, subject to certain adjustments (the “Local Media Contribution Value”).

On the Effective Date, the Local Media Contribution Value was $53.8 million, which represents approximately $82.6 million as the estimated cost of the Local Media Acquisition, as adjusted to include $4.25 million in out-of-pocket transaction expenses of Newcastle and deduct $33.0 million in anticipated term loan debt at Local Media Parent under the Local Media Credit Facility.

GateHouse manages the assets of Local Media pursuant to a management and advisory agreement. The agreement has a two-year term, with automatic renewal for successive two-year periods unless terminated. While the agreement is in effect, GateHouse will receive an annual management fee of $1.1 million, subject to adjustments (up to a maximum annual management fee of $1.2 million), and an annual incentive compensation fee based on exceeding EBITDA targets of Local Media.

DESCRIPTION OF OUR CAPITAL STOCK

The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws. These descriptions contain all information which we consider to be material, but may not contain all of the information that is important to you. To understand them fully, you should read our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this Prospectus is a part.

Please note that, with respect to any of our shares held in book-entry form through The Depository Trust Company or any other share depositary, the depositary or its nominee will be the sole registered and legal owner of those shares, and references in this Prospectus to any “stockholder” or “holder” of those shares means only the depositary or its nominee. Persons who hold beneficial interests in our shares through a depositary will not be registered or legal owners of those shares and will not be recognized as such for any purpose. For example, only the depositary or its nominee will be entitled to vote the shares held through it, and any dividends or other distributions to be paid, and any notices to be given, in respect of those shares will be paid or given only to the depositary or its nominee. Owners of beneficial interests in those shares will have to look solely to the depositary with respect to any benefits of share ownership, and any rights they may have with respect to those shares will be governed by the rules of the depositary, which are subject to change from time to time. We have no responsibility for those rules or their application to any interests held through the depositary.

Under our amended and restated certificate of incorporation and amended and restated bylaws, our authorized capital stock consists of:

•	2,000,000,000 shares of Common Stock, par value $0.01 per share; and

•	300,000 preferred shares, par value $0.01 per share.

Upon completion of the Distribution, there will be outstanding 30,000,000 shares of our Common Stock and no outstanding shares of preferred stock.

The following is a description of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws. We refer you to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed with the SEC as exhibits to our registration statement of which this Prospectus forms a part.

Common Stock

Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Except as provided with respect to any other class or series of stock, the holders of our Common Stock will possess the exclusive right to vote for the election of directors and for all other purposes. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors standing for election, and the holders of the remaining shares are not able to elect any directors.

Subject to any preference rights of holders of any preferred stock that we may issue in the future, holders of our Common Stock are entitled to receive dividends, if any, declared from time to time by our Board out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of our Common Stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of our preferred stock prior to distribution.

Holders of our Common Stock have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

Our Board has the authority, without action by our stockholders, to issue preferred stock and to fix voting powers for each class or series of preferred stock, and to provide that any class or series may be subject to redemption, entitled to receive dividends, entitled to rights upon dissolution, or convertible or exchangeable for shares of any other class or classes of capital stock. The rights with respect to a series or class of preferred stock may be greater than the rights attached to our Common Stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our Common Stock until our Board determines the specific rights attached to that preferred stock. The effect of issuing preferred stock could include, among other things, one or more of the following:

•	restricting dividends in respect of our Common Stock;

•	diluting the voting power of our Common Stock or providing that holders of preferred stock have the right to vote on matters as a class;

•	impairing the liquidation rights of our Common Stock; or

•	delaying or preventing a change of control of us.

Registration Rights Agreement with Omega

New Media entered into a registration rights agreement with Omega on the Effective Date. Under the terms of the registration rights agreement, subject to customary exceptions and limitations, New Media is required to use commercially reasonable efforts to file the Registration Statement as soon as reasonably practicable, but not prior to the earlier of (i) 120 days following the Effective Date and (ii) 14 days after the required financials are completed in the ordinary course of business. During the first 12 months following “regular-way” trading of New Media Common Stock on a major U.S. national securities exchange, subject to customary exceptions and limitations, Omega may request one Demand Registration.

Once New Media is eligible to use Form S-3, New Media will be required to use commercially reasonable efforts to file the Shelf Registration, subject to customary exceptions and limitations. Omega is entitled to initiate up to three offerings or sales with respect to some or all of the New Media Common Stock held by Omega pursuant to the Shelf Registration.

Omega may only exercise its right to request the Demand Registration and any Shelf Registrations if the New Media Common Stock eligible to be sold pursuant to such Registration Statement or Shelf Registration is at least 3% of the then-outstanding New Media Common Stock. This description is a summary and is subject to, and qualified in its entirety by, the provisions of the Registration Rights Agreement filed as Exhibit 4.5 to our registration statement on Form S-1.

Anti-Takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

The following is a summary of certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Authorized but Unissued Shares

The authorized but unissued shares of our Common Stock and our preferred stock will be available for future issuance without obtaining stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Delaware Business Combination Statute

We are organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction that would cause a change in our control.

Our amended and restated certificate of incorporation provides that Section 203 of the Delaware General Corporation Law (the “DGCL”), as amended, an anti-takeover law, will not apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of voting stock.

Other Provisions of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our amended and restated certificate of incorporation provides for a staggered Board consisting of three classes of directors from and after the date of the first meeting of the Board of New Media following the Listing. Directors of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of our directors will be elected by our stockholders. The terms of the first, second and third classes will expire on the dates of the first, second and third annual meetings of stockholders held after the Listing, respectively. We believe that classification of our Board will help to assure the continuity and stability of our business strategies and policies as determined by our Board. Additionally, there is no cumulative voting in the election of directors. This classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our Board. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be believed by our stockholders to be in their best interest. In addition, our amended and restated certificate of incorporation and amended and restated bylaws provide that directors may be removed only for cause and only with the affirmative vote of at least 80% of the voting interest of stockholders entitled to vote.

Pursuant to our amended and restated certificate of incorporation, shares of our preferred stock may be issued from time to time, and the Board is authorized to determine and alter all rights, preferences, privileges, qualifications, limitations and restrictions without limitation. See “—Preferred Stock.”

Ability of our Stockholders to Act

Our amended and restated certificate of incorporation and amended and restated bylaws do not permit our stockholders to call special stockholders meetings (provided, however, that for so long as Newcastle and certain other affiliates of Fortress and permitted transferees (collectively, the “Fortress Stockholders”) beneficially own at least 20% of our issued and outstanding Common Stock, Fortress Stockholders may call special meetings of our stockholders). Written notice of any special meeting so called shall be given to each stockholder of record entitled to vote at such meeting not less than 10 or more than 60 days before the date of such meeting, unless otherwise required by law.

Under our amended and restated certificate of incorporation and amended and restated bylaws, any action required or permitted to be taken at a meeting of our stockholders may be taken without a meeting by written consent of a majority of our stockholders for so long as Fortress Stockholders beneficially own, directly or indirectly, at least 20% of our issued and outstanding Common Stock. After Fortress Stockholders beneficially own less than 20% of our issued and outstanding stock, only action by unanimous written consent of our stockholders can be taken without a meeting.

Our amended and restated bylaws provide that nominations of persons for election to our Board may be made at any annual meeting of our stockholders, or at any special meeting of our stockholders called for the purpose of electing directors, (a) by or at the direction of our Board or (b) by any of our stockholders. In addition to any other applicable requirements, for a nomination to be properly brought by a stockholder, such stockholder must have given timely notice thereof in proper written form to our Secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices (a) in the case of an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by a stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of our stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

Our amended and restated bylaws provide that no business may be transacted at any annual meeting of our stockholders, other than business that is either (a) specified in the notice of meeting given by or at the direction of our Board, (b) otherwise properly brought before the annual meeting by or at the direction of our Board, or (c) otherwise properly brought by any of our stockholders. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to our Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by a stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

Forum Selection Clause

Under our amended and restated certificate of incorporation, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or amended and restated bylaws or (iv) any action asserting a claim against the us governed by the internal affairs doctrine.

Limitations on Liability and Indemnification of Directors and Officers

Our amended and restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director, except to the extent such exemption is not permitted under the DGCL, as amended from time to time.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

Prior to the Distribution, we intend to enter into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation against (i) any and all expenses and liabilities, including judgments, fines, penalties and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness and (iii) any liabilities incurred as a result of acting on our behalf (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation. These provisions and agreements may have the practical effect in some cases of eliminating our stockholders’ ability to collect monetary damages from our directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Corporate Opportunity

Under our amended and restated certificate of incorporation, to the extent permitted by law:

•	the Fortress Stockholders have the right to, and have no duty to abstain from, exercising such right to, engage or invest in the same or similar business as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees;

•	if the Fortress Stockholders or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty to offer such corporate opportunity to us, our stockholders or affiliates;

•	we have renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities; and

•	in the event that any of our directors and officers who is also a director, officer or employee of any of the Fortress Stockholders acquires knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as our director or officer and such person acted in good faith, then such person is deemed to have fully satisfied such person’s fiduciary duty and is not liable to us if any of the Fortress Stockholders pursues or acquires such corporate opportunity or if such person did not present the corporate opportunity to us.

Transfer Agent

The registrar and transfer agent for our Common Stock is American Stock Transfer and Trust Company, LLC.

Listing

Our Common Stock has been authorized for listing on the NYSE under the symbol “NEWM,” subject to official notice of issuance.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Common Stock in the public market, including shares issued upon exercise of outstanding options or warrants, or the anticipation of these sales, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of equity securities.

Upon completion of the Distribution, we will have 30,000,000 outstanding shares of our Common Stock.

Sale of Restricted Securities

The shares of New Media Common Stock distributed to Newcastle stockholders will be freely transferable, except for shares received by persons who may be deemed to be New Media “affiliates” under the Securities Act. Persons who may be deemed to be affiliates of New Media after the Distribution generally include individuals or entities that control, are controlled by or are under common control with New Media and may include directors and certain officers or principal stockholders of New Media. New Media affiliates will be permitted to sell their shares of New Media Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns “restricted securities” of a “reporting company” may not sell these securities until the person has beneficially owned them for at least six months. Thereafter, affiliates may not sell within any three-month period a number of shares in excess of the greater of: (i) 1% of the then outstanding shares of common stock as shown by the most recent report or statement published by the issuer; and (ii) the average weekly reported trading volume in such securities during the four preceding calendar weeks.

Sales under Rule 144 by our affiliates will also be subject to restrictions relating to manner of sale, notice and the availability of current public information about us and may be affected only through unsolicited brokers’ transactions.

Persons not deemed to be affiliates who have beneficially owned “restricted securities” for at least six months but for less than one year may sell these securities, provided that current public information about the Company is “available,” which means that, on the date of sale, we have been subject to the reporting requirements of the Exchange Act for at least 90 days and are current in our Exchange Act filings. After beneficially owning “restricted securities” for one year, our non-affiliates may engage in unlimited re-sales of such securities.

Shares received by our affiliates in the Distribution or upon exercise of stock options or upon vesting of other equity-linked awards may be “controlled securities” rather than “restricted securities.” “Controlled securities” are subject to the same volume limitations as “restricted securities” but are not subject to holding period requirements.

New Media Warrants

On the Effective Date, the Company was deemed to have issued and distributed 1,362,479 10-year warrants to Former Equity Holders (the “New Media Warrants”). The New Media Warrants collectively represent the right to acquire New Media Common Stock, which in the aggregate will be equal to 5% of New Media Common Stock as of the Effective Date (calculated prior to dilution from shares of New Media Common Stock issued pursuant to the Local Media Contribution) at a strike price per share of $46.35 calculated based on a total equity value of New Media prior to the Local Media Contribution of $1.2 billion as of the Effective Date. Former equity interests were cancelled under the Plan. New Media Warrants will not have the benefit of antidilution protections, other than customary protections including for stock splits and stock dividends. This description is a summary and is subject to, and qualified in its entirety by, the provisions of the Warrant Agreement filed as Exhibit 10.37 to our registration statement on Form S-1.

Registration Rights Agreement with Omega

New Media entered into a registration rights agreement with Omega. Under the terms of the registration rights agreement, subject to customary exceptions and limitations, New Media will be required to use commercially reasonable efforts to file a registration statement as soon as reasonably practicable, but not prior to the earlier of (i) 120 days following the Effective Date and (ii) 14 days after the required financials are completed in the ordinary course of business, providing for the registration and sale by Omega of its New Media Common Stock (the “Registration Statement”). During the first 12 months following the trading of New Media Common Stock on a major U.S. national securities exchange, subject to customary exceptions and limitations, Omega may request one demand right with respect to some or all of the New Media Common Stock held by Omega under the Registration Statement (the “Demand Registration”). Once New Media is eligible to use Form S-3, New Media will be required to use commercially reasonable efforts to file a resale shelf registration statement providing for the registration and sale on a continuous or delayed basis by Omega of its New Media Common Stock (the “Shelf Registration”), subject to customary exceptions and limitations. Omega is entitled to initiate up to three offerings or sales with respect to some or all of the New Media Common Stock held by Omega pursuant to the Shelf Registration. Omega may only exercise its right to request the Demand Registration and any Shelf Registrations if the New Media Common Stock eligible to be sold pursuant to such Registration Statement or Shelf Registration is at least 3% of the then-outstanding New Media Common Stock. This description is a summary and is subject to, and qualified in its entirety by, the provisions of the Registration Rights Agreement filed as Exhibit 4.5 to our registration statement on Form S-1.

LEGAL MATTERS

The validity of the Common Stock to be distributed in the spin-off will be passed upon for the Company by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited the balance sheet of New Media Investment Group Inc. (the “Company”) at September 16, 2013 as set forth in their report. The Company’s balance sheet has been included in the Prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements and schedule of GateHouse Media, Inc. and subsidiaries at December 30, 2012 and January 1, 2012, and for each of the three years in the period ended December 30, 2012, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 21 to the consolidated financial statements). The Company has included the Gatehouse Media, Inc. and subsidiaries financial statements and schedule in the Prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent auditors, has audited the combined financial statements of Dow Jones Local Media Group, Inc. at June 30, 2013 and 2012, and for each of the three years in the period ended June 30, 2013, as set forth in their report. The Company has included the Dow Jones Local Media Group, Inc. financial statements in the Prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Before the date of this Prospectus, we were not required to file reports with the SEC. This Prospectus and all future materials we file with the SEC may be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and registration statements, and other information regarding issuers that file electronically with the SEC. New Media maintains a website at www.newmediainvestmentgroup.com. The information contained on or accessible through our website or the SEC’s website shall not be deemed to be a part of this Prospectus or the registration statement of which this Prospectus forms a part.

We have filed a registration statement on Form S-1 to register with the SEC the shares of our Common Stock to be distributed in the spin-off. This document constitutes a part of that registration statement, together with all amendments, supplements, schedules and exhibits to the registration statement.

This Prospectus does not contain all of the information in the registration statement. Each statement contained in this Prospectus as to the contents of any contract, agreement or other document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a more complete description of the matter involved. The registration statement can be examined at the SEC’s Public Reference Room or on its website at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Page
Beginning Balance Sheet of New Media Investment Group Inc.:

Report of Independent Registered Public Accounting Firm	F-2

Audited Balance Sheet as of September 16, 2013	F-3

Notes to the Audited Balance Sheet	F-4

Unaudited Condensed Balance Sheets of New Media Investment Group Inc.:

Condensed Balance Sheets as of September 29, 2013 (unaudited) and September 16, 2013	F-7

Notes to Unaudited Condensed Balance Sheets	F-8

Consolidated Financial Statements of GateHouse Media Inc.:

Report of Independent Registered Public Accounting Firm	F-11

Consolidated Balance Sheets as of December 30, 2012 and January 1, 2012	F-12

Consolidated Statements of Operations and Comprehensive Income (Loss) for the years ended December 30, 2012, January 1, 2012 and December 31, 2010	F-13

Consolidated Statements of Stockholders’ Equity (Deficit) for the years ended December 30, 2012, January 1, 2012 and December 31, 2010	F-14

Consolidated Statements of Cash Flows for the years ended December 30, 2012, January 1, 2012 and December 31, 2010	F-15

Notes to Consolidated Financial Statements	F-16

Unaudited Condensed Consolidated Financial Statements of GateHouse Media Inc. (Debtor-In Possession):

Condensed Consolidated Balance Sheets as of September 29, 2013 (unaudited) and December 30, 2012	F-54

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the three and nine months ended September 29, 2013 and September 30, 2012	F-55

Unaudited Condensed Consolidated Statement of Stockholders’ Equity (Deficit) for the nine months ended September 29, 2013	F-56

Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September 29, 2013 and September 30, 2012	F-57

Notes to Unaudited Condensed Consolidated Financial Statements	F-58

Combined Financial Statements of Dow Jones Local Media Group, Inc.

Report of Independent Auditors	F-92

Combined Balance Sheets as of June 30, 2013 and 2012	F-93

Combined Statements of Operations and Comprehensive (Loss) Income for each of the three years in the period ended June 30, 2013	F-94

Combined Statements of Equity for each of the three years in the period ended June 30, 2013	F-95

Combined Statements of Cash Flows for each of the three years in the period ended June 30, 2013	F-96

Notes to Combined Financial Statements	F-97

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder of New Media Investment Group Inc.

We have audited the accompanying balance sheet of New Media Investment Group Inc. as of September 16, 2013. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the balance sheet. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of New Media Investment Group Inc. at September 16, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York

September 26, 2013

NEW MEDIA INVESTMENT GROUP INC.

BALANCE SHEET

September 16, 2013

Cash	$100

Commitments and contingencies

Stockholder’s Equity
Common stock, $0.01 par value, 1,000 shares authorized, issued and outstanding	$10
Additional paid-in-capital	90

Total Stockholder’s Equity	$100

See accompanying notes to balance sheet.

NEW MEDIA INVESTMENT GROUP INC.

NOTES TO BALANCE SHEET

September 16, 2013

1.	ORGANIZATION

New Media Investment Group Inc. (“New Media”) was formed as a Delaware corporation on June 18, 2013. Under the Certificate of Incorporation, New Media is authorized to issue up to 1,000 common shares. On September 16, 2013, New Media was capitalized and issued 1,000 common shares to Newcastle Investment Corp. (“Newcastle”). Newcastle is the sole stockholder of New Media. New Media expects to operate newspaper, media directory and other media content businesses. New Media has had no operations since its formation.

On September 4, 2013, Newcastle entered into a Restructuring Support Agreement (“RSA”) with GateHouse Media, Inc. and certain of its subsidiaries (“GateHouse”) and certain other debt holders of GateHouse. The terms of the RSA are summarized as follows. This summary only discussed the key terms of the RSA and is not intended to be a complete description of the RSA.

The RSA proposes a restructuring of GateHouse pursuant to a pre-packaged restructuring plan under Chapter 11 of the Bankruptcy Code (“the Plan”) whereby each Creditor (as defined below) has the option of exchanging its holdings in the Outstanding Debt (as defined below) for either its pro rata share of cash or common stock in New Media with ownership interests in the reorganized GateHouse.

New Media intends to distribute a portion of its estimated EBITDA (as defined in the RSA) less (i) cash taxes; (ii) interest expense; (iii) principal payments under the financing to be entered into by GateHouse, using commercially reasonable efforts, of up to $150,000,000 of new debt, (iv) capital expenditures; and (v) changes in net working capital to its shareholders and reinvest the remainder for general corporate purposes which may include accretive acquisitions.

The RSA includes the restructuring of certain indebtedness of GateHouse (the “Outstanding Debt”) including indebtedness under the 2007 Credit Facility and swap liability. Holders of the Outstanding Debt are referred to herein as “Creditors.” Subject to the approval of the U.S. Bankruptcy Court, the RSA proposes a restructuring of the Outstanding Debt as follows:

(a)	Each Creditor of the Outstanding Debt would receive, in full and final satisfaction of its respective claim, at its election (with respect to all or any portion of its claims) to be made in connection with solicitation of the Plan, its pro rata share of:

i.	Cash pursuant to the Cash-Out Offer (described below under “Cash-Out Offer”) (the “Cash-Out Option”); and/or

ii.	(A) 100% of New Media common stock and (B) 100% of the net proceeds, if any , of new debt that GateHouse intends to raise (collectively, the “New Media Equity Option”).

Creditors that do not make an election before the expiration of the September 26, 2013 deadline of the pre-packaged solicitation of the Plan (“the Solicitation”), as such date may be extended by Newcastle in its sole discretion (the “Solicitation Period”) with respect to their claims, will be deemed to have elected the Cash-Out Option.

(b)	Holders of equity interests in GateHouse, including warrants, rights and options to acquire such equity interests (“Existing Equity Holders”), would be cancelled, and Existing Equity Holders will receive 10-year warrants, collectively representing the right to acquire, in the aggregate, equity equal to 5% of the issued and outstanding shares of New Media (subject to dilution) as of the effective date of the Plan (the “Effective Date”), with the strike price per share for such warrants calculated based on a total equity value of New Media prior to the Local Media Contribution (as defined below) of $1.2 billion as of the Effective Date. Existing equity interests will be cancelled under the Plan.

(c)	Pension, trade and all other unsecured claims will be unimpaired by the Plan.

Cash-Out Offer

In connection with the restructuring, Newcastle (or its designated affiliates) will offer to purchase, in cash, an amount equal to 40.0% of the sum of (i) (a) principal of the claims under the 2007 Credit Facility, plus (b) accrued and unpaid interest at the applicable contract non-default rate with respect thereto, plus (c) all amounts due under and subject to the terms of the interest rate swaps secured under the 2007 Credit Facility (for the avoidance of doubt, excluding any default interest) on the Effective Date of the Plan. The Cash-Out Offer will be coterminous with the Solicitation Period.

Registration Rights

As of the Effective Date of the Plan, New Media will enter into a registration rights agreement with certain holders of the Outstanding Debt that received 10% or more of the New Media common stock, to provide customary registration rights.

New Media Equity Option

Instead of the Cash-Out Offer, each holder of Outstanding Debt may elect to receive in satisfaction of its claims, a pro rata share of New Media common stock and the net proceeds of the Financing, if any. Following the completion of the restructuring, New Media will use commercially reasonable efforts, based on market conditions and other factors, to list New Media Common Stock (the “Listing”) and may raise additional equity capital in connection with or subsequent to the Listing. New Media intends to seek the Listing on the New York Stock Exchange. For the avoidance of doubt, a Listing will not be a condition precedent to the effectiveness of the Plan. Under the Plan, New Media will not impose any transfer restrictions on New Media common stock (excepting restrictions imposed by applicable law).

Contribution of Local Media Group Holdings LLC

Newcastle acquired Dow Jones Local Media Group, Inc. (“Local Media”), a publisher of weekly newspaper publications, on September 3, 2013. Subject to the terms of the RSA, Newcastle will contribute Local Media Group Holdings LLC (“Local Media Parent”) and assign its rights under the related stock purchase agreement to New Media on the Effective Date (the “Local Media Contribution”) in exchange for shares of common stock of New Media (and at Newcastle’s option, $50,000), collectively equal in value to the cost of the Local Media Acquisition (as adjusted pursuant to the Plan) based upon the equity value of New Media as of the Effective Date prior to the contribution.

The parties to the RSA have agreed to support the Plan and take reasonable actions in furtherance of the restructuring.

Management Agreement

On the Effective Date of the Plan, New Media will enter into a management agreement with an affiliate of Newcastle (the “Manager”) pursuant to which the Manager will manage the operations of New Media. The annual management fee will be 1.50% of New Media’s gross equity as set forth in the Management Agreement.

2. Summary of Significant Accounting Policies

Basis of Accounting

The accompanying balance sheet is prepared in accordance with U.S. generally accepted accounting principles.

Cash and Cash Equivalents

Cash is comprised of cash held in a major banking institution. New Media considers all highly liquid short term investments with maturities of 90 days or less when purchased to be cash equivalents. The carrying value of New Media’s cash approximates fair value at the date of the balance sheet.

Organizational Costs

Costs incurred to organize New Media will be expensed as incurred.

3. Subsequent Events

There have not been any events that have occurred that would require adjustments to or disclosures to the audited balance sheet.

4. Event (Unaudited) Subsequent to Date of Independent Registered Public Accounting Firm’s Report

On September 27, 2013, GateHouse commenced a pre-packaged restructuring proceeding under Chapter 11 of the Bankruptcy Code. The terms of the restructuring were substantially consistent with those discussed in Note 1.

On November 6, 2013, the Bankruptcy Court confirmed the Plan. On November 26, 2013, the Plan became effective. In accordance with the terms of the Plan, GateHouse became a wholly owned subsidiary of the Company.

On November 26, 2013, GateHouse entered into an aggregate of $165 million in financing facilities consisting of a $40,000 revolving credit facility, $75,000 first lien term loan credit facility (comprised of a $25 million term loan A and a $50 million term loan B) (collectively referred to as the “First Lien Credit Facility”) and $50,000 second lien term loan credit facility (referred to as the “Second Lien Credit Facility”) (all collectively referred to as the “New Credit Facilities”). The First Lien Credit Facility matures on November 26, 2018. The Second Lien Credit Facility matures on November 26, 2019. Principal amounts outstanding under term loan A and term loan B of the First Lien Credit Facility will be payable in quarterly installments as follows: (I) four (4) consecutive quarterly installments each in the amount of $875,000, commencing on January 1, 2014, (II) four (4) consecutive quarterly installments each in the amount of $1,250,000, commencing on January 1, 2015, and (III) twelve (12) consecutive quarterly installments each in the amount $2,000,000, commencing on January 1, 2016, followed by a final payment of all unpaid principal, accrued and unpaid interest and all unpaid fees and expenses which will be fully due and payable on November 26, 2018. The principal payments will be applied against term loan A until fully paid, and then to term loan B. The outstanding principal of the Second Lien Credit Facility will be fully due and payable on the maturity date of November 26, 2019. Only interest payments are due under the Second Lien Credit Facility until maturity. All of the tranches have options for interest at a LIBOR based rate or a prime based rate otherwise referred to as an alternative base rate. GateHouse elected the use of the LIBOR rate option. At November 26, 2013, those interest rates ranged from LIBOR + 3.25% to LIBOR + 11.00%. At November 26, 2013, GateHouse had outstanding borrowings under the New Credit Facility totaling $150 million, with up to $15 million available under the revolving credit facility. In conjunction with the new borrowings, GateHouse incurred approximately $6.2 million of deferred financing fees and approximately $1.0 million in original issuance costs.

NEW MEDIA INVESTMENT GROUP INC.

CONDENSED BALANCE SHEETS

	September 29, 2013	September 16, 2013
	(Unaudited)
Cash	$100	$100

Commitments and contingencies

Stockholder’s Equity
Common stock, $0.01 par value, 1,000 shares authorized, issued and outstanding	$10	$10
Additional paid-in-capital	90	90

Total Stockholder’s Equity	$100	$100

See accompanying notes to balance sheets.

NEW MEDIA INVESTMENT GROUP INC.

NOTES TO UNAUDITED CONDENSED BALANCE SHEETS

1.	ORGANIZATION

New Media Investment Group Inc. (“New Media”) was formed as a Delaware corporation on June 18, 2013. Under the Certificate of Incorporation, New Media is authorized to issue up to 1,000 common shares. On September 16, 2013, New Media was capitalized and issued 1,000 common shares to Newcastle Investment Corp. (“Newcastle”). Newcastle is the sole stockholder of New Media. New Media expects to operate newspaper, media directory and other media content businesses. New Media has had no operations since its formation.

On September 4, 2013, Newcastle entered into a Restructuring Support Agreement (“RSA”) with GateHouse Media, Inc. and certain of its subsidiaries (“GateHouse”) and certain other debt holders of GateHouse. The terms of the RSA are summarized as follows. This summary only discussed the key terms of the RSA and is not intended to be a complete description of the RSA.

The RSA proposes a restructuring of GateHouse pursuant to a pre-packaged restructuring plan under Chapter 11 of the Bankruptcy Code (“the Plan”) whereby each Creditor (as defined below) has the option of exchanging its holdings in the Outstanding Debt (as defined below) for either its pro rata share of cash or common stock in New Media with ownership interests in the reorganized GateHouse.

New Media intends to distribute a portion of its estimated EBITDA (as defined in the RSA) less (i) cash taxes; (ii) interest expense; (iii) principal payments under the financing to be entered into by GateHouse, using commercially reasonable efforts, of up to $150,000,000 of new debt, (iv) capital expenditures; and (v) changes in net working capital to its shareholders and reinvest the remainder for general corporate purposes which may include accretive acquisitions.

The RSA includes the restructuring of certain indebtedness of GateHouse (the “Outstanding Debt”) including indebtedness under the 2007 Credit Facility and swap liability. Holders of the Outstanding Debt are referred to herein as “Creditors.” Subject to the approval of the U.S. Bankruptcy Court, the RSA proposes a restructuring of the Outstanding Debt as follows:

(a)	Each Creditor of the Outstanding Debt would receive, in full and final satisfaction of its respective claim, at its election (with respect to all or any portion of its claims) to be made in connection with solicitation of the Plan, its pro rata share of:

i.	Cash pursuant to the Cash-Out Offer (described below under “Cash-Out Offer”) (the “Cash-Out Option”); and/or

ii.	(A) 100% of New Media common stock and (B) 100% of the net proceeds, if any , of new debt that GateHouse intends to raise (collectively, the “New Media Equity Option”).

Creditors that do not make an election before the expiration of the September 26, 2013 deadline of the pre-packaged solicitation of the Plan (“the Solicitation”), as such date may be extended by Newcastle in its sole discretion (the “Solicitation Period”) with respect to their claims, will be deemed to have elected the Cash-Out Option.

(b)	Holders of equity interests in GateHouse, including warrants, rights and options to acquire such equity interests (“Existing Equity Holders”), would be cancelled, and Existing Equity Holders will receive 10-year warrants, collectively representing the right to acquire, in the aggregate, equity equal to 5% of the issued and outstanding shares of New Media (subject to dilution) as of the effective date of the Plan (the “Effective Date”), with the strike price per share for such warrants calculated based on a total equity value of New Media prior to the Local Media Contribution (as defined below) of $1.2 billion as of the Effective Date. Existing equity interests will be cancelled under the Plan.

(c)	Pension, trade and all other unsecured claims will be unimpaired by the Plan.

Cash-Out Offer

In connection with the restructuring, Newcastle (or its designated affiliates) will offer to purchase, in cash, an amount equal to 40.0% of the sum of (i) (a) principal of the claims under the 2007 Credit Facility, plus (b) accrued and unpaid interest at the applicable contract non-default rate with respect thereto, plus (c) all amounts due under and subject to the terms of the interest rate swaps secured under the 2007 Credit Facility (for the avoidance of doubt, excluding any default interest) on the Effective Date of the Plan. The Cash-Out Offer will be coterminous with the Solicitation Period.

Registration Rights

As of the Effective Date of the Plan, New Media will enter into a registration rights agreement with certain holders of the Outstanding Debt that received 10% or more of the New Media common stock, to provide customary registration rights.

New Media Equity Option

Instead of the Cash-Out Offer, each holder of Outstanding Debt may elect to receive in satisfaction of its claims, a pro rata share of New Media common stock and the net proceeds of the Financing, if any. Following the completion of the restructuring, New Media will use commercially reasonable efforts, based on market conditions and other factors, to list New Media Common Stock (the “Listing”) and may raise additional equity capital in connection with or subsequent to the Listing. New Media intends to seek the Listing on the New York Stock Exchange. For the avoidance of doubt, a Listing will not be a condition precedent to the effectiveness of the Plan. Under the Plan, New Media will not impose any transfer restrictions on New Media common stock (excepting restrictions imposed by applicable law).

Contribution of Local Media Group Holdings LLC

Newcastle acquired Dow Jones Local Media Group, Inc. (“Local Media”), a publisher of weekly newspaper publications, on September 3, 2013. Subject to the terms of the RSA, Newcastle will contribute Local Media Group Holdings LLC (“Local Media Parent”) and assign its rights under the related stock purchase agreement to New Media on the Effective Date (the “Local Media Contribution”) in exchange for shares of common stock of New Media (and at Newcastle’s option, $50,000), collectively equal in value to the cost of the Local Media Acquisition (as adjusted pursuant to the Plan) based upon the equity value of New Media as of the Effective Date prior to the contribution.

The parties to the RSA have agreed to support the Plan and take reasonable actions in furtherance of the restructuring.

Management Agreement

On the Effective Date of the Plan, New Media will enter into a management agreement with an affiliate of Newcastle (the “Manager”) pursuant to which the Manager will manage the operations of New Media. The annual management fee will be 1.50% of New Media’s gross equity as set forth in the Management Agreement.

2. Summary of Significant Accounting Policies

Basis of Accounting

The accompanying balance sheet and related notes of New Media has been prepared in accordance with accounting principles generally accepted in the United States for interim financial reporting. Accordingly, certain information and footnote disclosures normally included in financial statements prepared under U.S. generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments considered necessary for a fair presentation of New Media’s financial position have been included and are of a normal and recurring nature.

Cash and Cash Equivalents

Cash is comprised of cash held in a major banking institution. New Media considers all highly liquid short term investments with maturities of 90 days or less when purchased to be cash equivalents. The carrying value of New Media’s cash approximates fair value at the date of the condensed balance sheets.

Organizational Costs

Costs incurred to organize New Media will be expensed as incurred.

3. Subsequent Events

On September 27, 2013, GateHouse commenced a pre-packaged restructuring proceeding under Chapter 11 of the Bankruptcy Code. The terms of the restructuring were substantially consistent with those discussed in Note 1.

On November 6, 2013, the Bankruptcy Court confirmed the Plan. On November 26, 2013, the Plan became effective. In accordance with the terms of the Plan, GateHouse became a wholly owned subsidiary of the Company.

On November 26, 2013, GateHouse entered into an aggregate of $165 million in financing facilities consisting of a $40,000 revolving credit facility, $75,000 first lien term loan credit facility (comprised of a $25 million term loan A and a $50 million term loan B) (collectively referred to as the “First Lien Credit Facility”) and $50,000 second lien term loan credit facility (referred to as the “Second Lien Credit Facility”) (all collectively referred to as the “New Credit Facilities”). The First Lien Credit Facility matures on November 26, 2018. The Second Lien Credit Facility matures on November 26, 2019. Principal amounts outstanding under term loan A and term loan B of the First Lien Credit Facility will be payable in quarterly installments as follows: (I) four (4) consecutive quarterly installments each in the amount of $875,000, commencing on January 1, 2014, (II) four (4) consecutive quarterly installments each in the amount of $1,250,000, commencing on January 1, 2015, and (III) twelve (12) consecutive quarterly installments each in the amount $2,000,000, commencing on January 1, 2016, followed by a final payment of all unpaid principal, accrued and unpaid interest and all unpaid fees and expenses which will be fully due and payable on November 26, 2018. The principal payments will be applied against term loan A until fully paid, and then to term loan B. The outstanding principal of the Second Lien Credit Facility will be fully due and payable on the maturity date of November 26, 2019. Only interest payments are due under the Second Lien Credit Facility until maturity. All of the tranches have options for interest at a LIBOR based rate or a prime based rate otherwise referred to as an alternative base rate. GateHouse elected the use of the LIBOR rate option. At November 26, 2013, those interest rates ranged from LIBOR + 3.25% to LIBOR + 11.00%. At November 26, 2013, GateHouse had outstanding borrowings under the New Credit Facility totaling $150 million, with up to $15 million available under the revolving credit facility. In conjunction with the new borrowings, GateHouse incurred approximately $6.2 million of deferred financing fees and approximately $1.0 million in original issuance costs.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

GateHouse Media, Inc.

We have audited the accompanying consolidated balance sheets of GateHouse Media, Inc. and subsidiaries as of December 30, 2012 and January 1, 2012, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 30, 2012. Our audits also included the financial statement schedule listed in the Index at Item 16(b). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GateHouse Media, Inc. and subsidiaries at December 30, 2012 and January 1, 2012, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 30, 2012, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 21 to the financial statements, the Company entered into an agreement with the lenders under its 2007 credit facility to restructure the terms of the credit facility. Among other matters, the restructuring agreement requires the Company to file a voluntary petition seeking to reorganize under chapter 11 of the U.S. bankruptcy code, which would constitute an event of default under the terms of the Company’s 2007 credit facility. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 21. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

Rochester, New York

March 7, 2013,

except for Note 21, as to which the date is

September 26, 2013

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 30, 2012	January 1, 2012
ASSETS
Current assets:
Cash and cash equivalents	$34,527	$19,212
Restricted Cash	6,467	6,167
Accounts receivable, net of allowance for doubtful accounts of $2,456 and $2,976 at December 30, 2012 and January 1, 2012, respectively	54,692	59,236
Inventory	6,019	6,017
Prepaid expenses	5,815	15,483
Other current assets	8,215	7,347

Total current assets	115,735	113,462
Property, plant, and equipment, net of accumulated depreciation of $128,208 and $116,780 at December 30, 2012 and January 1, 2012, respectively	116,510	130,937
Goodwill	13,742	13,958
Intangible assets, net of accumulated amortization of $196,878 and $179,327 at December 30, 2012 and January 1, 2012, respectively	218,981	246,661
Deferred financing costs, net	1,719	2,974
Other assets	2,605	1,876
Assets held for sale	474	934

Total assets	$469,766	$510,802

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term liabilities	$853	$1,039
Current portion of long-term debt	6,648	4,600
Accounts payable	9,396	8,216
Accrued expenses	26,258	27,625
Accrued interest	4,665	2,876
Deferred revenue	25,217	27,171

Total current liabilities	73,037	71,527
Long-term liabilities:
Long-term debt	1,167,450	1,176,638
Long-term liabilities, less current portion	2,347	2,935
Derivative instruments	45,724	51,576
Pension and other postretirement benefit obligations	15,367	13,758

Total liabilities	1,303,925	1,316,434

Stockholders’ deficit:
Common stock, $0.01 par value, 150,000,000 shares authorized at December 30, 2012 and January 1, 2012; 58,313,868 issued, and 58,077,031 outstanding at December 30, 2012 and January 1, 2012	568	568
Additional paid-in capital	831,344	831,249
Accumulated other comprehensive loss	(52,642)	(54,359)
Accumulated deficit	(1,610,917)	(1,581,114)
Treasury stock, at cost, 236,837 shares at December 30, 2012 and January 1, 2012	(310)	(310)

Total GateHouse Media stockholders’ deficit	(831,957)	(803,966)
Noncontrolling interest	(2,202)	(1,666)

Total stockholders’ deficit	(834,159)	(805,632)

Total liabilities and stockholders’ deficit	$469,766	$510,802

See accompanying notes to consolidated financial statements.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share data)

	Year Ended December 30, 2012	Year Ended January 1, 2012	Year Ended December 31, 2010
Revenues:
Advertising	$330,881	$357,134	$385,579
Circulation	131,576	131,879	133,192
Commercial printing and other	26,097	25,657	25,967

Total revenues	488,554	514,670	544,738
Operating costs and expenses:
Operating costs	268,222	281,884	296,974
Selling, general, and administrative	145,020	146,295	154,516
Depreciation and amortization	39,888	42,426	45,080
Integration and reorganization costs	4,393	5,884	2,324
Impairment of long-lived assets	—	1,733	430
Loss on sale of assets	1,238	455	1,551
Goodwill impairment	—	385	—

Operating income	29,793	35,608	43,863
Interest expense	57,928	58,309	60,021
Amortization of deferred financing costs	1,255	1,360	1,360
(Gain) loss on derivative instruments	(1,635)	(913)	8,277
Other income	(85)	(395)	(138)

Loss from continuing operations before income taxes	(27,670)	(22,753)	(25,657)
Income tax benefit	(207)	(1,803)	(155)

Loss from continuing operations	(27,463)	(20,950)	(25,502)
Loss from discontinued operations, net of income taxes	(2,340)	(699)	(542)

Net loss	$(29,803)	$(21,649)	$(26,044)

Loss per share:
Basic and diluted:
Loss from continuing operations	$(0.47)	$(0.36)	$(0.44)
Net loss	$(0.51)	$(0.37)	$(0.45)
Other comprehensive income (loss):
Gain (loss) on derivative instruments, net of income taxes of $0	$4,364	$11,052	$(12,691)
Pension and other postretirement benefit items:
Net actuarial loss	(2,530)	(2,663)	(662)
Amortization of net actuarial loss	383	83	112
Amortization of prior service credit	(457)	(457)	(457)
Other adjustment	(43)	240	—

Total pension and other postretirement benefit items, net of income taxes of $0	(2,647)	(2,797)	(1,007)

Other comprehensive income (loss), net of tax	1,717	8,255	(13,698)

Comprehensive loss	$(28,086)	$(13,394)	$(39,742)

See accompanying notes to consolidated financial statements.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands, except share data)

	Common stock		Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Treasury stock		Non- controlling interest in subsidiary	Total
	Shares	Amount				Shares	Amount
Balance at December 31, 2009	58,313,868	$568	$829,009	$(48,916)	$(1,533,421)	209,859	$(306)	$(510)	$(753,576)
Net loss	—	—	—	—	(26,044)	—	—	—	(26,044)
Loss on derivative instruments, net of income taxes of $0	—	—	—	(12,691)	—	—	—	—	(12,691)
Net actuarial loss and prior service cost, net of income taxes of $0	—	—	—	(1,007)	—	—	—	—	(1,007)
Disposal of non wholly owned subsidiary	—	—	—	—	—	—	—	(596)	(596)
Non-cash compensation expense	—	—	1,715	—	—	—	—	—	1,715
Stock issued by non wholly owned subsidiary	—	—	63	—	—	—	—	19	82
Purchase of treasury stock	—	—	—	—	—	25,402	(4)	—	(4)

Balance at December 31, 2010	58,313,868	$568	$830,787	$(62,614)	$(1,559,465)	235,261	$(310)	$(1,087)	$(792,121)

Net loss	—	—	—	—	(21,649)	—	—	—	(21,649)
Gain on derivative instruments, net of income taxes of $0	—	—	—	11,052	—	—	—	—	11,052
Net actuarial loss and prior service cost, net of income taxes of $0	—	—	—	(2,797)	—	—	—	—	(2,797)
Disposal of non wholly owned subsidiary	—	—	—	—	—	—	—	(579)	(579)
Non-cash compensation expense	—	—	462	—	—	—	—	—	462
Purchase of treasury stock	—	—	—	—	—	1,576	—	—	—

Balance at January 1, 2012	58,313,868	$568	$831,249	$(54,359)	$(1,581,114)	236,837	$(310)	$(1,666)	$(805,632)

Net loss	—	—	—	—	(29,803)	—	—		(29,803)
Gain on derivative instruments, net of income taxes of $0	—	—	—	4,364	—	—	—	—	4,364
Net actuarial loss and prior service cost, net of income taxes of $0	—	—	—	(2,647)	—	—	—	—	(2,647)
Disposal of non wholly owned subsidiary	—	—	—	—	—	—	—	(536)	(536)
Non-cash compensation expense	—	—	95	—	—	—	—	—	95

Balance at December 30, 2012	58,313,868	$568	$831,344	$(52,642)	$(1,610,917)	236,837	$(310)	$(2,202)	$(834,159)

See accompanying notes to consolidated financial statements.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Year ended December 30, 2012	Year ended January 1, 2012	Year ended December 31, 2010
Cash flows from operating activities:
Net loss	$(29,803)	$(21,649)	$(26,044)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	40,627	43,393	46,122
Amortization of deferred financing costs	1,255	1,360	1,360
(Gain) loss on derivative instruments	(1,635)	(913)	8,277
Non-cash compensation expense	95	462	1,715
Loss on sale of assets	1,270	806	1,540
Pension and other postretirement benefit obligations	(939)	(1,859)	(1,401)
Impairment of long-lived assets	2,128	2,051	834
Goodwill impairment	216	385	—
Changes in assets and liabilities:
Accounts receivable, net	3,448	2,478	6,157
Inventory	(2)	1,714	(682)
Prepaid expenses	9,605	(4,977)	(5,378)
Other assets	(1,903)	(585)	(78)
Accounts payable	1,322	2,311	(170)
Accrued expenses	(1,789)	(1,731)	(2,227)
Accrued interest	1,789	71	(430)
Deferred revenue	(1,597)	(177)	(478)
Other long-term liabilities	(588)	(701)	(2,664)

Net cash provided by operating activities	23,499	22,439	26,453

Cash flows from investing activities:
Purchases of property, plant, and equipment	(4,687)	(3,330)	(4,780)
Proceeds from sale of publications, other assets and insurance	3,643	2,599	4,156

Net cash used in investing activities	(1,044)	(731)	(624)

Cash flows from financing activities:
Repayments under short-term debt	—	—	(8,000)
Repayments under current portion of long-term debt	(4,600)	(11,249)	(2,513)
Repayments under long-term debt	(2,540)	—	—
Purchase of treasury stock	—	—	(4)
Stock issued by non wholly owned subsidiary	—	—	7
Repurchase of subsidiary preferred stock	—	—	(11,500)

Net cash used in financing activities	(7,140)	(11,249)	(22,010)

Net increase in cash and cash equivalents	15,315	10,459	3,819
Cash and cash equivalents at beginning of period	19,212	8,753	4,934

Cash and cash equivalents at end of period	$34,527	$19,212	$8,753

Supplemental disclosures on cash flow information:
Cash interest paid	$55,976	$58,225	$59,317
Cash income taxes paid	—	—	80

See accompanying notes to consolidated financial statements.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share data)

(1) Description of Business, Basis of Presentation and Summary of Significant Accounting Policies

(a) Description of Business

GateHouse Media, Inc. (“GateHouse”), formerly Liberty Group Publishing, Inc. (“LGP”), and its subsidiaries is a leading U.S. publisher of local newspapers and related publications that are generally the dominant source of local news and print advertising in their markets. As of December 30, 2012, the Company (as defined below) owned and operated 406 publications located in 21 states. The majority of the Company’s paid daily newspapers have been published for more than 100 years and are typically the only paid daily newspapers of general circulation in their respective nonmetropolitan markets. The Company’s publications generally face limited competition as a result of operating in small and midsized markets that can typically support only one newspaper. The Company has strategically clustered its publications in geographically diverse, nonmetropolitan markets in the Midwest and Northeast United States, which limits its exposure to economic conditions in any single market or region.

Unlike large metropolitan newspapers, the Company derives a majority of its revenues from local advertising, rather than national advertising which the Company believes is generally more sensitive to economic conditions.

During the first quarter of 2012, the Company reorganized its management structure to align with its publication types. The resulting operating segments are Large Community Newspapers, Small Community Newspapers and Directories. These operating segments are aggregated into one reportable business segment.

(b) Basis of Presentation

GateHouse was formed in 1997 for purposes of acquiring 166 daily and weekly newspapers. GateHouse is a holding company for its wholly owned subsidiary, GateHouse Media Operating, Inc. (“Operating Company”). The consolidated financial statements include the accounts of GateHouse and Operating Company and its consolidated subsidiaries (the “Company”). All significant intercompany accounts and transactions have been eliminated.

(c) Recent Developments

The newspaper industry and the Company have experienced declining same store revenue and profitability over the past several years. These trends have eliminated the availability to the Company of additional borrowings under its 2007 Credit Facility, see Note 8. As a result, the Company previously implemented and continues to implement plans to reduce costs and preserve cash flow. This includes the suspension of the payment of cash dividends, cost reduction programs, and the sale of non-core assets. The Company believes these initiatives will provide it with the financial resources necessary to invest in the business and provide sufficient cash flow to enable the Company to meet its commitments for the next year.

In February 2013, the US Postal Service announced that it will end Saturday delivery beginning in August 2013. The Company is evaluating the impact of this change, but does not expect it to be material.

(d) Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(e) Fiscal Year

Prior to 2011, the Company’s fiscal year ended on December 31. Effective January 1, 2011, the Company’s fiscal year changed to a 52 week operating year ending on the Sunday closest to December 31. For 2012 a portion of the business had 364 days of operations compared to 366 days in 2011. The 2012 fiscal year ended on December 30, 2012. The year ended January 1, 2012 encompassed a 53-week period for approximately 60% of the Company.

(f) Accounts Receivable

Accounts receivable are stated at amounts due from customers, net of an allowance for doubtful accounts. The Company’s allowance for doubtful accounts is based upon several factors including the length of time the receivables are past due, historical payment trends and current economic factors. The Company generally does not require collateral.

(g) Inventory

Inventory consists principally of newsprint, which is valued at the lower of cost or market. Cost is determined using the first-in, first-out (“FIFO”) method. In 2011 and 2012 the Company purchased approximately 75% of its newsprint from one vendor. In 2013 the Company expects to purchase approximately 95% of newsprint from the same vendor.

(h) Property, Plant, and Equipment

Property, plant, and equipment is recorded at cost. Routine maintenance and repairs are expensed as incurred.

Depreciation is calculated under the straight-line method over the estimated useful lives, principally 25 years for buildings and improvements, 3 to 10 years for machinery and equipment, and 3 to 10 years for furniture, fixtures, and computer software. Leasehold improvements are amortized under the straight-line method over the shorter of the lease term or estimated useful life of the asset.

(i) Goodwill and Intangible Assets

Intangible assets consist of advertiser, subscriber and customer relationships, mastheads, non-compete agreements with former owners of acquired newspapers, trade names and publication rights. The excess of acquisition costs over the estimated fair value of tangible and identifiable intangible net assets acquired is recorded as goodwill.

Goodwill and mastheads are not amortized pursuant to the Financial Accounting Standards Board (“FASB”) Accounting Standard Update (ASU) Topic 350 “Intangibles—Goodwill and Other” (“ASC 350”). Mastheads are not amortized because it has been determined that the useful lives of such mastheads are indefinite.

In accordance with ASC 350, goodwill and intangible assets with indefinite lives are tested for impairment annually or when events indicate that an impairment could exist which may include an economic downturn in a market, a change in the assessment of future operations or a decline in the Company’s stock price. The Company performs an annual impairment assessment on the last day of its fiscal second quarter. As required by ASC 350, the Company performs its impairment analysis on each of its reporting units. The reporting units have discrete financial information which are regularly reviewed by management. The fair value of the applicable reporting unit is compared to its carrying value. Calculating the fair value of a reporting unit requires significant estimates and assumptions by the Company. The Company estimates fair value by applying third-party market value indicators to projected cash flows and/or projected earnings before interest, taxes, depreciation, and amortization. In applying this methodology, the Company relies on a number of factors, including current operating results and cash flows, expected future operating results and cash flows, future business plans, and market data. If the carrying value of the reporting unit exceeds the estimate of fair value, the Company calculates the impairment as the excess of the carrying value of goodwill over its implied fair value.

During the first quarter of 2012, the Company reorganized its management structure to align with its publication types. The fair value of goodwill was allocated to each of the new reporting units: Small Community Newspapers, Large Daily Newspapers and Metro Newspapers. The Company determined that impairment indicators were present for the Metro Newspaper reporting unit, which had a goodwill balance of $216. As of April 1, 2012 the Company performed a Step 1 analysis for this reporting unit and determined that its carrying value exceeded fair value. As a result of the Step 2 analysis, the entire $216 of goodwill was impaired and this amount was subsequently reclassified to discontinued operations, see Note 19. The fair value of this reporting unit for impairment testing purposes was estimated using the expected present value of future cash flows, recent industry transaction multiples and using estimates, judgments and assumptions that management believes were appropriate in the circumstances. The estimates and judgments used in the assessment included multiples for revenue and EBITDA, the weighted average cost of capital and the terminal growth rate. Given the current market conditions, the Company determined that recent transactions provided the best estimate of the fair value of this reporting unit. The Company performed further analysis of this reporting unit’s intangible and long-lived assets and determined that impairments of these assets were not present.

Due to an operational management change in the fourth quarter of 2011, certain properties having a goodwill balance of $385 were transferred to a reporting unit that previously did not have a goodwill balance. The Company performed an impairment assessment for this reporting unit and as a result an impairment charge related to goodwill of $385 was recorded as of January 1, 2012. The Company performed further analysis of this reporting unit’s intangible assets and determined that additional impairments were not present as of year-end. A review of impairment indicators was performed for the Company’s other reporting units and it was determined that financial results and forecast had not changed materially since the June 26, 2011 impairment test and it was determined that no indicators of impairment were present.

Refer to Note 5 for additional information on the impairment testing of goodwill and indefinite lived intangible assets.

The Company accounts for long-lived assets in accordance with the provisions of FASB ASC Topic 360, “Property, Plant and Equipment” (“ASC 360”). The Company assesses the recoverability of its long-lived assets, including property, plant, and equipment and definite lived intangible assets, whenever events or changes in business circumstances indicate the carrying amount of the assets, or related group of assets, may not be fully recoverable. Impairment indicators include significant under performance relative to historical or projected future operating losses, significant changes in the manner of use of the acquired assets or the strategy for the Company’s overall business, and significant negative industry or economic trends. The assessment of recoverability is based on management’s estimates. If the carrying value of the assets exceeds the undiscounted cash flows, the asset would be deemed to be impaired. Impairment would be measured as the difference between the fair value of the asset and its carrying value.

(j) Revenue Recognition

Circulation revenue from subscribers is billed to customers at the beginning of the subscription period and is recognized on a straight-line basis over the term of the related subscription. Circulation revenue from single copy sales is recognized at the time of sale. Advertising revenue is recognized upon publication of the advertisement. Revenue for commercial printing is recognized upon delivery. Directory revenue is recognized on a straight-line basis over the period in which the corresponding directory is distributed.

(k) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company has determined that more likely than not its existing deferred tax assets will not be realized, and accordingly has provided a valuation allowance. Any changes in the scheduled reversals of deferred taxes may require an additional valuation allowance against the remaining deferred tax assets. Any increase or decrease in the valuation allowance could result in an increase or decrease in income tax expense in the period of adjustment.

The Company accounts for uncertain tax positions under the provisions of FASB ASC Topic 740 “Income Taxes”. The Company does not anticipate significant increases or decreases in our uncertain tax positions within the next twelve months. The Company recognizes penalties and interest relating to uncertain tax positions in tax expense.

(l) Fair Value of Financial Instruments

The carrying value of the Company’s cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate fair value due to the short maturity of these instruments. An estimate of the fair value of the Company’s debt is disclosed in Note 8.

The Company accounts for derivative instruments in accordance with FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”) and FASB ASC Topic 820 “Fair Value Measurements and Disclosures” (“ASC 820”). These standards require an entity to recognize all derivatives as either assets or liabilities in the consolidated balance sheet and measure those instruments at fair value. Additionally, the fair value adjustments will affect either accumulated other comprehensive loss or net loss depending on whether the derivative instrument qualifies as an effective hedge for accounting purposes and, if so, the nature of the hedging activity. The fair value of the Company’s derivative financial instruments is disclosed in Note 9.

(m) Cash Equivalents

Cash equivalents represent highly liquid certificates of deposit which have original maturities of three months or less.

(n) Deferred Financing Costs

Deferred financing costs consist of costs incurred in connection with debt financings. Such costs are amortized on a straight-line basis over the estimated remaining term of the related debt.

(o) Advertising

Advertising costs are expensed in the period incurred. The Company incurred total advertising expenses of $3,419, $2,620 and $3,549 during the years ended December 30, 2012, January 1, 2012 and December 31, 2010, respectively.

(p) Earnings (loss) per share

Basic earnings (loss) per share is computed as net income (loss) available to common stockholders divided by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur from common shares issued through common stock equivalents.

(q) Stock-based Employee Compensation

FASB ASC Topic 718, “Compensation—Stock Compensation” (“ASC 718”) requires that all share-based payments to employees, including grants of employee stock options, be recognized in the consolidated financial statements over the service period (generally the vesting period) based on fair values measured on grant dates.

(r) Pension and Postretirement Liabilities

FASB ASC Topic 715, “Compensation—Retirement Benefits” (“ASC 715”) requires recognition of an asset or liability in the consolidated balance sheet reflecting the funded status of pension and other postretirement benefit plans such as retiree health and life, with current-year changes in the funded status recognized in accumulated other comprehensive loss. During the years ended December 30, 2012, January 1, 2012 and December 31, 2010 a total of $(2,647), $(2,797) and $(1,007) net of taxes of $0, $0 and $0, respectively, was recognized in other comprehensive loss (see Note 13).

(s) Self-Insurance Liability Accruals

The Company maintains self-insured medical and workers’ compensation programs. The Company purchases stop loss coverage from third parties which limits our exposure to large claims. The Company records a liability for healthcare and workers’ compensation costs during the period in which they occur as well as an estimate of incurred but not reported claims.

(t) Reclassifications

Certain amounts in the prior periods consolidated financial statements have been reclassified to conform to the current year presentation.

(u) Recently Issued Accounting Pronouncements

In July 2012, the FASB Accounting Standard Update (ASU) 2012-02, “Intangibles- Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment.” The amendments in this update allow companies the option to perform a qualitative assessment to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired. An entity is not required to calculate the fair value of an indefinite-lived intangible asset and perform the quantitative impairment test unless the entity determines that it is more likely than not the asset is impaired. The changes to the ASC as a result of this update are effective for annual and interim impairment test performed for fiscal years beginning after September 15, 2012. The adoption of ASU No. 2012-02 will not have a material effect on the Company’s Consolidated Financial Statements.

In February 2013, the FASB issued ASC Update No. 2013-02 “Comprehensive Income Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (Topic 220),” which amends ASC Topic 220. The amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income (“AOCI”) by component. In addition an entity is required to present either on the face of the Statement of Income or in the Notes to the Consolidated Financial Statements significant amounts reclassified out of AOCI and should be provided by the respective line items of net income but only if the amount reclassified is required under GAAP to be reclassified in its entirety to net income in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures require under GAAP that provide additional detail about these amounts. The changes to the ASC as a result of this updated guidance are effective for annual and interim reporting periods beginning after December 15, 2012. The adoption of ASU No. 2013-02 will not have a material effect on the Company’s Consolidated Financial Statements.

(2) Share-Based Compensation

The Company recognized compensation expense for share-based payments of $95, $462 and $1,715, during the years ended December 30, 2012, January 1, 2012 and December 31, 2010, respectively. The total compensation cost not yet recognized related to non-vested awards as of December 30, 2012 was $23, which is expected to be recognized over a weighted-average period of 0.3 years through April 2013.

(a) Restricted Share Grants (“RSGs”)

Prior to the Company’s IPO in 2006, the Company had issued 792,500 RSGs to certain management investors pursuant to each investor’s management stockholder agreement (each, a “Management Stockholder Agreement”). Under the Management Stockholder Agreements, RSGs vest by one-third on each of the third, fourth and fifth anniversaries from the grant date. Following the adoption of the GateHouse Media, Inc. Omnibus Stock Incentive Plan (the “Plan”) in October 2006, an additional 268,680 RSGs were granted during the year ended December 31, 2006 to Company directors, management, and employees. During the year ended December 31, 2007 an additional 198,846 RSGs were granted to Company directors, management and employees, 105,453 of which were both granted and forfeited. During the year ended December 31, 2008 an additional 266,795 RSGs were granted to Company directors, management and employees, 42,535 of which were both granted and forfeited. During the year ended December 31, 2009 an additional 100,000 RSGs were granted to Company management. The majority of the RSGs issued under the Plan vest in increments of one-third on each of the first, second and third anniversaries of the grant date. In the event a grantee of an RSG is terminated by the Company without cause, a number of unvested RSGs immediately vest that would have vested under the normal vesting period on the next succeeding anniversary date following such termination. In the event an RSG grantee’s employment with the Company is terminated without cause within twelve months after a change in control as defined in the applicable award agreement, all unvested RSGs become immediately vested at the termination date. During the period prior to the lapse and removal of the vesting restrictions, a grantee of an RSG will have all of the rights of a stockholder, including without limitation, the right to vote and the right to receive all dividends or other distributions. As a result, the RSGs are reflected as outstanding common stock and the unvested RSGs have been excluded from the calculation of basic earnings per share. With respect to Company employees, the value of the RSGs on the date of issuance is recognized as employee compensation expense over the vesting period or through the grantee’s eligible retirement date, if shorter, with an increase to additional paid-in-capital. During the years ended December 30, 2012, January 1, 2012 and December 31, 2010 the Company recognized $95, $462 and $1,715 respectively in share-based compensation expense related to RSGs and is recognized in the Consolidated Statement of Operations and Comprehensive Income (Loss).

As of December 30, 2012 and January 1, 2012, there were 25,424 and 84,181 RSGs, respectively, issued and outstanding with a weighted average grant date fair value of $6.04 and $3.67, respectively. As of December 30, 2012, the aggregate intrinsic value of unvested RSGs was $2. As of December 30, 2012, the aggregate fair value of vested RSGs was $4.

RSG activity was as follows:

	Year Ended December 30, 2012		Year Ended January 1, 2012		Year Ended December 31, 2010
	Number of RSGs	Weighted- Average Grant Date Fair Value	Number of RSGs	Weighted- Average Grant Date Fair Value	Number of RSGs	Weighted- Average Grant Date Fair Value
Unvested at beginning of year	84,181	$3.67	299,560	$8.89	570,696	$10.01
Granted	—	—	—	—	—	—
Vested	(58,757)	2.65	(215,379)	10.93	(264,403)	11.29
Forfeited	—	—	—	—	(6,733)	9.75

Unvested at end of year	25,424	$6.04	84,181	$3.67	299,560	$8.89

ASC 718 requires the recognition of share-based compensation for the number of awards that are ultimately expected to vest. The Company’s estimated forfeitures are based on forfeiture rates of comparable plans. Estimated forfeitures will be reassessed in subsequent periods and the estimate may change based on new facts and circumstances.

(b) Valuation of Equity Securities Issued as Compensation

The Company values equity securities issued as compensation using the fair value of the securities as of the grant date.

Prior to January 1, 2006, the Company recorded deferred share-based compensation, which consisted of the amounts by which the estimated fair value of the instrument underlying the grant exceeded the grant or exercise price, at the date of grant or other measurement date, if applicable and recognized the expense over the related service period. In determining the fair value of the Company’s common stock at the dates of grant prior to the IPO on October 25, 2006, the Company’s stock was not publicly traded and, therefore, the Company was unable to rely on a public trading market for its stock prior to October 25, 2006.

As the Company began the process of preparing for its IPO, it developed a preliminary valuation using a discounted cash flow approach as of July 2006. The Company estimated that the fair value of its common stock was $15.01 per share based on a valuation using a discounted cash flow approach as of July 2006.

The Company retrospectively applied the valuation to share-based compensation relating to RSGs and common stock sales which occurred from January 2006 to May 2006. Therefore, the financial statements reflect this valuation for grants made prior to the Company’s IPO.

(3) Restructuring

Over the past several years, and in furtherance of the Company’s cost reduction and cash preservation plans outlined in Note 1, the Company has engaged in a series of individual restructuring programs, designed primarily to right size the Company’s employee base, consolidate facilities and improve operations. These initiatives impact all of the Company’s geographic regions and are often influenced by the terms of union contracts within the region. All costs related to these programs, which primarily reflect involuntary severance expense, are accrued at the time of announcement.

Information related to restructuring program activity during the years ended December 30, 2012 and January 1, 2012 is outlined below.

	Severance and Related Costs	Other Costs(1)	Total
Balance at December 31, 2010	$253	$1	$254
Restructuring provision included in Integration and Reorganization(2)	3,724	2,226	5,950
Cash payments	(3,077)	(1,801)	(4,878)

Balance at January 1, 2012	$900	$426	$1,326
Restructuring provision included in Integration and Reorganization(2)	3,610	800	4,410
Cash payments	(3,826)	(1,062)	(4,888)

Balance at December 30, 2012	$684	$164	$848

(1)	Other costs primarily included costs to consolidate operations.
(2)	Included above are amounts that were initially recognized in integration and reorganization and were subsequently reclassified to discontinued operations expense at the time the operations ceased.

The restructuring reserve balance as of December 30, 2012, for all programs was $848, which is expected to be paid out over the next twelve months.

The following table summarizes the costs incurred and cash paid in connection with these restructuring programs for the years ended December 30, 2012 and January 1, 2012.

	Years Ended
	December 30, 2012	January 1, 2012
Severance and related costs(2)	$3,610	$3,724
Other costs(1) (2)	800	2,226
Cash payments	(4,888)	(4,878)

(1)	Other costs primarily included costs to consolidate operations.
(2)	Included above are amounts that were initially recognized in integration and reorganization and were subsequently reclassified to discontinued operations expense at the time the operations ceased.

Additionally, during the year ended January 1, 2012, the Company recognized an impairment charge of $1,696 related to the consolidation of its print operations. Refer to Note 16 for fair value measurement discussion.

(4) Property, Plant, and Equipment

Property, plant, and equipment consisted of the following:

	December 30, 2012	January 1, 2012
Land	$19,384	$19,627
Buildings and improvements	84,028	86,786
Machinery and equipment	118,907	120,554
Furniture, fixtures, and computer software	20,673	20,225
Construction in progress and other non-depreciating assets	1,726	525

	244,718	247,717
Less: accumulated depreciation and amortization	(128,208)	(116,780)

Total	$116,510	$130,937

Depreciation expense during the years ended December 30, 2012, January 1, 2012 and December 31, 2010 was $16,435, $18,669 and $21,099, respectively.

(5) Goodwill and Intangible Assets

Goodwill and intangible assets consisted of the following:

	December 30, 2012
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized intangible assets:
Noncompete agreements	$4,970	$4,839	$131
Advertiser relationships	278,543	145,878	132,665
Customer relationships	8,940	3,597	5,343
Subscriber relationships	82,280	39,226	43,054
Trade name	5,493	3,204	2,289
Publication rights	345	134	211

Total	$380,571	$196,878	$183,693

Nonamortized intangible assets:
Goodwill	$13,742
Mastheads	35,288

Total	$49,030

	January 1, 2012
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized intangible assets:
Noncompete agreements	$4,970	$4,479	$491
Advertiser relationships	286,478	134,228	152,250
Customer relationships	8,940	2,946	5,994
Subscriber relationships	83,158	34,908	48,250
Trade name	5,493	2,655	2,838
Publication rights	345	111	234

Total	$389,384	$179,327	$210,057

Nonamortized intangible assets:
Goodwill	$13,958
Mastheads	36,604

Total	$50,562

The weighted average amortization periods for amortizable intangible assets are 4.4 years for noncompete agreements, 16.7 years for advertiser relationships, 13.8 years for customer relationships, 17.2 years for subscriber relationships, 10.0 years for trade names and 15.0 years for publication rights.

Amortization expense for the years ended December 30, 2012, January 1, 2012 and December 31, 2010 was $23,598, $23,914 and $24,037, respectively. Estimated future amortization expense as of January 1, 2012, is as follows:

For the years ending the Sunday closest to December 31:
2013	$23,323
2014	23,277
2015	23,243
2016	21,316
2017	20,242
Thereafter	72,292

Total	$183,693

The changes in the carrying amount of goodwill for the years ended December 30, 2012 and January 1, 2012 are as follows:

Gross balance at December 31, 2010	$886,843
Accumulated impairment losses	(872,500)

Net balance at December 31, 2010	$14,343

Goodwill impairment	(385)

Balance at January 1, 2012	$13,958

Gross balance at January 1, 2012	$886,843
Accumulated impairment losses	(872,885)

Net balance at January 1, 2012	$13,958

Goodwill impairment from divestitures(1)	(216)

Balance at December 30, 2012	$13,742

Gross balance at December 30, 2012	$886,843
Accumulated impairment losses	(873,101)

Net balance at December 30, 2012	$13,742

(1)	Goodwill impairment was initially recognized in continuing operations and was subsequently reclassified to discontinued operations expense at the time the operations were classified as held for sale.

As of December 30, 2012 and January 1, 2012, goodwill in the amount $606,013 was deductible for income tax purposes.

The Company’s annual impairment assessment is made on the last day of its fiscal second quarter.

As of March 31, 2010 a review of impairment indicators was performed with the Company noting that its financial results and forecast had not changed materially since the June 30, 2009 impairment test and its market capitalization exceeded its consolidated carrying value. It was determined that an impairment analysis was not required.

As part of the annual impairment assessment, as of June 30, 2010, the fair values of the Company’s reporting units for goodwill impairment testing and individual newspaper mastheads were estimated using the expected present value of future cash flows, recent industry transaction multiples and using estimates, judgments and assumptions that management believed were appropriate in the circumstances. The estimates and judgments used in the assessment included multiples for revenue and EBITDA, the weighted average cost of capital and the terminal growth rate. Given the current market conditions, the Company determined that current transactions provided the best estimate of the fair value of its reporting units. Given the stabilization of operating results for the only reporting unit having a goodwill balance at the time, no impairment indicators were identified. Additionally, the estimated fair value exceeded carrying value for all mastheads. The total Company’s estimate of fair value was reconciled to its then market capitalization (based upon the stock market price and fair value of debt) plus an estimated control premium.

As of September 30, 2010, December 31, 2010, and March 27, 2011 a review of impairment indicators was performed with the Company noting that its financial results and forecast had not changed materially since the June 30, 2010 impairment test and its market capitalization exceeded its consolidated carrying value. It was determined that an impairment analysis was not required.

As part of the annual impairment assessment, as of June 26, 2011, the fair values of the Company’s reporting units for goodwill impairment testing and newspaper mastheads were estimated using the expected present value of future cash flows, recent industry transaction multiples and using estimates, judgments and assumptions that management believed were appropriate in the circumstances. The estimates and judgments used in the assessment included multiples for revenue and EBITDA, the weighted average cost of capital and the terminal growth rate. Given the current market conditions, the Company determined that recent transactions provided the best estimate of the fair value of its reporting units. Given the stabilization of operating results for the only reporting unit having a goodwill balance at the time, no impairment indicators were identified. Additionally, the estimated fair value exceeded carrying value for all mastheads. The total Company’s estimate of fair value was reconciled to its then market capitalization (based upon the stock market price and fair value of debt) plus an estimated control premium.

As of September 25, 2011 a review of impairment indicators was performed with the Company noting that its financial results and forecast had not changed materially since the June 26, 2011 impairment test and its market capitalization exceeded its consolidated carrying value. It was determined that an impairment analysis was not required.

Due to an operational management change in the fourth quarter of 2011, certain properties having a goodwill balance of $385 were transferred to a reporting unit that previously did not have a goodwill balance. The Company performed a Step 1 analysis for this reporting unit and determined that its carrying value exceeded fair value. As a result of the Step 2 analysis, the entire $385 of goodwill was impaired. The fair value of this reporting unit for impairment testing purposes was estimated using the expected present value of future cash flows, recent industry transaction multiples and using estimates, judgments and assumptions that management believed were appropriate in the circumstances. The estimates and judgments used in the assessment included multiples for revenue and EBITDA, the weighted average cost of capital and the terminal growth rate. Given the current market conditions, the Company determined that recent transactions provided the best estimate of the fair value of this reporting unit. The Company performed further analysis of this reporting unit’s intangible and long-lived assets and determined that impairments of these assets were not present as of year-end.

As of January 1, 2012, a review of impairment indicators was performed for the Company’s other reporting units and it was determined that financial results and forecast had not changed materially since the June 26, 2011 impairment test and it was determined no indicators of impairment were present.

During the first quarter of 2012, the Company reorganized its management structure to align with its publication types. The fair value of goodwill was allocated to each of the new reporting units: Small Community Newspapers, Large Daily Newspapers and Metro Newspapers. The Company determined that impairment indicators were present for the Metro Newspaper reporting unit, which had a goodwill balance of $216. As of April 1, 2012 the Company performed a Step 1 analysis for this reporting unit and determined that its carrying value exceeded fair value. As a result of the Step 2 analysis, the entire $216 of goodwill was impaired and this amount was subsequently reclassified to discontinued operations, see Note 19. The fair value of this reporting unit for impairment testing purposes was estimated using the expected present value of future cash flows, recent industry transaction multiples and using estimates, judgments and assumptions that management believed were appropriate in the circumstances. The estimates and judgments used in the assessment included multiples for revenue and EBITDA, the weighted average cost of capital and the terminal growth rate. Given the current market conditions, the Company determined that recent transactions provided the best estimate of the fair value of this reporting unit. The Company performed further analysis of this reporting unit’s intangible and long-lived assets and determined that impairments of these assets were not present.

As of April 1, 2012, a review of impairment indicators was performed for the Company’s other reporting units and it was determined that financial results and forecast had not changed materially since the June 26, 2011 impairment test and it was determined no indicators of impairment were present.

As part of the annual impairment assessment, as of July 1, 2012, the fair values of the Company’s reporting units for goodwill impairment testing and newspaper mastheads were estimated using the expected present value of future cash flows, recent industry transaction multiples and using estimates, judgments and assumptions that management believed were appropriate in the circumstances. The estimates and judgments used in the assessment included multiples for revenue and EBITDA, the weighted average cost of capital and the terminal growth rate. Given the current market conditions, the Company determined that recent transactions provided the best estimate of the fair value of its reporting units. Given the stabilization of operating results for the two reporting units that had a goodwill balance as of the annual impairment assessment date, no impairment indicators were identified. Additionally, the estimated fair value exceeded carrying value for all mastheads. The total Company’s estimate of fair value was reconciled to its then market capitalization (based upon the stock market price and fair value of debt) plus an estimated control premium.

As of September 30, 2012 and December 30, 2012, a review of impairment indicators was performed with the Company noting that its financial results and forecast had not changed materially since the July 1, 2012 impairment test and its market capitalization exceeded its consolidated carrying value. It was determined no indicators of impairment were present.

The newspaper industry and our Company have experienced declining same store revenue and profitability over the past several years. Should general economic, market or business conditions decline, and have a negative impact on estimates of future cash flow and market transaction multiples, we may be required to record additional impairment charges in the future.

(6) Accrued Expenses

Accrued expenses consisted of the following:

	December 30, 2012	January 1, 2012
Accrued payroll	$4,305	$3,790
Accrued bonus	2,219	4,465
Accrued vacation	959	1,396
Accrued insurance	6,903	6,488
Accrued newsprint	—	45
Accrued other	11,872	11,441

	$26,258	$27,625

(7) Lease Commitments

The future minimum lease payments related to the Company’s non-cancelable operating lease commitments as of December 30, 2012 are as follows:

For the years ending the Sunday closest to December 31:
2013	$4,640
2014	4,616
2015	3,447
2016	2,523
2017	2,203
Thereafter	2,551

Total minimum lease payments	$19,980

Rental expense under operating leases for the years ended December 30, 2012, January 1, 2012 and December 31, 2010 was $5,009, $5,382 and $5,297, respectively.

(8) Indebtedness

2007 Credit Facility

GateHouse Media Operating, Inc. (“Operating”), an indirectly wholly owned subsidiary of GateHouse Media, GateHouse Media Holdco, Inc. (“Holdco”), an indirectly wholly-owned subsidiary of GateHouse Media, and certain of their subsidiaries entered into an Amended and Restated Credit Agreement, dated as of February 27, 2007, with a syndicate of financial institutions with Wells Fargo Bank as administrative agent.

The 2007 Credit Facility, prior to execution of the Second Amendment (defined below), provided for a: (a) $670,000 term loan facility that matures on August 28, 2014; (b) a delayed draw term loan facility of up to $250,000 that matures on August 28, 2014 and (c) a revolving credit facility with a $40,000 aggregate loan commitment amount available, including a $15,000 sub-facility for letters of credit and a $10,000 swingline facility, that matures on February 28, 2014. The borrowers used the proceeds of the 2007 Credit Facility to refinance existing indebtedness and for working capital and other general corporate purposes, including, without limitation, financing acquisitions permitted under the 2007 Credit Facility. The 2007 Credit Facility is secured by a first priority security interest in: (a) all present and future capital stock or other membership, equity, ownership or profits interest of Operating and all of its direct and indirect domestic restricted subsidiaries, (b) 65% of the voting stock (and 100% of the nonvoting stock) of all present and future first-tier foreign subsidiaries and (c) substantially all of the tangible and intangible assets of Holdco, Operating and their present and future direct and indirect domestic restricted subsidiaries. In addition, the loans and other obligations of the borrowers under the 2007 Credit Facility are guaranteed, subject to specified limitations, by Holdco, Operating and their present and future direct and indirect domestic restricted subsidiaries.

Borrowings under the 2007 Credit Facility bear interest, at the borrower’s option, equal to the LIBOR Rate for a LIBOR Rate Loan (as defined in the 2007 Credit Facility), or the Alternate Base Rate for an Alternate Base Rate Loan (as defined in the 2007 Credit Facility), plus an applicable margin. The applicable margin for the LIBOR Rate term loans and Alternate Base Rate term loans, as amended by the First Amendment (defined below), is 2.00% and 1.00%, respectively. The applicable margin for revolving loans is adjusted quarterly based upon Holdco’s Total Leverage Ratio (as defined in the 2007 Credit Facility) (i.e., the ratio of Holdco’s Consolidated Indebtedness (as defined in the 2007 Credit Facility) on the last day of the preceding quarter to Consolidated EBITDA (as defined in the 2007 Credit Facility) for the four fiscal quarters ending on the date of determination). The applicable margin ranges from 1.50% to 2.00%, in the case of LIBOR Rate Loans, and 0.50% to 1.00% in the case of Alternate Base Rate Loans. Under the revolving credit facility, GateHouse Media will also pay a quarterly commitment fee on the unused portion of the revolving credit facility ranging from 0.25% to 0.5% based on the same total leverage ratio (as described above), and a quarterly fee equal to the applicable margin for LIBOR Rate Loans on the aggregate amount of outstanding letters of credit. In addition, GateHouse Media will be required to pay a ticking fee at the rate of 0.50% of the aggregate unfunded amount available to be borrowed under the delayed draw term facility.

No principal payments are due on the term loan facilities or the revolving credit facility until the applicable maturity date. The borrowers are required to prepay borrowings under the term loan facilities in an amount equal to 50.0% of Holdco’s Excess Cash Flow (as defined in the 2007 Credit Facility) earned during the previous fiscal year, except that no prepayments are required if the Total Leverage Ratio (as defined in the 2007 Credit Facility) is less than or equal to 6.0 to 1.0 at the end of such fiscal year. In addition, the borrowers are required to prepay borrowings under the term loan facilities with asset disposition proceeds in excess of specified amounts to the extent necessary to cause Holdco’s Total Leverage Ratio to be less than or equal to 6.25 to 1.00, and with cash insurance proceeds and condemnation or expropriation awards, in excess of specified amounts, subject, in each case, to reinvestment rights. The borrowers are required to prepay borrowings under the term loan facilities with the net proceeds of equity issuances by GateHouse Media in an amount equal to the lesser of (a) the amount by which 50.0% of the net cash proceeds exceeds the amount (if any) required to repay any credit facilities of GateHouse Media or (b) the amount of proceeds required to reduce Holdco’s Total Leverage Ratio to 6.0 to 1.0. The borrowers are also required to prepay borrowings under the term loan facilities with 100% of the proceeds of debt issuances (with specified exceptions), except that no prepayment is required if Holdco’s Total Leverage Ratio is less than 6.0 to 1.0. If the term loan facilities have been paid in full, mandatory prepayments are applied to the repayment of borrowings under the swingline facility and revolving credit facilities and the cash collateralization of letters of credit.

The 2007 Credit Facility contains a financial covenant that requires Holdco to maintain a Total Leverage Ratio of less than or equal to 6.5 to 1.0 at any time an extension of credit is outstanding under the revolving credit facility. The 2007 Credit Facility contains affirmative and negative covenants applicable to Holdco, Operating and their restricted subsidiaries customarily found in loan agreements for similar transactions, including restrictions on their ability to incur indebtedness (which GateHouse Media is generally permitted to incur so long as it satisfies an incurrence test that requires it to maintain a pro forma Total Leverage Ratio of less than 6.5 to 1.0), create liens on assets, engage in certain lines of business, engage in mergers or consolidations, dispose of assets, make investments or acquisitions, engage in transactions with affiliates, enter into sale leaseback transactions, enter into negative pledges or pay dividends or make other restricted payments (except that Holdco is permitted to (a) make restricted payments (including quarterly dividends) so long as, after giving effect to any such restricted payment, Holdco and its subsidiaries have a Fixed Charge Coverage Ratio (as defined in the 2007 Credit Facility) equal to or greater than 1.0 to 1.0 and would be able to incur an additional $1.00 of debt under the incurrence test referred to above and (b) make restricted payments of proceeds of asset dispositions to GateHouse Media to the extent such proceeds are not required to prepay loans under the 2007 Credit Facility and/or cash collateralize letter of credit obligations and such proceeds are used to prepay borrowings under acquisition credit facilities of GateHouse Media. The 2007 Credit Facility also permits the borrowers, in certain limited circumstances, to designate subsidiaries as “unrestricted subsidiaries” which are not subject to the covenant restrictions in the 2007 Credit Facility. The 2007 Credit Facility contains customary events of default, including defaults based on a failure to pay principal, reimbursement obligations, interest, fees or other obligations, subject to specified grace periods; a material inaccuracy of representations and warranties; breach of covenants; failure to pay other indebtedness and cross-accelerations; a Change of Control (as defined in the 2007 Credit Facility); events of bankruptcy and insolvency; material judgments; failure to meet certain requirements with respect to ERISA; and impairment of collateral. There were no extensions of credit outstanding under the revolving credit portion of the facility at December 30, 2012 and, therefore, the Company was not required to be in compliance with the Total Leverage Ratio covenant.

First Amendment to 2007 Credit Facility

On May 7, 2007, the borrowers entered into the First Amendment to amend the 2007 Credit Facility (the “First Amendment”). The First Amendment provided an incremental term loan facility under the 2007 Credit Facility in the amount of $275,000. As amended by the First Amendment, the 2007 Credit Facility includes $1,195,000 of term loan facilities and $40,000 of a revolving credit facility. The incremental term loan facility amortizes at the same rate and matures on the same date as the existing term loan facilities under the 2007 Credit Facility. Interest on the incremental term loan facility accrues at a rate per annum equal to, at the option of the borrowers, (a) adjusted LIBOR plus a margin equal to (i) 2.00%, if the corporate family ratings and corporate credit ratings of Operating by Moody’s Investors Service Inc. and Standard & Poor’s Rating Services, are at least B1, and B+, respectively, in each case with stable outlook or (ii) 2.25%, otherwise, as was the case as of December 30, 2012, or (b) the greater of the prime rate set by Wells Fargo Bank, or the federal funds effective rate plus 0.50%, plus a margin 1.00% lower than that applicable to adjusted LIBOR-based loans. Any voluntary or mandatory repayment of the First Amendment term loans made with the proceeds of a new term loan entered into for the primary purpose of benefiting from a margin that is less than the margin applicable as a result of the First Amendment will be subject to a 1.00% prepayment premium. The First Amendment term loans are subject to a “most favored nation” interest provision that grants the First Amendment term loans an interest rate margin that is 0.25% less than the highest margin of any future term loan borrowings under the 2007 Credit Facility.

As previously noted, the First Amendment also modified the interest rates applicable to the term loans under the 2007 Credit Facility. Term loans thereunder accrue interest at a rate per annum equal to, at the option of the Borrower, (a) adjusted LIBOR plus a margin equal to 2.00% or (b) the greater of the prime rate set by Wells

Fargo Bank, or the federal funds effective rate plus 0.50%, plus a margin equal to 1.00%. The terms of the previously outstanding borrowings were also modified to include a 1.00% prepayment premium corresponding to the prepayment premium applicable to the First Amendment term loans and a corresponding “most favored nation” interest provision.

Second Amendment to 2007 Credit Facility

On February 3, 2009, the Company entered into a Second Amendment to the 2007 Credit Facility (the “Second Amendment”).

The Second Amendment, among other things, permits the borrowers to repurchase term loans outstanding under the 2007 Credit Facility at prices below par through one or more Modified Dutch Auctions (as defined in the Second Amendment) through December 31, 2011, provided that: (a) no Default or Event of Default (each as described in the 2007 Credit Facility) under the 2007 Credit Facility has occurred and is continuing or would result from such repurchases; (b) the sum of Unrestricted Cash and Accessible Borrowing Availability (as defined in the Second Amendment) under the 2007 Credit Facility is greater than or equal to $20,000; and (c) no Extension of Credit (as defined in the Second Amendment) is outstanding under the revolving credit facility before or after giving effect to such repurchases. The Second Amendment further provides that such repurchases may result in the prepayment of term loans on a non-pro rata basis. No debt repurchases were required to be made pursuant to the Second Amendment and no repurchases were made.

The Second Amendment also reduced the aggregate principal amounts available under the 2007 Credit Facility, as follows: (a) for revolving loans, from $40,000 to $20,000; (b) for the letter of credit subfacility, from $15,000 to $5,000; and (c) for the swingline loan subfacility, from $10,000 to $5,000.

In addition, the Second Amendment provides that Holdco may not incur additional term debt under the 2007 Credit Facility unless the Senior Secured Incurrence Test (as defined in the Second Amendment) is less than 4.00 to 1 and the current Incurrence Test (as defined in the Second Amendment) is satisfied. At December 30, 2012, Holdco was not able to incur additional debt under the 2007 Credit Facility.

In conjunction with the Second Amendment, the Company incurred and expensed approximately $550 of fees. The existing unamortized deferred financing fees that should be written off, in accordance with FASB ASC Topic 855, “Debt,” as a result of the decrease in borrowing capacity were not significant. The Company determined that the approximate net impact of $400 was immaterial and as a result the Company expensed the $550 of new fees and continues to amortize the existing deferred financing fees.

Agency Amendment to 2007 Credit Facility

On April 1, 2011, the borrowers entered into an Agency Succession and Amendment Agreement, dated as of March 30, 2011, to the 2007 Credit Facility (the “Agency Amendment”).

Pursuant to the Agency Amendment, among other things, (a) Wells Fargo Bank resigned as Agent and (b) Gleacher was appointed as Agent. In addition, the Agency Amendment effected certain amendments to the 2007 Credit Facility that provide that (x) the Agent need not be a lender under the 2007 Credit Facility and (y) the lenders holding a majority of the outstanding term loans and loan commitments under the 2007 Credit Facility have (i) the right, in their discretion, to remove the Agent and (ii) the right to make certain decisions and exercise certain powers under the 2007 Credit Facility that had previously been within the discretion of the Agent.

2007 Credit Facility Excess Cash Flow Payment and Outstanding Balance

As required by the 2007 Credit Facility, as amended, on March 15, 2012 and March 2, 2011, the Company made principal payments of $4,600 and $11,249, respectively, which represented 50% of the Excess Cash Flow related to the fiscal years ended January 1, 2012 and December 31, 2010, respectively. As of December 30, 2012, a total of $1,174,098 was outstanding under the 2007 Credit Facility; consisting of $658,281 under the term loan facility, $245,627 under the delayed draw term loan facility, and $270,190 under the incremental term loan facility. No amounts were outstanding under the revolving credit facility. Following the filing of this Annual Report (Form 10-K) on March 7, 2013 the Company expects to make a principal payment of $6,648, which represents 50% of the Excess Cash Flow related to the fiscal year ended December 30, 2012, as required by the 2007 Credit Facility, as amended. This amount has been classified as current portion of long-term debt in the accompanying Consolidated Balance Sheet at December 30, 2012.

Compliance with Covenants

The Company currently is in compliance with all of the covenants and obligations under the 2007 Credit Facility, as amended. However, due to restrictive covenants and conditions within the facility, the Company currently does not have the ability to draw upon the revolving credit facility portion of the 2007 Credit Facility for any immediate short-term funding needs or to incur additional long-term debt and do not expect to be able to do so in the foreseeable future.

2008 Bridge Facility

On February 15, 2008, GateHouse Media Intermediate Holdco, Inc., a subsidiary of the Company, and the Company entered into the 2008 Bridge Facility with Barclays Capital (“Barclays”), as subsequently modified and amended. The 2008 Bridge Facility originally provided for a $20,600 secured term loan facility. On June 7, 2010, the Company paid off in full the remaining balance under the 2008 Bridge Facility.

Preferred Stock Agreement with Subsidiary

On August 21, 2008, FIF III Liberty Holdings LLC (“FIF III”) purchased an aggregate of $11,500 in 10% cumulative preferred stock of GateHouse Media Macomb Holdings, Inc. (“Macomb”), an operating subsidiary of the Company. Macomb, an Unrestricted Subsidiary under the terms of the 2007 Credit Facility, used the proceeds from such sale of preferred stock to make an $11,500 cash investment in Holdco non-voting 10% cumulative preferred stock. On December 7, 2010, FIF III exercised its right to require the Company to purchase its Macomb preferred stock. During the five-year period following the full repayment by the Company of its 2008 Bridge Facility, which repayment occurred in the second quarter of 2010, FIF III had the right to require the Company to purchase the preferred stock. The Company paid the purchase price of $14,144 on December 8, 2010, which represented the sum of original purchase price of $11,500 paid by FIF III for the Macomb preferred stock and accrued but unpaid dividends of $2,644. FIF III is an affiliate of Fortress Investment Group, LLC, the owner of approximately 39.6% of the Company’s outstanding Common Stock.

Fair Value

The fair value of the Company’s total long-term debt, determined based on the average yield to maturity of publicly traded debt with similar ratings and consistent maturities and terms, Level 2 inputs (see Note 16), was approximately $715,000. The average yield to maturity of such publicly traded debt used in valuing the Company’s debt ranged from 6.9% to 52.0% with an average of 19.7%. The fair value is an estimate based on publicly available information and may not necessarily represent the fair market value in an arm’s length transaction.

Payment Schedule

As of December 30, 2012, scheduled principal payments of outstanding debt are as follows:

2013	6,648
2014	1,167,450

$1,174,098
Less: Short-Term Debt	6,648

Long-Term Debt	$1,167,450

(9) Derivative Instruments

The Company uses certain derivative financial instruments to hedge the aggregate risk of interest rate fluctuations with respect to its long-term debt, which requires payments based on a variable interest rate index. These risks include: increases in debt rates above the earnings of the encumbered assets, increases in debt rates resulting in the failure of certain debt ratio covenants, increases in debt rates such that assets can no longer be refinanced, and earnings volatility.

In order to reduce such risks, the Company primarily uses interest rate swap agreements to change floating-rate long term debt to fixed-rate long-term debt. This type of hedge is intended to qualify as a “cash-flow hedge” under ASC 815. For these instruments, the effective portion of the change in the fair value of the derivative is recorded in accumulated other comprehensive loss in the Consolidated Statement of Stockholders’ Equity (Deficit) and recognized in the Consolidated Statement of Operations and Comprehensive Income (Loss) in the same period in which the hedged transaction impacts earnings. The ineffective portion of the change in the fair value of the derivative is immediately recognized in earnings.

Fair Values of Derivative Instruments

	Liability Derivatives
	December 30, 2012		January 1, 2012
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivative designed as hedging instruments under ASC 815
Interest rate swaps	Derivative Instruments	$45,724	Derivative Instruments	$51,576

Total derivatives		$45,724		$51,576

The Effect of Derivative Instruments on the Statement of Operations and Comprehensive Income (Loss) for the Years Ended December 30, 2012, January 1, 2012 and December 31, 2010

Derivatives in ASC 815 Cash Flow Hedging Relationships	Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative
		2012	2011	2010
Interest rate swaps	Gain (loss) on derivative instruments	$1,635	$913	$(8,277)

Derivatives in ASC 815 Cash Flow Hedging Relationships	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)			Location of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)			Location of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)
	2012	2011	2010		2012	2011	2010		2012	2011	2010
Interest rate swaps	$5,832	$13,829	$(20,801)	Interest income/ (expense)	$(28,771)	$(29,560)	$(38,209)	Other income (expense)	$20	$85	$(167)

On June 23, 2005, the Company entered into and designated an interest rate swap based on a notional amount of $300,000 maturing June 2012 as a cash flow hedge. Under the swap agreement, the Company received interest equivalent to one month LIBOR and pays a fixed rate of 4.135%, with settlements occurring monthly. On February 20, 2006, the Company redesignated the same interest rate swap as a cash flow hedge for accounting purposes. At December 31, 2006, the swap no longer qualified as an effective hedge. Therefore, the balance in accumulated other comprehensive income has been reclassified into earnings over the life of the hedged item. On January 1, 2007, the Company redesignated the same interest rate swap as a cash flow hedge for accounting purposes. On August 18, 2008, the Company terminated the swap and entered into a settlement agreement with Goldman Sachs in the aggregate amount of $18,947, which also includes the termination of the swap having a notional value of $270,000. The balance in accumulated other comprehensive income is reclassified into earnings over the remaining life of the item previously hedged. During the twelve months ended December 30, 2012, ($1,615) was amortized and recognized through earnings relating to balances in accumulated other comprehensive income and the associated deferred income taxes of $148 were recognized in income tax expense. As of December 30, 2012, all amounts in accumulated other comprehensive income have been reclassified into earnings.

In connection with financing obtained in 2006, the Company entered into and designated an interest rate swap based on a notional amount of $270,000 maturing July 2011 as a cash flow hedge. Under the swap agreement, the Company received interest equivalent to one month LIBOR and pays a fixed rate of 5.359%, with settlements occurring monthly. On January 1, 2007, the swap was redesignated. Therefore, the balance in accumulated other comprehensive income has been reclassified into earnings over the life of the hedged item. On August 18, 2008, the Company terminated the swap and entered into a settlement agreement with Goldman Sachs in the aggregate amount of $18,947 which also includes the termination of the swap having a notional value of $300,000. The balance in accumulated other comprehensive income is reclassified into earnings over the remaining life of the item previously hedged. As of December 30, 2012, all amounts in accumulated other comprehensive income have been reclassified into earnings.

In connection with the 2007 Credit Facility, the Company entered into and designated an interest rate swap based on a notional amount of $100,000 maturing September 2014, as a cash flow hedge. Under the swap agreement, the Company receives interest equivalent to one-month LIBOR and pays a fixed rate of 5.14%, with settlements occurring monthly. During the year ended December 30, 2012, the fair value of the swap increased by $969, net, of which $0 was recognized through earnings and $969 was recognized through accumulated other comprehensive income.

In connection with the 2007 Credit Facility, the Company entered into and designated an interest rate swap based on a notional amount of $250,000 maturing September 2014, as a cash flow hedge. Under the swap agreement, the

Company receives interest equivalent to one-month LIBOR and pays a fixed rate of 4.971%, with settlements occurring monthly. During the year ended December 30, 2012, the fair value of the swap increased by $2,293, net, of which $3 was recognized through earnings and $2,290 was recognized through accumulated other comprehensive income.

In connection with the First Amendment to the 2007 Credit Facility, the Company entered into and designated an interest rate swap based on a notional amount of $200,000 maturing September 2014, as a cash flow hedge. Under the swap agreement, the Company receives interest equivalent to one-month LIBOR and pays a fixed rate of 5.079% with settlements occurring monthly. During the year ended December 30, 2012, the fair value of the swap increased by $1,900, net, of which a decrease of $20 was recognized through earnings and an increase of $1,920 was recognized through accumulated other comprehensive income.

During September, 2007, the Company entered into and designated an interest rate swap based on a notional amount of $75,000 maturing September 2014, as a cash flow hedge. Under the swap agreement, the Company receives interest equivalent to one-month LIBOR and pays a fixed rate of 4.941% with settlements occurring monthly. During the year ended December 30, 2012, the fair value of the swap increased by $690, net, of which $37 was recognized through earnings and $653 was recognized through accumulated other comprehensive income.

Upon the maturity of a redesignated hedge the Company reviewed all amounts in accumulated other comprehensive income and determined $240 should be reclassified from the derivative to the pension balance during the twelve months ended January 1, 2012.

The aggregate amount of unrealized loss related to derivative instruments recognized in other comprehensive loss as of December 30, 2012 and January 1, 2012 was $45,651 and $50,017, respectively.

(10) Income Taxes

Income tax expense (benefit) on loss from continuing operations for the periods shown below consisted of:

	Current	Deferred	Total
Year ended December 30, 2012:
U.S. Federal	$149	$—	$149
State and local	(356)	—	(356)

	$(207)	—	$(207)

Year ended January 1, 2012:
U.S. Federal	$(1,368)	$—	$(1,368)
State and local	(435)	—	(435)

	$(1,803)	—	$(1,803)

Year ended December 31, 2010:
U.S. Federal	$—	$—	$—
State and local	(155)	—	(155)

	$(155)	—	$(155)

Income tax expense (benefit) differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income (loss) from continuing operations before income taxes as a result of the following:

	Year Ended December 30, 2012	Year Ended January 1, 2012	Year Ended December 31, 2010
Computed “expected” tax benefit	$(9,303)	$(8,171)	$(8,755)
Increase (decrease) in income tax benefit resulting from:
State and local income taxes, net of federal benefit	20	(367)	—
Nondeductible meals, entertainment, and other expenses	393	358	82
Return to provision adjustment	288	6	(60)
Impairment of Non-Deductible Goodwill	—	51	—
Change in valuation allowance	8,462	6,183	7,755
Increase (decrease) to provision for unrecognized tax benefits	(356)	120	(155)
Preferred stock dividend	—	—	899
Other	289	17	79

	$(207)	$(1,803)	$(155)

During the year ended December 30, 2012, the income tax benefit, net of income tax valuation allowance, was $207.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets as of December 30, 2012 and January 1, 2012 are presented below:

	December 30, 2012	January 1, 2012
Current deferred tax assets:
Accounts receivable, principally due to allowance for doubtful accounts	$962	$1,165
Accrued expenses	12,077	12,976
Inventory capitalization	2,356	2,356

Gross current deferred tax assets	15,395	16,497
Less valuation allowance	(15,395)	(16,497)

Net current deferred tax assets	—	—

Non-current deferred tax assets:
Derivative instruments	17,870	20,219
Pension and other postretirement benefit obligation	8,922	7,489
Long-lived and intangible assets, principally due to differences in depreciation and amortization	160,131	183,794
Net operating losses	242,272	204,955

Gross non-current deferred tax assets	429,195	416,457
Less valuation allowance	(429,195)	(416,457)

Net non-current deferred tax assets	—	—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

During the year ended December 31, 2010, the valuation allowance increased by $10,980, of which $5,617 was charged to earnings and $5,363 was recorded through accumulated other comprehensive income. During the year ended January 1, 2012, the valuation allowance increased by $2,707 of which $6,551 was charged to earnings and $3,844 was recorded as a reduction through accumulated other comprehensive income. During the year ended December 30, 2012, the valuation allowance increased by $11,636 of which $11,795 was charged to earnings, $513 was charged to discontinued operations, and $672 was recorded as a reduction through accumulated other comprehensive income.

At December 30, 2012, the Company had net operating loss carryforwards for Federal and state income tax purposes of approximately $632,120, which are available to offset future taxable income, if any. These Federal and state net operating loss carryforwards begin to expire on various dates from 2018 through 2031. A portion of these net operating losses are subject to the limitations of Internal Revenue Code (the “Code”) Section 382. This section provides limitations on the availability of net operating losses to offset current taxable income if significant ownership changes have occurred for Federal tax purposes.

At December 30, 2012, the Company had uncertain tax positions of $4,677 which, if recognized, would impact the effective tax rate. The Company did not record significant amounts of interest and penalties related to uncertain tax positions for the year ended December 30, 2012. Certain amounts were recognized in 2012 due to expiration of the statute of limitations.

A reconciliation of the beginning and ending amount of uncertain tax positions for the years ended December 30, 2012 and January 1, 2012 are as follows:

Balance as of January 1, 2011	$4,913
Increases based on tax positions prior to 2011	120

Uncertain tax positions as of January 1, 2012	$5,033
Decreases based on tax positions prior to 2012	(399)
Increases based on tax positions prior to 2012	43

Uncertain tax positions as of December 30, 2012	$4,677

The Company does not anticipate significant increases or decreases in our uncertain tax positions within the next twelve months. The Company recognizes penalties and interest relating to uncertain tax positions in the provision for income taxes.

The Company files a U.S. federal consolidated income tax return for which the statute of limitations remains open for the 2009 tax year and beyond. U.S. state jurisdictions have statute of limitations generally ranging from 3 to 6 years.

(11) Earnings (Loss) Per Share

The following table sets forth the computation of basic and diluted earnings (loss) per share (“EPS”):

	Year Ended December 30, 2012	Year Ended January 1, 2012	Year Ended December 31, 2010
Numerator for earnings per share calculation:
Loss from continuing operations	$(27,463)	$(20,950)	$(25,502)
Loss from discontinued operations	(2,340)	(699)	(542)

Net loss	$(29,803)	$(21,649)	$(26,044)
Denominator for earnings per share calculation:
Basic weighted average shares outstanding	58,041,907	57,949,815	57,723,353
Dilutive securities, including restricted share grants	—	—	—

Diluted weighted average shares outstanding	58,041,907	57,949,815	57,723,353
Loss per share—basic and diluted:
Loss from continuing operations	$(0.47)	$(0.36)	$(0.44)
Loss from discontinued operations	(0.04)	(0.01)	(0.01)

Net loss	$(0.51)	$(0.37)	$(0.45)

During the years ended December 30, 2012, January 1, 2012 and December 31, 2010, 25,424, 84,181 and 299,560 RSGs, respectively, were excluded from the computation of diluted loss per share because their effect would have been antidilutive.

(12) Employee Benefit Plans

The Company maintains a GateHouse Media, Inc. defined contribution plan (the “Defined Plan”) designed to conform to IRS rules for 401(k) plans for all of its employees satisfying minimum service requirements as set forth under the plan. The plan allows for a matching contribution at the discretion of the Company. Employees can contribute amounts up to 100% of their eligible gross wages to the plan, subject to IRS limitations. The Company implemented a Companywide matching contribution on January 1, 2008 and discontinued offering such matching contribution across the Company on January 1, 2009. Effective January 2, 2012 the Company reinstated the matching contribution across the Company. During fiscal 2010 and 2011 the Company only offered a matching contribution to certain groups of the Company’s employees. The Company’s current match ranges from 50% to 100% of a specified portion of employee contribution, which specified portion ranges from 1% to 6% of eligible gross wages. During the year ended December 30, 2012, when the Company offered a matching contribution across the entire Company, the Company’s matching contribution to the plan was $1,033. During the years ended January 1, 2012 and December 31, 2010, when the Company did not offer a matching contribution across the entire Company, the Company’s matching contributions to the plan were $117 and $102, respectively.

The Company maintains three nonqualified deferred compensation plans, as described below, for certain of its employees.

The Company maintains the GateHouse Media, Inc. Publishers’ Deferred Compensation Plan (“Publishers Plan”), a nonqualified deferred compensation plan for the benefit of certain designated publishers of the Company’s newspapers. Under the Publishers Plan, the Company credits an amount to a bookkeeping account established for each participating publisher pursuant to a pre-determined formula, which is based upon the gross operating profits of each such publisher’s newspaper. The bookkeeping account is credited with earnings and losses based upon the investment choices selected by the participant. The amounts credited to the bookkeeping account on behalf of each participating publisher vest on an installment basis over a period of 15 years. A participating publisher forfeits all amounts under the Publishers Plan in the event that the publisher’s employment with the Company is terminated for “cause,” as defined in the Publishers Plan. Amounts credited to a participating publisher’s bookkeeping account are distributable upon termination of the publisher’s employment with the Company and will be made in a lump sum or installments as elected by the publisher. The Publisher’s Plan was frozen effective as of December 31, 2006, and all accrued benefits of participants under the terms of the Publisher’s Plan became 100% vested. The Company recorded $0, $0 and $0 of compensation expense related to the Publishers Plan for the years ended December 30, 2012, January 1, 2012 and December 31, 2010, respectively.

The Company maintains the GateHouse Media, Inc. Executive Benefit Plan (“Executive Benefit Plan”), a nonqualified deferred compensation plan for the benefit of certain key employees of the Company. Under the Executive Benefit Plan, the Company credits an amount, determined at the Company’s sole discretion, to a bookkeeping account established for each participating key employee. The bookkeeping account is credited with earnings and losses based upon the investment choices selected by the participant. The amounts credited to the bookkeeping account on behalf of each participating key employee vest on an installment basis over a period of 5 years. A participating key employee forfeits all amounts under the Executive Benefit Plan in the event that the key employee’s employment with the Company is terminated for “cause,” as defined in the Executive Benefit Plan. Amounts credited to a participating key employee’s bookkeeping account are distributable upon termination of the key employee’s employment with the Company, and will be made in a lump sum or installments as elected by the key employee. The Executive Benefit Plan was frozen effective as of December 31, 2006, and all accrued benefits of participants under the terms of the Executive Benefit Plan became 100% vested. The Company recorded $0, $0 and $0 of compensation expense related to the Executive Benefit Plan for the years ended December 30, 2012, January 1, 2012 and December 31, 2010, respectively.

The Company maintains the GateHouse Media, Inc. Executive Deferral Plan (“Executive Deferral Plan”), a nonqualified deferred compensation plan for the benefit of certain key employees of the Company. Under the Executive Deferral Plan, eligible key employees may elect to defer a portion of their compensation for payment at a later date. Currently, the Executive Deferral Plan allows a participating key employee to defer up to 100% of his or her annual compensation until termination of employment or such earlier period as elected by the participating key employee. Amounts deferred are credited to a bookkeeping account established by the Company for this purpose. The bookkeeping account is credited with earnings and losses based upon the investment choices selected by the participant. Amounts deferred under the Executive Deferral Plan are fully vested and non-forfeitable. The amounts in the bookkeeping account are payable to the key employee at the time and in the manner elected by the key employee.

(13) Pension and Postretirement Benefits

As a result of the Enterprise News Media, LLC and Copley Press, Inc. acquisitions, the Company maintains a pension plan and postretirement medical and life insurance plans which cover certain employees. The Company uses the accrued benefit actuarial method and best estimate assumptions to determine pension costs, liabilities and other pension information for defined benefit plans.

The Enterprise News Media, LLC pension plan was amended to freeze all future benefit accruals as of December 31, 2008, except for a select group of union employees whose benefits were frozen during 2009. Also, during 2008 the medical and life insurance benefits were frozen and the plan was amended to limit future benefits to a select group of active employees under the Enterprise News Media, LLC postretirement medical and life insurance plan.

The following provides information on the pension plan and postretirement medical and life insurance plan as of December 30, 2012 and January 1, 2012, for the years ended December 30, 2012 and January 1, 2012.

	Pension	Postretirement	Pension	Postretirement
	Year Ended December 30, 2012	Year Ended December 30, 2012	Year Ended January 1, 2012	Year Ended January 1, 2012
Change in projected benefit obligation:
Benefit obligation at beginning of period	$23,926	$6,461	$23,142	$6,413
Service cost	300	40	200	42
Interest cost	1,203	273	1,238	303
Actuarial loss	3,422	187	946	23
Benefits and expenses paid	(1,725)	(282)	(1,600)	(321)
Participant contributions	—	14	—	18
Employer implicit subsidy fulfilled	—	(27)	—	(17)

Projected benefit obligation at end of period	$27,126	$6,666	$23,926	$6,461

Change in plan assets:
Fair value of plan assets at beginning of period	$16,498	$—	$17,101	$—
Actual return on plan assets	2,353	—	(372)	—
Employer contributions	1,115	268	1,369	303
Employer implicit subsidy contribution	—	27	—	17
Participant contributions	—	14	—	18
Employer implicit subsidy fulfilled	—	(27)	—	(17)
Benefits paid	(1,402)	(282)	(1,295)	(321)
Expenses paid	(323)	—	(305)	—

Fair value of plan assets at end of period	$18,241	$—	$16,498	$—

Reconciliation of funded status:
Benefit obligation at end of period	$(27,126)	$(6,666)	$(23,926)	$(6,461)
Fair value of assets at end of period	18,241	—	16,498	—
Funded status	(8,885)	(6,666)	(7,428)	(6,461)
Unrecognized prior service cost	—	(1,525)	—	(2,155)
Unrecognized actuarial (gain) loss	8,294	220	6,289	206

Net accrued benefit cost	$(591)	$(7,971)	$(1,139)	$(8,410)

	Pension	Postretirement	Pension	Postretirement
	Year Ended December 30, 2012	Year Ended December 30, 2012	Year Ended January 1, 2012	Year Ended January 1, 2012
Balance sheet presentation:
Accrued liabilities	$—	$423	$—	$393
Pension and other postretirement benefit obligations	8,885	6,243	7,428	6,068
Accumulated other comprehensive income	(8,294)	1,305	(6,289)	1,949

Net accrued benefit cost	$591	$7,971	$1,139	$8,410

Components of net periodic benefit cost:
Service cost	$300	$40	$200	$42
Interest cost	1,203	273	1,238	303
Expected return on plan assets	(1,275)	—	(1,324)	—
Amortization of prior service cost	—	(457)	—	(457)
Amortization of unrecognized (gain) loss	382	—	82	—

Net periodic benefit cost	$610	$(144)	$196	$(112)

Other changes in plan assets and benefit obligations recognized in other comprehensive income:
Net actuarial loss	$2,343	$187	$2,640	$23
Amortization of net actuarial loss	(383)	—	(83)	—
Amortization of prior service credit	—	457	—	457
Other adjustment	43	—	(240)	—

Total recognized in other comprehensive income	$2,003	$644	$2,317	$480

Comparison of obligations to plan assets:
Projected benefit obligation	$27,126	$6,666	$23,926	$6,461
Accumulated benefit obligation	27,126	6,666	23,926	6,461
Fair value of plan assets	18,241	—	16,498	—

The following assumptions were used to calculate the net periodic benefit cost for the Company’s defined benefit pension and post retirement plans:

	Pension	Postretirement	Pension	Postretirement
	Year Ended December 30, 2012	Year Ended December 30, 2012	Year Ended January 1, 2012	Year Ended January 1, 2012
Weighted average discount rate	4.1%	3.6%	5.1%	4.4%
Rate of increase in future compensation levels	—	—	—	—
Expected return on assets	7.75%	—	7.75%	—
Current year trend	—	7.7%	—	8.1%
Ultimate year trend	—	4.8%	—	4.8%
Year of ultimate trend	—	2022	—	2021

The following assumptions were used to calculate the net periodic benefit cost for the Company’s defined benefit pension and post retirement plans:

	Pension	Postretirement	Pension	Postretirement
	Year Ended December 30, 2012	Year Ended December 30, 2012	Year Ended January 1, 2012	Year Ended January 1, 2012
Weighted average discount rate	5.1%	4.4%	5.7%	5.3%
Rate of increase in future compensation levels	—	—	—	—
Expected return on assets	7.75%	—	7.75%	—
Current year trend	—	8.1%	—	8.5%
Ultimate year trend	—	4.8%	—	4.8%
Year of ultimate trend	—	2022	—	2021

To determine the expected long-term rate of return on pension plan assets, the Company considers the current and expected asset allocations, as well as historical and expected returns on various categories of plan assets, input from the actuaries and investment consultants, and long-term inflation assumptions. The expected allocation of pension plan assets is based on a diversified portfolio consisting of domestic and international equity securities and fixed income securities. This expected return is then applied to the fair value of plan assets. The Company amortizes experience gains and losses, including the effects of changes in actuarial assumptions and plan provisions over a period equal to the average future service of plan participants.

Amortization of prior service costs was calculated using the straight-line method over the average remaining service periods of the employees expected to receive benefits under the plan.

Postretirement
Year Ended December 30, 2012
Effect of 1% increase in health care cost trend rates
APBO	$7,092
Dollar change	$426
Percent change	6.4%
Effect of 1% decrease in health care cost trend rates
APBO	$6,308
Dollar change	$(358)
Percent change	(5.4)%

Fair Value of plan assets are measured on a recurring basis using quoted market prices in active markets for identical assets, Level 1 input. The pension plan’s assets by asset category are as follows:

	December 30, 2012		January 1, 2012
	Dollar	Percent	Dollar	Percent
Equity mutual funds	$12,299	67%	$10,105	61%
Fixed income mutual funds	5,320	29%	5,353	33%
Cash and cash equivalents	575	3%	346	2%
Other	47	1%	694	4%

Total	$18,241	100%	$16,498	100%

Plan fiduciaries of the George W. Prescott Publishing Company LLC Pension Plan set investment policies and strategies for the pension trust. Objectives include preserving the funded status of the plan and balancing risk against return. The general target allocation is 70% in equity funds and 30% in fixed income funds for the plan’s investments. To accomplish this goal, each plan’s assets are actively managed by outside investment managers with the objective of optimizing long-term return while maintaining a high standard of portfolio quality and proper diversification. The Company monitors the maturities of fixed income securities so that there is sufficient liquidity to meet current benefit payment obligations.

The following benefit payments, which reflect expected future services, as appropriate, are expected to be paid as follows:

	Pension	Postretirement
2013	$1,451	$430
2014	1,451	428
2015	1,498	433
2016	1,528	428
2017	1,536	393
2018-2022	7,942	1,743
Employer contribution expected to be paid during the year ending December 31, 2013	$1,147	$430

The postretirement plans are not funded.

The aggregate amount of net actuarial loss and prior service cost related to the Company’s pension and post retirement plans recognized in other comprehensive income as of December 30, 2012 was $6,991.

Multiemployer Plans

The Company is a participant in three multi-employer pension plans covering certain employees with Collective Bargaining Agreements (“CBAs”) in Ohio, Massachusetts and Illinois. The risks of participating in these multi-employer plans are different from single-employer plans in the following aspects:

•	The Company plays no part in the management of plan investments or any other aspect of plan administration.

•	Assets contributed to the multi-employer plan by one employer may be used to provide benefits to employees of other participating employers.

•	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

•	If the Company chooses to stop participating in some of its multi-employer plans, the Company may be required to pay those plans an amount based on the unfunded status of the plan, referred to as withdrawal liability.

The Company’s participation in these plans for the year ended December 30, 2012, is outlined in the table below. The “EIN/Pension Plan Number” column provides the Employee Identification Number (EIN) and the three-digit plan number. Unless otherwise noted, the two most recent Pension Protection Act (PPA) zone statuses available are for the plan’s for the years ended December 30, 2012 and January 1, 2012, respectively. The zone status is based on information that the company received from the plan and is certified by the plan’s actuary. Among other factors, plans in the red zone are generally less than 65% funded; plans in the orange zone are both a) less than 80% funded and b) have an accumulated/expected funding deficiency in any of the next six plan years, net of any amortization extensions; plans in the yellow zone meet either one of the criteria mentioned in the orange zone; and plans in the green zone are at least 80% funded. The “FIP/RP Status Pending/Implemented” column indicates plans for which a financial improvement plan (FIP) or a rehabilitation plan (RP) is either pending or has been implemented. The last column lists the expiration date(s) of the collective-bargaining agreement(s) to which the plans are subject.

The Company makes all required contributions to these plans as determined under the respective CBAs. For each of the plans listed below, the Company’s contribution represented less than 5% of total contributions to the plan.

Pension Plan Name	EIN Number/ Plan Number	Zone Status		FIP/RP Status Pending/ Implemented	Contributions (in thousands)			Surcharge Imposed	Expiration Dates of CBAs
		2012	2011		2012	2011	2010
CWA/ITU Negotiated Pension Plan	13-6212879/001	Red	Red	Implemented	$13	$9	$8	No	Under negotiation
GCIU—Employer Retirement Benefit Plan(a)(b)	91-6024903/001	Red	Red	Implemented	89	87	89	No	11/14/2014
The Newspaper Guild International Pension Plan(a)	52-1082662/001	Red	Red	Implemented	49	130	146	No	09/30/2014

Total					$151	$226	$243

(a)	This plan has elected to utilize special amortization provisions provided under the Preservation of Access to Care for Medicare Beneficiaries and Pension Relief Act of 2010.
(b)	During the fiscal year 2012 the Company accrued $1,185 related to this plan due to the discontinuance of press operations at its Suburban Chicago location.

(14) Stock Compensation Plans

Omnibus Stock Incentive Plan

On October 5, 2006, the Company adopted a new equity incentive plan for its employees, the GateHouse Media, Inc. Omnibus Stock Incentive Plan (the “Plan”) and presented the Plan to the Company’s stockholders’ for approval, which was received on October 6, 2006. The Plan provides for the issuance of stock options, stock appreciation rights, restricted shares, deferred shares, performance shares, unrestricted shares and other stock-based awards. A total of 2,000,000 shares of the Company’s common stock were initially reserved for issuance under the Plan, provided however, that commencing on the first day of each fiscal year beginning in calendar year 2007, the number of shares reserved and available for issuance is increased by an amount equal to 100,000. All such shares of the Company’s common stock that are available for the grant of awards under the Plan may be granted as incentive stock options. Section 162(m) of the Internal Revenue Code (the “Code”) states that the maximum aggregate number of shares that is subject to stock options or stock appreciation rights that may be granted to any individual during any fiscal year is 400,000 and the maximum aggregate number of shares that is subject to awards of restricted stock, deferred shares, unrestricted shares or other stock-based awards that may be granted to any individual during any fiscal year is 400,000.

The Plan is administered by the Company’s board of directors, although it may be administered by either the board of directors or any committee of the board of directors including a committee that complies with the applicable requirements of Section 162(m) of the Code, Section 16 of the Exchange Act and any other applicable legal or stock exchange listing requirements.

Except as otherwise provided by the Plan administrator, on the first business day after the Company’s annual meeting of stockholders and each such annual meeting thereafter during the term of the Plan, each of the Company’s independent directors who is serving following such annual meeting will automatically be granted under the Plan a number of unrestricted shares of common stock having a fair market value of $15 as of the date of grant; however, those of the Company’s independent directors who were granted restricted common stock upon the consummation of the IPO will not be eligible to receive these automatic annual grants.

The terms of the Plan provide that the board of directors may amend, alter or discontinue the Plan, but no such action may impair the rights of any participant with respect to outstanding awards without the participant’s consent. The Plan administrator, however, reserves the right to amend, modify, or supplement an award to either bring it into compliance with Section 409A of the Code, or to cause the award to not be subject to such section. The Plan will terminate on October 5, 2016.

As of December 30, 2012 and January 1, 2012, a total of 25,424 and 84,181 RSGs were outstanding under the Plan, respectively.

(15) Assets Held for Sale

As of December 30, 2012 and January 1, 2012, the Company intended to dispose of various assets which are classified as held for sale on the consolidated balance sheet in accordance with ASC 360. The following table summarizes the major classes of assets and liabilities held for sale at December 30, 2012 and January 1, 2012:

	December 30, 2012	January 1, 2012
Long-term assets held for sale:
Property, plant and equipment, net	$474	$934

Total long-term assets held for sale	$474	$934

These assets are real property and no publication related assets are included.

During the years ended December 30, 2012 and January 1, 2012 the Company recorded an impairment charge in the amount of $2,128 and $355, respectively, related to property, plant and equipment which were classified as held for sale, refer to Note 16 for fair value measurement discussion.

(16) Fair Value Measurement

The Company measures and records in the accompanying consolidated financial statements certain assets and liabilities at fair value on a recurring basis. ASC 820 establishes a fair value hierarchy for those instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s own assumptions (unobservable inputs).

These inputs are prioritized as follows:

•	Level 1: Observable inputs such as quoted prices in active markets for identical assets or liabilities;

•	Level 2: Inputs other than quoted prices included within Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities or market corroborated inputs; and

•	Level 3: Unobservable inputs for which there is little or no market data and which require us to develop our own assumptions about how market participants price the asset or liability.

The valuation techniques that may be used to measure fair value are as follows:

•	Market approach—Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities;

•	Income approach—Uses valuation techniques to convert future amounts to a single present amount based on current market expectation about those future amounts;

•	Cost approach—Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).

The following table provides information for the Company’s major categories of financial assets and liabilities measured or disclosed at fair value on a recurring basis:

	Fair Value Measurements at Reporting Date Using			Total Fair Value Measurements	Valuation Technique
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
As of January 1, 2012
Assets
Cash and cash equivalents	$19,212	$—	$—	$19,212	Income
Restricted cash	6,167	—	—	6,167	Income
Liabilities
Derivatives(1)	$—	$—	$51,576	$51,576	Income
As of December 30, 2012
Assets
Cash and cash equivalents	$34,527	$—	$—	$34,527	Income
Restricted cash	6,467	—	—	6,467	Income
Liabilities
Derivatives(1)	$—	$—	$45,724	$45,724	Income

(1)	Derivative assets and liabilities include interest rate swaps which are measured using the Company’s estimates of the assumptions a market participant would use in pricing the derivative. The fair value of the interest rate derivative is determined based on the upper notional band using cash flows discounted at the relevant market interest rates in effect at the period close and incorporates an assessment of the risk of non-performance by the interest rate derivative counterparty in valuing derivative assets and an evaluation of the Company’s credit risk in valuing derivative liabilities.

The following table reflects the activity of our derivative liabilities measured at fair value using significant unobservable inputs (Level 3) for year ended December 30, 2012:

Derivative Liabilities
Balance as of January 1, 2012	$51,576
Total (gains) losses, net:
Included in earnings	(20)
Included in other comprehensive income	(5,832)

Balance as of December 30, 2012	$45,724

Certain assets are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments only in certain circumstances (for example, when there is evidence of impairment). During the quarters ended April 1, 2012 and January 1, 2012, goodwill was written down to implied fair value using Level 3 inputs. The valuation techniques utilized to measure fair value are discussed in Note 5.

Refer to Note 8 for the discussion on the fair value of the Company’s total long-term debt.

Refer to Note 13 for the discussion on the fair value of the Company’s pension plan.

During the years ended December 30, 2012 and January 1, 2012, the Company recorded an impairment charge in the amount of $2,128 and $355, respectively, related to property, plant and equipment which were classified as held for sale. The Company used assessed values and current market data, Level 2 inputs, to determine the fair value. Additionally, during the three months ended June 26, 2011, the Company wrote-off presses having a net book value of $1,696 related to the consolidation of its print operations, utilizing recent sale activity, Level 2 inputs.

(17) Commitments and Contingencies

The Company becomes involved from time to time in claims and lawsuits incidental to the ordinary course of its business, including with respect to such matters as libel, invasion of privacy, intellectual property infringement, wrongful termination actions, and complaints alleging employment discrimination. In addition, the Company is involved from time to time in governmental and administrative proceedings concerning employment, labor, environmental and other claims. Insurance coverage maintained by the Company mitigates potential loss for certain of these matters. Historically, such claims and proceedings have not had a material effect upon the Company’s consolidated results of operations or financial condition. While the Company is unable to predict the ultimate outcome of any currently outstanding legal actions, it is the opinion of the Company’s management that it is a remote possibility that the disposition of these matters would have a material adverse effect upon the Company’s consolidated results of operations, financial condition or cash flow.

Restricted cash at December 30, 2012 and January 1, 2012, in the aggregate amount of $6,467 and $6,167, respectively, is used to collateralize standby letters of credit in the name of the Company’s insurers in accordance with certain insurance policies and as cash collateral for certain business operations.

(18) Related-Party Transactions

Fortress Investment Group, LLC

On May 9, 2005, FIF III, FIF III Liberty Acquisitions, LLC, a wholly-owned subsidiary of FIF III (“Merger Subsidiary”), and the Company entered into an agreement that provided for the merger of Merger Subsidiary with and into the Company, with the Company continuing as a wholly-owned subsidiary of FIF III (the “Merger”). The Merger was completed on June 6, 2005. FIF III is an affiliate of Fortress Investment Group LLC.

As of December 30, 2012, Fortress Investment Group LLC and its affiliates (“Fortress”) beneficially owned approximately 39.6% of the Company’s outstanding common stock.

In addition, the Company’s Chairman, Wesley Edens, is also the Co-Chairman of the board of directors of Fortress Investment Group LLC. The Company does not pay Mr. Edens a salary or any other form of compensation.

Affiliates of Fortress own $410,862 of the $1,174,098 outstanding under the 2007 Credit Facility, as amended as of March 7, 2013, of which $49,085 is still waiting to be settled. These amounts were purchased on arms’ length terms in secondary market transactions.

On August 21, 2008, FIF III purchased an aggregate of $11,500 in 10% cumulative preferred stock of GateHouse Media Macomb. The preferred stock was issued on August 21, 2008. Macomb, an Unrestricted Subsidiary under the terms of the 2007 Credit Facility, used the proceeds from such sale of preferred stock to make an $11,500 cash investment in Holdco non-voting 10% cumulative preferred stock. On December 7, 2010, FIF III exercised its right to require the Company to purchase its Macomb preferred stock. The Company paid the purchase price of $14,144 on December 8, 2010, which represented the sum of original purchase price of $11,500 paid by FIF III for the Macomb preferred stock and accrued but unpaid dividends of $2,644.

On October 24, 2006, the Company entered into an Investor Rights Agreement with FIF III. The Investor Rights Agreement provides FIF III with certain rights with respect to the nomination of directors to the Company’s board of directors as well as registration rights for securities of the Company owned by Fortress.

The Investor Rights Agreement requires the Company to take all necessary or desirable action within its control to elect to its board of directors so long as Fortress beneficially owns (i) more than 50% of the voting power of the Company, four directors nominated by FIG Advisors LLC, an affiliate of Fortress (“FIG Advisors”), or such other party nominated by Fortress; (ii) between 25% and 50% of the voting power of the Company, three directors nominated by FIG Advisors; (iii) between 10% and 25% of the voting power of the Company, two directors nominated by FIG Advisors; and (iv) between 5% and 10% of the voting power of the Company, one director nominated by FIG Advisors. In the event that any designee of FIG Advisors shall for any reason cease to serve as a member of the board of directors during his term of office, FIG Advisors will be entitled to nominate an individual to fill the resulting vacancy on the board of directors. The Company is also to take all necessary or desirable action to limit the overall size of the Company’s board of directors to not more than seven directors.

Pursuant to the Investor Rights Agreement, the Company has granted FIF III, for so long as it or its permitted transferees beneficially own an amount of the Company’s common stock at least equal to 5% or more of the Company’s common stock issued and outstanding immediately after the consummation of its IPO (a “Registrable Amount”), “demand” registration rights that allow FIF III at any time to request that the Company register under the Securities Act of 1933, as amended, (the “Securities Act”) an amount equal to or greater than a Registrable Amount (as defined in the Investor Rights Agreement). Parent is entitled to an aggregate of four demand registrations. The Company is not required to maintain the effectiveness of the registration statement for more than 60 days. The Company is also not required to effect any demand registration within nine months of a “firm commitment” underwritten offering to which the requestor held “piggyback” rights and which included at least half of the securities requested by the requestor to be included. The Company is not obligated to grant a request for a demand registration within four months of any other demand registration and may refuse a request for demand registration if, in the Company’s reasonable judgment, it is not feasible for the Company to proceed with the registration because of the unavailability of audited financial statements.

FIF III also has “piggyback” registration rights that allow FIF III to include the shares of common stock that FIF III and its permitted transferees own in any public offering of equity securities initiated by the Company (other than those public offerings pursuant to registration statements on Forms S-4 or S-8) or by any of the Company’s other stockholders that may have registration rights in the future. The “piggyback” registration rights of FIF III are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering.

The Company has additionally granted FIF III and its permitted transferees for as long as Fortress beneficially owns a Registrable Amount, the right to request shelf registrations on Form S-3, providing for an offering to be made on a continuous basis, subject to a time limit on the Company’s efforts to keep the shelf registration statement continuously effective and the Company’s right to suspend the use of a shelf registration prospectus for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12-month period) if the Company determines that certain disclosures required by the shelf registration statement would be detrimental to the Company or the Company’s stockholders.

The Company has agreed to indemnify FIF III and its permitted transferees against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which FIF III and its permitted transferees sells shares of the Company’s common stock, unless such liability arose from FIF III misstatement or omission, and Parent has agreed to indemnify the Company against all losses caused by its misstatements or omissions. The Company will pay all expenses incident to registration and Fortress will pay its respective portions of all underwriting discounts, commissions and transfer taxes relating to the sale of its shares under such a registration statement.

(19) Discontinued Operations

During the year ended December 31, 2010, the Company discontinued a publication in New York. An impairment loss of $404 is included in discontinued operations on the Consolidated Statement of Operations and Comprehensive Income (Loss) for this period for the aforementioned discontinued operation and previously sold and discontinued operations.

During the year ended December 30, 2012, the Company sold 22 publications in Suburban Chicago, Illinois for an aggregate purchase price of approximately $2,800. As a result, an impairment loss of $1,922 is included in loss from discontinued operations on the Consolidated Statement of Operations and Comprehensive Income (Loss) for this period. Additionally, an impairment loss of $206 is included in loss from discontinued operations net of income taxes on the Consolidated Statement of Operations and Comprehensive Income (Loss) for this period related to previously discontinued operations. The financial position and results of operations of the publications in Suburban Chicago, Illinois are reflected as discontinued operations for all periods presented.

The net revenue during the years ended December 30, 2012, January 1, 2012 and December 31, 2010 for the aforementioned discontinued operations was $8,722, $11,123 and $13,941, respectively. Loss, net of income taxes of $0, during the years ended December 30, 2012, January 1, 2012 and December 31, 2010 for the aforementioned discontinued operations was $2,340, $699 and $542, respectively.

(20) Quarterly Results (unaudited)

	Quarter Ended April 1(a)	Quarter Ended July 1(a)	Quarter Ended September 30(a)	Quarter Ended December 30(a)
Year Ended December 30, 2012
Revenues	$117,211	$125,970	$119,980	$125,393
Operating income	936	11,644	6,881	10,332
Income (loss) before income taxes	(13,072)	(2,341)	(7,945)	(4,312)
Net income (loss)	(13,241)	(2,690)	(9,313)	(4,559)
Basic income (loss) per share	$(0.23)	$(0.05)	$(0.16)	$(0.08)
Diluted income (loss) per share	$(0.23)	$(0.05)	$(0.16)	$(0.08)

	Quarter Ended March 27(a)	Quarter Ended June 26(a)	Quarter Ended September 25(a)	Quarter Ended January 1(a)
Year Ended January 1, 2012
Revenues	$117,080	$131,842	$124,295	$141,453
Operating income (loss)	(2,625)	10,394	9,314	18,525
Income (loss) before income taxes	(17,121)	(4,454)	(4,865)	3,687
Net income (loss)	(17,968)	(4,876)	(4,978)	6,173
Basic income (loss) per share	$(0.31)	$(0.08)	$(0.09)	$0.11
Diluted income (loss) per share	$(0.31)	$(0.08)	$(0.09)	$0.11

(a)	Certain amounts differ from those previously reported on Forms 10-Q and 10-K due to the reclassification of discontinued operations as described in Note 19 to the consolidated Financial Statements.

(21) Subsequent Events and Going Concern Considerations

Management Agreement

On August 27, 2013, the Company entered into a management agreement (the “Local Media Management Agreement”) with Local Media Parent. Under the terms of the Local Media Management Agreement, the Company will manage the operations of Local Media. In return, the Company will receive compensation including an annual fee of $1,100, which may be adjusted to an amount not to exceed $1,210 based on a formula defined in the Local Media Management Agreement. In addition, the Company will be eligible to earn an annual incentive pay out equal to 12.5% of the EBITDA of Local Media in excess of budget. Although Local Media Parent owns 100% of the equity of Local Media, GateHouse manages the daily operations of Local Media. The Company has determined that the Local Media Management Agreement results in Local Media being a variable interest entity as the Company has the power to direct the activities that most significantly affect the economic performance of the entity. As a result, GateHouse expects that it will be the primary beneficiary and therefore expects to consolidate Local Media’s financial position and results of operations. Local Media had revenues of $158,559 and pre-tax loss of $27,907 for the twelve months ended June 30, 2013, and total assets of $127,436 at June 30, 2013.

Restructuring

On September 4, 2013, the Company entered into a restructuring support agreement (RSA) with Cortland Products Corp., as administrative agent (the “Administrative Agent”) and certain of the lenders under the Company’s 2007 Credit Facility, including Newcastle Investment Corp. (“Newcastle”) and its affiliates. The terms of the RSA are summarized as follows. This summary only discusses the key terms of the RSA and is not intended to be a complete description of the RSA.

The key terms of the RSA are as follows:

The RSA proposes a restructuring of the Company pursuant to a pre-packaged restructuring plan under Chapter 11 of the Bankruptcy Code (“the Plan”) whereby each Creditor (as defined below) has the option of exchanging its holdings in the Outstanding Debt (as defined below) for either its pro rata share of cash or common stock in a new holding company (such common stock, “New Media Common Stock,” and such holding company from and after the Effective Date, “New Media”) with ownership interests in the reorganized Company (such reorganized Company, “New GateHouse”). New Media is an entity that is unrelated to GateHouse and currently is a wholly-owned subsidiary of Newcastle.

New Media intends to distribute a portion of its estimated EBITDA (as defined in the RSA) less (i) cash taxes; (ii) interest expense; (iii) principal payments under the Financing (as defined below), (iv) capital expenditures; and (v) changes in net working capital to its shareholders and reinvest the remainder for general corporate purposes which may include accretive acquisitions.

The RSA includes the restructuring of the following indebtedness of the Company (the “Outstanding Debt”):

(a)	Indebtedness under the 2007 Credit Facility, consisting of a “Revolving Credit Facility,” a “Term Loan Facility,” a “Delayed Draw Term Loan Facility” and an “Incremental Term Loan Facility” (collectively, the “2007 Credit Facility Claims”). The 2007 Credit Facility Claims consisted of a (i) Revolving Credit Facility of $0 and $0 at December 30, 2012 and June 30, 2013, respectively, (ii) Term Loan Facility of $658,281 and $654,554 at December 30, 2012 and June 30, 2013, respectively, (iii) Delayed Draw Term Loan Facility of $245,627 and $244,236 at December 30, 2012 and June 30, 2013, respectively and (iv) Incremental Term Loan Facility of $270,190 and $268,660 at December 30, 2012 and June 30, 2013, respectively.

(b)	Swap Liability, including (i) $100,000 notional amount executed February 27, 2007, (ii) $250,000 notional amount executed April 4, 2007, (iii) $200,000 notional amount executed April 13, 2007 and (iv) $75,000 notional amount executed September 18, 2007. As of December 31, 2012 and June 30, 2013, the carrying value of the Swap Liability totaled $45,724 and $31,053, respectively.

Holders of the Outstanding Debt are referred to herein as “Creditors.”

Subject to the approval of the U.S. Bankruptcy Court, the RSA proposes a restructuring of the Outstanding Debt as follows:

(a)	Each Creditor of the Outstanding Debt would receive, in full and final satisfaction of its respective claim, at its election (with respect to all or any portion of its claims) to be made in connection with solicitation of the Plan, its pro rata share of:

i.	Cash pursuant to the Cash-Out Offer (described below under “Cash-Out Offer”) (the “Cash-Out Option”); and/or

ii.	(A) 100% of New Media Common Stock (subject to dilution as discussed herein) and (B) 100% of the Net Proceeds (as defined below), if any (collectively, the “New Media Equity Option”).

Creditors that do not make an election during the Solicitation Period (as defined below) with respect to their claims will be deemed to have elected the Cash-Out Option.

(b)	Pension, trade and all other unsecured claims will be unimpaired by the Plan.

(c)	Holders of equity interests in GateHouse Media, including warrants, rights and options to acquire such equity interests (“Existing Equity Holders”), would be cancelled, and Existing Equity Holders will receive 10-year warrants, collectively representing the right to acquire, in the aggregate, equity equal to 5% of the issued and outstanding shares of New Media (subject to dilution) as of the effective date of the Plan (the “Effective Date”), with the strike price per share for such warrants calculated based on a total equity value of New Media prior to the Local Media Contribution (as defined below) of $1,200,000 as of the Effective Date. New Media Warrants will not have the benefit of antidilution protections, other than customary protections including for stock splits and stock dividends. Existing equity interests will be cancelled under the Plan.

Cash-Out Offer

In connection with the restructuring, Newcastle (“Plan Sponsor”) (or its designated affiliates) has offered to purchase, in cash, an amount equal to 40.0% of the sum of (a) $1,167,450 of principal of the claims under the 2007 Credit Facility, plus (b) accrued and unpaid interest at the applicable contract non-default rate with respect thereto, plus (c) all amounts due under and subject to the terms of the interest rate swaps secured under the 2007 Credit Facility (for the avoidance of doubt, excluding any default interest) on the Effective Date of the Plan. The Cash-Out Offer will be coterminous with the Solicitation Period (as defined below).

Registration Rights

As of the Effective Date of the Plan, New Media will enter into a registration rights agreement with certain holders of the Outstanding Debt that received 10% or more of the New Media Common Stock, to provide customary registration rights.

New Media Equity Option

Instead of the Cash-Out Offer, each Creditor may elect to receive in satisfaction of its claims, a pro rata share of New Media Common Stock and the Net Proceeds (as defined below), if any. Following the completion of the restructuring, New Media will use commercially reasonable efforts, based on market conditions and other factors, to list New Media Common Stock (the “Listing”) and may raise additional equity capital in connection with or subsequent to the Listing. New Media intends to seek the Listing on the New York Stock Exchange. For the avoidance of doubt, a Listing will not be a condition precedent to the effectiveness of the Plan. Under the Plan, New Media will not impose any transfer restrictions on New Media Common Stock.

Financing

GateHouse will use commercially reasonable efforts based on market conditions and other factors, to raise up to $150,000 of new debt (the “Financing”). The net proceeds, if any, will be distributed to holders of New Media Common Stock, including Plan Sponsor (or its designated affiliates) on account of the Cash-Out Offer, on the Effective Date (the “Net Proceeds”). For the avoidance of doubt the Financing will not be a condition precedent to the effectiveness of the Plan.

Contribution of Local Media Group Holdings LLC

The Plan Sponsor acquired Dow Jones Local Media Group, Inc. (“Local Media”), a publisher of weekly newspaper publications, on September 3, 2013. Subject to the terms of the RSA, the Plan Sponsor will contribute Local Media Group Holdings LLC (“Local Media Parent”) and assign its rights under the related stock purchase agreement to New Media on the Effective Date (the “Local Media Contribution”) in exchange for shares of common stock of New Media (and at Plan Sponsor’s option, $50), collectively equal in value to the cost of the Local Media Acquisition (as adjusted pursuant to the Plan) based upon the equity value of New Media as of the Effective Date prior to the contribution.

Solicitation of the Plan and Chapter 11 of the Bankruptcy Code

On September 20, 2013, GateHouse commenced a pre-packaged solicitation of the Plan (the “Solicitation”), with a voting deadline of September 26, 2013, as such date may be extended by Plan Sponsor in its sole discretion (the “Solicitation Period”), such that the Plan could become effective no later than December 16, 2013. Subject to the terms of the Support Agreement, if holders of Outstanding Debt sufficient to meet the requisite threshold of 67% in amount and majority in number (calculated without including any insider) necessary for acceptance of the Plan under the Bankruptcy Code (“Bankruptcy Threshold Creditors”) vote to accept the Plan in the Solicitation, GateHouse and its affiliated debtors (the “Debtors”) intend to commence Chapter 11 cases and seek approval of the disclosure statement for the Plan (the “Disclosure Statement”) and confirmation of the Plan therein. Under the Support Agreement, each of the Participating Lenders has agreed to (a) support and take any reasonable action in furtherance of the Restructuring, (b) timely vote their Outstanding Debt to accept the Plan and not change or withdraw such vote, (c) support approval of the Disclosure Statement and confirmation of the Plan, as well as certain relief to be requested by Debtors from the Bankruptcy Court, (d) refrain from taking any action inconsistent with the confirmation or consummation of the Plan, and (e) not propose, support, solicit or participate in the formulation of any plan other than the Plan.

Management Agreement

On the Effective Date of the Plan, New Media will enter into a management agreement with an affiliate of the Plan Sponsor (the “Manager”) pursuant to which the Manager will manage the operations of New Media. The annual management fee will be 1.50% of New Media’s gross equity as set forth in the Management Agreement.

Releases

To the fullest extent permitted by applicable law, the restructuring shall include a full release from liability of GateHouse, Plan Sponsor, the Administrative Agent, the Creditors, and all current and former direct and indirect members, partners, subsidiaries, affiliates, funds, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents, and other representatives (including their respective members, partners, subsidiaries, affiliates, funds, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents, and other representatives) by GateHouse, Plan Sponsor and the Creditors from any claims or causes of action related to or arising out of GateHouse, the Outstanding Debt or the Restructuring on or prior to the Effective Date, except for any claims and causes of action for fraud, gross negligence or willful misconduct.

Conditions Precedent to Closing

The occurrence of the Effective Date shall be subject to the satisfaction (unless waived) of conditions precedent customary for transactions of this type and the satisfaction of such other conditions precedent agreed upon by the lenders, Plan Sponsor and GateHouse, including but not limited to, the following:

•	Each of the conditions precedent set forth in the Plan having been satisfied or waived;

•	Entry of an order confirming the Plan in form and substance satisfactory to the Plan Sponsor; and

•	The confirmation order has (a) not been reversed, stayed, modified, or amended, and (b) the time to appeal or seek certiorari has expired and (i) no appeal or petition for certiorari has been timely taken, or (ii) any appeal or petition for certiorari has been fully resolved, denied, resulted in no modification, or has otherwise been dismissed with prejudice.

Investment Commitment Letter

On September 4, 2013 the Plan Sponsor and the Company entered into an investment commitment letter in connection with the restructuring, described above, under which Plan Sponsor has agreed to purchase the Cash-Out Offer claims, described above. The investment commitment letter provides that, on account of the claims purchased in the Cash-Out Offer on the Effective Date of the Plan, Plan Sponsor will receive its pro rata share of (a) New Media Common Stock and (b) Net Proceeds, if any, net of transaction expenses associated with transactions under the Plan.

Discontinued Operations

In May 2013, the Company disposed of a non wholly owned subsidiary in Chicago, Illinois. As a result, the asset, liability and noncontrolling interest carrying amounts of this subsidiary were derecognized. A loss of $1,146 was recognized in discontinued operations and no noncontrolling interest amounts remain after this disposal.

The net revenues during the years ended December 30, 2012, January 1, 2012 and December 31, 2010 for the aforementioned discontinued operation and previously discontinued operations $8,722, $11,123 and $13,941, respectively. Loss, net of income taxes of $0, during the years ended December 30, 2012, January 1, 2012 and December 31, 2010 for the aforementioned discontinued operation and previously discontinued operations was $2,340, $699 and $542, respectively. The loss from discontinued operations attributable to noncontrolling interest during the years ended December 30, 2012, January 1, 2012 and December 31, 2010 was $536, $579 and $596, respectively. The accompanying consolidated financial statements have been recast to reflect the results of the discontinued operations for all periods presented.

Amendment to the 2007 Credit Facility

On September 4, 2013, the Company executed an amendment to its 2007 Credit Facility effective September 3, 2013. Among other matters, the amendment revised certain terms and conditions of the 2007 Credit Facility, including the removal of an event of default related to the Company taking any action in furtherance of, or indicating its consent to or approval of a bankruptcy or similar filing, while still maintaining as an event of default the filing by the Company of a proceeding under Chapter 11 of the Bankruptcy Code. The amendment also eliminated the requirement that the Company’s annual audited financial statements include an auditors’ report without a going concern uncertainty or like modification.

On September 20, 2013, the Company delivered notice to lenders under the 2007 Credit Facility terminating the Revolving Credit Facility of the 2007 Credit Facility effective September 27, 2013.

Going Concern Considerations

The accompanying consolidated financial statements have been prepared on a going concern basis, which assumes continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. As discussed in Note 1 (c), the Company has experienced declining same stores revenue and profitability over the past several years, has incurred significant recurring losses from continuing operations and has a net capital deficiency. Further, the RSA described above requires the Company to file a voluntary petition seeking to reorganize under Chapter 11 of the Bankruptcy Code upon the satisfaction of certain conditions, which filing would constitute an event of default under the terms of the Company’s 2007 Credit Facility. The ability of the Company, both during and after the Chapter 11 proceedings, to continue as a going concern is contingent upon, among other things; (i) the ability of the Company to generate cash from operations and to maintain adequate cash on hand; (ii) the resolution of the uncertainty as to the amount of claims that will be allowed; (iii) the ability of the Company to confirm its reorganization plan in the Chapter 11 proceedings and obtain any financing which may be required to emerge from bankruptcy protection; and (iv) the Company’s ability to achieve profitability. There can be no assurance that the Company will be able to successfully achieve these objectives in order to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

(22) Subsequent Events (Unaudited)

Bankruptcy Proceedings

On September 27, 2013, the Company commenced a pre-packaged restructuring proceeding under Chapter 11 of the Bankruptcy Code. The terms of the restructuring were substantially consistent with those discussed in Note 21.

On November 6, 2013, the Bankruptcy Court confirmed the Plan. On November 26, 2013, the Plan became effective. In accordance with the terms of the Plan, the Company became a wholly owned subsidiary of New Media and terminated its registration under 12(g) and suspended its obligations under 15(g) of the Securities Exchange Act of 1934.

New Credit Facilities

On November 26, 2013, the Company entered into $165 million financing facilities consisting of a $40,000 revolving credit facility, a $25,000 term loan A and a $50,000 term loan B (collectively referred to as the “First Lien Credit Facility”) and $50,000 second lien term loan credit facility (referred to as the “Second Lien Credit Facility”) (all collectively referred to as the “New Credit Facilities”). Principal amounts outstanding under term loan A and term loan B of the First Lien Credit Facility will be payable in quarterly installments as follows: (I) four consecutive quarterly installments each in the amount of $875, commencing on January 1, 2014, (II) four consecutive quarterly installments each in the amount of $1,250, commencing on January 1, 2015, and (III) twelve consecutive quarterly installments each in the amount $2,000, commencing on January 1, 2016, followed by a final payment of all unpaid principal, accrued and unpaid interest and all unpaid fees and expenses which will be fully due and payable on November 26, 2018. The principal payments will be applied against term loan A until fully paid, and then to term loan B. The outstanding principal of the Second Lien Credit Facility will be fully due and payable on the maturity date of November 26, 2019. Only interest payments are due under the Second Lien Credit Facility until maturity. All of the tranches have options for interest at a LIBOR based rate or a prime based rate otherwise referred to as an alternative base rate. The Company elected the use of the LIBOR rate option. At November 26, 2013, those rates ranged from LIBOR + 3.25% to LIBOR + 11.00%. At November 26, 2013, the Company had outstanding borrowings under the New Credit Facility totaling $150 million, with up to $15 million available under the revolving credit facility of the First Lien Credit Facility. In conjunction with the New Credit Facilities, the Company incurred approximately $6,200 of deferred financing fees and approximately $1,000 in original issue costs.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

(Debtor-In-Possession)

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	September 29, 2013	December 30, 2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$19,753	$34,527
Restricted cash	6,467	6,467
Accounts receivable, net of allowance for doubtful accounts of $3,871 and $2,456 at September 29, 2013 and December 30, 2012, respectively	63,134	54,692
Inventory	7,071	6,019
Prepaid expenses	7,929	5,815
Other current assets	10,591	8,215

Total current assets	114,945	115,735
Property, plant, and equipment, net of accumulated depreciation of $138,077 and $128,208 at September 29, 2013 and December 30, 2012, respectively	178,625	116,510
Goodwill	14,204	13,742
Intangible assets, net of accumulated amortization of $214,002 and $196,878 at September 29, 2013 and December 30, 2012, respectively	113,884	218,981
Deferred financing costs, net	1,891	1,719
Other assets	2,952	2,605
Assets held for sale	474	474

Total assets	$426,975	$469,766

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term liabilities	$700	$853
Current portion of long-term debt	609	6,648
Accounts payable	11,948	9,396
Accrued expenses	35,055	26,258
Accrued interest	186	4,665
Deferred revenue	31,399	25,217

Total current liabilities	79,897	73,037
Long-term liabilities:
Long-term debt	32,391	1,167,450
Long-term liabilities, less current portion	2,641	2,347
Derivative instruments	—	45,724
Pension and other postretirement benefit obligations	14,385	15,367
Liabilities subject to compromise	1,200,023	—

Total liabilities	1,329,337	1,303,925

Stockholders’ deficit:
Common stock, $0.01 par value, 150,000,000 shares authorized at September 29, 2013 and December 30, 2012; 58,313,868 issued and 58,077,031 outstanding at September 29, 2013 and December 30, 2012	568	568
Additional paid-in capital	831,369	831,344
Accumulated other comprehensive loss	(17,241)	(52,642)
Accumulated deficit	(1,771,706)	(1,610,917)
Treasury stock, at cost, 236,837 shares at September 29, 2013 and December 30, 2012	(310)	(310)

Total GateHouse Media stockholders’ deficit	(957,320)	(831,957)
Noncontrolling interest	54,958	(2,202)

Total stockholders’ deficit	(902,362)	(834,159)

Total liabilities and stockholders’ deficit	$426,975	$469,766

See accompanying notes to unaudited condensed consolidated financial statements.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

(Debtor-In-Possession)

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(In thousands, except share and per share data)

	Three months ended September 29, 2013	Three months ended September 30, 2012	Nine months ended September 29, 2013	Nine months ended September 30, 2012
Revenues:
Advertising	$79,009	$80,140	$229,569	$246,010
Circulation	36,857	33,165	102,370	98,279
Commercial printing and other	10,126	6,675	24,233	18,872

Total revenues	125,992	119,980	356,172	363,161
Operating costs and expenses:
Operating costs	70,826	66,316	200,824	202,644
Selling, general, and administrative	42,532	35,004	121,254	107,059
Depreciation and amortization	10,747	9,802	30,383	30,006
Integration and reorganization costs	422	1,597	1,380	3,457
Impairment of long-lived assets	91,599	—	91,599	—
Loss on sale of assets	9	379	1,052	534

Operating income (loss)	(90,143)	6,882	(90,320)	19,461
Interest expense	40,627	14,500	69,513	43,497
Amortization of deferred financing costs	281	314	803	994
(Gain) loss on derivative instruments	4	5	14	(1,639)
Other (income) expense	(3)	7	1,005	(33)
Reorganization items, net	9,843	—	9,843	—

Loss from continuing operations before income taxes	(140,895)	(7,944)	(171,498)	(23,358)
Income tax benefit	(10,878)	(250)	(10,878)	(207)

Loss from continuing operations	(130,017)	(7,694)	(160,620)	(23,151)
Loss from discontinued operations, net of income taxes	—	(1,619)	(1,034)	(2,093)

Net loss	(130,017)	(9,313)	(161,654)	(25,244)
Net loss attributable to noncontrolling interest	865	—	865	—

Net loss attributable to GateHouse Media	$(129,152)	$(9,313)	$(160,789)	$(25,244)

Loss per share:
Basic and diluted:
Loss from continuing operations attributable to GateHouse Media	$(2.22)	$(0.13)	$(2.75)	$(0.40)
Loss from discontinued operations, attributable to GateHouse Media, net of income taxes	—	(0.03)	(0.02)	(0.04)
Net loss attributable to GateHouse Media	$(2.22)	$(0.16)	$(2.77)	$(0.44)
Basic weighted average shares outstanding	58,077,031	58,051,607	58,068,277	58,038,673
Diluted weighted average shares outstanding	58,077,031	58,051,607	58,068,277	58,038,673
Comprehensive loss	$(109,330)	$(5,931)	$(126,253)	$(23,135)
Comprehensive loss attributable to noncontrolling interest	(865)	—	(865)	—

Comprehensive loss attributable to GateHouse Media	$(108,465)	$(5,931)	$(125,388)	$(23,135)

See accompanying notes to unaudited condensed consolidated financial statements.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

(Debtor-In-Possession)

Unaudited Condensed Consolidated Statement of Stockholders’ Equity (Deficit)

(In thousands, except share data)

	Common Stock		Additional paid-in capital	Accumulated other comprehensive loss	Accumulated Deficit	Treasury stock		Non- controlling interest in subsidiary	Total
	Shares	Amount				Shares	Amount
Balance at December 31, 2012	58,313,868	$568	$831,344	$(52,642)	$(1,610,917)	236,837	$(310)	$(2,202)	$(834,159)
Net loss	—	—	—	—	(160,789)	—	—	(865)	(161,654)
Gain on derivative instruments, net of income taxes of $0	—	—	—	19,339	—	—	—	—	19,339
Reclassification of accumulated other comprehensive loss related to derivative instruments, net of income taxes of $10,302	—	—	—	16,011	—	—	—	—	16,011
Net actuarial loss and prior service cost, net of income taxes of $0	—	—	—	51	—	—	—	—	51
Disposal of non wholly owned subsidiary	—	—	—	—	—	—	—	2,202	2,202
Equity related to consolidation of Local Media	—	—	—	—	—	—	—	55,823	55,823
Non-cash compensation expense	—	—	25	—	—	—	—	—	25

Balance at September 29, 2013	58,313,868	$568	$831,369	$(17,241)	$(1,771,706)	236,837	$(310)	$54,958	$(902,362)

See accompanying notes to unaudited condensed consolidated financial statements.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

(Debtor-In-Possession)

Unaudited Condensed Consolidated Statements of Cash Flows

(In thousands)

	Nine months ended September 29, 2013	Nine months ended September 30, 2012
Cash flows from operating activities:
Net loss	$(161,654)	$(25,244)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	30,440	30,710
Amortization of deferred financing costs	803	994
(Gain) loss on derivative instruments	14	(1,639)
Non-cash compensation expense	25	71
Non-cash reorganization items, net	2,989	—
Non-cash interest related to unrealized losses upon dedesignation of cash flow hedges	26,313	—
Tax effect of the termination of derivative agreements	(10,302)	—
Loss on sale of assets	2,207	566
Pension and other postretirement benefit obligations	(820)	(432)
Impairment of long-lived assets	91,599	2,128
Goodwill impairment	—	216
Changes in assets and liabilities:
Accounts receivable, net	5,463	6,889
Inventory	484	(87)
Prepaid expenses	(103)	9,622
Other assets	(2,885)	(1,181)
Accounts payable	1,944	1,859
Accrued expenses	4,992	1,609
Accrued interest	(340)	(397)
Deferred revenue	(754)	(949)
Other long-term liabilities	(152)	(513)

Net cash (used in) provided by operating activities	(9,737)	24,222

Cash flows from investing activities:
Purchases of property, plant, and equipment	(3,242)	(2,854)
Proceeds from sale of assets and insurance	743	840

Net cash used in investing activities	(2,499)	(2,014)

Cash flows from financing activities:
Capital contribution to Local Media	4,110	—
Repayments under current portion of long-term debt	(6,648)	(4,600)

Net cash used in financing activities	(2,538)	(4,600)

Net (decrease) increase in cash and cash equivalents	(14,774)	17,608
Cash and cash equivalents at beginning of period	34,527	19,212

Cash and cash equivalents at end of period	$19,753	$36,820

See accompanying notes to unaudited condensed consolidated financial statements.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

(Debtor-In-Possession)

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share data)

(1) Unaudited Financial Statements

The accompanying unaudited condensed consolidated financial statements of GateHouse Media, Inc. and its subsidiaries (together, the “Company”) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and the instructions to Form 10-Q and applicable provisions of Regulation S-X, each as promulgated by the Securities and Exchange Commission (the “SEC”). Certain information and note disclosures normally included in comprehensive annual financial statements presented in accordance with GAAP have generally been condensed or omitted pursuant to SEC rules and regulations.

Management believes that the accompanying condensed consolidated financial statements contain all adjustments (which include normal recurring adjustments) that, in the opinion of management, are necessary to present fairly the Company’s consolidated financial condition, results of operations and cash flows for the periods presented. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the full year. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes for the year ended December 30, 2012, included in the Company’s Annual Report on Form 10-K.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

On September 27, 2013, the Company filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), case number 13-12503. The Company will continue to operate the business as “debtor-in possession” under the jurisdiction of the United States Bankruptcy Court of Delaware (the “Bankruptcy Court”) and in accordance with the applicable provisions of the United States Bankruptcy Code and orders of the Bankruptcy Court, (see Note 2).

The accompanying consolidated financial statements have been prepared on a going concern basis, which assumes continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. The Company has experienced declining same stores revenue and profitability over the past several years, has incurred significant recurring losses from continuing operations and has a net capital deficiency. Further, the RSA (as described in Note 2 below) requires the Company to file a voluntary petition seeking to reorganize under Chapter 11 of the Bankruptcy Code. The ability of the Company, both during and after the Chapter 11 proceedings, to continue as a going concern is contingent upon, among other things; (i) the ability of the Company to generate cash from operations and to maintain adequate cash on hand; (ii) the resolution of the uncertainty as to the amount of claims that will be allowed; (iii) the ability of the Company to confirm its reorganization plan in the Chapter 11 proceedings and obtain any financing which may be required to emerge from bankruptcy protection; and (iv) the Company’s ability to achieve profitability. There can be no assurance that the Company will be able to successfully achieve these objectives in order to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

On August 27, 2013, the Company entered into a management agreement (the “Local Media Management Agreement”) with Local Media Group Holdings, LLC, a Delaware limited liability company and a subsidiary of Newcastle Investment Corp. (“Local Media Parent”), to manage the operations of Dow Jones Local Media Group, Inc. (“Local Media”). The Company has determined that the Local Media Management Agreement results in Local Media being a variable interest entity (“VIE”) and the Company has the power to direct the activities that most significantly affect the economic performance of the entity therefore the Company will consolidate Local Media’s financial position and results of operations. On September 3, 2013, the Local Media Parent completed its acquisition of thirty three publications from Dow Jones & Co. Local Media’s results of operations have been included in the Company’s consolidated result of operations beginning on September 3, 2013. Local Media is not part of the bankruptcy filing and will continue to operate in the ordinary course of business. Refer to Note 5, “Variable Interest Entity” for additional information.

The Company’s operating segments (Large Community Newspapers, Small Community Newspapers, Directories, and Local Media) are aggregated into one reportable business segment.

Accumulated Other Comprehensive Income (Loss)

The changes in accumulated other comprehensive income (loss) by component for the nine months ended September 29, 2013 are outlined below.

	Gain (loss) on derivative instruments	Net actuarial loss and prior service cost(1)	Total
For the nine months ended September 29, 2013:
Balance at December 30, 2012	$(45,651)	$(6,991)	$(52,642)

Other comprehensive income before reclassifications	(1,109)	1	(1,108)
Amounts reclassified from accumulated other comprehensive loss	46,760	51	46,811
Tax effect of the termination of derivative agreements	(10,302)	—	(10,302)

Net current period other comprehensive income, net of taxes	35,349	52	35,401

Balance at September 29, 2013	$(10,302)	$(6,939)	$(17,241)

(1)	This accumulated other comprehensive income (loss) component is included in the computation of net periodic benefit cost. See Note 14.

The following table presents reclassifications out of accumulated other comprehensive income (loss) for the three and nine months ended September 29, 2013.

	Amounts Reclassified from Accumulated Other Comprehensive Loss		Affected Line Item in the Consolidated Statements of Operations and Comprehensive Income (Loss)
	Three months ended September 29, 2013	Nine months ended September 29, 2013
Realized gain on interest rate swap agreements, designated as cash flow hedges	$5,371	$20,447	Interest expense
Amortization of prior service cost	(114)	(342)	(1)
Amortization of unrecognized loss	131	393	(1)
Reclassification of unrealized losses upon dedesignation of cash flow hedges	26,313	26,313	Interest expense

Amounts reclassified from accumulated other comprehensive loss	31,701	46,811	Loss from continuing operations before income taxes
Income tax benefit	(10,302)	(10,302)	Income tax benefit

Amounts reclassified from accumulated other comprehensive loss, net of taxes	$21,399	$36,509	Net loss

(1)	This accumulated other comprehensive income (loss) component is included in the computation of net periodic benefit cost. See Note 14.

(2) Bankruptcy Proceedings

The Company and certain of its subsidiaries commenced voluntary chapter 11 bankruptcy proceedings in the Bankruptcy Court on September 27, 2013. Concurrent with the bankruptcy filing, the Company filed and requested confirmation of a joint prepackaged plan of reorganization (“the Plan”). On September 4, 2013, the Company entered into a restructuring support agreement (“RSA”) with Cortland Products Corp., as administrative agent (the “Administrative Agent”) and certain of the lenders under the Company’s 2007 Credit Facility, including Newcastle Investment Corp. (“Newcastle”) and its affiliates.

Pursuant to its RSA, the Company solicited votes on the Plan from holders of claims under the Company’s 2007 Credit Facility and certain related interest rate swaps. The Plan was accepted by the only impaired class of creditors entitled to vote on it. Specifically, 79 out of the 80 holders of secured debt entitled to vote holding an aggregate amount of $1,199,317 (representing 99.99% of the total secured debt) voted to accept the Plan. No creditors voted to reject the Plan.

Pension, trade and all other unsecured creditors of the Company would not be impaired under the prepackaged Plan, and their votes were not solicited. The Company’s common stock would be canceled under the Plan, and holders of secured debt would have the option of receiving a cash distribution equal to 40% of their claims, or stock in New Media, a new holding company that will own the Company and Local Media, as described below.

The key terms of the Plan are as follows:

The Plan proposes a restructuring of the Company pursuant to a pre-packaged restructuring under Chapter 11 of the Bankruptcy Code whereby each Creditor (as defined below) has the option of exchanging its holdings in the Outstanding Debt (as defined below) for either its pro rata share of cash or common stock in a new holding company (such common stock, “New Media Common Stock,” and such holding company from and after the effective date, “New Media”) with ownership interests in the reorganized Company (such reorganized Company, “New GateHouse”). New Media is an entity that is unrelated to the Company and currently is a wholly-owned subsidiary of Newcastle.

New Media intends to distribute a portion of its estimated EBITDA (as defined in the Plan) less (i) cash taxes; (ii) interest expense; (iii) principal payments under the Financing (as defined below); (iv) capital expenditures; and (v) changes in net working capital to its shareholders and reinvest the remainder for general corporate purposes which may include accretive acquisitions.

The Plan includes the restructuring of the following indebtedness of the Company (the “Outstanding Debt”):

(a) Indebtedness under the 2007 Credit Facility, consisting of a “Revolving Credit Facility,” a “Term Loan Facility,” a “Delayed Draw Term Loan Facility” and an “Incremental Term Loan Facility” (collectively, the “2007 Credit Facility Claims”). The 2007 Credit Facility Claims consisted of a (i) Revolving Credit Facility of $0 and $0 at December 30, 2012 and September 30, 2013, respectively, (ii) Term Loan Facility of $658,281 and $654,554 at December 30, 2012 and September 29, 2013, respectively, (iii) Delayed Draw Term Loan Facility of $245,627 and $244,236 at December 30, 2012 and September 29, 2013, respectively and (iv) Incremental Term Loan Facility of $270,190 and $268,660 at December 30, 2012 and September 29, 2013, respectively.

(b) Swap Liability, including (i) $100,000 notional amount executed February 27, 2007, (ii) $250,000 notional amount executed April 4, 2007, (iii) $200,000 notional amount executed April 13, 2007 and (iv) $75,000 notional amount executed September 18, 2007. As of December 31, 2012 and September 29, 2013, the carrying value of the Swap Liability totaled $45,724 and $28,440, respectively.

Holders of the Outstanding Debt are referred to herein as “Creditors.”

Subject to the approval of the Bankruptcy Court, the Plan proposes a restructuring of the Outstanding Debt as follows:

(a) Each Creditor of the Outstanding Debt will receive, in full and final satisfaction of its respective claim, at its election (with respect to all or any portion of its claims) to be made in connection with solicitation of the Plan, its pro rata share of:

i. Cash pursuant to the Cash-Out Offer (described below under “Cash-Out Offer”) (the “Cash-Out Option”); and/or

ii. (A) 100% of New Media Common Stock (subject to dilution as discussed herein) and (B) 100% of the Net Proceeds (as defined below), if any (collectively, the “New Media Equity Option”).

Creditors that do not make an election during the Solicitation Period (as defined below) with respect to their claims will be deemed to have elected the Cash-Out Option.

(b) Pension, trade and all other unsecured claims will be unimpaired by the Plan.

(c) Holders of equity interests in the Company, including warrants, rights and options to acquire such equity interests (“Existing Equity Holders”), would be cancelled, and Existing Equity Holders will receive 10-year warrants, collectively representing the right to acquire, in the aggregate, equity equal to 5% of the issued and outstanding shares of New Media (subject to dilution) as of the effective date of the Plan (the “Effective Date”), with the strike price per share for such warrants calculated based on a total equity value of New Media prior to the Local Media Contribution (as defined below) of $1,200,000 as of the Effective Date. New Media Warrants will not have the benefit of antidilution protections, other than customary protections including for stock splits and stock dividends. Existing equity interests will be cancelled under the Plan.

Cash-Out Offer

In connection with the Plan, Newcastle (“Plan Sponsor”) (or its designated affiliates) has offered to purchase, in cash, an amount equal to 40% of the sum of (a) $1,167,450 of principal of the claims under the 2007 Credit Facility, plus (b) accrued and unpaid interest at the applicable contract non-default rate with respect thereto, plus (c) all amounts due under and subject to the terms of the interest rate swaps secured under the 2007 Credit Facility (for the avoidance of doubt, excluding any default interest) on the Effective Date of the Plan. The Cash-Out Offer will be coterminous with the Solicitation Period (as defined below).

Registration Rights

As of the Effective Date of the Plan, New Media will enter into a registration rights agreement with certain holders of the Outstanding Debt that received 10% or more of the New Media Common Stock, to provide customary registration rights.

New Media Equity Option

Instead of the Cash-Out Offer, each Creditor may elect to receive in satisfaction of its claims, a pro rata share of New Media Common Stock and the Net Proceeds (as defined below), if any. Following the completion of the restructuring, New Media will use commercially reasonable efforts, based on market conditions and other factors, to list New Media Common Stock (the “Listing”) and may raise additional equity capital in connection with or subsequent to the Listing. New Media intends to seek the Listing on the New York Stock Exchange. For the avoidance of doubt, the Listing will not be a condition precedent to the effectiveness of the Plan. Under the Plan, New Media will not impose any transfer restrictions on New Media Common Stock.

On November 6, 2013 the Bankruptcy Court held a hearing and entered an order (the “Confirmation Order”) confirming the Plan.

Financing

The Company will use commercially reasonable efforts based on market conditions and other factors, to raise up to $165,000 of new debt, including a $150,000 facility to fund distributions and other payments under the Plan (the “Financing”). The distribution will be made to holders of New Media Common Stock, including Plan Sponsor (or its designated affiliates) on account of the Cash-Out Offer, on the Effective Date (the “Net Proceeds”). The Financing will not be a condition precedent to the effectiveness of the Plan.

Contribution of Local Media Group Holdings LLC

The Plan Sponsor acquired Local Media, a publisher of weekly newspaper publications, on September 3, 2013. Subject to the terms of the Plan, the Plan Sponsor will contribute Local Media Parent and assign its rights under the related stock purchase agreement to New Media on the Effective Date (the “Local Media Contribution”) in exchange for shares of common stock of New Media (and at Plan Sponsor’s option, $50), collectively equal in value to the cost of the Local Media Acquisition (as adjusted pursuant to the Plan) based upon the equity value of New Media as of the Effective Date prior to the contribution.

Management Agreement

On the effective date, New Media will enter into a management agreement with an affiliate of the Plan Sponsor (the “Manager”) pursuant to which the Manager will manage the operations of New Media. The annual management fee will be 1.50% of New Media’s gross equity as set forth in the Management Agreement.

Releases

To the fullest extent permitted by applicable law, the restructuring shall include a full release from liability of the Company, Plan Sponsor, the Administrative Agent, the Creditors, and all current and former direct and indirect members, partners, subsidiaries, affiliates, funds, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents, and other representatives (including their respective members, partners, subsidiaries, affiliates, funds, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents, and other representatives) by the Company, Plan Sponsor and the Creditors from any claims or causes of action related to or arising out of the Company, the Outstanding Debt or the Restructuring on or prior to the Effective Date, except for any claims and causes of action for fraud, gross negligence or willful misconduct.

Conditions Precedent to Closing

The occurrence of the Effective Date is subject to the satisfaction (unless waived) of conditions precedent customary for transactions of this type and the satisfaction of such other conditions precedent agreed upon by the lenders, Plan Sponsor and the Company, including but not limited to, the following:

•	Each of the conditions precedent set forth in the Plan having been satisfied or waived;

•	Entry of an order confirming the Plan in form and substance satisfactory to the Plan Sponsor; and

•	The confirmation order has (a) not been reversed, stayed, modified, or amended, and (b) the time to appeal or seek certiorari has expired and (i) no appeal or petition for certiorari has been timely taken, or (ii) any appeal or petition for certiorari has been fully resolved, denied, resulted in no modification, or has otherwise been dismissed with prejudice.

Confirmation of the Plan

On November 6, 2013, the Bankruptcy Court confirmed the Plan. On November 26, 2013, the Plan became effective. In accordance with the terms of the Plan, the Company became a wholly owned subsidiary of

New Media and terminated its registration under 12(g) and suspended its obligations under 15(g) of the Securities Exchange Act of 1934.

Investment Commitment Letter

On September 4, 2013 the Plan Sponsor and the Company entered into an investment commitment letter in connection with the restructuring, pursuant to which Plan Sponsor agreed to purchase the Cash-Out Offer claims, described above. The investment commitment letter provides that, on account of the claims purchased in the Cash-Out Offer on the Effective Date of the Plan, Plan Sponsor will receive its pro rata share of (a) New Media Common Stock and (b) Net Proceeds, if any, net of transaction expenses associated with transactions under the Plan.

(3) Liabilities Subject to Compromise

In accordance with FASB ASC Topic 852, “Reorganizations” (“ASC 852”) the Company has segregated the liabilities subject to compromise in its Condensed Consolidated Balance Sheets.

The following table reflects pre-petition liabilities that are subject to compromise:

As of September 29, 2013
Accrued interest	$4,133
Long-term debt	1,167,450
Derivative instruments	28,440

Liabilities subject to compromise	$1,200,023

The restructuring plan effects only the Company’s 2007 Credit Facility and derivative instruments. Refer to Note 10, “Indebtedness,” for additional information. No other liabilities are subject to compromise and pension, trade and other unsecured claims are not impaired under the plan.

The amount of Liabilities subject to compromise represents the Company and certain of its subsidiaries who filed bankruptcy (the “Debtors’”) estimate, where an estimate is determinable, of known or potential pre-petition claims to be addressed in connection with the bankruptcy proceedings. Such liabilities are reported at the Debtors’ current estimate, where an estimate is determinable, of the allowed claim amount, even though they may be settled for lesser amounts. These claims remain subject to future adjustments, which may result from: negotiations; actions of the Bankruptcy Court; disputed claims; rejection of contracts and unexpired leases; the determination as to the value of any collateral securing claims; proofs of claims; or other events. Refer to Note 2 for additional information.

(4) Reorganization Items, Net

In accordance with ASC 852 the Company has segregated reorganization items related to the Plan in its Condensed Consolidated Statement of Operations and Comprehensive Income (Loss).

A summary of reorganization items, net for the three and nine months ended September 29, 2013 and September 30, 2012 is presented in the following table:

	Three months ended September 29, 2013	Nine months ended September 29, 2013
Write-off of deferred financing costs	$948	$948
Credit agreement amendment fees	6,790	6,790
Bankruptcy fees	64	64
Adjustment to the allowed claim for derivative instruments	2,041	2,041

Reorganization items, net	$9,843	$9,843

For the three and nine months ended September 29, 2013, the Company paid approximately $6,854 for reorganization items.

(5) Variable Interest Entity

On September 3, 2013, Local Media Parent acquired Local Media. The Company entered into a management and advisory agreement with Local Media Parent, which was assigned to Local Media, to manage the operations of Local Media. In return, the Company will receive compensation including an annual fee and will be eligible to earn an annual incentive pay out equal to 12.5% of the EBITDA of Local Media in excess of budget. Although Local Media Parent currently owns 100.0% of the equity of Local Media, the Company manages the daily operations of Local Media. The Company has determined that the management and advisory agreement results in Local Media being a VIE and the Company has the power to direct the activities that most significantly affect the economic performance of the entity. As a result, the Company is the primary beneficiary and therefore has consolidated Local Media’s financial position and results of operations. As 100% of Local Media is owned by Local Media Parent, the net income (loss) of Local Media is reflected in noncontrolling interest.

The Company has accounted for the consolidation of Local Media under the purchase method of accounting. Accordingly, the assets acquired and liabilities assumed are recorded at their fair values. The transaction costs were incurred by Newcastle not GateHouse. The net assets, including goodwill of Local Media have been recorded in the condensed consolidated balance sheet at their estimated fair value in accordance with ASC 805. The value allocated in consolidating Local Media, was approximately $83,701 and $1,910 of acquisition related costs were recognized. Local Media Parent contributed $55,823 of equity and Local Media entered into a long-term debt agreement for $33,000. Local Media consists of eight daily and fifteen weekly newspapers as well as ten shopper publications, serving areas of New York, Massachusetts, California, Pennsylvania, Oregon and New Hampshire. The results of operations for The Local Media have been included in the Company’s consolidated financial statements.

The following table summarizes the estimated fair values of the Local Media assets and liabilities as of September 3, 2013:

Current assets	$18,825
Property, plant and equipment	73,718
Mastheads	4,100
Goodwill	462

Total assets	97,105
Current liabilities	13,404

Total liabilities	13,404

Net assets	$83,701

The Company obtained third party independent appraisals to assist in the determination of the fair values of property, plant and equipment and intangible assets. The property, plant and equipment appraisal included an analysis of recent comparable sales and offerings of land parcels in each of the subject’s markets. The appraised value is supported with consideration and use of standard accepted appraisal practices and valuation procedures. The appraiser used the three basic approaches to value: the Cost Approach (used for equipment where an active secondary market is not available and building improvements), the Direct Sales Comparison (Market) Approach (used for land and equipment where an active secondary market is available) and the Income Approach (used for intangible assets). These approaches used are based on the cost to reproduce assets, market exchanges for comparable assets and the capitalization of income. Useful lives range from 1 to 7 years for personal property and 17 to 38 years for real property.

The appraisal utilized a relief from royalty method, an income approach, to determine the fair value of mastheads. Key assumptions utilized in this valuation include revenue projections, a royalty rate of 1.5%, long term growth rate of 0%, tax rate of 39.2% and discount rate of 25.0%. Based on estimated discount rates, attrition levels and other available data, the advertiser and subscriber relationships were determined to have a fair value of $0.

Trade accounts receivable, having an estimated fair value of $13,427, were included in the acquired assets. The gross contractual amount of these receivables was $14,937 and the contractual cash flows not expected to be collected was estimated at $1,510 as of the acquisition date.

Local Media accounted for inventory using a weighted cost methodology, which was deemed to approximate fair value. The FIFO valuation method is used and is consistent with the Company’s inventory valuation. The difference between the weighted average and FIFO methodology does not have a material effect on the results of operations.

From the date of acquisition through September 29, 2013 Local Media had Revenues of $12,043 million and a net loss of $865.

For tax purposes, the amount of goodwill that is expected to be deductible is $462 as of September 3, 2013.

The estimated fair values are preliminary pending the finalization of the valuation.

Pro-Forma Results

The unaudited pro forma condensed consolidated statement of operations information for 2013, set forth below, presents the results of operations as if the consolidation of the newspapers from Local Media had occurred on January 2, 2012. The unaudited pro forma condensed consolidated statement of operations information for 2012, set forth below, presents the results of operations as if the consolidation of the Local Media had occurred on January 2, 2012. These amounts are not necessarily indicative of future results or actual results that would have been achieved had the acquisitions occurred as of the beginning of such period.

	Three months ended September 29, 2013	Three months ended September 30, 2012	Nine months ended September 29, 2013	Nine months ended September 30, 2012
Revenues	$154,406	$161,882	$459,800	$486,268
Net loss	$(129,302)	$(5,816)	$(202,258)	$(214,057)
Net loss per common share:
Basic	$(2.23)	$(0.10)	$(3.48)	$(3.69)
Diluted	$(2.23)	$(0.10)	$(3.48)	$(3.69)

Consolidated Variable Interest Entity

The table below summarizes the assets and liabilities of the consolidated VIE (Local Media) as of September 29, 2013. As of December 30, 2012 the balances were zero, as the VIE was not consolidated until September 3, 2013.

Current assets	$26,747
Property, plant and equipment	72,786
Mastheads	4,100
Goodwill	462
Other assets	2,916

Total assets	$107,011

Current liabilities	19,147
Long-term liabilities	32,907

Total liabilities	$52,054

(6) Share-Based Compensation

The Company recognized compensation cost for share-based payments of $0, $23, $25 and $71 during the three and nine months ended September 29, 2013 and September 30, 2012, respectively. As of September 29, 2013, all compensation cost for share-based payments have been recognized.

Restricted Share Grants (“RSGs”)

Under the GateHouse Media, Inc. Omnibus Stock Incentive Plan (the “RSG Plan”), 266,795 RSGs were granted to Company directors, management and employees, 42,535 of which were both granted and forfeited during the year ended December 31, 2008. An additional 100,000 RSGs were granted to Company management during the year ended December 31, 2009. The majority of the RSGs issued under the RSG Plan vest in increments of one-third on each of the first, second and third anniversaries of the grant date. In the event a grantee of an RSG is terminated by the Company without cause, a number of unvested RSGs immediately vest that would have vested under the normal vesting period on the next succeeding anniversary date following such termination. In the event an RSG grantee’s employment with the Company is terminated without cause within twelve months after a change in control (as defined in the applicable award agreement), all unvested RSGs become immediately vested at the termination date. During the period prior to the lapse and removal of the vesting restrictions, a grantee of an RSG will have all of the rights of a stockholder, including without limitation, the right to vote and the right to receive all dividends or other distributions. As a result, the RSGs are reflected as outstanding common stock and the unvested RSGs have been excluded from the calculation of basic earnings per share. With respect to Company employees, the value of the RSGs on the date of issuance is recognized as employee compensation expense over the vesting period or through the grantee’s eligible retirement date, if shorter, with an increase to additional paid-in-capital.

As of September 29, 2013 and December 30, 2012, there were 0 and 25,424 RSGs, respectively, issued and outstanding with a weighted average grant date fair value of $0.00 and $6.04, respectively. As of September 29, 2013, the aggregate intrinsic value of unvested RSGs was $0. During the nine months ended September 29, 2013, the aggregate fair value of vested RSGs was $1.

RSG activity during the nine months ended September 29, 2013 was as follows:

	Number of RSGs	Weighted-Average Grant Date Fair Value
Unvested at December 30, 2012	25,424	$6.04
Vested	(25,424)	6.04

Unvested at September 29, 2013	—	$—

FASB ASC Topic 718, “Compensation—Stock Compensation,” requires the recognition of share-based compensation for the number of awards that are ultimately expected to vest. The Company’s estimated forfeitures are based on forfeiture rates of comparable plans. Estimated forfeitures are reassessed periodically and the estimate may change based on new facts and circumstances.

(7) Reclassifications

Certain amounts in the prior period unaudited condensed consolidated financial statements have been reclassified to conform to the 2013 presentation.

(8) Restructuring

Over the past several years, and in furtherance of the Company’s cost reduction and cash flow preservation plans the Company has engaged in a series of individual restructuring programs, designed primarily to right size the Company’s employee base, consolidate facilities and improve its operations. These initiatives impact all of the Company’s geographic regions and are often influenced by the terms of union contracts within each region. All costs related to these programs, which primarily reflect severance expense, are accrued at the time of announcement.

Information related to restructuring program activity during the twelve months ended December 30, 2012 and the nine months ended September 29, 2013 is outlined below.

	Severance and Related Costs	Other Costs(1)	Total
Balance at January 1, 2012	$900	$426	$1,326
Restructuring provision included in integration and reorganization(2)	3,610	800	4,410
Cash payments	(3,826)	(1,062)	(4,888)

Balance at December 30, 2012	$684	$164	$848
Restructuring provision included in integration and reorganization	1,342	38	1,380
Cash payments	(1,537)	(94)	(1,631)

Balance at September 29, 2013	$489	$108	$597

(1)	Other costs primarily included costs to consolidate operations.
(2)	Included above are amounts that were initially recognized in integration and reorganization and were subsequently reclassified to discontinued operations expense at the time the affected operations ceased.

The restructuring reserve balance as of September 29, 2013, for all programs was $597, which is expected to be paid out over the next twelve months.

The following table summarizes the costs incurred and cash paid in connection with these restructuring programs for the three and nine months ended September 29, 2013 and September 30, 2012.

	Three months ended		Nine months ended
	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012
Severance and related costs(2)	$422	$1,528	$1,342	$2,890
Other costs(1)	—	69	38	584
Cash payments	(610)	(865)	(1,631)	(3,348)

(1)	Other costs primarily included costs to consolidate operations.
(2)	Included above are amounts that were initially recognized in integration and reorganization and were subsequently reclassified to discontinued operations expense at the time the affected operations ceased.

(9) Goodwill and Intangible Assets

Goodwill and intangible assets consisted of the following:

	September 29, 2013
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized intangible assets:
Noncompete agreements	$4,970	$4,908	$62
Advertiser relationships	209,878	158,714	51,164
Customer relationships	6,868	4,088	2,780
Subscriber relationships	62,785	42,525	20,260
Trade name	3,886	3,616	270
Publication rights	151	151	—

Total	$288,538	$214,002	$74,536

Nonamortized intangible assets:
Goodwill	$14,204
Mastheads	39,348

Total	$53,552

	December 30, 2012
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized intangible assets:
Noncompete agreements	$4,970	$4,839	$131
Advertiser relationships	278,543	145,878	132,665
Customer relationships	8,940	3,597	5,343
Subscriber relationships	82,280	39,226	43,054
Trade name	5,493	3,204	2,289
Publication rights	345	134	211

Total	$380,571	$196,878	$183,693

Nonamortized intangible assets:
Goodwill	$13,742
Mastheads	35,288

Total	$49,030

The weighted average amortization periods for amortizable intangible assets are 4.4 years for noncompete agreements, 16.7 years for advertiser relationships, 13.8 years for customer relationships, 17.2 years for subscriber relationships, 10.0 years for trade names and 15.0 years for publication rights.

Amortization expense for the three and nine months ended September 29, 2013 and September 30, 2012 was $5,823, $5,892, $17,485 and $17,693, respectively. Estimated future amortization expense as of September 29, 2013 is as follows:

For the years ending the Sunday closest to December 31:
2013	$2,245
2014	8,981
2015	8,950
2016	8,944
2017	8,025
Thereafter	37,391

Total	$74,536

The changes in the carrying amount of goodwill for the period from December 31, 2012 to September 29, 2013 are as follows:

Balance at December 31, 2012	$13,742
Consolidation of VIE	462

Balance at September 29, 2013	$14,204

The Company’s annual impairment assessment is made on the last day of its fiscal second quarter.

During the first quarter of 2012, the Company reorganized its management structure to align with its publication types. The fair value of goodwill was allocated to each of the new reporting units: Small Community Newspapers, Large Daily Newspapers and Metro Newspapers. The Company determined that impairment indicators were present for the Metro Newspaper reporting unit, which had a goodwill balance of $216. As of April 1, 2012 the Company performed a Step 1 analysis for this reporting unit and determined that its carrying value exceeded fair value. As a result of the Step 2 analysis, the entire $216 of goodwill was impaired and this amount was subsequently reclassified to discontinued operations, see Note 18. The fair value of this reporting unit for impairment testing purposes was estimated using the expected present value of future cash flows, recent industry transaction multiples and using estimates, judgments and assumptions that management believed were appropriate in the circumstances. The estimates and judgments used in the assessment included multiples for revenue and EBITDA, the weighted average cost of capital and the terminal growth rate. Given the current market conditions, the Company determined that recent transactions provided the best estimate of the fair value of this reporting unit. The Company performed further analysis of this reporting unit’s intangible and long-lived assets and determined that impairments of these assets were not present.

As of April 1, 2012, a review of impairment indicators was performed for the Company’s other reporting units and it was determined that financial results and forecast had not changed materially since the June 26, 2011 impairment test and it was determined no indicators of impairment were present.

As part of the annual impairment assessment, as of July 1, 2012, the fair values of the Company’s reporting units for goodwill impairment testing and newspaper mastheads were estimated using the expected present value of future cash flows, recent industry transaction multiples and using estimates, judgments and assumptions that management believed were appropriate in the circumstances. The estimates and judgments used in the assessment included multiples for revenue and EBITDA, the weighted average cost of capital and the terminal growth rate. Given the current market conditions, the Company determined that recent transactions provided the best estimate of the fair value of its reporting units and no impairment indicators were identified. Additionally, the estimated fair value exceeded carrying value for all mastheads. The total Company’s estimate of fair value was reconciled to its then market capitalization (based upon the market price of the Company’s common stock and fair value of the Company’s debt) plus an estimated control premium.

As of September 30, 2012, December 30, 2012 and March 31, 2013, a review of impairment indicators was performed with the Company noting that its financial results and forecast had not changed materially since the July 1, 2012 impairment test and its market capitalization exceeded its consolidated carrying value. It was determined no indicators of impairment were present.

As part of the annual impairment assessment, as of June 30, 2013, the fair values of the Company’s reporting units for goodwill impairment testing and newspaper mastheads were estimated using the expected present value of future cash flows, recent industry transaction multiples and using estimates, judgments and assumptions that management believed were appropriate in the circumstances. The estimates and judgments used in the assessment included multiples for revenue and EBITDA, the weighted average cost of capital and the terminal growth rate. Given the current market conditions, the Company determined that recent transactions provided the best estimate of the fair value of its reporting units and no impairment indicators were identified. Additionally, the estimated fair value exceeded carrying value for all mastheads. The total Company’s estimate of fair value was reconciled to its then market capitalization (based upon the market price of the Company’s common stock and fair value of the Company’s debt) plus an estimated control premium.

The bankruptcy filing was considered a triggering event for the non amortizable intangibles and the Company performed a valuation analysis to determine if an impairment existed as of September 29, 2013. The fair values of the Company’s reporting units for goodwill and newspaper mastheads were estimated using the expected present value of future cash flows, recent industry transaction multiples and using estimates, judgments and assumptions that management believed were appropriate in the circumstances and were consistent with the terms of the Plan. The estimates and judgments used in the assessment included multiples for revenue and EBITDA, the weighted average cost of capital and the terminal growth rate. Given the current bankruptcy Plan, the Company determined that discounted cash flows provided the best estimate of the fair value of its reporting units. The estimated fair value of the Large Daily reporting unit exceeded its carrying value and Step 2 of the analysis was not necessary. The Small Community reporting unit failed the Step 1 goodwill impairment analysis. The Company performed Step 2 of the analysis using consistent assumptions, as discussed above, and determined an impairment was not present for this reporting unit. The estimated fair value of each reporting unit’s mastheads exceeded their carrying values, using consistent assumptions as discussed above. The masthead fair value was estimated using the relief from royalty valuation method.

The Company considered the impairment analysis for goodwill and mastheads to be an indicator of impairment under ASC 360, and performed an analysis of its undiscounted cash flows for amortizable intangibles. For any groups where the carrying value exceeded the undiscounted cash flows a discounted cash flow analysis was performed to determine the amount of the impairment. Key assumptions within this analysis included earnings projections, discount rates, attrition rates, long term growth rates, and effective tax rate that the Company considers appropriate. Earnings projections reflected continued declines in print advertising revenue of 5.0% to 9.0% per year, which is expected to moderate in later years, growth in circulation revenue of up to 2.0% per year, and expense declines of up to 4.0% per year. Discount rates ranged from 14.5% to 17.0%, attrition rates ranged from 5.0% to 7.5%, the long term growth rate was 0% and the effective tax rate was 39.15%. The resulting cash flows were reconciled to the projections supporting the Plan.

Due to reductions in the Company’s operating projections during the third quarter in conjunction with the bankruptcy process, an impairment charge of $68,573 was recognized for advertiser relationships within the Company’s Metro and Small Community reporting units, an impairment charge of $19,149 was recognized for subscriber relationships within the Company’s Metro and Small Community reporting units, an impairment charge of $2,077 was recognized for customer relationships within the Company’s Metro reporting unit and an impairment charge of $1,800 was recognized for trade names and publication rights within the Directories business unit. Refer to Note 16 “Fair Value Measurement” for additional information on the impairment charge.

The newspaper industry and the Company have experienced declining same store revenue and profitability over the past several years. Should general economic, market or business conditions decline, and have a negative impact on estimates of future cash flow and market transaction multiples, the Company may be required to record additional impairment charges in the future.

(10) Indebtedness

2007 Credit Facility

GateHouse Media Operating, Inc. (“Operating”), an indirect wholly-owned subsidiary of the Company, GateHouse Media Holdco, Inc. (“Holdco”), an indirect wholly-owned subsidiary of the Company, and certain of their subsidiaries (together, the “Borrowers”) entered into an Amended and Restated Credit Agreement, dated as of February 27, 2007, with a syndicate of financial institutions with Wells Fargo Bank, N.A., successor-by-merger to Wachovia Bank, National Association (“Wells Fargo Bank”), as administrative agent (the “2007 Credit Facility”).

The 2007 Credit Facility, prior to execution of the Second Amendment (defined below), provided for: (a) a $670,000 term loan facility that matures on August 28, 2014; (b) a delayed draw term loan facility of up to $250,000 that matures on August 28, 2014, and (c) a revolving credit facility with a $40,000 aggregate loan commitment amount available, including a $15,000 sub-facility for letters of credit and a $10,000 swingline facility, that matures on February 28, 2014. The Borrowers used the proceeds of the 2007 Credit Facility to refinance existing indebtedness and for working capital and other general corporate purposes, including, without limitation, financing acquisitions permitted under the 2007 Credit Facility. The 2007 Credit Facility is secured by a first priority security interest in: (a) all present and future capital stock or other membership, equity, ownership or profits interest of Operating and all of its direct and indirect domestic restricted subsidiaries; (b) 65% of the voting stock (and 100% of the nonvoting stock) of all present and future first-tier foreign subsidiaries; and (c) substantially all of the tangible and intangible assets of Holdco, Operating and their present and future direct and indirect domestic restricted subsidiaries. In addition, the loans and other obligations of the Borrowers under the 2007 Credit Facility are guaranteed, subject to specified limitations, by Holdco, Operating and their present and future direct and indirect domestic restricted subsidiaries.

Borrowings under the 2007 Credit Facility bear interest, at the borrower’s option, equal to the LIBOR Rate for a LIBOR Rate Loan (as defined in the 2007 Credit Facility), or the Alternate Base Rate for an Alternate Base Rate Loan (as defined in the 2007 Credit Facility), plus an applicable margin. The applicable margin for the LIBOR Rate term loans and Alternate Base Rate term loans, as amended by the First Amendment (defined below), are 2.00% and 1.00%, respectively. The applicable margin for revolving loans is adjusted quarterly based upon Holdco’s Total Leverage (defined as the ratio of Holdco’s Consolidated Indebtedness (as defined in the 2007 Credit Facility) on the last day of the preceding quarter to Consolidated EBITDA (as defined in the 2007 Credit Facility) for the four fiscal quarters ending on the date of determination). The applicable margin ranges from 1.50% to 2.00%, in the case of LIBOR Rate Loans and, 0.50% to 1.00% in the case of Alternate Base Rate Loans. Under the revolving credit facility, GateHouse Media will also pay a quarterly commitment fee on the unused portion of the revolving credit facility ranging from 0.25% to 0.50% based on the same ratio of Consolidated Indebtedness to Consolidated EBITDA and a quarterly fee equal to the applicable margin for LIBOR Rate Loans on the aggregate amount of outstanding letters of credit. In addition, GateHouse Media will be required to pay a ticking fee at the rate of 0.50% of the aggregate unfunded amount available to be borrowed under the delayed draw term facility.

No principal payments are due on the term loan facilities or the revolving credit facility until the applicable maturity date. The Borrowers are required to prepay borrowings under the term loan facilities in an amount equal to 50.0% of Holdco’s Excess Cash Flow (as defined in the 2007 Credit Facility) earned during the previous fiscal year, except that no prepayments are required if the Total Leverage Ratio (as defined in the 2007 Credit Facility) is less than or equal to 6.0 to 1.0 at the end of such fiscal year. In addition, the Borrowers are required to prepay borrowings under the term loan facilities with asset disposition proceeds in excess of specified amounts to the extent necessary to cause Holdco’s Total Leverage Ratio to be less than or equal to 6.25 to 1.00, and with cash insurance proceeds and condemnation or expropriation awards, in excess of specified amounts, subject, in each case, to reinvestment rights. The Borrowers are required to prepay borrowings under the term loan facilities with the net proceeds of equity issuances by GateHouse Media in an amount equal to the lesser of (a) the amount by which 50.0% of the net cash proceeds exceeds the amount (if any) required to repay any credit facilities of

GateHouse Media or (b) the amount of proceeds required to reduce Holdco’s Total Leverage Ratio to 6.0 to 1.0. The Borrowers are also required to prepay borrowings under the term loan facilities with 100% of the proceeds of debt issuances (with specified exceptions), except that no prepayment is required if Holdco’s Total Leverage Ratio is less than 6.0 to 1.0. If the term loan facilities have been paid in full, mandatory prepayments are applied to the repayment of borrowings under the swingline facility and revolving credit facilities and the cash collateralization of letters of credit.

The 2007 Credit Facility contains a financial covenant that requires Holdco to maintain a Total Leverage Ratio of less than or equal to 6.5 to 1.0 at any time an extension of credit is outstanding under the revolving credit facility. The 2007 Credit Facility contains affirmative and negative covenants applicable to Holdco, Operating and their restricted subsidiaries customarily found in loan agreements for similar transactions, including restrictions on their ability to incur indebtedness (which GateHouse Media is generally permitted to incur so long as it satisfies an incurrence test that requires it to maintain a pro forma Total Leverage Ratio of less than 6.5 to 1.0), create liens on assets, engage in certain lines of business, engage in mergers or consolidations, dispose of assets, make investments or acquisitions, engage in transactions with affiliates, enter into sale leaseback transactions, enter into negative pledges or pay dividends or make other restricted payments, except that Holdco is permitted to (a) make restricted payments (including quarterly dividends) so long as, after giving effect to any such restricted payment, Holdco and its subsidiaries have a Fixed Charge Coverage Ratio (as defined in the 2007 Credit Facility) equal to or greater than 1.0 to 1.0 and would be able to incur an additional $1.00 of debt under the incurrence test referred to above and (b) make restricted payments of proceeds of asset dispositions to GateHouse Media to the extent such proceeds are not required to prepay loans under the 2007 Credit Facility and/or cash collateralize letter of credit obligations and such proceeds are used to prepay borrowings under acquisition credit facilities of GateHouse Media. The 2007 Credit Facility also permits the borrowers, in certain limited circumstances, to designate subsidiaries as “unrestricted subsidiaries” which are not subject to the covenant restrictions in the 2007 Credit Facility. The 2007 Credit Facility contains customary events of default, including defaults based on a failure to pay principal, reimbursement obligations, interest, fees or other obligations, subject to specified grace periods; any material inaccuracy of a representation or warranty; breach of covenant; failure to pay other indebtedness and cross-accelerations; a Change of Control (as defined in the 2007 Credit Facility); events of bankruptcy and insolvency; material judgments; failure to meet certain requirements with respect to ERISA; and impairment of collateral. There were no extensions of credit outstanding under the revolving credit portion of the facility at September 29, 2013 and, therefore, the Company was not required to be in compliance with the Total Leverage Ratio covenant at such time.

First Amendment to 2007 Credit Facility

On May 7, 2007, the Borrowers entered into the First Amendment to the 2007 Credit Facility (“the First Amendment”). The First Amendment provided an incremental term loan facility under the 2007 Credit Facility in the amount of $275,000. As amended by the First Amendment, the 2007 Credit Facility includes $1,195,000 of term loan facilities and $40,000 of a revolving credit facility. The incremental term loan facility amortizes at the same rate and matures on the same date as the existing term loan facilities under the 2007 Credit Facility. Interest on the incremental term loan facility accrues at a rate per annum equal to, at the option of the borrower, (a) adjusted LIBOR plus a margin equal to (i) 2.00%, if the corporate family ratings and corporate credit ratings of Operating by Moody’s Investors Service Inc. and Standard & Poor’s Rating Services, are at least B1, and B+, respectively, in each case with stable outlook or (ii) 2.25%, otherwise, as was the case as of September 29, 2013, or (b) the greater of the prime rate set by Wells Fargo Bank, or the federal funds effective rate plus 0.50%, plus a margin 1.00% lower than that applicable to adjusted LIBOR-based loans. Any voluntary or mandatory repayment of the First Amendment term loans made with the proceeds of a new term loan entered into for the primary purpose of benefiting from a margin that is less than the margin applicable as a result of the First Amendment will be subject to a 1.00% prepayment premium. The First Amendment term loans are subject to a “most favored nation” interest provision that grants the First Amendment term loans an interest rate margin that is 0.25% less than the highest margin of any future term loan borrowings under the 2007 Credit Facility.

As previously noted, the First Amendment also modified the interest rates applicable to the term loans under the 2007 Credit Facility. Term loans thereunder accrue interest at a rate per annum equal to, at the option of the Borrower, (a) adjusted LIBOR plus a margin equal to 2.00% or (b) the greater of the prime rate set by Wells Fargo Bank, or the federal funds effective rate plus 0.50%, plus a margin equal to 1.00%. The terms of the previously outstanding borrowings were also modified to include a 1.00% prepayment premium corresponding to the prepayment premium applicable to the First Amendment term loans and a corresponding “most favored nation” interest provision.

Second Amendment to 2007 Credit Facility

On February 3, 2009, the Company entered into the Second Amendment to the 2007 Credit Facility (the “Second Amendment”).

Among other things, the Second Amendment reduced the aggregate principal amounts available under the 2007 Credit Facility, as follows: (a) for revolving loans, from $40,000 to $20,000; (b) for the letter of credit subfacility, from $15,000 to $5,000; and (c) for the swingline loan subfacility, from $10,000 to $5,000.

In addition, the Second Amendment provides that Holdco may not incur additional term debt under the 2007 Credit Facility unless the Senior Secured Incurrence Test (as defined in the Second Amendment) is less than 4.00 to 1.00 and the current Incurrence Test (as defined in the Second Amendment) is satisfied.

Agency Amendment to 2007 Credit Facility

On April 1, 2011, the Borrowers entered into an Agency Succession and Amendment Agreement, dated as of March 30, 2011, to the 2007 Credit Facility (the “Agency Amendment”).

Pursuant to the Agency Amendment, among other things, (a) Wells Fargo Bank resigned as administrative agent and (b) Gleacher Products Corp. was appointed as administrative agent. In addition, the Agency Amendment effected certain amendments to the 2007 Credit Facility that provide that (x) the administrative agent need not be a lender under the 2007 Credit Facility and (y) the lenders holding a majority of the outstanding term loans and loan commitments under the 2007 Credit Facility have (i) the right, in their discretion, to remove the administrative agent and (ii) the right to make certain decisions and exercise certain powers under the 2007 Credit Facility that had previously been within the discretion of the administrative agent.

Fourth Amendment to 2007 Credit Facility

On September 4, 2013, the Company entered into the Fourth Amendment to the Credit Facility (the “Fourth Amendment”). Pursuant to the terms of the Fourth Amendment, the Company obtained the following improvement in terms: a clarified and expanded definition of “Eligible Assignee”; an increase in the base amount in the formula used to calculate the “Permitted Investments” basket from $35,000 to a base of $50,000; the removal of the requirement that the Company’s annual financial statements not have a “going concern” or like qualification to the audit; the removal of a cross default from any Secured Hedging Agreement to the 2007 Credit Facility; the removal of a Bankruptcy Default, as defined therein, arising from actions in furtherance of or indicating consent to the specified actions; and a waiver of any prior Default or Event of Default, as defined therein.

In consideration of the changes described above, the Company agreed to pay each of the lenders party to the Fourth Amendment that timely executed and delivered its signature to the Fourth Amendment and the RSA, an amendment fee equal to 3.5% multiplied by the aggregate outstanding amount of the Loans held (including through trades pending settlement) by such lender, unless waived in writing. Newcastle and certain other lenders elected to waive their amendment fee pursuant to the Fourth Amendment. Newcastle indemnified other Lenders with respect to their entry into the Fourth Amendment, subject to the limitations set forth in the Fourth Amendment for a total amendment fee paid of approximately $6,790.

2007 Credit Facility Excess Cash Flow Payment and Outstanding Balance

As required by the 2007 Credit Facility, as amended, on March 26, 2013 and March 15, 2012, the Company made principal payments of $6,648 and $4,600, respectively, which represented 50% of the Excess Cash Flow related to the fiscal years ended December 30, 2012 and January 1, 2012, respectively. As of September 29, 2013, a total of $1,167,450 was outstanding under the 2007 Credit Facility: $654,554 was outstanding under the term loan facility, $244,236 was outstanding under the delayed draw term loan facility, $268,660 was outstanding under the incremental term loan facility and no amounts were outstanding under the revolving credit facility.

Local Media Credit Facility

On August 27, 2013, the Company entered into the Local Media Management Agreement with Local Media Parent. Pursuant to the Local Media Management Agreement, the Company manages the business conducted by Local Media and its subsidiaries, as well as the day-to-day operations of Local Media and its subsidiaries. The Company determined that Local Media is a VIE with the Company having control as a primary beneficiary. As a result of such determination, as of September 3, 2013 the Company is required to consolidate the results of the Local Media with the Company’s results. The Company does not have any equity interest in Local Media.

Certain of Local Media’s subsidiaries (together, the “Borrowers”) and Local Media entered into a Credit Agreement, dated as of September 3, 2013, with a syndicate of financial institutions with Credit Suisse AG, Cayman Islands Branch, as administrative agent (the “Local Media Credit Facility”).

The Local Media Credit Facility provided for: (a) a $33,000 term loan facility that matures on September 4, 2018; and (b) a $10,000 revolving credit facility (subject to the activation condition that Credit Suisse Loan Funding LLC, as lead arranger, assigns the revolving loan commitment to an unaffiliated lender), with a $3,000 sub-facility for letters of credit and a $4,000 sub-facility for swing loans, that matures on September 4, 2018. The revolving credit facility was activated on October 25, 2013. The Borrowers used the proceeds of the Local Media Credit Facility to (a) fund a portion of the acquisition of Dow Jones Local Media Group, Inc., a Delaware corporation (the “Local Media Acquisition”), (b) provide for working capital and other general corporate purposes of the Borrowers and (c) fund certain fees, costs and expenses associated with the transactions contemplated by the Local Media Credit Facility and consummation of the Local Media Acquisition. The Local Media Credit Facility is secured by a first priority security interest in all assets of the Borrowers and Local Media. In addition, the loans and other obligations of the Borrowers under the Local Media Credit Facility are guaranteed by Local Media LLC.

Borrowings under the Local Media Credit Facility bear interest, at the borrower’s option, equal to the LIBOR Rate (as defined in the Local Media Credit Facility) plus 6.5% per annum for a LIBOR Rate Loan (as defined in the Local Media Credit Facility), or the Base Rate (as defined in the Local Media Credit Facility) plus 5.5% per annum for a Base Rate Loan (as defined in the Local Media Credit Facility). Under the revolving credit facility, the Borrowers will also pay a monthly commitment fee of 0.75% per annum on the unused portion of the revolving credit facility and a fee of 6.0% on the aggregate amount of outstanding letters of credit.

No principal payments are due on the revolving credit facility until the maturity date. Principal payments are due on the term loan facility as follows: (a) $203 at the end of each fiscal quarter beginning with the fiscal quarter ending December 31, 2013 until the fiscal quarter ending September 30, 2015; and (b) $406 beginning with the fiscal quarter ending December 31, 2015 and at the end of each fiscal quarter thereafter. The Borrowers are required to prepay borrowings under the Local Media Credit Facility in an amount equal to: (i) 100% of Excess Cash Flow (as defined in the Local Media Credit Facility) earned during the any fiscal quarter if the Leverage Ratio (as defined in the Local Media Credit Facility) of Local Media and the Borrowers as of the end of such fiscal quarter was greater than or equal to 2.0 to 1.0; (ii) 50% of Excess Cash Flow earned during the any fiscal quarter if the Leverage Ratio of Local Media and the Borrowers as of the end of such fiscal quarter was less than 2.0 to 1.0 and greater than or equal to 1.75 to 1.0; and (iii) 0% of Excess Cash Flow earned during the any fiscal quarter if the Leverage Ratio of Local Media and the Borrowers as of the end of such fiscal quarter was less than 1.75 to 1.0, in each case subject to an annual audit adjustment. In addition, the Borrowers are required to prepay borrowings under the Local Media Credit Facility with (A) net cash proceeds of asset dispositions, (B) 100% of Extraordinary Receipts (as defined in the Local Media Credit Facility), (C) net cash proceeds of funded indebtedness (other than indebtedness permitted by the Local Media Credit Facility); and (D) 100% of all Specified Equity Contributions (as defined in the Local Media Credit Facility) to Local Media.

The Local Media Credit Facility contains financial covenants that require Local Media and the Borrowers to maintain (a) a Leverage Ratio of not more than 2.5 to 1.0 and a Fixed Charge Coverage Ratio (as defined in the Local Media Credit Facility) of at least 2.0 to 1.0, each measured at the end of each fiscal quarter for the four-quarter period then ended. The Local Media Credit Facility contains affirmative and negative covenants applicable to Local Media and the Borrowers customarily found in loan agreements for similar transactions, including, but not limited to, restrictions on their ability to incur indebtedness, create liens on assets, engage in certain lines of business, engage in mergers or consolidations, dispose of assets, make investments or acquisitions, engage in transactions with affiliates, pay dividends or make other restricted payments. The Local Media Credit Facility contains customary events of default, including, but not limited to, defaults based on a failure to pay principal, reimbursement obligations, interest, fees or other obligations, subject to specified grace periods; any material inaccuracy of a representation or warranty; breach of covenant; failure to pay other indebtedness; a Change of Control (as defined in the Local Media Credit Facility); events of bankruptcy and insolvency; material judgments; failure to meet certain requirements with respect to ERISA; and impairment of collateral. As of September 29, 2013 Local Media was in compliance with the applicable covenants.

Compliance with Covenants

As of September 29, 2013, Local Media is in compliance with all of the covenants and obligations under the Local Media Credit Facility. The revolving credit facility was activated on October 25, 2013.

Bankruptcy or Receivership

On September 27, 2013, the Debtors commenced voluntary chapter 11 proceedings (the “Chapter 11 Cases”) under the Bankruptcy Code in the Bankruptcy Court. Concurrently with the commencement of the Chapter 11 Cases, the Debtors have filed and requested confirmation of the Plan.

The Debtors solicited votes of holders of claims under the 2007 Credit Facility and certain interest rate swaps secured thereunder (collectively, the “Secured Debt), including certain affiliates of the Debtors. The Plan was accepted by the only impaired class of creditors entitled to vote on the Plan. Specifically, 79 out of the 80 holders of Secured Debt entitled to vote holding an aggregate amount of $1,199,317 (representing 99.99% of the total Secured Debt) voted to accept the Plan. No creditors voted to reject the Plan.

Pension, trade and all other unsecured claims of the Company would not be impaired under the Plan and their votes were not solicited. The Company’s common stock would be canceled under the Plan.

Pursuant to a support agreement executed by the administrative agent and lenders constituting the “Required Lenders” under the 2007 Credit Facility, the parties thereto have agreed that the commencement of the Chapter 11 Cases in furtherance of the Debtors’ obligations under the support agreement shall not be deemed to constitute a default under the 2007 Credit Facility. Absent such agreement, the commencement of the Chapter 11 Cases would have constituted an event of default under the 2007 Credit Facility. On November 6, 2013 the Bankruptcy Court held a hearing and entered the Confirmation Order confirming the Plan

The Debtors intend to continue to operate their businesses without interruption as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the

Bankruptcy Code and the orders of the Bankruptcy Court. Pursuant to the Plan, the Debtors do not need, nor intend to obtain debtor-in-possession (DIP) financing during the Chapter 11 Cases. The Bankruptcy Court confirmed the plan on November 6, 2013.

Fair Value

The Company’s long-term debt is recorded at cost and is not actively traded. As of September 29, 2013, the fair value of the Company’s long-term debt under the 2007 Credit Facility was estimated at approximately $467,850. The Company’s fair value estimate is based on the allowed claims presented to the Bankruptcy Court multiplied by the 40% Cash-Out Offer. The 40% Cash-Out Offer price, using allowed claim amounts, was determined by management to represent the current price a market participant would be willing to pay to transfer the underlying liability at the measurement date because of the very short amount of time between the measurement date and the Cash-Out Offer settlement date. The Company’s long-term debt under the 2007 Credit Facility is classified within Level 3 of the fair value hierarchy.

The fair value of long-term debt under the Local Media Credit Facility was estimated at $33,000 as of September 29, 2013, based on discounted future contractual cash flows and a market interest rate adjusted for necessary risks, including the Company’s own credit risk as there are no rates currently observable in publically traded debt markets of risk with similar terms and average maturities. Accordingly, the Company’s long term debt under the Local Media Credit Facility is classified within Level 3 of the fair value hierarchy.

Payment Schedule

As of September 29, 2013, scheduled principal payments of outstanding debt are as follows:

2013	—
2014	1,168,263
2015	812
2016	2,031
2017	1,625
2018	27,719

$1,200,450
Less: Short-term debt	609
Less: Short-term debt, liabilities subject to compromise	1,167,450

Long-Term Debt	$32,391

(11) Derivative Instruments

The Company uses certain derivative financial instruments to hedge the aggregate risk of interest rate fluctuations with respect to its long-term debt, which requires payments based on a variable interest rate index. These risks include: increases in debt rates above the earnings of the encumbered assets, increases in debt rates resulting in the failure of certain debt ratio covenants, increases in debt rates such that assets can no longer be refinanced, and earnings volatility.

In order to reduce such risks, the Company primarily uses interest rate swap agreements to change floating-rate long-term debt to fixed-rate long-term debt. This type of hedge is intended to qualify as a “cash-flow hedge” under FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). For these instruments, the effective portion of the change in the fair value of the derivative is recorded in accumulated other comprehensive loss in the Condensed Consolidated Statement of Stockholders’ Equity (Deficit) and recognized in the Condensed Consolidated Statement of Operations and Comprehensive Income (Loss) in the same period in which the hedged transaction impacts earnings. The ineffective portion of the change in the fair value of the derivative is immediately recognized in earnings.

The reorganization process resulted in the hedging relationship being discontinued as it was not probable that the forecasted transaction will occur according to the original strategy, any related amounts previously recorded in accumulated other comprehensive income (loss), net were recognized into earnings in the nine months ended September 29, 2013. The derivative liability balances have been classified as liabilities subject to compromise and are reflected at their fair value at the amount of, the anticipated allowed claim. The remaining amount of other comprehensive income, $16,011 net of $10,302 of tax, was recognized through earnings as of September 27, 2013 and $26,313 was classified as interest expense.

Fair Values of Derivative Instruments

	Liability Derivatives
	September 29, 2013		December 30, 2012
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivative designed as hedging instruments under ASC 815
Interest rate swaps	Liabilities Subject to Compromise	$28,440	Derivative Instruments	$45,724

Total derivatives		$28,440		$45,724

The Effect of Derivative Instruments on the Statement of Operations and Comprehensive Income (Loss)

for the Three Months Ended September 29, 2013 and September 30, 2012

Derivatives in ASC 815 Cash Flow Hedging Relationships	Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative
		2013	2012
Interest rate swaps	Gain (loss) on derivative instruments	$(4)	$(5)

Derivatives in ASC 815 Cash Flow Hedging Relationships	Amount of Gain or (Loss) Recognized in Other Comprehensive Income (“OCI”) on Derivative (Effective Portion)		Location of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)		Location of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion in 2012 and Discontinuation of Hedge Relationships in 2013)(1)
	2013	2012		2013	2012		2013	2012
Interest rate swaps	$4,659	$3,268	Interest income/(expense)	$31,684	$7,560	Gain (loss) on derivative instruments	$(4)	$(5)
			Income tax benefit	$(10,302)	$—	Reorganization items, net	$(2,041)	$—

The Effect of Derivative Instruments on the Statement of Operations for the Nine Months Ended September 29, 2013 and September 30, 2012

Derivatives in ASC 815 Cash Flow Hedging Relationship	Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative
		2013	2012
Interest rate swaps	Gain (loss) on derivative instruments	$(14)	$1,639

Derivatives in ASC 815 Cash Flow Hedging Relationships	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)		Location of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)		Location of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion in 2012 and Discontinuation of Hedge Relationships in 2013)
	2013	2012		2013	2012		2013	2012
Interest rate swaps	$19,339	$3,234	Interest income/ (expense)	$46,760	$21,000	Gain (loss) on derivative instruments	$(14)	$25

			Income tax benefit	$(10,302)	$—	Reorganization items, net	$(2,041)	$—

(1)	During the quarter ended September 29, 2013, the Company recognized $2,041 in reorganization items, net to adjust the fair value of derivatives to the allowed claim.

On June 23, 2005, the Company entered into and designated an interest rate swap based on a notional amount of $300,000, which matured in June 2012, as a cash flow hedge. Under the swap agreement, the Company received interest equivalent to one month LIBOR and pays a fixed rate of 4.135%, with settlements occurring monthly. On February 20, 2006, the Company redesignated the same interest rate swap as a cash flow hedge for accounting purposes. At December 31, 2006, the swap no longer qualified as an effective hedge. Therefore, the balance in accumulated other comprehensive income has been reclassified into earnings over the life of the hedged item. On January 1, 2007, the Company redesignated the same interest rate swap as a cash flow hedge for accounting purposes. On August 18, 2008, the Company terminated the swap and entered into a settlement agreement with Goldman Sachs in the aggregate amount of $18,947, which also includes the termination of the swap having a notional value of $270,000. The balance in accumulated other comprehensive income was reclassified into earnings over the remaining life of the item previously hedged. As of September 29, 2013, all amounts in accumulated other comprehensive income have been reclassified into earnings.

In connection with financing obtained in 2006, the Company entered into and designated an interest rate swap based on a notional amount of $270,000, which matured in July 2011, as a cash flow hedge. Under the swap agreement, the Company received interest equivalent to one month LIBOR and paid a fixed rate of 5.359%, with settlements occurring monthly. On January 1, 2007, the swap was redesignated. Therefore, the balance in accumulated other comprehensive income has been reclassified into earnings over the life of the hedged item. On August 18, 2008, the Company terminated the swap and entered into a settlement agreement with Goldman Sachs in the aggregate amount of $18,947 which also includes the termination of the swap having a notional value of $300,000. The balance in accumulated other comprehensive income was reclassified into earnings over the remaining life of the item previously hedged. As of September 29, 2013, all amounts in accumulated other comprehensive income have been reclassified into earnings.

In connection with the 2007 Credit Facility, the Company entered into and designated an interest rate swap based on a notional amount of $100,000 maturing September 2014, as a cash flow hedge. Under the swap agreement, the Company receives interest equivalent to one month LIBOR and pays a fixed rate of 5.14%, with settlements occurring monthly. During the three months ended September 29, 2013, the fair value of the swap increased by $434, of which $0 was recognized through earnings, an increase $765 was recognized through accumulated other comprehensive income, and a decrease of $331 was recognized in reorganization items. During the nine months ended September 29, 2013, the fair value of the swap increased by $2,835, of which $0 was recognized through earnings, an increase of $3,166 was recognized through accumulated other comprehensive income, and a decrease of $331 was recognized in reorganization items.

In connection with the 2007 Credit Facility, the Company entered into and designated an interest rate swap based on a notional amount of $250,000 maturing September 2014, as a cash flow hedge. Under the swap agreement, the Company receives interest equivalent to one month LIBOR and pays a fixed rate of 4.971%, with settlements occurring monthly. During the three months ended September 29, 2013, the fair value of the swap increased by $1,043, of which an increase of $1 was recognized through earnings, an increase of $1,842 was recognized through accumulated other comprehensive income, and a decrease of $800 was recognized in reorganization items. During the nine months ended September 29, 2013, the fair value of the swap increased by $6,837, of which an increase of $2 was recognized through earnings, an increase of $7,635 was recognized through accumulated other comprehensive income, and a decrease of $800 was recognized in reorganization items.

In connection with the First Amendment to the 2007 Credit Facility, the Company entered into and designated an interest rate swap based on a notional amount of $200,000 maturing September 2014, as a cash flow hedge. Under the swap agreement, the Company receives interest equivalent to one month LIBOR and pays a fixed rate of 5.079% with settlements occurring monthly. During the three months ended September 29, 2013, the fair value of the swap increased by $855, of which a decrease of $5 was recognized through earnings, an increase of $1,515 was recognized through accumulated other comprehensive income, and a decrease of $655 was recognized in reorganization items. During the nine months ended September 29, 2013, the fair value of the swap increased by $5,597, of which a decrease of $16 was recognized through earnings, an increase of $6,268 was recognized through accumulated other comprehensive income, and a decrease of $655 was recognized in reorganization items.

In connection with the First Amendment to the 2007 Credit Facility, the Company entered into and designated an interest rate swap based on a notional amount of $75,000 maturing September 2014, as a cash flow hedge. Under the swap agreement, the Company receives interest equivalent to one month LIBOR and pays a fixed rate of 4.941% with settlements occurring monthly. During the three months ended September 29, 2013, the fair value of the swap increased by $281, of which $0 was recognized through earnings, an increase of $536 was recognized through accumulated other comprehensive income, and a decrease of $255 was recognized in reorganization items. During the nine months ended September 29, 2013, the fair value of the swap increased by $2,015, of which $0 was recognized through earnings, an increase of $2,270 was recognized through accumulated other comprehensive income, and a decrease of $255 was recognized in reorganization items.

The aggregate amount of unrealized loss related to derivative instruments recognized in other comprehensive loss as of September 29, 2013 and September 30, 2012 was $0 and $51,517, respectively.

(12) Related Party Transactions

Fortress Investment Group, LLC

On May 9, 2005, FIF III, FIF III Liberty Acquisitions, LLC, a wholly-owned subsidiary of FIF III (“Merger Subsidiary”), and the Company entered into an agreement that provided for the merger of Merger Subsidiary with and into the Company, with the Company continuing as a wholly-owned subsidiary of FIF III (the “Merger”). The Merger was completed on June 6, 2005. FIF III is an affiliate of Fortress Investment Group LLC (“Fortress”).

As of September 29, 2013, Fortress and its affiliates beneficially owned approximately 39.6% of the Company’s outstanding common stock.

In addition, the Company’s Chairman, Wesley Edens, is also the Co-Chairman of the board of directors of Fortress. The Company does not pay Mr. Edens a salary or any other form of compensation.

Affiliates of Fortress own $639,233 of the $1,167,450 outstanding under the 2007 Credit Facility, as amended, as of September 29, 2013. These amounts were purchased on arms’ length terms in secondary market transactions.

On October 24, 2006, the Company entered into an Investor Rights Agreement with FIF III. The Investor Rights Agreement provides FIF III with certain rights with respect to the nomination of directors to the Company’s board of directors as well as registration rights for securities of the Company owned by Fortress.

The Investor Rights Agreement requires the Company to take all necessary or desirable action within its control to elect to its board of directors so long as Fortress beneficially owns (a) more than 50% of the voting power of the Company, four directors nominated by FIG Advisors LLC, an affiliate of Fortress (“FIG Advisors”), or such other party nominated by Fortress; (b) between 25% and 50% of the voting power of the Company, three directors nominated by FIG Advisors; (c) between 10% and 25% of the voting power of the Company, two directors nominated by FIG Advisors; and (d) between 5% and 10% of the voting power of the Company, one director nominated by FIG Advisors. In the event that any designee of FIG Advisors shall for any reason cease to serve as a member of the board of directors during his term of office, FIG Advisors will be entitled to nominate an individual to fill the resulting vacancy on the board of directors.

Pursuant to the Investor Rights Agreement, the Company has granted FIF III, for so long as it or its permitted transferees beneficially own an amount of the Company’s common stock at least equal to 5% or more of the Company’s common stock issued and outstanding immediately after the consummation of its IPO (a “Registrable Amount”), “demand” registration rights that allow FIF III at any time to request that the Company register under the Securities Act an amount equal to or greater than a Registrable Amount (as defined in the Investor Rights Agreement). FIF III is entitled to an aggregate of four demand registrations. The Company is not required to maintain the effectiveness of the registration statement for more than 60 days. The Company is also not required to effect any demand registration within nine months of a “firm commitment” underwritten offering to which the requestor held “piggyback” rights and which included at least half of the securities requested by the requestor to be included. The Company is not obligated to grant a request for a demand registration within four months of any other demand registration and may refuse a request for demand registration if, in the Company’s reasonable judgment, it is not feasible for the Company to proceed with the registration because of the unavailability of audited financial statements.

FIF III also has “piggyback” registration rights that allow FIF III to include the shares of common stock that FIF III and its permitted transferees own in any public offering of equity securities initiated by the Company (other than those public offerings pursuant to registration statements on Forms S-4 or S-8) or by any of the Company’s other stockholders that may have registration rights in the future. The “piggyback” registration rights of FIF III are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering.

The Company has additionally granted FIF III and its permitted transferees for as long as Fortress beneficially owns a Registrable Amount, the right to request shelf registrations on Form S-3, providing for an offering to be made on a continuous basis, subject to a time limit on the Company’s efforts to keep the shelf registration statement continuously effective and the Company’s right to suspend the use of a shelf registration prospectus for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12-month period) if the Company determines that certain disclosures required by the shelf registration statement would be detrimental to the Company or the Company’s stockholders.

The Company has agreed to indemnify FIF III and its permitted transferees against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which FIF III and its permitted transferees sells shares of the Company’s common stock, unless such liability arose from FIF III misstatement or omission, and Parent has agreed to indemnify the Company against all losses caused by its misstatements or omissions. The Company will pay all expenses incident to registration and Fortress will pay its respective portions of all underwriting discounts, commissions and transfer taxes relating to the sale of its shares under such a registration statement.

On August 27, 2013, the Company entered into the Local Media Management Agreement with Local Media Parent, to manage the operations of Local Media. Local Media Parent is a subsidiary of Newcastle (an affiliate of Fortress).

On September 4, 2013, the Company entered into a restructuring support agreement with Cortland Products Corp., as administrative agent and certain of the lenders under the Company’s 2007 Credit Facility, including Newcastle Investment Corp and its affiliates.

On September 4, 2013, Newcastle and GateHouse also entered into an Investment Commitment Letter (the “Investment Commitment Letter”), effective September 3, 2013.

The Restructuring Support Agreement and the Investment Commitment Letter relate to the restructuring (the “Restructuring”) of the obligations of GateHouse under the 2007 Credit Facility debt and under certain interest rate swaps secured thereunder (collectively, the “Outstanding Debt”) and GateHouse’s equity pursuant to a prepackaged Plan (the “Plan”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”).

As of the date of the Restructuring Support Agreement and the Investment Commitment Letter, Newcastle and its affiliates held approximately 52% of the principal amount currently outstanding under the 2007 Credit Facility (“Loans”), including certain amounts still pending trade settlement. Other Participating Lenders held approximately 59.8% of the remaining principal amount of the Loans (i.e., the amount excluding Loans held by Newcastle and its affiliates, approximately 48%), including certain amounts still pending trade settlement. Additional holders of Outstanding Debt may join the Restructuring Support Agreement in the future as Participating Lenders.

Pursuant to the Restructuring:

•	Newcastle (or its designated affiliates) would offer to purchase the Outstanding Debt in cash at 40% of par (the “Cash-Out Offer”) on the effective date of the Plan (the “Effective Date”);

•	The holders of the Outstanding Debt would have the option of receiving, in satisfaction of their Outstanding Debt, (i) the Cash-Out Offer, and/or (ii) (A) common stock in a new holding company (“New Media”) that would own the reorganized GateHouse and Local Media and (B) net cash proceeds, if any and as described below, of a potential new debt facility (the “New Debt Facility”);

•	Newcastle would contribute its interests in Local Media, which it acquired on September 3, 2013, to New Media in exchange for common stock of New Media (“New Media Common Stock”) equal in value to the cost of the Local Media acquisition, subject to the adjustments set forth in the Restructuring Support Agreement;

•	On account of any purchases of Outstanding Debt, Newcastle would receive a pro rata share of (a) New Media Common Stock and (b) the net proceeds, if any, of the New Debt Facility;

•	The Company will use commercially reasonable efforts based on market conditions and other factors, to raise up to $165,000 of new debt, including a $150,000 facility to fund distributions and other payments under the Plan (the “Financing”). The distribution will be made to holders of New Media Common Stock, including Plan Sponsor (or its designated affiliates) on account of the Cash-Out Offer, on the Effective Date (the “Net Proceeds”). The Financing will not be a condition precedent to the effectiveness of the Plan;

•	Pension, trade and all other unsecured claims of GateHouse would be unimpaired; and

Equity interests in GateHouse, including warrants, rights and options to acquire such equity interests (collectively, the “Existing Equity Interests”) would be cancelled, and the holders of Existing Equity Interests would receive 10-year warrants, collectively representing the right to acquire, in the aggregate, 5% of the common stock of New Media Common Stock (subject to dilution) as of the Effective Date, with the strike price for such warrants calculated based on a total equity value of New Media, prior to contribution of Local Media, of $1,200,000.

(13) Income Taxes

The Company performs a quarterly assessment of its deferred tax assets and liabilities. FASB ASC Topic 740, “Income Taxes” (“ASC 740”) limits the ability to use future taxable income to support the realization of deferred tax assets when a company has experienced a history of losses even if future taxable income is supported by detailed forecasts and projections.

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The Company concluded that during the nine months ended September 29, 2013, a net increase to the valuation allowance of $49,164 would be necessary to offset additional deferred tax assets. Of this amount, an $77,007 increase was recognized through the Condensed Consolidated Statement of Operations and Comprehensive Income (Loss), a $28,194 decrease was recognized through accumulated other comprehensive loss, and a $351 increase was recognized through discontinued operations.

The realization of the remaining deferred tax assets is primarily dependent on the scheduled reversals of deferred taxes. Any changes in the scheduled reversals of deferred taxes may require an additional valuation allowance against the remaining deferred tax assets. Any increase or decrease in the valuation allowance could result in an increase or decrease in income tax expense in the period of adjustment.

The computation of the annual expected effective tax rate at each interim period requires certain estimates and assumptions including, but not limited to, the expected operating income (loss) for the year, projections of the proportion of income (or loss), permanent and temporary differences, including the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is acquired, or as additional information is obtained. To the extent that the estimated annual effective tax rate changes during a quarter, the effect of the change on prior quarters is included in tax expense for the current quarter.

For the nine months ended September 29, 2013, the expected federal tax benefit at 34% is $58,310. The difference between the expected tax and the effective benefit of $10,878 is primarily attributable to the tax effect of the federal valuation allowance of $57,931, the tax effect of the termination of derivative agreements of $(10,302), return to provision adjustments of $(540), the tax effect related to non-deductible expenses of $258, and deferred tax benefits that expired of $85.

The Company and its subsidiaries file a U.S. federal consolidated income tax return. The U.S. federal and state statute of limitations generally remains open for the 2010 tax year and beyond.

In accordance with ASC 740, the Company recognizes penalties and interest relating to uncertain tax positions in the provision for income taxes. As of September 29, 2013 and December 30, 2012, the Company had unrecognized tax benefits of approximately $4,677 and $4,677, respectively. The Company did not record significant amounts of interest and penalties related to unrecognized tax benefits for the periods ending September 29, 2013 and December 30, 2012. The Company does not expect significant changes in unrecognized tax benefits within the next 12 months.

(14) Pension and Postretirement Benefits

The Company maintains a pension plan and several postretirement medical and life insurance plans which cover certain employees. The Company uses the accrued benefit actuarial method and best estimate assumptions to determine pension costs, liabilities and other pension information for defined benefit plans.

The following provides information on the pension plan and postretirement medical and life insurance plans for the three and nine months ended September 29, 2013 and September 30, 2012.

	Three months ended September 29, 2013		Three months ended September 30, 2012		Nine months ended September 29, 2013		Nine months ended September 30, 2012
	Pension	Postretirement	Pension	Postretirement	Pension	Postretirement	Pension	Postretirement
Components of net periodic benefit costs:
Service cost	$75	$10	$50	$9	$225	$30	$150	$28
Interest cost	271	57	296	68	813	171	888	205
Expected return on plan assets	(340)	—	(310)	—	(1,020)	—	(930)	—
Amortization of prior service cost	—	(114)	—	(114)	—	(342)	—	(342)
Amortization of unrecognized loss	131	—	92	—	393	—	276	—

Total	$137	$(47)	$128	$(37)	$411	$(141)	$384	$(109)

During the three and nine months ended September 29, 2013 and September 30, 2012, the Company recognized a total of $90, $91, $270 and $275 in pension and postretirement benefit expense, respectively.

The following assumptions were used in connection with the Company’s actuarial valuation of its defined benefit pension and postretirement plans:

	Pension	Postretirement
Weighted average discount rate	4.10%	3.62%
Rate of increase in future compensation levels	—	—
Expected return on assets	7.5%	—
Current year trend	—	7.7%
Ultimate year trend	—	4.8%
Year of ultimate trend	—	2022

(15) Assets Held for Sale

As of September 29, 2013 and December 30, 2012, the Company intended to dispose of various assets which are classified as held for sale on the Condensed Consolidated Balance Sheet in accordance with ASC 360.

The following table summarizes the major classes of assets and liabilities held for sale at September 29, 2013 and December 30, 2012:

	September 29, 2013	December 30, 2012
Long-term assets held for sale:
Property, plant and equipment, net	$474	$474

Total long-term assets held for sale	$474	$474

During the twelve months ended December 30, 2012 the Company recorded an impairment charge in the amount of $2,128 related to property, plant and equipment and certain intangible assets which were classified as held for sale, refer to Note 16 for fair value measurement discussion. No such impairment charges were recorded during the nine months ended September 29, 2013.

(16) Fair Value Measurement

Fair value measurements and disclosures require the use of valuation techniques to measure fair value that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized as follows:

•	Level 1: Observable inputs such as quoted prices in active markets for identical assets or liabilities.

•	Level 2: Inputs other than quoted prices included within Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities or market corroborated inputs.

•	Level 3: Unobservable inputs for which there is little or no market data and which require the Company to develop our own assumptions about how market participants price the asset or liability.

The valuation techniques that may be used to measure fair value are as follows:

•	Market approach – Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

•	Income approach – Uses valuation techniques to convert future amounts to a single present amount based on current market expectation about those future amounts.

•	Cost approach – Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).

The following table presents financial assets and liabilities measured or disclosed at fair value on a recurring basis for the periods presented:

	Fair Value Maintenance at Reporting Date Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements	Valuation Technique
As of December 30, 2012
Assets:
Cash and cash equivalents	$34,527	$—	$—	$34,527	Income
Restricted cash	6,467	—	—	6,467	Income
Liabilities:
Derivatives(1)	$—	$—	$45,724	$45,724	Income
As of September 29, 2013
Assets:
Cash and cash equivalents	$19,753	$—	$—	$19,753	Income
Restricted cash	6,467	—	—	6,467	Income
Liabilities:
Derivatives(1)(2)	$—	$—	$28,440	$28,440	Income

(1)	The fair value of the Company’s interest-rate swaps is determined using a discounted cash flow method and the following significant inputs: the remaining term of the swap (ranging between 11 and 11.5 months at September 29, 2013), the notional amount of the swap (ranging from $75,000 to $250,000), discount rates interpolated based on the one month LIBOR swap curves, the rate on the fixed leg of the swap (ranging from 4.94% to 5.14%), and a credit value adjustment to consider the likelihood of the Company’s nonperformance. The pricing model used is consistently applied and reflects the contractual terms of the derivatives as described above. In determining an appropriate spread to reflect its credit standing, the Company considers credit default swap pricing on debt with similar credit risks and maturities. Therefore, the Company’s interest-rate swaps are classified within Level 3 of the fair value hierarchy. An increase in the one month LIBOR and/or an increase in the credit default swap price would result in a decrease to fair value. A decrease in the one month LIBOR curve and/or a decrease in the credit default swap price would result in an increase to fair value.

(2)	The Company recognized $2,041 in reorganization items, net to adjust the fair value of derivatives to the allowed claim. The derivative liability is included in liabilities subject to compromise on the Consolidated Balance Sheet at the allowed claim amount of $28,440.

The following table reflects the activity of our derivative liabilities measured at fair value using significant unobservable inputs (Level 3) for the three months ended September 29, 2013:

Derivative Liabilities
Balance as of December 30, 2012	$45,724
Total (gains) losses, net:
Included in earnings	14
Included in other comprehensive income	(19,339)
Included in reorganization items, net	2,041

Balance as of September 29, 2013	$28,440

Certain assets are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments only in certain circumstances (for example, when there is evidence of impairment). During the quarter ended April 1, 2012, goodwill was written down to implied fair value using Level 3 inputs. The valuation techniques and significant inputs and assumptions utilized to measure fair value are discussed in Note 9.

During the quarter ended September 29, 2013, certain intangible assets were written down to their implied fair value using Level 3 inputs. The valuation techniques and significant inputs and assumptions utilized to measure fair value are discussed in Note 9. The fair value of select advertiser relationships was $19,120, subscriber relationships $5,310, customer relationships $270, trade names was $270, and publication rights was $0 at September 29, 2013.

During the quarter ended September 29, 2013, the Company consolidated the assets and liabilities of Local Media under the purchase method of accounting. Accordingly, the assets acquired and liabilities assumed were recorded at their fair value. Property plant and equipment was valued using Level 2 inputs and mastheads and goodwill were valued using Level 3 inputs. Refer to Note 5 for discussion of the valuation techniques and significant inputs and assumptions utilized and the fair value recognized.

Refer to Note 10 for the discussion on the fair value of the Company’s total long-term debt.

During the twelve months ended December 30, 2012, the Company recorded an impairment charge in the amount of $2,128 related to property, plant and equipment and certain intangible assets which were classified as held for sale. The Company used assessed values and current market data, Level 2 inputs, to determine the fair value.

(17) Commitments and Contingencies

The Company becomes involved from time to time in claims and lawsuits incidental to the ordinary course of its business, including with respect to matters such as libel, invasion of privacy, intellectual property infringement, wrongful termination actions, and complaints alleging employment discrimination. In addition, the Company is involved from time to time in governmental and administrative proceedings concerning employment, labor, environmental and other claims. Insurance coverage maintained by the Company mitigates potential loss for certain of these matters. Historically, such claims and proceedings have not had a material effect upon the Company’s condensed consolidated results of operations or financial condition. While the Company is unable to predict the ultimate outcome of any currently outstanding legal actions, it is the opinion of the Company’s management that it is a remote possibility that the disposition of these matters would have a material adverse effect upon the Company’s condensed consolidated results of operations, financial condition or cash flows.

Restricted cash at September 29, 2013 and December 30, 2012, in the aggregate amount of $6,467 for both periods, is used to collateralize standby letters of credit in the name of the Company’s insurers in accordance with certain insurance policies and as cash collateral for certain business operations.

(18) Discontinued Operations

In May 2013, the Company disposed of a non wholly owned subsidiary in Chicago, Illinois. As a result, the asset, liability and noncontrolling interest carrying amounts of this subsidiary were derecognized. A loss of $1,146 was recognized in discontinued operations.

During the nine months ended September 30, 2012, the Company entered into an agreement to sell 22 publications in Suburban Chicago, Illinois for an aggregate purchase price of approximately $2,800. As a result, an impairment loss of $1,922 is included in loss from discontinued operations on the Condensed Consolidated Statement of Operations and Comprehensive Income (Loss) for the nine months ended September 30, 2012. Additionally, an impairment loss of $206 is included in loss from discontinued operations net of income taxes on the Condensed Consolidated Statement of Operations and Comprehensive Income (Loss) for the nine months ended September 30, 2012 related to previously discontinued operations.

The net revenue during the nine months ended September 29, 2013 and September 30, 2012 for the aforementioned discontinued operations and previously discontinued operations was $394 and $8,560, respectively. Loss, net of income taxes of $0, during the nine months ended September 29, 2013 and September 30, 2012 for the aforementioned discontinued operations and previously discontinued operations was $1,034 and $2,093, respectively. The loss from discontinued operations attributable to noncontrolling interest during the nine months ended September 29, 2013 and September 30, 2012 was $55 and $410, respectively.

(19) Condensed Combined Debtor-In-Possession Financial Information

The financial statements below represent the condensed combined financial statements of the Debtors. Effective September 29, 2013, the non-debtor entities are accounted for as non-consolidated subsidiaries in the accompanying Debtor-In-Possession financial information. Local Media, a VIE that is owned entirely by Local Media Parent, is the only non-debtor entity with material financial activity. The Local Media net loss is included in “net loss attributable to noncontrolling interest” in the GateHouse Media, Inc and subsidiaries Statement of Operations and Comprehensive Income (Loss) and “noncontrolling interest” on the GateHouse Media, Inc and subsidiaries Balance Sheet.

Debtors’ Balance Sheets

(In thousands, except share data)

September 29, 2013
ASSETS
Current assets:
Cash and cash equivalents	$10,812
Restricted cash	6,467
Accounts receivable, net of allowance for doubtful accounts of $2,306 and $2,456 at September 29, 2013 and December 30, 2012, respectively	48,543
Inventory	5,437
Prepaid expenses	6,348
Other current assets	10,591

Total current assets	88,198
Property, plant, and equipment, net of accumulated depreciation of $137,132 and $128,208 at September 29, 2013 and December 30, 2012, respectively	105,839
Goodwill	13,742
Intangible assets, net of accumulated amortization of $214,002 and $196,878 at September 29, 2013 and December 30, 2012, respectively	109,784
Deferred financing costs, net	—
Other assets	1,927
Assets held for sale	474

Total assets	$319,964

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term liabilities	$700
Current portion of long-term debt	—
Accounts payable	8,563
Accrued expenses	27,340
Accrued interest	—
Deferred revenue	24,148

Total current liabilities	60,751
Long-term liabilities:
Long-term debt	—
Long-term liabilities, less current portion	2,125
Derivative instruments	—
Pension and other postretirement benefit obligations	14,385
Liabilities subject to compromise	1,200,023

Total liabilities	1,277,284

Stockholders’ deficit:
Common stock, $0.01 par value, 150,000,000 shares authorized at September 29, 2013 and December 30, 2012; 58,313,868 issued and 58,077,031 outstanding at September 29, 2013 and December 30, 2012	568
Additional paid-in capital	831,369
Accumulated other comprehensive loss	(17,241)
Accumulated deficit	(1,771,706)
Treasury stock, at cost, 236,837 shares at September 29, 2013 and December 30, 2012	(310)

Total GateHouse Media stockholders’ deficit	(957,320)
Noncontrolling interest	—

Total stockholders’ deficit	(957,320)

Total liabilities and stockholders’ deficit	$319,964

Debtors’ Statements of Operations and Comprehensive Income (Loss)

(In thousands, except share and per share data)

	Three months ended September 29, 2013	Nine months ended September 29, 2013
Revenues:
Advertising	$73,180	$223,740
Circulation	33,147	98,660
Commercial printing and other	7,716	21,823

Total revenues	114,043	344,223
Operating costs and expenses:
Operating costs	62,930	192,928
Selling, general, and administrative	38,200	116,922
Depreciation and amortization	9,802	29,438
Integration and reorganization costs	422	1,380
Impairment of long-lived assets	91,599	91,599
Loss on sale of assets	10	1,053

Operating income (loss)	(88,920)	(89,097)
Interest expense	40,442	69,327
Amortization of deferred financing costs	249	772
(Gain) loss on derivative instruments	4	14
Other (income) expense	(4)	1,004
Reorganization items, net	9,843	9,843

Loss from continuing operations before income taxes	(139,454)	(170,057)
Income tax benefit	(10,302)	(10,302)

Loss from continuing operations	(129,152)	(159,755)
Loss from discontinued operations, net of income taxes	—	(1,034)

Net loss	(129,152)	(160,789)

Loss per share:
Basic and diluted:
Loss from continuing operations attributable to GateHouse Media	$(2.22)	$(2.75)
Loss from discontinued operations, attributable to GateHouse Media, net of income taxes	—	(0.02)

Net loss attributable to GateHouse Media	$(2.22)	$(2.77)
Basic weighted average shares outstanding	58,077,031	58,068,277
Diluted weighted average shares outstanding	58,077,031	58,068,277
Comprehensive loss	$(108,465)	$(125,388)

Debtors’ Statement of Stockholders’ Equity (Deficit)

(In thousands, except share data)

	Common stock		Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Treasury stock		Non-controlling interest in subsidiary	Total
	Shares	Amount				Shares	Amount
Balance at December 31, 2012	58,313,868	$568	$831,344	$(52,642)	$(1,610,917)	236,837	$(310)	$(2,202)	$(834,159)
Net loss	—	—	—	—	(160,789)	—	—	—	(160,789)
Gain on derivative instruments, net of income taxes of $0	—	—	—	19,339	—	—	—	—	19,339
Reclassification of accumulated other comprehensive loss related to derivative instruments, net of income taxes of $10,302	—	—	—	16,011	—	—	—	—	16,011
Net actuarial loss and prior service cost, net of income taxes of $0	—	—	—	51	—	—	—	—	51
Disposal of non wholly owned subsidiary	—	—	—	—	—	—	—	2,202	2,202
Non-cash compensation expense	—	—	25	—	—	—	—	—	25

Balance at September 29, 2013	58,313,868	$568	$831,369	$(17,241)	$(1,771,706)	236,837	$(310)	$—	$(957,320)

Debtors’ Statements of Cash Flows

(In thousands)

Nine months ended September 29, 2013
Cash flows from operating activities:
Net loss	$(160,789)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	29,495
Amortization of deferred financing costs	771
(Gain) loss on derivative instruments	14
Non-cash compensation expense	25
Non-cash reorganization items, net	2,989
Non-cash interest expense related to unrealized losses upon dedesignation of cash flow hedges	26,313
Tax effect of the termination of derivative agreements	(10,302)
Loss on sale of assets	2,208
Pension and other postretirement benefit obligations	(820)
Impairment of long-lived assets	91,599
Goodwill impairment	—
Changes in assets and liabilities:
Accounts receivable, net	5,778
Inventory	582
Prepaid expenses	(587)
Other assets	(1,860)
Accounts payable	(97)
Accrued expenses	1,514
Accrued interest	(526)
Deferred revenue	(723)
Other long-term liabilities	(152)

Net cash (used in) provided by operating activities	(14,568)

Cash flows from investing activities:
Purchases of property, plant, and equipment	(3,242)
Proceeds from sale of assets and insurance	743

Net cash used in investing activities	(2,499)

Cash flows from financing activities:
Repayments under current portion of long-term debt	(6,648)

Net cash used in financing activities	(6,648)

Net (decrease) increase in cash and cash equivalents	(23,715)
Cash and cash equivalents at beginning of period	34,527

Cash and cash equivalents at end of period	$10,812

The following table reflects pre-petition liabilities that are subject to compromise for the Debtors:

As of September 29, 2013
Accrued interest	$4,133
Long-term debt	1,167,450
Derivative instruments	28,440

Liabilities subject to compromise	$1,200,023

(20) Subsequent Event – New Credit Facilities

On November 26, 2013, the Company entered into $165 million financing facilities consisting of a $40,000 revolving credit facility, a $25,000 term loan A and a $50,000 term loan B (collectively referred to as the “First Lien Credit Facility”) and $50,000 second lien term loan credit facility (referred to as the “Second Lien Credit Facility”) (all collectively referred to as the “New Credit Facilities”). Principal amounts outstanding under term loan A and term loan B of the First Lien Credit Facility will be payable in quarterly installments as follows: (I) four consecutive quarterly installments each in the amount of $875, commencing on January 1, 2014, (II) four consecutive quarterly installments each in the amount of $1,250, commencing on January 1, 2015, and (III) twelve consecutive quarterly installments each in the amount $2,000, commencing on January 1, 2016, followed by a final payment of all unpaid principal, accrued and unpaid interest and all unpaid fees and expenses which will be fully due and payable on November 26, 2018. The principal payments will be applied against term loan A until fully paid, and then to term loan B. The outstanding principal of the Second Lien Credit Facility will be fully due and payable on the maturity date of November 26, 2019. Only interest payments are due under the Second Lien Credit Facility until maturity. All of the tranches have options for interest at a LIBOR based rate or a prime based rate otherwise referred to as an alternative base rate. The Company elected the use of the LIBOR rate option. At November 26, 2013, those rates ranged from LIBOR + 3.25% to LIBOR + 11.00%. At November 26, 2013, the Company had outstanding borrowings under the New Credit Facility totaling $150 million, with up to $15 million available under the revolving credit facility of the First Lien Credit Facility. In conjunction with the New Credit Facilities, the Company incurred approximately $6,200 of deferred financing fees and approximately $1,000 in original issue costs.

Report of Independent Auditors

The Board of Directors and Shareholders

Dow Jones Local Media Group, Inc.

We have audited the accompanying combined financial statements of Dow Jones Local Media Group, Inc., which comprise the combined balance sheets as of June 30, 2013 and 2012, and the related combined statements of operations and comprehensive (loss) income, equity, and cash flows for each of the three years in the period ended June 30, 2013, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Dow Jones Local Media Group, Inc. at June 30, 2013 and 2012, and the combined results of its operations and it cash flows for each of the three years in the period ended June 30, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York

September 10, 2013

Dow Jones Local Media Group, Inc.

Combined Balance Sheets

(In Thousands)

	June 30
	2013	2012
Assets
Current assets:
Cash	$567	$1,878
Accounts receivable, net	13,984	14,130
Inventory	1,657	1,579
Deferred income taxes	848	949
Prepaid expenses and other current assets	3,247	2,580

Total current assets	20,303	21,116

Property and equipment, net	64,299	70,644
Deferred income taxes	38,408	34,508
Intangible assets, net	4,426	46,714

Total assets	$127,436	$172,982

Liabilities and equity
Current liabilities:
Accounts payable	$1,320	$1,235
Accrued wages	5,259	4,929
Deferred revenue	7,706	7,967
Pension and postretirement benefits	1,417	1,672
Income taxes payable	34	—
Other current liabilities	5,606	5,574

Total current liabilities	21,342	21,377
Pension and postretirement benefits	53,265	73,772
Other noncurrent liabilities	12,191	12,050

Total liabilities	86,798	107,199

Commitments and contingencies

Total equity	40,638	65,783

Total liabilities and equity	$127,436	$172,982

See accompanying notes to the combined financial statements.

Dow Jones Local Media Group, Inc.

Combined Statements of Operations and Comprehensive (Loss) Income

(In Thousands)

	For the Fiscal Years Ended June 30
	2013	2012	2011
Revenues:
Advertising	$83,096	$92,502	$106,381
Circulation and subscription	51,192	52,493	52,332
Other	24,271	24,275	23,131

Total revenues	158,559	169,270	181,844

Operating expenses	136,340	142,281	154,026
Depreciation and amortization	7,858	8,500	9,601
Impairments and restructuring	42,268	197,869	247

Total expenses	186,466	348,650	163,874

Operating (loss) income	(27,907)	(179,380)	17,970
Income tax benefit (expense)	10,242	34,682	(8,504)

Net (loss) income	(17,665)	(144,698)	9,466

Other comprehensive income (loss):
Pension and postretirement plans adjustment	11,578	(29,955)	6,114

Total comprehensive (loss) income	$(6,087)	$(174,653)	$15,580

See accompanying notes to the combined financial statements.

Dow Jones Local Media Group, Inc.

Combined Statements of Equity

(In Thousands)

Fiscal Years Ended June 30, 2013, 2012, and 2011

	Parent Company Investment	Accumulated Other Comprehensive (Loss) Income	Total
Balance, June 30, 2010	$295,273	$(30,740)	$264,533
Net income	9,466	—	9,466
Comprehensive income	—	6,114	6,114
Net decrease in parent company investment	(23,962)	—	(23,962)

Balance, June 30, 2011	280,777	(24,626)	256,151
Net loss	(144,698)	—	(144,698)
Comprehensive loss	—	(29,955)	(29,955)
Net decrease in parent company investment	(15,715)	—	(15,715)

Balance, June 30, 2012	120,364	(54,581)	65,783
Net loss	(17,665)	—	(17,665)
Comprehensive income	—	11,578	11,578
Net decrease in parent company investment	(19,058)	—	(19,058)

Balance, June 30, 2013	$83,641	$(43,003)	$40,638

See accompanying notes to the combined financial statements.

Dow Jones Local Media Group, Inc.

Combined Statements of Cash Flows

(In Thousands)

	For the Fiscal Years Ended June 30
	2013	2012	2011
Operating activities
Net (loss) income	$(17,665)	$(144,698)	$9,466
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	7,858	8,500	9,601
Impairments	42,268	197,869	—
Provision for doubtful accounts	802	478	1,170
(Gain) loss on disposal of property and equipment	(81)	(1,458)	1,371
Changes in operating assets and liabilities:
Accounts receivable, net	(656)	1,510	(198)
Inventory	(78)	(716)	(1,534)
Prepaid expenses and other current assets	(666)	1,293	(390)
Accounts payable and accrued wages	449	(465)	590
Deferred income taxes, net	(11,635)	(36,695)	5,119
Pension and postretirement benefits	(1,349)	(10,082)	1,467
Deferred revenue	(261)	121	(317)
Other liabilities	173	(18)	(1,763)

Net cash provided by operating activities	19,159	15,639	24,582

Investing activities
Capital expenditures	(1,938)	(2,180)	(3,758)
Proceeds from sale of property and equipment	526	2,036	3,569

Net cash used in investing activities	(1,412)	(144)	(189)

Financing activities
Net transfers to Parent and affiliates	(19,058)	(15,715)	(23,962)

Net cash used in financing activities	(19,058)	(15,715)	(23,962)

Net change in cash	(1,311)	(220)	431
Cash, beginning of year	1,878	2,098	1,667

Cash, end of year	$567	$1,878	$2,098

See accompanying notes to the combined financial statements.

Dow Jones Local Media Group, Inc.

Notes to Combined Financial Statements

(In Thousands)

June 30, 2013

1. Organization

Overview

Dow Jones Local Media Group, Inc. (LMG or the Company) operates as a business unit of Dow Jones & Company, Inc. (Parent), a wholly-owned subsidiary of News Corporation. The Company operates print and online community media franchises, Internet sites, digital services, magazines, other news, and advertising niche publications and commercial print and household distribution services. These combined financial statements were prepared on a stand-alone basis derived from the financial statements and accounting records of the Company and Parent, and reflect the combined historical financial position, results of operations, and cash flows of the Company’s businesses in accordance with U.S. generally accepted accounting principles (GAAP). Certain costs that were incurred centrally by Parent for functions such as corporate overhead for services and administrative functions have been allocated to the Company and included in the combined financial statements. We believe the assumptions underlying such allocations were made on a reasonable basis.

On June 28, 2013, the Company and Parent entered into a stock purchase agreement with Newcastle Investment Corp., whereby Newcastle Investment Corp. would acquire the Company for $82 million. The transaction received regulatory approvals and closed on September 3, 2013. These combined financial statements have been prepared in contemplation of this transaction.

Basis of Presentation

These financial statements are presented as if the businesses of the Company had been combined for all periods presented. All intracompany transactions and accounts within LMG have been eliminated in combination. The assets and liabilities in the combined financial statements have been reflected on an historical cost basis as adjusted for the acquisition of Parent by News Corporation in December 2007. Cash is managed centrally, with net earnings reinvested locally and working capital requirements met from existing liquid funds. LMG reflects transfers of cash to and from Parent’s cash management system as a component of parent company investment.

Income tax benefit (expense) in the combined statements of operations and comprehensive (loss) income has been calculated as if LMG filed a separate tax return and was operating as a stand-alone business. Therefore, cash tax payments and items of current and deferred taxes may not be reflective of LMG’s actual tax balances had it been a stand-alone business.

2. Summary of Significant Accounting Policies

Principles of Combination

The combined financial statements include certain assets and liabilities that have historically been held at Parent’s corporate level, but are specifically identifiable or otherwise attributable to LMG. All significant intercompany transactions between Parent and LMG have been included within parent company investment in these combined financial statements.

LMG’s fiscal year ends on the Sunday closest to June 30. Fiscal 2013 and 2012 included 52 weeks, while fiscal 2011 included 53 weeks with the 53rd week falling in the fourth fiscal quarter. All references to June 30, 2013, June 30, 2012, and June 30, 2011 relate to the twelve month periods ended June 30, 2013, July 1, 2012, and July 3, 2011, respectively. For convenience purposes, LMG continues to date its combined financial statements as of June 30.

Dow Jones Local Media Group, Inc.

Notes to Combined Financial Statements (continued)

(In Thousands)

2. Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of LMG’s combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts that are reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

Accounts Receivable, Net

The Company provides an allowance for doubtful accounts equal to estimated uncollectible amounts. The Company’s estimate is based on historical collection experience and a review of the current status of such accounts receivable. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. Accounts receivable are presented net of an allowance for doubtful accounts of $1,450 and $1,572 at June 30, 2013 and 2012, respectively.

Advertising Expenses

The Company expenses advertising costs as incurred. Included in operating expenses are advertising expenses of $22,521, $23,553, and $22,760 for the fiscal years ended June 30, 2013, 2012, and 2011, respectively.

Shipping and Handling

Costs incurred for shipping and handling are reflected in operating expenses in the combined statements of operations.

Concentrations of Credit and Other Risks

Advertising spending, which drives a significant portion of LMG’s revenues, is sensitive to economic conditions. Local economic conditions affect the levels of advertising revenues. Economic factors that have adversely affected advertising revenues include lower consumer and business spending, high unemployment and depressed home sales. Advertising revenues are particularly adversely affected if advertisers respond to weak and uneven economic conditions by reducing their budgets or shifting spending patterns or priorities, or if they are forced to consolidate or cease operations. Continuing weak and uncertain economic conditions and outlook could adversely affect the level of advertising revenues and combined financial condition and results of operations.

Contingencies

Certain conditions may exist which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management, insurance advisers and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s combined

Dow Jones Local Media Group, Inc.

Notes to Combined Financial Statements (continued)

(In Thousands)

2. Summary of Significant Accounting Policies (continued)

financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they arise from guarantees, in which case the guarantees would be disclosed.

Income Taxes

LMG accounts for income taxes in accordance with Accounting Standards Codification (ASC) 740, Income Taxes (ASC 740). ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are established where management determines that it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Inventory

Inventory is comprised of newsprint and is valued using weighted average cost.

Property and Equipment, Net

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over an estimated useful life of 3 to 25 years for equipment and 10 to 40 years for buildings and improvements. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the life of the lease. Costs associated with the repair and maintenance of property are expensed as incurred. Changes in circumstances, such as technological advances or changes to LMG’s business model or capital strategy could result in the actual useful lives differing from LMG’s estimates.

Revenue Recognition

Advertising revenues from the publication of newspapers are recognized when advertisements are published in newspapers or placed on digital platforms or, with respect to certain digital advertising, each time a user either clicks on or views certain ads, net of commissions and provisions for estimated sales incentives including rebates, rate adjustments, and discounts.

Circulation revenues include single-copy and subscription revenues. Circulation revenues are based on the number of copies of the printed newspaper (through home-delivery subscriptions and single-copy sales) and digital subscriptions sold and the rates charged to the respective customers. Single-copy revenue is recognized based on date of publication, net of provisions for related returns. Proceeds from subscription revenues are deferred at the time of sale and are recognized in earnings on a pro rata basis over the terms of the subscriptions. Several factors are considered to determine whether the Company is a principal, most notably whether the Company is primary obligor to the customer and has determined the selling price and product specifications.

Other revenues are recognized when the related service or product has been delivered.

Dow Jones Local Media Group, Inc.

Notes to Combined Financial Statements (continued)

(In Thousands)

2. Summary of Significant Accounting Policies (continued)

Billings to clients and payments received in advance of the performance of services or delivery of products are recorded as deferred revenue until the services are performed or the product is delivered.

Goodwill and Intangible Assets

LMG has intangible assets, including goodwill, trade names, and advertising and subscriber relationships. Goodwill is recorded as the difference between the cost of acquired entities and amounts assigned to their tangible and identifiable intangible net assets. In accordance with ASC 350, Intangibles—Goodwill and Other (ASC 350), LMG’s indefinite-lived intangible assets are tested annually for impairment or earlier if events occur or circumstances change that would more likely than not reduce the fair value below its carrying amount. Intangible assets with finite lives are generally amortized over their estimated useful lives. The impairment assessment of indefinite-lived intangibles compares the fair value of these intangible assets to their carrying value.

LMG’s goodwill impairment reviews are performed using a two-step process. The first step of the process is to compare the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, the goodwill of the reporting unit is not impaired and the second step of the impairment review is not necessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment review is required to be performed to estimate the implied fair value of the reporting unit’s goodwill. The implied fair value of the reporting unit’s goodwill is compared with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

Long-lived Assets

ASC 360, Property, Plant, and Equipment, and ASC 350 require that LMG periodically reviews the carrying amounts of its long-lived assets, including property and equipment and finite-lived intangible assets, to determine whether current events or circumstances indicate that such carrying amounts may not be recoverable. If the carrying amount of the asset is greater than the expected undiscounted cash flows to be generated by such asset, an impairment adjustment is recognized if the carrying value of such asset exceeds its fair value. LMG generally measures fair value by considering sale prices for similar assets or by discounting estimated future cash flows using an appropriate discount rate. Considerable management judgment is necessary to estimate the fair value of assets; accordingly, actual results could vary significantly from such estimates.

Self-Insurance Plans

The Company has self-insured health plans for all its employees. The Company has purchased stop-loss insurance in order to limit its exposure, which will reimburse the Company for individual claims in excess of $450 annually. Self-insurance losses are accrued based on the Company’s estimates of the aggregate liability for uninsured claims incurred using certain actuarial assumptions followed in the insurance industry. Included in accrued wages is an estimate for self-insured health plan expenses of $850 and $950 at June 30, 2013 and 2012, respectively.

The Company is self-insured for property and casualty losses, and included in other current liabilities is an accrual for losses of $3,622 and $3,755 at June 30, 2013 and 2012, respectively.

Dow Jones Local Media Group, Inc.

Notes to Combined Financial Statements (continued)

(In Thousands)

2. Summary of Significant Accounting Policies (continued)

Fair Value Measurements

In accordance with ASC 820, Fair Value Measurements, LMG measures assets and liabilities using inputs from the following three levels of the fair value hierarchy: (i) inputs that are quoted prices in active markets (Level 1); (ii) inputs other than quoted prices included within Level 1 that are observable, including quoted prices for similar assets or liabilities (Level 2); and (iii) inputs that require the entity to use its own assumptions about market participant assumptions (Level 3).

The fair values of the Company’s financial instruments, such as accounts receivable and accounts payable approximate their carrying values due to the short-term maturities of these assets and liabilities. The Company’s assets measured at fair value on a nonrecurring basis include long-lived assets, indefinite-lived intangible assets and goodwill. The Company reviews the carrying amounts of such assets whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable or at least annually as of June 30 for indefinite-lived intangible assets and goodwill. Any resulting asset impairment would require that the asset be recorded at its fair value. The resulting fair value measurements of the assets are considered to be Level 3 measurements.

During fiscal 2012, the Company recorded non-cash impairment charges of $152,842 relating to Goodwill, $44,335 relating to Trade Names and $692 relating to long-lived assets as a result of a potential sale of the Company below its carrying value. The Company recorded an additional impairment in fiscal 2013 for $42,268 to further reduce the carrying value as a result of the pending sale that subsequently closed on September 3, 2013.

Recent Accounting Pronouncements

In July 2012, the Financial Accounting Standards Board (the FASB) issued ASU 2012-02, Intangibles— Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment (ASU 2012-02), which permits an entity to make a qualitative assessment of whether it is more likely than not that the fair value of a reporting unit’s indefinite-lived intangible asset is less than the asset’s carrying value before applying a quantitative impairment assessment. If it is determined through the qualitative assessment that the fair value of a reporting unit’s indefinite-lived intangible asset is more likely than not greater than the asset’s carrying value, the remaining impairment steps would be unnecessary. The qualitative assessment is optional, allowing companies to go directly to the quantitative assessment. ASU 2012-02 is effective for the Company for annual and interim indefinite-lived intangible asset impairment tests performed beginning July 1, 2013. The Company does not expect the adoption of ASU 2012-02 will have a significant impact on its combined financial statements.

In February 2013, the FASB issued ASU 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (ASU 2013-02), which requires the Company to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, it requires the Company to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income, but only if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, the Company is required to cross-reference to other disclosures required under GAAP that provide additional detail about those amounts. ASU 2013-02 is effective for the Company for interim reporting periods beginning July 1, 2013. The Company does not expect the adoption of ASU 2012-02 will have a significant impact on its combined financial statements, as it relates to disclosures only.

Dow Jones Local Media Group, Inc.

Notes to Combined Financial Statements (continued)

(In Thousands)

2. Summary of Significant Accounting Policies (continued)

In July 2013, the FASB issued ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (ASU 2013-11). ASU 2013-11 clarifies guidance and eliminates diversity in practice on the presentation of unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists at the reporting date. This new guidance is effective for annual reporting periods beginning on or after December 15, 2013 and subsequent interim periods. The Company does not expect the adoption of ASU 2013-11 will have a significant impact on its combined financial statements.

3. Property and Equipment, Net

Property and equipment, net was comprised of the following:

	As of June 30
	2013	2012
Property and equipment:
Land	$11,252	$11,334
Buildings and leasehold improvements	38,604	39,207
Machinery and equipment	61,435	57,953
Construction-in-progress	60	1,699

	111,351	110,193
Less: Accumulated depreciation and amortization	(47,052)	(39,549)

Property and equipment, net	$64,299	$70,644

Depreciation expense for the fiscal years ended June 30, 2013, 2012, and 2011 was $7,838, $8,431, and $8,995, respectively. During the fiscal year ended June 30, 2012, the Company recorded impairment to property and equipment of $692.

4. Intangible Assets, Net and Goodwill

The changes in the carrying values of LMG’s intangible assets, goodwill and related accumulated amortization for the fiscal years ended June 30, 2013 and 2012, were as follows:

	Goodwill(a)	Trade Names(a)	Subscriber Relationships(b)	Advertising Relationships(c)	Total Intangible Assets, Net
Balance, June 30, 2011	$152,842	$66,300	$3,010	$21,808	$91,118
Amortization	—	—	(69)	—	(69)
Impairments	(152,842)	(44,335)	—	—	(44,335)

Balance, June 30, 2012	—	21,965	2,941	21,808	46,714
Amortization	—	—	(20)	—	(20)
Impairments	—	(21,965)	(2,399)	(17,904)	(42,268)

Balance, June 30, 2013	$—	$—	$522	$3,904	$4,426

(a)	Goodwill and Trade Names are not subject to amortization.

Dow Jones Local Media Group, Inc.

Notes to Combined Financial Statements (continued)

(In Thousands)

4. Intangible Assets, Net and Goodwill (continued)

(b)	Net of accumulated amortization of $2,379 and $2,359 as of June 30, 2013 and 2012, respectively. The useful life of Subscriber Relationships is ten years, primarily based on historical attrition rates of subscribers.
(c)	Net of accumulated amortization of $7,292 as of June 30, 2013 and 2012. The useful life of Advertising Relationships is 25 years, primarily based on historical attrition rates of advertisers.

Aggregate amortization expense for the fiscal years ended June 30, 2013, 2012, and 2011 was $20, $69, and $606, respectively.

Based on the current amount of amortizable intangible assets, net, the estimated amortization expense for each of the succeeding five fiscal years is less than $1.

The Company evaluates the recoverability of identifiable intangible assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to: (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset. The Company measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The fair value is measured based on quoted market prices, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires the Company to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts.

During fiscal 2012, LMG received an offer to sell its business for an amount that was less than the carrying amount of its net assets, excluding goodwill. As of result, this indicator led the Company to record an impairment charge to Goodwill of $152,842 and Trade Names of $44,335 during the year ended June 30, 2012. On June 28, 2013, Parent entered into an agreement to sell the Company for $82,000 and due to the net proceeds being less than previously estimated, the Company recorded an additional impairment to Trade Names, Advertising Relationships and Subscriber Relationships totaling $42,268. Impairment charges of $42,268 and $197,177 for fiscal years ended June 30, 2013 and 2012, respectively, are included in impairment and restructuring in the accompanying combined statements of operations and comprehensive (loss) income.

5. Pension and Other Postretirement Benefits

Certain of LMG’s U.S. employees participate in defined benefit pension plans sponsored by the Company (Direct Plans), of which certain plans are frozen. Accordingly, the funded and unfunded position of each Direct Plan is recorded in LMG’s combined balance sheets. Actuarial gains and losses that have not yet been recognized through income are recorded in accumulated other comprehensive (loss) income net of taxes, until they are amortized as a component of net periodic benefit cost. The determination of benefit obligations and the recognition of expenses related to Direct Plans are dependent on various assumptions. The major assumptions primarily relate to discount rates, long-term expected rates of return on plan assets, and future compensation increases. Management develops each assumption using relevant company experience in conjunction with market-related data. The funded status of the Direct Plans can change from year to year, but the assets of the funded plans have been sufficient to pay all benefits that came due in each of the fiscal years ended June 30, 2013, 2012, and 2011.

Dow Jones Local Media Group, Inc.

Notes to Combined Financial Statements (continued)

(In Thousands)

5. Pension and Other Postretirement Benefits (continued)

The Company uses a June 30 measurement date for all direct pension and postretirement benefit plans. The following table sets forth the change in the projected benefit obligation, change in the fair value of Direct Plans plan assets and funded status:

	Pension Benefits		Postretirement Benefits
	As of June 30
	2013	2012	2013	2012
Projected benefit obligation, beginning of year	$254,431	$223,237	$7,854	$7,628
Service cost	51	45	162	124
Interest cost	10,551	12,436	277	371
Benefits paid	(13,868)	(13,674)	(913)	(1,158)
Settlements	(10,238)	(8,896)	—	—
Actuarial (gain) loss	(16,549)	41,283	(970)	889

Projected benefit obligation, end of year	224,378	254,431	6,410	7,854

Change in the fair value of plan assets
Fair value of plan assets, beginning of year	186,842	195,662	—	—
Actual return on plan assets	12,649	3,248	—	—
Employer contributions	721	10,501	913	1,158
Benefits paid	(13,868)	(13,674)	(913)	(1,158)
Settlements	(10,238)	(8,895)	—	—

Fair value of plan assets, end of year	176,106	186,842	—	—

Funded status	$(48,272)	$(67,589)	$(6,410)	$(7,854)

Amounts recognized in the balance sheets consist of:

	Pension Benefits		Postretirement Benefits
	As of June 30
	2013	2012	2013	2012
Pension and postretirement benefits	$(48,272)	$(67,590)	$(6,410)	$(7,854)

Net amount recognized	$(48,272)	$(67,590)	$(6,410)	$(7,854)

Amounts recognized in accumulated other comprehensive income consist of:

	Pension Benefits		Postretirement Benefits
	As of June 30
	2013	2012	2013	2012
Actuarial loses (gains)	$79,933	$99,510	$(1,895)	$(937)
Prior service benefit	—	—	(5,544)	(6,666)

Net amount recognized	$79,933	$99,510	$(7,439)	$(7,603)

Dow Jones Local Media Group, Inc.

Notes to Combined Financial Statements (continued)

(In Thousands)

5. Pension and Other Postretirement Benefits (continued)

Amounts in accumulated other comprehensive (loss) income expected to be recognized as a component of net periodic pension cost in fiscal 2014:

	Pension Benefits	Postretirement Benefits
	As of June 30
	2013	2012
Actuarial loses (gains)	$2,336	$(111)
Prior service benefit	—	(1,122)

Net amount recognized	$2,336	$(1,233)

Accumulated pension benefit obligations as of June 30, 2013 and 2012 were $224,378 and $254,432, respectively. The accumulated benefit obligation exceeds the fair value of the plan assets for all of the Company’s plans. Below is information about funded and unfunded pension plans:

	Funded Plans		Unfunded Plans
	As of June 30
	2013	2012	2013	2012
Projected benefit obligation	$216,734	$246,036	$7,644	$8,395
Accumulated benefit obligation	216,672	245,968	7,644	8,395
Fair value of plan assets	176,106	186,842	—	—

The components of net periodic pension and postretirement expense (benefit) were as follows:

	Pension Benefits			Postretirement Benefits
	For the Fiscal Years Ended June 30
	2013	2012	2011	2013	2012	2011
Service cost benefits earned during the period	$51	$45	$197	$162	$124	$113
Interest cost on projected benefit obligations	10,551	12,436	12,406	277	371	416
Expected return on plan assets	(12,615)	(13,235)	(12,622)	—	—	—
Amortization of deferred losses	2,993	3,025	4,176	(12)	(87)	(104)
Amortization of prior service benefit	—	—	—	(1,122)	(1,122)	(1,122)

Net pension and postretirement expense (benefit)	$980	$2,271	$4,157	$(695)	$(714)	$(697)

Dow Jones Local Media Group, Inc.

Notes to Combined Financial Statements (continued)

(In Thousands)

5. Pension and Other Postretirement Benefits (continued)

Assumptions

The following are weighted-average assumptions used to determine benefit obligations at year end:

	Pension Benefits			Postretirement Benefits
	For the Years Ended June 30
	2013	2012	2011	2013	2012	2011
Additional information
Weighted-average assumptions used to determine benefit obligations:
Discount rate	5.00%	4.25%	5.75%	4.75%	3.75%	5.25%
Rate of increase in future compensation	N/A	3.25%	3.25%	N/A	N/A	N/A

Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate	4.25%	5.75%	5.75%	3.75%	5.25%	5.50%
Expected return on plan assets	7.00%	7.00%	7.00%	N/A	N/A	N/A
Rate of increase in future compensation	N/A	3.25%	3.25%	N/A	N/A	N/A

The following assumed health care trend rates as of June 30 were also used in accounting for postretirement benefits:

	Postretirement Benefits
	2013	2012
Health care cost trend rate	6.8%	7.2%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	2019	2019

Assumed health care cost trend rates could have a significant effect on the amounts reported for the postretirement health care plan. The effect of a one percentage point increase and one percentage point decrease in the assumed health care cost trend rate would have the following effects on the results for fiscal 2013:

	Service and Interest Cost	Benefit Obligation
One percentage point increase	$46,874	$385,456
One percentage point decrease	(38,895)	(334,384)

The following table sets forth the estimated benefit payments for the next five fiscal years, and in the aggregate for the five fiscal years thereafter. The expected benefits are estimated based on the same assumptions used to measure LMG’s benefit obligation at the end of the fiscal year and include benefits attributable to estimated future employee service:

	Pension Benefits	Postretirement Benefits
2014	$14,119	$716
2015	14,261	603
2016	14,391	539
2017	14,479	486
2018	14,559	435
2019–2023	74,323	2,333

	$146,132	$5,112

Dow Jones Local Media Group, Inc.

Notes to Combined Financial Statements (continued)

(In Thousands)

5. Pension and Other Postretirement Benefits (continued)

The Company does not expect to receive U.S. Medicare subsidy receipts.

Plan Assets

LMG applies the provisions of ASC 715 Compensation—Retirement Plans, which required disclosures include: (i) investment policies and strategies; (ii) the major categories of plan assets; (iii) the inputs and valuation techniques used to measure plan assets; (iv) the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period; and (v) significant concentrations of risk within plan assets.

The table below presents LMG’s plan assets by level within the fair value hierarchy, as described in Note 2 as of June 30, 2013 and 2012.

The fair values of the Company’s pension plan assets as of June 30, 2013 and 2012, by asset category, are as follows:

	As of June 30, 2013				As of June 30, 2012
		Fair Value Measurements at Reporting Date Using				Fair Value Measurements at Reporting Date Using
Description	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Assets
Short-term investments	$—	$—	$—	$—	$—	$—	$—	$—
Pooled funds(a):
Money market funds	142	—	142	—	24,175	—	24,175	—
Domestic equity funds	46,552	—	46,552	—	13,514	13,514	—	—
International equity funds	43,227	—	43,227	—	27,219	19,148	8,071	—
Domestic fixed income funds	76,479	—	76,479	—	33,584	33,584	—	—
Balanced funds					28,490	15,773	12,717
Common stocks(b)
U.S. common stocks	—	—	—	—	27,847	27,760	87	—
Government and agency obligations(c):
Domestic government obligations	—	—	—	—	2,767	—	2,767	—
International government obligations	—	—	—	—	8,029	—	8,029	—
Corporate obligations(c)	—	—	—	—	2,720	—	2,720	—
Partnership interests(d)	—	—	—	—	4,067	—	4,067	—
Other	9,706	9,706	—	—	14,430	(359)	14,726	63

Total	$176,106	$9,706	$166,400	$—	$186,842	$109,420	$77,359	$63

(a)	Open-ended pooled funds that are registered and/or available to the general public are valued at the daily published net asset value (NAV). Other pooled funds are valued at the NAV provided by the fund issuer.

Dow Jones Local Media Group, Inc.

Notes to Combined Financial Statements (continued)

(In Thousands)

5. Pension and Other Postretirement Benefits (continued)

(b)	Common stocks that are publicly traded are valued at the closing price reported on active markets in which the individual securities are traded.
(c)	The fair value of corporate, government, and agency obligations are valued based on a compilation of primary observable market information or a broker quote in a non-active market.
(d)	The fair values of partnerships that are not publicly traded are based on fair value obtained from the general partner.

The table below sets forth a summary of changes in the fair value of investments reflected as Level 3 assets as of June 30, 2013 and 2012:

	Partnership Interests	Other	Total
Beginning balance at June 30, 2011	$—	$2	$2
Actual return on plan assets:
Relating to assets still held at end of year	—	42	42
Purchases, sales, settlements, and issuances	—	19	19

Balance at June 30, 2012	—	63	63
Purchases, sales, settlements, and issuances	—	(63)	(63)

Ending balance at June 30, 2013	$—	$—	$—

The Company’s investment policy includes various guidelines and procedures designed to ensure assets are invested in a manner necessary to meet expected future benefits earned by participants. The investment guidelines consider a broad range of economic conditions. Central to the policy are target allocation ranges by asset class.

The objectives of the target allocations are to maintain investment portfolios that diversify risk through prudent asset allocation parameters, achieve asset returns that meet or exceed the plans’ actuarial assumptions, and achieve asset returns that are competitive with like institutions employing similar investment strategies.

The investment policy is periodically reviewed by the Company and a designated third-party fiduciary for investment matters. The policy is established and administered in a manner that is compliant at all times with applicable government regulations.

LMG pension assets are managed by News Corporation. News Corporation’s investment strategy for its pension plans is to maximize the long-term rate of return on plan assets within an acceptable level of risk in order to minimize the cost of providing pension benefits, while maintaining adequate funding levels. News Corporation’s practice is to conduct a periodic strategic review of its asset allocation. News Corporation’s current broad strategic targets are to have a pension asset portfolio comprising of 54% equity securities and 46% fixed income securities. News Corporation’s equity portfolios are managed in such a way as to achieve optimal diversity. News Corporation’s fixed income portfolio is investment grade in the aggregate. News Corporation does not manage any assets internally.

Dow Jones Local Media Group, Inc.

Notes to Combined Financial Statements (continued)

(In Thousands)

5. Pension and Other Postretirement Benefits (continued)

LMG’s benefit plan weighted-average asset allocations, by asset category, are as follows:

	Pension Benefits As of June 30
	2013	2012
Asset category:
Equity securities	50%	37%
Debt securities	42	35
Cash and other	8	28

Total	100%	100%

Required pension plan contributions for the next fiscal year are expected to be approximately $701; however, actual contributions may be affected by pension asset and liability valuation changes during the year.

Defined Contribution Plan

LMG has a defined contribution plan for the benefit of substantially all employees meeting certain eligibility requirements. The Company has limited contribution requirements for this plan.

6. Income Taxes

The income tax (benefit) expense in the combined statements of operations has been calculated as if LMG filed a separate tax return and was operating as a stand-alone business. Therefore, cash tax payments and items of current and deferred taxes may not be reflective of LMG’s actual tax balances had it been a standalone business.

(Loss) income before income tax benefit (expense) was attributable to the following jurisdiction:

	For the Fiscal Years Ended June 30
	2013	2012	2011
U.S.	$(27,907)	$(179,380)	$17,970

(Loss) income before income tax benefit (expense)	$(27,907)	$(179,380)	$17,970

Significant components of LMG’s (benefit) provision for income taxes were as follows:

	For the Fiscal Years Ended June 30
	2013	2012	2011
Current:
Federal	$(18)	$456	$2,115
State and local	1,410	1,556	2,038

Total current	1,392	2,012	4,153

Deferred:
Federal	(9,426)	(29,061)	3,676
State and local	(2,208)	(7,633)	675

Total deferred	(11,634)	(36,694)	4,351

Total (benefit) provision for income taxes	$(10,242)	$(34,682)	$8,504

Dow Jones Local Media Group, Inc.

Notes to Combined Financial Statements (continued)

(In Thousands)

6. Income Taxes (continued)

The reconciliation between the effective tax rate and the U.S. statutory rate was as follow:

	For the Fiscal Years Ended June 30
	2013	2012	2011
U.S. federal income tax rate	35.00%	35.00%	35.00%
Non-deductible goodwill on asset impairment(a)	—	(17.82)	—
State and local taxes, net of federal benefit	2.40	2.22	10.04
Other	(0.70)	(0.06)	2.28

Effective tax rate	36.70%	19.34%	47.32%

(a)	See Note 4

The following is a summary of the components of the deferred tax accounts:

	As of June 30
	2013	2012
Deferred tax assets:
Pension and postretirement benefits	$22,069	$30,554
Amortization of goodwill and intangibles	16,365	3,483
Accrued expenses and other current liabilities	11,295	11,098
Other	1,616	3,205

Total deferred tax assets	51,345	48,340

Deferred tax liabilities:
Property and equipment	(11,638)	(12,432)

Total deferred tax liabilities	(11,638)	(12,432)

Net deferred tax asset	39,707	35,908
Less: valuation allowance	(451)	(451)

Net deferred tax asset	$39,256	$35,457

LMG had net current deferred tax assets of $848 and $949 as of June 30, 2013 and 2012, respectively, and noncurrent deferred tax assets of $38,408 and $34,508 as of June 30, 2013 and 2012, respectively. LMG had no current and non-current deferred tax liabilities as of June 30, 2013 and 2012, respectively.

We have recorded a deferred tax asset of $1,404 and $2,982 associated with our net operating loss carryforwards as of June 30, 2013 and 2012, respectively. In accordance with the Company’s accounting policy, valuation allowances of $451 and $451 have been established to reduce the deferred tax asset associated with our net operating losses to an amount that will more likely than not be realized as of June 30, 2013 and 2012, respectively.

As of June 30, 2013, LMG had $15,824 net operating loss or capital loss carryforwards available to offset future taxable income.

Dow Jones Local Media Group, Inc.

Notes to Combined Financial Statements (continued)

(In Thousands)

6. Income Taxes (continued)

The following table sets forth the change in the accrual for uncertain tax positions, excluding interest and penalties:

	For the Fiscal Years Ended June 30
	2013	2012	2011
Balance, beginning of year	$12,606	$12,107	$12,347
Adjustment for current year tax positions	1,560	2,438	1,939
Reductions for prior year tax position	(1,617)	(1,939)	(2,179)

Balance, end of year	$12,549	$12,606	$12,107

LMG recognizes interest and penalty charges related to unrecognized tax benefits as income tax expense, which is consistent with the recognition in prior reporting periods. LMG recognized interest charges of $911, $895 and $855 during the fiscal year ended June 30, 2013, 2012 and 2011, respectively. LMG recorded liabilities for accrued interest of approximately $5,614 and $4,703 as of June 30, 2013 and 2012, respectively.

LMG is subject to tax in various domestic jurisdictions and, as a matter of ordinary course, LMG is regularly audited by federal and state tax authorities. LMG believes it has appropriately accrued for the expected outcome of all other pending tax matters and does not currently anticipate that the ultimate resolution of other pending tax matters will have a material adverse effect on its combined financial condition, future results of operations or liquidity. LMG’s income tax returns for 2006 and later are subject to examination in various jurisdictions. As of June 30, 2013 and 2012, approximately $11,171 would affect LMG’s effective income tax rate, if and when recognized in future fiscal years. The Company believes that it is reasonably possible that a decrease of up to $11,728 in unrecognized tax benefits related to state exposures may occur within the next twelve months.

LMG paid $70, $163 and $143 for income taxes during the fiscal years ended June 30, 2013, 2012, and 2011, respectively.

7. Accumulated Other Comprehensive (Loss) Income

Accumulated other comprehensive (loss) income is related to the actuarial gains and losses related to the pension and postretirement benefit plans. The balance of $43,003 and $54,581 at June 30, 2013 and 2012, respectively, is net of tax of $29,491 and $37,326 at June 30, 2013 and 2012, respectively.

Dow Jones Local Media Group, Inc.

Notes to Combined Financial Statements (continued)

(In Thousands)

8. Commitments and Contingent Liabilities

Operating Leases

Operating lease commitments are primarily for office space and equipment. Certain office space leases provide for rent adjustments relating to changes in real estate taxes and other operating costs. Rental expense amounted to $437 in 2013, $467 in 2012, and $397 in 2011. The minimum rental commitments under non-cancelable leases, net of subleases, as of June 30, 2013 were as follows:

2014	$274
2015	69
2016	28
2017	5
Thereafter	—

Total minimum lease payments	$376

9. Related Parties

Parent and News Corporation provide various cash management, human resources, financial, tax, legal, insurance, and other services to LMG. These services include processing certain cash activity; cash is generally maintained by News Corporation. Costs of these services are allocated to LMG based upon established criteria, primarily determined by the associated cash outflows of the business or the specific amount of services provided. The total costs allocated to LMG for these services were $2,254, $2,200, and $1,496 for the fiscal years ended June 30, 2013, 2012, and 2011, respectively. In addition, News Corporation billed LMG for insurance related to certain specified events of $2,769, $4,468, and $2,723 for the fiscal years ended June 30, 2013, 2012, and 2011, respectively. Management believes that the allocations are reasonable. Settlement of amounts owed to and by the Parent are generally cleared through equity.

LMG purchases content for its newspapers from Parent and in certain geographic area purchases and/or delivers Parent’s and News Corporation’s newspapers for agreed-upon fees. Under these agreements, total purchases were $2,880, $2,933, and $2,891 and fees received were $271, $299, and $303 for the fiscal years ended June 30, 2013, 2012, and 2011, respectively.

LMG’s arrangements with Parent and News Corporation have been entered into in the context of a parent-subsidiary relationship; therefore, these arrangements are not the result of arm’s-length negotiations between independent parties. There can be no assurance that any of such arrangements has been effected on terms more or less as favorable to LMG as could have been obtained from unaffiliated third parties.

10. Subsequent Events

In accordance with ASC 855, Subsequent Events, the Company evaluated subsequent events through September 10, 2013, the date these combined financial statements were available to be issued.

On September 3, 2013, Parent sold the Company to a subsidiary of Fortress Investment Group LLC. As a result, the Company’s operations are now managed by GateHouse Media, Inc.

Dow Jones Local Media Group, Inc.

Notes to Combined Financial Statements (continued)

(In Thousands)

10. Subsequent Events (continued)

On September 3, 2013, the Company along with other specified related parties entered into a credit agreement (the “Credit Agreement”). The Credit Agreement consists of a $33.0 million senior secured term loan, which was funded on September 3, 2013, and a senior secured asset-based revolving credit facility of up to $10 million, but which will not be funded until certain conditions precedent have been met under the Credit Agreement. The Credit Agreement expires on September 4, 2018 or earlier in the case of an Event of Default as defined per the Credit Agreement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses in connection with the issuance and distribution of the securities to be registered:

Item	Amount (1)
SEC Registration Fee	$0
Printing fee	$0
NYSE Listing fee	$0
Accounting fees and expenses	$0
Transfer Agent fee	$0
Legal fees and expenses	$0
Miscellaneous	$0

Total	$0

(1)	Newcastle Investment Corp. is bearing all expenses incurred in connection with the issuance and distribution of the securities registered under this registration statement.

Item 14.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, as amended (the “DGCL”), allows a corporation to eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies if (i) such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

The Company’s amended and restated certificate of incorporation states that no director shall be personally liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it exists or may be amended. A director is also not exempt from liability for any transaction from which he or she derived an improper personal benefit, or for violations of Section 174 of the DGCL. To the maximum extent permitted under Section 145 of the DGCL, our amended and restated certificate of incorporation authorizes us to indemnify any and all persons whom we have the power to indemnify under the law.

Our amended and restated bylaws provide that the Company will indemnify, to the fullest extent permitted by the DGCL, each person who was or is made a party or is threatened to be made a party in any legal proceeding by reason of the fact that he or she is or was a director or officer of the Company or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. However, such indemnification is permitted only if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Indemnification is authorized on a case-by-case basis by (1) our board of directors by a majority vote of disinterested directors, (2) a committee of the disinterested directors, (3) independent legal counsel in a written opinion if (1) and (2) are not available, or if disinterested directors so direct, or (4) the stockholders. Indemnification of former directors or officers shall be determined by any person authorized to act on the matter on our behalf. Expenses incurred by a director or officer in defending against such legal proceedings are payable before the final disposition of the action, provided that the director or officer undertakes to repay us if it is later determined that he or she is not entitled to indemnification.

Upon the completion of the Distribution, the Company plans to enter into separate indemnification agreements with its directors and officers, substantially in the form of the indemnification agreement filed as an exhibit to the Registration Statement on Form S-1. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and amended and restated bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and amended and restated bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.	Recent Sales of Unregistered Securities.

In connection with the restructuring of GateHouse Media Inc. and its consolidated subsidiaries (“GateHouse”), on November 26, 2013, the effective date of the restructuring (the “Effective Date”), New Media Investment Group Inc. (“New Media”) issued 30,000,000 shares of common stock, par value, $0.01 per share, of New Media (the “Common Stock”) pursuant to its Joint Prepackaged Chapter 11 Plan (as modified, amended or supplemented from time to time, the “Plan”) in accordance with Section 1145(a)(1) of the U.S. Bankruptcy Code (the “Bankruptcy Code”).

Additionally, on the Effective Date, New Media issued 1,362,479 10-year warrants at a strike price of $46.35 per share to the former equity holders of GateHouse pursuant to the Plan in accordance with Section 1145(a)(2) of the Bankruptcy Code. See “Summary—Recent Developments,” “The Spin-off and Restructuring” and “Restructuring Agreements” included in the Prospectus to this Registration Statement on Form S-1.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits: The list of Exhibits is set forth beginning on page II-6 of this Registration Statement and is incorporated herein by reference.

(b) Financial Statement Schedules

Schedule II—Valuation and Qualifying Accounts.

GateHouse Media, Inc.

Valuation and Qualifying Accounts

(In Thousands)

	Balance at Beginning of Period	Charges to Earnings	Charges to Other Accounts		Deductions		Balance at End of Period
Allowance for doubtful accounts
Year ended December 30, 2012	$2,976	$2,304	$—		$(2,824	)(1)	$2,456
Year ended January 1, 2012	$3,260	$3,093	$—		$(3,377	)(1)	$2,976
Year ended December 31, 2010	$4,569	$3,624	$—		$(4,933	)(1)	$3,260
Deferred tax valuation allowance
Year ended December 30, 2012	$432,954	$11,795	$(159	)(2)	$—		$444,590
Year ended January 1, 2012	$430,247	$6,551	$(3,844	)(2)	$—		$432,954
Year ended December 31, 2010	$419,267	$5,617	$5,363	(2)	$—		$430,247

(1)	Amounts are primarily related to the write off of fully reserved accounts receivable.
(2)	Amount is primarily related to the change in derivative value and is recorded in accumulated other comprehensive income (loss).

All other schedules are omitted because the conditions requiring their filing do not exist, or because the required information is provided in the consolidated financial statements, including the notes thereto.

Item 17.	Undertakings.

(a)(1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, New Media Investment Group Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on January 28, 2014.

NEW MEDIA INVESTMENT GROUP INC.

By:	/s/ Michael E. Reed
	Name:	Michael E. Reed
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Michael E. Reed Michael E. Reed	Chief Executive Officer and Director (principal executive officer)	January 28, 2014

* Gregory Freiberg	Chief Financial Officer and Chief Accounting Officer (principal financial officer and principal accounting officer)	January 28, 2014

* Wesley R. Edens	Chairman and Director	January 28, 2014

* Kevin M. Sheehan	Director	January 28, 2014

* Theodore P. Janulis	Director	January 28, 2014

* Laurence Tarica	Director	January 28, 2014

*By:	/s/ Michael E. Reed
Michael E. Reed as Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit	Included Herewith	Incorporated by Reference
			Form	Exhibit	Filing Date

2.1	Share Purchase Agreement, dated as of January 28, 2007, by and among SureWest Communications, as Seller, SureWest Directories and GateHouse Media, Inc., as Purchaser		8-K	2.1	March 1, 2007

2.2	Stock and Asset Purchase Agreement, dated as of March 13, 2007, by and between GateHouse Media Illinois Holdings, Inc., as Buyer, and The Copley Press, Inc., as Seller		8-K	2.1	April 11, 2007

2.3	Amended and Restated Asset Purchase Agreement, dated April 12, 2007, by and among Gannett Satellite Information Network, Inc., Gannett River States Publishing Corporation, Pacific and Southern Company, Inc., Federated Publications, Inc., Media West—GSI, Inc., Media West—GRS, Inc., as Sellers, and GateHouse Media Illinois Holdings, Inc., as Buyer, and GateHouse Media, Inc., as Buyer guarantor		8-K	2.1	May 8, 2007

2.4	Asset Purchase Agreement, dated April 12, 2007, by and among Gannett Satellite Information Network, Inc., Media West—GSI, Inc., as Sellers, GateHouse Media Illinois Holdings, Inc., as Buyer, and GateHouse Media, Inc., as Buyer guarantor		8-K	2.2	May 8, 2007

2.5	Asset Purchase Agreement, dated June 28, 2007, by and among GateHouse Media, Inc., GateHouse Media West Virginia Holdings, Inc., GateHouse Media Illinois Holdings, Inc., Champion Publishing, Inc. and Champion Industries, Inc.		S-1/A	2.9	July 13, 2007

2.6	Asset Purchase Agreement, dated October 23, 2007, by and among GateHouse Media Operating, Inc., as Buyer, GateHouse Media, Inc., as Buyer guarantor, Morris Communications Company LLC, Morris Publishing Group, LLC, MPG Allegan Property, LLC, Broadcaster Press, Inc., MPG Holland Property, LLC, The Oak Ridger, LLC, and Yankton Printing Company, as Sellers, and Morris Communications Company, LLC, as Sellers’ guarantor		8-K	2.1	December 3, 2007

2.7	Stock Purchase Agreement dated as of June 28, 2013 by and among Dow Jones Ventures VII, Inc., Dow Jones Local Media Group, Inc., Newcastle Investment Corp. and Dow Jones & Company, Inc.		10/A	2.7	November 8, 2013

2.8	Debtors’ Joint Prepackaged Chapter 11 Plan		10/A	2.8	November 8, 2013

2.9	Debtors’ Findings of Fact and Conclusions of Law and Order Approving Debtors’ Disclosure Statement For, and Confirming, Debtors’ Joint Prepackaged Chapter 11 Plan		10/A	2.9	November 8, 2013

Exhibit No.	Description of Exhibit	Included Herewith	Incorporated by Reference
			Form	Exhibit	Filing Date

3.1#	Amended and Restated Certificate of Incorporation of New Media Investment Group Inc.

3.2#	Amended and Restated Bylaws of New Media Investment Group Inc.

4.1	Form of Investor Rights Agreement by and among GateHouse Media, Inc. and FIF III Liberty Holdings LLC		S-1/A	4.2	October 11, 2006

4.2	Restructuring Support Agreement, dated September 3, 2013, by and among GateHouse Media, Inc. and certain subsidiaries of GateHouse, Newcastle Investment Corp, as Plan Sponsor, each of the Participating Creditors, and Cortland Products Corp., in its capacity as administrative agent under the Credit Agreement		8-K	4.1	September 10, 2013

4.3	Investment Commitment Letter, dated September 3, 2013, by and among GateHouse Media, Inc. and certain of its subsidiaries that are signatories thereto and Newcastle Investment Corp.		8-K	4.2	September 10, 2013

4.4	Credit Amendment, dated as of September 3, 2013, by and among GateHouse Media Holdco, Inc. (“Holdco”), GateHouse Media Operating, Inc., GateHouse Media Massachusetts I, Inc., GateHouse Media Massachusetts II, Inc. and ENHE Acquisition, LLC, those subsidiaries of Holdco party hereto as Guarantors and the Required Lenders party hereto		8-K	4.3	September 10, 2013

4.5	Form of Registration Rights Agreement between New Media Investment Group Inc. and Omega Advisors, Inc.		10/A	4.5	November 8, 2013

4.6	Amendment to Investment Commitment Letter dated October 25, 2013 by and among GateHouse Media, Inc., certain of its subsidiaries and Newcastle Investment Corp.		10/A	4.6	November 8, 2013

4.7#	Global Warrant Certificate of New Media Investment Group Inc. (included herewith in Exhibit 10.27)

4.8#	Global Warrant Certificate of New Media Investment Group Inc. (amended) (included herewith in Exhibit 10.37)	X

5.1#	Opinion of Cleary Gottlieb Steen & Hamilton LLP

*10.1	GateHouse Media, Inc. Omnibus Stock Incentive Plan		S-1/A	10.1	October 11, 2006

*10.2	Form of Restricted Share Award Agreement under the GateHouse Media, Inc. Omnibus Stock Incentive Plan (three-year vesting)		10-K	10.2	March 17, 2008

*10.3	Form of Restricted Share Award Agreement under the GateHouse Media, Inc. Omnibus Stock Incentive Plan (April 15, 2008 vesting)		10-K	10.3	March 17, 2008

*10.4	Liberty Group Publishing, Inc. Publisher’s Deferred Compensation Plan		S-1	10.2	July 21, 2006

Exhibit No.	Description of Exhibit	Included Herewith	Incorporated by Reference
			Form	Exhibit	Filing Date

*10.5	Liberty Group Publishing, Inc. Executive Benefit Plan		S-1	10.3	July 21, 2006

*10.6	Liberty Group Publishing, Inc. Executive Deferral Plan		S-1	10.4	July 21, 2006

*10.7	Employment Agreement, dated as of January 3, 2006, by and among Liberty Group Publishing, Inc., Liberty Group Operating, Inc. and Michael E. Reed		S-1	10.8	July 21, 2006

*10.8	Employment Agreement, dated as of May 1, 2006, by and among GateHouse Media, Inc., GateHouse Media Operating, Inc. and Polly G. Sack		S-1	10.12	July 21, 2006

*10.9	Management Stockholder Agreement, dated as of January 29, 2006, by and between Liberty Group Publishing, Inc., FIF III Liberty Holdings LLC and Michael E. Reed		S-1	10.13	July 21, 2006

*10.10	Management Stockholder Agreement, dated as of May 17, 2006, by and between GateHouse Media, Inc., FIF III Liberty Holdings LLC and Polly G. Sack		S-1	10.19	July 21, 2006

10.11	Form of Indemnification Agreement to be entered into by New Media Investment Group Inc. with each of its executive officers and directors		10/A	10.11	November 8, 2013

10.12	License Agreement, dated as of February 28, 2007, by and between SureWest Communications and GateHouse Media, Inc.		8-K	10.1	March 1, 2007

10.13	Amended and Restated Credit Agreement, dated as of February 27, 2007, among GateHouse Media Holdco, Inc., as Holdco, GateHouse Media Operating, Inc., as the Company, GateHouse Media Massachusetts I, Inc., GateHouse Media Massachusetts II, Inc., and ENHE Acquisition, LLC, as Subsidiary Borrowers, the Domestic Subsidiaries of Holdco from time to time Parties thereto, as Guarantors, the Lenders Parties thereto, Goldman Sachs Credit Partners L.P., as Syndication Agent, Morgan Stanley Senior Funding, Inc., and BMO Capital Markets Financing, Inc., as co-documentation Agents and Cortland Products Corp., as successor to Wells Fargo Bank, as Administrative Agent, Wachovia Capital Markets, LLC, as Goldman Sachs Credit Partners, L.P., General Electric Capital Corporation and Morgan Stanley Senior Funding, Inc., as Joint Lead Arrangers and Joint Book Runners		8-K	10.1	March 1, 2007

Exhibit No.	Description of Exhibit	Included Herewith	Incorporated by Reference
			Form	Exhibit	Filing Date

10.14	Amended and Restated Security Agreement, dated as of February 28, 2007, among GateHouse Media Holdco, Inc., as Holdco, GateHouse Media Operating, Inc., as the Company, GateHouse Media Massachusetts I, Inc., GateHouse Media Massachusetts II, Inc., and ENHE Acquisition, LLC, as Subsidiary Borrowers, the Domestic Subsidiaries of Holdco from time to time Parties thereto, as Guarantors, and Wells Fargo Bank, as Administrative Agent, Wachovia Capital Markets, LLC, as Goldman Sachs Credit Partners, L.P., General Electric Capital Corporation and Morgan Stanley Senior Funding, Inc., as Joint Lead Arrangers and Joint Book Runners		8-K	10.2	March 1, 2007

10.15	Amended and Restated Pledge Agreement, dated as of February 28, 2007, among GateHouse Media Holdco, Inc., as Holdco, GateHouse Media Operating, Inc., as the Company, GateHouse Media Massachusetts I, Inc., GateHouse Media Massachusetts II, Inc., and ENHE Acquisition, LLC, as Subsidiary Borrowers, the Domestic Subsidiaries of Holdco from time to time Parties thereto, as Guarantors, and Wells Fargo Bank, as Administrative Agent, for the several banks and other financial institutions as may from time to time becomes parties to such Credit Agreement		8-K	10.3	March 1, 2007

10.16	First Amendment to Amended and Restated Credit Agreement, dated as of May 7, 2007, by and among GateHouse Media Holdco, Inc., as Holdco, GateHouse Media Operating, Inc., as the Company, GateHouse Media Massachusetts I, Inc., GateHouse Media Massachusetts II, Inc. and ENHE Acquisition, LLC, as Subsidiary Borrowers, the Domestic Subsidiaries of Holdco from time to time Parties thereto, as Guarantors, the Lenders Parties thereto, and Wells Fargo Bank, as Administrative Agent		8-K	99.1	May 11, 2007

10.17	Underwriting Agreement, dated July 17, 2007, among GateHouse Media, Inc. and Goldman, Sachs & Co., Wachovia Capital Markets, LLC and Morgan Stanley & Co. Incorporated		8-K	1.1	July 18, 2007

10.18	Second Amendment to Amended and Restated Credit Agreement, dated as of February 3, 2009, by and among GateHouse Media Holdco, Inc., as Holdco, GateHouse Media Operating, Inc., as the Company, GateHouse Media Massachusetts I, Inc., GateHouse Media Massachusetts II, Inc. and ENHE Acquisition, LLC, as Subsidiary Borrowers, the Domestic Subsidiaries of Holdco from time to time Parties thereto, as Guarantors, the Lenders Parties thereto, and Wells Fargo Bank, as Administrative Agent		8-K	99.1	February 5, 2009

Exhibit No.	Description of Exhibit	Included Herewith	Incorporated by Reference
			Form	Exhibit	Filing Date

*10.19	Offer letter dated December 23, 2008, between GateHouse Media, Inc., and Melinda A. Janik		10-K	10.23	March 13, 2009

*10.20	Employment Agreement dated as of January 9, 2009, by and among GateHouse Media, Inc., GateHouse Media Operating Inc., and Kirk Davis		8-K	10.1	January 9, 2009

*10.21	Offer letter dated February 4, 2008, between GateHouse Media, Inc., and Mark Maring		10-Q	10.1	November 7, 2008

*10.22	Form of amendment to Employment Agreement for Michael E. Reed		10-K	10.22	March 8, 2012

*10.23	Form of amendment to Employment Agreement for Kirk Davis		10-K	10.23	March 8, 2012

*10.24	Form of Employment Agreement by and among GateHouse Media, Inc., GateHouse Operating, Inc. and Melinda A. Janik		10-K	10.24	March 8, 2012

*10.25	Form of amendment to Employment Agreement for Polly G. Sack		10-K	10.25	March 8, 2012

10.26	Agency Succession and Amendment Agreement, dated as of March 30, 2011 by and among GateHouse Media Holdco, Inc., GateHouse Media Operating, Inc., GateHouse Media Massachusetts I, Inc., GateHouse Media Massachusetts II, Inc., ENHE Acquisition, LLC, each of those domestic subsidiaries of Holdco identified as a “Guarantor” on the signature pages of the Credit Agreement, Wells Fargo Bank, N.A., successor-by-merger to Wachovia Bank, National Association, as the resigning Administrative Agent, and the Successor Agent		8-K	99.1	April 7, 2011

10.27#	Warrant Agreement dated as of November 26, 2013 between New Media Investment Group Inc. and American Stock Transfer & Trust Company, LLC

10.28	Form of Management Agreement between New Media Investment Group Inc. and FIG LLC		10	10.28	September 27, 2013

10.29#	Contribution Agreement dated November 26, 2013 between Newcastle Investment Corp. and New Media Investment Group Inc.

10.30	Form of Cooperation Agreement between Newcastle Investment Corp. and New Media Investment Group Inc.		10/A	10.30	November 8, 2013

10.31	Form of Assignment Agreement between Newcastle Investment Corp. and New Media Investment Group Inc.		10/A	10.31	November 8, 2013

Exhibit No.	Description of Exhibit	Included Herewith	Incorporated by Reference
			Form	Exhibit	Filing Date

10.32#	GateHouse Management and Advisory Agreement, dated as of November 26, 2013 between GateHouse Media, Inc., certain wholly-owned subsidiaries of GateHouse Media, Inc, and New Media Investment Group Inc.

10.33#	Revolving Credit, Term Loan and Security Agreement, dated as of November 26, 2013 by and among GateHouse Media, Inc., GateHouse Media Intermediate Holdco, Inc., certain wholly-owned subsidiaries of GateHouse Media Intermediate Holdco, Inc., PNC Bank, National Association, as the administrative agent, Crystal Financial LLC, as term loan B agent, and each of the lenders party thereto

10.34#	Term Loan and Security Agreement dated November 26, 2013 by and among GateHouse Media, Inc., GateHouse Media Intermediate Holdco Inc., certain wholly-owned subsidiaries of GateHouse Media Intermediate Holdco, Inc., Mutual Quest Fund and each of the lenders party thereto

10.35#	Management and Advisory Agreement dated August 27, 2013 between Local Media Group Holdings LLC and GateHouse Media, Inc.

*10.36#	Form of New Media Investment Group Inc. Nonqualified Stock Option and Incentive Award Plan

10.37	Amended and Restated Warrant Agreement dated January 15, 2014 between New Media Investment Group Inc. and American Stock & Transfer Company, LLC	X

16.1	Letter from KPMG LLP to the Securities and Exchange Commission dated April 13, 2007		8-K/A	16.1	April 13, 2007

21.1	Subsidiaries of New Media Investment Group Inc.	X

23.1#	Consent of Cleary Gottlieb Steen & Hamilton (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP relating to the audited balance sheet of New Media Investment Group Inc.	X

23.3	Consent of Ernst & Young LLP relating to the consolidated financial statements and schedule of GateHouse Media, Inc.	X

Exhibit No.	Description of Exhibit	Included Herewith	Incorporated by Reference
			Form	Exhibit	Filing Date

23.4	Consent of Ernst & Young LLP relating to the combined financial statements of Dow Jones Local Media Group, Inc.	X

24.1#	Powers of Attorney (included on signature page)

24.2#	Power of Attorney of Theodore P. Janulis

24.3#	Power of Attorney of Laurence Tarica

24.4#	Power of Attorney of Gregory Freiberg

For purposes of the incorporation by reference of documents as Exhibits, all references to Forms 10-K, 10-Q and 8-K of GateHouse Media, Inc. refer to Forms 10-K, 10-Q and 8-K of GateHouse Media, Inc. filed with the Commission under Commission file number 001-33091, all references to Forms S-1 and S-1/A of GateHouse Media, Inc. refer to Forms S-1 and S-1/A of GateHouse Media, Inc. filed with the Commission under Registration Number 333-135944 and all references to Forms 10 and 10/A of New Media Investment Group Inc. refer to Forms 10 and 10/A of New Media Investment Group Inc. filed with the Commission under Commission file number 001-36097.

†	To be filed by amendment.
*	Management contracts and compensatory plans or arrangements.
#	Previously filed.